As filed with the Securities and Exchange Commission on February 3, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Cottonwood Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)
Maryland (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	61-1805524 (I.R.S. Employer Identification Number)
1245 Brickyard Rd., Suite 250
Salt Lake City, Utah 84106
(801) 278-0700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Enzio Cassinis
Chief Executive Officer and President
Cottonwood Communities, Inc.
1245 Brickyard Rd., Suite 250
Salt Lake City, Utah 84106
(801) 278-0700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
With copies to:
Darryl Steinhause, Esq. Robert H. Bergdolt, Esq. Laura K. Sirianni, Esq. DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 (919) 786-2000	Gilbert G. Menna, Esq. Blake Liggio, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 Tel: (617) 570-1000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)  ☐
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(5)	Amount of registration fee(6)
Class A Common Stock, par value $0.01 per share	448,212(1)	$10.00(4)	$4,482,120	$489
CCI Series 2016 Preferred Stock, par value $0.01 per share	14,149,944(2)	$10.00	$141,499,440	$15,438
CCI Series 2017 Preferred Stock, par value $0.01 per share	258,550(3)	$10.00	$2,585,500	$282
Total				$16,209
(1)
Represents the estimated maximum number of shares of common stock, par value $0.01 per share, of the Registrant to be issued in connection with the merger described herein based on the product of (i) 213,434.12 shares of Cottonwood Residential II, Inc, non-voting common stock, par value $0.01 per share, outstanding as of January 26, 2021 multiplied by an assumed exchange ratio of 2.10 shares of Cottonwood Communities, Inc. for each share of Cottonwood Residential II, Inc. common stock.

(2)
Represents the estimated maximum number of shares of Series 2016 preferred stock, par value $0.01 per share, of the Registrant (“CCI Series 2016 Preferred Stock”) to be issued in connection with the merger described herein based on the right to receive one share of CCI Series 2016 Preferred Stock for each of the 14,149,943.36 shares of Cottonwood Residential II, Inc. Series 2016 preferred stock, par value $0.01 per share (“CRII Series 2016 Preferred Stock”), outstanding as of January 26, 2021.

(3)
Represents the estimated maximum number of shares of Series 2017 preferred stock, par value $0.01 per share, of the Registrant (“CCI Series 2017 Preferred Stock”) to be issued in connection with the merger described herein based on the right to receive one share of CCI Series 2016 Preferred Stock for each of the 258,550 shares of Cottonwood Residential II, Inc. Series 2017 preferred stock, par value $0.01 per share (“CRII Series 2017 Preferred Stock”), outstanding as of January 26, 2021.

(4)
There is no established market for the Registrant’s shares of common stock. The estimated value per share of the Registrant’s Class A common stock is $10.00, based solely on the last price paid to acquire a share of the Registrant’s Class A common stock in the Registrant’s suspended initial public offering in December 2020.

(5)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f)(2) under the Securities Act.
(6)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1 million of the proposed maximum aggregate offering price.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.
PRELIMINARY – SUBJECT TO COMPLETION – DATED FEBRUARY [•], 2021

NOTICE OF ACTION BY WRITTEN CONSENT AND INFORMATION STATEMENT
To the Stockholders of Cottonwood Residential II, Inc.:
This notice of action by written consent and the accompanying information statement/prospectus are being furnished to the holders of non-voting common stock and preferred stock of Cottonwood Residential II, Inc. (“CRII”).
On January 26, 2021, CRII, Cottonwood Residential O.P., LP (“CROP”), CRII’s operating partnership, Cottonwood Communities, Inc. (“CCI”), Cottonwood Communities O.P., LP (“CCOP”), CCI’s operating partnership, and Cottonwood Communities GP Subsidiary, LLC, a wholly owned subsidiary of CCI (“Merger Sub”), entered into an Agreement and Plan of Merger (the “CRII Merger Agreement”) pursuant to which (i) CRII will merge with and into Merger Sub (the “CRII Merger”), with Merger Sub surviving the CRII Merger, such that following the CRII Merger, the surviving entity will continue as a wholly owned subsidiary of CCI, and (ii) CCOP will merge with and into CROP (the “CROP Merger”), with CROP surviving the CROP Merger. At such time, the separate existence of CRII and CCOP will cease.
The CRII Merger Agreement was entered into after a thorough due diligence and negotiation process conducted by a special committee of CRII’s board of directors (the “CRII Transaction Committee”), with the assistance of its advisors, and a special committee of CCI’s board of directors (the “CCI Special Committee”), with the assistance of its advisors. Both the CRII Transaction Committee and the CCI Special Committee are comprised solely of directors independent of management. The board of directors of each of CRII and CCI, based on the unanimous recommendation of the CRII Transaction Committee and CCI Special Committee, respectively, each unanimously approved the CRII Merger. The obligations of CRII and CCI to effect the CRII Merger and of CROP and CCOP to effect the CROP Merger are subject to the satisfaction or waiver of several conditions set forth in the CRII Merger Agreement and described in this information statement/prospectus.
On January 26, 2021, CCI, CCOP and Merger Sub also entered into an Agreement and Plan of Merger with Cottonwood Multifamily REIT I, Inc. (“CMRI”) and Cottonwood Multifamily REIT I O.P., LP (“CMRI OP”), CMRI’s operating partnership, whereby CMRI will merge with and into Merger Sub, with Merger Sub surviving the merger, and CMRI OP will merge with and into CCOP or its successor, with CCOP or its successor surviving the merger. CCI’s proposed merger with CMRI and CCOP’s proposed merger with CMRI OP are referred to herein as the “CMRI Merger.” The consummation of the CRII Merger is not contingent upon the completion of the CMRI Merger, and the consummation of the CMRI Merger is not contingent upon the completion of the CRII Merger; however, under certain circumstances, CMRI may opt not to close if the CRII Merger does not occur.
On January 26, 2021, CCI, CCOP and Merger Sub also entered into an Agreement and Plan of Merger with Cottonwood Multifamily REIT II, Inc. (“CMRII”) and Cottonwood Multifamily REIT II O.P., LP (“CMRII OP”), CMRII’s operating partnership, whereby CMRII will merge with and into Merger Sub, with Merger Sub surviving the merger, and CMRII OP will merge with and into CCOP or its successor, with CCOP or its successor surviving the merger. CCI’s proposed merger with CMRII and CCOP’s proposed merger with CMRII OP are referred to herein as the “CMRII Merger” and collectively with the CRII Merger and the CMRI Merger as the “Mergers.” The consummation of the CRII Merger is not contingent upon the completion of the CMRII Merger, and the consummation of the CMRII Merger is not contingent upon the completion of the CRII Merger; however, under certain circumstances, CMRII may opt not to close if the CRII Merger does not occur.
Pursuant to the CRII Merger Agreement, at the effective time of the CRII Merger (the “Effective Time”), (i) each share of common stock of CRII (the “CRII Common Stock”) issued and outstanding immediately prior to the Effective Time will convert into the right to receive 2.015 shares of common stock of CCI, (ii) each share of Series 2016 preferred stock of CRII issued and outstanding immediately prior to the Effective Time will convert into the right to receive one share of Series 2016 preferred stock of CCI and (iii) each share of Series 2017 preferred stock of CRII issued and outstanding immediately prior to the Effective Time will convert into the right to receive one share of Series 2017 preferred stock of CCI. The CRII Merger consideration described above was determined based on a thorough review of the relative valuation of each company by the CCI Special Committee, the CRII Transaction Committee and their respective financial advisors. See “The CRII Merger” beginning on page [102] of this information statement/prospectus for more information about the determination of the merger consideration.
The board of directors of CRII thoroughly reviewed and considered the terms and conditions of the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement and, based on the recommendation of the CRII Transaction Committee, unanimously (i) determined that the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement are advisable and in the best interests of CRII and its stockholders (other than CRII’s management and certain of its affiliates), (ii) authorized and approved the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement on the terms and subject to the conditions set forth in the CRII Merger Agreement, (iii) directed the approval of the CRII Merger Agreement, the CRII Merger and the other transactions contemplated in the CRII Merger Agreement be submitted to the holders of the voting common stock of CRII (the “CRII Voting Common Stock”) for consideration and (iv) recommended the approval of the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement by the holders of the CRII Voting Common Stock.
Pursuant to Section 3-105 of the Maryland General Corporation Law (the “MGCL”) and CRII’s articles of incorporation, as amended, the approval of the CRII Merger by CRII’s stockholders requires the affirmative vote of the holders of a majority of outstanding shares of CRII Voting Common Stock. All shares of the CRII Voting Common Stock are held by Cottonwood Residential Holdings, LLC. Under the terms of a voting agreement dated January 26, 2021 with CCI (the “Voting Agreement”), Cottonwood Residential Holdings, LLC and the beneficial holders of the CRII Voting Common Stock have delivered an irrevocable proxy to CCI with respect to their CRII Voting Common Stock to vote in favor of or act by written consent to approve the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement. Accordingly, the approval of the CRII Merger by CRII’s stockholders will be effected in accordance with Section 3-105 of the MGCL. No further approval of CRII’s stockholders will be required to adopt or approve the CRII Merger Agreement, the CRII Merger or the other transactions contemplated by the CRII Merger Agreement. As a result, CRII has not solicited and will not be soliciting your vote for approving the CRII Merger of the CRII Merger Agreement and does not intend to call a meeting of stockholders for purposes of voting on the approval of the CRII Merger Agreement or the CRII Merger.
This notice of action by written consent and the accompanying information statement/prospectus constitutes CRII’s notice to you that the CRII Merger and the CRII Merger Agreement will be approved by the holders of the CRII Voting Common Stock by unanimous written consent in lieu of a meeting in accordance with Section 2-505 of the MGCL. No dissenter’s or appraisal rights will be available with respect to the CRII Merger and the other transactions contemplated by the CRII Merger Agreement, including any remedy under Section 3-201 et seq. of the MGCL.
The information statement/prospectus accompanying this letter provides you with more specific information regarding the CRII Merger, the CRII Merger Agreement and the other transactions contemplated by the CRII Merger Agreement. We encourage you to carefully read the information statement/prospectus, including “Risk Factors” beginning on page [28] and the CRII Merger Agreement attached as Annex A to the information statement/prospectus.
Sincerely,

Daniel Shaeffer Chief Executive Officer
Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the CRII Merger or the securities to be issued under this information statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this information statement/prospectus. Any representation to the contrary is a criminal offense.
This document and the accompanying information statement/prospectus is dated [•], 2021 and it is first being mailed to the CRII stockholders on or about [•], 2021.

ADDITIONAL INFORMATION
Certain business and financial information about CCI included in reports and documents filed with the Securities and Exchange Commission have not been included in this information statement/prospectus. This information is available on, or may be accessed through, CCI’s website at www.cottonwoodcommunities.com. CCI’s public filings are also available at www.sec.gov. Information included on, or that may be accessed through, these websites is not incorporated by reference into this information statement/prospectus.
CRII does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and accordingly does not file documents with the Securities and Exchange Commission.
For more details, see “Where You Can Find More Information” on page [205].
ABOUT THIS DOCUMENT
This information statement/prospectus, which forms part of a Registration Statement on Form S-4 filed by CCI (File No. 333-  ) with the Securities and Exchange Commission, constitutes a prospectus of CCI for purposes of the Securities Act of 1933 with respect to the shares of CCI common stock and CCI preferred stock to be issued to the CRII stockholders in exchange for shares of CRII common stock and CRII preferred stock pursuant to the CRII Merger Agreement. This information statement/prospectus also constitutes an information statement for CRII under the Securities Act of 1934. In addition, this information statement/prospectus constitutes notice to the holders of CRII non-voting common stock under Section 3-105 of the Maryland General Corporation Law of the actions that will be taken by written consent by the holders of CRII Voting Common Stock without a meeting of stockholders.
You should rely only on the information contained in this information statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this information statement/prospectus. This information statement/prospectus is dated [•], 2021. You should not assume that the information contained in this information statement/prospectus is accurate as of any date other than the date of this information statement/prospectus. Neither the mailing of this information statement/prospectus to the CRII stockholders nor the issuance by CCI of shares of CCI common stock and CCI preferred stock to the CRII stockholders pursuant to the CRII Merger Agreement will create any implication to the contrary.
This information statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a written consent in any jurisdiction in which or from any person or entity to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this information statement/prospectus regarding CCI has been provided by CCI and information contained in this information statement/prospectus regarding CRII has been provided by CRII.

i

TABLE OF CONTENTS(continued)
ii

TABLE OF CONTENTS(continued)
ANNEXES
Annex A – Agreement and Plan of Merger
Annex B – Opinion of CRII Transaction Committee’s Financial Advisor
Annex C – CRII Audited Consolidated Financial Statements for the period ending December 31, 2019
Annex D – CRII Unaudited Interim Consolidated Financial Statements for the period ending September 30, 2020
Annex E – CCI Annual Report
Annex F – CCI Quarterly Report
Annex G – CMRI Audited Consolidated Financial Statements for the period ending December 31, 2019
Annex H – CMRI Unaudited Interim Consolidated Financial Statements for the period ending September 30, 2020
Annex I – CMRII Audited Consolidated Financial Statements for the period ending December 31, 2019
Annex J – CMRII Unaudited Interim Consolidated Financial Statements for the period ending September 30, 2020
iii

QUESTIONS AND ANSWERS
The following are answers to some questions that CRII stockholders may have regarding the proposed merger transaction between CRII and CCI and the other transactions contemplated by the CRII Merger Agreement. CRII and CCI urge you to read carefully this entire information statement/prospectus, including the Annexes, because the information in this section does not provide all of the information that might be important to you.
Unless stated otherwise, all references in this information statement/prospectus to:
1.
“Acquisition Proposal” generally means any bona fide proposal or offer, whether in one transaction or a series of related transactions, relating to any (i) merger, consolidation, share exchange, business combination or similar transaction involving CRII or any significant CRII subsidiary, (ii) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of CRII or any of its subsidiaries representing 20% or more of the consolidated assets of CRII, (iii) issue, sale or other disposition by CRII or CROP of securities representing 20% or more of the outstanding CROP Partnership Units, (iv) tender offer or exchange offer in which any person or group will acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding CROP Partnership Units, or (v) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CRII in which a third party will acquire beneficial ownership of 20% or more of the outstanding shares of CROP Partnership Units.

2.	“Amended and Restated Advisory Agreement” are to the Amended and Restated Advisory Agreement to be entered into by CCI, CROP and CCI Advisor following the CRII Merger;
3.
“Amended and Restated CROP Partnership Agreement” are to the Fifth Amended and Restated Limited Partnership Agreement of CROP to be entered into effective as of the closing of the CROP Merger, subject to the CROP Partner Approvals;

4.	“CC Advisors Promote” are to Cottonwood Communities Advisors Promote, LLC, a Delaware limited liability company;
5.	“CCA” are to Cottonwood Communities Advisors, LLC, a Delaware limited liability company, the sole owner of CCI Advisor and the asset managers of CMRI and CMRII;
6.	“CCA Note” are to the Amended and Restated Promissory Note of CCA dated January 1, 2021 in favor of CROP in the amount of $13 million;
7.
“CCA Note Distribution” are to the distribution by CROP of the CCA Note to the holders of the CROP Participating Partnership Units and the subsequent distribution by CRII of its share of the CCA Note to its common stockholders;

8.	“CCI” are to Cottonwood Communities, Inc., a Maryland corporation;
9.	“CCI Advisor” are to CC Advisors III, LLC, a Delaware limited liability company, a wholly owned subsidiary of CCA and the advisor to CCI and CCOP;
10.	“CCI Advisory Agreement” are to the Advisory Agreement dated as of August 13, 2020 among CCI, CCOP and CCI Advisor, as may be amended;
11.	“CCI Board” are to the board of directors of CCI;
12.	“CCI Bylaws” are to the bylaws of CCI;
13.	“CCI Charter” are to the Articles of Amendment and Restatement of CCI, as supplemented and amended;
14.
“CCI Common Stock” are to the shares of Class A common stock, $0.01 par value per share, of CCI, and where applicable in this information statement/prospectus, may also include the shares of Class T common stock, $0.01 per share, of CCI;

15.	“CCI Parties” are to CCI, CCOP and Merger Sub;
16.	“CCI Series 2016 Preferred Stock” are to the shares of Series 2016 preferred stock, $0.01 par value per share, of CCI, which will be issued to the holders of the CRII Series 2016 Preferred Stock;

17.	“CCI Series 2017 Preferred Stock” are to the shares of Series 2017 preferred stock, $0.01 par value per share, of CCI, which will be issued to the holders of the CRII Series 2017 Preferred Stock;
18.	“CCI Series 2019 Preferred Stock” are to the shares of Series 2019 preferred stock, $0.01 par value per share, of CCI;
19.	“CCI Special Committee” are to the special committee of the CCI Board that was formed by the CCI Board to consider the Mergers and the other transactions contemplated by the Merger Agreements;
20.	“CCOP” are to Cottonwood Communities O.P., LP., a Delaware limited partnership, the operating partnership of CCI;
21.	“CCOP Common Unit” are to the common limited partner units of CCOP as set forth in the CCOP Partnership Agreement;
22.	“CCOP General Partner Unit” are to the general partner units of CCOP issued to CCI as set forth in the CCOP Partnership Agreement;
23.	“CCOP LTIP Units” are to the limited partner units of CCOP designated as LTIP Units as set forth in the CCOP Partnership Agreement and the documentation pursuant to which the LTIP Units are granted;
24.	“CCOP Partnership Agreement” are to the Amended and Restated Limited Partnership Agreement of CCOP, dated as of February 1, 2020, as may be amended;
25.	“CCOP Series 2019 Preferred Units” are to the preferred limited partner units of CCOP designated as Series 2019 Preferred Units as set forth in the CCOP Partnership Agreement;
26.	“CCOP Special Limited Partner Interest” are to the limited partner interest in CCOP designated as a Special Limited Partner Interest as set forth in the CCOP Partnership Agreement;
27.	“CCOP Special LTIP Units” are to the CCOP LTIP Units designated as Special LTIP Units in the documentation pursuant to which the CCOP LTIP Units are granted;
28.
“CCMI” are to Cottonwood Communities Management, LLC, a Delaware limited liability company, a wholly owned subsidiary of Cottonwood Capital Management and the property manager of CCI, CCOP and their subsidiaries;

29.	“CMOF” are to Cottonwood Multifamily Opportunity Fund, Inc., a fund sponsored by CCPM II;
30.
“CCPM II” are to Cottonwood Capital Property Management II, LLC, a Delaware limited liability company, a wholly owned subsidiary of Cottonwood Capital Management and the property manager of CMRI, CMRI OP, CMRII, CMRII OP and their respective subsidiaries;

31.	“CMRI” are to Cottonwood Multifamily REIT I, Inc., a Maryland corporation;
32.
“CMRI Merger” are to the merger of CMRI with and into Merger Sub, with Merger Sub surviving the merger, pursuant to the CMRI Merger Agreement, and where applicable in this information statement/prospectus may also include the CMRI OP Merger;

33.	“CMRI Merger Agreement” are to the Agreement and Plan of Merger, dated as of January 26, 2021, by and among the CMRI, CMRI OP and the CCI Parties, as it may be amended from time to time;
34.	“CMRI OP” are to Cottonwood Multifamily REIT I O.P., LP, a Delaware limited partnership, the operating partnership of CMRI;
35.	“CMRI OP Merger” are to the merger of CMRI OP with and into CCOP or its successor, with CCOP or its successor surviving the merger, pursuant to the CMRI Merger Agreement;
36.	“CMRII” are to Cottonwood Multifamily REIT II, Inc., a Maryland corporation;
37.
“CMRII Merger” are to the merger of CMRII with and into Merger Sub, with Merger Sub surviving the merger, pursuant to the CMRII Merger Agreement, and where applicable in this information statement/prospectus may also include the CMRII OP Merger;

38.	“CMRII Merger Agreement” are to the Agreement and Plan of Merger, dated as of January 26, 2021, by and among CMRII, CMRII OP and the CCI Parties, as it may be amended from time to time;

39.	“CMRII OP” are to Cottonwood Multifamily REIT II O.P., LP, a Delaware limited partnership, the operating partnership of CMRII;
40.	“CMRII OP Merger” are to the merger of CMRII OP with and into CCOP or its successor, with CCOP or its successor surviving the merger, pursuant to the CMRII Merger Agreement;
41.	“Code” are to the Internal Revenue Code of 1986, as amended;
42.	“Combined Company” are to CCI and its consolidated subsidiaries (including the Surviving Entity) after the closing of the CRII Merger and the CROP Merger;
43.	“Cottonwood Capital Management” are to Cottonwood Capital Management, Inc., a wholly owned subsidiary of CROP and the owner of the CCMI and CCPM II;
44.	“CR Holdings” are to Cottonwood Residential Holdings, LLC, a Delaware limited liability, the sole owner of the CRII Voting Stock;
45.	“CRII” are to Cottonwood Residential II, Inc., a Maryland corporation;
46.	“CRII Board” are to the board of directors of CRII;
47.	“CRII Bylaws” are to the bylaws of CRII;
48.	“CRII Charter” are to the Articles of Incorporation of CRII, as supplemented and amended;
49.	“CRII Common Stock” are to the shares of common stock, $0.01 par value per share, of CRII;
50.
“CRII Merger” are to the merger of CRII with and into Merger Sub, with Merger Sub surviving the merger, pursuant to the CRII Merger Agreement, and where applicable in this information statement/prospectus may also include the CROP Merger;

51.
“CRII Merger Agreement” are to the Agreement and Plan of Merger, dated as of January 26, 2021, by and among CRII, CROP and the CCI Parties, as it may be amended from time to time, a copy of which is attached as Annex A to this information statement/prospectus;

52.	“CRII Non-Voting Common Stock” are to the shares of non-voting common stock, $0.01 par value per share, of CRII;
53.	“CRII Parties” are to CRII and CROP;
54.	“CRII Series 2016 Preferred Stock” are to the shares of Series 2016 preferred stock, $0.01 par value per share, of CRII;
55.	“CRII Series 2017 Preferred Stock” are to the shares of Series 2017 preferred stock, $0.01 par value per share, of CRII;
56.
“CRII Transaction Committee” are to the transaction committee of the CRII Board that was formed by the CRII Board to consider the CRII Merger and the other transactions contemplated by the CRII Merger Agreement;

57.	“CRII Voting Common Stock” are to the shares of voting common stock, $0.01 par value per share, of CRII;
58.
“CRII Voting Stockholder Approval” are to the approval of the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement by the holders of a majority of the outstanding CRII Voting Common Stock;

59.	“CROP” are to Cottonwood Residential O.P., LP, a Delaware limited partnership, the operating partnership of CRII;
60.	“CROP Common Units” are to the common limited partner units of CROP as set forth in the CROP Partnership Agreement;
61.	“CROP LTIP Units” are to the limited partner units of CROP designated as LTIP Units as set forth in the CROP Partnership Agreement and the documentation pursuant to which the LTIP Units are granted;

62.	“CROP Merger” are to the merger of CCOP with and into CROP, with CROP surviving the merger, pursuant to the CRII Merger Agreement;
63.
“CROP Participating Partnership Units” refers to the CROP Common Units, the CROP LTIP Units, the CROP Special LTIP Units (but only to the extent entitled to distributions under the CROP Partnership Agreement) or the CROP general partner units, and excludes any CROP preferred units;

64.
“CROP Partner Approvals” are to (i) the approval of the CROP Merger, the CRII Merger Agreement, the CROP Tax Protection Agreement, the Amended and Restated Advisory Agreement, the Pre-Merger Transactions and the other transactions contemplated by the CRII Merger Agreement by a majority of the outstanding CROP Common Units held by limited partners of CROP (other than CRII’s management and certain of its affiliates) and (ii) the approval of the CROP Merger and the Fifth Amended and Restated Limited Partnership Agreement of CROP by the holders of a majority of the outstanding CROP Common Units held by limited partners;

65.	“CROP Partnership Agreement” are to the Fourth Amended and Restated Agreement of Limited Partnership of CROP, dated December 1, 2015, as amended;
66.	“CROP Special LTIP Units” are to the CROP LTIP Units designated as Special LTIP Units in the documentation pursuant to which the CROP LTIP Units are granted;
67.
“CROP Unit Split” are to the split of each CROP Participating Partnership Unit issued and outstanding immediately prior to the CROP Merger into 2.015 CROP Participating Partnership Units, which will occur immediately prior to the effective time of the CROP Merger;

68.	“DLA Piper” are to DLA Piper LLP (US);
69.	“DRULPA” are to the Delaware Revised Uniform Limited Partnership Act or any successor statute;
70.	“ERISA” are to the Employee Retirement Income Security Act of 1974, as amended;
71.	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
72.
“Excluded Shares” are to the shares of capital stock of CRII held, as of immediately prior to the effective time of the CRII Merger, by CCI, any wholly owned subsidiary of CCI or any wholly owned subsidiary of CRII;

73.	“Fully Combined Company” are to CCI and its consolidated subsidiaries (including the Surviving Entity and CROP) assuming the closing of all of the Mergers;
74.	“Goodwin Procter” are to Goodwin Procter LLP;
75.	“Investment Company Act” are to the Investment Company Act of 1940, as amended;
76.
“Mergers” are to the CRII Merger, the CMRI Merger and the CMRII Merger, and where applicable in this information statement/prospectus may also include the CROP Merger, the CMRI OP Merger and the CMRII OP Merger;

77.	“Merger Agreements” are to the CRII Merger Agreement, the CMRI Merger Agreement and the CMRII Merger Agreement;
78.
“Merger Consideration” are to the conversion of each share of (i) CRII Common Stock issued and outstanding immediately prior to the effective time of the CRII Merger into the right to receive 2.015 shares of CCI Common Stock, as may be adjusted if the CCA Note Distribution is not effected, (ii) CRII Series 2016 Preferred Stock issued and outstanding immediately prior to the effective time of the CRII Merger into the right to receive one share of CCI Series 2016 Preferred Stock and (iii) CRII Series 2017 Preferred Stock issued and outstanding immediately prior to the effective time of the CRII Merger into the right to receive one share of CCI Series 2017 Preferred Stock, pursuant to the terms of the CRII Merger Agreement;

79.	“Merger Sub” are to Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company, a wholly owned subsidiary of CCI;
80.	“MGCL” are to the Maryland General Corporation Law or any successor statute;

81.
“ordinary course of business” are to an action taken by a person or entity that is consistent with past practice and similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations;

82.	“Outside Date” are to October 25, 2021;
83.	“Piper Sandler” are to Piper Sandler & Co., the financial advisor of the CRII Transaction Committee;
84.
“Pre-Merger Transactions” are to the following transactions that will occur prior to the effective time of the CRII Merger: (i) the redemption of all outstanding shares of CRII Voting Common Stock held by CR Holdings in exchange for an in-kind distribution by CRII of all of CROP’s interest in CCA, (ii) the issuance of 155,441 CROP Common Units in exchange for all of the remaining interests in CC Advisors Promote – Employee Investor, LLC and CC Advisors Promote – Incentive Grant Investor, LLC and (iii) the redemption of an aggregate of 306,584 CROP Common Units held by certain senior executives in exchange for $6.46 million of notes receivables in favor of CROP;

85.	“REIT” are to a real estate investment trust;
86.	“SDAT” are to the State Department of Assessments and Taxation of Maryland;
87.	“SEC” are to the U.S. Securities and Exchange Commission;
88.	“Securities Act” are to the Securities Act of 1933, as amended;
89.
“Superior Proposal” are to a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to 20% will be replaced with 50%) which the CRII Board (based on the recommendation of the CRII Transaction Committee) determines in its good faith judgment (after consultation with its legal and financial advisors) to be more favorable from a financial point of view to the CRII stockholders than the CRII Merger and the CROP Merger and the other transactions contemplated by the CRII Merger Agreement (as it may be proposed to be amended by CCI). Such a determination of the CRII Board must be made in consultation with its outside legal and financial advisors, after taking into account (i) all of the terms and conditions of the Acquisition Proposal and the CRII Merger Agreement (as it may be proposed to be amended by CCI) and (ii) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the CRII Transaction Committee determines in good faith to be material to such analysis). A Superior Proposal must provide for the repayment in full of the CCA Note at the time of and in connection with the consummation of such Superior Proposal.

90.	“Surviving Entity” are to Merger Sub, a wholly owned subsidiary of CCI, after the effective time of the CRII Merger and the other Mergers, as applicable;
91.	“Tax Protection Agreement” are to the tax protection agreement between CROP and HT Holdings dated January 26, 2021; and
92.	“TRS” are to a taxable REIT subsidiary.
Q:	What is the CRII Merger and what is the CROP Merger?
A:
The CRII Parties and the CCI Parties have entered into the CRII Merger Agreement pursuant to which CRII will merge with and into Merger Sub, with Merger Sub surviving the CRII Merger, such that following the CRII Merger, the Surviving Entity will continue as a wholly owned subsidiary of CCI. In accordance with the applicable provisions of the MGCL, the separate existence of CRII will cease at the effective time of the CRII Merger. In addition, CCOP will merge with and into CROP, with CROP surviving the CROP Merger. In accordance with the DRULPA, the separate existence of CCOP will cease at the effective time of the CROP Merger.

The Fully Combined Company will retain the name “Cottonwood Communities, Inc.” and, in the event that either or both of the CMRI Merger and the CMRII Merger do not occur, but the CRII Merger does occur, the Combined Company will retain the name “Cottonwood Communities, Inc.”

Q:	What is the CMRI Merger and what is the CMRII Merger?
The CCI Parties also entered into an Agreement and Plan of Merger with CMRI and CMRI OP whereby CMRI will merge with and into Merger Sub, with Merger Sub surviving the CMRI Merger, and CMRI OP will merge with and into CCOP or its successor, with CCOP or its successor surviving the CMRI OP Merger. The consummation of the CRII Merger is not contingent upon the completion of the CMRI Merger, and the consummation of the CMRI Merger is not contingent upon the completion of the CRII Merger; however, under certain circumstances, CMRI may opt not to close if the CRII does not occur.
The CCI Parties also entered into an Agreement and Plan of Merger with CMRII and CMRII OP whereby CMRII will merge with and into Merger Sub, with Merger Sub surviving the CMRII Merger, and CMRII OP will merge with and into CCOP or its successor, with CCOP or its successor surviving the CMRII OP Merger. The consummation of the CRII Merger is not contingent upon the completion of the CMRII Merger, and the consummation of the CMRII Merger is not contingent upon the completion of the CRII Merger; however, under certain circumstances, CMRII may opt not to close if the CRII does not occur.
Q:	What will happen in the CRII Merger?
A:
At the effective time of the CRII Merger, (i) each share of CRII Common Stock issued and outstanding immediately prior to the effective time of the CRII Merger will convert into the right to receive 2.015 shares of CCI Common Stock, as may be adjusted if the CCA Note Distribution is not effected, (ii) each share of CRII Series 2016 Preferred Stock issued and outstanding immediately prior to the effective time of the CRII Merger will convert into the right to receive one share of CCI Series 2016 Preferred Stock and (iii) each share of CRII Series 2017 Preferred Stock issued and outstanding immediately prior to the effective time of the CRII Merger will convert into the right to receive one share of CCI Series 2017 Preferred Stock.

The CRII Merger Agreement provides for an alternative exchange ratio of 2.10 shares of CCI Common Stock for each share of CRII Common Stock if the CCA Note Distribution has not occurred. After the execution of the CRII Merger Agreement, CRII intends to effect the CCA Note Distribution pursuant to which CROP will distribute interests in the CCA Note to the holders of the CROP Participating Partnership Units. Thereafter, CRII will distribute its interest in the CCA Note to its common stockholders. Because the CCA Note Distribution is expected to occur, references in this information statement/prospectus to the Merger Consideration for the CRII Common Stock refer only to the 2.015 alternative.
See “The CRII Merger Agreement—Consideration to be Received in the CRII Merger and the CROP Merger” beginning on page [151] for detailed descriptions of the Merger Consideration and treatment of securities.
Q:	What will happen in the CROP Merger?
The CROP Merger will occur immediately after the CRII Merger. At the effective time of the CROP Merger, each CROP Participating Partnership Unit issued and outstanding immediately prior to the CROP Merger will be split into 2.015 CROP Participating Partnership Units, as may be adjusted if the CCA Note Distribution is not effected. Immediately following the CROP Unit Split (i) each CCOP Series 2019 Preferred Unit issued and outstanding immediately prior to the CROP Merger will convert into the right to receive one CROP Series 2019 Preferred Unit, (ii) each CCOP LTIP Unit issued and outstanding immediately prior to the CROP Merger will convert into the right to receive one CROP LTIP Units, and each such CROP LTIP Unit will have the same terms and conditions (including vesting terms) as the CCOP LTIP Units, (iii) each CCOP Special LTIP Unit issued and outstanding immediately prior to the effective time of the CROP Merger will convert into the right to receive one CROP Special LTIP Units, and each such CROP Special LTIP Unit will have the same terms and conditions (including vesting terms) as the CCOP Special LTIP Units, (iv) the CCOP Special Limited Partner Interest issued and outstanding immediately prior to the effective time of the CROP Merger will automatically be cancelled for no consideration and (v) each CCOP General Partner Unit and each CCOP Common Unit issued and outstanding immediately prior to the effective time of the CROP Merger will convert into the right to receive one CROP Common Unit. After giving effect to the CROP Unit Split, each CROP Common Unit, CROP general partner unit, CROP LTIP Unit and CROP Special LTIP issued and outstanding immediately prior to the effective time of the CROP Merger will remain outstanding. At the effective time of the CROP

Merger, each CROP preferred unit issued and outstanding immediately prior to the effective time of the CROP Merger will remain outstanding and continue to be held by the Surviving Entity.
If the CCA Note Distribution does not occur prior to the effective time of the CROP Merger, the CROP Unit Split will be adjusted so that each CROP Participating Partnership Unit issued and outstanding immediately prior to the CROP Merger will be split into 2.10 CROP Participating Partnership Units. Because the CCA Note Distribution is expected to occur, references in this information statement/prospectus to the CROP Unit Split refer only to the 2.015 alternative.
Q:	Why am I receiving this information statement/prospectus?
A:
This document is being delivered to you as both an information statement of CRII and a prospectus of CCI in connection with CRII Merger. CRII is utilizing this information statement/prospectus to notify the CRII stockholders that the holders of the CRII Voting Common Stock have delivered an irrevocable proxy to CCI with respect to their CRII Voting Stock to vote in favor of or act by written consent to approve the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement, and that no further approval of the CRII’s stockholders will be required to approve the CRII Merger Agreement, the CRII Merger or the other transactions contemplated by the CRII Merger Agreement. In addition, this information statement/prospectus constitutes the prospectus of CCI with respect to the shares of CCI Common Stock, CCI Series 2016 Preferred Stock and CCI Series 2017 Preferred Stock to be issued to the CRII stockholders pursuant to the CRII Merger Agreement.

Q:	How will the CCI stockholders be affected by the CRII Merger and the issuance of shares of CCI Common Stock in connection with the CRII Merger?
A:
After the CRII Merger, each CCI stockholder will continue to own the shares of CCI Common Stock that such stockholder held immediately prior to the effective time of the CRII Merger. As a result, each CCI stockholder will own shares of common stock in a larger company with more assets. However, because CCI will be issuing new shares of CCI Common Stock to the CRII stockholders in exchange for shares of CRII Common Stock in the CRII Merger, each outstanding share of CCI Common Stock immediately prior to the effective time of the CRII Merger will represent a smaller percentage of the aggregate number of shares of CCI Common Stock outstanding after the CRII Merger. In addition, after completion of the CROP Merger, CROP, the operating partnership of CCI following the CROP Merger, will have a substantially greater number of partnership units outstanding including limited partner units that are separate from the general partner interest to be held by CCI.

Upon completion of the CRII Merger and the CROP Merger, based on the number of shares of CCI Common Stock and CRII Common Stock and the number CCOP Common Units and CROP Common Units outstanding on January 26, 2021, continuing common stockholders of CCI and former common stockholders of CRII will own approximately 96.6% and 3.4%, respectively, of the issued and outstanding shares of common stock of the Combined Company. This will result in continuing common stockholders of CCI and former common stockholders of CRII owning 28.2% and 1.0%, respectively, of CROP Common Units, alongside the continuing CROP limited partners who will own 70.8% of CROP Common Units after the CRII Merger.
Upon completion of all of the Mergers, based on the number of shares of CCI Common Stock, CRII Common Stock, CMRI common stock, CMRII common stock, and the number of CCOP Common Units, CROP Common Units and the partnership units for CMRI OP and CMRII OP outstanding on January 26, 2021, continuing common stockholders of CCI and former common stockholders of CRII, CMRI and CMRII will own approximately 51.7%, 1.8%, 24.4% and 22.1%, respectively, of the issued and outstanding shares of the Fully Combined Company common stock. This will result in continuing common stockholders of CCI and former common stockholders of CRII, CMRI and CMRII owning 22.5%, 0.8%, 10.6% and 9.6%, respectively, of the CROP Common Units, alongside the continuing CROP limited partners who will own 56.5% of the CROP Common Units after the Mergers. Additionally, former CRII preferred stockholders and continuing CCI preferred stockholders will remain as part of the capitalization of the Combined Company and the Fully Combined Company. See “The CRII Merger Agreement—Consideration to be Received in the CRII Merger and the CROP Merger” beginning on page [151] for additional information.

Q:	What vote is required to approve the CRII Merger?
A:
Under Section 3-105 of the MGCL and the CRII Charter, the approval of the CRII Merger by CRII’s stockholders requires the affirmative vote of the holders of a majority of outstanding shares of CRII Voting Common Stock. All shares of CRII Voting Common Stock are held by CR Holdings. Under the terms of the Voting Agreement, CR Holdings and the beneficial holders of the CRII Voting Common Stock have delivered an irrevocable proxy to CCI with respect to their CRII Voting Common Stock to vote in favor of or act by written consent to approve the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement. Accordingly, the approval of the CRII Merger by CRII’s stockholders will be effected in accordance with Section 3-105 of the MGCL. No further approval of CRII’s stockholders will be required to adopt or approve the CRII Merger Agreement, the CRII Merger or the other transactions contemplated by the CRII Merger Agreement. As a result, CRII has not solicited and will not be soliciting your vote for approving the CRII Merger and the CRII Merger Agreement and does not intend to call a meeting of stockholders for purposes of voting on the approval of the CRII Merger and the CRII Merger Agreement.

The CRII Merger Agreement also requires (i) the approval of the CROP Merger, the CRII Merger Agreement, the Tax Protection Agreement, the Amended and Restated Advisory Agreement, the Pre-Merger Transactions and the other transactions contemplated by the CRII Merger Agreement by a majority of the outstanding CROP Common Units held by limited partners of CROP (other than CRII’s management and certain of its affiliates) and (ii) the approval of the CROP Merger and the Fifth Amended and Restated Limited Partnership Agreement of CROP by the holders of a majority of the outstanding CROP Common Units held by limited partners. High Traverse Holdings, LLC is a party to the Voting Agreement and has delivered an irrevocable proxy to CCI with respect to its 2,034,378 CROP Common Units to vote in favor of or act by written consent to approve the CRII Merger Agreement, the CROP Merger and the other transactions contemplated by the CRII Merger Agreement.
Q:	Will CRII and CCI continue to pay dividends or distributions prior to the closing of the CRII Merger?
A:
Yes. The CRII Merger Agreement permits CRII to continue to pay regular distributions in accordance with past practice at a monthly rate not to exceed $0.0741666 per share of CRII Common Stock, and any distributions that are reasonably necessary to maintain CRII’s REIT qualification and avoid or reduce the imposition of U.S. federal income or excise tax.

Similarly, the CRII Merger Agreement permits CCI to continue to pay regular distributions in accordance with past practice at a daily rate not to exceed $0.00136986 per share of CCI Common Stock, and any distributions that are reasonably necessary to maintain CCI’s REIT qualification and to avoid or reduce the imposition of U.S. federal income or excise tax.
Q:	Are there other transactions that the CRII stockholders should be aware of?
A:
Yes. Prior to the consummation of the CRII Merger, the appropriate parties will complete the Pre-Merger Transactions whereby (i) CRII will redeem all outstanding shares of CRII Voting Common Stock held by CR Holdings in exchange for an in-kind distribution by CRII of all of CROP’s interest in CCA, (ii) CROP will issue 155,441 CROP Common Units in exchange for all of the remaining interests in CC Advisors Promote – Employee Investor, LLC and CC Advisors Promote – Incentive Grant Investor, LLC and (iii) CROP will redeem an aggregate of 306,584 CROP Common Units held by certain senior executives in exchange for $6.46 million of notes receivables in favor of CROP. For more details, see “Related Transactions and Agreements” beginning on page [125].

Q:	What fees will CCI Advisor receive in connection with the CRII Merger?
A:	CCI Advisor will not receive any fees in connection with the CRII Merger.
Q:	Do any of CRII’s executive officers or directors have interests in the CRII Merger that may differ from those of the CRII stockholders?
A:
Some of CRII’s executive officers and directors have interests in the CRII Merger that are different from, or in addition to, their interests as CRII stockholders. The independent members of the CRII Board are aware of and considered these interests, among other matters, in evaluating the CRII Merger Agreement and the CRII Merger. For a description of these interests, refer to the section entitled “The CRII Merger—Interests of CRII’s and CCI’s Directors and Executive Officers in the CRII Merger” beginning on page [122].
Q:	When is the CRII Merger expected to be completed?
A:
CRII and CCI expect to complete the CRII Merger as soon as reasonably practicable following satisfaction of all of the required conditions set forth in the CRII Merger Agreement. If the conditions to closing the CRII Merger are satisfied or waived, it is currently expected that the CRII Merger will be completed in the second or third quarter of 2021. However, there is no guarantee that the conditions to the CRII Merger will be satisfied or that the CRII Merger will close on the expected timeline or at all. CRII and CCI have a mutual right to terminate the CRII Merger Agreement if the CRII Merger is not completed by the Outside Date. See “The CRII Merger Agreement—Termination of the CRII Merger Agreement—Termination by Either CRII or CCI” on page [166].

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed CRII Merger?
A:
The CRII Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the closing of the CRII Merger is conditioned on the receipt by each of CRII and CCI of an opinion from its respective counsel to that effect. Assuming the CRII Merger qualifies as a reorganization, a holder of shares of CRII stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of CCI stock in exchange for shares of CRII stock in connection with the CRII Merger.

Q:
How will my receipt of CCI Common Stock in exchange for my CRII Common Stock be recorded? Will I have to take any action in connection with the recording of such ownership of CCI Common Stock? Will such shares of CCI Common Stock be certificated or in book-entry form?

A:
Pursuant to the CRII Merger Agreement, as soon as practicable following the effective time of the CRII Merger, CCI will cause DST Systems, Inc., the exchange agent in connection with the CRII Merger, to record the issuance of CCI Common Stock as Merger Consideration pursuant to the CRII Merger Agreement. If the CRII Merger is consummated, you will not have to take any action in connection with the recording of your ownership of CCI Common Stock. Shares of CCI Common Stock issued as Merger Consideration to you will not be certificated and will be in book-entry form and will be recorded in the books and records of CCI.

Q:	Will my shares of CCI Common Stock be publicly traded?
A:	Shares of CCI Common Stock are not publicly traded.
Q:	Are CRII stockholders entitled to appraisal rights?
A:	CRII stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL in connection with the CRII Merger.
Q:	What do I need to do now?
A:
We encourage you to carefully read this information statement/prospectus to understand the terms of the CRII Merger and the other transactions contemplated by the CRII Merger Agreement. CRII will not be soliciting your vote for approving the CRII Merger and the CRII Merger Agreement and does not intend to call a meeting of stockholders for purposes of voting on the approval of the CRII Merger and the CRI Merger Agreement.

Q:	Who can answer my questions?
A:
If you have any questions about the CRII Merger or the other transactions contemplated by the CRII Merger Agreement or if you need additional copies of this information statement/prospectus, you should contact CCI or CRII:

CCI: Cottonwood Communities, Inc. Attention: Amanda Geherty or Nancy Noble 1245 Brickyard Road, Suite 250 Salt Lake City, Utah 84106 (801) 278-0700	CRII: Cottonwood Residential II, Inc. Attention: Amanda Geherty or Nancy Noble 1245 Brickyard Road, Suite 250 Salt Lake City, Utah 84106 (801) 278-0700

SUMMARY
The following summary highlights some of the information contained in this information statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the CRII Merger Agreement and CRII Merger, CRII and CCI encourage you to read carefully this entire information statement/prospectus, including the attached Annexes and the other documents to which we have referred you because this section does not provide all of the information that might be important to you with respect to the CRII Merger. See also the section entitled “Where You Can Find More Information” on page [205]. We have included page references to direct you to a more complete description of the topics presented in this summary.
The Companies
 Cottonwood Residential II, Inc. (Beginning on page [76])
CRII is a Maryland corporation that was formed on August 27, 2018 and has elected to be taxed as a REIT for U.S. federal income tax purposes for the year ended December 31, 2018, and each year thereafter.
CRII acquires, develops and manages multifamily apartment communities located primarily in established cities throughout the United States. As of December 31, 2020, CRII had an ownership interest or structured investment interest in 28 multifamily apartment communities in 10 states with approximately 8,186 units, including approximately 459 units in two multifamily apartment communities in which CROP has a structured investment interest and another 1,079 units in four multifamily apartment communities under construction. At December 31, 2020, CRII’s portfolio was approximately 95.16% occupied. CRII owns its interests in all of its properties and conducts substantially all of its business through CROP, a Delaware limited partnership formed on September 24, 2009. CRII is self-managed and administered and does not have an outside advisor or manager. The principal executive offices of CRII are located at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
For more information on CRII, please see CRII’s audited consolidated financial statements for the fiscal year ended December 31, 2019 and unaudited interim consolidated financial statements for the nine months ended September 30, 2020, copies of which are attached to this information statement/prospectus as Annex C and Annex D, respectively.
 Cottonwood Communities, Inc. and Cottonwood Communities GP Subsidiary, LLC (Beginning on page [46])
CCI is a Maryland corporation that was formed on July 27, 2016 and has elected to be taxed as a REIT for U.S. federal income tax purposes for the year ended December 31, 2019, and each year thereafter.
CCI invests in and manages primarily multifamily apartment communities and multifamily real estate-related assets throughout the United States. As of December 31, 2020, CCI owned two multifamily apartment communities located in two states and issued a B Note secured by a deed of trust on a multifamily development project and made preferred equity investments in three multifamily development projects located in four states. CCI may acquire additional properties, invest in additional multifamily developments or provide real estate-related financing in the future. CCI owns its interests in all of its properties and conducts substantially all of its business through CCOP, a Delaware limited partnership formed on December 21, 2016. CCI is externally managed by CCI Advisor. The principal executive offices of CCI are located at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
Cottonwood Communities GP Subsidiary, LLC, or Merger Sub, is a Maryland corporation and direct wholly owned subsidiary of CCI formed solely for the purpose of entering into the Merger Agreements and effecting the Mergers, including the CRII Merger. Upon completion of the CRII Merger, CRII will be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Entity and a wholly owned subsidiary of CCI. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the CRII Merger Agreement, the CMRI Merger Agreement and the CMRII Merger Agreement.
For more information on CCI, please see CCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2020, copies of which are attached to this information statement/prospectus as Annex E and Annex F, respectively.

The Combined Company (Beginning on page [98])
References to the “Combined Company” are to CRII and CCI after the effective time of the CRII Merger. The Combined Company will be named “Cottonwood Communities, Inc.” and will continue to be a Maryland corporation. After completion of the CRII Merger, the Combined Company is expected to have total assets of approximately $1.5 billion and will have an ownership interest or structured investment interest in 34 multifamily apartment communities in 12 states (based on data as of December 31, 2020).
The business of the Combined Company will be operated through CROP and its subsidiaries after the effective time of the CROP Merger. CCI will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of CROP.
The Combined Company’s principal executive offices will continue to be located at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106, and its telephone number is (801) 278-0700.
Fully Combined Company (Beginning on page [94])
References to the “Fully Combined Company” are to CRII, CMRI, CMRII and CCI after the effective time of each of the CRII Merger, the CMRI Merger and the CMRII Merger, the closings of which are not cross-contingent. The Fully Combined Company will be named “Cottonwood Communities, Inc.” and will continue to be a Maryland corporation. After completion of the Mergers, the Fully Combined Company is expected to have total assets of approximately $1.5 billion and will have an ownership interest or structured investment interest in 34 multifamily apartment communities in 12 states (based on data as of December 31, 2020).
The business of the Fully Combined Company will be operated through CROP and its subsidiaries after the effective time of each of the CROP Merger, the CMRI OP Merger and the CMRII OP Merger. CCI will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of CROP.
The Fully Combined Company’s principal executive offices will continue to be located at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106, and its telephone number is (801) 278-0700.
The CRII Merger
 The CRII Merger Agreement (Beginning on page [150])
On January 26, 2021, the CRII Parties and the CCI Parties entered into the CRII Merger Agreement, which is attached as Annex A to this information statement/prospectus and incorporated herein by reference. CRII and CCI encourage you to carefully read the CRII Merger Agreement in its entirety because it is the principal document governing the CRII Merger and the other transactions contemplated by the CRII Merger Agreement.
The CRII Merger Agreement provides that the closing of the CRII Merger will take place at 10:00 a.m. Eastern Time no later than the third business day following the date on which the last of the conditions to closing of the CRII Merger has been satisfied or waived, or at such other place and date as may be agreed to in writing by CRII and CCI.
 The CRII Merger (Beginning on page [102])
Subject to the terms and conditions of the CRII Merger Agreement, at the completion of the CRII Merger, CRII will merge with and into Merger Sub, with Merger Sub surviving the CRII Merger as the Surviving Entity, such that following the CRII Merger, the Surviving Entity will continue as a wholly owned subsidiary of CCI. The CRII Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code.
Subject to the terms and conditions of the CRII Merger Agreement, at the completion of the CROP Merger, CCOP will merge with and into CROP, with CROP surviving the CROP Merger.
 The Merger Consideration (Beginning on page [112])
At the effective time of the CRII Merger and by virtue of the CRII Merger,
•	each share of CRII Common Stock issued and outstanding immediately prior to the effective time of the CRII Merger will convert into the right to receive 2.015 shares of CCI Common Stock,

•
each share of CRII Series 2016 Preferred Stock issued and outstanding immediately prior to the effective time of the CRII Merger will convert into the right to receive one share of CCI Series 2016 Preferred Stock, and

•
each share of CRII Series 2017 Preferred Stock issued and outstanding immediately prior to the effective time of the CRII Merger will convert into the right to receive one share of CCI Series 2017 Preferred Stock.

The CRII Merger Agreement provides for an alternative exchange ratio of 2.10 shares of CCI Common Stock for each share of CRII Common Stock if the CCA Note Distribution has not occurred. After the execution of the CRII Merger Agreement, CRII intends to effect the CCA Note Distribution pursuant to which CROP will distribute interests in the CCA Note to the holders of the CROP Participating Partnership Units. Thereafter, CRII will distribute its interest in the CCA Note to its common stockholders. Because the CCA Note Distribution is expected to occur, references in this information statement/prospectus to the Merger Consideration for the CRII Common Stock refer only to the 2.015 alternative. For more information regarding the CCA Note Distribution, see “Related Transactions and Agreements.”
The CROP Merger will occur immediately after the CRII Merger. At the effective time of the CROP Merger, each CROP Participating Partnership Unit issued and outstanding immediately prior to the CROP Merger will be split into 2.015 CROP Participating Partnership Units, as may be adjusted if the CCA Note Distribution has not occurred. Immediately following the CROP Unit Split,
•	each CCOP Series 2019 Preferred Unit issued and outstanding immediately prior to the effective time of the CROP Merger will convert into the right to receive one CROP Series 2019 Preferred Units,
•
each CCOP LTIP Unit issued and outstanding immediately prior to the effective time of the CROP Merger will convert into the right to receive one CROP LTIP Unit, and each such CROP LTIP Unit will continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger,

•
each CCOP Special LTIP Unit issued and outstanding immediately prior to the effective time of the CROP Merger will convert into the right to receive one CROP Special LTIP Unit, and each such CROP Special LTIP Unit will continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger,

•	the CCOP Special Limited Partner Interest issued and outstanding immediately prior to the effective time of the CROP Merger will automatically be cancelled for no consideration and cease to exist, and
•	each CCOP General Partner Unit and each CCOP Common Unit issued and outstanding immediately prior to the effective time of the CROP Merger will convert into the right to receive one CROP Common Unit.
If the CCA Note Distribution does not occur prior to the effective time of the CROP Merger, the CROP Unit Split will be adjusted so that each CROP Participating Partnership Unit issued and outstanding immediately prior to the CROP Merger will be split into 2.10 CROP Participating Partnership Units.
After giving effect to the CROP Unit Split, each CROP Common Unit, CROP general partner unit, CROP LTIP Unit and CROP Special LTIP issued and outstanding immediately prior to the effective time of the CROP Merger will remain outstanding. At the effective time of the CROP Merger, each CROP preferred unit issued and outstanding immediately prior to the effective time of the CROP Merger will remain outstanding and continue to be held by the Surviving Entity.
Upon completion of the CRII Merger and the CROP Merger, based on the number of shares of CCI Common Stock and CRII Common Stock and the number CCOP Common Units and CROP Common Units outstanding on January 26, 2021, continuing common stockholders of CCI and former common stockholders of CRII will own approximately 96.6% and 3.4%, respectively, of the issued and outstanding shares of common stock of the Combined Company. This will result in continuing common stockholders of CCI and former common stockholders of CRII owning 28.2% and 1.0%, respectively, of CROP Common Units, alongside the continuing CROP limited partners who will own 70.8% of CROP Common Units after the CRII Merger.

Upon completion of all of the Mergers, based on the number of shares of CCI Common Stock, CRII Common Stock, CMRI common stock, CMRII common stock, and the number of CCOP Common Units, CROP Common Units and the partnership units for CMRI OP and CMRII OP outstanding on January 26, 2021, continuing common stockholders of CCI and former common stockholders of CRII, CMRI and CMRII will own approximately 51.7%, 1.8%, 24.4% and 22.1%, respectively, of the issued and outstanding shares of the Fully Combined Company common stock. This will result in continuing common stockholders of CCI and former common stockholders of CRII, CMRI and CMRII owning 22.5%, 0.8%, 10.6% and 9.6%, respectively, of the CROP Common Units, alongside the continuing CROP limited partners who will own 56.5% of the CROP Common Units after the Mergers.
 Reasons for the CRII Merger (Beginning on page [107])
In evaluating the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement, the CRII Board considered the unanimous recommendation of the CRII Transaction Committee. The CRII Transaction Committee, prior to making its unanimous recommendation, consulted with its independent legal and financial advisors. In deciding to declare advisable and approve the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement, and to recommend that the holders of the CRII Voting Common Stock approve the CRII Merger pursuant to the CRII Merger Agreement, the CRII Board and CRII Transaction Committee considered a number of factors, including various factors that the CRII Board and the CRII Transaction Committee viewed as supporting their respective decisions with respect to the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement. In the course of their evaluations of the proposed transactions, the CRII Transaction Committee and the CRII Board also considered a variety of risks and other potentially negative factors concerning the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement.
A thorough discussion of certain factors considered by the CRII Transaction Committee and the CRII Board in reaching their decisions to approve the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement can be found in the section entitled “The CRII Merger—Recommendation of the CRII Board and Its Reasons for the CRII Merger” beginning on page [107].
In evaluating the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement, the CCI Board considered the unanimous recommendation of the CCI Special Committee. The CCI Special Committee, prior to making its unanimous recommendation, evaluated the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement in consultation with its outside legal and financial advisors. In deciding to declare advisable and approve the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement, the CCI Board and the CCI Special Committee considered a number of factors, including various factors that the CCI Board and the CCI Special Committee viewed as supporting their respective decisions with respect to the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement. A thorough discussion of certain factors considered by the CCI Special Committee and the CCI Board in reaching their decisions to approve the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement can be found in the section entitled “The CRII Merger—CCI’s Reasons for the CRII Merger” beginning on page [112].
Recommendation of the CRII Board (Beginning on page [107])
On January 25, 2021, after careful consideration, members of the CRII Board, based on the unanimous recommendation of the CRII Transaction Committee, (i) determined that the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement are advisable and in the best interests of CRII and its stockholders and are fair and reasonable to CRII and on terms and conditions no less favorable to CRII than those available from third parties and (ii) authorized and approved the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement. Certain factors considered by the CRII Board in reaching its decision to approve the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement can be found in the section entitled “The CRII Merger—Recommendation of the CRII Board and Its Reasons for the CRII Merger” beginning on page [107].

The CRII Board unanimously recommended that the holders of the CRII Voting Common Stock approve the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement and directed that CRII seek the written consent thereof by the holders of a majority of the outstanding CRII Voting Common Stock.
Summary of Risks Related to the CRII Merger (Beginning on page [28])
You should review carefully the risk factors described below together with all of the other information included in this information statement/prospectus. The risks related to the CRII Merger are described in the section entitled “Risk Factors—Risks Related to the CRII Merger” beginning on page [28]. Certain of the risks related to the CRII Merger, include, among others, the following:
•	The Merger Consideration would not be adjusted in the event of any change in the relative values of CRII or CCI.
•
Completion of the CRII Merger is subject to many conditions and if these conditions are not satisfied or waived, the CRII Merger will not be completed, which could result in the expenditure of significant unrecoverable transaction costs.

•
Completion of the CRII Merger is not contingent upon completion of the CMRI Merger or the CMRII Merger, and failure to complete the CMRI Merger and the CMRII Merger could negatively impact the future business and financial results of CCI.

•	Failure to complete the CRII Merger could negatively impact the future business and financial results of CRII.
•
The pendency of the CRII Merger, including as a result of the restrictions on the operation of CRII’s and CCI’s business during the period between signing the CRII Merger Agreement and the completion of the CRII Merger, could adversely affect the business and operations of CRII, CCI or both.

•	Some of the directors and executive officers of CRII have interests in seeing the CRII Merger completed that are different from, or in addition to, those of the CRII stockholders.
•
The CRII Merger Agreement prohibits CRII from soliciting proposals after January 26, 2021 and places conditions on its ability to accept a Superior Proposal, which may adversely affect the CRII stockholders.

•	CRII and CCI each expect to incur substantial expenses related to the CRII Merger.
•
The CRII Merger is not a liquidity event for the CRII stockholders. If a liquidity event is ever realized or if a stockholder is otherwise able to sell its shares, the value received may be substantially less than what CRII or CCI could have obtained by effecting a liquidity event at this time and substantially less than what a stockholder paid for its investment in CRII, CROP or CCI.

•	CRII stockholders’ ownership interests will be diluted by the CRII Merger.
•	Litigation challenging the CRII Merger may increase transaction costs and prevent the CRII Merger from becoming effective within the expected time frame.
Opinion of CRII Transaction Committee’s Financial Advisor (Beginning on page [114])
On January 24, 2021, Piper Sandler, financial advisor to the CRII Transaction Committee, delivered its oral opinion to the CRII Transaction Committee, which was subsequently confirmed by delivery of a written opinion dated January 24, 2021, to the effect that, as of such date, the Common Exchange Ratio (i.e., 2.015 shares of CCI Common Stock for each share of then-outstanding CRII Common Stock, as may be adjusted as provided in the CRII Merger Agreement) as set forth in the CRII Merger Agreement was fair, from a financial point of view, to the holders of CRII Common Stock.
The full text of Piper Sandler’s written opinion dated January 24, 2021, is attached to this information statement/prospectus as Annex B. You should read Piper Sandler’s opinion carefully and in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Piper Sandler in rendering its opinion. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the

Common Exchange Ratio (i.e., 2.015 shares of CCI Common Stock for each share of then-outstanding CRII Common Stock, as may be adjusted as provided in the CRII Merger Agreement) provided for in the CRII Merger Agreement to the holders of CRII Common Stock and did not address the underlying business decision of the CRII Transaction Committee to recommend the CRII Merger, the CROP Merger and CRII’s entry into the CRII Merger Agreement, the form or structure of the CRII Merger, the CROP Merger or any other transactions contemplated in the CRII Merger Agreement, the relative merits of the CRII Merger and the CROP Merger as compared to any other alternative transactions or business strategies that might exist for CRII or the effect of any other transaction in which CRII might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the CRII Merger and the CROP Merger by any officer, director or employee of CRII, or any class of such persons, if any, relative to the compensation to be received in the CRII Merger and the CROP Merger by any other stockholder.
See “The CRII Merger—Opinion of CRII Transaction Committee’s Financial Advisor” beginning on page [114].
Stock Ownership of Directors and Executive Officers of CRII (Beginning on page [68])
At the close of business on the Record Date, certain executive officers and directors of CRII collectively held beneficial interests in 50 shares of CRII Voting Common Stock, collectively representing 100% of all the shares of CRII Voting Common Stock outstanding and entitled to vote. See “The Companies—Cottonwood Residential II, Inc.—Security Ownership of Certain Beneficial Owners” beginning on page [68].
Directors and Management of the Combined Company After the CRII Merger (Beginning on page [123])
The CCI Board currently consists of five directors, including three independent directors. Pursuant to the CRII Merger Agreement, CRII has the right to designate two independent directors to the CCI Board and CCI has the right to designate one independent director to the CCI Board. R. Brent Hardy and Gentry Jensen have each submitted an irrevocable letter of resignation from the CCI Board to be effective upon the closing of the CRII Merger. Upon the consummation of the CRII Merger, the board of directors of the Combined Company after the effective time of the CRII Merger are expected to be Daniel Shaeffer, Chad Christensen, John Lunt (independent director) and two independent directors to be nominated by CRII.
The executive officers of CCI immediately prior to the effective time of the CRII Merger will continue to serve as executive officers of the Combined Company and certain executive officers of CRII will be appointed as executive officers of the Combined Company, with Daniel Shaeffer to serve as Chief Executive Officer, Chad Christensen to serve as Executive Chairman of the Board of Directors, Enzio Cassinis to serve as President, Adam Larson continuing to serve as Chief Financial Officer, Susan Hallenberg continuing to serve as the Chief Accounting Officer and Treasurer, Gregg Christensen continuing to serve as Chief Legal Officer and Secretary, Glenn Rand to serve as Chief Operating Officer, Stan Hanks to serve as Executive Vice President, Eric Marlin to serve as Executive Vice President, Capital Markets and Paul Fredenberg to serve as Chief Investment Officer. See “The CRII Merger—Directors and Management of the Combined Company After the CRII Merger” on page [123] for more information.
Interests of CRII’s and CCI’s Directors and Executive Officers in the CRII Merger (Beginning on pages [122] and [122])
CR Holdings owns 100% of the CRII Voting Common Stock, and entities owned by Daniel Shaeffer, Chad Christensen and Gregg Christensen own approximately 95% of CR Holdings. Daniel Shaeffer, Chad Christensen and Gregg Christensen are three of the five directors of the CRII Board and are executive officers of CRII. Daniel Shaeffer and Chad Christensen are two of the five directors of the CCI Board and Gregg Christensen is an executive officer of CCI. As a result, directors and an executive officer of CCI, in their capacity as beneficial owners of the CRII Voting Common Stock, can approve the CRII Merger without the approval of any other stockholders of CRII. For more information regarding the ownership of CCI and CRII, see “The Companies—Cottonwood Communities, Inc.—Security Ownership of Certain Beneficial Owners” on page [68] and “The Companies—Cottonwood Residential II, Inc.—Security Ownership of Certain Beneficial Owners” on page [68].

HT Holdings owns 2,034,378 CROP Common Units, which represents approximately 17% of the outstanding CROP Common Units, and Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin beneficially own 100% of HT Holdings.
In addition to their interests in the CRII Merger as beneficial owners of the CRII Voting Common Stock and CROP Common Units, some of CRII’s and CCI’s directors and executive officers have interests in the CRII Merger that differ from, or are in addition to, the interests of the CRII stockholders and the CROP unitholders. The CRII Transaction Committee and the CRII Board were each aware of these interests and considered them, among other things, in reaching its decision to approve the CRII Merger Agreement, the CRII Merger, the CROP Merger and the other transactions contemplated by the CRII Merger Agreement.
Specifically, CROP currently controls CCI Advisor and Daniel Shaeffer, Chad Christensen and Gregg Christensen control CROP through their positions as directors and officers of CRII, the general partner of CROP, and as the majority beneficial owners of the CRII Voting Common Stock. CCI Advisor earns fees and other compensation pursuant to its advisory agreement with CCI, which will continue following consummation of the CRII Merger. Following the redemption of the CRII Voting Common Stock, as part of the Pre-Merger Transactions, Daniel Shaeffer, Chad Christensen and Gregg Christensen initially will beneficially own approximately 84.5% of CCA, the sole owner of CCI Advisor. As a result, Daniel Shaeffer, Chad Christensen and Gregg Christensen will receive a greater portion of the advisory fees paid to CCI Advisor. For information about the compensation paid to CCI Advisor before and after the CRII Merger, see “The Companies—Cottonwood Communities, Inc.—Certain Transactions with Related Persons.” Prior to the effective time of the CRII Merger, CROP will transfer the 20,000 shares of CCI Common Stock currently held by it to CCA for $200,000 and thus, CCA will become a stockholder of CCI. In addition, upon completion of the CROP Merger, CCA will become the “Special Limited Partner” of CROP and will be entitled to receive a 12.5% promotional interest, subject to a 5% hurdle and certain limitations. For more information on the promotional interest to be received by CCA, see “Summary of Fifth Amended and Restated CROP Partnership Agreement” beginning on page [186]. See “Related Transactions and Agreements” on page [125] for more information regarding the Pre-Merger Transactions described above.
Daniel Shaeffer, Chad Christensen and Gregg Christensen waived any cash severance and benefits under their respective employment agreement as a result of the termination of their employment with CRII in connection with the CRII Merger. Pursuant to the terms of their employment agreements, upon consummation of the CRII Merger and the CROP Merger, all CROP LTIP Units and CROP Special LTIP Units granted to them prior to 2021 in the aggregate amount of 286,413 will accelerate and vest in full. In addition, upon consummation of the CRII Merger and the CROP Merger, all outstanding CROP LTIP Units granted to the other officers of CRII and CROP prior to 2021 will accelerate and vest in full and all outstanding CROP Special LTIP Units granted to the other officers of CRII and CROP will remain outstanding. Effective immediately prior to the consummation of the CRII Merger, Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin will be granted an aggregate of 237,445 time-based, retention CROP LTIP Units. These new CROP LTIP Units will not accelerate in connection with the CRII Merger but will vest subject to each senior officer’s continued service following the closing. Upon consummation of the CRII Merger and the CROP Merger, all time-based CCOP LTIP Units granted to officers of CCI prior to 2021 will accelerate and vest in full.
CROP currently has $6.46 million in outstanding notes receivable from certain senior officers, the funds of which were used by such officers to make equity investments in CCA, and CROP will redeem an aggregate of 306,584 CROP Common Units in exchange for such notes as part of the Pre-Merger Transactions. Concurrently with the execution of the CRII Merger Agreement, CROP and HT Holdings, an entity that is majority owned by Daniel Shaeffer, Chad Christensen and Gregg Christensen, entered into the Tax Protection Agreement pursuant to which CROP agrees to, for a period of 10 years following the effective time of the CRII Merger, indemnify HT Holdings (including Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin, as beneficial owners of HT Holdings, and their affiliated trusts and certain other entities) against certain tax consequences of a taxable transfer of all or any portion of the properties owned, directly or indirectly, by CROP or any its subsidiaries, subject to certain conditions and limitations. See “Related Transactions and Agreements—Tax Protection Agreement.”
Relationship of CRII and CCI
CRII is CCI’s sponsor. Daniel Shaeffer and Chad Christensen are directors and executive officers of both CRII and CCI, and Gregg Christensen is a director of CRII and Chief Legal Officer and Secretary of both CRII and CCI. CROP currently owns a majority interest in CCA, the sole owner of CCI Advisor. Following the redemption of the CRII Voting Common Stock, as part of the Pre-Merger Transactions, Daniel Shaeffer, Chad Christensen and Gregg Christensen initially will beneficially own approximately 84.5% of CCA. CROP also owns and controls CCMI, CCI’s property manager.
Indemnification and Insurance
For a period of six years after the effective time of the CRII Merger, pursuant to the terms of the CRII Merger Agreement and subject to certain limitations, CCI will cause the Surviving Entity to honor all rights to indemnification, advancement of expenses and limitation of liability existing in favor of current and former directors, officers, employees or agents of CRII and its subsidiaries and of individuals who served in certain capacities for other entities at the request of CRII or its subsidiaries (the “Indemnified Parties”) with regard to any actual or alleged acts, errors, omissions or claims occurring prior to the effective time of the CRII Merger by reason of the Indemnified Parties’ position, such rights to be honored solely to the extent provided in (i) the governing documents of CRII or similar organizational documents or agreements of any subsidiary of CRII and (ii) any indemnification or similar agreements which CRII or any of its subsidiaries is a party or bound and which are set forth in the CRII disclosure letter.
For a period of six years after the effective time of the CRII Merger, CCI will, or will cause the Surviving Entity to, either (i) maintain the same limits for directors’ and officers’ liability insurance coverage with terms and conditions that are not less advantageous to CRII’s directors and officers than as provided in CRII’s existing policies or (ii) obtain pre-paid “tail” insurance policies for current and former directors and officers of CRII, with a claims period of at least six years from the effective time of the CRII Merger and with at least the same coverage and amount and containing terms and conditions that are not less advantageous to CRII’s directors and officers than as provided in CRII’s existing policies with respect to actions or omissions which occurred before or at the effective time of the CRII Merger (including the transactions contemplated by the CRII Merger Agreement).
Dissenters’ and Appraisal Rights in the CRII Merger (Beginning on page [102])
No dissenters’ or appraisal rights or rights of objecting stockholders will be available with respect to the CRII Merger.
Conditions to Completion of the CRII Merger (Beginning on page [164])
As more fully described in this information statement/prospectus and the CRII Merger Agreement, the obligation of each of CRII and CCI to complete the CRII Merger and the other transactions contemplated by the CRII Merger Agreement is subject to the satisfaction or, to the extent permitted by law, waiver by the applicable party, at or prior to the effective time of the CRII Merger, of a number of closing conditions. These conditions include, among other things:
•	the CRII Voting Stockholder Approval and the CROP Partner Approvals will have been obtained;
•	the receipt of opinions of counsel concerning certain tax matters;
•
the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the CRII Merger, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the CRII Merger Agreement that prohibits, restrains, enjoins or makes illegal the consummation of the CRII Merger or the other transactions contemplated by the CRII Merger Agreement;

•
the registration statement of which this information statement/prospectus is a part having been declared effective by the SEC, no stop order suspending the effectiveness of such registration statement having been issued by the SEC and no proceeding for that purpose will have been initiated by the SEC and not withdrawn;

•	the truth and accuracy of the representations and warranties of each party made in the CRII Merger Agreement as of the closing, subject to certain materiality standards;
•	the performance in all material respects with all agreements required by the CRII Merger Agreement to be performed by each party;

•
the absence of any change, event, circumstance or development arising during the period from the date of the CRII Merger Agreement until the effective time of the CRII Merger that has had or would have a material adverse effect on the other party; and

•	the receipt of the specified lender consents.
Neither CRII nor CCI can give any assurance as to when or if all of the conditions to the consummation of the CRII Merger will be satisfied or waived or that the CRII Merger will occur.
The completion of the CRII Merger is not contingent upon the completion of either the CMRI Merger or the CMRII Merger.
See “The CRII Merger Agreement—Conditions to Completion of the CRII Merger” beginning on page [151] for more information.
Regulatory Approvals Required for the CRII Merger (Beginning on page [124])
CRII and CCI are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the CRII Merger or the other transactions contemplated by the CRII Merger Agreement.
No Solicitation; Change in Recommendation (Beginning on page [161])
From the effective date of the CRII Merger Agreement, CRII will not, and will cause its subsidiaries not to, directly or indirectly, initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as such term is defined in the section entitled “The CRII Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation”).
At any time prior to obtaining the CRII Voting Stockholder Approval and the CROP Partner Approvals, CRII and its representatives may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of the CRII Merger Agreement, contact such person to clarify the terms and conditions of such Acquisition Proposal and (i) provide information in response to a request therefor by the person who made the written Acquisition Proposal, provided that (A) such information is provided pursuant to one or more Acceptable NDAs (as defined in the CRII Merger Agreement and (B) CRII provides such information to CCI prior to or at the same time the information is provided to such person, and (ii) engage or participate in any discussions or negotiations with the person who made such written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (i) or (ii) above, the CRII Transaction Committee has either determined that such Acquisition Proposal constitutes a Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.
CRII will promptly notify CCI in writing if (i) any Acquisition Proposal is received by CRII or any CRII subsidiary, (ii) any request for information relating to CRII or any CRII subsidiary is received by CRII or any CRII subsidiary from any person who informs CRII or any CRII subsidiary that it is considering making or has made an Acquisition Proposal or (iii) any discussions or negotiations are sought to be initiated with CRII or any CRII subsidiary regarding any Acquisition Proposal, and thereafter will promptly keep CCI reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry.
Prior to the time that the CRII Voting Stockholder Approval and the CROP Partner Approvals are obtained, the CRII Board (or the CRII Transaction Committee) may make an Adverse Recommendation Change (as such term is defined in the section entitled “The CRII Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation”) and/or terminate the CRII Merger Agreement to enter into a definitive acquisition agreement that constitutes a Superior Proposal only if:
•	CRII receives an Acquisition Proposal that was not obtained in violation of the CRII Merger Agreement and such Acquisition Proposal is not withdrawn;

•
the CRII Transaction Committee has determined that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with outside legal counsel and its financial advisor, that failure to take such action would be inconsistent with the duties of the directors of CRII under applicable Maryland law;

•	CRII has given CCI at least five business days’ prior written notice of its intention to take such action; and
•
CCI and CRII have negotiated in good faith during such notice period to enable CCI to propose in writing revisions to the terms of the CRII Merger Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

For more information regarding the limitations on CRII, the CRII Board and the CRII Transaction Committee to consider other proposals, see “The CRII Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation” beginning on page [161].
Termination of the CRII Merger Agreement (Beginning on page [166])
CRII and CCI may, by written consent, mutually agree to terminate the CRII Merger Agreement before completing the CRII Merger, even after the obtaining the CRII Voting Stockholder Approval and the CROP Partner Approvals.
The CRII Merger Agreement may also be terminated prior to the effective time of the CRII Merger by either CRII or CCI if any of the following occur, each subject to certain exceptions:
•	the CRII Merger has not occurred on or before the Outside Date;
•
there is any final, non-appealable order issued by a governmental authority of competent jurisdiction that permanently restrains or otherwise prohibits the transactions contemplated by the CRII Merger Agreement; or

•	the CRII Voting Stockholder Approval and the CROP Partner Approvals have not been obtained.
The CRII Merger Agreement may also be terminated prior to the effective time of the CRII Merger by CCI upon any of the following, each subject to certain exceptions:
•
any of the CRII Parties have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the CRII Merger Agreement, which breach or failure to perform (i) would result in a failure of CRII to satisfy certain closing conditions and (ii) cannot be cured or, if curable, is not cured by CRII by the earlier of 20 days following written notice of such breach or failure from CCI to CRII and two business days before the Outside Date; or

•
at any time prior to obtaining the CRII Voting Stockholder Approval and the CROP Partner Approvals if (i) the CRII Board has made an Adverse Recommendation Change or (iv) CRII shall have materially violated any of its obligations described in “The CRII Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation.”

The CRII Merger Agreement may also be terminated prior to the effective time of the CRII Merger by CRII (with the prior approval of the CRII Transaction Committee) upon any of the following:
•
any of the CCI Parties have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the CRII Merger Agreement, which breach or failure to perform (i) would result in a failure of CCI to satisfy certain closing conditions and (ii) cannot be cured or, if curable, is not cured by CCI by the earlier of 20 days following written notice of such breach or failure from CRII to CCI and two business days before the Outside Date subject to certain exceptions; or

•
at any time prior to obtaining the CRII Voting Stockholder Approval and the CROP Partner Approvals to permit CRII to enter into an alternative acquisition agreement with respect to a Superior Proposal, so long as the termination payment described in “—Termination Payment and Expense Reimbursement” below is made in full to CCI prior to or concurrently with such termination.

For more information regarding the rights of CRII and CCI to terminate the CRII Merger Agreement, see “The CRII Merger Agreement—Termination of the CRII Merger Agreement” beginning on page [166].

Termination Payment and Expense Reimbursement (Beginning on page [167])
All expenses incurred in connection with the CRII Merger Agreement, the CRII Merger, the CROP Merger and the other transactions contemplated by the CRII Merger Agreement will generally be paid by the party incurring such expenses. Additionally, upon termination of the CRII Merger Agreement in certain circumstances, the CRII Merger Agreement provides that CRII must pay to CCI a termination payment equal to $10,703,000 (or $11,154,000 if the CCA Note Distribution is not effected). If the CRII Merger Agreement is terminated because of the failure to obtain the CRII Voting Stockholder Approval or the CROP Partner Approvals, then CRII must reimburse CCI’s expenses incurred in connection with the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement. Such reimbursement amount would be credited toward payment of the termination fee amount should the termination fee become due after such reimbursement.
See “The CRII Merger Agreement—Termination of the CRII Merger Agreement—Termination Payment and Expense Reimbursement” beginning on page [167] for more information on the termination payment or reimbursement of expenses that could be payable by CRII to CCI.
Material U.S. Federal Income Tax Consequences of the CRII Merger (Beginning on page [144])
CRII and CCI intend that the CRII Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the CRII Merger is conditioned on the receipt by CCI and CRII of an opinion from its respective tax counsel to the effect that the CRII Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the CRII Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, a holder of shares of CRII stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of CCI stock in exchange for shares of CRII stock in connection with the CRII Merger.
For further discussion of certain U.S. federal income tax consequences of the CRII Merger and the ownership and disposition of CCI Common Stock, see “U.S. Federal Income Tax Considerations” beginning on page [144]. CRII stockholders should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the CRII Merger and the ownership and disposition of CCI Common Stock.
Accounting Treatment of the CRII Merger (Beginning on page [149])
CCI prepares its financial statements in accordance with U.S. generally accepted accounting principles, or GAAP. The CRII Merger will be treated as a business combination under GAAP. See “Accounting Treatment” on page [149] for more information.
Comparison of Rights of CRII Stockholders and CCI Stockholders (Beginning on page [195])
At the effective time of the CRII Merger, CRII stockholders will become CCI stockholders and, accordingly, their rights will be governed by the CCI Charter and the CCI Bylaws and the laws of the state of Maryland. The CCI Charter and the CCI Bylaws contain certain provisions that are different from the CRII Charter and the CRII Bylaws.
For a summary of certain differences between the rights of the CRII stockholders and the CCI stockholders, see “Comparison of Rights of the CRII Stockholders and the CCI Stockholders” beginning on page [195].

Selected Historical Financial Information of CCI
Presented below is the selected historical consolidated financial data of CCI as of and for the periods indicated. The selected historical consolidated financial data of CCI for each of the fiscal years ended December 31, 2019, 2018, 2017 and 2016 has been derived from CCI’s historical audited consolidated financial statements for such periods. The selected historical financial information for the nine months ended September 30, 2020, has been derived from CCI’s unaudited interim consolidated financial statements for such period.
You should read the selected historical financial information of CCI together with CCI’s audited consolidated financial statements for the fiscal year ended December 31, 2019 and related management’s discussion and analysis of operations and financial condition, and unaudited interim consolidated financial statements for the nine months ended September 30, 2020 and related management’s discussion and analysis of operations and financial condition, copies of which are attached to this information statement/prospectus as Annex E and Annex F, respectively.
	As of September 30, 2020	As of December 31,
		2019	2018	2017	2016(1)
Balance Sheet data
Total real estate assets, net	$195,626	$70,927	$—	$—	$—
Total assets	204,843	119,376	3,724	200	200
Credit facilities, net	83,261	34,990	—	—	—
Preferred stock, net	18,525	809	—	—	—
Total liabilities	106,030	37,080	158	—	—
Total stockholders' equity	98,813	82,296	3,566	200	200
	For the Nine Months Ended September 30, 2020	As of December 31,
		2019	2018	2017	2016(1)
Operating Data
Total revenues	$7,967	$2,842	$—	$—	$—
Net loss	(6,756)	(3,296)	(100)	—	—
Net loss per common share - basic and diluted	(0.65)	(0.70)	(3.13)	—	—
Other Data
Net cash provided by (used in) operating activities	175	(459)	(4)	—	—
Net cash used in investing activities	(79,054)	(38,130)	—	—	—
Net cash provided by financing activities	39,192	82,925	3,210	—	—
Distributions declared to common stockholders	3,906	2,370	—	—	—
Distributions declared per common share	0.38	0.50	—	—	—
Weighted average shares outstanding	10,413	4,711	32	20	—
FFO(2)	(1,127)	(558)	—	—	—
FFO per common share(2)	(0.11)	(0.12)	—	—	—
Core FFO(2)	762	(472)	—	—	—
Core FFO per common share(2)	0.07	(0.10)	—	—	—
(1)	Period from July 27, 2016 (Inception) to December 31, 2016. CCI was capitalized on December 2, 2016 with a $0.2 million investment by CROP.
(2)
For additional information on how CCI calculates FFO, FFO per common share, Core FFO, Core FFO per common share and a reconciliation to net loss and net loss per common share, see Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds From Operations” in CCI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and CCI’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2019 and 2018, attached as Annex F and Annex E, respectively to this information statement/prospectus.

Selected Historical Financial Information of CRII
Presented below is the selected historical consolidated financial data of CRII as of and for the periods indicated. The selected historical consolidated financial data of CRII for each of the fiscal years ended December 31, 2019 and 2018 has been derived from CRII’s historical audited consolidated financial statements for such periods. The selected historical financial information for the nine months ended September 30, 2020, has been derived from CRII’s unaudited interim consolidated financial statements for such period.
You should read the selected historical financial information of CRII together with CRII’s audited consolidated financial statements for the fiscal year ended December 31, 2019 and related management’s discussion and analysis of operations and financial condition, and unaudited interim consolidated financial statements for the nine months ended September 30, 2020 and related management’s discussion and analysis of operations and financial condition, copies of which are attached to this information statement/prospectus as Annex C and Annex D, respectively.
	As of September 30, 2020	As of December 31,
		2019	2018
Balance Sheet data
Total real estate and real estate-related investments, net	$770,657	$748,836	$674,768
Total assets	905,076	860,732	760,253
Mortgage notes, net	620,214	568,451	513,663
Preferred stock, net	142,634	139,986	136,879
Foreign notes	46,424	44,829	22,355
Total liabilities	837,201	773,660	692,246
Total CRII stockholders' equity	1,776	4,262	—
	For the Nine Months Ended September 30, 2020	For the Year Ended December 31,
		2019	2018
Operating Data
Total revenues	81,783	100,465	94,510
Equity in earnings (losses) of unconsolidated real estate entities	485	1,179	2,396
Net loss attributable to common stockholders	(517)	(929)	(1)
Net loss per common share - basic and diluted	(2.08)	(4.94)	—
Other Data
Net cash provided by (used in) operating activities	24,369	14,419	8,037
Net cash provided by (used in) investing activities	(45,775)	(18,899)	(24,782)
Net cash (used in) provided by financing activities	30,138	11,280	28,834
Distributions declared to common stockholders	167	166	—
Distributions declared per common share	0.67	0.89	0.89
Distributions declared to limited partners	10,077	13,079	13,486
Distributions declared per limited partnership units(1)	0.67	0.89	0.89
Weighted average common shares outstanding, basic and diluted	249	188	0.05
Weighted average limited partnership units outstanding, basic and diluted(1)	15,268	14,740	14,387
Total weighted average common shares and limited partnership units, basic and outstanding(1)	15,517	14,928	14,387
FFO(2)	7,773	(3,756)	(19,450)
FFO per common share and limited partnership unit, basic and diluted(1)(2)	0.50	(0.25)	(1.35)
Core FFO(2)	13,315	7,910	12,181
Core FFO per common share and limited partnership unit, basic and diluted(1)(2)	0.86	0.53	0.85
(1)
Limited partnership units represent operating partnership units not owned by common stockholders, which share in the profits, losses and cash distributions of the operating partnership as defined in the partnership agreement, subject to certain special allocations.

(2)
For additional information on how CRII calculates FFO, FFO per common share, Core FFO, Core FFO per common share and a reconciliation to net loss and net loss per common share, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds From Operations (FFO)” in CRII’s unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2020 attached as Annex D to this information statement/prospectus.

Selected Unaudited Pro Forma Condensed Combined Financial Information of the Combined Company
The following tables set forth selected unaudited pro forma condensed combined financial information of the Combined Company after giving effect to the CRII Merger. The unaudited pro forma condensed combined statements of income of the Combined Company for the nine months ended September 30, 2020 and the year ended December 31, 2019 give effect to the CRII Merger as if it had occurred on January 1, 2019, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet of the Combined Company as of September 30, 2020 gives effect to the CRII Merger as if it had occurred on September 30, 2020.
The unaudited pro forma condensed combined financial statements of the Combined Company were prepared using the business combination method of accounting, with CCI considered the accounting acquirer of CRII. Under the business combination method of accounting, the purchase price is allocated to the underlying CRII identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values.
The unaudited pro forma condensed combined financial information should be read in conjunction with (i) the more detailed unaudited pro forma condensed combined financial information of the Combined Company, including the notes thereto, appearing in this information statement/prospectus and (ii) the historical consolidated financial statements of CCI and CRII, including the notes thereto, which are attached as annexes C, D, E and F to this information statement/prospectus.
The unaudited pro forma combined financial information of the Combined Company is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have occurred if the transactions described above had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements. All amounts are in thousands, except per share amounts.
	As of September 30, 2020
	CCI Historical	CRII Historical	Autonomous Entity Adjustments	CRII Pro Forma Transaction Accounting Adjustments	Pro Forma Combined Company
Balance Sheet data
Total real estate and real estate-related investments, net	$195,626	$770,657	$17	$359,450	$1,325,750
Total assets	204,843	905,075	(8,384)	357,369	1,458,903
Credit facilities, net	83,261	—	—	—	83,261
Mortgage notes, net	—	620,214	—	18,894	639,108
Preferred stock, net	18,525	142,634	—	1,726	162,885
Foreign notes	—	46,424	—	2,219	48,643
Total liabilities	106,030	837,200	(1,037)	22,839	965,032
Total stockholders' equity	98,813	1,776	(1,776)	26,004	124,817

	For the Nine Months Ended September 30, 2020
Operating Data
Total revenues	$7,967	$81,783	$(3,197)	$—	$86,553
Equity in earnings (losses) of unconsolidated real estate entities	1,273	485	—	(4,980)	(3,222)
Net loss attributable to common stockholders	(6,756)	(517)	463	(1,988)	(8,798)
Net loss per common share - basic and diluted	$(0.65)	$(2.08)	$—	$(0.05)	$(0.19)

	For the Year Ended December 31, 2019
Operating Data
Total revenues	$2,842	$100,465	$(2,971)	$—	$100,336
Equity in earnings (losses) of unconsolidated real estate entities	273	1,179	—	(8,559)	(7,107)
Net loss attributable to common stockholders	(3,296)	(929)	1,495	(11,011)	(13,741)
Net loss per common share - basic and diluted	(0.70)	(4.94)	—	(0.30)	(0.33)

Selected Unaudited Pro Forma Condensed Combined Financial Information of the Fully Combined Company
The following tables set forth selected unaudited pro forma condensed combined financial information of the Fully Combined Company after giving effect to all of the Mergers. The unaudited pro forma condensed combined statements of income of the Fully Combined Company for the nine months ended September 30, 2020 and the year ended December 31, 2019 give effect to the Mergers as if each had occurred on January 1, 2019, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet of the Fully Combined Company as of September 30, 2020 gives effect to the Mergers as if they had occurred on September 30, 2020.
The unaudited pro forma condensed combined financial statements of the Fully Combined Company were prepared using the business combination method of accounting, with CCI considered the accounting acquirer of each of CRII, CMRI and CMRII. Under the business combination method of accounting, the purchase price is allocated to the CRII, CMRI and CMRII identifiable tangible and intangible assets acquired and liabilities assumed at their respective fair value.
The unaudited pro forma condensed combined financial information should be read in conjunction with (i) the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing in this information statement/prospectus and (ii) the historical consolidated financial statements of CCI, CRII, CMR I and CMRII, including the notes thereto, which are attached hereto as Annexes. CCI’s financial statements are attached as Annexes E and F to this information statement/prospectus, CRII’s financial statements are attached as Annex C and D to this information statement/prospectus, CMRI’s financial statements are attached as Annex G and H to this information statement/prospectus, and CMRII’s financial statements are attached as Annex I and J to this information statement/prospectus.
The unaudited pro forma combined financial information of the Fully Combined Company is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have occurred if the transactions described above had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements.
	As of September 30, 2020
	CCI Historical	CRII Historical	CMRI Historical	CMRII Historical	Autonomous Entity Adjustments	Fully Combined Pro Forma Transaction Accounting Adjustments	Pro Forma Fully Combined Company
Balance Sheet data
Total real estate and real estate-related investments, net	$195,626	$770,657	$28,064	$38,491	$(66,566)	$359,450	$1,325,722
Total assets	204,843	905,075	28,585	38,809	(75,025)	352,309	1,454,596
Credit facilities, net	83,261	—	—	—	—	—	83,261
Mortgage notes, net	—	620,214	—	—	—	18,894	639,108
Preferred stock, net	18,525	142,634	—	—	—	1,726	162,885
Foreign notes	—	46,424	—	—	—	2,219	48,643
Total liabilities	106,030	837,200	2,735	2,942	(1,095)	17,833	965,645
Total stockholders' equity	98,813	1,776	25,850	35,867	(63,493)	146,510	245,323

	For the Nine Months Ended September 30, 2020
Operating data
Total revenues	$7,967	$81,783	$—	$—	$(3,197)	$—	$86,553
Equity in earnings (losses) of unconsolidated real estate entities	1,273	485	(739)	(221)	960	(4,980)	(3,222)
Net loss attributable to common stockholders	(6,756)	(517)	(2,032)	(1,239)	1,115	(3,201)	(12,630)
Net loss per common share - basic and diluted	(0.65)	(2.08)	(0.41)	(0.25)	—	(0.08)	(0.24)

	For the Year Ended December 31, 2019
Operating data
Total revenues	$2,842	$100,465	$—	$—	$(2,025)	$—	$101,282
Equity in earnings (losses) of unconsolidated real estate entities	273	1,179	(1,323)	(2,350)	2,174	(8,559)	(8,606)
Net loss attributable to common stockholders	(3,296)	(929)	(2,654)	(3,603)	2,289	(16,798)	(24,991)
Net loss per common share - basic and diluted	(0.70)	(4.94)	(0.53)	(0.72)	—	(0.40)	(0.53)
Unaudited Comparative Per Share Information
The following table sets forth for the nine months ended September 30, 2020 and the year ended December 31, 2019, selected per share information for CRII Common Stock, CCI Common Stock, shares of common stock of CMRI and shares of common stock of CMRII on an historical basis and for the Combined Company and the Fully Combined Company on a pro forma basis after giving effect to the CRII Merger, the CMRI Merger and the CMRII Merger, all accounted for as a business combination. The information in the table is unaudited. You should read the tables below together with the historical and interim consolidated financial statements and related notes of CCI, CRII, CMRI and CMRII, which are attached as Annexes to this information statement/prospectus.
	CCI Historical	CRII Historical	CMRI Historical	CMRII Historical	Pro Forma Combined	Pro Forma Fully Combined
As of September 30, 2020
Book value per share of common stock	$8.54	$8.32	$5.27	$7.35	$10.40	$10.67

For the nine months ended September 30, 2020
Distributions declared per share of common stock	$0.38	$0.67	$0.43	$0.39	$0.38	$0.38
Income (loss) per share from continuing operations	$(0.65)	$(2.08)	$(0.41)	$(0.25)	$(0.17)	$(0.22)

For the year ended December 31, 2019
Distributions declared per share of common stock	$0.50	$0.89	$0.58	$0.53	$0.50	$0.50
Income (loss) per share from continuing operations	$(0.70)	$(4.94)	$(0.53)	$(0.72)	$(0.33)	$(0.53)
The pro forma Combined Company net income (loss) per share for the nine months ended September 30, 2020 and the year ended December 31, 2019 includes the combined net income (loss) per share of CCI and CRII on a pro forma basis as if the transaction was consummated on January 1, 2019 and, with respect to net book value per share of common stock, on September 30, 2020, and include the effects of certain adjustments in the pro forma consolidated statement of operations activity from January 1, 2019 through September 30, 2020.
The pro forma Fully Combined Company net income (loss) per share for the nine months ended September 30, 2020 and the year ended December 31, 2019, includes the combined net income (loss) per share of CCI, CRII, CMRI and CMRII on a pro forma basis as if the transaction was consummated on January 1, 2019 and, with respect to net book value per share of common stock, on September 30, 2020, and include the effects of certain adjustments in the pro forma consolidated statement of operations activity from January 1, 2019 through September 30, 2020.
The CCI pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this information statement/prospectus.
Comparative Market Price Data and Distribution Data
Neither the CRII Common Stock nor the CCI Common Stock is listed on an exchange and there is no established public trading market for shares of the CRII Common Stock or the CCI Common Stock.

 CRII’s Distribution Data
The CRII Board has historically authorized distributions to the CRII stockholders and the CROP unitholders on a monthly basis that accrue daily to CRII stockholders or CROP unitholders of record as of the close of business on each day and are payable in cumulative amounts on or before the 8th day of each calendar month with respect to the prior month.
The following tables summarize the distributions attributable to the CRII Common Stock (including Series B common stock) and to the CROP Common Units that were declared and paid during 2019 and the first, second and third quarters of 2020.
	Total Distributions to Common Stockholders and Common Limited Partners (dollars in thousands)	Distributions Declared Per Common Share and Common Unit(1)
First Quarter 2019	$3,284	$0.2225
Second Quarter 2019	3,296	$0.2225
Third Quarter 2019	3,327	$0.2225
Fourth Quarter 2019	3,338	$0.2225
Total	$13,245
	Total Distributions to Common Stockholders and Common Limited Partners (dollars in thousands)	Distributions Declared Per Common Share and Common Unit(1)
First Quarter 2020	$3,427	$0.2225
Second Quarter 2020	3,414	$0.2225
Third Quarter 2020	3,403	$0.2225
Total	$10,244
(1)	Assumes the share/unit was issued and outstanding each day during the period presented.
 CCI’s Distribution Data
The CCI Board historically has authorized distributions to CCI stockholders on a monthly basis that accrue daily to CCI stockholders of record as of the close of business on each day and are payable in cumulative amounts on or before the 10th day of each calendar month with respect to the prior month.
For the period from January 1, 2020 to September 30, 2020, the distribution rate declared per share of CCI Common Stock was $0.001366 per day. There can be no assurance that the CCI Board will continue to authorize such distributions at such amount and frequency, if at all.
Distributions declared and distributions paid during 2019 and the first, second and third quarters of 2020 are as follows:
Period	Total Distributions Paid to Common Stockholders	Distributions Declared Per Common Share
First Quarter 2019	$58,045	$0.125
Second Quarter 2019	341,012	$0.125
Third Quarter 2019	687,111	$0.125
Fourth Quarter 2019	917,907	$0.125
First Quarter 2020	1,126,131	$0.125
Second Quarter 2020	1,292,163	$0.125
Third Quarter 2020	1,383,845	$0.125

RISK FACTORS
In addition to the other information included in this information statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” on page [45], the following risks should be considered carefully. In addition, you should read and consider the risks associated with the business of CCI because these risks will also affect the Combined Company. These risks can be found CCI’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which are attached as Annexes to this information statement/prospectus. You should also read and consider the other information included or incorporated by reference in this information statement/prospectus, including the Annexes. See “Where You Can Find More Information” on page [205].
In this section, the term “Combined Company” means the Combined Company or the Fully Combined Company, as applicable.
Risks Related to the CRII Merger
The Merger Consideration will not be adjusted in the event of any change in the relative values of CRII or CCI.
Upon the consummation of the CRII Merger, (i) each share of CRII Common Stock issued and outstanding immediately prior to the effective time of the CRII Merger will convert into the right to receive 2.015 shares of CCI Common Stock, (ii) each share of CRII Series 2016 Preferred Stock issued and outstanding immediately prior to the effective time of the CRII Merger will convert into the right to receive one share of CCI Series 2016 Preferred Stock and (iii) each share of CRII Series 2017 Preferred Stock issued and outstanding immediately prior to the effective time of the CRII Merger will convert into the right to receive one share of CCI Series 2017 Preferred Stock. The Merger Consideration will not be adjusted, other than in the limited circumstances as expressly contemplated in the CRII Merger Agreement in connection with stock splits, combinations, reorganizations or other similar events affecting the outstanding shares of capital stock of CRII or CCI, or in the event that the CCA Note Distribution is not made. Except as expressly contemplated in the CRII Merger Agreement, no change in the Merger Consideration will be made for any reason, including the following:
•	changes in the respective businesses, operations, assets, liabilities and prospects of CRII and CCI;
•	CCI’s failure to complete the CMRI Merger or the CMRII Merger;
•	changes in the estimated value per share of either the shares of CRII Common Stock or CCI Common Stock;
•	interest rates, general market and economic conditions and other factors generally affecting the businesses of CRII and CCI;
•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which CRII and CCI operate;
•	dissident stockholder activity, including any stockholder litigation challenging the transaction;
•	acquisitions, disposals or new development opportunities; and
•	other factors beyond the control of CRII and CCI, including those described or referred to elsewhere in this “Risk Factors” section.
Completion of the CRII Merger is subject to many conditions and if these conditions are not satisfied or waived, the CRII Merger will not be completed, which could result in the expenditure of significant unrecoverable transaction costs.
The CRII Merger Agreement is subject to many conditions, which must be satisfied or waived in order to complete the CRII Merger. The mutual conditions of the parties include, among others, (i) the CRII Voting Stockholder Approval and the CROP Partner Approvals will have been obtained, (ii) the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the CRII Merger, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the CRII Merger Agreement that prohibits, restrains, enjoins or makes illegal the consummation of the CRII Merger or the other transactions contemplated by the

CRII Merger Agreement and (iii) the effectiveness of the registration statement on Form S-4 to be filed by CCI for purposes of registering shares of CCI Common Stock to be issued in connection with the CRII Merger. In addition, each party’s obligation to consummate the CRII Merger is subject to certain other conditions, including, among others, (a) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers and other customary exceptions), (b) the other party’s compliance with its covenants and agreements contained in the CRII Merger Agreement (subject to customary materiality qualifiers), (c) the absence of any change, event, circumstance or development arising during the period from the date of the CRII Merger Agreement until the effective time of the CRII Merger that has had or would have a material adverse effect on the other party, (d) the receipt of the specified lender consents, (e) an opinion of counsel to the effect that such party has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT and (f) the receipt of an opinion of counsel of each party to the effect that the CRII Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the CRII Merger, see “The CRII Merger Agreement—Conditions to Completion of the CRII Merger” beginning on page [18].
There can be no assurance that the conditions to closing of the CRII Merger will be satisfied or waived or that the CRII Merger will be completed. Failure to consummate the CRII Merger may adversely affect CRII’s or CCI’s results of operations and business prospects for the following reasons, among others: (i) each of CRII and CCI has incurred and will continue to incur certain transaction costs, regardless of whether the CRII Merger closes, which could adversely affect each company’s financial condition, results of operations and ability to make distributions to its stockholders; and (ii) the CRII Merger, whether or not it closes, will divert the attention of certain management and other key employees of CRII and CCI from ongoing business activities, including the pursuit of other opportunities that could be beneficial to CRII or CCI, respectively. In addition, CRII or CCI may terminate the CRII Merger Agreement under certain circumstances, including, among other reasons, if the CRII Merger is not completed by the Outside Date. If the CRII Merger is not consummated, the ongoing business of CRII could be adversely affected. See “The CRII Merger Agreement—Termination of the CRII Merger Agreement” beginning on page [166].
Completion of the CRII Merger is not contingent on the completion of the CMRI Merger or the CMRII Merger.
The completion of the CRII Merger is not contingent on the completion of the CMRI Merger or the CMRII Merger, which means the CRII Merger may be completed without the CMRI Merger or the CMRII Merger also being completed. As of December 31, 2020, CMRI owned a joint venture interest in three multifamily apartment communities encompassing in the aggregate 703 apartment units and CMRII owned a joint venture interest in two multifamily apartment communities encompassing in the aggregate 588 apartment units, in each case, with CROP owning the remaining joint venture interest. In the event the CMRI Merger and the CMRII Merger are not completed, CRII stockholders who receive CCI Common Stock in the CRII Merger will not benefit from CCI’s ownership of 100% of the CMRI and CMRII properties. Furthermore, as described elsewhere in this information statement/prospectus, one of the reasons for the Mergers is to realize efficiencies related to the consolidation of the CRII-affiliated REITs that own multifamily apartment communities and other real estate-related assets into one entity. Some of these efficiencies will not be achieved if the CMRI Merger and the CMRII Merger are not completed. The CMRI Merger and the CMRII Merger are subject to a number of conditions, including the approval by the CMRI stockholders of the CMRI Merger and the approval by the CMRII stockholders of the CMRII Merger. There can be no assurance that the CMRI Merger or the CMRII Merger will be completed.
Failure to complete the CRII Merger could negatively impact the future business and financial results of CRII.
If the CRII Merger is not completed, the ongoing business of CRII could be materially and adversely affected and CRII will be subject to a variety of risks associated with the failure to complete the CRII Merger, including the following:
•
CRII being required, under certain circumstances, to pay to CCI a termination payment equal to $10,703,000 (or $11,154,000 if the CCA Note Distribution is not effected) or all of CCI’s expenses related to pursing the CRII Merger and the CROP Merger if the CRII Voting Stockholder Approval or the CROP Partner Approvals are not obtained;

•	CRII having to pay certain costs relating to the CRII Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and
•	the diversion of CRII management focus and resources from operational matters and other strategic opportunities while working to implement the CRII Merger.
If the CRII Merger is not completed, these risks could materially affect the business and financial results of CRII.
The pendency of the CRII Merger, including as a result of the restrictions on the operation of CRII’s and CCI’s business during the period between signing the CRII Merger Agreement and the completion of the CRII Merger, could adversely affect the business and operations of CRII, CCI or both.
In connection with the pending CRII Merger, some business partners or vendors of each of CRII and CCI may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of CRII and CCI, regardless of whether the CRII Merger is completed. In addition, due to operating covenants in the CRII Merger Agreement, each of CRII and CCI may be unable, during the pendency of the CRII Merger, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial. CCI faces similar restrictions and risks related to the CMRI Merger and the CMRII Merger, which could further impact its revenues, earnings, cash flows and expenses.
Some of the directors and executive officers of CRII have interests in seeing the CRII Merger completed that are different from, or in addition to, those of the CRII stockholders.
Some of the directors and executive officers of CRII have interests in seeing the CRII Merger completed that are different from, or in addition to, those of the CRII stockholders. Specifically, Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin beneficially own 100% of the CRII Voting Common Stock and thus, can approve the CRII Merger without the approval of any other CRII stockholders. In addition, Daniel Shaeffer, Chad Christensen and Gregg Christensen control and indirectly own a majority of CCI Advisor, which earns fees from its advisory agreement with CCI. Following the redemption of the CRII Voting Common Stock, as part of the Pre-Merger Transactions, Daniel Shaeffer, Chad Christensen and Gregg Christensen initially will beneficially own approximately 84.5% of CCA, the sole owner of CCI Advisor. Following consummation of the CRII Merger, CCI Advisor is expected to provide advisory services for the Combined Company. Upon consummation of the CRII Merger and the CROP Merger, all CROP LTIP Units granted to executive officers of CRII prior to 2021 and all time-based CCOP LTIP Units granted to executive officers of CCI prior to 2021 will accelerate and vest in full. Pursuant to the Tax Protection Agreement, CROP has agreed to indemnify HT Holdings (including Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin, as beneficial owners of HT Holdings, and their affiliated trusts and certain other entities) against certain tax consequences of a taxable transfer of the properties owned by CROP or its subsidiaries as of the closing date of the CROP Merger, subject to certain conditions and limitations. For more information about these and other interests of the directors and executive officers of CRII, see “The CRII Merger—Interests of CRII’s and CCI’s Directors and Executive Officers in the CRII Merger” beginning on page [16].
The CRII Merger and the CROP Merger are subject to CRII Voting Stockholder Approval and the CROP Partner Approvals.
In order for the CRII Merger and the CROP Merger to be completed, CRII must obtain the CRII Voting Stockholder Approval and CROP must obtain CROP Partner Approvals. Under the terms of the Voting Agreement, CR Holdings has irrevocably agreed to provide the CRII Voting Stockholder Approval. CROP expects to obtain the CROP Partner Approvals. If the CRII Voting Stockholder Approval and/or the CROP Partner Approvals are not obtained by the Outside Date, either party can terminate the CRII Merger Agreement, in which case the CRII Merger would not be consummated.
The CRII Merger Agreement contains provisions that could discourage a potential competing acquirer of CRII or could result in an Acquisition Proposal being at a lower price than it might otherwise be.
The CRII Merger Agreement contains provisions that, subject to limited exceptions, restrict CRII’s ability to solicit, initiate or knowingly facilitate or encourage any Acquisition Proposal. With respect to any written, bona fide Acquisition Proposal that CRII receives, CCI generally has an opportunity to offer to modify the terms of the CRII Merger Agreement in response to such proposal before the CRII Board may change, withdraw or modify its recommendation to the CRII stockholders in response to such Acquisition Proposal or terminate the CRII Merger Agreement to enter into an agreement with respect to such Acquisition Proposal. Upon termination of the CRII Merger Agreement under certain circumstances relating to an Acquisition Proposal, CRII would have to pay CCI a termination payment equal to $10,703,000 (or $11,154,000 if the CCA Note Distribution is not effected).
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of CRII’s business from considering or making an Acquisition Proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than that market value proposed to be received or realized in the CRII Merger, or might cause a potential competing acquirer to propose to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination payment that may become payable in certain circumstances under the CRII Merger Agreement.
In certain circumstances, either of CRII or CCI may terminate the CRII Merger Agreement.
CRII or CCI may terminate the CRII Merger Agreement if the CRII Merger has not been consummated by the Outside Date. Also, the CRII Merger Agreement may be terminated if a final and non-appealable order is entered permanently restraining or otherwise prohibiting the transaction, upon a material uncured breach by the other party that would cause the closing conditions not to be satisfied, or upon the failure to obtain the CRII Voting Stockholder Approval or the CROP Partner Approvals. In addition, CRII has the right to terminate the CRII Merger Agreement at any time prior to obtaining the CRII Voting Stockholder Approval and the CROP Partner Approvals in order to accept a Superior Proposal. Finally, CCI has the right to terminate the CRII Merger Agreement at any time prior to obtaining the CRII Voting Stockholder Approval and the CROP Partner Approvals upon an Adverse Recommendation Change made by the CRII Board or CRII has breached or failed to comply with the non-solicitation provisions in the CRII Merger Agreement. See “The CRII Merger Agreement—Termination of the CRII Merger Agreement” beginning on page [166].
CRII and CCI each expect to incur substantial expenses related to the CRII Merger.
CRII and CCI each expect to incur substantial expenses in connection with completing the CRII Merger and integrating the properties and operations of CRII that CCI is acquiring with those of CCI. Although CRII and CCI each has assumed that a certain level of transaction expenses would be incurred, there are a number of factors beyond the control of each company that could affect the total amount or the timing of such expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction expenses associated with the CRII Merger could, particularly in the near term, exceed the savings that CCI expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings following the completion of the CRII Merger.
CCI expects to incur substantial expenses related to the CMRI Merger and the CMRII Merger.
CCI expects to incur substantial expenses in connection with completing the CMRI Merger and the CMRII Merger and integrating the properties and operations of CMRI and CMRII with those of CCI. While CCI has assumed that a certain level of transaction expenses would be incurred, there are a number of factors beyond the control of CCI that could affect the total amount or the timing of such expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction expenses associated with the CMRI Merger and the CMRII Merger could, particularly in the near term, exceed the savings that CCI expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings following the completion of the CMRI Merger and CMRII Merger.
The ownership positions of CCI and CRII stockholders will be diluted by the Mergers.
The Mergers will dilute the ownership position of the CCI stockholders and result in the CRII stockholders having an ownership stake in the Combined Company that is smaller than their current stake in CRII. Upon completion of the CRII Merger and the CROP Merger, based on the number of shares of CCI Common Stock and CRII Common Stock and the number CCOP Common Units and CROP Common Units outstanding on January 26, 2021, continuing common stockholders of CCI and former common stockholders of CRII will own approximately 96.6% and 3.4%, respectively, of the issued and outstanding shares of common stock of the

Combined Company. This will result in continuing common stockholders of CCI and former common stockholders of CRII owning 28.2% and 1.0%, respectively, of CROP Common Units, alongside the continuing CROP limited partners who will own 70.8% of CROP Common Units after the CRII Merger. Upon completion of all of the Mergers, based on the number of shares of CCI Common Stock, CRII Common Stock, CMRI common stock, CMRII common stock, and the number of CCOP Common Units, CROP Common Units and the partnership units for CMRI OP and CMRII OP outstanding on January 26, 2021, continuing common stockholders of CCI and former common stockholders of CRII, CMRI and CMRII will own approximately 51.7%, 1.8%, 24.4% and 22.1%, respectively, of the issued and outstanding shares of the Fully Combined Company common stock. This will result in continuing common stockholders of CCI and former common stockholders of CRII, CMRI and CMRII owning 22.5%, 0.8%, 10.6% and 9.6%, respectively, of the CROP Common Units, alongside the continuing CROP limited partners who will own 56.5% of the CROP Common Units after the Mergers. Consequently, CCI stockholders and CRII stockholders, as a general matter, will have less influence over the management and policies of the Combined Company following the Mergers than each currently exercise over the management and policies of CCI and CRII, as applicable.
Litigation challenging any of the Mergers may increase transaction costs and prevent the applicable merger from becoming effective or from becoming effective within the expected time frame.
If any stockholder files a lawsuit challenging the CRII Merger, the CMRI Merger or the CMRII Merger, CRII and CCI can provide no assurances as to the outcome of any such lawsuit, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing any of the Mergers on the agreed-upon terms, such an injunction may prevent the completion of the applicable merger in the expected time frame or may prevent it from being completed altogether. Whether or not any such plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operations of each company’s business.
The CRII Merger is not a liquidity event. If a liquidity event is ever realized or if a stockholder is otherwise able to sell its shares, the value received may be substantially less than what CRII or CCI could have obtained by effecting a liquidity event at this time and substantially less than what a stockholder paid for its investment in CRII, CROP or CCI.
The CRII Merger and the CROP Merger are equity-for-equity transactions. Stockholders will not receive cash for their shares. Although the Combined Company is expected to maintain a share redemption plan, the plan may be suspended at any time. Therefore, stockholders may have to hold their investment in CCI or CROP for an indefinite period after the CRII Merger. During this holding period, the Combined Company may perform worse than expected, and it is possible that stockholders will lose their entire investment. If CRII, CROP or CCI pursued a transaction that amounted to a liquidity event at this time, such as an orderly liquidation or a merger with another entity for cash or liquid securities, their stockholders might realize a better return than what they will achieve if the Combined Company pursues its long-term business plan.
Risks Related to the Combined Company Following the Mergers
The Combined Company will have substantial indebtedness upon completion of the Mergers.
In connection with the Mergers, the Combined Company will assume and/or refinance certain indebtedness of CRII, CMRI and CMRII, and will be subject to risks associated with debt financing, including a risk that the Combined Company’s cash flow could be insufficient to meet required payments on its debt. As of September 30, 2020, CCI had $84.5 million of outstanding debt, comprised of $36 million on its credit facility with Berkadia Commercial Mortgage, LLC and $48.5 million on its credit facility with J.P. Morgan Chase Bank, N.A. After giving effect to the Mergers, the Fully Combined Company’s total pro forma consolidated indebtedness will increase. Taking into account CRII’s existing indebtedness, transaction expenses and the assumption and/or refinancing of indebtedness in the CRII Merger, the Combined Company’s pro forma consolidated indebtedness as of September 30, 2020, after giving effect to the CRII Merger, would be approximately $771 million. Taking into account CRII’s, CMRI’s and CMRII’s existing indebtedness, transaction expenses and the assumption and/or refinancing of indebtedness in all of the Mergers, the Fully Combined Company’s pro forma consolidated indebtedness as of September 30, 2020, after giving effect to all of the Mergers, would be approximately $771 million, approximately 56% of our net assets before deducting depreciation and other non-cash reserves. This amount excludes debt on unconsolidated real estate investments.

In addition, the Combined Company and the Fully Combined Company will have 144.4 million of preferred equity that has various redemption and maturity dates.
The Combined Company’s indebtedness could have important consequences to holders of its common stock and preferred stock, including the CRII stockholders who receive CCI Common Stock in the CRII Merger, including:
•	vulnerability of the Combined Company to general adverse economic and industry conditions;
•	limiting the Combined Company’s ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;
•
requiring the use of a substantial portion of the Combined Company’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

•	limiting the Combined Company’s flexibility in planning for, or reacting to, changes in its business and its industry;
•	putting the Combined Company at a disadvantage compared to its competitors with less indebtedness; and
•	limiting the Combined Company’s ability to access capital markets.
For certain loans, if the Combined Company defaults under a mortgage loan, it would automatically be in default under any other loan that has cross-default provisions, and it may lose the properties securing these loans.
The Combined Company may need to incur additional indebtedness in the future.
It is possible that the Combined Company may increase its outstanding debt from current levels. The amount of such indebtedness could have material adverse consequences for the Combined Company, including hindering the Combined Company’s ability to adjust to changing market, industry or economic conditions; limiting the Combined Company’s ability to access the capital markets to refinance maturing debt or to fund acquisitions, development or emerging businesses and limiting the possibility of a listing on a securities exchange; limiting the amount of free cash flow available for future operations, acquisitions, distributions, stock repurchases or other uses; making the Combined Company more vulnerable to economic or industry downturns, including interest rate increases; and placing the Combined Company at a competitive disadvantage compared to less leveraged competitors.
Following the consummation of the Mergers, the Combined Company may assume certain potential and unknown liabilities relating to CRII, CMRI and CMRII.
Following the consummation of the Mergers, the Combined Company will have assumed certain potential and unknown liabilities relating to CRII, CMRI and CMRII. These liabilities could be significant and have a material adverse effect on the Combined Company’s business to the extent the Combined Company has not identified such liabilities or has underestimated the amount of such liabilities.
The Combined Company will be subject to risks arising from litigation.
CROP and its subsidiaries are party to certain litigation matters which are in various stages of litigation. Following the consummation of the CRII Merger, the Combined Company will be subject to the risks arising from this litigation. Litigation can be costly, and the results of litigation are difficult to predict. The Combined Company may not have adequate insurance coverage or contractual protection to cover costs and liability in the event the litigation is not resolved favorably, and to the extent the Combined Company resorts to litigation to enforce its rights, as CRII has done in certain instances, the Combined Company may incur significant costs and ultimately be unsuccessful or unable to recover amounts it believes are owed to it. In addition, the Combined Company may have little or no control of the timing of litigation, which presents challenges to its strategic planning.

The historical and unaudited pro forma combined financial information included in this information statement/prospectus may not be representative of the Combined Company’s results following the effective time of the Mergers, and accordingly, CRII stockholders have limited financial information on which to evaluate the Combined Company.
The historical and unaudited pro forma combined financial information included in this information statement/prospectus have been presented for informational purposes only and are not necessarily indicative of the Combined Company’s financial position or results of operations that actually would have occurred had the Mergers been completed as of the date indicated, nor are they indicative of the future operating results or financial position of the Combined Company. The unaudited pro forma combined financial information does not reflect future events that may occur after the effective time of the Mergers, including any future nonrecurring charges resulting from the Mergers, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined financial information presented elsewhere in this information statement/prospectus is based in part on certain assumptions regarding the Mergers that CRII and CCI believe are reasonable under the circumstances. CRII and CCI can provide no assurances that the assumptions will prove to be accurate over time.
Potential development and construction delays and resultant increased costs and risks may hinder our operating results and decrease our net income.
The Combined Company will acquire unimproved real property or properties for development or that are under development or construction. Investments in such properties will be subject to the uncertainties associated with the development and construction of real property, including those related to re-zoning land for development, environmental concerns of governmental entities and/or community groups and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, the Combined Company may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. The Combined Company may incur additional risks when it makes periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of the Combined Company’s investment. In addition, the Combined Company will be subject to normal lease-up risks relating to newly constructed projects. The Combined Company also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time it acquires the property. If the Combined Company’s projections are inaccurate, the Combined Company may pay too much for a property, and the return on its investment could suffer.
The Combined Company may incur adverse tax consequences if prior to the Mergers, CCI, CRII, CMRI or CMRII failed to qualify as a REIT for U.S. federal income tax purposes.
Each of CCI, CRII, CMRI and CMRII has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the CRII Merger, the CMRI Merger and the CMRII Merger, and the Combined Company intends to continue operating in such a manner following the Mergers. None of CCI, CRII, CMRI or CMRII has requested or plans to request a ruling from the Internal Revenue Service, or the IRS, that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations is greater in the case of a REIT, like each of CCI, CRII, CMRI and CMRII, that holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within the control of CCI, CRII, CMRI or CMRII may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of CCI, CRII, CMRI or CMRII must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its REIT taxable income, excluding any net capital gains.

If CCI, CRII, CMRI or CMRII (or, following the Mergers, the Combined Company) loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:
•
it would be subject to U.S. federal corporate income tax on its net income for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

•	it could be subject to the federal alternative minimum tax for taxable years prior to January 1, 2018 and possibly increased state and local taxes;
•
unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•
for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Following the Mergers, the Combined Company will inherit any liability with respect to unpaid taxes of CCI, CRII, CMRI and CMRII for any periods prior to the Mergers. In addition, as described above, if CRII, CMRI or CMRII failed to qualify as a REIT as of the Mergers but the Combined Company nevertheless qualified as a REIT, in the event of a taxable disposition of a former CRII, CMRII or CMRII, as applicable, asset during the five years following the Mergers the Combined Company would be subject to corporate tax with respect to any built-in gain inherent in such asset as of the Mergers.
As a result of all these factors, any of CCI, CRII, CMRI, CMRII or the Combined Company’s failure to qualify as a REIT could impair the Combined Company’s ability to expand its business and have other material adverse effects on the Combined Company. In addition, for years in which the Combined Company does not qualify as a REIT, it would not otherwise be required to make distributions to stockholders.
In certain circumstances, even if the Combined Company qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state and other taxes, which would reduce the Combined Company’s cash available for distribution to its stockholders.
Even if the Combined Company has qualified and continues to qualify as a REIT, it may be subject to some U.S. federal, state and local taxes on its income or property and, in certain cases, a 100% penalty tax, in the event it sells property as a dealer. Any U.S. federal, state or other taxes the Combined Company pays will reduce its cash available for distribution to stockholders. See “U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of CCI Common Stock—Taxation of the Combined Company” beginning on page [130].
If the CRII Merger does not qualify as a tax-free reorganization, there may be adverse tax consequences.
The CRII Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. The closing of the CRII Merger is conditioned on the receipt by each of CRII and CCI of an opinion of its respective counsel to the effect that the CRII Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. However, these legal opinions will not be binding on the IRS or on the courts. If, for any reason, the CRII Merger failed to qualify as a tax-free reorganization, then (i) each CRII stockholder generally would recognize gain or loss, as applicable, equal to the difference between (A) the Merger Consideration (i.e. the fair market value of the shares of CCI stock) received by the CRII stockholder in the CRII Merger and (B) the CRII stockholder’s adjusted tax basis in its CRII stock and (ii) CRII would recognize gain or loss, as applicable, equal to the difference between the gross fair market value and the aggregate adjusted tax basis of its assets.
The Combined Company will depend on key personnel for its future success, and the loss of key personnel or inability to attract and retain personnel could harm the Combined Company’s business.
The future success of the Combined Company will depend in large part on the ability of the Combined Company to attract and retain a sufficient number of qualified personnel. The future success of the Combined Company also depends upon the service of the Combined Company’s executive officers, who have extensive market knowledge and relationships and will exercise substantial influence over the Combined Company’s operational, financing, acquisition and disposition activity. Among the reasons that they are important to the Combined Company’s success is that each has a national or regional industry reputation that is expected to attract business and investment opportunities and assist the Combined Company in negotiations with lenders, potential business partners and industry personnel.
Many of the Combined Company’s other key executive personnel, particularly its senior managers, also have extensive experience and strong reputations in the industry. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and potential business partners is critically important to the success of the Combined Company’s business. The loss of services of one or more members of the Combined Company’s senior management team, or the Combined Company’s inability to attract and retain highly qualified personnel, could adversely affect the Combined Company’s business, diminish the Combined Company’s investment opportunities and weaken its relationships with lenders, business partners and industry personnel, which could materially and adversely affect the Combined Company.
Key employees may depart either before or after the Mergers because of a desire not to remain with the Combined Company following the Mergers. Accordingly, no assurance can be given that the Combined Company will be able to retain key employees.
CROP may be subject to tax indemnification obligations upon the taxable sale of certain of its properties. CROP will not have control of the assets that will be subject to an in-kind redemption transaction under the Tax Protection Agreement.
CROP and HT Holdings entered into the Tax Protection Agreement pursuant to which CROP agrees, for a period of 10 years following the effective time of the CRII Merger, to indemnify HT Holdings (including Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin, as beneficial owners of HT Holdings, and their affiliated trusts and certain other entities) (collectively, the “protected partners”) against certain tax consequences of a taxable transfer of all or any portion of the properties that are owned by CROP or any of its subsidiaries as of the closing date of the CROP Merger, subject to certain conditions and limitations. These indemnification obligations could prevent CROP from selling its properties at times and on terms that are in the best interest of CROP, CCI and their respective equity owners and any indemnification payments that may become payable could be a significant expense of CROP and CCI. In addition, at any time after the closing (including after expiration of the tax protection term), each protected partner and CROP will have right to exercise an in-kind redemption transaction (i.e., a redemption of all of the protected partner’s interest in CROP in exchange for one or more assets of CROP at the then-current market price). This would eliminate CROP’s indemnification obligations to the protected partner(s). The protected partners will have the right to select the assets of CROP necessary to effectuate the in-kind redemption transaction, subject to certain limitation. If an in-kind redemption transaction is effectuated, CROP’s portfolio may become less geographically diverse and thus subject to greater market risk, and CROP may be required to transfer some of its prime assets to the protected partner(s).
In addition, CROP has entered into tax indemnification agreements with certain persons who contributed their interests in properties to CROP in exchange for CROP Common Units. These agreements provide that CROP will indemnify such contributors against certain tax consequences of a taxable sale of a property contributed by such contributors through 2025, subject to certain conditions and limitations. The obligations of CROP under these indemnification agreements may constrain CROP with respect to deciding to dispose of a particular property and may also result in financial obligations for CROP and CCI.
Risks Related to CCI’s Structure and an Investment in CCI
There is no public market for the shares of CCI Common Stock and CCI is not required to provide for a liquidity event. Therefore, it may be difficult for the CCI stockholders to sell their shares and, if stockholders are able to sell their shares, they will likely sell them at a substantial discount.
There is no current established public market for shares of CCI Common Stock, and the CCI Charter does not require the CCI Board to seek stockholder approval to liquidate CCI by a specified date nor list shares of CCI Common Stock on an exchange by a specified date. The CCI Charter limits the CCI stockholders’ ability to transfer or sell their shares unless the prospective stockholder meets the applicable suitability and minimum purchase standards. The CCI Charter also prohibits the ownership of more than 9.8% of CCI stock, unless exempted by the CCI Board, which may inhibit large investors from desiring to purchase stockholders’ shares of

CCI Common Stock. In addition, prospective CCI stockholders should not rely on CCI’s share repurchase plan, or SRP, as a method to sell shares promptly because CCI’s SRP includes numerous restrictions that limit a stockholder’s ability to sell shares to CCI, and the CCI Board may amend, suspend or terminate CCI’s SRP upon 15 days’ prior notice to the CCI stockholders for any reason it deems appropriate. CCI will not make any share repurchases unless CCI has sufficient funds available for repurchase, which could include other operating funds that may be authorized by the CCI Board and the applicable quarterly limitations described in CCI’s SRP have not been reached, and to the extent the total number of shares for which repurchase is requested does not exceed 5% of the number of shares of CCI Common Stock outstanding on December 31 of the previous calendar year. Additionally, repurchases pursuant to CCI’s SRP are limited to the number of shares that may be purchased with the net proceeds from the sale of shares under CCI’s distribution reinvestment plan during the previous calendar year, and the current share repurchase price is at a discount based on a stockholder’s applicable holding period. The CCI Board may reject any request for repurchase of shares. Therefore, CCI stockholders may not have the opportunity to make a repurchase request under CCI’s SRP and CCI stockholders may not be able to sell any of their shares of CCI Common Stock back to CCI pursuant to the SRP. Moreover, if the CCI stockholders are able to sell their shares back to CCI, it may not be for the same price they paid for the shares being repurchased. In the event the CRII Merger, the CMRI Merger and/or the CMRII are consummated, CCI expects to communicate the terms of the Combined Company’s SRP, which will be determined by the Combined Company’s board of directors at a future time. Investor suitability standards imposed by certain states may also make it more difficult to sell shares to someone in those states.
The outbreak of widespread contagious disease, such as the novel coronavirus, COVID-19, could adversely impact our operations and the value of our investments.
The recent outbreak of the COVID-19 virus that has rapidly spread to a growing number of countries, including the United States, has created considerable instability and disruption in the U.S. and world economies. The extent to which our results of operations or our overall value will be affected by the COVID-19 virus will largely depend on future developments, which are highly uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of the COVID-19 virus and the actions required to be undertaken to contain the COVID-19 virus or treat its impact. Given the uncertainty, no assurance can be given that the value of our investments made prior to March 2020 has not declined below the purchase price of the investment. As a result of shutdowns, quarantines or actual viral health issues, tenants at our multifamily apartment communities may experience reduced wages for a prolonged period of time and may be unable to make their rental payments. We may be unable to evict tenants due to federal, state and/or local laws or regulations or lender requirements implemented as a result of the COVID-19 virus outbreak. In addition, property managers may be limited in their ability to properly maintain our multifamily apartment communities. Market fluctuations may affect our ability to obtain necessary funds for our operations from current lenders or new borrowings. In addition, we may be unable to obtain financing for the acquisition of investments on satisfactory terms, or at all. The occurrence of any of the foregoing events or any other related matters could materially and adversely affect our financial performance and our overall value, and investors could lose all or a substantial portion of their investment in us.
The most recent offering price of $10.00 for shares of CCI Common Stock was not established in reliance on a valuation of CCI’s assets and liabilities. You should not rely on the most recent offering price as being an accurate measure of the current value of CCI Common Stock.
The most recent offering price of $10.00 for shares of CCI Common Stock was not established in reliance on a valuation of CCI’s assets and liabilities but was determined on an arbitrary basis in connection with the initial offering of shares of CCI Common Stock. The most recent offering price of CCI Common Stock bears no relationship to CCI’s book or asset values or to any other established criteria for valuing shares. The actual value of an investment in us may be less than the most recent offering price. In particular, and as discussed in the risk factor above, we do not know the extent to which our results of operations or overall value will be affected by the COVID-19 virus and no assurance can be given that the actual value of an investment in us is not substantially less than the most recent offering price. CCI plans to determine the net asset value of the CCI Common Stock no later than May 17, 2021 and annually thereafter. With respect to the offering price per share, CCI can give no assurance that:
•	a CCI stockholder would be able to sell its shares at the $10.00 offering price;

•	a CCI stockholder would ultimately realize distributions per share equal to the $10.00 offering price upon liquidation of CCI’s assets and settlement of its liabilities or a sale of CCI;
•	CCI Common Stock would trade at the $10.00 offering price on a national securities exchange;
•	a third party would offer the $10.00 offering price in an arm’s-length transaction to purchase all or substantially all of the CCI Common Stock; or
•	the methodologies used to estimate the value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
The value of shares of CCI Common Stock will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to real estate and finance markets. In particular, the COVID-19 virus outbreak has had a negative impact on the economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to CCI’s operations and investments.
CCI has paid, and it is likely CCI will continue to pay, distributions from sources other than its cash flow from operations. To the extent that CCI pays distributions from sources other than its cash flow from operations, CCI will have reduced funds available for investment and the overall return to CCI stockholders may be reduced.
CCI’s organizational documents permit CCI to pay distributions from any source, including net proceeds from its public and private offerings and borrowings. To the extent that CCI’s cash flow from operations has been or is insufficient to fully cover CCI’s distributions, CCI has paid, and may continue to pay, distributions from sources other than cash flow from operations. It is likely that CCI, following the CRII Merger, CMRI Merger and/or the CMRII Merger, will pay a portion of distributions from sources other than cash flow from operations. CCI has not established a limit on the amount of proceeds from its public and private offerings or other sources, other than cash flow from operations, which CCI may use to fund distributions.
To the extent that CCI funds distributions from sources other than its cash flow from operations, CCI’s funds available for investment will be reduced relative to the funds available for investment if its distributions were funded solely from cash flow from operations, CCI’s ability to achieve CCI’s investment objectives will be negatively impacted, and the overall return to CCI stockholders may be reduced. In addition, if CCI makes a distribution in excess of CCI’s current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, which will reduce the stockholder’s tax basis in its shares of common stock. The amount, if any, of each distribution in excess of a stockholder’s tax basis in shares of CCI Common Stock will be taxable as gain realized from the sale or exchange of property.
For the year ended December 31, 2019, we made aggregate distributions of $2,004,075, including $1,602,472 distributions paid in cash and $401,603 of distributions reinvested through our distribution reinvestment plan. Our net loss for the year ended December 31, 2019 was $3,296,194. Cash flows used in operating activities for the year ended December 31, 2019 was $459,142. We funded our total distributions paid, which includes net cash distributions and distributions reinvested by stockholders, with $384,310 prior period cash provided by operating activities and $1,619,765 of offering proceeds. For the nine months ended September 30, 2020, we paid aggregate distributions of $3,802,139, including $2,997,008 distributions paid in cash and $805,131 distributions reinvested through our distribution reinvestment plan. Our net loss for the nine months ended September 30, 2020 was $6,756,268. Cash flows provided by operating activities were $175,357 during the nine months ended September 30, 2020. We funded our total distributions paid, which includes net cash distributions and distributions reinvested by stockholders, with $571,878 prior period cash provided by operating activities and $3,230,261 of offering proceeds. From July 27, 2016 (inception) through September 30, 2020, we paid cumulative distributions of $6,275,555 and our cumulative net loss during the same period was $10,152,671.
If the aggregate amount of cash CCI distributes to stockholders in any given year exceeds the amount of its “REIT taxable income” generated during the year, the excess amount will either be (i) a return of capital or (ii) a gain from the sale or exchange of property to the extent that a stockholder’s basis in CCI Common Stock equals or is reduced to zero as the result of CCI’s current or prior year distributions.

CCI is an “emerging growth company” under the federal securities laws and is subject to reduced public company reporting requirements.
CCI is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and is eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies. CCI may retain its status as an “emerging growth company” for a maximum of five years, or until the earliest of (i) the last day of the first fiscal year in which it has total annual gross revenue of $1.07 billion or more, (ii) December 31 of the fiscal year that CCI becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (which would occur if the market value of CCI Common Stock held by non-affiliates exceeds $700 million, measured as of the last business day of CCI’s most recently completed second fiscal quarter, and CCI has been publicly reporting for at least 12 months) or (iii) the date on which CCI has issued more than $1 billion in non-convertible debt during the preceding three-year period. Under the JOBS Act, emerging growth companies (a) are permitted to provide audited financial statements for two fiscal years instead of three fiscal years required for other reporting companies, (b) are not required to provide certain disclosures relating to executive compensation generally required for larger public companies, (c) are not required to provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act, (d) are not required to comply with the audit rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) after April 5, 2012 (unless the SEC determines otherwise) and (e) do not have to hold shareholder advisory votes on executive compensation. Taking advantage of any of these reduced requirements may make the CCI Common Stock less attractive.
Additionally, the JOBS Act provides that an “emerging growth company” may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. However, CCI has elected to “opt out” of such extended transition period and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that CCI’s decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.
A cybersecurity incident and other technology disruptions could negatively impact CCI’s business.
CCI uses technology in substantially all aspects of its business operations. CCI also uses mobile devices, social networking, outside vendors and other online activities to connect with CCI’s residents, suppliers and employees of its affiliates. Such uses give rise to potential cybersecurity risks, including security breach, espionage, system disruption, theft and inadvertent release of information. CCI’s business involves the storage and transmission of numerous classes of sensitive and confidential information and intellectual property, including residents’ and suppliers’ personal information, private information about employees of CCI’s affiliates, and financial and strategic information about CCI. If CCI fails to assess and identify cybersecurity risks associated with CCI’s operations, CCI may become increasingly vulnerable to such risks. Additionally, the measures CCI has implemented to prevent security breaches and cyber incidents may not be effective. The theft, destruction, loss, misappropriation or release of sensitive and/or confidential information or intellectual property, or interference with CCI’s information technology systems or the technology systems of third parties on which CCI relies, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of residents, potential liability and competitive disadvantage, any of which could result in a material adverse effect on CCI’s financial condition or results of operations.
The limit on the percentage of shares of CCI Common Stock that any person may own may discourage a takeover or business combination that may benefit CCI’s stockholders.
The CCI Charter restricts the direct or indirect ownership by one person or entity to no more than 9.8% of the value of CCI’s then outstanding capital stock (which includes common stock and any preferred stock CCI may issue) and no more than 9.8% of the value or number of shares, whichever is more restrictive, of the then outstanding CCI Common Stock unless exempted (prospectively or retroactively) by the CCI Board. These restrictions may discourage a change of control of CCI and may deter individuals or entities from making tender offers for shares of CCI Common Stock on terms that might be financially attractive to stockholders or which may cause a change in CCI’s management. In addition to deterring potential transactions that may be favorable to CCI’s stockholders, these provisions may also decrease the ability of stockholders to sell their shares of CCI Common Stock.
CCI may issue additional preferred stock or other classes of common stock, which issuance could adversely affect the existing holders of CCI Common Stock.
CCI stockholders do not have preemptive rights to any shares issued by CCI in the future. CCI may issue, without stockholder approval, preferred stock or other classes of common stock with rights that could dilute the value of shares of CCI Common Stock. The issuance of preferred stock or other classes of common stock could increase the number of CCI stockholders entitled to distributions without simultaneously increasing the size of CCI’s asset base. Under the CCI Charter, CCI has authority to issue a total of 1,100,000,000 shares of capital stock, of which 500,000,000 are classified as “Class A Common Stock” with a par value of $0.01 per share, 500,000,000 are classified as “Class T Common Stock” with a par value of $0.01 per share, 5,000,000 are classified as “Series 2019 Preferred Stock” with a par value of $0.01 per share and 95,000,000 shares are classified as preferred stock with a par value of $0.01 per share. The CCI Board, with the approval of a majority of the entire CCI Board and without any action by the CCI stockholders, may amend the CCI Charter from time to time to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that CCI has authority to issue. CCI has designated preferred stock with a distribution preference over common stock and payment of the distribution preferences of the outstanding preferred stock reduce the amount of funds available for the payment of distributions on the CCI Common Stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event CCI liquidates, dissolves or winds up before any payment is made to the CCI common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock or a separate class or series of common stock may make more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of CCI’s securities, or the removal of incumbent management.
On November 8, 2019, CCI classified and designated 5,000,000 shares of its authorized but unissued preferred stock as shares of non-voting Series 2019 preferred stock (the “CCI Series 2019 Preferred Stock”) which CCI is offering for sale pursuant to a private placement offering of up to $50,000,000 at $10.00 per share. The outstanding shares of CCI Series 2019 Preferred Stock are entitled to receive a preferential dividend equal to a 5.5% cumulative but not compounded annual return (subject to an increase to 6% in certain circumstances). Holders of the CCI Series 2019 Preferred Stock are entitled to cumulative dividends before any dividends may be declared or set aside on the CCI Common Stock, or the redemption of the CCI Common Stock and a liquidation preference of $10.00 per share plus any accrued and unpaid distributions before any payment is made to holders of the CCI Common Stock upon any voluntary or involuntary liquidation, dissolution or winding of CCI. As of January 26, 2020, CCI had sold 3,308,325.86 shares of CCI Series 2019 Preferred Stock.
In connection with the CRII Merger, CCI will designate 14,500,000 shares of its authorized but unissued preferred stock as shares of non-voting Series 2016 preferred stock, or CCI 2016 Series Preferred Stock, and will issue one share of CCI Series 2016 Preferred Stock for each share of CRII Series 2016 Preferred Stock outstanding prior to the effective time of the CRII Merger. The outstanding shares of CCI Series 2016 Preferred Stock will be entitled to receive a preferential dividend equal to a 6.5% cumulative but not compounded annual return (subject to an increase to 7% in certain circumstances). In addition, CCI will designate 5,000,000 shares of its authorized but unissued preferred stock as shares of non-voting Series 2017 preferred stock, or CCI 2017 Series Preferred Stock, and will issue one share of CCI Series 2017 Preferred Stock for each share of CRII Series 2017 Preferred Stock outstanding prior to the effective time of the CRII Merger. The outstanding shares of CCI Series 2017 Preferred Stock will be entitled to receive a preferential dividend equal to a 7.5% cumulative but not compounded annual return (subject to an increase to 8% in certain circumstances). Holders of the CCI Series 2016 Preferred Stock and CCI Series 2017 Preferred Stock will be entitled to cumulative dividends before any dividends may be declared or set aside on the CCI Common Stock, or the redemption of the CCI Common Stock and a liquidation preference of $10.00 per share plus any accrued and unpaid distributions before any payment is made to holders of the CCI Common Stock upon any voluntary or involuntary liquidation, dissolution or winding of CCI. Upon completion of the CRII Merger, CCI will issue and there will be outstanding 14,149,943.36 shares of CCI Series 2016 Preferred Stock and 258,550 shares CCI Series 2017 Preferred Stock.

CCI stockholders’ interests in CCI will be diluted as it issues additional shares at prices below the Combined Company’s estimated NAV per share.
CCI stockholders do not have preemptive rights to any shares issued by it in the future. Subject to any limitations set forth under Maryland law, the CCI Board may increase the number of authorized shares of stock, increase or decrease the number of shares of any class or series of stock designated, or reclassify any unissued shares without the necessity of obtaining stockholder approval. All of such shares may be issued in the discretion of the CCI Board. Therefore, if and as CCI (i) sells additional shares of CCI Common Stock in the future, including those issued pursuant to CCI’s distribution reinvestment plan, (ii) sells securities that are convertible into shares of CCI Common Stock, (iii) issues shares of its common stock in a private offering of securities to institutional investors, (iv) issues shares of restricted common stock or stock options to its independent directors or executive officers or (v) issues shares of its common stock in connection with an exchange of limited partnership interests of its operating partnership, in each case at prices below the Combined Company’s estimated NAV per share, existing stockholders will experience dilution of their equity investment in CCI. Because the limited partnership interests of CCOP, and if the CROP Merger is consummated, the limited partnership interests of CROP, may, in the discretion of the CCI Board, be exchanged for shares of CCI Common Stock, any merger, exchange or conversion between CCOP or CROP, as applicable, and another entity ultimately could result in the issuance of a substantial number of shares of CCI Common Stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons described in this “Risk Factors” section, stockholders should not expect to be able to own a significant percentage of CCI shares.
The issuance of CROP LTIP Units and CROP Special LTIP Units to senior officers of the Combined Company may dilute the CCI stockholders’ interests in CCI after such LTIP units vest and have the right to be exchanged for CCI Common Shares.
CROP grants equity awards of CROP LTIP Units and CROP Special LTIP Units to certain of CRII’s and CROP’s executives and employees under CRII’s long-term incentive program, or LTIP Program. These LTIP units are convertible into CROP Common Units upon achieving certain vesting and performance requirements. After the LTIP units vest, they will become CROP Common Units and the holders thereof will be eligible to exchange their CROP Common Units to shares of CCI Common Stock under the terms of the CROP Partnership Agreement, subject to a one-year holding period. Thus, the ownership position of the CCI stockholders will be diluted. It is anticipated that the Combined Company will implement a new LTIP Program following completion of the CRII Merger and it is possible that the number of LTIP units available for issuance under such LTIP Program may increase.
CCI stockholders’ investment return may be reduced if CCI is required to register as an investment company under the Investment Company Act; if CCI’s subsidiaries or CCI become an unregistered investment company, then CCI could not continue its business.
Neither CCI nor any of its subsidiaries intend to register as investment companies under the Investment Company Act. If CCI or its subsidiaries were obligated to register as investment companies, then CCI would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things, (i) limitations on capital structure, (ii) restrictions on specified investments, (iii) prohibitions on transactions with affiliates and (iv) compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase CCI’s operating expenses.
Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:
•
pursuant to Section 3(a)(1)(A), is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•
pursuant to Section 3(a)(1)(C), is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of United States government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes United States government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).
Neither CCI nor CCOP (nor CROP if the CRII Merger is completed) should be required to register as an investment company under either of the tests above. With respect to the 40% test, most of the entities through which CCI and CCOP (or CROP if the CRII Merger is completed) will own CCI’s assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).
With respect to the primarily engaged test, CCI and CCOP (or CROP if the CROP Merger is completed) will be holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of CCOP (or CROP if the CROP Merger is completed), CCI and CCOP (or CROP if the CROP Merger is completed) will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.
If any of the subsidiaries of CCOP (or CROP if the CROP Merger is completed) fail to meet the 40% test, then CCI believes they will often be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate” or qualifying assets, at least 80% of its assets in qualifying assets plus real estate-related assets, and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on the no-action letters. CCI expects that any of the subsidiaries of CCOP (or CROP if the CROP Merger is completed) relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, with substantially all of its remaining assets in other types of real estate-related assets. If any subsidiary relies on Section 3(c)(5)(C), then CCI expects to rely on guidance published by the SEC staff or on its analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
To maintain compliance with the Investment Company Act, CCI’s subsidiaries may be unable to sell assets CCI would otherwise want them to sell and may need to sell assets CCI would otherwise wish them to retain. In addition, CCI’s subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forego opportunities to make investments that CCI would otherwise want them to make and would be important to CCI’s investment strategy. Moreover, the SEC or its staff may issue interpretations with respect to various types of assets that are contrary to CCI’s views and current SEC staff interpretations are subject to change, which increases the risk of non-compliance and the risk that CCI may be forced to make adverse changes to its portfolio. In this regard, CCI notes that in 2011 the SEC issued a concept release indicating that the SEC and its staff were reviewing interpretive issues relating to Section 3(c)(5)(C) and soliciting views on the application of Section 3(c)(5)(C) to companies engaged in the business of acquiring mortgages and mortgage related instruments. If CCI were required to register as an investment company but failed to do so, CCI would be prohibited from engaging in its business and criminal and civil actions could be brought against CCI. In addition, CCI’s contracts would be unenforceable unless a court required enforcement and a court could appoint a receiver to take control of CCI and liquidate its business.
CCI stockholders are bound by the majority vote on matters on which its stockholders are entitled to vote and, therefore, a stockholder’s vote on a particular matter may be superseded by the vote of other stockholders.
CCI stockholders may vote on certain matters at any annual or special meeting of stockholders, including the election of directors. However, CCI stockholders will be bound by the majority vote on matters requiring approval of a majority of the votes cast, present or entitled to vote even if they do not vote with the majority on any such matter.

The CCI Board could opt into certain provisions of the MGCL in the future, which may discourage others from trying to acquire control of CCI and may prevent CCI stockholders from receiving a premium price for their stock in connection with a business combination.
Under Maryland law, “business combinations” between a Maryland corporation and certain interested stockholders or affiliates of interested stockholders are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. Should the CCI Board opt into these provisions of Maryland law, it may discourage others from trying to acquire control of CCI and increase the difficulty of consummating any offer.
Because Maryland law permits the CCI Board to adopt certain anti-takeover measures without stockholder approval, investors in CCI may be less likely to receive a “control premium” for their shares.
In 1999, the State of Maryland enacted legislation that enhances the power of Maryland corporations to protect themselves from unsolicited takeovers. Among other things, the legislation permits the CCI Board, without stockholder approval, to amend the CCI Charter to:
•	stagger the CCI Board into three classes;
•	require a two-thirds stockholder vote for removal of directors;
•	provide that only the CCI Board can fix the size of the board;
•	provide that all vacancies on the CCI Board, however created, may be filled only by the affirmative vote of a majority of the remaining directors in office; and
•	require that special stockholder meetings may only be called by holders of a majority of the voting shares entitled to be cast at the meeting.
Under Maryland law, a corporation can opt to be governed by some or all of these provisions if it has a class of equity securities registered under the Exchange Act and has at least three independent directors. The CCI Charter does not prohibit the CCI Board from opting into any of the above provisions permitted under Maryland law. Becoming governed by any of these provisions could discourage an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of the assets of CCI) that might provide a premium price for holders of CCI securities.
If CCI stockholders do not agree with the decisions of the CCI Board, they only have limited control over changes in CCI policies and operations and may not be able to change such policies and operations, except as provided for in the CCI Charter and under applicable law.
The CCI Board determines its major policies, including its policies regarding investments, operations, capitalization, financing, growth, REIT qualification and distributions. The CCI Board may amend or revise these and other policies without a vote of its stockholders. Under the MGCL and the CCI Charter, CCI stockholders generally have a right to vote only on the following:
•	the election or removal of directors;
•
the amendment of the CCI Charter, except that the CCI Board may amend the CCI Charter without stockholder approval to increase or decrease the aggregate number of shares of stock of CCI, to increase or decrease the number of shares of stock of any class or series that CCI has the authority to issue, to change the name or other designation or the par value of any class or series of shares of stock of CCI and the aggregate par value of shares of stock of CCI, or to effect certain reverse stock splits; provided, however, that any such amendment does not adversely affect the rights, preferences and privileges of the stockholders;

•	the liquidation or dissolution of CCI; and

•	a merger, consolidation, conversion, statutory share exchange or sale or other disposition of substantially all of CCI’s assets.
All other matters are subject to the discretion of the CCI Board. Therefore, CCI stockholders are limited in their ability to change CCI policies and operations.
The CCI Board may change CCI’s investment policies without stockholder approval, which could alter the nature of its stockholders’ investments.
The CCI Charter requires that the conflicts committee of the CCI Board review CCI’s investment policies at least annually to determine that the policies CCI is following are in the best interest of the CCI stockholders. These policies may change over time. The methods of implementing CCI’s investment objectives and strategies also may vary, as new real estate development trends emerge and new investment techniques are developed. Except to the extent that policies and investment limitations are included in the CCI Charter, CCI’s investment policies, the methods for their implementation and CCI’s other objectives, policies and procedures may be altered by the CCI Board without the approval of CCI stockholders. As a result, the nature of the CCI stockholders’ investment could change without their consent.
Maryland law and CCI’s organizational documents limit a stockholder’s right to bring claims against CCI’s officers and directors.
Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. In addition, the CCI Charter provides that, subject to the applicable limitations set forth therein or under Maryland law, no director or officer will be liable to CCI or CCI’s stockholders for monetary damages. The CCI Charter also provides that CCI will generally indemnify CCI’s directors, officers, advisor and the advisor’s affiliates for losses they may incur by reason of their service in those capacities. In addition, CCI may be obligated to fund the defense costs incurred by these persons. However, the CCI Charter provides that CCI may not indemnify CCI’s directors, CCI Advisor and its affiliates for loss or liability suffered by them or hold CCI’s directors or CCI Advisor and its affiliates harmless for loss or liability suffered by CCI unless they have determined, in good faith, that the course of conduct that caused the loss or liability was in CCI’s best interests, they were acting on CCI’s behalf or performing services for CCI, the liability was not the result of negligence or misconduct by CCI’s non-independent directors, CCI Advisor and its affiliates or gross negligence or willful misconduct by CCI’s independent directors, and the indemnification or agreement to hold harmless is recoverable only out of CCI’s net assets, including the proceeds of insurance, and not from the stockholders. As a result of these limitations on liability and indemnification provisions and agreements, CCI and CCI stockholders may be entitled to a more limited right of action than CCI would otherwise have if indemnification rights were not granted.
Increases in interest rates could increase the amount of CCI’s debt payments and negatively impact CCI’s operating results.
The interest CCI pays on its debt obligations reduces CCI’s cash available for distributions. Utilization of variable rate debt, combined with increases in interest rates would increase CCI’s interest costs, which would reduce CCI’s cash flows and its ability to make distributions to the CCI stockholders. If CCI needs to repay existing debt during periods of rising interest rates, CCI could be required to liquidate one or more of CCI’s investments at times which may not permit realization of the maximum return on such investments.
Lenders may require CCI to enter into restrictive covenants relating to its operations, which could limit its ability to make distributions to stockholders at its current level.
When providing financing, a lender could impose restrictions on CCI that affect its distribution and operating policies and its ability to incur additional debt. Loan documents CCI enters into may contain covenants that limit its ability to further mortgage the property, discontinue insurance coverage or replace CCI Advisor. These or other limitations may adversely affect CCI’s flexibility and limit its ability to make distributions to stockholders at its current level.
CRII and CCI face other risks.
The foregoing risks are not exhaustive, and the CRII stockholders should be aware that, following the Mergers, the Combined Company will face various other risks, including those discussed in the prospectus for the public offering for CCI as supplemented and available on the SEC’s website. See “Where You Can Find More Information” on page [205].

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This information statement/prospectus (including the Annexes), contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which CRII and CCI operate and beliefs of, and assumptions made by, CRII management and CCI management and involve uncertainties that could significantly affect the financial results of CRII, CCI, the Combined Company or the Fully Combined Company. Words such as “may,” “will,” “would,” “could,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the business combination transaction involving CRII and CCI, including future financial and operating results, and the Combined Company’s or the Fully Combined Company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that CRII and CCI expect or anticipate will occur in the future—including statements regarding future financial condition, results of operations and business—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although CRII and CCI believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, CRII and CCI can give no assurance that their expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to:
•	the ability of CRII and CROP to obtain the CRII Voting Stockholder Approval and CROP Partner Approvals;
•	the satisfaction or waiver of other conditions in the CRII Merger Agreement;
•	the risk that the CRII Merger or other transactions contemplated by the CRII Merger Agreement may not be completed in the time frame expected by the parties or at all;
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the CRII Merger Agreement and that a termination under certain circumstances could cause CRII to pay CCI a termination payment, as described under “The CRII Merger Agreement—Termination of the CRII Merger Agreement” beginning on page [166];

•	the ability of CCI to complete the CMRI Merger and the CMRII Merger;
•	the ability of CCI to acquire and dispose of properties, including properties to be acquired in the Mergers;
•	changes in national, regional and local economic conditions;
•	changes in financial markets and interest rates, or to the business or financial condition of CRII, CCI, the Combined Company, the Fully Combined Company or their respective businesses;
•	the nature and extent of future competition;
•	the ability of CRII, CCI, the Combined Company or the Fully Combined Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations;
•	availability to CCI, CRII, the Combined Company or the Fully Combined Company of financing and capital; and
•
those additional risks and factors discussed in reports filed with the SEC by CRII and CCI from time to time, including those discussed under the heading “Risk Factors” in this information statement/prospectus.

Should one or more of the risks or uncertainties described above or elsewhere in this information statement/prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this information statement/prospectus. All forward-looking statements, expressed or implied, included in this information statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that CRII, CCI or persons acting on their behalf may issue.
Neither CRII nor CCI undertakes any duty to update any forward-looking statements appearing in this information statement/prospectus.

THE COMPANIES
Cottonwood Communities, Inc.
Set forth below is a description of the business of CCI. When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “CCI,” “we,” “us” or “our” refer to Cottonwood Communities, Inc. and its consolidated subsidiaries.
 Description of CCI’s Business
CCI was formed as a Maryland corporation on July 27, 2016 and has elected to be taxed as a REIT and to operate as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2019, and each year thereafter. We invest primarily in multifamily apartment communities and multifamily real estate-related assets located throughout the United States. We own our interests in our properties and conduct substantially all of our business through CCOP. We are externally advised by CCI Advisor and our properties are managed by CCMI. CCI Advisor has the authority to make all decisions regarding our investments, subject to the direction and oversight of our board of directors.
We seek to invest at least 65% of our assets in stabilized multifamily apartment communities and up to 35% in mortgage loans, preferred equity investments, mezzanine loans or equity investments in property or land which will be developed into a multifamily apartment community (including, by way of example, an existing multifamily apartment community that may require redevelopment capital for strategic repositioning within its market). As of December 31, 2020, we owned two multifamily apartment communities located in two states and issued a B Note secured by a deed of trust on a multifamily development project and made preferred equity investments in three multifamily development projects located in four states.
On August 13, 2018, we commenced our initial public offering to offer a maximum of $750,000,000 in shares of common stock to the public (the “Offering”), of which $675,000,000 were registered in our primary offering and $75,000,000 were registered under our distribution reinvestment plan (“DRP”). Initially, we were offering unclassified shares of common stock in our primary offering at $10.00 per share (with discounts available to certain categories of purchasers) and unclassified shares of common stock in our DRP offering at $10.00 per share. Effective October 15, 2019, pursuant to a post-effective amendment to our Registration Statement on Form S-11, we commenced offering shares of two classes of our common stock, Class A Common Stock and Class T Common Stock, both at $10.00 per share (with discounts available to certain categories of purchasers of the Class A Common Stock). We are offering to sell any combination of our Class A Common Stock and Class T Common Stock, with a dollar value up to the maximum offering amount. We reserve the right to reallocate shares between our primary offering and our DRP offering. We expect our primary offering to continue until August 13, 2021 (unless extended as permitted by applicable securities laws). We may sell shares under our DRP offering beyond the termination of our primary offering until we have sold all shares under our DRP offering. As of December 31, 2020, we have sold 12,074,821 and 17,500 shares of Class A Common Stock and Class T Common Stock, respectively, for aggregate gross offering proceeds of approximately $120,288,879, including 150,778.5 combined shares of Class A Common Stock or Class T Common Stock in our DRP offering for aggregate gross offering proceeds of $1,507,968. On December 22, 2020, our board of directors approved, effective immediately, the temporary suspension of the Offering. We do not expect to resume the Offering until after the close of the CRII Merger. Additional information about the terms of the Offering upon its resumption is provided below under “Proposed Changes to Initial Public Offering.”
On November 8, 2019, we launched a private placement offering exempt from registration under the Securities Act to offer a maximum of $50,000,000 in shares of CCI Series 2019 Preferred Stock to accredited investors at a purchase price of $10.00 per share. As of December 31, 2020, we have sold 3,308,326 shares of CCI Series 2019 Preferred Stock for aggregate gross proceeds of $32,932,909. On December 22, 2020, our board of directors approved, effective immediately, the temporary suspension of our private placement offering.
Impact of COVID-19. One of the most significant risks and uncertainties facing CCI and the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel COVID-19 virus pandemic. We continue to closely monitor the impact of the COVID-19 pandemic on all aspects of our business, including how the pandemic will impact our tenants and multifamily apartment communities. Some of our tenants have suffered difficulties with their personal financial situations as a result of job loss or reduced income and a small percent of the multifamily tenants at our stabilized multifamily apartment communities have sought rent deferrals. Not all tenant requests will ultimately result in rent deferrals and rent deferrals to date have not had a significant impact on our operations. To date, the impact of COVID-19 on our stabilized multifamily apartment communities has been minimal. Collections and rent relief requests to date may not be indicative of collections or requests in any future period. Our results of operations have also been partially impacted as a result of waiving late fees in the early months of the pandemic and the suspension of evictions at our properties. In addition, although the development projects in which we have invested are currently proceeding on schedule, as a result of shutdowns, quarantines or actual viral health issues, construction and completion of the development projects in which we have invested may be delayed or may incur additional costs which would have an adverse impact on our income from real estate note and investment returns.
The extent to which the COVID-19 pandemic impacts our operations, the personal financial position of our tenants, and the multifamily apartment communities and development projects in which we have invested will depend on future developments, which remain uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. However, notwithstanding the challenging economic circumstances created by the COVID-19 pandemic, we believe our focus on multifamily assets and the quality of the assets in our portfolio makes us better positioned relative to other classes of real estate to withstand many of the adverse impacts of the COVID-19 pandemic as housing is a basic need, rather than a discretionary expense. We note that our stabilized multifamily apartment community occupancy was 94.9% as of December 31, 2020. Further, we have no debt maturing until March 2023 and are conservatively leveraged on our stabilized multifamily apartment communities with a total secured debt-to-total assets ratio of 41.2%, as of September 30, 2020.
 Proposed Changes to Initial Public Offering
Background. Our board of directors and management team believe the best opportunity for us to meet our investment objectives following the closing of the CRII Merger is to implement certain changes to our capital raise strategy, including to our plan of distribution with the designation of new share classes, our advisory fee structure and our share repurchase program. We believe these changes will enhance our equity capital raising efforts, diversify and grow our portfolio for the benefit of our stockholders and increase liquidity to our stockholders in excess of what is currently offered.
We have summarized below our current intentions with respect to certain aspects of the Offering and our share repurchase plan that we expect to implement following the CRII Merger. While these are our current intentions, our board of directors may change any aspect of it without stockholder approval. Such changes may be deemed appropriate for a variety of reasons, including but not limited to regulatory, capital-raising or business considerations, all of which can change over time.
New Share Classes. When we resume the Offering following the closing of the CRII Merger, we expect to designate new classes of our common stock. These different classes of common stock will have different combinations of upfront and deferred selling commissions and other fees payable to our dealer manager and participating broker-dealers. We believe that having a number of different share classes with different distribution compensation structures will improve our ability to sell shares and raise capital in the current market. We currently intend to rename our current Class T shares of common stock as “Class TX” shares and classify three new classes of common stock: Class T, D and I shares.
We expect that the upfront and deferred selling commissions will be borne by the new investors in the Offering. The fees payable to our dealer manager and participating broker-dealers in connection with the Offering as well as the other offering expenses in connection the Offering would be borne by our company (subject to certain limitations as described further below), which expenses would impact our current stockholders and new stockholders. These other offering expenses would include our legal, accounting, printing, mailing and filing fees, charges of our transfer agent, reimbursement of bona fide due diligence expenses, reimbursement of our advisor for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees payable to participating broker-dealers hosting retail seminars and travel, meal and lodging costs for registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers, legal fees of our dealer manager and promotional items.

Monthly NAV Determinations. We currently expect to establish an NAV per share of our common stock no later than May 17, 2021 and annually thereafter. Following the CRII Merger, we intend to calculate our NAV monthly, though we could decide to calculate it daily or quarterly. Our NAV will be determined pursuant to valuation guidelines adopted by our board of directors which we expect to be consistent with industry practice. We believe more frequent NAV calculations will improve our ability to offer and repurchase our shares at the most fair prices, and also improve visibility and transparency into our performance.
Revised Advisory Fee Structure. Upon the closing of the CRII Merger we will enter into the Amended and Restated Advisory Agreement and CROP (our successor operating partnership following the CRII Merger) will enter the Fifth Amended and Restated CROP Partnership Agreement. These agreements revise the compensation payable and the expenses that may be reimbursed to CCI Advisor for its services as described below.
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Asset Management Fee. CCI Advisor will receive a monthly asset management fee equal to 0.0625% of the gross asset value or GAV of CROP (subject to a cap of 0.125% of net asset value or NAV of the operating partnership), before giving effect to any accruals (related to the month for which the asset management fee is being calculated) for the asset management fee, distribution fees in connection with a securities offering, the Performance Allocation (as defined in the Amended and Restated CROP Partnership Agreement) or any distributions. The GAV and NAV of CROP will be determined in accordance with the valuation guidelines adopted by the CCI Board and reflective of the ownership interest held by CROP in such gross assets. If CCI owns assets other than through CROP, CCI will pay a corresponding fee.

The management fee may be paid, at CCI Advisor’s election, in cash or shares of CCI Common Stock or CROP Common Units. To the extent that CCI Advisor elects to receive any portion of its management fee in shares of CCI Common Stock or CROP Common Units, CCI or CROP may repurchase such shares or units at a later date. Shares of CCI Common Stock and CROP Common Units obtained by CCI Advisor as compensation for the management fee payable will not be subject to the repurchase limits of CCI’s share repurchase plan or any reduction or penalty for an early repurchase. Upon the request of CCI Advisor, CCI or CROP will repurchase any such securities for cash unless the CCI Board determines that any such repurchase would be prohibited by applicable law, the CCI Charter, the Amended and Restated CROP Partnership Agreement, or otherwise cause CCI cash levels or leverage levels to be imprudent as determined by the CCI Board. CROP will waive the one-year holding-period requirement with respect to the “Exchange Right” provided for in the Amended and Restated CROP Partnership Agreement. CCI Advisor will have registration rights with respect to shares of CCI Common Stock.
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Organization and Offering Expenses. CCI will reimburse CCI Advisor for any organization and offering expenses that it incurs on CCI’s behalf as and when incurred. Following the CRII Merger, CCI Advisor will no longer be obligated to pay the organization and offering expenses associated with the Offering with the exception of the deferred selling commission associated with Class T shares (which we expect to be renamed Class TX) sold under the current offering structure. After the termination of the primary offering, CCI Advisor will reimburse CCI to the extent that the organization and offering expenses that CCI incurs exceed 15% of the gross proceeds from any public offering.

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Expense Reimbursement. Subject to the limitations on total operating expenses (as described further under “-- Certain Transactions with Related Persons – Other Fees and Reimbursable Expenses”), CCI Advisor will be entitled to reimbursement of all costs and expenses incurred by it or its affiliates on CCI’s behalf, provided that CCI Advisor is responsible for the expenses related to any and all personnel of CCI Advisor who provide investment advisory services pursuant to the Amended and Restated Advisory Agreement (including, without limitation, each of CCI’s executive officers and any directors who are also directors, officers or employees of CCI Advisor or any of its affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel; provided that CCI will be responsible for the personnel costs of CCI employees even if they are also directors or officers of CCI Advisor or any of its affiliates except as provided for in a transitional services agreement to be negotiated among the parties.

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Performance Allocation. The current promotional interest in CCOP held by Cottonwood Communities Advisors Promote, LLC will be replaced by a performance participation to be held by CCI Advisor. So long as the advisory agreement with CCI Advisor (the “Special Limited Partner” for purposes of this discussion) has not been terminated (including by means of non-renewal), the Special Limited Partner will hold a performance participation interest in CROP that entitles it to receive an allocation from CROP equal to

12.5% of the Total Return, subject to a 5% Hurdle Amount, with a Catch-Up (each term as defined in the Fifth Amended and Restated Operating Partnership of CROP). Such allocation will be made annually and accrue monthly. See “Summary of Fifth Amended and Restated Operating Partnership Agreement – Performance Allocation” for additional information about the performance participation payable to CCI Advisor.
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Contingent Acquisition Fees and Contingent Financing Fees. If the Amended and Restated Advisory Agreement is terminated other than for cause (or non-renewal or termination by CCI Advisor), the Contingent Acquisition Fees and Contingent Financing Fees provided for in the current advisory agreement will be due and payable in an amount equal to approximately $22 million (if the termination occurs in year one) reduced by 10% each year thereafter.

Revised Share Repurchase Program. Following the CRII Merger, we believe we can (a) offer an expanded share repurchase program, (b) have additional capital to fund redemptions, and (c) provide more frequent NAV per share calculations, which will provide stockholders with more information when making liquidity decisions and also allow more frequent and fair pricing under our share repurchase program. Following the CRII Merger, we intend to revise our share repurchase program to allow us to make monthly redemptions with an aggregate value of up to 5% of our NAV each quarter. This would be a significant increase in maximum capacity compared to our current share redemption program, which limits redemptions of shares during any calendar year to no more than 5% of the weighted average number of shares outstanding during the prior calendar year. Our current share redemption program is also limited by funding restrictions that may prevent us from redeeming the maximum number of shares permitted under the program. We intend to remove these funding restrictions. Because the actual level of redemptions under our share repurchase program as amended would also depend on our ability to fund redemptions and our other capital needs, we may not be able to make redemptions up to the maximum capacity permitted by the program. However, our intention is to increase our stockholders’ access to liquidity through an expansion of our current share repurchase program. Following the closing of the CRII Merger, we intend to continue to repurchase shares under the share repurchase program on a monthly basis. For newly designated share classes purchased after we resume our public offering following the CRII Merger, the redemption price will be equal to the most recently disclosed monthly NAV, or at 95% of the most recently disclosed NAV if the shares have been held for less than a year. For shares currently outstanding, our Class A and our Class T (which will be reclassified to Class TX, as noted above) common stock, the repurchase price will not change except that stockholders may have their shares repurchased at 100% of NAV after a five-year hold period.
 Real Estate Investments
As of December 31, 2020, we owned two multifamily apartment communities located in two states, issued a B Note secured by a deed of trust on a multifamily development project and made preferred equity investments in three multifamily development projects located in three states. We own our multifamily properties in fee simple through single purpose limited liability companies that are direct wholly owned subsidiaries of CCOP, our operating partnership. As of December 31, 2020, our multifamily properties were 94.9% occupied.
The following table provides summary information regarding our investments as of December 31, 2020:
Property Name	Location	Investment Type	Purchase Date	Number of Units	Purchase Price/ Commitment	Secured Debt Outstanding	Occupancy Rate(5)	Monthly Net Effective Rent
Cottonwood West Palm	West Palm Beach, FL	Wholly owned	05/30/2019	245	$63,923,500	$35,995,000(3)	97.6%	$1,751
Dolce Twin Creeks	Allen, TX	B-Note	07/31/2019	366	10,000,000(1)	—	—	—
Cottonwood One Upland	Boston, MA	Wholly owned	03/19/2020	262	103,600,000	35,500,000(4)	92.4%	2,344
Lector 85	Ybor City, FL	Preferred Equity	08/15/2019	254	9,990,000	—	—	—
The Astoria	Queens, NY	Preferred Equity	07/23/2020	534	15,000,000	—	—	—
Riverfront	West Sacramento, CA	Preferred Equity	11/30/2020	285	15,091,649(2)	—	—	—
Total/Weighted Average				1,946	$217,515,149	$71,495,000	94.9%	$2,057
(1)	As of December 31, 2020, we had funded $8,205,862 of the amount committed.
(2)	As of December 31, 2020, we had funded $2,680,148 of the amount committed.
(3)	There is no limit on the amount we can draw on the Berkadia Credit Facility as long as we maintain certain loan-to-value ratios and other requirements as set forth in the loan documents.
(4)	We may obtain advances secured against Cottonwood One Upland up to $67,600,000 on our JP Morgan Credit Facility, as well as finance other future acquisitions up to $125,000,000.

 Investment Objectives and Strategies
We invest in and manage a diverse portfolio of multifamily apartment communities and multifamily real estate-related assets located throughout the United States. We seek to invest at least 65% of our assets in stabilized multifamily apartment communities and up to 35% in mortgage loans, preferred equity investments, mezzanine loans or equity investments in property or land which will be developed into a multifamily apartment community (including, by way of example, an existing multifamily apartment community that may require redevelopment capital for strategic repositioning within its market). Although the foregoing represents our present investment focus and targets, we may adjust any of the above based on real estate market conditions and investment opportunities. We will not forego what we believe to be a good investment because it does not precisely fit our expected portfolio composition.
Our primary investment objectives are to:
•	preserve, protect and return invested capital;
•	pay stable cash distributions to our stockholders;
•	realize capital appreciation in the value of our investments over the long term; and
•	provide a real estate investment alternative with lower expected volatility relative to public real estate companies whose securities trade daily on a stock exchange.
There is no assurance that we will attain our investment objectives. Our charter places numerous limitations on us with respect to the manner in which we may invest our funds.
 Multifamily Focus
We believe that current market dynamics and underlying fundamentals suggest the positive trends in United States multifamily housing will continue. Coming out of the COVID-19 pandemic, steady job growth, increased rentership rates, increasing costs of homeownership, household formation and aligned demographics provide the backdrop for what we anticipate will be strong renter demand. We believe that other factors impacting the prime United States renter demographic such as delayed major life decisions, increased levels of student debt and tight credit standards in the single-family home mortgage market support the value proposition for owning multifamily apartment communities.
 Investment Portfolio
Expected Portfolio Structure. Our primary investment vehicle is CCOP, our operating partnership. In certain circumstances, we may acquire assets through joint ventures, mergers or other types of business combinations. Our investments will be comprised primarily of stabilized multifamily apartment communities and land which will be developed into multifamily apartment communities. Our investment portfolio may also include mortgage and mezzanine loans to, or preferred equity investments in, entities that have been formed for the purpose of acquiring or developing multifamily apartment communities. We seek to acquire, develop and actively manage these investments, with the objective of providing a stable source of income for our stockholders and maximizing potential returns upon disposition of the assets through capital appreciation. Generally, proceeds from the sale, financing or disposition of investments will be reinvested in a manner consistent with our investment strategy, although such proceeds may be distributed to our stockholders in order to comply with REIT requirements. Most of our transactions will be pursuant to purchase and sale agreements. However, we may also enter into contribution agreements whereby a holder of real estate desires to exchange their real estate interest for limited partner units in our operating partnership.
Portfolio Allocation Targets. We seek to invest at least 65% of our assets in stabilized multifamily apartment communities and up to 35% in mortgage loans, preferred equity investments, mezzanine loans or equity investments in a property or land which will be developed into a multifamily apartment community (including, by way of example, an existing multifamily apartment community that may require redevelopment capital for strategic repositioning within its market). We will balance the goal of achieving our portfolio allocation targets with the goal of carefully evaluating and selecting investment opportunities to maximize risk-adjusted returns. Notwithstanding the foregoing, the actual portfolio allocation may from time to time be outside our target levels due to factors such as a large inflow of capital over a short period of time, our advisor’s or board of directors’ assessment of the relative attractiveness of opportunities, an increase or decrease in the relative value of an investment or limitations or requirements relating to our intention to be treated as a REIT for U.S. federal income tax purposes. Furthermore, our board of directors may revise our targeted portfolio allocation from time to time, if it determines that a different portfolio composition is in our stockholders’ best interests.
Portfolio Location and Operations. We target properties located in major metropolitan areas in the United States that have, in the opinion of our advisor and our board of directors, attractive investment dynamics for multifamily apartment owners. We do not designate specific geographic allocations for our portfolio. Our advisor targets regions where it sees the best opportunities that support our investment objectives and attempts to acquire multifamily apartment communities in diverse locations so that we are not overly concentrated in a single area (though we are not precluded from owning multiple properties in a particular area). We have engaged CCMI to manage our multifamily apartment communities and provide other related services. Following the CRII Merger, property management and development and construction services will be performed by our employees and we will no longer engage a property manager affiliated with our advisor to manage our multifamily apartment communities.
 Investment Philosophy and Life-Cycle
Investment Philosophy and Selection Process. Our advisor operates pursuant to a philosophy that location, investment time horizon, asset-specific attributes and appropriate leverage are fundamental drivers of long-term value creation in real estate. These principles drive the material aspects of our advisor’s investment decision-making process.
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Location. From a geographic perspective, we have the competitive advantage of flexibility, and we may invest where our advisor identifies unique opportunities, market dislocation or mispriced assets. Our advisor generally targets investment locations with enduring value and high barriers to entry (such as time-consuming regulatory hurdles for new construction), and where minimal competitive supply is planned or under construction and there exist opportunities to buy assets below replacement cost. Buying an asset below replacement cost offers a margin of safety for property owners, typically, ensuring that no new construction will be completed until values rise to justify new (competing) product. Our advisor also seeks to anticipate broader market capital flows and invest where economic growth is expected to drive resident demand but new supply is not yet on the horizon. Additional investment location considerations by our advisor include:

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Local Industry and Employment. Certain employment sectors, such as financial services, information technology and healthcare, are better-positioned for higher employee earnings potential, enhancing price elasticity of rents.

•	Demographics. Locations with a higher concentration of the prime renter demographic with above average incomes will drive increased demand for renting apartments.
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Infill Locations. Sites within markets or sub-markets undergoing redevelopment programs, land recycling initiatives or that generally exhibit high barrier to entry characteristics offer, in the opinion of our advisor, better investment prospects over the long run.

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Accessibility to Key Attractions. Focus on local block-by-block details (the sub-market within a sub-market) during the investment selection process, including walkability scores, public transportation, crime rates, projected employment growth and access to popular dining, entertainment and retail venues, as well as sought after school districts.

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Time Horizon. Our portfolio will generally consist of illiquid real estate investments. Though we expect the average holding period for our stabilized operating assets to be between five and 10 years, an asset within our investment portfolio may experience short-term fluctuations in value. Nonetheless, our advisor believes purchasing and holding assets in enduring locations will ultimately create long-term value and capital appreciation. Our structure allows us to hold assets for periods of time sufficient to withstand short-term market volatility.

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Asset-Specific Attributes. The management team of our advisor has extensive experience investing in, and managing institutional multifamily apartment communities. Our advisor investigates each investment opportunity in the context of comparable communities to assess relative market position, functionality, suite of amenity offerings, unit-specific features and obsolescence. Site inspections are an important aspect of our advisor’s underwriting process. For example, under-managed or under-capitalized assets represent a unique investment opportunity to stabilize and/or refurbish the community to maximize operating performance and long-term value.
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Leverage. Downside risk of short-term fluctuations in market values or cash flow can be mitigated by using appropriately conservative leverage policies. Excess leverage during market corrections often result in property owners being forced to sell or liquidate assets at inopportune times. We expect to finance the purchase of our stabilized multifamily apartment communities using a loan-to-cost or loan-to-value ratio of 45% to 65% at the REIT level.

Due Diligence Process. Once a potential investment has been identified, our advisor will engage in a rigorous due diligence process. Although due diligence procedures are customized for specific elements of each deal, our advisor will follow traditional due diligence processes (physical, market, financial, environmental, zoning, insurance, tax, legal, etc.) in considering investments for us. Our advisor may outsource certain due diligence items to specialized consultants or third-party service providers, as needed, to support the diligence effort. Our advisor’s diligence focuses on three customary areas:
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Financial Due Diligence. A preliminary review of each investment opportunity will be conducted in order to screen the attractiveness of each transaction. The preliminary review is followed by an initial projection based on macro- and micro-economic analyses. Projection assumptions are developed from analysis of historical operating performance, communications with management, and analysis of research reports generated from real estate brokerage firms, investment banks, consultants and other pertinent resources. The advisor will also leverage a broad network of contacts in developing investment projections, such as strategic partners, local developers, appraisers, industry experts, third-party consultants, outside counsel, accountants and tax advisors. As necessary, third-party accounting consultants may be used to review relevant books and records, confirm cash flow information provided by a seller and conduct other similar types of analysis.

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Physical Due Diligence. Our advisor will hire third-party consultants, as necessary, to prepare reports on environmental and engineering matters. Conclusions from such consultants’ reports may influence the financial projections for an investment or lead our advisor to terminate the pursuit of an investment. Our advisor and/or property manager will also spend time in the surrounding market and visit competitive properties to better understand market dynamics.

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Legal and Tax Due Diligence. Our advisor will work closely with outside counsel to review diligence materials and negotiate applicable legal and property specific documents pertaining to any investment opportunity. The scope of legal and tax diligence will be broad and include (as appropriate) review of property title and survey, existing and/or new loan documents, leases, management agreements and purchase contracts. Additionally, our advisor will work with tax advisors to structure investments in an efficient manner.

Financing Strategy. We finance the purchase of our multifamily apartment communities with proceeds of our offerings and loans obtained from third-party lenders. We anticipate the use of moderate leverage to enhance total cash flow to our stockholders. We target an aggregate loan-to-cost or loan-to-value ratio of 45% to 65% at the REIT level; provided, however, that we may obtain financing that is less than or exceeds such ratio in the discretion of our board of directors if our board deems it to be in our best interest to obtain such financing. Although there is no limit on the amount we can borrow to acquire a single real estate investment, we may not leverage our assets with debt financing such that our borrowings are in excess of 300% of our net assets, unless a majority of our conflicts committee finds substantial justification for borrowing a greater amount and such excess borrowings are disclosed in our next quarterly report, along with our conflicts committee’s justification for such excess. Examples of such a substantial justification include obtaining funds for the following: (i) to repay existing obligations, (ii) to pay sufficient distributions to maintain REIT status or (iii) to buy an asset where an exceptional acquisition opportunity presents itself and the terms of the debt agreement and the nature of the asset are such that the debt does not increase the risk that we would become unable to meet our financial obligations as they became due. We anticipate that all financing obtained to acquire stabilized multifamily apartment communities will be non-recourse to our operating partnership and us (however, it is possible that some of these loans will require us to enter into guaranties with respect to certain non-recourse carve-outs). We may obtain recourse debt in connection with certain development transactions.

We may obtain a line of credit or other financing that will be secured by one or more of our assets. We may use the proceeds from any line of credit or financing to bridge the acquisition of, or acquire, multifamily apartment communities and multifamily real estate-related assets if our board of directors determines that we require such funds to acquire the multifamily apartment communities or real estate-related assets.
Asset and Property Management; Operations. Our advisor directly oversees the asset management of our investment portfolio. Our advisor’s responsibilities include strategic asset management initiatives such as capital enhancing projects and/or repositioning of an investment, identification of asset or portfolio-level risks or opportunities and the dedication of appropriate resources for potentially underperforming investments. Our advisor’s role as asset manager serves as a risk-management control function, helping diagnose problems or identify opportunities at an early stage and develop creative solutions to focus attention where it is needed most.
Our advisor works closely with our property manager(s) to oversee day-to-day operations of our stabilized operating communities. Our property manager(s) assists our advisor in developing and aggregating community-level projections, pricing strategies, marketing campaigns and expense management initiatives, and synthesizing data into management reports and analysis to streamline the management of our investment portfolio and financial reporting.
Exit Strategies and Disposition Process. Our advisor underwrites long-term hold periods for our investments (generally, five to 10 years for stabilized operating communities and equity investments in developments, and three to four years for preferred equity or mezzanine debt investments). Our advisor seeks to avoid investment return profiles for stabilized multifamily apartment communities that depend primarily on significant appreciation, and evaluates development opportunities that align with the overall strategic objectives of our business. We believe that holding our target assets for a long period of time will enable us to execute our business plan, generate stable cash-on-cash returns and drive long-term cash flow and net asset value growth.
From time to time, at the discretion of our board of directors and advisor, we may elect to sell an investment before the end of its underwritten hold period if our advisor believes that will maximize value for us. Our advisor and property manager closely monitor market conditions and any decision to sell an investment (earlier or later than, or in-line with, underwritten expectations) will depend on a variety of factors. For example, the hold period may be influenced by events such as an anticipated change in the regulatory landscape in the jurisdiction in which the investment is located or an unfavorable expected shift in the investment’s sub-market that may limit future potential upside for the investment. Similarly, the current value or status of the investment’s business plan may influence an investment’s hold period. For example, the advisor may consider current market values relative to underwritten values as well as the opportunity cost of selling the investment immediately or holding the investment for a longer period of time relative to the status of any value creation plan that was established at acquisition.
Upon making the decision to sell an individual asset, portfolio of assets or the entire investment portfolio, our advisor generally believes that a broadly marketed sale through appropriate channels will maximize value for our stockholders. However, in the board of directors’ and advisor’s discretion, the advisor may pursue a one-off or private sale where it is believed that such execution will result in a more favorable outcome for us. In situations where we select a third-party brokerage firm to market an asset, our advisor will endeavor to select the best-in-class firm in order to maximize value for us.
We currently anticipate holding and managing our investments until August 13, 2028 at the latest. Our charter requires that if we do not list our shares of common stock on a national securities exchange by August 13, 2028, we must either seek stockholder approval of the liquidation of the company; or postpone the decision of whether to liquidate the company if a majority of the board of directors determines that liquidation is not then in the best interests of our stockholders.
We are not, however, required to provide our stockholders a liquidity event by a specified date or at all. If a majority of the board of directors does determine that liquidation is not then in the best interests of our stockholders, our charter requires that the board of directors revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the board of directors again determined that liquidation would not be in the best interest of our stockholders. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and would not require the board of directors to revisit the issue of liquidation, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our assets. The precise timing of such sales would take into account the prevailing real estate and finance markets, the economic conditions in the submarkets where our properties are located and the debt markets generally as well as the U.S. federal income tax consequences to our stockholders.
 Investments in Real-Estate Related Loans
We may invest in real-estate related loans including mortgage loans, preferred equity investments, B-Notes, mezzanine loans or equity investments in a property or land which will be developed into a multifamily apartment community. We may structure, underwrite and originate the debt products in which we invest. Our underwriting process will involve comprehensive due diligence process as described above to assess the risks of investments so that we can optimize pricing and structuring. By originating loans directly, we will be able to efficiently structure a diverse range of products. We may sell some of the loans (or portions of the loans after separating them into tranches) that we originate to third parties for a profit. We expect to hold other loans (or portions of loans) for investment.
Described below are some of the types of loans we may originate or acquire:
Mortgage Loans. We may originate or acquire mortgage loans secured by multifamily apartment communities. We may also acquire seasoned mortgage loans in the secondary market secured by multifamily assets.
B-Notes. B-Notes are junior participations in a first mortgage loan on a single property or group of related properties. The senior participation is known as an A-Note. Although a B-Note may be evidenced by its own promissory note, it shares a single borrower and mortgage with the A-Note and is secured by the same collateral. Though B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, in most instances B-Note lenders are contractually limited in rights and remedies in the event of a default. The B-Note is subordinate to the A-Note by virtue of a contractual or intercreditor arrangement between the A-Note lender and the B-Note lender. For the B-Note lender to actively pursue its available remedies (if any), it must, in most instances, purchase the A-Note or maintain its performing status in the event of a default on the B-Note. The B-Note lender may in some instances require a security interest in the stock or partnership interests of the borrower as part of the transaction. If the B-Note holder can obtain a security interest, it may be able to accelerate gaining control of the underlying property, subject to the rights of the A-Note holder. These debt instruments are senior to the mezzanine debt tranches described below, though they may be junior to another junior participation in the first mortgage loan. B-Notes may or may not be rated by a recognized rating agency.
B-Notes typically are secured by a single property, and the associated credit risk is concentrated in that single property. B-Notes share certain credit characteristics with second mortgages in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A-Note.
Mezzanine Loans. The mezzanine loans we may originate or acquire will generally take the form of subordinated loans secured by a pledge of the ownership interests of an entity that directly or indirectly owns real property. We may hold senior or junior positions in mezzanine loans, such senior or junior position denoting the particular leverage strip that may apply.
We may require other collateral to provide additional security for mezzanine loans, including letters of credit, personal guarantees or collateral unrelated to the property. We may structure our mezzanine loans so that we receive a stated fixed or variable interest rate on the loan as well as a percentage of gross revenues and a percentage of the increase in the fair market value of the property securing the loan, payable upon maturity, refinancing or sale of the property. Our mezzanine loans may also have prepayment lockouts, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns in the event of premature repayment.
These types of investments generally involve a lower degree of risk than an equity investment in an entity that owns real property because the mezzanine investment is generally secured by the ownership interests in the property-owning entity and, as a result, is senior to the equity. Upon a default by the borrower under the mezzanine loan, the mezzanine lender generally can take immediate control and ownership of the property-owning entity, subject to the senior mortgage on the property that stays in place in the event of a mezzanine default and change of control of the borrower.
These types of investments involve a higher degree of risk relative to the long-term senior mortgage secured by the underlying real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy the mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt.
Preferred Equity. We make investments that are subordinate to any mortgage or mezzanine loan, but senior to the common equity of the borrower. Preferred equity investments typically receive a preferred return from the issuer’s cash flow rather than interest payments and often have the right for such preferred return to accrue if there is insufficient cash flow for current payment. These investments are not secured by the underlying real estate, but upon the occurrence of a default, the preferred equity provider typically has the right to effect a change of control with respect to the ownership of the property.
Underwriting Loans. We will not make or invest in mortgage loans unless we obtain an appraisal of the underlying property, except for mortgage loans insured or guaranteed by a government or government agency. We will maintain each appraisal in our records for at least five years and will make it available during normal business hours for inspection and duplication by any stockholder at such stockholder’s expense. In addition to the appraisal, we will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title.
We will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our borrowings, would exceed an amount equal to 85% of the appraised value of the property, unless we find substantial justification due to the presence of other underwriting criteria. We may find such justification in connection with the purchase of mortgage loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the mortgage loan investment does not exceed the appraised value of the underlying property. Such mortgages may not be insured or guaranteed by the Federal Housing Administration, the Department of Veterans Affairs or another third party.
In evaluating prospective acquisitions and originations of loans, our management and our advisor will consider factors such as the following:
•	the ratio of the amount of the investment to the value of the property by which it is secured;
•	the amount of existing debt on the property and the priority thereof relative to our prospective investment;
•	the property’s potential for capital appreciation;
•	expected levels of rental and occupancy rates;
•	current and projected cash flow of the property;
•	potential for rental increases;
•	the degree of liquidity of the investment;
•	the geographic location of the property;
•	the condition and use of the property;
•	the property’s income-producing capacity;
•	the quality, experience and creditworthiness of the borrower; and
•	general economic conditions in the area where the property is located.
Our advisor will evaluate all potential loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. One of the real estate and debt finance professionals at our advisor or its subsidiary or their agent may inspect material properties during the loan approval process, if such an inspection is deemed necessary. Inspection of a property may be deemed necessary if that property is considered material to the transaction (such as a property representing a significant portion of the collateral underlying a pool of loans) or if there are unique circumstances related to such property such as recent capital improvements or possible functional obsolescence. We also may engage trusted third-party professionals to inspect properties on our behalf.

Most loans that we will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although we expect that most of the loans in which we will invest will provide for payments of interest only during the loan term and a payment of principal in full at the end of the loan term.
 Joint Venture Investments
We may enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements or participations with real estate developers, owners and other affiliated or non-affiliated third parties for the purpose of owning or operating properties. We may also enter into joint ventures for the development or improvement of properties. Joint venture investments permit us to own interests in large properties and other investments without unduly limiting the diversity of our portfolio. Our investment may be in the form of equity or debt. In determining whether to recommend investment in a particular joint venture, our advisor will evaluate the real property that such joint venture owns or is being formed to own under the same criteria described in “—Investment Philosophy and Life-Cycle” for the selection of our real property investments.
We have not established specific terms we will require in the joint venture agreements we may enter into, or the safeguards we will apply to, or require in, our potential joint ventures. The specific terms and conditions for each joint venture will be determined on a case-by-case basis after our advisor and board of directors consider all facts they believe are relevant, such as the nature and attributes of our other potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, liabilities and assets the joint venture may conduct and own, and the proportion of the size of our interest when compared to the interests owned by other parties. Any joint ventures with our affiliates will result in certain conflicts of interest.
 Charter-Imposed Investment Limitations
Our charter places numerous limitations on us with respect to the manner in which we may invest our funds. We may not:
•
invest more than 10% of our total assets in unimproved property or mortgage loans on unimproved property, which we define as property not acquired for the purpose of producing rental or other operating income or on which there is no development or construction in progress or planned to commence within one year;

•	make or invest in mortgage loans unless an appraisal is available concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;
•
make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property as determined by appraisal, unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

•
make an investment if the related acquisition fees and expenses are not reasonable or exceed 6% of the contract purchase price for the asset, provided that the investment may be made if a majority of the directors (including a majority of the members of our conflicts committee) not otherwise interested in the transaction determines that the transaction is commercially competitive, fair and reasonable to us;

•
acquire equity securities unless a majority of our directors (including a majority of the members of our conflicts committee) not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable, provided that investments in equity securities in “publicly traded entities” that are otherwise approved by a majority of our directors (including a majority of the members of our conflicts committee) will be deemed fair, competitive and commercially reasonable if we acquire the equity securities through a trade that is effected in a recognized securities market (a “publicly traded entity” means any entity having securities listed on a national securities exchange or included for quotation on an inter-dealer quotation system) and provided further that this limitation does not apply to (i) acquisitions effected through the purchase of all of the equity securities of an existing entity, (ii) the investment in our wholly owned subsidiaries or (iii) investments in asset-backed securities;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•
invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	issue equity securities on a deferred payment basis or other similar arrangement;
•
issue debt securities in the absence of adequate cash flow to cover debt service unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known changes, is sufficient to service that higher level of debt as determined by the board of directors or a duly authorized executive officer;

•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance;
•
issue redeemable equity securities (as defined in the Investment Company Act), which restriction has no effect on our share repurchase program or the ability of our operating partnership to issue redeemable partnership interests; or

•
make distributions in kind, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of our charter or distributions that meet all of the following conditions: (i) our board of directors advises each stockholder of the risks associated with direct ownership of the property, (ii) our board of directors offers each stockholder the election of receiving such in kind distributions and (iii) in kind distributions are made only to those stockholders who accept such offer.

In addition, our charter includes many other investment limitations in connection with conflict-of-interest transactions and also includes restrictions on roll-up transactions, which are described under “Description of Capital Stock.”
 Investment Limitations to Avoid Registration as an Investment Company
We intend to conduct our operations so that neither we nor any of our subsidiaries will be required to register as an investment company under the Investment Company Act. Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:
•
pursuant to Section 3(a)(1)(A), is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•
pursuant to Section 3(a)(1)(C), is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of United States government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes United States government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that neither we nor CCOP are required to register as an investment company based on the following analysis. With respect to the 40% test, most of the entities through which we and CCOP own or will own our assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).
With respect to the primarily engaged test, we and CCOP are holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of CCOP, we and CCOP are primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.
If any of the subsidiaries of CCOP fail to meet the 40% test, we believe they will usually, if not always, be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that any of the subsidiaries of CCOP relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, with substantially all of its remaining assets in other types of real estate-related assets. If any subsidiary relies on Section 3(c)(5)(C), we expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
Pursuant to the language of Section 3(c)(5)(C), we will treat an investment in real property as a qualifying real estate asset. In reliance on SEC staff published guidance, we take the view that certain mortgage loans, participations, mezzanine loans, convertible mortgages and other types of real estate related loans in which we intend to invest are qualifying real estate assets. Thus, we intend to treat these investments as qualifying real estate assets.
If any subsidiary relies on Section 3(c)(5)(C), we expect to limit the investments that the subsidiary makes, directly or indirectly, in assets that are not qualifying assets and in assets that are not real estate-related assets. In 2011, the SEC issued a concept release indicating that the SEC and its staff were reviewing interpretive issues relating to Section 3(c)(5)(C) and soliciting views on the application of Section 3(c)(5)(C) to companies engaged in the business of acquiring mortgages and mortgage related instruments. To the extent that the SEC or its staff provides guidance regarding any of the matters bearing upon the exceptions we and our subsidiaries rely on from registration as an investment company, we may be required to adjust our strategy accordingly. Any guidance from the SEC or its staff could further inhibit our ability to pursue the strategies we have chosen.
 Employees and Economic Dependency
We currently have no paid employees. The employees of CCI Advisor or its affiliates provide management, acquisition, disposition, advisory and certain administrative services for us. We are dependent on our advisor for certain services that are essential to us, including the identification, evaluation, negotiation, acquisition, origination and disposition of investments; management of the daily operations of our investment portfolio; and other general and administrative responsibilities. In the event our advisor is unable to provide such services, we will be required to obtain such services from other sources.
Upon the closing of the CRII Merger, we will amend and restate our advisory agreement with CCI Advisor to reflect the internalization of certain personnel acquired through the CRII Merger. As a result of the CRII Merger we will directly employ the Chief Legal Officer and Chief Accounting Officer along with those personnel who have historically performed the following services for us on behalf of CCI Advisor: property management, legal, accounting, property development oversight, certain construction management services, certain shareholder services, certain human resources services, ancillary service businesses and certain information technology services.
 Competitive Market Factors
The success of our investment portfolio depends, in part, on our ability to invest in multifamily apartment communities that provide attractive and stable returns. We face competition from various entities for investment opportunities in multifamily apartment community properties, including other REITs, pension funds, insurance companies, investment funds and companies, partnerships, and developers. Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Although we believe that we are well-positioned to compete effectively in each facet of our business, there is competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.
Furthermore, we face competition from other multifamily apartment communities for tenants. This competition could reduce occupancy levels and revenues at our multifamily apartment communities, which would adversely affect our operations. We expect to face competition from many sources. We will face competition from other multifamily apartment communities both in the immediate vicinity and in the larger geographic market where our apartment communities will be located. Overbuilding of multifamily apartment communities may occur. If so, this will increase the number of apartment units available and may decrease occupancy and apartment rental rates.
 Concentration of Credit Risk
The geographic concentration of our portfolio makes it particularly susceptible to adverse economic developments in the multifamily apartment community markets in which we own properties. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, relocations of businesses, increased competition from other apartment communities, decrease in demand for apartments or any other changes, could adversely affect our operating results and its ability to make distributions to stockholders.
 Compliance with Federal, State and Local Environmental Law
Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could reduce the amounts available for distribution to our stockholders.
We intend to subject our multifamily apartment communities to an environmental assessment prior to acquisition; however, we may not be made aware of all the environmental liabilities associated with a property prior to its purchase. There may be hidden environmental hazards that may not be discovered prior to acquisition. The costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our properties, or the failure to properly remediate a contaminated property, could adversely affect our ability to sell or rent the property or to borrow using the property as collateral.
 Legal Matters
From time to time, we are party to legal proceedings that arise in the ordinary course of our business. Management is not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by government agencies.
 Government Relations
Our business is subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently.
We and any operating subsidiaries that we may form may be subject to state and local tax in states and localities in which they or we do business or own property. The tax treatment of us, CCOP, any operating subsidiaries we may form and the holders of our shares in local jurisdictions may differ from our U.S. federal income tax treatment.
 Stockholder Information
As of January 26, 2021, we had 12,214,770.50 shares of Class A Common Stock issued and outstanding, 17,518.32 shares of Class T Common Stock issued and outstanding and 3,308,325.86 shares of CCI Series 2019 Preferred Stock issued and outstanding.

 Market Information
No public market currently exists for our shares of common stock. Until our shares are listed, if ever, our stockholders may not sell their shares unless the buyer meets the applicable suitability and minimum purchase requirements. In addition, our charter prohibits the ownership of more than 9.8% of our stock, unless exempted by our board of directors. Consequently, there is the risk that our stockholders may not be able to sell their shares at a time or price acceptable to them.
 Distribution Information for Common Stockholders
We expect to continue to pay distributions on a monthly basis. As further described below, during the early stages of our operations, it is likely that we will use sources of funds which may constitute a return of capital to fund distributions. From inception through September 30, 2020, we have funded 83.5% of distributions with offering proceeds and 16.5% of distributions from cash flow from operations. In the discretion of our board of directors, these distributions may be authorized and declared based on daily record dates or a single record date as of the end of the month. The rate will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. Our board of directors has not pre-established a percentage range of return for distributions to stockholders. We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.
Generally, our policy is to make distributions from cash flow from operations. However, we expect to have little, if any, cash flow from operations available for distribution until we make substantial investments. During our offering stage, when we may raise capital in our offering more quickly than we acquire income-producing assets, and for some period after our offering stage, we may not be able to make distributions solely from our cash flow from operations. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation. In these instances, we expect to look to third party borrowings to fund our distributions. We may also fund such distributions from the sale of assets or from the maturity, payoff or settlement of debt investments. Such distributions will likely exceed our earnings or cash flow from operations for the corresponding period. Our charter permits us to make distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such distributions. If we make distributions from sources other than our cash flow from operations, we will have less funds available for investment in properties and other assets.
To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to U.S. federal income tax on the income that we distribute to our stockholders each year. See “U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Relating to Combined Company’s Treatment as a REIT and to Holders of CCI Common Stock—Annual Distribution Requirements” beginning on page [138]. Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

The following tables summarize the distributions attributable to our common stock that were declared and paid, along with information about cash flow provided by (used in) operating during the fiscal quarters of 2019 and the fiscal quarters of 2020 through September 30, 2020.
	Distributions Declared	Distributions Declared Per Share	Distributions Paid			Cash Provided By (Used In) Operating Activities
			Cash	Reinvested (DRP)	Total
First Quarter 2019	$117,486	0.06216279	$40,024	$18,021	$58,045	$(19,449)
Second Quarter 2019	$477,731	0.09442300	$271,447	$69,565	$341,012	$384,310
Third Quarter 2019	$767,563	0.10825698	$562,887	$124,224	$687,111	$(172,410)
Fourth Quarter 2019	$1,006,812	0.11374146	$728,114	$189,793	$917,907	$(651,593)
Total	$2,369,592		$1,602,472	$401,603	$2,004,075	$(459,142)
	Distributions Declared	Distributions Declared Per Share	Distributions Paid			Cash Provided By (Used In) Operating Activities
			Cash	Reinvested (DRP)	Total
First Quarter 2020	$1,183,119	0.11648918	$888,805	$237,326	$1,126,131	$571,878
Second Quarter 2020	$1,309,923	0.12054900	$1,017,593	$274,570	$1,292,163	$(32,296)
Third Quarter 2020	$1,412,921	0.12205853	$1,090,610	$293,235	$1,383,845	$(364,225)
Total	$3,905,963		$2,997,008	$805,131	$3,802,139	$175,357
For the year ended December 31, 2019, we made aggregate distributions of $2,004,075, including $1,602,472 distributions paid in cash and $401,603 of distributions reinvested through our distribution reinvestment plan. Our net loss for the year ended December 31, 2019 was $3,296,194. Cash flows used in operating activities for the year ended December 31, 2019 was $459,142. We funded our total distributions paid, which includes net cash distributions and distributions reinvested by stockholders, with $384,310 prior period cash provided by operating activities and $1,619,765 of offering proceeds. For the nine months ended September 30, 2020, we paid aggregate distributions of $3,802,139, including $2,997,008 distributions paid in cash and $805,131 distributions reinvested through our distribution reinvestment plan. Our net loss for the nine months ended September 30, 2020 was $6,756,268. Cash flows provided by operating activities were $175,357 during the nine months ended September 30, 2020. We funded our total distributions paid, which includes net cash distributions and distributions reinvested by stockholders, with $571,878 prior period cash provided by operating activities and $3,230,261 of offering proceeds. From July 27, 2016 (inception) through September 30, 2020, we paid cumulative distributions of $6,275,555 and our cumulative net loss during the same period was $10,152,671.
Generally, for purposes of determining the source of our distributions paid, we assume first that we use cash flow from operating activities from the relevant or prior periods to fund distribution payments. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have less funds available for the acquisition of real estate investments, the overall return to our stockholders may be reduced and subsequent investors will experience dilution. In addition, to the extent distributions exceed cash flow from operating activities, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain.
Subsequent to September 30, 2020 and through December 31, 2020, we paid $1,447,572 of distributions to our common stockholders at an effective annual rate of 5% on the $10.00 purchase price, assuming distributions are paid every day for a year at the daily distribution rate. In addition, our board of directors has authorized cash distribution on the outstanding shares of common stock based on daily record dates as follows:
Authorization Date	Period	Daily Distribution Amount	Annualized Rate(1)	Payment or Expected Payment
November 11, 2020	December 1, 2020 – December 31, 2020	$0.00136612	5%	January 2021
November 11, 2020	January 1, 2021 – January 31, 2021	$0.00136986	5%	February 2021
November 11, 2020	February 1, 2021 – February 28, 2021	$0.00136986	5%	March 2021
(1)	Annualized rate is based on the $10.00 purchase price and assumes distributions are paid every day for a year at the daily distribution amount.

 Unregistered Sales of Equity Securities
On November 8, 2019, we launched a private placement offering exempt from registration pursuant to Regulation D of the Securities Act to offer a maximum of $50,000,000 in shares of CCI Series 2019 Preferred Stock to accredited investors at a purchase price of $10.00 per share. As of January 26, 2021, we have sold 3,308,326 shares of CCI Series 2019 Preferred Stock for aggregate gross proceeds of $32,932,909.
 Emerging Growth Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). We do not believe that being an emerging growth company will have a significant impact on our business. We have elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 102(b) of the JOBS Act. This election is irrevocable. Also, because we are not a large accelerated filer or an accelerated filer under Section 12b-2 of the Exchange Act, and we will not be so for as long as our shares of common stock are not traded on a securities exchange, we are not subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. In addition, so long as we are externally managed by our advisor, we do not expect to be required to seek stockholder approval of executive compensation and “golden parachute” compensation arrangements pursuant to Section 14A(a) and (b) of the Exchange Act. We will remain an emerging growth company for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of September 30 of any year.
 Directors and Executive Officers
We have provided below certain information about our executive officers and directors.
Name	Position(s)	Age*
Enzio Cassinis	Chief Executive Officer and President	43
Adam Larson	Chief Financial Officer	39
Susan Hallenberg	Chief Accounting Officer and Treasurer	53
Gregg Christensen	Chief Legal Officer and Secretary	51
Paul Fredenberg	Chief Investment Officer	44
Daniel Shaeffer	Chairman of the Board of Directors and Director	50
Chad Christensen	Director	48
R. Brent Hardy	Independent Director	50
Gentry Jensen	Independent Director	49
John Lunt	Independent Director	48
*	As of December 31, 2020
For information about the persons listed above (other than Mr. Hardy and Mr. Jensen), see “—The Fully Combined Company—Management of the Fully Combined Company” beginning on page [95]. Information about Mr. Hardy and Mr. Jensen who have tendered their resignation from the CCI Board as of the effective time of the CRII Merger is below.
R. Brent Hardy is an independent director of CCI, a position he has held since June 2018. Since April 2018, Mr. Hardy has served as Managing Director and Senior Vice President of Asset Management at Merit Hill Capital, a real estate investment firm focused on acquiring and managing a portfolio of self-storage facilities across the United States. Mr. Hardy has been in the commercial real estate development, construction and asset management business for over 20 years. From September 2001 to April 2018, Mr. Hardy was Senior Vice President of Construction & Capital Asset Management at Extra Space Storage, the second largest operator of self-storage facilities in the United States and a New York Stock Exchange traded REIT. At Extra Space Storage, Mr. Hardy directed global construction, property development and long-term asset preservation efforts and oversaw the “Certificate of Occupancy” and “Property Redevelopment and Expansion” programs. He contributed to the overall planned growth of the company, implementing essential asset management systems and processes to effectively oversee the firm’s portfolio of over 1,450 assets nationwide. Mr. Hardy was also responsible for facility planning and design, property rebranding and corporate procurement efforts and was heavily involved in corporate responsibility, portfolio efficiency and innovation, and the implementation of energy management and sustainability programs. Prior to commencing his career with Extra Space Storage, Mr. Hardy spent several years with various firms in real estate, construction and operations management.
Mr. Hardy graduated from the University of Utah with a Bachelor of Arts degree in Political Science and a minor in Spanish.
The CCI Board selected Mr. Hardy as an independent director for reasons including his over 20 years of experience in the commercial real estate development, construction and asset management industries and his strategic business abilities and skills in responding to operational challenges and opportunities within an organization. In particular, the CCI Board believes Mr. Hardy’s experience in asset management at Extra Space Storage during a period of growth at the company and the depth and breadth of Mr. Hardy’s exposure to complex real estate, strategic and corporate issues throughout his career would make him a valuable asset to the CCI Board. Having worked at a public REIT gives Mr. Hardy additional perspective and insight into public companies such as CCI.
Gentry Jensen is an independent director of CCI, a position he has held since June 2018. Since 2011, Mr. Jensen has served as the Chief Executive Officer of Penumbra Brands, LLC, a leading provider of protective, technologically differentiated accessories for mobile devices. From 2009 to 2011, he served as District Manager of Schindler Elevator Corporation and from 2005 through 2009, he worked in commercial real estate lending, development, brokerage and property management as Chief Operating Officer of Hawkins Capital, President of Wentworth Development, and Chief Operating Officer of NAI Utah Commercial Real Estate. From 2002 through 2004, Mr. Jensen was an associate in asset management and portfolio construction modeling with JP Morgan Private Bank in New York. Prior to entering the business world, Mr. Jensen served on active duty as a Navy SEAL, completing overseas deployments in Eastern Europe and throughout Asia.
Mr. Jensen holds a Master of Business Administration in Finance from the Wharton School at the University of Pennsylvania and a Bachelor of Science, with Merit, in Systems Engineering from the United States Naval Academy.
The CCI Board selected Mr. Jensen as an independent director for reasons including his executive leadership experience with multiple companies and as a Navy SEAL, his professional and educational background and his prior experience in commercial real estate brokerage and property management.
 Compensation of Executive Officers
We are externally advised by CCI Advisor and currently do not have any employees. Our day-to-day management functions are performed by CCI Advisor and its affiliates. For purposes of this disclosure, our named executive officers include Enzio A. Cassinis, our Chief Executive Officer and President, Adam Larson, our Chief Financial Officer, and Paul Fredenberg, our Chief Investment Officer, all of whom are officers and/or employees of CCI Advisor. During 2020, all of the compensation that we paid to our named executive officers consisted of equity compensation.
We are a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act and an “emerging growth company” as defined under the JOBS Act. As such, we are permitted to take advantage of certain reduced reporting requirements that are otherwise applicable generally to public companies.
Executive Compensation Process. Our compensation committee, which is composed of all of our independent directors, discharges the CCI Board’s responsibilities relating to the equity compensation of our named executive officers. Except for annual grants of CCOP LTIP Units and CCOP Special LTIP Units (for purposes of our executive compensation discussion, referred to collectively as the “LTIP Units”) under the CCOP Partnership Agreement, our named executive officers do not receive any compensation directly from us.
Our compensation committee acknowledges that the real estate industry is highly competitive and that experienced professionals have significant career mobility. Through the annual grant of LTIP Units under the CCOP Partnership Agreement, we seek to attract, motivate and retain highly skilled executive officers who are committed to our core values of prudent risk-taking and integrity. Each year our compensation committee determines, in its sole discretion, the aggregate amount, type and terms of any equity grants to employees of CCI Advisor and its affiliates, including our named executive officers. When making equity award decisions, our compensation committee seeks input from Mr. Cassinis, our Chief Executive Officer and President, given his direct day-to-day working relationship with our senior officers. Our compensation committee engages in discussions and ultimately makes all final decisions related to equity compensation paid to our named executive officers.
Our compensation committee is authorized to retain the services of one or more executive compensation consultants, in its discretion, to assist with the establishment and review of our equity compensation programs and related policies. Our compensation committee has sole authority to hire, terminate and set the terms of future engagements with any compensation consultant. For the 2020 equity grants, our compensation committee consulted FPL Associates, L.P., an independent compensation consulting firm, to consult in determining a recommended structure and amounts for annual equity grants.
 2020 Equity Grants
On March 25, 2020, we amended the CCOP Partnership Agreement, effective February 1, 2020, to establish LTIP Units, a new series of partnership units, and to permit the admission of additional limited partners. The LTIP Units are a separate series of limited partnership units of CCOP, which are convertible into CCOP Common Units upon achieving certain vesting and performance requirements. Awards of LTIP Units are subject to the conditions and restrictions determined by the CCI Board, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If the conditions and/or restrictions included in an LTIP Unit award agreement are not attained, holders will forfeit the LTIP Units granted under such agreement. Unless otherwise provided, the CCOP LTIP Unit awards (whether vested or unvested) will entitle the holder to receive current distributions from CCOP, and the CCOP Special LTIP Units (whether vested or unvested) will entitle the holder to receive 10% of the current distributions from CCOP during the applicable performance period. When the LTIP Units have vested and sufficient income has been allocated to the holder of the vested LTIP Units, the LTIP Units will automatically convert to CCOP Common Units on a one-for-one basis.
LTIP Units are structured as “profits interests” for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP Units to produce a tax deduction for us based on current U.S. federal income tax law. As profits interests, the LTIP Units initially will not have full parity, on a per unit basis, with the CCOP Common Units with respect to liquidating distributions. Upon the occurrence of specified events, the LTIP Units can, over time, achieve full parity with the CCOP Common Units and therefore, accrete to an economic value for the holder equivalent to the CCOP Common Units. If such parity is achieved, the LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into CCOP Common Units, which in turn may be exchanged, upon the occurrence of certain events, by the holder for a cash amount based on the value of a share of CCI Common Stock or for shares of CCI Common Stock, on a one-for-one basis, at our election. However, there are circumstances under which the LTIP Units will not achieve parity with the CCOP Common Units, and until such parity is reached, the value that a holder could realize for a given number of LTIP Units will be less than the value of an equal number of shares of CCI Common Stock and may be zero.
In March 2020, our compensation committee approved grants of LTIP Units for fiscal year 2020. The March 2020 LTIP Unit grants were designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, deter our named executive officers from seeking other employment opportunities and align the interests of our named executive officers with our stockholders’ interests. Existing ownership levels were not a factor in award determinations, as our compensation committee does not want to discourage our named executive officers from holding significant amounts of our securities.
In determining the size and terms of the LTIP Unit grants made to our named executive officers for 2020 service, our compensation committee considered, among other things, company performance, the role and responsibilities of each officer, competitive factors and individual performance history. These awards were intended to enable our named executive officers to establish a meaningful equity stake in our company that would vest over a period of years based on company performance and continued service with CCI Advisor or its affiliates. While our compensation committee currently expects to continue to grant LTIP Units awards to our named executive officers annually on the same terms and conditions, the committee’s decision whether to approve any such awards in the future will depend on our performance, market trends and practices and other considerations.
Time-Based LTIP Units. The following table sets forth the number and value of the time-based LTIP Units granted to our named executive officers in March 2020. The time-based LTIP Units were issued on March 25,

2020, based on the grant date fair value determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC Topic 718”). The time-based LTIP Units vest over four years in equal installments on an annual basis beginning on January 1, 2021, subject to continued employment with CCI Advisor or its affiliates. Time based LTIP Units (whether vested or unvested) receive the same distribution per unit as the CCOP Common Units.
Executive Officer	Date of Grant	Number of Time-Based LTIP Units	Value of Time-Based LTIP Units
Enzio A. Cassinis	March 25, 2020	4,500	$45,000
Adam Larson	March 25, 2020	3,375	$33,750
Paul Fredenberg	March 25, 2020	2,063	$20,630
Performance-Based LTIP Units. The following table sets forth the number and value of the performance-based LTIP Units granted to our named executive officers in March 2020. The performance-based LTIP Units were issued on March 25, 2020, based on the grant date fair value determined in accordance with ASC Topic 718. The actual amount of each award will be determined at the conclusion of the three-year performance period on December 21, 2022 and will depend on our internal rate of return (as defined in the award agreements).
Executive Officer	Date of Grant	Number of Performance- Based LTIP Units	Value of Performance- Based LTIP Units
Enzio A. Cassinis	March 25, 2020	13,500	$77,490
Adam Larson	March 25, 2020	10,125	$58,118
Paul Fredenberg	March 25, 2020	6,187	$35,513
Pursuant to the terms of the applicable award agreements, our named executive officers may earn up to 100% of the number of performance-based LTIP Units granted, plus deemed dividends on earned units, based on our internal rate of return during the performance period in accordance with the following schedule, with linear interpolation for performance between levels:
Internal Rate of Return	Percentage Earned
Less than 6%	0%
6%	50%
10% or greater	100%
None of the performance-based LTIP Units will be earned if our internal rate of return for the performance period is less than 6%, and the maximum number of performance-based LTIP Units will only be earned if our internal rate of return for the performance period is 10% or greater. The earned performance-based LTIP Units will become fully vested on the first anniversary of the last day of the performance period, subject to continued employment with CCI Advisor or its affiliates. During the performance period, performance based LTIP Units (whether vested or unvested) will entitled the holder to receive 10% of the current distribution per unit paid to holders of the CCOP Common Units (based on the total number of performance-based LTIP Units granted). At the end of the performance period, if the internal rate of return equals or exceeds the performance threshold (6%), the holder will be entitled to receive an additional grant of LTIP Units equivalent to 90% of distributions that would have been paid on the earned performance-based LTIP Units during the performance period.
Upon consummation of the CRII Merger and the CROP Merger, all time-based CCOP LTIP Units granted to officers of CCI prior to 2021 will accelerate and vest in full.
 Compensation from CCI Advisor
Our named executive officers are also officers and/or employees of, or hold an indirect ownership interest in, CCI Advisor and/or its affiliates, and our named executive officers are compensated by these entities, in part, for their services to us or our subsidiaries. See “—Certain Transactions with Related Persons” below for a discussion of the fees paid to CCI Advisor and its affiliates.

 Summary Compensation Table
The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. We did not grant any stock awards or pay any compensation to our named executive officers prior to 2020.
Name and Principal Position	Year	Stock Awards(1)	All Other Compensation	Total
Enzio A. Cassinis Chief Executive Officer and President	2020	$122,490	—	$122,490
Adam Larson Chief Financial Officer	2020	$91,868	—	$91,868
Paul Fredenberg, Chief Investment Officer	2020	$56,143	—	$56,143
(1)
Represents the aggregate grant date fair value of awards computed in accordance with ASC Topic 718. The values of the time-based LTIP Units granted on March 25, 2020 are as follows: Enzio A. Cassinis—$45,000; Adam Larson—$33,750; and Paul Fredenberg—$20,630. The values of the performance-based LTIP Units granted on March 25, 2020 are as follows: Enzio A. Cassinis--$77,490; Adam Larson—$58,118; and Paul Fredenberg—$35,513.

 Outstanding Equity Awards at Fiscal Year-End 2020
The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2020.
	Stock Awards
Name	Number of Units that Have Not Vested(1)	Market Value of Units that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units that Have Not Vested(2)(4)
Enzio A. Cassinis	4,500	$45,000	13,500	$135,000
Adam Larson	3,375	$33,750	10,125	$101,250
Paul Fredenberg	2,063	$20,630	6,187	$61,870
(1)
Represents the number of LTIP Units for which a portion of the awards remain unvested as of December 31, 2020, based on service conditions. The time-based LTIP Units granted on March 25, 2020 vest in four equal installments on an annual basis beginning on January 1, 2021, subject to continued employment with CCI Advisor or its affiliates.

(2)
Based on the estimated value of our common stock of $10.00 per share (which represents the most recent price an investor was willing to purchase our shares of common stock in our public offering) as of December 31, 2020.

(3)
Represents the number of LTIP Units (at maximum amounts) for which a portion of the awards remain unearned and unvested as of December 31, 2020, based on performance conditions. For more information regarding the threshold, target and maximum amounts with respect to performance-based LTIP Units, see “—2020 Equity Grants—Performance-Based LTIP Units.” Any earned performance-based LTIP Units will vest on the first anniversary of the end of the performance period, subject to continued employment with CCI Advisor or its affiliates.

 Termination and Change in Control Arrangements
Accelerated Vesting of Time-Based LTIP-Units. Pursuant to award agreements with our named executive officers, upon a “change in control” (as defined in the award agreements) or in the event of a termination of the executive officer’s employment by the executive officer for “good reason” (as defined in the award agreements), by the company without “cause” (as defined in the award agreements), or by reason of death or disability, all outstanding time-based LTIP Units shall become fully vested. Upon consummation of the CRII Merger and the CROP Merger, all time-based CCOP LTIP Units granted to officers of CCI prior to 2021 will accelerate and vest in full.
The time-based LTIP Unit award agreements also provide that, to the extent the executive officer is party to an employment agreement with CCI Advisor that provides for the treatment of unvested equity awards in connection with certain terminations of employment, the vesting of any unvested time-based LTIP Units shall be subject to the terms, conditions and requirements of such employment agreement.

Accelerated Vesting of Performance-Based LTIP-Units. Pursuant to the terms of award agreements with our named executive officers, the awarding and vesting of unearned and unvested performance-based LTIP Units is accelerated upon a “change in control” (as defined in the award agreements). Upon a change in control after the grant date, but prior to the end of the performance period, the performance period shall end as of the date of the change in control, and performance shall be measured and the award calculated and made (without pro ration) based on our internal rate of return through the date of the change in control. Upon a change in control after the end of the performance period, but prior to the vesting of the earned LTIP Units, all unvested earned LTIP Units shall become fully vested. All performance-based CCOP LTIP Units issued and outstanding immediately prior to the effective time of the CROP Merger will convert into the right to receive one CROP LTIP Unit, and will continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger.
In the event of a termination of the executive officer’s employment by the executive officer for “good reason” (as defined in the award agreements), by the company without “cause” (as defined in the award agreements) or by reason of death or disability after the grant date, but prior to the end of the performance period, the performance period shall continue as if the termination had not occurred, and performance shall be measured and the award calculated (as of the measurement date) and made (subject to pro ration) based on our internal rate of return through the end of the performance period. Such award shall be subject to pro ration based on the number of calendar days that have elapsed from the grant date to, and including, the termination date by the number of calendar days from the grant date to, and including, the measurement date. In the event that such a qualified termination occurs after the end of the performance period, but prior to the vesting of the earned LTIP Units, all unvested earned LTIP Units shall become fully vested.
The performance-based LTIP Unit award agreements also provide that, to the extent the executive officer is party to an employment agreement with CCI Advisor that provides for the treatment of unvested equity awards in connection with certain terminations of employment, the vesting of any unvested performance-based LTIP Units shall be subject to the terms, conditions and requirements of such employment agreement.
 Compensation of Directors
If a director is also one of our executive officers, we do not pay any compensation to that person for services rendered as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by the compensation committee, based upon recommendations from our advisor. Our affiliated directors indirectly manage and control CCI Advisor and our executive officers are also executive officers of CCI Advisor, and through CCI Advisor, these individuals are involved in recommending and setting the compensation to be paid to our independent directors.
We have provided below certain information regarding compensation earned by or paid to our directors during fiscal year 2020.
Name	Fees Earned or Paid in Cash in 2020	All Other Compensation	Total
Chad Christensen	$—	$—	$—
Daniel Shaeffer	—	—	—
R. Brent Hardy	12,000	—	12,000
Gentry Jensen	12,000	—	12,000
John Lunt	12,000	—	12,000
 Cash Compensation
We pay each of our independent directors an annual retainer of $10,000. We also pay our independent directors for attending board and committee meetings as follows:
•	$500 for each board meeting attended; and
•	$500 for each committee meeting attended (if held at a different time or place than a board meeting).
All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the CCI Board.

In addition, we will pay each member of our special committee a $70,000 retainer for their service on the special committee.
 Special Committee
The CCI Special Committee was formed for the purpose of reviewing, considering, investigating, evaluating and, if deemed appropriate by the CCI Special Committee, negotiating the proposed Mergers or any alternative extraordinary transaction. The members of the CCI Special Committee are Gentry Jensen, R. Brent Hardy and John Lunt, with Gentry Jensen serving as the chairman of the CCI Special Committee.
The CCI Special Committee held 36 meetings during the year ended December 31, 2020.
 Security Ownership of Certain Beneficial Owners
The following table shows, as of September 30, 2020, the amount of our common stock beneficially owned (unless otherwise indicated) by (i) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) our directors, (iii) our executive officers and (iv) all of our directors and executive officers as a group.
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of all Shares
Enzio Cassinis, Chief Executive Officer and President	4,500(2)	*
Adam Larson, Chief Financial Officer	3,375(2)	*
Gregg Christensen, Chief Legal Officer and Secretary	20,000(3)	*
Paul Fredenberg, Chief Investment Officer	2,063(2)	*
Susan Hallenberg, Chief Accounting Officer and Treasurer	—	—
Chad Christensen, Director	20,000(3)	*
Daniel Shaeffer, Director	20,000(3)	*
R. Brent Hardy, Independent Director	—	—
Gentry Jensen, Independent Director	—	—
John Lunt, Independent Director	—	—
All officers and directors as a group (10 persons)	29,938	*
*	Indicates less than 1% of the outstanding common stock.
(1)	The address of each named beneficial owner is 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
(2)
Reflects LTIP Units granted by the board of directors. Upon achieving parity with the common units and becoming “redeemable” in accordance with the terms of CCOP’s partnership agreement, LTIP Units may be redeemed for cash, or at our option, an equal number of shares of our common stock, subject to certain restrictions. Not all LTIP Units have vested

(3)
Gregg Christensen, Daniel Shaeffer and Chad Christensen are three of the five directors that comprise the board of directors of CRII, the general partner of CROP. CROP owns 20,000 shares of our outstanding common stock. As members of the board of directors of CRII, Messrs. Christensen, Shaeffer and Christensen will have the voting and investment control of the shares of our common stock held by CROP.

 Director Independence
Our charter provides that a majority of the directors must be independent directors. We currently have three independent directors of our five-member board of directors. A majority of the directors on any committees established by the board must also be independent. Our board of directors has three standing committees including the audit committee, the conflicts committee and the compensation committee.
Under our charter, an independent director is a person who is not associated and has not been associated within the last two years, directly or indirectly, with our sponsor or our advisor or any of their affiliates. A director is deemed to be associated with us or our advisor if he or she owns an interest in, is employed by, is an officer or director of, or has any material business or professional relationship with us, our advisor or any of their affiliates, performs services (other than as a director) for us, is a director for more than three REITs organized by the sponsor or advised by the advisor, or has any material business or professional relationship with our sponsor, advisor or any of their affiliates. A business or professional relationship will be deemed material if the gross income derived by the director from us, our advisor or any of their affiliates exceeds 5% of (i) the director’s annual gross revenue derived from all sources during either of the last two years or (ii) the director’s net worth on a fair market value basis. An indirect relationship includes circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the sponsor, advisor or any of their affiliates or the company.
In addition, although our shares are not listed for trading on any national securities exchange, a majority of our directors, and all of the members of our audit committee, conflicts committee and compensation committee are “independent” as defined by the New York Stock Exchange. The New York Stock Exchange standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board of directors has affirmatively determined that Messrs. Hardy, Jensen and Lunt each satisfies the New York Stock Exchange standards.
 Our Policy Regarding Transactions with Related Persons
Our charter requires our conflicts committee to review and approve all transactions between us and our advisor, and any of our officers or directors or any of their affiliates. Prior to entering into a transaction with a related party, a majority of our board of directors (including a majority of our conflicts committee) not otherwise interested in the transaction must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Conduct and Ethics lists examples of types of transactions with related parties that would create prohibited conflicts of interest and requires our officers and directors to be conscientious of actual and potential conflicts of interest with respect to our interests and to seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. Our executive officers and directors are required to report potential and actual conflicts to the Compliance Officer, currently our Chief Legal Officer, or directly to the audit committee chair, as appropriate.
 Certain Transactions with Related Persons
Set forth below is a description of the material transactions between our affiliates and us since the beginning of 2018 as well as any such currently proposed material transactions.
As further described below, we have entered into agreements with certain affiliates pursuant to which they provide services to us. CRII acts as our sponsor and is managed by its board of directors, three of the five members of which are Daniel Shaeffer, Chad Christensen, and Gregg Christensen. Daniel Shaeffer and Chad Christensen are our affiliated directors and Gregg Christensen is one of our executive officers. CCMI, our advisor through February 28, 2019 and our property manager, is wholly owned by Cottonwood Capital Management, Inc. (“Cottonwood Capital Management”), an indirect wholly- owned subsidiary of CROP, the operating partnership of CRII, our sponsor. Effective March 1, 2019, following the restructuring by our sponsor of the entity through which we receive our advisory services (as described in additional detail below under “— Restructuring of Our Advisor”), CCI Advisor, acts as our advisor. CCI Advisor is indirectly owned by Cottonwood Capital Management and two entities in which all of our officers and affiliated directors have an ownership interest.
 Our Relationship with CCI Advisor
Our advisor provides day-to-day management of our business. Among the services currently provided by our advisor under the terms of the advisory agreement are the following:
•	finding, presenting and recommending to us real estate investment opportunities consistent with our investment policies and objectives;
•	making certain real estate-related debt investment decisions for us, subject to the limitations in our charter and the direction and oversight of our board of directors;
•	structuring the terms and conditions of our investments, sales and joint ventures;
•	acquiring properties and other investments on our behalf in compliance with our investment objectives and policies;

•	arranging for financing and refinancing of our properties and our other investments;
•	entering into leases and service contracts for our real properties;
•	supervising and evaluating each loan servicer’s and property manager’s performance;
•	reviewing and analyzing the operating and capital budgets of properties underlying our investments and properties we may acquire;
•	entering into servicing contracts for our loans;
•	assisting us in obtaining insurance;
•	generating an annual budget for us;
•	reviewing and analyzing financial information for each of our assets and our overall portfolio;
•
formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of our properties and other investments;

•	performing investor-relations services;
•	maintaining our accounting and other records and assisting us in filing all reports required to be filed with the SEC, the IRS and other regulatory agencies;
•	engaging in and supervising the performance of our agents, including our registrar and transfer agent; and
•	performing any other services reasonably requested by us.
Our advisor is subject to the supervision of our board of directors and only has such authority as we may delegate to it as our agent. We entered the advisory agreement on August 13, 2018 and have renewed the advisory agreement for subsequent one-year terms annually upon its expiration. Effective March 1, 2019, we amended the advisory agreement to remove the provision of property management services as described below under “—Restructuring of Our Advisor.” Under the terms of the advisory agreement, we pay the following fees to our advisor. Upon closing the CRII Merger we will enter the Amended and Restated Advisory Agreement and amend the fees payable and expenses reimbursable to our advisor. See “—Amended and Restated Advisory Agreement.”
Organization and Offering Expenses. Our advisor is obligated to pay all of the organization and offering expenses associated with our ongoing initial public offering on our behalf (with the exception of costs associated with any equity incentive awards granted by us to registered persons associated with the dealer manager for the offering). As of September 30, 2020, our advisor incurred approximately $13,341,000 in organizational and offering costs from the issuance of our common stock.
Contingent Acquisition Fee. After our common stockholders have received, together as a collective group, aggregate distributions sufficient to provide a return of their invested capital, plus a cumulative, noncompounded annual return on their investment (“Required Return”), our advisor will receive a contingent acquisition fee that is a percentage of the cost of investments acquired or originated by us, or the amount to be funded by us to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments plus significant capital expenditures related to the development, construction or improvement of the investment as follows: (i) 1% contingent acquisition fee if stockholders receive a 6% Required Return; and (ii) 2% additional contingent acquisition fee if stockholders receive a 13% Required Return.
If our advisor is terminated within the first 10 years of operations for any reason other than the advisor’s fraud, gross negligence or willful misconduct, our advisor will receive a 3% contingent acquisition fee. No contingent acquisition fees were incurred for the nine months ended September 30, 2020 or the years ended December 31, 2019 and 2018.

Acquisition Expense Reimbursement. Subject to limitations in our charter, our advisor will be reimbursed for all out-of-pocket expenses incurred in connection with the selection and acquisition of real estate assets, whether or not the acquisition is consummated. Acquisition expenses reimbursed to our advisor during the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018 were not significant, as we have generally incurred and paid such expenses directly.
Contingent Financing Fee. After our common stockholders have received, together as a collective group, aggregate distributions sufficient to provide a return of their invested capital plus a Required Return of 13%, our advisor will receive a contingent financing fee of 1% of the original principal amount of any financing obtained or assumed by us. Notwithstanding the foregoing, if our advisor is terminated within the first 10 years of our operations for any reason other than the advisor’s fraud, gross negligence or willful misconduct, the payment of the contingent financing fee will be immediately due and payable. No contingent financing fees were incurred for the nine months ended September 30, 2020 or the years ended December 31, 2019 and 2018.
Asset Management Fee. Our advisor will receive an annual asset management fee, paid monthly, of 1.25% of the gross book value of our assets prior to establishment of the net asset value. Our advisor will receive an annual asset management fee of 1.25% of gross asset value thereafter. We incurred asset management fees of $811,233 for the nine months ended September 30, 2020 and $811,395 for the year ended December 31, 2019. Our advisor has agreed to waive its asset management fee each month in an amount equivalent to the 6% discount provided to those who purchase shares of Class A Common Stock through certain distribution channels as specified in the prospectus for our offering. This is to ensure that we receive proceeds equivalent to those received for sales of shares outside of these channels. As a result, the asset management fee waived by our advisor during the nine months ended September 30, 2020 and for the year ended December 31, 2019 were $188,333 and $409,803, respectively. No asset management fees were incurred for the year ended December 31, 2018.
Other Fees and Reimbursable Expenses. We will reimburse our advisor or its affiliates for all actual expenses paid or incurred by our advisor or its affiliates in connection with the services provided to us; provided, however, that we will not reimburse our advisor or its affiliates for salaries, wages and related benefits of personnel who perform investment advisory services for us or serve as our executive officers. In addition, subject to the approval of our board of directors, we may reimburse our advisor or its affiliates for costs and fees associated with providing services to us that we would otherwise engage a third party to provide. Reimbursable company operating expenses to our advisor or its affiliates for the nine months ended September 30, 2020 and for the year ended December 31, 2019 were $732,998 and $541,652, respectively. There were no reimbursable company operating expenses for the year ended December 31, 2018.
Our advisor is required to reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless our conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us that are in any way related to our operation, including advisory fees, but excluding (i) the expenses of raising capital to the extent paid by us such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) reasonable incentive fees based on the gain from the sale of our assets and (vi) acquisition fees, acquisition expenses (including expenses relating to potential investments that we do not close), disposition fees on the resale of property and other expenses connected with the acquisition, disposition and ownership of real estate interests, loans or other property (other than disposition fees on the sale of assets other than real property), including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property. Our conflicts committee determined that the relationship of our total operating expenses and its net assets was justified for the four fiscal quarters ended September 30, 2020 given the costs of operating a public company and the early stage of our operations and approved total operating expenses in excess of the operating expense reimbursement obligation in the third quarter of 2020.

 Our Relationship with Cottonwood Communities Management, LLC
For property management services, we paid CCMI, our advisor and property manager through February 28, 2019 and our current property manager following the restructuring of our advisor as described below, a property management fee in an amount up to 3.5% of the annual gross revenues of the multifamily apartment communities that it manages for us. A majority of our board of directors, including a majority of our conflicts committee has approved the form of property management agreement with our property manager as being fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. Our conflicts committee believes that these arrangements with CCMI are fair. We incurred property management fees of $269,525 and $97,877 for the nine months ended September 30, 2020 and for the year ended December 31, 2019, respectively. No property management fees were incurred in 2018.
Following the CRII Merger, property management will be performed by our employees and our property management agreements with CCMI will terminate, and we will no longer engage an affiliated property manager to manage our multifamily apartment communities.
 Our Relationship with Cottonwood Communities Advisors Promote, LLC
Cottonwood Communities Advisors Promote, LLC (“CC Advisors Promote”), an affiliate of our advisor, will receive a promotional interest equal to 15% of net income and cash distributions from CCOP, our operating partnership, after our stockholders, together as a collective group, receive aggregate distributions sufficient to provide a return of their capital, plus a 6% cumulative, noncompounded annual return on their capital. In addition, CC Advisors Promote will be entitled to a separate one-time payment upon (i) the listing of our common stock on a national securities exchange or (ii) the occurrence of certain events that result in the termination or non-renewal of the advisory agreement, in each case for an amount that CC Advisors Promote would have been entitled to receive, as described above, if CCOP had disposed of all of its assets at the market value of the shares of our common stock as of the date of the event triggering the payment. If the event triggering the payment is the termination or non-renewal of the advisory agreement other than in connection with a liquidity event, the payment will be in the form of an interest-bearing promissory note that generally will not be paid until stockholders have received the return contemplated above.
Previously this promotional interest was held by Cottonwood Communities Investor, LLC (“CC Investor”), the sole limited partner of CCOP. In connection with the restructuring of our advisor, as described below, CC Investor transferred this promotional interest to CROP who in turn transferred the interest to CC Advisors Promote effective March 1, 2019. CC Investor will not be required to make any capital contributions to CCOP to obtain the promotional interest. Our conflicts committee believes the promotional interest is fair as it provides an appropriate incentive for our advisor and its affiliates to achieve our investment objectives.
 March 2019 Restructuring of Our Advisor
On March 28, 2019, we entered various amendments to existing agreements and new agreements with our advisor and property manager, CCMI, and its affiliates, as a result of the determination by our sponsor to restructure the ownership of the entity that provides our advisory services. Effective March 1, 2019, our advisory services are provided by a newly formed affiliate of CROP, CCI Advisors III, LLC. Property management services continued to be provided by CCMI under separate property management agreements to be entered into at the time we acquire a property. In addition, a new entity, CC Advisors Promote, owns the promotional interest in CCOP previously held by CC Investor.
In order to implement these restructuring changes, we entered the following agreements: (i) First Amendment to the Advisory Agreement, among us, CCMI and CCOP (the “Advisory Agreement Amendment”); (ii) First Amendment to the Three-Party Agreement among us, CCMI and CCOP (the “Three-Party Agreement Amendment”); and (iii) Three-Party Agreement (Property Management) among us, CCMI and CCOP (the “Three-Party Agreement (Property Management)”). The Advisory Agreement Amendment removed the property management services from the advisory agreement so that property management services remain with CCMI and the advisory agreement and related external advisory services could be transferred to CCI Advisor. The Three-Party Agreement Amendment and the Three-Party Agreement (Property Management) reflect changes necessary to address the fact that the advisory services and property management will be provided by separate entities going forward. We have since entered a new Advisory Agreement dated August 13, 2020 with CCI Advisor and an Amended and Restated Three-Party Agreement with CCI Advisor that incorporates the amendments entered in connection with the restructuring transaction.

In addition, as general partner of CCOP, we consented to the assignment of the promotional interest held by CC Investor, the sole limited partner of CCOP, to CROP and then to CC Advisors Promote. Finally, following the consent of our conflicts committee, we also entered into the Assignment of the Advisory Service Contracts among us, CCMI, Cottonwood Capital Management, Cottonwood Communities Advisors, LLC (“CCA”) and CCI Advisor pursuant to which the following occurred: (i) CCMI assigned and transferred all of its rights, obligations and interests in the advisory agreement, the three-party agreement and the dealer manager agreement to Cottonwood Capital Management; (ii) Cottonwood Capital Management then assigned and transferred all of its rights, obligations and interests in the agreements to CCA; and (iii) CCA then assigned and transferred all of its rights, obligations and interests in the agreements to CCI Advisor. As a result, effective March 1, 2019, CCI Advisor will provide all of the services under the advisory agreement and will be responsible for the payment of all organization and offering expenses related to our offering (with the exception of costs associated with any equity incentive awards granted by us to registered persons associated with the dealer manager for the offering), without reimbursement by us.
 Pending Mergers with CRII, CMRI and CMRII
On January 26, 2020, we entered into separate Merger Agreements to acquire each of CRII, CMRI and CMRII. All of the Mergers are stock-for-stock transactions whereby each of CRII, CMRI and CMRII will be merged into Merger Sub, our wholly owned subsidiary. The consummation of the CRII Merger is not contingent upon the completion of either the CMRI Merger or CMRII Merger, the consummation of the CMRI Merger is not contingent upon the completion of either the CRII Merger or CMRII Merger, and the consummation of the CMRII Merger is not contingent upon the completion of either the CRII Merger or CMRI Merger; however, under certain circumstances, each of CMRI and CMRII may opt not to close if the CRII Merger does not occur. CMRI is externally managed by CMRI Asset Manager and CMRII is externally advised by CMRII Asset Manager. CMRI Asset Manager and CMRII Asset Manager are wholly owned subsidiaries of CCA which is indirectly owned by Cottonwood Capital Management and two entities in which all of our officers and affiliated directors have an ownership interest. Following the Pre-Merger Transactions, CCA will be majority-owned by Daniel Shaeffer, Chad Christensen and Gregg Christensen. See “The CRII Merger Agreement” beginning on page [150] for more information about the CRII Merger. Additional information about the CMRI Merger and the CMRII Merger is included in our Current Report on Form 8-K dated February 1, 2021 and incorporated herein by reference.
 Voting Agreement
Concurrently with the execution of the CRII Merger Agreement, CR Holdings, High Traverse Holdings, LLC (“HT Holdings”), Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin (collectively, the “Affiliated Security Holders”), as the beneficial holders (through voting and investment power with respect to their interests in trusts or other entities they own or control) of 50 shares of the CRII Voting Common Stock and of 2,034,378 CROP Common Units, entered into a voting agreement with CCI (the “Voting Agreement”). Pursuant to the terms of the Voting Agreement, the Affiliated Security Holders have delivered an irrevocable proxy to CCI with respect to the CRII Voting Common Stock beneficially owned by them to vote in favor of or act by written consent to approve, among other things, the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement. The shares of CRII Voting Common Stock held by the Affiliated Security Holders represent 100% of the issued and outstanding CRII Voting Common Stock and therefore, they can provide the CRII Voting Stockholder Approval without the approval of any other stockholders of CRII.
In addition, the Affiliated Security Holders have delivered an irrevocable proxy to CCI with respect to the CROP Common Units beneficially owned by them to vote in favor of or act by written consent to approve, among other things, the CROP Merger and the Fifth Amended and Restated Partnership Agreement of CROP; provided that such vote shall only occur following the vote in favor of the matters by holders of a majority of the outstanding CROP Common Units held by disinterested limited partners. The CROP Common Units held by the Affiliated Security Holders represents approximately 17% of the total outstanding CROP Common Units.
Pursuant to the Voting Agreement, the Affiliated Security Holders have agreed not to take any action that would be a violation of the non-solicitation obligations of the CRII Merger Agreement if those actions were taken by CRII. The Voting Agreement also requires that the Affiliated Security Holders use their best efforts to effect certain Pre-Merger Transactions if all of the other conditions to the closing of the CRII Merger have been satisfied or waived and CCI has given notice that it is prepared to consummate the CRII Merger.

 Second Amended and Restated Three-Party Agreement
Concurrently with the execution of the CRII Merger Agreement, we entered into the Second Amended and Restated Three-Party Agreement by and among CCI, CCOP and CCI Advisor (the “Amended Three-Party Agreement”) to amend the obligation of CCI Advisor to pay the organization and offering expenses relating to our initial public offering (the “Offering”) on our behalf as well as provide for the entry into the Amended and Restated Advisory Agreement (described below) upon the closing of the CRII Merger. Pursuant to the Second Amended and Restated Three-Party Agreement, organization and offering costs related to the Offering, with the exception of any costs associated with restructuring the terms of the Offering following the CRII Merger, will continue to be the obligation of CCI Advisor until the Amended and Restated Advisory Agreement is executed. After the Amended and Restated Advisory Agreement is executed, CCI Advisor will no longer have any obligation to pay the organization and offering expenses related to the Offering on our behalf except (i) as set forth in the Amended and Restated Advisory Agreement, which caps CCI’s organization and offering expenses at 15% of gross proceeds in the Offering, and (ii) that the deferred selling commission associated with Class T common shares sold in the Offering as currently structured will continue to be the obligation of CCI Advisor.
 Amended and Restated Advisory Agreement
CCI Advisor has agreed to enter into the Amended and Restated Advisory Agreement upon the closing of the CRII Merger. The Amended and Restated Advisory Agreement includes changes to reflect that upon the closing of the CRII Merger, CCI will acquire personnel who have historically performed certain services for CCI on behalf of CCI Advisor, including property management, legal, accounting, property development oversight and certain services relating to construction management, shareholders, human resources, renter insurance and information technology. Thereafter, CCI Advisor will have no obligation to perform those services but instead will oversee and supplement those services to the extent CCI Advisor (acting in its fiduciary capacity) deems appropriate. The Amended and Restated Advisory Agreement also removes a provision regarding the use of the Cottonwood name because following the CRII Merger, the trademark will be held by CCI. Following the CRII Merger, the parties will enter into the Trademark License Agreement described below whereby CCI will grant to CCI Advisor a non-exclusive license to use and display certain Cottonwood trademarks.
In addition, the Amended and Restated Advisory Agreement revises the compensation payable and the expenses that may be reimbursed to CCI Advisor for its services as described below.
Asset Management Fee. CCI Advisor will receive a monthly asset management fee equal to 0.0625% of the gross asset value or GAV of CROP (subject to a cap of 0.125% of net asset value or NAV of the operating partnership), before giving effect to any accruals (related to the month for which the asset management fee is being calculated) for the asset management fee, distribution fees in connection with a securities offering, the Performance Allocation (as defined in the Amended and Restated CROP Partnership Agreement) or any distributions. The GAV and NAV of CROP will be determined in accordance with the valuation guidelines adopted by the CCI Board and reflective of the ownership interest held by CROP in such gross assets. If CCI owns assets other than through CROP, CCI will pay a corresponding fee.
The management fee may be paid, at CCI Advisor’s election, in cash or shares of CCI Common Stock or CROP Common Units. To the extent that CCI Advisor elects to receive any portion of its management fee in shares of CCI Common Stock or CROP Common Units, CCI or CROP may repurchase such shares or units at a later date. Shares of CCI Common Stock and CROP Common Units obtained by CCI Advisor as compensation for the management fee payable will not be subject to the repurchase limits of CCI’s share repurchase plan or any reduction or penalty for an early repurchase. Upon the request of CCI Advisor, CCI or CROP will repurchase any such securities for cash unless the CCI Board determines that any such repurchase would be prohibited by applicable law, the CCI Charter, the Amended and Restated CROP Partnership Agreement, or otherwise cause CCI cash levels or leverage levels to be imprudent as determined by the CCI Board. CROP will waive the one-year holding period requirement with respect to the “Exchange Right” provided for in the Amended and Restated CROP Partnership Agreement. CCI Advisor will have registration rights with respect to shares of CCI Common Stock.

Contingent Acquisition Fees and Contingent Financing Fees. If the Amended and Restated Advisory Agreement is terminated other than for cause (or non-renewal or termination by CCI Advisor), the Contingent Acquisition Fees and Contingent Financing Fees provided for in the current advisory agreement will be due and payable in an amount equal to approximately $22 million (f the termination occurs in year one) reduced by 10% each year thereafter.
Organization and Offering Expenses. CCI will reimburse CCI Advisor for any organization and offering expenses that it incurs on CCI’s behalf as and when incurred. Following the CRII Merger, CCI Advisor will no longer be obligated to pay the organization and offering expenses associated with CCI’s initial public offering with the exception of the deferred selling commission associated with Class T shares sold. After the termination of the primary offering, CCI Advisor will reimburse CCI to the extent that the organization and offering expenses that CCI incurs exceed 15% of the gross proceeds from any public offering.
Expense Reimbursement. Subject to the limitations on total operating expenses, CCI Advisor will be entitled to reimbursement of all costs and expenses incurred by it or its affiliates on CCI’s behalf, provided that CCI Advisor is responsible for the expenses related to any and all personnel of CCI Advisor who provide investment advisory services pursuant to the Amended and Restated Advisory Agreement (including, without limitation, each of CCI’s executive officers and any directors who are also directors, officers or employees of CCI Advisor or any of its affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel (“Advisor Expenses”); provided that CCI will be responsible for the personnel costs of CCI employees even if they are also directors or officers of CCI Advisor or any of its affiliates except as provided for in a transitional services agreement to be negotiated among the parties.
 Fifth Amended and Restated CROP Partnership Agreement
In addition to the compensation payable and expenses reimbursement to CCI Advisor pursuant to the Fifth Amended and Restated Advisory Agreement, the Amended and Restated CROP Partnership Agreement to be entered upon the closing of the CRII Merger provides for the payment of a performance participation interest in CROP to CCI Advisor as described under “Summary of Fifth Amended and Restated Operating Partnership Agreement—Performance Allocation” beginning on page [187].
 Trademark License Agreement
CCI, CROP and CC Advisor are expected to enter into a Trademark License Agreement upon the closing of the CRII Merger. Pursuant to the Trademark License Agreement, CCI will grant to CCI Advisor a non-exclusive license under CCI’s rights in certain trademarks related to the Cottonwood name to use and display the trademarks solely for the purpose of CC Advisor performing services identified in the agreement. The agreement provides for the payment of compensation by CC Advisor to CCI for the use of the trademark. The agreement will be co-terminus with the Amended and Restated Advisory Agreement.
 Transitional Services Agreement
Upon completion of the CRII Merger, CCI, CROP and CCI Advisor expect to enter a Transitional Services Agreement to provide for the sharing of expenses associated with employees of CROP who will perform services on behalf of CCI Advisor for a period of time following the internalization of certain services by CCI.
 Related Party Agreements Entered into by CROP Prior to the CRII Merger
Following the CRII Merger, we will be party to certain related party agreements entered by CROP prior to the consummation of the CRII Merger, including the Tax Protection Agreement, the CCA Note, the Offset Agreement and the Allonge to the CCA Note. For information regarding these agreements see “—Cottonwood Residential II, Inc.—Certain Transactions with Related Persons” beginning on page [89].
 Currently Proposed Transactions
Other than as described above, there are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.

Cottonwood Residential II, Inc.
Set forth below is a description of the business of CRII and CROP. When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “CRII,” “we,” “us” or “our” refer to Cottonwood Residential II, Inc. and its consolidated subsidiaries, including CROP. Certain statements regarding CRII’s and CROP’s future operations and its plans for future business may not be applicable to the extent the CRII Merger is completed.
 Description of CRII’s Business
CRII was formed as a Maryland corporation on August 27, 2018 and has elected to be taxed as a REIT and to operate as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2018, and each year thereafter. CROP was formed as a Delaware limited partnership on September 24, 2009 by Cottonwood Residential, Inc. (“Cottonwood Residential”), its former general partner, and CROP was Cottonwood Residential’s operating partnership until consummation of the CRI Restructuring Transactions (defined below). Following the formation of CRII, CR Holdings, an entity majority owned by Daniel Shaeffer, Chad Christensen and Gregg Christensen, acquired 50 shares of voting common stock of CRII. On September 24, 2018, a series of restructuring transactions were initiated to transfer certain real estate assets from CROP to Cottonwood Residential, payoff subordinated debt and other instruments held by certain institutional investors, liquidate Cottonwood Residential and admit CRII as an additional general partner of CROP (collectively, the “CRI Restructuring Transactions”). All voting and control of CROP was transferred to CRII as of September 24, 2018. CRII owns its interests in its properties and conducts substantially all of its business through CROP and its subsidiaries. As of January 26, 2021, CRII has 50 shares of voting common stock outstanding, all of which are held by CR Holdings.
We acquire, develop and manage multifamily apartment communities located primarily in established cities throughout the United States. We acquire our interests directly or indirectly through partnerships, joint ventures or other types of ownership structures with affiliated and unaffiliated entities. As of December 31, 2020, we had an ownership interest or structured investment interest in 28 multifamily apartment communities in 10 states with approximately 8,186 units, including approximately 459 units in two multifamily apartment communities in which CROP has a structured investment interest and another 1,079 units in four multifamily apartment communities under construction.
On March 1, 2019, we commenced a private placement offering exempt from registration under the Securities Act to offer a maximum of $20,000,000 of our non-voting common stock. We completed our offering on February 29, 2020, raising $4,065,006 from approximately 7 investors. In March 2019, we classified and designated 78,906 shares of our non-voting common stock as “Series B non-voting common stock” and in June 2019, designated an additional 21,094 shares as Series B non-voting common stock for an aggregate of 100,000 shares of Series B non-voting common stock. The Series B non-voting common stock have the same priority and distribution rights as our common stock but may be redeemed at the option of the holders beginning on March 15, 2020. During 2019, certain of our affiliated directors and officers acquired an aggregate of 84,166 shares of Series B non-voting common stock, all of which were redeemed during the first half of 2020. As of January 26, 2021, we have 213,434.12 shares of non-voting common stock and no shares of Series B non-voting common stock outstanding.
In connection with the CRI Restructuring Transactions, Cottonwood Residential transferred all of its outstanding shares of Series 2016 preferred stock and Series 2017 preferred stock to CRII, and CRII assumed all of Cottonwood Residential’s obligations for such preferred stock. As of January 26, 2021, we have 14,149,943.36 shares of Series 2016 preferred stock and 258,550 shares of Series 2017 preferred stock outstanding.
We are self-managed and administered and thus, we do not have an outside advisor or manager. Our board of directors and senior management are responsible for our day-to-day operations. In certain circumstances, our board of directors may determine that it is in our best interest for certain properties to be sub-managed by local property management companies. Following completion of the CRII Merger and the CROP Merger, CCI and CROP will be externally advised by CCI Advisor.
Impact of COVID-19. One of the most significant risks and uncertainties facing CRII and the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel COVID-19 virus pandemic. We continue to closely monitor the impact of the COVID-19 pandemic on all aspects of our business, including how the pandemic will impact our tenants and multifamily apartment communities. Some of our tenants have suffered difficulties with their personal financial situations as a result of job loss or reduced income and a small percent of the multifamily tenants at our stabilized multifamily apartment communities have sought rent deferrals. Not all tenant requests will ultimately result in rent deferrals and rent deferrals to date have not had a significant impact on our operations. Collections and rent relief requests to date may not be indicative of collections or requests in any future period. Our results of operations have been partially impacted as a result of waiving late fees in the early months of the pandemic and the suspension of evictions at our properties. In addition, although the development projects in which we have invested are currently proceeding on schedule, as a result of shutdowns, quarantines or actual viral health issues, construction and completion of the development projects in which we have invested may be delayed or may incur additional costs.
The extent to which the COVID-19 pandemic impacts our operations, the personal financial position of our tenants, and the multifamily apartment communities and development projects in which we have invested will depend on future developments, which remain uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. However, notwithstanding the challenging economic circumstances created by the COVID-19 pandemic, we believe our focus on multifamily assets and the quality of the assets in our portfolio makes us better positioned relative to other classes of real estate to withstand many of the adverse impacts of the COVID-19 pandemic as housing is a basic need, rather than a discretionary expense. We note that our stabilized multifamily apartment communities on a combined basis had a weighted average occupancy of 95% as of December 31, 2020. Further, we have no debt maturing until August 2022 and are conservatively leveraged on our stabilized multifamily apartment communities.
 Investment Objectives and Strategy
We are focused on acquiring interests in high-quality multifamily properties with a particular focus on the following investment objectives.
Our primary investment objectives are to:
•	maintain stable cash flows and consistent distributions for our stockholders and the holders of CROP partnership units;
•	preserve and protect our capital base;
•	grow our net asset value consistently over time; and
•	recycle capital efficiently as assets are sold and investment returns are realized and reinvested in new opportunities.
There is no assurance that we will attain our investment objectives.
We acquire, develop and manage multifamily apartment communities located primarily in established cities throughout the United States. We acquire our investments directly or indirectly through partnerships, joint ventures or other types of ownership structures with affiliated and unaffiliated entities. We anticipate that traditional stabilized multifamily apartment properties will make up the majority of our investments, however, we will increasingly seek to acquire development investments. We also will continue to seek to acquire stabilized multifamily apartment properties through exchanges of CROP’s partnership units or cash purchases.
In addition to acquiring real estate investments, we may also seek to originate mezzanine debt or preferred equity or acquire debt and other real estate securities related to multifamily assets with the ultimate goal of controlling and managing the underlying real estate assets. In addition, CROP, through its subsidiaries, will continue to seek opportunities to provide additional third-party property and asset management services and to acquire businesses that provide these and various ancillary services.
Our primary investment objectives include maintaining stable and increasing cash flows from our operating segments to fund distributions to our stockholders and the holders of CROP’s partnership units and to protect and grow the values for each of our properties.
We intend to continue pursuing the following strategies to help us achieve these objectives:
•	Acquire, invest in and recapitalize high-quality properties in established cities throughout the United States.

•	Invest in high-quality new development opportunities to create long-term value for our stockholders and holders of CROP’s partnership units.
•	Operate existing properties efficiently with an intensive property and asset management focus.
•	Create additional investment returns by renovating and repositioning existing properties.
•	Seek acquisition and recapitalization opportunities in our portfolio of properties managed by CROP that can drive substantial investment returns.
•	Make structured investments including mezzanine debt and preferred equity investments.
 Operation Strategy
In order to maximize returns on investment across our entire portfolio, we intend to focus on increasing revenues, controlling expenses and investing capital as determined by our board of directors. We believe that we can achieve these objectives by:
•	Utilizing technology and processes to optimize revenue collections and manage rental levels at the properties we manage and control.
•	Increasing ancillary income derived from property management operations, including services such as renter’s indemnity, technology amenities, construction and other related services.
•	Proactively maintaining the physical condition of each property and seeking opportunities to reposition within a market when appropriate.
•	Aggressively managing lease roll-over to minimize swings in occupancy and revenue collections.
•	Focusing on value-add capital expenditures and interior rehabilitation programs that can produce significant returns on capital.
•	Managing each property to best practices standards with respect to expense control and property maintenance and management.
•	Maintaining a consistent investment process and targeted investment returns when allocating capital to both new acquisitions and rehabilitations of existing properties.
•	Disposing of assets in underperforming and weakening markets or assets that have aged.
 Key Criteria for Investment
In considering these investment objectives and key acquisition strategies, our due diligence efforts will focus on the following items:
•	Historical financial performance of the property.
•	Physical condition of the property and evaluation of deferred maintenance.
•	Historical submarket performance.
•	Property and surrounding area demographics.
•	Proximity to employers, services (grocery stores, drugstores, medical and others) and transportation thoroughfares.
•	Position within the submarket relative to competition.
•	Capital improvements needed to achieve business plan.
•	Anticipated operating performance.
 Property Management
Our management believes that effective onsite property management is an important element to achieving stable returns and creating long term value for CROP. We will continue to apply established property and asset management processes and procedures to drive optimum performance for each of our multifamily investments.

An important part of our management process includes a regular review of the overall performance for each property, including current occupancy and leasing trends, a review of property operating results and capital improvement plans and needs for each property. We generally intend to engage a subsidiary of CROP to act as the property manager for each of our properties, however, in some cases, circumstances may necessitate that we hire a local property manager to oversee day-to-day operations at some of our properties.
 Borrowing Policies
We finance the purchase of our multifamily apartment communities with proceeds from our offerings and loans obtained from third-party lenders. We target an aggregate loan-to-value ratio for CRII of between 50% and 75%, and a loan-to-value ratio for our properties of between 55% and 75% based on the purchase price of the properties; provided, however, that we may obtain financing that exceeds such loan-to-value ratio in the discretion of our board of directors.
We borrow funds at both fixed and variable rates. As of September 30, 2020, we had $193,256,000 and $432,955,000 of fixed and variable rate debt outstanding, respectively. The weighted-average interest rate of our fixed and variable rate debt as of September 30, 2020 was 4.03% and 2.8%, respectively. CROP is liable under the Fannie Mae credit facilities obtained by CMRI and CMRII, as CROP owns 10% (35.65% for one property, including a tenant-in-common interest) of these properties through joint ventures. CROP may enter into other credit facilities in the future.
In October 2017, CROP commenced a private placement offering exempt from registration under the Securities Act to offer a maximum of $35,000,000 in aggregate principal amount of unsecured promissory notes (the “2017 6% Notes”) to non-U.S. investors. The 2017 6% Notes bear interest at the rate of 6% per annum, with interest payable semi-annually on June 30 and December 31, and will mature on December 31, 2022 (which may be extended for two one-year periods). If the maturity date of the 2017 6% Notes is extended, the interest rate will increase to 6.25% per annum during the first one-year extended term and 6.5% during the second extended one-year term. The 2017 6% Notes are unsecured and may be subordinate to future debt of CROP. The proceeds from this offering were used primarily to acquire additional properties. The offering for the 2017 6% Notes has terminated. As of December 31, 2020, CROP had issued $20,918,000 of the 2017 6% Notes.
In December 2017, CROP commenced a private placement offering exempt from registration under the Securities Act to offer a maximum of $5,000,000 in aggregate principal amount of unsecured promissory notes (the “2017 6.25% Notes”) to non-U.S. investors. The 2017 6.25% Notes bear interest at the rate of 6.25% per annum with interest payable semi-annually on June 30 and December 31, and will mature on December 31, 2021. The 2017 6.25% Notes are unsecured and subordinate to the 2017 6% Notes and 2019 6% Notes described below. The proceeds from this offering were used primarily to acquire additional properties. The offering for the 2017 6.25% Notes has terminated. As of December 31, 2020, CROP had issued $5,000,000 of the 2017 6.25% Notes.
In January 2019, CROP commenced a private placement offering exempt from registration under the Securities Act to offer a maximum of $25,000,000 in aggregate principal amount of unsecured promissory notes (the “2019 6% Notes”) to non-U.S. investors. The 2019 6% Notes bear interest at the rate of 6% per annum, with interest payable semi-annually on June 30 and December 31, and will mature on December 31, 2023 (which may be extended for two one-year periods). If the maturity date of the 2019 6% Notes is extended, the interest rate will increase to 6.25% per annum during the first one-year extended term and 6.5% during the second extended one-year term. The 2019 6% Notes are unsecured and may be subordinate to future debt of CROP. The proceeds from this offering were used primarily to acquire additional properties. The offering for the 2019 6% Notes has terminated. As of December 31, 2020, CROP had issued $22,725,000 of the 2019 6% Notes.
 Disposition Policies
We do not have a pre-determined termination date. We will continuously monitor opportunities for enhanced operational performance or sale. We will look to recycle capital efficiently as assets are sold and investment returns are realized and reinvest in new opportunities.
 Joint Venture Investments
We may enter into joint ventures, partnerships and other types of ownership structures with real estate developers, owners and other affiliated or non-affiliated third parties for the purpose of owning or operating properties. We may also enter into joint ventures for the development or improvement of properties. Our joint venture investments may be in the form of equity or debt. We have not established specific terms we will require in the joint venture agreements we may enter into, or the safeguards we will apply to, or require in, our potential joint ventures. The specific terms and conditions for each joint venture will be determined on a case-by-case basis after our board of directors considers all facts it believes are relevant, such as the nature and attributes of our other potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, liabilities and assets the joint venture may conduct and own, and the proportion of the size of our interest when compared to the interests owned by other parties. Any joint ventures with our affiliates will result in certain conflicts of interest.
Subsidiaries of CROP entered into joint ventures with subsidiaries of CMRI to acquire three properties, and also entered into joint ventures with subsidiaries of CMRII to acquire two properties.
 Our Investment Team
As part of executing our investment strategy, we intend to take advantage of our experienced team of real estate professionals for research, sourcing transactions, conducting due diligence, performing financial analysis, structuring and closing transactions and managing the disposition of our investments. Our investment professionals have significant investment experience with multifamily property investments, including acquisitions and due diligence, property and asset management, and legal and investment structuring.
 Investment Policy
We have sponsored several other real estate funds and real estate investment trusts (the “Cottonwood Sponsored Entities”). Where the investment objectives of the Cottonwood Sponsored Entities overlap with our investment objectives, investment opportunities are allocated among us and the Cottonwood Sponsored Entities in accordance with our prevailing policies and procedures on a basis that our board of directors believes to be fair and reasonable, in its sole discretion. Generally, investments will be allocated pro rata based on the relative available capital, subject to the following considerations:
•
any applicable investment objectives of us and the Cottonwood Sponsored Entities (for example whether the investment opportunity is a stabilized asset, development opportunity or value add opportunity);

•	any investment limitations, parameters or contractual provisions applicable to us and the Cottonwood Sponsored Entities (for example leverage limitations);
•
the sector, geographical location, expected return profile, expected distribution rate, anticipated cash flows, excepted stability or volatility of cash flows, leverage profile, risk profile and other features of the applicable investment opportunity and its impact on portfolio concentration and diversification;

•	avoiding an allocation that would result in odd investment amounts; and
•
legal, tax, accounting, regulatory or other considerations deemed relevant by our board of directors, including, without limitation, maintaining status as a REIT (if applicable to the Cottonwood Sponsored Entity) and ensuring an exemption from the Investment Company Act.

Our operations are composed of three segments including our real estate investments segment, our property and asset management segment and our advisory services segment.
 Real Estate Investments Segment
As of December 31, 2020, we had an ownership interest or structured investment interest in 28 multifamily apartment communities in 10 states with approximately 8,186 units, including approximately 459 units in two multifamily apartment communities in which CROP has a structured investment interest and another 1,079 units in four multifamily apartment communities under construction.

The following tables provide summary information regarding our real estate investments as of December 31, 2020, including our stabilized properties, development projects and structured investment properties:
 Stabilized Properties (dollars in thousands)
Property Name	Location	Number of Units	Average Unit Size (Sq Ft)	Purchase Date	Asset Value(1)	Mortgage Debt Outstanding(2)	Physical Occupancy Rate	Percentage Owned by CROP
3800 Main	Houston, TX	319	831	12/14/2012	$58,715	$36,283	94.92%	50.00%
Alpha Mill(2)	Charlotte, NC	267	830	08/03/2016	65,500	36,265	92.13%	10.00%
Cason Estates	Murfreesboro, TN	262	1,078	12/31/2012	44,400	33,594	96.56%	100.00%
Cottonwood	Salt Lake City, UT	264	834	09/27/2010	46,200	21,645	94.32%	100.00%
Cottonwood Bayview	St. Petersburg, FL	309	805	12/22/2016	86,100	48,163	99.03%	71.00%
Cottonwood Reserve	Charlotte, NC	352	1,021	11/07/2014	66,176	38,788	94.03%	91.14%
Cottonwood Ridgeview (formerly Courtney Manor)	Plano, TX	322	1,156	6/30/2015	61,350	30,394	95.34%	90.45%
Cottonwood Westside(3)	Atlanta, GA	197	860	08/03/2016	44,400	25,655	94.92%	10.00%
Enclave on Golden Triangle	Keller, TX	273	1,048	12/27/2013	48,200	34,000	97.80%	98.93%
Fox Point	Salt Lake City, UT	398	841	10/20/2010	75,620	20,924	94.72%	52.75%
Heights at Meridian(4)	Durham, NC	339	997	01/08/2019	70,800	33,750	94.69%	10.00%
Melrose(5)	Nashville, TN	220	951	08/24/2016	67,400	47,100	89.55%	100.00%
Parc Westborough(6)	Boston, MA	249	1,008	05/16/2018	69,500	38,010	93.98%	35.65%
Pavilions	Albuquerque, NM	240	1,162	06/28/2011	57,300	37,350	91.25%	96.35%
Raveneaux	Houston, TX	382	1,065	03/31/2016	51,500	26,675	96.07%	96.97%
Regatta	Houston, TX	490	862	10/22/2010	45,700	35,367	94.48%	100.00%
Retreat at Peachtree City	Peachtree City, GA	312	980	08/15/2014	64,900	48,719	93.59%	100.00%
Scott Mountain	Portland, OR	262	927	10/20/2010	68,130	48,373	95.42%	95.80%
Stonebriar of Frisco	Frisco, TX	306	963	09/27/2013	53,700	36,400	94.44%	84.19%
Summer Park	Buford, GA	358	1,064	08/19/2014	59,900	44,620	95.25%	98.68%
The Marq Highland Park (3) (5)	Tampa, FL	239	999	12/21/2015	54,300	32,260	97.91%	10.00%
Toscana at Valley Ridge	Lewisville, TX	288	738	07/30/2015	41,850	18,157	98.96%	58.60%
Total/Weighted Average		6,648			$1,371,141	$772,493	94.96%
(1)	As of CRII’s most recently determined NAV as of December 31, 2019.
(2)	Mortgage Debt Outstanding is shown as if CRII owned 100% of the asset.
(3)	CMRI owns the remaining 90% interest in the property. If the CMRI Merger is completed, CROP will own 100% of the property.
(4)	CMRII owns the remaining 90% interest in the property. If the CMRII Merger is completed, CROP will own 100% of the property.
(5)	Excludes the commercial data in units count and physical occupancy.
(6)	CMRII owns the remaining 64.35% interest in the property. If the CMRII Merger is completed, CROP will own 100% of the property.
 Development Projects
Property Name	Location	Units to be Built	Average Unit Size (Sq Ft)	Purchase Date	Estimated Completion Date	Investment Amount	Percentage Owned by CROP
Cottonwood on Broadway	Salt Lake City, UT	254	817	06/24/2016	2Q2022	$5,069,480	18.84%(1)
Park Avenue (formerly Sugar House)	Salt Lake City, UT	234	714	08/06/2018	4Q2021	4,756,716	23.31%(1)
Sugarmont	Salt Lake City, UT	341	904	07/15/2016	2Q2021	21,265,627	61.02%
Cottonwood on Highland(2)	Millcreek, UT	250	757	10/25/2018	4Q2022	9,490,981	35.55%
		1,079				$40,582,803
(1)	CMOF indirectly owns a majority of the remaining interest.
(2)	Intended to qualify as a qualified opportunity zone investment. Excludes the commercial data in unit count.

 Structured Investment Properties
Property Name	Location	Number of Units	Average Unit Size (Sq Ft)	Purchase Date	Investment Amount	Mortgage Debt Outstanding	Physical Occupancy Rate	Percentage Owned by CROP
Melrose Phase II(1)	Nashville, TN	139	617	08/26/2016	$3,750,000	$18,770,169	85.61%	n/a
Timber Ridge(1)	Mobile, AL	320	1,111	11/30/2012	1,846,520	15,273,828	97.00%	30.40%
		459			$5,596,520	$34,043,997
(1)	Excludes fully occupied retail units at Melrose Phase II. Timber Ridge occupancy provided by Real Source, the third-party property manager.
 Property and Asset Management Segment
We provide property and asset management services through CROP and its subsidiaries to properties and assets owned by us and our affiliates and to unaffiliated owners and operators of multifamily properties, including property management, asset management, construction management and other ancillary services and businesses that support CROP’s property ownership and management functions. CROP’s management team has significant experience in managing these investment structures and offering alternatives and long-term solutions to investors in each of these types of properties.
CROP’s property and asset management business derives its revenues from the following principal sources:
•	Property management fees;
•	Asset management fees;
•	Construction management;
•	Development oversight;
•	Various ancillary businesses; and
•	Certain operating cost reimbursements.
CROP’s construction management business also includes rehabilitation and renovation services for properties in CROP’s managed portfolio and construction-related services for catastrophic events typically covered by property and casualty insurance.
As of December 31, 2020, CROP managed approximately 13,413 apartment units, including 8,693 units owned by CRII and its affiliates. The following table summarizes, as of December 31, 2020, the locations, by state, where CROP manages multifamily apartment communities:
State	Units Managed
Alabama	320
Arizona	456
Florida	1,111
Georgia	1,371
Massachusetts	511
Michigan	376
North Carolina	1,688
New Mexico	240
Oregon	262
South Carolina	730
Tennessee	985
Texas	4,701
Utah	662
 Advisory Services Segment
We, through our subsidiaries, provide advisory and asset management services to CCI, CMRI and CMRII pursuant to advisory, asset management and related agreements and receive asset management, acquisition and other fees for performing those services. For information regarding the fees we received from CCI, CMRI and CMRII, see “—Certain Transactions with Related Persons—Fees Related to our Advisory Services” on page [89].
Effective March 1, 2019, we restructured our advisory business for CCI, CMRI and CMRII, including forming CCA and CC Advisors Promote. CCA owns 100% of CCI Advisor and the asset managers of CMRI and CMRII. CC Advisors Promote was formed to own and distribute the promotional interests payable with respect to our properties. We own a 50.005% interest in both CCA and CC Advisors Promote, with the remaining interests owned by certain executives of CRII and CROP.
CC Advisors Promote will receive a 15% promotional interest from CCOP after CCI’s stockholders receive a return of their capital plus a 6% cumulative, noncompounded annual return on their capital, and CC Advisors Promote will be entitled to a separate one-time payment upon the occurrence of certain events that result in the termination or non-renewal of the advisory agreement. See “—Cottonwood Communities Inc.—Certain Transactions with Related Persons—Our Relationship with Cottonwood Communities Advisors Promote, LLC on page [72] for more information. In addition, CC Advisors Promote is entitled to a 20% promotional interest from each of CMRI’s and CMRII’s joint ventures after their respective operating partnerships receive a return of their capital plus an 8% cumulative, noncompounded annual return on their capital.
Upon consummation of the Pre-Merger Transactions, we will no longer own an interest in CCA and CROP will own 100% of CC Advisors Promote. For a description of these transactions, see “Related Transactions and Agreements” beginning on page [125]. Following the CROP Merger, CC Advisors Promote will no longer receive any promotional interest from CCOP. In addition, if the CMRI Merger and the CMRII Merger are completed, properties owned through joint ventures between subsidiaries of CROP and subsidiaries of each of CMRI and CMRII will be owned 100% by CROP and thus, CC Advisors Promote will no longer receive any promotional interests related to such properties.
 Investment Limitations to Avoid Registration Under the Investment Company Act
We intend to conduct our operations so that neither we nor any of our subsidiaries will be required to register as an investment company under the Investment Company Act. Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:
•
pursuant to Section 3(a)(1)(A), is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•
pursuant to Section 3(a)(1)(C), is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of United States government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes United States government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that we and CROP will not be required to register as an investment company under either of the tests above. With respect to the 40% test, most of the entities through which we and CROP own or will own our assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).
With respect to the primarily engaged test, we and CROP are and will be holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of CROP, we and CROP are and will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.
If any of the subsidiaries of CROP fail to meet the 40% test, we believe they will usually, if not always, be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. Otherwise, they should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that any of the subsidiaries of CROP relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, and approximately an additional 25% of its assets in other types of real estate-related assets. If any subsidiary relies on Section 3(c)(5)(C), we expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
Pursuant to the language of Section 3(c)(5)(C), we will treat an investment in real property as a qualifying real estate asset. The SEC staff, according to published guidance, takes the view that certain mortgage loans, mezzanine loans and other types of real estate-related loans in which we may invest are qualifying real estate assets. Thus, we intend to treat these investments as qualifying real estate assets. The SEC staff has not published guidance with respect to the treatment of commercial mortgage-backed securities for purposes of the Section 3(c)(5)(C) exemption. Unless we receive further guidance from the SEC or its staff with respect to residential or commercial mortgage-backed securities, we intend to treat residential or commercial mortgage-backed securities as a real estate-related asset.
If any subsidiary relies on Section 3(c)(5)(C), we expect to limit the investments that the subsidiary makes, directly or indirectly, in assets that are not qualifying assets and in assets that are not real estate-related assets. In 2011, the SEC issued a concept release indicating that the SEC and its staff were reviewing interpretive issues relating to Section 3(c)(5)(C) and soliciting views on the application of Section 3(c)(5)(C) to companies engaged in the business of acquiring mortgages and mortgage-related instruments. To the extent that the SEC or its staff provides guidance regarding any of the matters bearing upon the exceptions we and our subsidiaries rely on from registration as an investment company, we may be required to adjust our strategy accordingly. Any guidance from the SEC or its staff could further inhibit our ability to pursue the strategies we have chosen.
 Employees and Economic Dependency
We are self-managed and administered. We do not have an outside advisor or manager and our board of directors and senior management are responsible for our day-to-day operations. We generally engage a subsidiary of CROP to act as the property manager for our properties, including on-site employees at our properties. In certain circumstance, we may hire a local property manager to oversee day-to-day operations at some of our properties.
Upon the closing of the CRII Merger, CCI, CROP and CCI Advisor will enter into the Amended and Restated Advisory Agreement to reflect the internalization of certain personnel acquired through the CRII Merger. As a result of the CRII Merger, CCI or CROP will directly employ the Chief Legal Officer and Chief Accounting Officer along with those personnel who have historically performed the following services for CCI on behalf of CCI Advisor: property management, legal, accounting, property development oversight, certain construction management services, certain shareholder services, certain human resources services, certain renter insurance services and certain information technology services.
 Competition
The success of our investment portfolio depends, in part, on our ability to invest in multifamily apartment communities that provide attractive and stable returns. We face competition from various entities for investment opportunities in multifamily apartment community properties, including other REITs, pension funds, insurance companies, investment funds and companies, partnerships, and developers. Many of our competitors have greater financial resources, and a greater ability to borrow funds to acquire properties, than we do.
We face competition for tenants from many sources, including from other multifamily apartment communities both in the immediate vicinity and the geographic market where our properties are and will be located. This competition could increase the number of apartment units available and could decrease occupancy and unit rental rates. Further, multifamily apartment communities we acquire compete, or will compete, with numerous housing alternatives in attracting residents, including owner-occupied single and multifamily homes available to rent or purchase. The number of competitive properties and/or condominiums in a particular area, or any increased affordability of owner-occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease apartment units and maintain or increase rental rates. Competition from the foregoing sources could reduce occupancy levels and revenues at our multifamily apartment communities, which would adversely affect our operations.
 Concentration of Credit Risk
The geographic concentration of our portfolio makes it particularly susceptible to adverse economic developments in the multifamily apartment community markets in which we own properties. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, relocations of businesses, increased competition from other apartment communities, decrease in demand for apartments or any other changes, could adversely affect our operating results and its ability to make distributions to stockholders.
 Environmental Matters
As an owner of real estate, we are subject to various environmental laws of federal, state and local governments. Compliance with existing laws has not had a material adverse effect on our financial condition or results of operations, and we do not believe it will have an impact in the future. However, we cannot predict the impact of new or changed laws or regulations on our properties or on properties we may acquire in the future.
 Legal Matters
From time to time, we are a party to legal proceedings that arise in the ordinary course of our business. Management is not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition nor are we aware of any such legal proceedings contemplated by government agencies.
 Governmental Regulations
Our business is subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently.
We and any operating subsidiaries that we may form may be subject to state and local tax in states and localities in which they or we do business or own property. The tax treatment of us, CROP, any operating subsidiaries we may form and the holders of our shares in local jurisdictions may differ from our U.S. federal income tax treatment.
 Stockholder Information
As of January 26, 2020, we had 50 shares of CRII Voting Common Stock issued and outstanding, 213,434.12 shares of CRII Non-Voting Common Stock issued and outstanding, 14,149,943.36 shares of CRII Series 2016 Preferred Stock issued and outstanding and 258,550 shares of Series 2017 preferred stock issued and outstanding.
 Market Information
No public market currently exists for our shares of common stock, and we currently have no plans to list our shares on a national securities exchange. Until our shares are listed, if ever, our stockholders may not sell their shares unless the buyer meets the applicable suitability and minimum purchase requirements. In addition, our charter prohibits the ownership of more than 9.8% of our stock, unless exempted by our board of directors. Consequently, there is the risk that our stockholders may not be able to sell their shares at a time or price acceptable to them.
 Distribution Information for CRII Common Stockholders and CROP Limited Partners
We expect to continue to pay distributions on a monthly basis. The rate will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. Our board of directors has not pre-established a percentage range of return for distributions to our stockholders. We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.

Generally, our policy is to make distributions from cash flow from operations and not from the proceeds of our offerings. Because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds, subject to applicable law. In these instances, we may borrow funds or, to the extent necessary, utilize offering proceeds or other sources of available capital to make distributions. We may also fund such distributions from the sale of assets or from the maturity, payoff or settlement of debt investments. Our charter permits us to make distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such distributions. If we make distributions from sources other than our cash flow from operations, we will have less funds available for investment in properties and other assets.
To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to U.S. federal income tax on the income that we distribute to our stockholders each year. See “U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Relating to Combined Company’s Treatment as a REIT and to Holders of CCI Common Stock—Annual Distribution Requirements” beginning on page [138]. Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
We are not prohibited from distributing our securities in lieu of making cash distributions to our stockholders. The receipt of marketable securities in lieu of cash distributions may cause our stockholders to incur transaction expenses in liquidating the securities.
The following tables summarize the distributions attributable to our common stock (including Series B common stock) and to the CROP common units that were declared and paid (distributions are declared monthly and paid the month following declaration), along with information about cash flow provided by (used in) operating activities during the fiscal quarters of 2019 and the fiscal quarters of 2020 through September 30, 2020.
	Total Distributions to Common Stockholders and Common Limited Partners (dollars in thousands)	Distributions Declared Per Common Share and Common Unit(1)
First Quarter 2019	$3,284	$0.2225
Second Quarter 2019	3,296	$0.2225
Third Quarter 2019	3,327	$0.2225
Fourth Quarter 2019	3,338	$0.2225
Total	$13,245
	Total Distributions to Common Stockholders and Common Limited Partners (dollars in thousands)	Distributions Declared Per Common Share and Common Unit(1)
First Quarter 2020	$3,427	$0.2225
Second Quarter 2020	3,414	$0.2225
Third Quarter 2020	3,403	$0.2225
Total	$10,244
(1)	Assumes the share/unit was issued and outstanding each day during the period presented.
Our net loss for the nine months ended September 30, 2020 was $15.6 million and cash flows provided by operating activities was $24.4 million. Our net loss for the year ended December 31, 2019 was $28.7 million and cash flows provided by operating activities were $14.4 million. We funded our total distributions paid entirely with cash provided by operating activities. Generally, for purposes of determining the source of our distributions paid, we assume first that we use cash flow from operating activities from the relevant or prior periods to fund distribution payments. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have less funds available for the acquisition of real estate investments and the overall return to our stockholders may be reduced.
 Directors and Executive Officers
We have provided below certain information about our executive officers and directors.
Name	Position(s)	Age*
Daniel Shaeffer	Chief Executive Officer; Director	50
Chad Christensen	Chairman of the Board of Directors; Director	48
Gregg Christensen	Chief Legal Officer and Secretary; Director	51
Susan Hallenberg	Chief Financial Officer	53
Glenn Rand	Chief Operating Officer	60
Stan Hanks	Executive Vice President	53
Eric Marlin	Executive Vice President, Capital Markets	46
Jonathan Gardner	Unaffiliated Director	44
Philip White	Unaffiliated Director	47
*	As of December 31, 2020
For information about the persons listed above (other than Messrs. Gardner and White) see “—The Fully Combined Company—Management of the Fully Combined Company” beginning on page [95]. Information about Messrs. Gardner and White is set forth below.
Jonathan Gardner is an unaffiliated director of CRII, a position he has held since October 2018. Mr. Gardner is a principal and founding partner at Gardner Batt, LLC, a Salt Lake City based real estate development and investment firm. Mr. Gardner has developed or invested in over $400 million of real estate in the last four years. He and his partners manage nearly one million square feet of office, retail and warehouse space. Prior to starting Gardner Batt, Mr. Gardner spent four years with a family run real estate development office and prior to that, four years (2001– 2005) in New York City as an investment banker handling corporate leveraged finance at CIBC World Markets’ Private Finance Group. At CIBC, he focused on the placement of senior and subordinated private debt for middle market companies. Mr. Gardner graduated Magna Cum Laude from the University of Utah’s David Eccles School of Business with an emphasis in Finance.
Philip White is an unaffiliated director of CRII, a position he has held since October 2018. Mr. White is a partner at Retirement Plan Fiduciaries, LLC. He previously founded Ducere Capital, a wealth management practice. His prior work experience included directing executive compensation, company stock and retirement plans for Rackspace Hosting. Early in his career, Mr. White served his country as a civil engineer officer in the United States Air Force. Mr. White earned his Master of Business Administration degree with Honors from The Wharton School at The University of Pennsylvania and is also a Distinguished Graduate of The United States Air Force Academy. Mr. White is a CFA® Charterholder and is also a CERTIFIED FINANCIAL PLANNER™ practitioner.
 Director Independence
We currently have two directors who are unaffiliated with management on our five-member board of directors. Our shares are not listed for trading on any national securities exchange and we have therefore not evaluated the independence of our unaffiliated directors under any listing standards. The CRII Board has determined that both Jonathan Gardner and Philip White do not have a relationship with us that would interfere with their respective ability to exercise independent judgment as a member of the CRII Board. Messrs. Gardner and White have never served as (or are related to) an employee of ours or any of our predecessors or acquired companies or received any compensation from us or any such other entities except for compensation directly related to service as a director. Therefore, we believe that Messrs. Gardner and White are independent of management.

 Security Ownership of Certain Beneficial Owners
The following table shows, as of September 30, 2020, the amount of our common stock beneficially owned (unless otherwise indicated) by: (i) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) the CRII Board, (iii) our executive officers and (iv) all of the CRII Board and executive officers as a group.
Name and Address of Beneficial Owner(1)	Beneficial Ownership of Voting Common Stock	Percentage of all Voting Common Stock
Daniel Shaeffer, Chief Executive Officer and Director	50.00(2)	100.00%
Chad Christensen, Chairman of the Board of Directors, and Director	50.00(2)	100.00%
Gregg Christensen, Chief Legal Officer and Secretary, and Director	50.00(2)	100.00%
Susan Hallenberg, Chief Financial Officer	—	—
Glenn Rand, Chief Operating Officer	—	—
Stan Hanks, Executive Vice President	—	—
Eric Marlin, Executive Vice President, Capital Markets	50.00(2)	100.00%
Jonathan Gardner, Unaffiliated Director	—	—
Philip White, Unaffiliated Director	—	—
All officers and directors as a group (nine persons)	50.00	100.00%
*	Indicates less than 1% of the outstanding common stock.
(1)	The address of each named beneficial owner is 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
(2)	Reflects shares of CRII Voting Common Stock held by Cottonwood Residential Holdings, LLC, an entity owned and controlled by Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin.
 Capitalization of CROP
CROP currently has five classes of equity securities including general partner units, common limited partner units, Series 2016 preferred units, Series 2017 preferred units and LTIP units. In addition, CROP has issued the 2017 6% Notes, 2017 6.25% Notes and 2019 6% Notes. The following table summarizes the capitalization of CROP as of December 31, 2020.
Equity (in number of units)	As of December 31, 2020
General Partner Units	50.00(1)
Common Limited Partner Units	14,612,377.58(2)
Series 2016 Preferred Units	14,149,943.36
Series 2017 Preferred Units	258,550.00
LTIP Units	602,895.00(3)
Long-Term Debt (in dollars)
2017 6% Notes	$20,918,000
2017 6.25% Notes	$5,000,000
2019 6% Notes	$22,725,000
(1)	Reflects the 50 general partner units issued to CRII which correspond to the shares of CRII voting common stock issued and outstanding.
(2)
Includes 2,034,738 common limited partner units issued to (i) High Traverse Holdings, LLC, an entity owned by Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin and (ii) persons who contributed real property to CROP in exchange for common limited partner units.

(3)	Reflects the CROP LTIP Units issued to certain executives of CRII and CROP pursuant to the CRII’s long-term incentive program.
 Policies and Procedures for Transactions with Related Persons
As a general rule, our unaffiliated directors review and approve any related party transactions between us and any related party. In addition, any related party transaction must be approved by a majority of our board of directors (including a majority of our unaffiliated directors) not otherwise interested in the transaction. In determining whether to approve or authorize a related party transaction, our directors will consider whether the transaction is fair and reasonable to CRII and has terms and conditions no less favorable to us than those available from unaffiliated third parties.
 Certain Transactions with Related Persons
Set forth below is a description of the material transactions between our affiliates and us since commencement of the CRII Restructuring Transactions (September 24, 2018), as well as any currently proposed material transactions. Daniel Shaeffer, Chad Christensen and Gregg Christensen are three of the five directors and executive offices of CRII and the owners of our voting common stock and thus, have voting control of CROP and its subsidiaries.
 Fees Related to our Advisory Services
CCI Advisor, an entity indirectly owned by CROP and certain of our executives and senior management, receives asset management and other fees from CCI pursuant to an advisory agreement. For information regarding the fees paid to CCI Advisor see “Cottonwood Communities, Inc.—Certain Transactions with Related Persons—Our Relationship with CCI Advisor” beginning on page [69].
CCI Advisors I, LLC, an entity indirectly owned by CROP and certain of our executives and senior management, receives an asset management fee of 0.75% of CMRI’s gross assets (defined initially as the gross book value of CMRI’s assets and subsequently as gross asset value once NAV is established). For the nine months ended September 30, 2020, CCI Advisors I, LLC received asset management fees of $832,793. For the years ended December 31, 2019 and 2018, CCI Advisors I, LLC received asset management fees of $878,015 and $0, respectively.
CCI Advisors II, LLC, an entity indirectly owned by CROP and certain of our executives and senior management, receives an asset management fee of 0.75% of CMRII’s gross assets (defined initially as the gross book value of CMRII’s assets and subsequently as gross asset value once NAV is established). For the nine months ended September 30, 2020, CCI Advisors II, LLC received asset management fees of $611,196. For the years ended December 31, 2019 and 2018, CCI Advisors II, LLC received asset management fees of $637,545 and $0, respectively.
 Fees Related to our Property Management Services
CCMI, an indirect subsidiary of CROP, manages, operates and maintains the majority of CCI’s properties and receives a property management fee in an amount up to 3.5% of the annual gross revenues of the properties that it manages for CCI. CCMI received property management fees of $269,525 for the nine months ended September 30, 2020 and $97,877 for the year ended December 31, 2019. No property management fees were received in 2018.
Cottonwood Capital Property Management II, LLC (“CCPM II”), an indirect subsidiary of CROP, manages, operates and maintains CMRI’s properties under the terms of property management agreements and receives a property management fee equal to 3.5% of the annual gross revenues of the properties that it manages for CMRI. CCPM II is also reimbursed for expenses incurred on behalf of its management duties in accordance with the property management agreements. CCPM II received property management fees of $336,021 for the nine months ended September 30, 2020, and $446,247 and $443,527 for the years ended December 31, 2019 and 2018, respectively. CCPM II is also entitled to receive construction management fees, property management corporate service fees and insurance fees under the terms of property management agreements. The construction management fees, property management corporate service fees and insurance fee received by CCPM II during the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018 were not significant.
CCPM II also manages, operates and maintains CMRII’s properties under the terms of property management agreements and receives a property management fee equal to 3.5% of the annual gross revenues of the properties that it manages for CMRII. CCPM II is also reimbursed for expenses incurred on behalf of its management duties in accordance with the property management agreements. CCPM II received property management fees of $301,150 for the nine months ended September 30, 2020, and $389,525 and $99,598 for the years ended December 31, 2019 and 2018, respectively. CCPM II is also entitled to receive construction management fees, property management corporate service fees and insurance fees under the terms of property management agreements. The construction management fees, property management corporate service fees and insurance fee received by CCPM II during the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018 were not significant.
 Promotional Interest to CC Advisors Promote
CC Advisors Promote, an entity indirectly owned by CROP and certain of our executives and senior management, was formed to own and distribute the promotional interests payable with respect to properties owned by CCI, CMRI and CMRII. CC Advisors Promote receives promotional interests from CCOP and the joint ventures owned by subsidiaries of CROP and each of CMRI and CMRII. No promotional interests were received for the nine months ended September 30, 2020 or for years ended December 31, 2019 and 2018. For information regarding the promotional interests see “—Advisory Services Segment” beginning on page [82].
 Loan from CCA to CMRI
On April 20, 2020, CMRI borrowed $579,000 from CCA, and CMRI executed a promissory note in favor of CCA for advances up to an aggregate principal amount of $1,000,000 with a maturity date of September 30, 2020. On June 30, 2020, CMRI amended and restated the promissory note to increase the aggregate principal amount up to $1,400,000 and extend the maturity date to December 31, 2020. The unpaid principal on the note bears simple interest from the date of the advance at a rate of 6% per annum (or the maximum amount of interest allowed under the laws of the state of Utah, if less) and is unsecured. CMRI may prepay the principal balance under the note, in whole or in part, with all interest then accrued, at any time, without premium or penalty. CCA may, upon written demand, require CMRI to repay outstanding amounts under the note, in whole or in part, but only if funds are available from the net proceeds of CMRI’s Fannie Mae credit facility. As of September 30, 2020, the outstanding principal balance on the note is $995,865 plus accrued interest of $20,050. Effective January 1, 2021, CCA assigned this note to CROP.
 Loan from CCA to CMRII
On April 20, 2020, CMRII borrowed $945,000 from CCA, and CMRII executed a promissory note in favor of CCA for advances up to an aggregate principal amount of $1,600,000 with a maturity date of September 30, 2020. On June 30, 2020, CMRII amended and restated the promissory note to increase the aggregate principal amount up to $2,600,000 and extend the maturity date to December 31, 2020. The unpaid principal on the note bears simple interest from the date of the advance at a rate of 6% per annum (or the maximum amount of interest allowed under the laws of the state of Utah, if less) and is unsecured. CMRI may prepay the principal balance under the note, in whole or in part, with all interest then accrued, at any time, without premium or penalty. CCA may, upon written demand, require CMRII to repay outstanding amounts under the note, in whole or in part, but only if funds are available from the net proceeds of CMRII’s Fannie Mae credit facility. As of September 30, 2020, the outstanding principal balance on the note is $1,725,000 plus accrued interest of $35,111. Effective January 1, 2021, CCA assigned this note to CROP.
 Cottonwood Multifamily Opportunity Fund, Inc.
CCPM II sponsored Cottonwood Multifamily Opportunity Fund, Inc., a REIT formed to invest in and make mezzanine loans or preferred equity investments in multifamily construction and development projects. In November 2017, CMOF commenced a private offering of up to $50,000,000 of its common stock that qualified as a “Tier 2” offering pursuant to Regulation A under the Securities Act. CMOF completed its offering in August 2019 after raising the full offering amount. CROP owns 1,000 shares of CMOF’s common stock. As of September 30, 2020, CMOF has made investments in two joint ventures with CROP and certain senior officers of CRII, namely CW Broadway JV, LLC and CW Investor at Sugar House, LLC. As sponsor of CMOF, CCPM II receives an annual asset management fee of 0.75% of the project costs during development and 0.75% of gross assets thereafter. CCPM II has received asset management fees of $599,070 for the nine months ended September 30, 2020 and $513,106 for the year ended December 31, 2019. CROP and CCPM II are entitled to receive development and other fees from the joint ventures as described below in “—CW Investor at Broadway, LLC” and “—CW Employee Investor at the Park, LLC.”
 Cottonwood Richmond at Millcreek QOF, LLC
On April 22, 2019, CROP made a loan (the “Richmond QOF Loan”) to Cottonwood Richmond at Millcreek QOF, LLC (“Richmond QOF”), a qualified opportunity fund, in the amount of $6,227,000, which was used to fund the majority of Richmond QOF’s initial capital contribution to Richmond at Millcreek, LLC

(“Millcreek JV”), a joint venture formed to acquire 2.336 acres of undeveloped land located in Millcreek, Utah to be developed into a 328-unit multifamily apartment community. The Richmond QOF Loan has an interest rate of 5% and a maturity date of March 31, 2020, with the entire principal amount and all interest accrued due and payable on the maturity date. High Traverse Development, LLC (“HT” Development”), an entity owned by Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin, sponsored the formation and private placement offering of Richmond QOF and also acts as its manager. The interest accrued on the Richmond QOF Loan was $168,931 and the loan was paid in full in two installments in July 2019 and December 2019. Certain principals and affiliates of HT Development have contributed an aggregate of $3,490,500 to Richmond QOF.
As manager of Richmond QOF, HT Development is entitled to receive (i) a development oversight fee equal to 4% of the total costs for the project multiplied by Richmond QOF’s percentage interest in the Millcreek JV, of which 20% will be paid upon funding of the construction loan and the remaining amount to be paid on a monthly basis, (ii) a construction oversight fee in the amount of $400,000 which will be paid on a monthly basis beginning the month after funding of the construction loan, (iii) a guaranty fee equal to 1.5% of the amount of the construction loan payable upon funding of the construction loan and (iv) upon stabilization of the project, an annual asset management fee in an amount equal to 1% of gross revenues from the project attributable to Richmond QOF’s percentage interest in the Millcreek JV. For the nine months ended September 30, 2020, HT Development received development oversight fees of $649,877 and construction oversight fees of $83,333,35. No fees were paid to HT Development in 2019. HT Development subcontracted its development oversight services to CCPM II. For the nine months ended September 30, 2020, CROP paid CCPM II a development oversight fee of $519,902.
 CW Investor on Highland, LLC
In June 2019, CROP sponsored the formation and private placement offering of CW Investor on Highland, LLC (“Highland QOF”), a qualified opportunity fund, and also acts as its manager. CROP has contributed $9,400,000 and certain officers and employees of CROP and its affiliates have contributed an aggregate of $3,784,720 to Highland QOF, which was used to fund Highland QOF’s capital contribution to Cottonwood on Highland, LLC (“Highland JV”), a joint venture formed to acquire 1.86 acres of undeveloped land located in Millcreek, Utah to be developed into a 250-unit multifamily apartment community. As the developer and construction manager of the project, CCPM II is entitled to receive (i) a development fee equal to 5% of the total costs of the project and (ii) a contractor management fee equal to 2% of the total hard construction costs for the project. No fees were paid to CCPM II for the nine months ended September 30, 2020 or in 2019.
 CW Investor at Broadway, LLC
On June 30, 2019, CROP made loans to certain senior officers of CRII in the aggregate principal amount of $726,278 to enable such officers to make capital contributions to CW Investor at Broadway, LLC (“Broadway Investor”), an entity formed to hold a joint venture interest in CW Broadway JV, LLC (the “Broadway JV”), the entity that owns Cottonwood on Broadway located in Salt Lake City, Utah. On August 6, 2019, CROP entered into a joint venture agreement with Broadway Investor and an indirect subsidiary of CMOF to develop the Cottonwood on Broadway. From October 2019 to September 2020, CROP made additional loans to the senior officers in the aggregate amount of $988,119 to fund additional capital contributions to Broadway Investor. On October 1, 2020, the Broadway JV reclassified the interests held by Broadway Investor into four classes and (i) Broadway Investor assigned and transferred all its rights, obligations and interests in the preferred return, supplemental return, capital interest and residual interest under the Broadway JV agreement to each of the senior officers and (ii) each senior officer subsequently assigned and transferred all of its rights, obligations and interests in the preferred return and capital interest to CROP in exchange for their respective loans. Each senior officer continues to hold a supplemental return and residual interest in Broadway Investor. For its services in developing the Broadway project and for general contracting services, CCPM II received (i) a development fee of $877,819 for the nine months ended September 30, 2020 and $97,535 for the year ended December 31, 2019 and (ii) general contractor fees of $141,681 for the nine months ended September 30, 2020 and $15,742 for the year ended December 31, 2019.
 CW Employee Investor at the Park, LLC
On June 30, 2019, CROP made loans to certain senior officers in the aggregate principal amount of $1,271,160 to enable such officers to make capital contributions to CW Employee Investor at the Park, LLC (“Park Investor”), an entity formed to hold an indirect interest in CW Investor at Sugar House, LLC (the “Park

JV”), an entity that owns 90% of the Park Avenue property located in Salt Lake City, Utah. CROP and an unaffiliated entity own the remaining 10% of the Park Avenue property. On June 30, 2019, Park Investor entered into a joint venture agreement with CMOF’s operating partnership to develop the Park Avenue property. From July 2019 through June 2020, CROP made additional loans to the senior officers in the aggregate amount of 1,528,840 to fund additional capital contributions to Park Investor. On October 1, 2020, the Park JV reclassified the interests held by Park Investor into three classes and (i) Park Investor assigned and transferred all its rights, obligations and interests in the preferred return, capital interest and residual interest under the Park JV agreement to each of the senior officers and (ii) each senior officer subsequently assigned and transferred all of its rights, obligations and interests in the preferred return and capital interest to CROP in exchange for their respective loans. Each senior officer continues to hold a residual interest in Park Investor. For its services in developing the Park Avenue project, CROP received a development fee of $95,649 for the nine months ended September 30, 2020 and $85,022 for the year ended December 31, 2019. CROP also received a guaranty fee of $11,100 for the year ended December 31, 2019.
 CW Block C, LLC
In April 2019, CROP and CCMI formed CW Block C, LLC (the “Block C JV”) to acquire and develop a multifamily apartment community located in Millcreek, Utah (the “Block C Project”). On April 18, 2019, CROP made a loan to the Block C JV in the amount of $630,235 which was used to acquire parcels of land for the project. On December 19, 2019, CROP and CCMI sponsored the formation of Cottonwood Block C QOF, LLC (“Block C QOF”), an entity formed to qualify as a qualified opportunity fund and to develop the Block C Project. CROP and CCMI contributed $1,900,000 and $20,000, respectively to Block C QOF, which subsequently contributed $1,920,000 to the Block C JV. As of December 31, 2020, the following capital contributions had been made to the Block C JV: $1,920,000 from Block C QOF; $2,556,525 from CCMI; and $25,824 from CROP. On January 19, 2021, (i) CCMI sold and assigned all of its interest in the Block C JV to CMOF and (ii) CMOF purchased an additional membership interest in the Block C JV for $693,475, which the Block C JV used to repay the loan to CROP. The interest accrued on the loan as of September 30, 2020 was $23,836.59. The loan to CROP was repaid on January 22, 2021 in the amount of $659,189, including accrued interest.
 Tax Protection Agreement
Concurrently with the execution of the CRII Merger Agreement, CROP and High Traverse Holdings, LLC, or HT Holdings, entered into the Tax Protection Agreement, which will become effective at the effective time of the CROP Merger. Pursuant to the Tax Protection Agreement, CROP agrees to indemnify the Protected Partners against certain tax consequences of a taxable transfer of all or any portion of the Protected Properties or any interest therein, subject to certain conditions and limitations. CROP’s tax obligations under the Tax Protection Agreement will expire one day after the 10th anniversary of the effective date of the Tax Protection Agreement, subject to certain limitations.
If CROP is required to indemnify a Protected Partner under the terms of the Tax Protection Agreement, the sole right of such Protected Partner is to receive from CROP a payment in an amount equal to such Protected Partner’s tax liability using the highest U.S. federal income tax rate applicable to the character of the gain and state income tax rate in the state where the Protected Partner resides, such payment to be grossed up so that the net amount received after such gross-up is equal to the required payment. CROP will permit the Protected Partners to guarantee up to $50 million in the aggregate of CROP’s liabilities to avoid certain adverse tax consequences. Either CROP or the Protected Partners may elect to transfer assets or receive a distribution of assets equal to the net fair market value of the CROP units held by the Protected Partners in full liquidation and redemption of the CROP Units held by the Protected Partners.
For purposes of the Tax Protection Agreement:
“HT Holdings Units” refers to the limited partner interests in HT Holdings which were outstanding at the effective time of the CROP Merger.
“Permitted Transferee” refers to any person who holds HT Holdings Units and who acquired such HT Holdings Units from HT Holdings or another Permitted Transferee in a permitted disposition (generally includes transfers to family members, family trusts, beneficiaries of trusts and partners or members of entities), in which such person’s adjusted basis in such HT Holdings Units, as determined for U.S. federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of HT Holdings (or such other Permitted Transferee) in such HT Holdings Units and who has notified CROP of its status as a Permitted Transferee, subject to certain conditions and limitations.
“Protected Partners” refers to HT Holdings and each Permitted Transferee.
“Protected Properties” refers to the properties owned by CROP on the effective date of the Tax Protection Agreement, including any and all replacement property received in exchange for all or any portion of the Protected Properties pursuant to Code Section 1031, Code Section 1033, any other Code provision that provides for the non-recognition of income or gain or any transaction pursuant to which the tax basis of such property is determined in whole or in part by reference to the tax basis of all or any portion of the Protected Properties.
 Amended and Restated Promissory Note of CCA and CROP
CCA is the issuer of a $13 million note in favor of CROP dated January 1, 2021 (the “CCA Note”). The CCA Note has a ten-year term with an interest rate of 7.0%. Principal and interest are to be paid monthly.
The CCA Note will accelerate upon termination of the Advisory Agreement to the extent of amounts then owed by CROP to CC Advisors III, LLC (the “Advisor”). If such acceleration occurs and CROP holds the CCA Note, then CCI may offset its termination payments by the accelerated portion of the CCA Note.
 Offset Agreement
CC Advisor and CROP are parties to an Offset Agreement effective as of January 1, 2021. The Offset Agreement provides that upon certain events related to the CCA Note, CROP will have the right to offset payments due to CCI Advisor. In particular, in the event CROP were to become obligated to pay any amounts to CCI Advisor as a result of the termination of the Amended and Restated Advisory Agreement, then, until the CCA Note is paid in full, CROP has the right to assign all or a portion of the CCA Note to CCI Advisor as payment for any amounts due from CROP to CCI Advisor. The Offset Agreement terminates upon the earlier of (i) payment of the CCA Note in full, and (ii) the CCA Note Distribution.
 The Allonge to the Amended and Restated Promissory Note
Upon the CCA Note Distribution, CROP and CCA expect to enter into an agreement that provides for an offset arrangement similar to the Offset Agreement as described above, but modified to account for the fact that the note will be held by the CROP unitholders and the CRII stockholders of record immediately prior to the CROP Merger and the CRII Merger.
 Other Transactions with Related Parties
We own a de minimis number of shares in the following funds and sponsored their formation: CCI, CMRI, CMRII and CMOF.
 Pending Merger with CCI
Subject to the terms and conditions of the CRII Merger Agreement, we will merge with and into Merger Sub with Merger Sub surviving the CRII Merger, such that following the CRII Merger, the Surviving Entity will continue as a wholly owned subsidiary of CCI. In accordance with the applicable provisions of the MGCL, the separate existence of CRII will cease. CCI is externally advised by CCI Advisor. CCI Advisor is a wholly owned subsidiary of CCA which is indirectly owned by CROP and two entities in which our executive officers and affiliated directors have an ownership interest. Following the Pre-Merger Transactions, CCA will be majority-owned by Daniel Shaeffer, Chad Christensen and Gregg Christensen.
 Pre-Merger Transactions
Prior to the consummation of the Mergers, the appropriate parties will complete the Pre-Merger Transactions whereby (i) CRII will redeem all outstanding shares of CRII Voting Common Stock held by CR Holdings in exchange for an in-kind distribution by CRII of all of CROP’s interest in CCA, (ii) CROP will issue 155,441 CROP Common Units in exchange for all of the remaining interests in CC Advisors Promote – Employee Investor, LLC and CC Advisors Promote – Incentive Grant Investor, LLC and (iii) CROP will redeem an aggregate of 306,584 CROP Common Units from HT Holdings in exchange for the cancellation of certain notes receivables. For more detailed information, see “Related Transactions and Agreements” beginning on page [125].
 Currently Proposed Transactions
Other than as described above, there are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.
The Fully Combined Company
The Fully Combined Company will retain the name “Cottonwood Communities, Inc.” and will continue to be a Maryland corporation that intends to qualify as a REIT under the Code. The Fully Combined Company will continue to invest in and manage a diverse portfolio of multifamily apartment communities and multifamily real estate-related assets throughout the United States.
The Fully Combined Company’s principal executive offices will continue to be located at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
The following table presents a summary of the Fully Combined Company’s portfolio metrics, on a pro forma basis, using data as of December 31, 2020:
Portfolio Statistics
Properties/States(1)	34 / 12
Average Effective Rent(2)	$1,377
Portfolio Occupancy(2)	94.9%
Average Age of Portfolio (years)(2)	18
Total Assets (in billions)(3)	$1.5
(1)	Includes ownership interests and structured interests.
(2)	Average weighted by ownership percentage and unit counts by asset.
(3)	Based on the Unaudited Pro Forma Condensed Consolidated Financial Information of the Fully Combined Company beginning on page F-1.
The following table presents the Fully Combined Company’s geographic diversification, on a pro forma basis, upon consummation of the Mergers, using data as of December 31, 2020.
Geographic Diversification
State	Number of Units(1)	%(1)	Gross Stabilized Property Revenues(2) (in millions)%
Texas	2,746	27.5%	$30.3	33.2%
Utah	1,716	17.2%	6.3	5.7%
Florida	1,047	10.5%	14.9	13.4%
North Carolina	958	9.6%	14.9	13.4%
Georgia	867	8.7%	14.7	13.2%
New York	534	5.4%	0.0	0.0%
Massachusetts	511	5.1%	12.8	11.5%
Tennessee	482	4.8%	9.0	8.0%
Alabama	320	3.2%	0.0	0.0%
California	285	2.9%	0.0	0.0%
Oregon	262	2.6%	4.5	4.1%
New Mexico	240	2.4%	4.0	3.8%
Total	9,968	100.0%	$111.5	100.0%
(1)	Includes stabilized properties, structured investments and development projects.
(2)
Gross Property Revenues for the year ended December 31, 2020 are shown based on the percent ownership interest of each of CCI, CMRI, CMRII and CRII. Excludes structured investments and development projects.

The following table summarizes the Fully Combined Company’s pro forma capital structure upon consummation of all of the Mergers, using data as of September 30, 2020.
Capital Structure
Secured Debt	50.8%
Unsecured Notes	3.4%
Preferred Equity	11.4%
Equity	34.4%
Total	100.0%
 The Fully Combined Company Portfolio Information
Immediately following the CRII Merger, the CMRI Merger and the CMRII Merger, the Fully Combined Company’s portfolio will collectively comprise the properties listed in “—Cottonwood Communities, Inc.—Real Estate Investments” beginning on page [49] and in “—Cottonwood Multifamily REIT I, Inc.—Real Estate Investments” beginning on page [49], except that the Fully Combined Company will own 100% of Alpha Mill, Cottonwood Westside and The Marq Highland Park, properties in which CMRI owns a 90% joint venture interest, and Heights at Meridian and Park Westborough, properties in which CMRII owns a 90% joint venture interest and 64.35% combined tenant-in-common and joint venture interest.
CCI and CRII believe that the Combined Company will benefit from improved scale and operating efficiencies, enhanced geographic diversification and expanded access to capital to pursue potential accretive transactions. The Fully Combined Company should also be better positioned for a liquidity event in the future.
Following the consummation of the Mergers, management expects that the Fully Combined Company will continue to implement CCI’s current investment strategy of acquiring, owning and operating a diverse portfolio of real estate investments, primarily in the multifamily sector located throughout the United States.
 Management of the Fully Combined Company
The following table sets forth certain information with respect to each of the persons who we expect to serve as directors and executive officers of the Fully Combined Company, immediately following the consummation of the CRII Merger and the CMRII Merger:
Name	Position(s)	Age**
Daniel Shaeffer	Chief Executive Officer and Director	50
Chad Christensen	Executive Chairman of the Board of Directors and Director	48
Enzio Cassinis	President	43
Adam Larson	Chief Financial Officer	39
Susan Hallenberg	Chief Accounting Officer and Treasurer	53
Gregg Christensen	Chief Legal Officer and Secretary	51
Glenn Rand	Chief Operating Officer	60
Stan Hanks	Executive Vice President	53
Eric Marlin	Executive Vice President, Capital Markets	46
Paul Fredenberg	Chief Investment Officer	44
John Lunt	Independent Director	48
CRII nominated director	Independent Director	—
CRII nominated director	Independent Director	—
**	As of September 30, 2020
Daniel Shaeffer has served as the Chief Executive Officer and a director of CRII and its predecessor entities since 2004. Mr. Shaeffer also has served as a director of CCI since July 2016 and as Chairman of the Board since October 2018, and was formerly the Chief Executive Officer of CCI from December 2016 through September 2018. He is also a director of CMRI, CMRII and CMOF. In addition, he serves as Chief Executive Officer of CMOF. Mr. Shaeffer’s primary responsibilities include overseeing acquisitions, capital markets and strategic planning for CRII and its affiliates.

Before co-founding Cottonwood Capital, LLC, a predecessor to CRII, in 2004, Mr. Shaeffer worked as a senior equities analyst with Wasatch Advisors of Salt Lake City. Prior to joining Wasatch Advisors, Mr. Shaeffer was a Vice President of Investment Banking at Morgan Stanley. Mr. Shaeffer began his career with Ernst & Young working in the firm’s audit department. Mr. Shaeffer has been involved in real estate development, management, acquisition, disposition and financing for more than 14 years.
Mr. Shaeffer holds an International Master of Business Administration from the University of Chicago Graduate School of Business and a Bachelor of Science in Accounting from Brigham Young University and is a Certified Public Accountant.
Chad Christensen has served as the President and a director of CRII and its predecessor entities since 2004. Mr. Christensen also has served as a director of CCI since July 2016 and was formerly President and Chairman of the Board from December 2016 through September 2018. He is also a director of CMRI, CMRII and CMOF. In addition, he serves as President and Chairman of the Board of CMOF. Mr. Christensen oversees financial and general operations for CRII and its affiliates. He is also actively involved in acquisitions, marketing and capital raising activities for CRII and its affiliates.
Before co-founding Cottonwood Capital, LLC, a predecessor to CRII, in 2004, Mr. Christensen worked with the Stan Johnson Company, a national commercial Real Estate Brokerage firm in Tulsa, Oklahoma. Early in his career, Mr. Christensen founded Paramo Investment Company, a small investment management company. Mr. Christensen has been involved in real estate development, management, acquisition, disposition and financing for more than 16 years.
Mr. Christensen holds a Master of Business Administration from The Wharton School at the University of Pennsylvania with an emphasis in Finance and Real Estate and a Bachelor of Arts in English from the University of Utah. Mr. Christensen also holds an active real estate license. Chad Christensen and Gregg Christensen are brothers.
Enzio Cassinis has served as the Chief Executive Officer and President of CCI since October 2018. Mr. Cassinis also has served as the Chief Executive Officer and President of CMRI and CMRII since October 2018. In addition, Mr. Cassinis has served as the Chief Executive Officer of CCI Advisor since October 2018.
From June 2013 through September 2018, Mr. Cassinis served in various roles at Cottonwood Residential, Inc. Most recently, he served as the Senior Vice President of Corporate Strategy, where he was responsible for financial planning and analysis, balance sheet management and capital and venture formation activity. Prior to joining Cottonwood Residential, Inc. in June 2013, Mr. Cassinis was Vice President of Investment Management at Archstone, one of the largest apartment operators and developers in the U.S. and Europe. There, he negotiated transactions in both foreign and domestic markets with transaction volume exceeding several billion dollars in total capitalization. Prior to Archstone, Mr. Cassinis worked as an attorney with Krendl, Krendl, Sachnoff & Way, PC (now Kutak Rock LLP) from February 2003 to May 2006, focusing his practice on corporate law and merger and acquisition transactions.
Mr. Cassinis earned a Master of Business Administration and Juris Doctorate (Order of St. Ives) from the University of Denver, and a Bachelor of Science in Business Administration from the University of Colorado at Boulder and is a CFA® charterholder.
Adam Larson has served as the Chief Financial Officer of CCI since October 2018. Mr. Larson also has served as the Chief Financial Officer of CMRI, CMRII and CCI Advisor since October 2018.
Through September 2018, Mr. Larson was the Senior Vice President of Asset Management of Cottonwood Residential, Inc. In this role he provided strategic guidance with respect to asset management, financial planning and analysis, and property operations. Prior to joining Cottonwood Residential, Inc. in June 2013, Mr. Larson worked in the Investment Banking Division at Goldman Sachs advising clients on mergers and acquisitions and other capital raising activities in the Real Estate, Consumer/Retail and Healthcare sectors. Mr. Larson previously worked at Barclays Capital, Bonneville Real Estate Capital and Hitachi Consulting.
Mr. Larson holds a Master of Business Administration from the University of Chicago Booth School of Business, and a Bachelor of Science in Business Management from Brigham Young University where he also served as Student Body President.

Susan Hallenberg has served as the Chief Financial Officer and Treasurer of CRII and its predecessor entity since May 2005. Ms Hallenberg also served as principal accounting officer and principal financial officer of CCI in her role as Chief Financial Officer from December 2016 through September 2018. Ms. Hallenberg continues to serve as principal accounting officer of CCI in her position as Chief Accounting Officer and Treasurer, positions she has held since October 2018. Ms. Hallenberg also serves as Chief Accounting Officer and Treasurer of CMRI and CMRII. She is also Chief Financial Officer and Treasurer of CMOF.
Prior to joining Cottonwood, Ms. Hallenberg served as Acquisitions Officer for Phillips Edison & Company, a real estate investment company. She also served as Vice President for Lend Lease Real Estate Investments, where her responsibilities included financial management of a large mixed-use real estate development project and the underwriting, financing and reporting on multifamily housing development opportunities in the Western United States using tax credit, tax-exempt bond, and conventional financing. She also worked for Aldrich Eastman & Waltch for two years as an Assistant Portfolio Controller. Ms. Hallenberg started her career at Ernst & Young where she worked in the firm’s audit department for four years.
Ms. Hallenberg holds a BA in Economics/Accounting from The College of the Holy Cross.
Gregg Christensen has served as the Chief Legal Officer and Secretary (formerly Executive Vice President, Secretary and General Counsel) and a director of CRII and its predecessor entities since 2007. Mr. Christensen also has served as the Chief Legal Officer of CCI since December 2016 and was a director of CCI from December 2016 to June 2018. Mr. Christensen holds similar officer positions with CMRI, CMRII and CMOF. In addition, he serves as a director of CMRI, CMRII and CMOF. Mr. Christensen oversees and coordinates all legal aspects of CRII and its affiliates, and is also actively involved in operations, acquisitions and due diligence activities for CRII and its affiliates.
Prior to joining Cottonwood Residential, Inc., Mr. Christensen was a principal, managing director and general counsel of Cherokee & Walker, an investment company focused on real estate investments and private equity investments in real estate related companies. Previously, Mr. Christensen practiced law with Nelson & Senior in Salt Lake City. His areas of practice included real estate and corporate law. He is a member of the Utah State Bar, as well as the Bar of the United States District Court for the District of Utah. Mr. Christensen has been involved in real estate development, management, acquisition, disposition and financing for more than 23 years.
Mr. Christensen holds an Honors Bachelor of Arts Degree in English from the University of Utah and a Juris Doctorate Degree from the University of Utah, S.J. Quinney College of Law. Gregg Christensen and Chad Christensen are brothers.
Glenn Rand has served as Chief Operating Officer of CROP (and in other roles with CROP) since September 2013. Mr. Rand brings over 30 years of property management experience to CRII. He directs operations and construction and provides strategic guidance with respect to acquisitions and asset management. Prior to joining CROP, he worked at Archstone, where he was responsible for the oversight of more than 30,000 apartment units. During his time at Archstone, Mr. Rand was President and Founder of Archstone Management Services, a third-party management company with over 50 assets under management, which was eventually sold to Gables Residential. As Chairman of Archstone’s Pricing Committee, he was influential in the creation and national acceptance of LRO (revenue management) within Archstone, and eventually the apartment industry. He served on the Virginia Tech Management Board for many years and is consistently requested as a speaker at industry events.
Stan Hanks has served as Executive Vice President of CROP since September 2012. Mr. Hanks has over 17 years of multi-family experience. He is responsible for development project oversight and strategic initiatives. Prior to joining CROP, Mr. Hanks was a Senior Vice President and Principal at RealSource, a boutique multi-family real estate firm in Salt Lake City where he was involved with acquisitions, financing, asset management and capital raising. Prior to RealSource, Mr. Hanks was Vice President of Finance/Corporate Controller for TenFold Corporation, a software company in Utah that completed its IPO in 1999. Prior to TenFold, Mr. Hanks spent 4 years as an auditor at Coopers & Lybrand. Mr. Hanks earned a Bachelor of Accounting degree from the University of Utah in 1992.
Eric Marlin has served as Executive Vice President of Capital Markets of CROP since February 2007. His responsibilities include interfacing with broker-dealers and all retail-focused capital raising activities for the

General Partner. Previously, Mr. Marlin was Vice President of the Western Region for CORE Realty Holdings, LLC, a sponsor of tenant in common transactions. Prior to joining CORE, Mr. Marlin worked for Courtlandt Financial Group, a firm that specializes in Code Section 1031 exchanges. Prior to joining Courtlandt Financial Group, Mr. Marlin worked as a financial consultant with Merrill Lynch Private Client Group in Beverly Hills, CA, where he focused primarily on financial planning and estate planning. Mr. Marlin holds a bachelor’s degree in history of Public Policy from the University of California at Santa Barbara. He is a licensed securities representative with Series 7 and Series 66 licenses. Mr. Marlin also acts as a wholesaler internal to CRII in connection with the offerings.
Paul Fredenberg has served as the Chief Investment Officer of CCI since October 2018. Mr. Fredenberg also serves as the Chief Investment Officer of CMRI, CMRII and CCI Advisor, positions he has held since October 2018.
Through September 2018, Mr. Fredenberg served as the Senior Vice President of Acquisitions of Cottonwood Residential, Inc. a position he had held since September 2005. As Senior Vice President of Acquisitions, he focused exclusively on sourcing and evaluating new multifamily investment opportunities for Cottonwood Residential, Inc. Prior to joining Cottonwood in 2005, Mr. Fredenberg worked in the Investment Banking division of Wachovia Securities advising clients on mergers and acquisitions activities across multiple industries. He has also held investment banking and management consulting positions at Piper Jaffray and the Arbor Strategy Group.
Mr. Fredenberg holds a Master of Business Administration from the Wharton School at the University of Pennsylvania, a Master of Arts in Latin American Studies from the University of Pennsylvania, and a Bachelor of Arts in Economics from the University of Michigan, Ann Arbor.
John Lunt is an independent director of CCI, a position he has held since June 2018. In January 2003, Mr. Lunt founded Lunt Capital Management, Inc., a registered investment advisor, and since January 2003, he has served as its President. The firm builds and manages investment strategies used by financial advisors around the United States and provides research and advice for investments across asset classes, including U.S. equities, international equities, fixed income, real estate, commodities and currencies. Mr. Lunt co-created the methodology for eight index strategies calculated by S&P Dow Jones Indices. He is a charter member of the ETF Strategists Roundtable for key influencers associated with ETF management and writes regularly about financial markets for ETFTrends.com. From 2001 to June 2014, he served on the board of the Utah Retirement Systems, a $20 billion pension fund, and from 2004 to 2007, he served as board President. Since February 2013, Mr. Lunt has served on the investment advisory committee for the $10 billion Utah Educational Savings Plan (My529) and since August 2017, he served as Chairman of the committee. Since September 2014, he has served as a member of the Board of Trustees for the $2 billion Utah School & Institutional Trust Funds Office. He has been a featured speaker at investment conferences around the United States and has written extensively about financial markets.
Mr. Lunt graduated Magna Cum Laude with University Honors from Brigham Young University with a Bachelor of Arts degree in Economics, and he later received a Master of Business Administration in Finance and International Business from New York University. Mr. Lunt completed the Program for Advanced Trustee Studies at Harvard Law School and finished a number of courses at the New York Institute of Finance on trading and portfolio management.
The CCI Board selected Mr. Lunt as an independent director for reasons including his executive leadership experience, his professional and educational background, his network of relationships with finance and investment professionals and his extensive background and experience in public markets and in real estate and finance transactions and investments. In addition, his experience as founder and President of Lunt Capital Management and his service as a director of various pension funds provide him an understanding of the issues facing companies that make investments in real estate and oversee those investments.
The Combined Company
The information in this section pertains only in the event the CRII Merger is consummated, while the CMRI Merger and the CMRII Merger fail to be consummated. Such information will be inapplicable in the event the CRII Merger and either one or both of the CMRI Merger and CMRII Merger are consummated.

In the event the CRII Merger is consummated, while the CMRI Merger and the CMRII Merger fail to be consummated, the resulting company will be the “Combined Company.” The Combined Company will retain the name “Cottonwood Communities, Inc.” and will continue to be a Maryland corporation that intends to qualify as a REIT under the Code. The Combined Company will own and operate a diverse portfolio of multifamily apartment communities and multifamily real estate-related assets throughout the United States.
The Combined Company’s principal executive offices will continue to be located at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
The following table presents a summary of the Combined Company’s portfolio metrics, on a pro forma basis, using data as of December 31, 2020:
Portfolio Statistics
Properties/States(1)	34 / 12
Average Effective Rent(2)	$1,358
Portfolio Occupancy(2)	95.0%
Average Age of Portfolio (years)(2)	20
Total Assets (in billions)(3)	$1.5
(1)	Includes ownership interests and structured interests.
(2)	Averages weighted by ownership percentage and unit counts by asset.
(3)	Based on the Unaudited Pro Forma Condensed Consolidated Financial Information of the Combined Company beginning on page F-1.
The following table presents the Combined Company’s geographic diversification, on a pro forma basis upon consummation of the CRII Merger, using data as of December 31, 2020.
Geographic Diversification
State	Number of Units(1)	%(1)	Gross Stabilized Property Revenues(2) (in millions)%
Texas	2,746	27.5%	$30.3	33.2%
Utah	1,716	17.2%	6.3	6.9%
Florida	1,047	10.5%	10.7	11.7%
North Carolina	958	9.6%	5.9	6.4%
Georgia	867	8.7%	11.5	12.6%
New York	534	5.4%	0.0	0.0%
Massachusetts	511	5.1%	9.1	10.0%
Tennessee	482	4.8%	9.0	9.8%
Alabama	320	3.2%	0.0	0.0%
California	285	2.9%	0.0	0.0%
Oregon	262	2.6%	4.5	5.0%
New Mexico	240	2.4%	4.0	4.4%
Total	9,968	100.0%	$91.3	100.0%
(1)	Includes stabilized properties, structured investments and development projects.
(2)
Gross Property Revenues for the year ended December 31, 2020 are shown based on the percent ownership interest of each of CCI, CMRI, CMRII and CRII. Excludes structured investments and development projects.

The following table summarizes the Combined Company’s pro forma capital structure upon consummation of the CRII Merger, using data as of September 30, 2020.
Capital Structure
Secured Debt	50.6%
Subordinated Notes	3.4%
Preferred Equity	11.4%
Equity	34.6%
Total	100.0%
 Combined Company Portfolio Information
Immediately following the CRII Merger (and in the event the CMRI Merger and the CMRII Merger fail to be consummated), the Combined Company’s portfolio will be comprised of the properties listed in “—Cottonwood Communities, Inc.—Real Estate Investments” beginning on page [49] and in “—Cottonwood Multifamily REIT I, Inc.—Real Estate Investments” beginning on page [49].
 Management of the Combined Company
The following table sets forth certain information with respect to each of the persons who we expect to serve as directors and executive officers of the Combined Company:
Name	Position(s)	Age**
Daniel Shaeffer	Chief Executive Officer and Director	50
Chad Christensen	Executive Chairman of the Board of Directors and Director	48
Enzio Cassinis	President	43
Adam Larson	Chief Financial Officer	39
Susan Hallenberg	Chief Accounting Officer and Treasurer	53
Gregg Christensen	Chief Legal Officer and Secretary	51
Glenn Rand	Chief Operating Officer	60
Stan Hanks	Executive Vice President	53
Eric Marlin	Executive Vice President, Capital Markets	46
Paul Fredenberg	Chief Investment Officer	44
John Lunt	Independent Director	48
CRII nominated director	Independent Director	—
CRII nominated director	Independent Director	—
**	As of December 31, 2020
For information about the persons listed above, see “—The Fully Combined Company—Management of the Fully Combined Company” beginning on page [95].

MATERIAL PROPERTIES
CCI Material Properties
As of September 30, 2020, CCI had two properties with rental revenue equal to or greater than 10% of its total revenue or a purchase price equal to or greater than 10% of its total assets.
The following table shows the key information of CCI’s material properties as of September 30, 2020:
Property	Location	Date Acquired	Number of Units	Total Purchase Price	Ownership %
Cottonwood West Palm	West Palm Beach, FL	05/30/2019	245	$63,923,500	100%
Cottonwood One Upland	Norwood, MA	03/19/2020	262	$103,600,000	100%
 Average Occupancy and Average Rent
The average occupancy rate for the material properties as of September 30, 2020 and December 31, 2019 and 2018 was as follows:
	September 30, 2020	December 31,
Property		2019	2018
Cottonwood West Palm	91.8%	92.2%	—
Cottonwood One Upland	93.5%	—	—
The average monthly rent for the material properties as of September 30, 2020 and December 31, 2019 and 2018 was as follows:
	September 30, 2020	December 31,
Property		2019	2018
Cottonwood West Palm	$1,760	$1,741	—
Cottonwood One Upland	$2,339	—	—
 Depreciable Tax Basis
For U.S. federal income tax purposes, CCI depreciates land improvements and building and building improvements on a straight-line basis based upon an estimated useful life of 15, 30 and 30 years, respectively. CCI depreciates cost segregation personal property using the Modified Accelerated Cost Recovery System over five years. The depreciable basis in the material properties, as of September 30, 2020, is as follows:
Property	Depreciable Tax Basis
Cottonwood West Palm	$102,404,440
Cottonwood One Upland	$63,912,231

THE CRII MERGER
The following is a description of the material aspects of the CRII Merger. While CCI and CRII believe that the following description covers the material terms of the CRII Merger, the description may not contain all of the information that is important to the CRII stockholders. CCI and CRII encourage the CRII stockholders to carefully read this entire information statement/prospectus, including the CRII Merger Agreement and the other documents attached to this information statement/prospectus, for a more complete understanding of the CRII Merger.
General
Each of the CRII Transaction Committee and the CRII Board has unanimously declared advisable, and each has unanimously approved, the CRII Merger Agreement, the CRII Merger, the CROP Merger and the other transactions contemplated by the CRII Merger Agreement, based on, among other factors, the reasons described below under “—Recommendation of the CRII Board and Its Reasons for the CRII Merger.”
In the CRII Merger, CRII will merge with and into Merger Sub, with Merger Sub continuing as the Surviving Entity. In the CROP Merger, CCOP will merge with and into CROP, with CROP continuing as the surviving partnership. The CRII stockholders will receive the Merger Consideration described under “The CRII Merger Agreement—Consideration to be Received in the CRII Merger and the CROP Merger.”
Background of the CRII Merger
The following chronology summarizes the key meetings and events that led to the signing of the CRII Merger Agreement. The following chronology does not purport to catalogue every conversation among the CRII Board, the CRII Transaction Committee or CRII representatives and other parties.
The CRII Board periodically reviews, with the assistance of financial and legal advisors, and, when advisable, revises its long-term strategy and objectives in light of developments in real estate markets, capital market conditions and its business and capabilities. CRII considers various potential strategic alternatives with the goal of maximizing stockholder value, including potential acquisitions, dispositions and business combination transactions.
Beginning in March 2020, the CCI Board, the CRII Board and the boards of directors of each of CMRI and CMRII began discussing in general terms, the possibility of an extraordinary transaction involving CCI, CRII, CMRI and CMRII. The respective management teams discussed the appropriateness of forming a special committee of independent and disinterested directors of each REIT to evaluate the possible combination involving CCI, CRII, CMRI and CMRII. After discussion at their respective meetings, each of the boards of directors identified one or more independent and disinterested directors who could be considered for a special committee of that board of directors for purposes of evaluating the proposed combination, with the CRII Board identifying the two independent directors, Jonathan Gardner and Philip White, as the potential members of a CRII Transaction Committee.
On May 19, 2020 and May 27, 2020, the prospective members of the CRII Transaction Committee held two telephonic meetings with representatives of CRII management and Goodwin Procter to discuss the organization and formation of a transaction committee and the engagement of Goodwin Procter as the outside legal advisor to the CRII Transaction Committee.
By unanimous written consent dated June 18, 2020, the CRII Board formed the CRII Transaction Committee, consisting of Jonathan Gardner and Philip White, each of whom is an independent and disinterested member of the CRII Board, for purposes of (i) exploring a possible business combination with CCI or an alternative extraordinary transaction, (ii) negotiating the terms and conditions of a potential transaction, (iii) recommending to the CRII Board whether a potential transaction is in the best interests of the CRII stockholders and CROP unitholders and what action, if any, should be taken with respect to the potential transaction and (iv) selecting and retaining legal, investment banking and other advisors. On July 9, 2020, the CRII Transaction Committee formally engaged Goodwin Procter as its outside legal advisor.
On July 10, 2020, the CCI Special Committee delivered a letter of intent to the CCI Board, proposing the acquisition by CCI of CRII and CROP, pursuant to a merger in a stock-for-stock transaction.
On July 15, 2020, each of CCI, CRII, CMRI and CMRII entered into a reciprocal confidentiality agreement, which included customary restrictions on the use and disclosure of confidential information.

On July 23, 2020, the CRII Transaction Committee met telephonically with representatives of Goodwin Procter to discuss the engagement of Piper Sandler as financial advisor and representatives of Goodwin Procter separately discussed directors’ duties of the CRII Transaction Committee members in the context of the proposed transaction, in particularly given the CRII management’s ownership of all of the CRII Voting Common Stock and certain interests of CRII management in connection with the proposed transaction.
On July 24, 2020, the CRII Transaction Committee formally engaged Piper Sandler as its financial advisor in connection with its review of strategic alternatives and the potential transaction with CCI. Piper Sandler had previously provided the CRII Transaction Committee with customary relationships disclosure, including information regarding Piper Sandler’s material relationships with CRII and CCI. See “—Opinion of the CRII Transaction Committee’s Financial Advisor” for a further discussion of such relationships. The CRII Transaction Committee considered the disclosures and determined that such relationships would not interfere with Piper Sandler’s ability to provide financial advisory services to the CRII Transaction Committee.
On September 3, 2020, the CRII Transaction Committee received from representatives of DLA Piper, counsel to the CCI Special Committee, a non-binding term sheet proposing a business combination involving CCI, CCOP, CRII and CROP in a stock-for-stock merger transaction at a fixed exchange ratio of 2.001x shares of CCI Common Stock per share of CRII Common Stock, based on the relative net asset values per share of each entity as of June 30, 2020. The initial draft term sheet also contained a no-shop provision (without the opportunity for CRII to solicit alternative acquisition proposals from third parties) and a termination fee payable by CRII under certain circumstances in the amount of 4.0% of the equity value of CRII. The initial draft term sheet also contemplated that (i) the parties would agree to negotiate exclusively for a period of 30 calendar days, (ii) CCI would amend its advisory agreement with CCI Advisor, its external advisor, to effect certain changes to the advisory agreement fees and related offering structure, (iii) immediately prior to the proposed business combination between CCI and CRII, CROP would enter into certain pre-merger transactions and (iv) holders of the CRII Voting Common Stock would enter into a voting agreement with CRII pursuant to which they would commit to approving the mergers and certain pre-merger transactions. CCI confirmed that it had also proposed similar combinations with each of CMRI and CMRII, but that its proposal to CRII was not conditioned on such other potential transactions. Additionally, the initial draft term sheet included a summary of the proposed terms for CCI’s amended and restated advisory agreement with CCI Advisor.
On September 9, 2020, Goodwin Procter sent to DLA Piper a mark-up of the draft term sheet providing for a combination of CCI and CRII that, among other things, included the following: (i) revisions to reflect that the parties would provide reciprocal representations and warranties customary in a stock-for-stock merger, (ii) provisions requiring that closing of the proposed transaction would be subject to the effectiveness of a registration statement on Form S-4 relating to the securities to be issued by CCI in the transaction, (iii) clarification of the situations in which CRII or CROP would be required to pay a termination fee, including the removal of a provision requiring that CRII or CROP would pay a termination fee upon a breach of the proposed voting agreement between CCI and the holders of the CRII Voting Common Stock, and (iv) a provision giving CRII the right to notice and approval of any changes in the economic or material terms of the proposed combinations between CCI and each of CMRI and CMRII.
On September 11, 2020, the CRII Transaction Committee held a telephonic meeting with Piper Sandler and Goodwin Procter to discuss the term sheet proposed by CCI. At the meeting, representatives of Piper Sandler summarized their discussions with CCI’s financial advisor, Stanger & Co., Inc. (“Stanger”), regarding financial projections, advisory fees and the exchange ratio for the proposed combination between CCI and CRII Merger and Goodwin Procter discussed the duties of the members of the CRII Transaction Committee.
Later on September 11, 2020, DLA Piper sent to Goodwin Procter a mark-up of the draft term sheet providing for a combination of CCI and CRII that, among other things, contemplated that (i) CCI would not enter into a material amendment to its merger agreements with each of CMRI and CMRII without the consent of CRII and (ii) the CRII Transaction Committee would be able to designate one independent director to the CCI Board post-closing. The mark-up also included the following revisions to the termination fee provisions: (i) the reinstatement of provisions requiring CRII or CROP to pay a termination fee upon a breach of the proposed voting agreement between CCI and the holders of the CRII Voting Common Stock, (ii) the addition of provisions requiring that CRII or CROP pay a termination fee upon a material breach of the non-solicit provisions and (iii) an increase in the tail period during which a termination fee may be payable in certain situations from six months after termination to 12 months.

On September 17, 2020, Goodwin Procter sent to DLA Piper a mark-up of the draft term sheet providing for a combination of CCI and CRII that, with respect to the CCI Board post-closing, proposed (i) further discussions on the size of the CCI Board post-closing and (ii) that the number of independent directors that would be designated by the CRII Transaction Committee to the CCI Board post-closing would be proportionate to the relative entity valuations of the companies involved in the business combination. Additionally, the mark-up reflected the removal of the provision requiring CRII or CROP to pay a termination fee upon a breach of the proposed voting agreement between CCI and the holders of the CRII Voting Common Stock.
On each of September 23 and 24, 2020, representatives of Piper Sandler and Stanger met telephonically to discuss updates relating to the proposed combination of CCI and CRII and related financial due diligence matters.
On September 25, 2020, the CRII Transaction Committee met telephonically with representatives of Piper Sandler and Goodwin Procter. At the meeting, representatives of Piper Sandler provided an overview of Piper Sandler’s due diligence process and preliminary financial analysis of the potential transaction with CCI. Additionally, at the invitation of the CRII Transaction Committee, representatives of DLA Piper joined the meeting to discuss certain transaction negotiation considerations, including a comparison of the current terms of CCI’s agreement with its external advisor and the terms proposed by CCI’s external advisor for the amended and restated advisory agreement that would be effective following the proposed business combination. Following the discussion at the meeting, the members of the CRII Transaction Committee requested that Piper Sandler arrange a call between the CRII Transaction Committee and members of CRII senior management to further discuss the proposed exchange ratio.
On September 28, 2020, at the direction of the CRII Transaction Committee, Goodwin Procter sent to DLA Piper a mark-up of the draft term sheet providing for a combination of CCI and CRII which reflected an increase in the proposed exchange ratio from 2.001x to 2.10x shares of CCI Common Stock per share of CRII Common Stock.
On October 5, 2020, representatives of Stanger communicated to representatives of Piper Sandler that the CCI Special Committee counter-proposed an increase in the exchange ratio from 2.001x to 2.064x shares of CCI Common Stock per share of CRII Common Stock.
On October 7 and 8, 2020, the CRII Transaction Committee met telephonically with representatives of Piper Sandler and Goodwin Procter. During the meeting, representatives of Piper Sandler provided an update on the due diligence process and discussions with Stanger and reviewed their preliminary financial analysis of the proposed business combination. Following the discussion, the CRII Transaction Committee instructed representatives of Piper Sandler to reaffirm to representatives of Stanger the proposed exchange ratio of 2.10x shares of CCI Common Stock per share of CRII Common Stock.
On October 16, 2020, DLA Piper sent to Goodwin Procter a mark-up of the draft term sheet providing for a combination of CCI and CRII which reflected (i) an exchange ratio of 2.10x shares of CCI Common Stock per share of CRII Common Stock and (ii) a termination fee equal to 3.5% of the combined equity value of CRII and CROP.
On October 20, 2020, the CRII Transaction Committee met telephonically with representatives of Piper Sandler and Goodwin Procter. At the invitation of the CRII Transaction Committee, certain members of CRII management joined the meeting to review the advisory agreement model and its impact on the projected financials of the combined company following the closing of the proposed transaction. Additionally, representatives of Piper Sandler provided an update on the due diligence process and discussions with Stanger and representatives of Goodwin Procter provided an update on the negotiation of the term sheet and the remaining open items, including the amount of certain termination fees. During the meeting, the CRII Transaction Committee authorized the representatives of Goodwin Procter to provide DLA Piper with a further mark-up of the draft term sheet.
Also on October 20, 2020, Goodwin Procter sent to DLA Piper a mark-up of the draft term sheet that reserved the right of the CRII Transaction Committee to further negotiate (i) the exchange ratio based on the final exchange ratio payable in the proposed business combination with CCI and CMRII and the final relative valuations of the combined company enterprise and (ii) the termination fee in connection with review of the deal protection provisions included in the merger agreement between CCI and CRII.

On October 26, 2020, the CRII Transaction Committee met telephonically with representatives of Goodwin Procter. During the meeting, representatives of Goodwin Procter provided an update on the negotiations regarding the advisory agreement terms and discussed the scope of Piper Sandler’s financial analysis with the CRII Transaction Committee. At the meeting, the CRII Transaction Committee authorized Goodwin Procter to prepare an amendment to the engagement letter with Piper Sandler to expand the scope of Piper Sandler’s financial analysis to include a review of the value of certain advisory agreement terms.
On November 6, 2020, the CRII Transaction Committee met telephonically with representatives of Piper Sandler and Goodwin Procter. At the invitation of the CRII Transaction Committee, certain members of CRII management joined the meeting to review an updated advisory agreement model and its impact on the projected financials of the combined company following the closing of the proposed transaction. Representatives of Piper Sandler also provided updates on the negotiations around the advisory agreement terms and their preliminary analysis of its financial impact on CROP and its unitholders. Following the presentations, the representatives of each of CRII management and Piper Sandler left the meeting and the CRII Transaction Committee continued discussion in executive session, during which time the CRII Transaction Committee approved the amendment to the engagement letter with Piper Sandler.
On November 8, 2020, CRII and Piper Sandler entered into an amendment to the engagement letter with Piper Sandler to expand the scope of Piper Sandler’s financial analysis to include a review of the value of certain advisory agreement terms and to increase the fee payable to Piper Sandler upon delivery of their fairness opinion by $50,000 in connection with the expanded scope of the engagement.
On November 19, 2020, members of HT Holdings provided Goodwin Procter with the proposed terms of a tax protection agreement to be entered into between CROP and HT Holdings. The parties continued to negotiate the terms of the tax protection agreement throughout November and December 2020.
On November 20, 2020, representatives of Goodwin Procter received from representatives of DLA Piper an initial draft merger agreement providing for a combination of CCI and CRII. The initial draft merger agreement contained terms substantially similar to those agreed to in the term sheet negotiated between the parties.
On December 3, 2020, the CRII Transaction Committee met telephonically with representatives of Piper Sandler and Goodwin Procter. During the meeting, representatives of Goodwin Procter reviewed the key terms of the tax protection agreement proposed by HT Holdings and the remaining open issues on the advisory agreement negotiations. Following the discussion, the CRII Transaction Committee authorized representatives of Goodwin Procter to prepare a response to HT Holdings on the proposed terms of the tax protection agreement. Additionally, during the meeting, representatives of Goodwin Procter summarized the exclusivity agreement proposed by CCI and the CRII Transaction Committee approved CRII’s entry into the same.
On December 5, 2020, the CRII Transaction Committee met telephonically with representatives of Piper Sandler and Goodwin Procter. During the meeting, representatives of Piper Sandler summarized their preliminary financial analysis relating to the proposed advisory agreement terms, including an overview of advisory agreement terms of comparable public non-traded REITs and certain other negotiating considerations, including regarding the asset management fee proposed by the CCI Special Committee of 1.25% of net asset value. Following discussion, the CRII Transaction Committee discussed a counterproposal on the asset management fee of 0.75% of gross asset value subject to a cap of 1.5% of net asset value. Additionally, representatives of Goodwin Procter provided an update on the negotiations with HT Holdings on the tax protection agreement terms.
Later on December 6, 2020, Mr. White called a representative of the CCI Special Committee to discuss the counterproposal on the asset management fee of 0.75% of gross asset value subject to a cap of 1.5% of net asset value.
On December 8, 2020, Mr. White called a representative of the CCI Special Committee who confirmed that CCI would agree to propose the asset management fee of 0.75% of gross asset value subject to a cap of 1.5% of net asset value.
On December 11, 2020, the CRII Transaction Committee met telephonically with representatives of Goodwin Procter to discuss certain updates on the tax protection agreement.

Over the course of the next week and a half, representatives of Goodwin Procter and DLA Piper continued to negotiate the terms of the proposed merger agreement providing for a combination of CCI and CRII.
On December 22, 2020, the CRII Transaction Committee met telephonically with representatives of Piper Sandler and Goodwin Procter. During the meeting, representatives of Goodwin Procter reviewed with the CRII Transaction Committee the key terms and discussions with CRII management relating to certain promissory notes of Cottonwood Communities Advisors, LLC, or CCA, for the benefit of CROP and Cottonwood Capital Management, Inc. (collectively, the “Existing CCA Notes”). The CRII Transaction Committee also discussed certain matters relating to the interim operating covenants included in the draft merger agreement between CCI and CRII.
On December 24, 2020, the CRII Transaction Committee reaffirmed its approval of the exclusivity agreement proposed by CCI, on substantially the same terms presented on December 3, 2020.
Later on December 24, 2020, CCI and CRII entered into an exclusivity agreement pursuant to which the parties agreed to an exclusive negotiation period of 30 days relating to the proposed business combination of CCI and CRII.
Between December 28, 2020 and January 4, 2021, representatives of Goodwin Procter and DLA Piper exchanged drafts of the proposed merger agreement between CCI and CRII to finalize the remaining open issues, including (i) clarification of certain terms relating to the distribution of the CCA Note to CROP unitholders and the CRII Transaction Committee’s ability to effect the same, including a revised exchange ratio of 2.015x shares of shares of CCI Common Stock per share of CRII Common Stock to account for the value to be distributed in the CCA Note Distribution, (ii) the adjustment of the CRII common exchange ratio to 2.10x shares of shares of CCI Common Stock per share of CRII Common Stock in the event that the CRII Transaction Committee determines not to distribute the CCA Note, (iii) post-closing obligations of CCI relating to directors’ and officers’ insurance and covenants relating to a post-closing equity incentive plan, (iv) the number of independent directors to be designated by each of CCI and CRII to the CCI Board post-closing and (v) the length of the CCI matching period in the non-solicitation provision. During this period, the parties also negotiated a restriction on CCI’s ability to waive certain closing conditions under its merger agreements with each of CMRI and CMRII.
On January 5, 2021, the CRII Transaction Committee met telephonically with representatives of Piper Sandler and Goodwin Procter. At this meeting, Piper Sandler summarized the financial terms of the Existing CCA Notes, and included a comparison of the financial terms of the Existing CCA Notes to the proposed financial terms of the CCA Note between CCA and CROP and provided an overview of recent public REIT deals and recent comparable private debt transactions. The CRII Transaction Committee discussed the appropriate interest rate on the proposed CCA Note between CCA and CROP and, following such discussion, determined that the members of the CRII Transaction Committee would discuss a counter proposal of 7% per year on the interest rate (subject to adjustment in the event of default) for the proposed CCA Note directly with members of CRII management.
Over the course of the next two weeks representatives of Goodwin Procter and DLA Piper continued to negotiate the terms of the proposed merger agreement providing for a combination of CCI and CRII and the related disclosure schedules, and worked to resolve the remaining issues in such agreements at the direction of their respective board committees.
On January 24, 2021, the CRII Transaction Committee met telephonically with representatives of Piper Sandler and Goodwin Procter. At this meeting, Piper Sandler reviewed with the CRII Transaction Committee its financial analysis of the proposed business combination. Piper Sandler orally rendered its opinion to the CRII Transaction Committee (which was subsequently confirmed in writing by delivery of Piper Sandler’s written opinion addressed to the CRII Transaction Committee dated January 24, 2021), to the effect that, as of such date and subject to the procedures followed, matters considered and qualifications and limitations set forth in Piper Sandler’s opinion, the CRII Exchange Ratio was fair, from a financial point of view, to the holders of CRII Common Stock. A representative of Goodwin Procter reviewed with the CRII Transaction Committee (i) the legal standards, including fiduciary obligations, applicable to their consideration of the proposed business combination with CCI, (ii) the terms of the CRII Merger Agreement and the terms of the other agreements related thereto, including the Tax Protection Agreement, the Amended and Restated Advisory Agreement, the Amended and Restated CROP Partnership Agreement, (iii) the terms of certain pre-merger transactions and executive compensation matters contemplated by the CRII Merger Agreement and the proposed resolutions to be adopted by the CRII Transaction Committee. Following discussion of, among other things, the reasons for and against the CRII Merger and the CROP Merger, which are described below under “—Recommendation of the CRII Board of Directors and Its Reasons for the CRII Merger,” the CRII Transaction Committee voted unanimously, among other things, to recommend that (i) the CRII Board determine, in its own capacity and its capacity as the Board of the general partner of CROP, as applicable, that the CRII Merger Agreement, the CRII Merger, the CROP Merger, the Tax Protection Agreement, the Amended and Restated Advisory Agreement, the Amended and Restated CROP Partnership Agreement, the pre-merger transactions and the certain employment and executive compensation matters were advisable and in the best interests of CRII and its stockholders (other than CRII management and its affiliates and CROP and its unitholders (other than CRII management and its affiliates), as applicable, (ii) the CRII Board, in its own capacity and in its capacity as the Board of the general partner of CROP, as applicable, authorize and approve the CRII Merger Agreement, the CRII Merger, the CROP Merger, the Tax Protection Agreement, the Amended and Restated Advisory Agreement, the Amended and Restated CROP Partnership Agreement, the pre-merger transactions and the certain employment and executive compensation matters and the other transactions contemplated by the CRII Merger Agreement and (iii) direct that (x) the CRII Merger be submitted to a vote of the holders of the CRII Voting Common Stock, (y) the CRII Merger, the CROP Merger, the Tax Protection Agreement, the Amended and Restated Advisory Agreement and the pre-merger transaction be submitted to a vote of the holders of CROP Common Units (other than CRII’s management and certain of its affiliates) and (z) the CROP Merger and the Amended and Restated CROP Partnership Agreement be submitted to a vote of the holders of the CROP Common Units.
On January 25, 2021, by unanimous written consent, the CRII Board, following the recommendation of the CRII Transaction Committee, among other things, (i) determined, in its own capacity and in its capacity as the Board of the general partner of CROP, as applicable, that the CRII Merger Agreement, the CRII Merger, the CROP Merger, the Tax Protection Agreement, the Amended and Restated Advisory Agreement, the Amended and Restated CROP Partnership Agreement, the pre-merger transactions and the certain employment and executive compensation matters were advisable and in the best interests of CRII and its stockholders (other than CRII management and its affiliates and CROP and its unitholders (other than CRII management and its affiliates), as applicable, (ii) authorized and approved, in its own capacity and in its capacity as the Board of the general partner of CROP, as applicable, the CRII Merger Agreement, the CRII Merger, the CROP Merger, the Tax Protection Agreement, the Amended and Restated Advisory Agreement, the Amended and Restated CROP Partnership Agreement, the pre-merger transactions and the certain employment and executive compensation matters and the other transactions contemplated by the CRII Merger Agreement, (iii) directed, in its own capacity and in its capacity as the Board of the general partner of CROP, as applicable, that (x) the CRII Merger be submitted to a vote of the holders of the CRII Voting Common Stock, (y) the CRII Merger, the CROP Merger, the Tax Protection Agreement, the Amended and Restated Advisory Agreement and the pre-merger transactions be submitted to a vote of the holders of CROP Common Units (other than CRII’s management and certain of its affiliates) and (z) the CROP Merger and the Amended and Restated CROP Partnership Agreement be submitted to a vote of the holders of the CROP Common Units and (iv) determined, in its own capacity and in its capacity as the Board of the general partner of CROP, as applicable, to, except as may be permitted pursuant the CRII Merger Agreement, recommend that (x) the holders of the CRII Voting Common Stock vote in favor of the CRII Merger and resolved to include such recommendation in the related consent solicitation, (y) the holders of the CROP Common Units (other than CRII’s management and certain of its affiliates) vote in favor of the CRII Merger, the CROP Merger, the Tax Protection Agreement, the Amended and Restated Advisory Agreement and the pre-merger transaction and resolved to include such recommendation in the related consent solicitation and (z) the holders of the CROP Common Units vote in favor of the CROP Merger and the Amended and Restated CROP Partnership Agreement and resolved to include such recommendation in the related consent solicitation.
On January 26, 2021, following approval by the CRII Transaction Committee, the CRII Board, the CCI Special Committee and the CCI Board, each of CRII and CCI executed the CRII Merger Agreement, CROP and HT Holdings executed the Tax Protection Agreement, which will be effective upon closing of the CRII Merger and the CROP Merger, and the holders of the CRII Voting Common Stock executed the Voting Agreement. CRII simultaneously entered into definitive merger agreements with CMRI and CMRII providing for the CMRI Mergers and the CMRII Mergers, respectively.
Recommendation of the CRII Board and Its Reasons for the CRII Merger
In evaluating the CRII Merger Agreement, the CRII Merger, the CROP Merger and the other transactions contemplated by the CRII Merger Agreement, the CRII Board considered the unanimous recommendation of the

CRII Transaction Committee. The CRII Transaction Committee, prior to making its unanimous recommendation, consulted with its outside legal and financial advisors. In reaching their respective determinations, the CRII Transaction Committee and the CRII Board considered a number of factors, including the following material factors that they viewed as supporting their respective decisions with respect to the CRII Merger Agreement, the CRII Merger, the CROP Merger and the other transactions contemplated by the CRII Merger Agreement:
•	The risks associated with alternatives to the CRII Merger, namely:
•	CRII’s prospects as a standalone company are limited by the difficulty it would have raising equity capital in the private market;
•
CRII’s size, the mix of assets within its portfolio and other factors would have made it difficult to achieve favorable pricing if CRII chose to explore a liquidity event involving a listing of its shares on a national securities exchange; and

•
CRII’s mix of assets and current market views on real estate (particularly in light of the effects of the COVID-19 pandemic) would have made it difficult to find a buyer willing to purchase the entire entity at a favorable price and any alternative involving a sale of the company would likely have had to be implemented by selling off CRII’s assets in multiple transactions, thereby increasing transaction costs and execution risks during an extended sales period.

•	The value of the Merger Consideration represents a premium to the CRII NAV per share.
•
The receipt of shares of CCI Common Stock as merger consideration provides CRII stockholders the opportunity to continue ownership in the Combined Company, which is expected to provide a number of significant potential benefits, including the following:

•	better positioning for the Combined Company to take advantage of business opportunities, including facilitating an eventual liquidity event, as a result of its increased size and scale;
•	the Combined Company will have significantly increased scale, including a more diversified portfolio (both in terms of asset type and geography);
•	the increased size of the Combined Company will likely improve access to capital markets, which can be used to support acquisitions that drive growth in stockholder value;
•	significant cost of capital advantages generally enjoyed by REITs with higher capitalizations;
•	the Combined Company’s larger asset base would provide it with greater flexibility to recycle non-core assets; and
•	the ratio of debt to gross asset value for the Combined Company will be lower than that of CRII.
•
The CRII Board’s and CRII Transaction Committee’s belief that the Combined Company would be better positioned than CRII alone to achieve certain potential liquidity events, such as listing its shares on a national securities exchange, as a result of increased size, portfolio diversity and other factors noted above.

•
The integrated organizational structure of the Combined Company will allow CCI management and CCA to focus their efforts on the operation of the Combined Company instead of on separate REITs and thereby to achieve substantial operating and cost efficiencies.

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Solely with respect to the determination made by the CRII Transaction Committee, the financial analysis reviewed by Piper Sandler with the CRII Transaction Committee as well as the opinion of Piper Sandler orally rendered to the CRII Transaction Committee on January 24, 2021 (which was subsequently confirmed in writing by delivery of Piper Sandler’s written opinion addressed to the CRII Transaction Committee dated January 24, 2021), as to, as of such date, the fairness, from a financial point of view, to the holders of CRII Common Stock of the CRII Common Exchange Ratio (i.e., 2.015 shares of CCI Common Stock for each share of then-outstanding CRII Common Stock, as may be adjusted as provided in the CRII Merger Agreement) provided for in the CRII Merger pursuant to the CRII Merger Agreement. See “The CRII Merger—Opinion of the CRII Transaction Committee’s Financial Advisor.”

•
The CRII Merger Consideration is fixed and will not be adjusted in the event of any change in the relative values of CRII or CCI, which provides certainty as to the pro forma percentage ownership of the Combined Company by CRII stockholders and limits the impact of external forces on the CRII Merger.

•
The CRII Merger Agreement provides CRII with a consent right over CCI waiving any material adverse change closing conditions set forth in the definitive agreements with respect to such other Mergers, therefore mitigating the risk of certain adverse events arising for the Combined Company from the CMRI Merger or CMRII Merger.

•
The CRII Merger Agreement provides CRII the right, upon receipt of a written Acquisition Proposal that constitutes a Superior Proposal (as defined in “The CRII Merger Agreement—Covenants and Agreements—Alternative Acquisition Proposals; Change in Recommendation”) that did not result from a material breach of the non-solicitation provisions of the CRII Merger Agreement, to give notice of its intention to terminate the CRII Merger Agreement to enter into an agreement for a Superior Proposal and/or effect an Adverse Recommendation Change (as defined in “The CRII Merger Agreement—Covenants and Agreements— No Solicitation; Change in Recommendation”), subject to certain conditions.

•
The CRII Merger Agreement provides CRII with the ability, under certain specified circumstances, to consider an Acquisition Proposal if the CRII Board or the CRII Transaction Committee determines, in good faith, that it is reasonably expected to lead to a Superior Proposal and provides the CRII Board with the ability, under certain specified circumstances, to make an Adverse Recommendation Change and to terminate the CRII Merger Agreement in order to enter into an agreement with respect to a Superior Proposal upon payment to CCI of a $10,703,000 termination fee (or in the event the CRII Transaction determines not to effect the CCA Note Distribution, $11,154,000).

•	The CRII Board may also change or withdraw its recommendation in the instance of an Intervening Event (as defined in the CRII Merger Agreement).
•	The CRII Merger Agreement permits CRII to continue to pay its stockholders regular monthly dividends in the ordinary course of business through the effective date of the CRII Merger.
•
The CRII Merger Agreement, the CRII Merger and the transactions contemplated by the CRII Merger Agreement were negotiated on an arm’s length basis between the CRII Transaction Committee and its advisors, on the one hand, and CCI and its advisors, on the other hand.

•
The CROP Merger, the CRII Merger Agreement, the CROP Tax Protection Agreement, the Pre-Merger Transactions and the other transactions contemplated by the CRII Merger Agreement are subject to approval by a majority of the outstanding CROP Common Units held by disinterested limited partners of CROP and the approval of the CROP Merger and the Fifth Amended and Restated Limited Partnership Agreement of CROP are subject to approval by the holders of a majority of the outstanding CROP Common Units held by limited partners.

•	The intent for the CRII Merger to qualify as a reorganization for U.S. federal income tax purposes, resulting in the receipt of shares of CCI Common Stock in the CRII Merger on a tax-deferred basis.
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The commitment on the part of each of CRII and CCI to complete the CRII Merger as reflected in their respective obligations under the terms of the CRII Merger Agreement and the absence of any required government consents.

•
The other terms of the CRII Merger Agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the CRII Merger Agreement and a covenant prohibiting CCI from waiving the closing conditions in each of the CMRI Merger Agreement and the CMRII Merger Agreement, without CRII’s prior written consent.

•	The negative effects resulting from the COVID-19 pandemic generally cannot form the basis for CCI’s refusing to close the transaction as the result of a material adverse change with respect to CRII.

The CRII Transaction Committee and the CRII Board also considered a variety of risks and other potentially negative factors in making their determinations with respect to the CRII Merger Agreement, the CRII Merger, the CROP Merger and the other transactions contemplated by the CRII Merger Agreement, including the following material factors:
•
The risk that the value of the CCI Common Stock to be received by CRII stockholders may decline as a result of the CRII Merger (or the other Mergers) if the Combined Company does not achieve the perceived benefits of the CRII Merger (or the other Mergers) as rapidly or to the extent anticipated.

•	The risk that the Combined Company may not achieve a liquidity event on favorable terms.
•
The risk that a prolonged period of operations before the Combined Company achieves a liquidity event could, when coupled with expected general and administrative expenses of the Combined Company, result in lower investor returns than other strategic alternatives currently available to CRII.

•
The terms of the CRII Merger Agreement that limit the ability of CRII to initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other activities that constitute an Acquisition Proposal, which has the potential to create more value for CRII stockholders than the CRII Merger.

•	The risk that, while the CRII Merger is expected to be completed, there is no assurance that all of the conditions to the parties’ obligations to complete the CRII Merger will be satisfied or waived.
•	The risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the CRII Merger.
•	The risk of stockholder litigation relating to the CRII Merger.
•
The obligations under the CRII Merger Agreement regarding the restrictions on the operation of CRII’s business during the period between signing the CRII Merger Agreement and the completion of the CRII Merger may delay or prevent CRII from undertaking business opportunities that may arise or any other actions it would otherwise take with respect to its operations absent the pending completion of the CRII Merger.

•	The expenses to be incurred by CRII in connection with pursuing the CRII Merger.
•	The completion of the CRII Merger is not contingent on the completion of the CMRI Merger or the CMRII Merger.
•	The risk that if the CMRI Merger or the CMRII Merger is not completed, the CRII/CCI combined company may compete with CMRI and CMRII.
•
CRII and CCI have affiliates in common and, therefore, conflicts of interest may have been involved when the individuals that comprised the management teams of each entity that assisted the respective companies in connection with the Mergers, and some of CRII’s directors and executive officers have interests with respect to the CRII Merger that are different from, and in addition to, those of the CRII stockholders generally, as more fully described in the sections entitled “—Interests of CRII’s Directors and Executive Officers in the CRII Merger” and “—Interests of CRII’s and CCI’s Directors and Executive Officers in the CRII Merger” in this information statement/prospectus.

•	The risk that CROP unitholders do not approve the CROP Partner Approvals and the risk that the CRII voting stockholders do not approve the CRII Merger.
•	The risk that any required debt consents may not be obtained or may be more costly than expected or result in adverse changes in terms or that certain indebtedness may have to be refinanced.
•	The possibility that deteriorating market conditions will result in utilization of additional reserves (above CCI’s reserves on its books).
•	The fact that the CRII Merger Agreement provides for certain payments by CRII upon termination, including:
•	the CRII Merger Agreement provides that CRII will pay CCI a termination fee equal to $10,703,000 (or in the event the CRII Transaction Committee determines not to effect the CCA

Note Distribution, $11,154,000) if the CRII Merger Agreement is terminated (i) for a Superior Proposal, (ii) for an Adverse Recommendation Change or (iii) if CRII eventually consummates an Acquisition Proposal within 12 months of certain related circumstances (provided the various conditions and procedural requirements are met); and
•	the CRII Merger Agreement provides that CRII will pay CCI out-of-pocket transaction expenses in the event CCI terminates the CRII Merger Agreement under certain circumstances.
•
Each of CCI, CMRI, CMRII and CRII is managed by affiliates of CCA, and there are conflicts of interest inherent where the individuals who comprise the management teams of each entity assisted in connection with the Mergers.

•	The risk of diverting management’s focus and resources from operational matters and other strategic opportunities while working to implement the CRII Merger.
•
In the event the Combined Company becomes publicly traded on a national securities exchange, externally managed REITs, which the Combined Company is expected to be, tend not to have as high of valuations as internally managed REITs.

•	The substantial costs to be incurred in connection with the CRII Merger, including the transaction expenses arising from the CRII Merger (and the CMRI Merger and CMRII Merger).
•
The restrictions on the conduct of CRII’s business prior to the consummation of the CRII Merger, which could delay or prevent CRII from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of CRII absent the pending completion of the CRII Merger.

•	The CRII stockholders are not entitled to dissenters’ or appraisal rights in connection with the CRII Merger.
•	The negative effects resulting from the COVID-19 pandemic generally cannot form the basis for CRII’s refusing to close the transaction as the result of a material adverse change with respect to CCI.
•
The CRII Merger Consideration is fixed and will not fluctuate as a result of changes in the value of CRII or CCI, such that a decline in the value of CCI unmatched by a similar decline in the value of CRII, or an increase in the value of CRII without a similar increase in the value of CCI, would impact the relative value of CCI in a manner adverse to CRII.

•	The types and nature of the risks described under the section entitled “Risk Factors” in this information statement/prospectus.
The foregoing discussion of material factors considered by the CRII Transaction Committee and the CRII Board in reaching their conclusions is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered in connection with their respective evaluations of the CRII Merger Agreement, the CRII Merger, the CROP Merger and the other transactions contemplated by the CRII Merger Agreement, and the complexity of these matters, the CRII Transaction Committee and the CRII Board did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered, and individual members of the CRII Transaction Committee and the CRII Board may have given different weights to different material factors. The CRII Transaction Committee and the CRII Board conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks and negative consequences of the CRII Merger Agreement, the CRII Merger, the CROP Merger and the other transactions contemplated by the CRII Merger Agreement.
The explanation and reasoning of the CRII Transaction Committee and the CRII Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” on page [45].

After careful review and consideration and for the reasons set forth above, and based on the unanimous recommendation of the CRII Transaction Committee, the CRII Board unanimously recommends that the holders of the CRII Voting Common Stock approve the CRII Merger Agreement, the CRII Merger and the other transactions contemplated in the CRII Merger Agreement.
CCI’s Reasons for the CRII Merger
In evaluating the CRII Merger Agreement, the CRII Merger, the CROP Merger and the other transactions contemplated by the CRII Merger Agreement, the CCI Board considered the unanimous recommendation of the CCI Special Committee. The CCI Special Committee, prior to making its unanimous recommendation, evaluated the CRII Merger Agreement, the CRII Merger, the CROP Merger and the other transactions contemplated by the CRII Merger Agreement in consultation with its outside legal and financial advisors. In reaching their respective determinations, the CCI Special Committee and the CCI Board considered a number of factors, including the following material factors that they viewed as supporting their respective decisions with respect to the CRII Merger Agreement, the CRII Merger, the CROP Merger and the other transactions contemplated by the CRII Merger Agreement:
•
The Combined Company will benefit from enhanced investment diversification such as the number and location of assets, asset lifecycle (e.g., under development or stabilized) and investment structure (e.g., direct equity investment, preferred equity or debt.

•
The larger size of the Combined Company will likely improve access to capital markets and reduce the cost of capital, which can be used to support strategic investments that drive growth opportunities, and may increase opportunities for stockholder liquidity should the Combined Company ever opt to list its securities on a national securities exchange.

•	The Combined Company will retain the existing senior management team that has managed the CCI and CRII assets since each company’s formation.
•	The Combined Company’s external advisor is expected to be able to focus its efforts on the operation of a single REIT (assuming the CMRI Merger and the CMRII Merger are also completed).
•	The Combined Company is expected to be able to pay a greater percentage of its ordinary distributions with funds from operations in comparison with CCI’s current distribution coverage.
•
The elimination of Contingent Acquisition Fees and Contingent Financing Fees in the Amended and Restated Advisory Agreement other than a fixed Contingent Acquisition Fee and Contingent Financing Fee, which reduces to zero over a 10-year period that would be due upon termination of CCI Advisor for reasons other than for cause (or non-renewal or termination by CCI Advisor). See “The Companies—Cottonwood Communities, Inc.—Certain Transactions with Related Persons—Amended and Restated Advisory Agreement.”

•	A reduction in asset management fees from 1.25% of gross asset value to 0.75% of gross asset value subject to a cap of 1.5% of “Net Asset Value.”
•
The Combined Company’s management team is expected to own 9% of the Fully Combined Company, improving the alignment of interest of management with the equity holders of the Combined Company and its operating partnership.

•	The Merger Consideration in the CRII Merger Agreement uses a fixed exchange ratio and will not be adjusted in the event of any adverse change in the value of the shares of CCI Common Stock.
•
If the CROP Partner Approvals are not obtained, CRII must reimburse CCI for its third-party costs associated with pursuing the CRII Merger and the CROP Merger (e.g., legal fees, financial advisor fees, accounting fees, SEC filing fees and financial printer fees).

•
The Combined Company may be able to raise more equity capital in CCI’s ongoing (temporarily suspended) public offering, which would enable the Combined Company to offer a more robust share redemption plan, as is planned. See “Description of Capital Stock—Share Repurchase Program.”

•	The CRII Merger Agreement provides that CRII will pay a significant termination fee to CCI if CRII terminates the CRII Merger Agreement to enter into an agreement for a Superior Proposal.

•	Potential annual cost savings that will result from property management services being performed by employees of CROP.
•
The commitment on the part of each of CRII and CCI to complete the CRII Merger as reflected in their respective obligations under the terms of the CRII Merger Agreement and the absence of any required government consents.

•
The other terms of the CRII Merger Agreement, including the representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the CRII Merger Agreement.

The CCI Special Committee and the CCI Board also considered a variety of risks and other potentially negative factors in making their determinations with respect to the CRII Merger Agreement, the CRII Merger, the CROP Merger and the other transactions contemplated by the CRII Merger Agreement, including the following material factors:
•
The estimated value of CCI Common Stock may decline as a result of the CRII Merger if the Combined Company does not achieve the perceived benefits of the CRII Merger as rapidly or to the extent anticipated.

•
The CRII Merger is not a liquidity event. If a liquidity event is ever realized or if stockholders are otherwise able to sell their shares, the value received may be substantially less than what CCI could have obtained by effecting a liquidity event at this time and substantially less than what the stockholders paid for their investment in CCI.

•	The value of the CRII/CROP assets may decline vis-à-vis the value of the CCI assets before the closing of the CRII Merger such that the Merger Consideration may become less favorable to CCI.
•
There is no assurance that all of the conditions to the parties’ obligations to complete the CRII Merger will be satisfied or waived; such conditions necessary to closing include receipt of the CROP Partner Approvals and obtaining consents from certain lenders.

•	The risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the CRII Merger.
•	The Combined Company will be more highly leveraged.
•
The obligations under the CRII Merger Agreement regarding the restrictions on the operation of CCI’s business during the period between signing the CRII Merger Agreement and the completion of the CRII Merger may delay or prevent CCI from undertaking business opportunities that may arise or any other action it would otherwise take with respect to its operations absent the pending completion of the CRII Merger.

•	The expenses to be incurred in connection with pursuing the CRII Merger, including fees payable to third party advisors of CCI and CRII.
•
CRII and CCI have common management and key officers and directors have a greater financial interest in CRII than CCI. These individuals faced conflicts of interest when assisting the CCI Board and the CRII Board in connection with the CRII Merger, including with respect to the procurement of broker opinions of value with respect to the valuation of the assets of each company, which opinions of value were one of the factors considered by the financial advisors for the CRII Transaction Committee and the CCI Special Committee. See “The CRII Merger—Opinion of CRII Transaction Committee's Financial Advisor.”

•
CRII has agreed to indemnify certain principals with respect to potential future tax liabilities and, as a part of such indemnification agreements, these principals may opt to receive direct interests in properties at their selection in exchange for their CROP Common Units, in lieu of tax indemnification. See “Related Transactions and Agreements—Tax Protection Agreement.”

•
The CRII exchange ratio, while in the range of fair exchange ratios based on a relative valuation range per share of CCI and CRII as estimated by the financial advisor to the CCI Special Committee, is above what would be derived from the mid-point of such valuation range.

•
The new incentive fee will have a lower hurdle than the current incentive fee (5% instead of 6%), and will be paid on an annual basis based on appraised values versus paid upon a monetization of assets of the company.

•
Unlike the current incentive fee, the new incentive fee will have a “catch up” feature meaning that the promote is payable on all returns if the hurdle is reached as opposed to being payable only on the amount that total returns exceed the hurdle.

•
The new incentive fee is payable annually without any clawback feature that recognized cumulative returns, and thus, unlike the current incentive fee payable by CCI, the advisor could earn substantial fees even if investors do not ultimately realize a positive return on their investment.

•
The amount payable upon termination of the advisory agreement (other than termination for cause (or non-renewal or termination by CCI Advisor)) will initially increase from approximately $11 million to approximately $22 million, however, such amount will be shared among the merger entities and will decrease to zero over the following 10-year period.

•	The Combined Company will be responsible for the personnel costs of all employees acquired from CROP as part of the CRII Merger and the CROP Merger.
•
Upon consummation of the CRII Merger, the sponsor of the Combined Company will no longer bear all of the organizational and offering expenses in CCI’s ongoing public offering. See “The Companies—Cottonwood Communities, Inc.—Certain Transactions with Related Persons—Second Amended and Restated Third Party Agreement.”

•
The redemption agreement to effect the redemption of the CRII Voting Common Stock as part of the Pre-Merger Transactions has not yet been entered into, giving rise to the risk that the definitive agreement may be on terms less attractive to the Combined Company than currently anticipated by CCI.

•	The risks described under the section entitled “Risk Factors” beginning on page [28].
The foregoing discussion of the material factors considered by the CCI Special Committee and the CCI Board in reaching their conclusions is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered in connection with their respective evaluations of the CRII Merger Agreement, the CRII Merger, the CROP Merger and the other transactions contemplated by the CRII Merger Agreement, and the complexity of these matters, the CCI Special Committee and the CCI Board did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered and individual members of the CCI Special Committee and the CCI Board may have given different weights to different material factors. The CCI Special Committee and the CCI Board conducted an overall review of the material factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks and negative consequences of the CRII Merger Agreement, the CRII Merger, the CROP Merger and the other transactions contemplated by the CRII Merger Agreement.
The explanation and reasoning of the CCI Special Committee and the CCI Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” on page [45].
Opinion of CRII Transaction Committee’s Financial Advisor
The CRII Transaction Committee retained Piper Sandler & Co. (“Piper Sandler”) to render an opinion to the CRII Transaction Committee in connection with CRII’s consideration of a possible business combination involving CCI. The CRII Transaction Committee selected Piper Sandler because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions and real estate investment trusts. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of real estate companies, financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
At the January 24, 2021 meeting at which the CRII Transaction Committee considered the CRII Merger, the CROP Merger and the CRII Merger Agreement, Piper Sandler delivered to the CRII Transaction Committee its oral opinion, which was subsequently confirmed in writing on January 24, 2021, to the effect that, as of such date, the Common Exchange Ratio (i.e., 2.015 shares of CCI Common Stock for each share of then-outstanding CRII Common Stock, as may be adjusted as provided in the CRII Merger Agreement) as set forth in the CRII Merger Agreement was fair, from a financial point of view, to the holders of CRII Common Stock. The full text of Piper Sandler’s opinion is attached as Annex B to this information statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of CRII Common Stock are urged to read the entire opinion carefully in connection with their consideration of the proposed CRII Merger.
Piper Sandler’s opinion was directed to the CRII Transaction Committee in connection with their consideration of the CRII Merger, the CROP Merger and the CRII Merger Agreement and does not constitute a recommendation to any stockholder of CRII as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon approval of the CRII Merger and the CRII Merger Agreement, nor as to if any stockholders of CRII should issue their written consent in support of the CRII Merger Agreement and the CRII Merger. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the Common Exchange Ratio provided for in the CRII Merger Agreement to the holders of CRII Common Stock and did not address the underlying business decision of the CRII Transaction Committee to recommend the CRII Merger, the CROP Merger and CRII’s entry into the CRII Merger Agreement, the form or structure of the CRII Merger, the CROP Merger or any other transactions contemplated in the CRII Merger Agreement, the relative merits of the CRII Merger and the CROP Merger as compared to any other alternative transactions or business strategies that might exist for CRII or the effect of any other transaction in which CRII might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the CRII Merger and the CROP Merger by any officer, director or employee of CRII, or any class of such persons, if any, relative to the compensation to be received in the CRII Merger and the CROP Merger by any other stockholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with rendering its opinion, Piper Sandler reviewed and considered, among other things:
(i)	a draft copy of the CRII Merger Agreement, dated January 11, 2021;
(ii)	an execution copy of the Amended and Restated Advisory Agreement;
(iii)
certain information relating to the historical, current and estimated future operations, financial condition and prospects of each of CCI and CRII as stand-alone entities (the “CCI Projections” and “CRII Projections”), as provided by senior management of CRII and CCA (together, “Senior Management”);

(iv)
certain information relating to estimated future operations, financial condition and prospects of each of CCI and CRII giving effect to the CRII Merger, the CMRI Merger and the CMRII Merger (the “CRII Merger Projection”), as provided by Senior Management;

(v)
certain advisory agreements and fee schedules entered into by, or relating to, CCI, CRII, CMRI, CMRII, CCA and CMOF. (collectively, the “Cottonwood Entities”), as provided by Senior Management (collectively, the “Fee Schedules”);

(vi)	schedules of CRII’s currently outstanding note receivables and their respective terms (collectively, the “Note Receivables”);
(vii)
independent third-party broker opinions of value and appraisals of multifamily properties which the Cottonwood Entities are invested in or manages investments in (the “Projects”), as of June 30, 2020 and dated between May 21, 2020 and July 8, 2020 (collectively, the “Broker Opinions”), as provided by Senior Management;

(viii)
certain internal financial projections relating to certain of the Projects owned by CCI and CRII via joint ventures with third parties, as well as the accompanying fees and promotes due to certain parties in connection therewith, as provided by Senior Management;

(ix)	the financial terms of certain recent real estate investment trust internalization transactions, to the extent publicly available;

(x)	certain information relating to the Projects and other new developments being pursued by the Cottonwood Entities, as provided by Senior Management;
(xi)	the current market environment generally and the real estate market in particular; and
(xii)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to Piper Sandler from public sources or that was provided to Piper Sandler by Senior Management or its representatives, including, without limitation, the CCI Projections, the CRII Projections, the CRII Merger Projections, the Fee Schedules and the Note Receivables, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion. With respect to the value of the Projects, with the CRII Transaction Committee’s consent, Piper Sandler relied solely on the valuations set forth in the Broker Opinions. Piper Sandler further relied on the assurances of Senior Management that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of any of the Cottonwood Entities, nor did Piper Sandler perform any physical inspection of the properties or facilities included in any of the Projects. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of the Projects. Piper Sandler is not an expert in the valuation of real estate and, with the CRII Transaction Committee’s consent, Piper Sandler relied solely on the valuations set forth in the Broker Opinions with respect to the value of the Projects.
In preparing Piper Sandler’s analyses, Piper Sandler used the CCI Projections, the CRII Projections, the CRII Merger Projections and the Broker Opinions, as provided by Senior Management. In addition, for purposes of establishing valuations for certain of the Projects owned by CCI and CRII via joint ventures with third parties, Piper Sandler used certain internal financial projections relating to the Projects, as well as the accompanying fees and promotes due to certain parties in connection therewith, as provided by Senior Management. Piper Sandler also utilized certain discount rates in its analyses, which were provided by Senior Management and subsequently adjusted based upon further discussions with Senior Management. With respect to the foregoing information, Senior Management confirmed to Piper Sandler that such information reflected the best currently available projections and estimates of Senior Management with respect to the relevant Cottonwood Entities, and Piper Sandler assumed that such financial performance would be achieved. Piper Sandler expressed no opinion as to such projections or estimates or the assumptions on which they were based. Piper Sandler also assumed for purposes of its analyses that there had been no material change in any of the Cottonwood Entities’ financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Piper Sandler, or in the case of the Projects, since the date of the Broker Opinions. Piper Sandler assumed in all respects material to its analyses that each of the Cottonwood Entities would remain as going concerns for all periods relevant to Piper Sandler’s analyses.
Piper Sandler also assumed, with the CRII Transaction Committee’s consent, that (i) each of the parties to the CRII Merger Agreement would comply in all material respects with all material terms and conditions of the CRII Merger Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining any necessary regulatory or third party approvals, consents and releases with respect to the CRII Merger and the CROP Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on any of the Cottonwood Entities, the CRII Merger, the CROP Merger or any related transactions, and (iii) the CRII Merger, the CROP Merger and any related transactions would be consummated in accordance with the terms of the CRII Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with the CRII Transaction Committee’s consent, Piper Sandler relied upon the advice that Senior Management received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the CRII Merger, the CROP Merger and the other transactions contemplated by the CRII Merger Agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s views. Additionally, Piper Sandler has not been provided and does not expect to receive updated Broker Opinions. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the value of the CRII Common Stock or the CCI Common Stock at any time.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The following is a summary of the material analyses performed by Piper Sandler, but is not a complete description of all the analyses underlying Piper Sandler’s opinion. In order to fully understand the financial analyses, all information presented herein must be read together with the accompanying text. The tables presented below alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analysis must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness, from a financial point of view, of the Common Exchange Ratio to the holders of CRII Common Stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of the CRII Transaction Committee, the Cottonwood Entities and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for the purposes of rendering its opinion and provided such analyses to the CRII Transaction Committee at its January 24, 2021 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of the CRII Common Stock or the CCI Common Stock or the prices at which the CRII Common Stock or the CCI Common Stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by the CRII Transaction Committee in making its determination to recommend the CRII Merger, the CROP Merger and CRII’s entry into the CRII Merger Agreement, and the analyses described below should not be viewed as determinative of the decision of the CRII Transaction Committee with respect to the fairness of Common Exchange Ratio.
Summary of Analysis of Piper Sandler
Piper Sandler reviewed the financial terms of the proposed CRII Merger and the CROP Merger. In connection with rendering its opinion, Piper Sandler performed a variety of analyses, including, but not limited to, (i) a net asset value analysis based on estimated private market valuations of CCI and CRII on a standalone basis utilizing a range of capitalization rates, discount rates, and multiples, (ii) a discounted cash flow analysis to help determine the implied net present value range of projected levered cash flows and estimated terminal values for CCI and CRII on a standalone basis over a five-year period utilizing a range of capitalization rates, discount rates, multiples, the CCI Projections and the CRII Projections, and (iii) a pro forma discounted cash flow analysis to help determine the implied equity value of projected levered cash flows and estimated terminal values for CCI, giving effect to the CRII Merger (“Pro Forma CCI”), over a five-year period utilizing a range of capitalization rates, discount rates, multiples, the CCI Projections and the CRII Projections. These analyses derived two implied exchange ratio ranges which helped inform Piper Sandler’s analysis and evaluation of the Common Exchange Ratio.

 Net Asset Value Analysis
CRII. In performing a net asset value analysis of CRII, Piper Sandler utilized a sum of the parts analysis which included the following: (i) the equity values of CRII Projects, as determined by Senior Management and set forth in the Broker Opinions, as adjusted by Piper Sandler based on current market trends and recent comparable real estate sales which Piper Sandler deemed relevant (the “CRII Owned Assets”); (ii) the implied equity value of CRII’s interest in certain joint venture investments (the “CRII Sponsored Ventures”); (iii) the present equity value of certain Projects in development (the “CRII Developments”); (iv) the present equity value of CRII’s interest in certain structured investments and other real estate assets that include preferred equity, vacant land, interests in a multifamily platform, development loans, and minority interests (collectively, the “CRII Structured Investments”); (v) the present value of promotes related to certain Projects, and other development and asset management fees (collectively referred to as, the “CRII Other Fees”); (vi) the present value of certain general contractor fees (the “CRII GC Fees”); (vii) the present value of certain tenant-in-common (“TIC”) agreement fees (the “CRII Disposition Fees”); and (viii) the implied value of the property manager of CRII (the “CRII Property Manager”) based on recent REIT internalization comparable transactions which Piper Sandler deemed relevant. The following chart summarizes the range of assumed capitalization rates, discount rates, and multiples utilized to determine a range of net asset value for the CRII Common Stock:
CRII Net Asset Value Analysis	Metric	Low	High
CRII Owned Assets	Cap Rate	4.4%	5.8%
CRII Sponsored Ventures	Cap Rate	4.3%	4.6%
CRII Developments	Cap Rate	4.0%	4.1%
CRII Structured Investments	Discount Rate	7.0%	9.0%
CRII Other Fees	Discount Rate	20.0%	25.0%
CRII General Contractor Fees	Discount Rate	12.0%	15.0%
CRII Disposition Fees	Discount Rate	14.0%	16.0%
CRII Property Manager	Multiple	2.0x	2.5x
The analysis indicated an imputed range of net asset value per share of the CRII Common Stock of $17.66 to $19.90 when applying the range of assumed capitalization rates, discount rates, and multiples set forth above.
CCI. In performing a net asset value analysis of CCI, Piper Sandler utilized a sum of the parts analysis which included the following: (i) the equity values of CCI Projects, as determined by Senior Management and set forth in the Broker Opinions, as adjusted by Piper Sandler based on market trends and recent comparable real estate sales which Piper Sandler deemed relevant (the “CCI Owned Assets”); and (ii) the present equity value of CCI’s interest in certain structured investments that include preferred equity and b-note investments in multifamily projects (collectively, the “CCI Structured Investments”). The following chart summarizes the range of assumed capitalization rates and discount rates utilized to determine a range of net asset value for the CCI Common Stock:
CCI Net Asset Value Analysis	Metric	Low	High
CCI Owned Assets	Cap Rate	4.0%	4.2%
CCI Structured Investments	Discount Rate	8.0%	11.0%
The analysis indicated an imputed range of net asset value per share of the CCI Common Stock of $9.08 to $9.26 when applying the range of assumed capitalization rates and discount rates set forth above.
 Discounted Cash Flow Analysis
CRII. Piper Sandler performed a discounted cash flow analysis of CRII on a standalone basis by calculating the estimated net present value of the projected levered cash flows of CRII over a five-year period based on the CRII Projections. Piper Sandler also utilized a sum of the parts analysis in determining the ultimate range of terminal values of CRII at the end of the projection period, the components of which included: (i) the projected equity values of the CRII Owned Assets, adjusted based on an assumed annual increase in the CRII Owned Assets capitalization rate; (ii) the projected equity values of the CRII Sponsored Ventures, adjusted based on an assumed annual increase in the CRII Sponsored Ventures capitalization rate; (iii) the projected equity values of the CRII Developments, based on projected development project economics, as provided by Senior Management and adjusted by Piper Sandler based on an assumed annual increase in the CRII Developments capitalization rate; (iv) the projected equity value of CRII Other Fees; and (v) the projected value of the CRII Property

Manager based on projections provided by Senior Management and recent comparable REIT internalization transactions which Piper Sandler deemed relevant. The resulting levered cash flows and terminal values were applied to a range of discount rates to arrive at a range of estimated net present values for CRII.
The following chart summarizes the range of assumed capitalization rates, discount rates, and multiples utilized in CRII’s discounted cash flow analysis:
CRII Discounted Cash Flow Analysis	Metric	Low	High
CRII Discount Rate	Discount Rate	6.50%	7.00%

Terminal Value Assumptions
CRII Owned Assets	Cap Rate	5.20%	5.30%
CRII Sponsored Ventures	Cap Rate	4.80%	4.90%
CRII Developments	Cap Rate	4.30%	4.50%
CRII Other Fees	Discount Rate	20.00%	25.00%
CRII Property Manager	Multiple	2.0x	2.5x
The analysis indicated an implied range of value per share of the CRII Common Stock of $17.30 to $19.20 when applying the range of assumed capitalization rates, discount rates, and multiples set forth above.
CCI. Piper Sandler performed a discounted cash flow analysis of CCI on a standalone basis by calculating the estimated net present value of the projected levered cash flows of CCI over a five-year period based on the CCI Projections. Piper Sandler utilized a sum of the parts analysis in determining the ultimate range of terminal values of CCI at the end of the projection period, the components of which included: (i) the projected equity values of the CCI Owned Assets, adjusted based on an assumed annual increase in the CCI Owned Assets capitalization rate; (ii) the projected equity values of the CCI Structured Investments, adjusted based on risk profiles, locations, and maturities; and (iii) the projected values of origination and exit fees on projected CCI Structured Investments (the “CCI Fee Income”). The resulting levered cash flows and terminal values were applied to a range of discount rates to arrive at a range of estimated net present values for CCI.
The following chart summarizes the range of assumed capitalization rates and discount rates utilized in CCI’s discounted cash flow analysis:
CCI Discounted Cash Flow Analysis	Metric	Low	High
CCI Discount Rate	Discount Rate	8.00%	8.50%

Terminal Value Assumptions
CCI Owned Assets	Cap Rate	4.80%	5.00%
CCI Structured Investments	Discount Rate	8.00%	10.00%
CCI Fee Income	Discount Rate	8.00%	10.00%
The analysis indicated an implied range of value per share of the CCI Common Stock of $9.67 to $10.12 when applying the range of assumed capitalization rates and discount rates set forth above.
 Pro Forma Discounted Cash Flow Analysis
Piper Sandler analyzed certain potential pro forma effects from the CRII Merger on Pro Forma CCI assuming the transaction closed on June 30, 2020, relative to CRII ownership. Piper Sandler utilized a sum of the parts analysis to determine a range of annual adjusted funds from operations (“AFFO”) and ultimate range of terminal values of Pro Forma CCI at the end of a five-year projection period, the components of which included: (i) the collective projected equity values and cash flows of the CRII Owned Assets and CCI Owned Assets, (collectively, the “Pro Forma CCI Owned Assets”), adjusted based on an assumed annual increase in the Pro Forma CCI Owned Assets capitalization rate; (ii) the projected equity values and cash flows of the CRII Developments (giving effect to the CRII Merger, the Pro Forma CCI Developments”) based on projected development project economics, as provided by Senior Management and adjusted by Piper Sandler based on an assumed annual increase in the CRII Developments capitalization rate; (iii) the projected equity values and cash flows of the CCI Structured Investments (giving effect to the CRII Merger, the “Pro Forma CCI Structured Investments”) adjusted based on risk profiles, locations, and maturities; and (iv) the projected equity values and cash flows of CRII Other Fees and CCI Fee Income (collectively, the “Pro Forma CCI Fees”); and (v) the projected value and cash flows of the CRII Property Manager, (giving effect to the CRII Merger, the “Pro Forma CCI Property Manager”) based on projections provided by Senior Management and recent comparable REIT internalization transactions which Piper Sandler deemed relevant. The resulting levered cash flows and terminal values were applied to a range of discount rates (the “Pro Forma CCI Discount Rate”) to arrive at a range of estimated net present values for Pro Forma CCI.
The following chart summarizes the range of assumed capitalization rates, discount rates, and multiples utilized in Pro Forma CCI’s discounted cash flow analysis:
Pro Forma CCI Discounted Cash Flow Analysis	Metric	Low	High
Pro Forma CCI Discount Rate	Discount Rate	6.75%	7.25%

Terminal Value Assumptions
Pro Forma CCI Owned Assets	Cap Rate	5.25%	5.35%
Pro Forma CCI Developments	Cap Rate	4.30%	4.50%
Pro Forma CCI Structured Investments	Discount Rate	8.00%	10.00%
Pro Forma CCI Fee Income	Discount Rate	20.00%	25.00%
Pro Forma CCI Property Manager	Multiple	2.0x	2.5x
The resulting range of Pro Forma CCI net present values were benchmarked against the implied range of estimated net present values for CRII on a standalone basis. The analysis indicated that the CRII Merger could be accretive to CRII stockholders from an equity ownership standpoint.
Implied Exchange Ratio Ranges. The net asset value analysis and discounted cash flow analysis described above indicated the following implied exchange ratio ranges:
Net Asset Value Analysis: 1.907x to 2.191x based on the results of the net asset value analysis of CRII and the net asset value analysis of CCI, each on a standalone basis.
Discounted Cash Flow Analysis: 1.710x to 1.986x based on the results of the discounted cash flow analysis of CRII and the discounted cash flow analysis of CCI, each on a standalone basis.
Certain CRII Unaudited Financial Projections
CRII does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the inherent uncertainty and subjectivity underlying assumptions and estimates. In connection with the CRII Transaction Committee’s consideration of the CRII Merger, CRII’s management prepared certain non-public unaudited financial projections, derived from CRII’s property-level projections, regarding CRII’s anticipated future performance on a stand-alone basis for fiscal years 2021 through 2025 (the “CRII financial projections”), which are summarized below. The CRII financial projections were provided, in whole or in part, to the CRII Transaction Committee and Piper Sandler and to the CCI Special Committees and its financial advisor.
The CRII financial projections are summarized in this information statement/prospectus solely to give the CRII stockholders access to information that was made available to the CRII Transaction Committee in connection with its consideration of the CRII Merger and to Piper Sandler, who was authorized to use and rely upon such information for purposes of providing advice to the CRII Transaction Committee, and are not included in this information statement/prospectus in order to influence any CRII stockholder to make any investment or voting decision with respect to the CRII Merger.
The CRII financial projections were prepared solely for internal use and are subjective in many respects. The inclusion of a summary of the CRII financial projections in this information statement/prospectus should not be regarded as an indication that any of CRII, CCI or their respective special committees’ financial advisors or any other person considered, or now considers, this information to be necessarily predictive of actual future results or events.
The CRII financial projections reflect numerous assumptions and estimates as to future events. The CRII financial projections were based on assumptions and estimates that CRII’s management believed were reasonable at the time the CRII financial projections were prepared, taking into account relevant information available to CRII’s management at the time, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages [28] and [45], respectively. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of CRII and will be beyond the control of the Combined Company.
In addition, the CRII financial projections do not take into account any circumstances or events occurring after the date they were prepared. In particular, the CRII financial projections set forth below do not give effect to the CRII Merger nor do they take into account the effect of any failure of the CRII Merger to occur.
The CRII financial projections were not prepared with a view toward public disclosure or soliciting proxies, nor were they prepared with a view toward compliance with GAAP or with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, neither CRII’s independent auditors nor any other independent accountants have compiled, examined or performed any audit or other procedures with respect to the CRII financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of CRII contained in CRII’s Audited Consolidated Financial Statements for the period ended December 31, 2019, which is attached as Annex C, relates to CRII’s historical financial statements. It does not extend to the CRII financial projections and should not be read to do so.
The inclusion of a summary of the CRII financial projections herein should not be deemed an admission or representation by CRII or CCI that such financial projections are viewed by CRII or CCI as material information of CRII. The CRII financial projections should be evaluated in conjunction with CRII’s reported financial results and the risk factors with respect to the business of CRII. See “Cautionary Statement Concerning Forward-Looking Statements” on page [45] and “Where You Can Find More Information” on page [205].
The following summarizes the CRII financial projections:
	Twelve Months Ended December 31,
	2021	2022	2023	2024	2025
Total Revenues	103,675,703	108,087,522	111,845,701	111,695,638	112,999,217
Real Estate Operating Expenses	(36,673,829)	(38,136,937)	(39,387,981)	(40,067,150)	(40,839,205)
Net Operating Income	67,001,874	69,950,586	72,457,720	71,628,488	72,160,011
REIT G&A and Other Expenses	(20,750,068)	(21,253,781)	(21,678,857)	(22,112,434)	(22,554,682)
EBITDA	46,251,806	48,696,805	50,778,863	49,516,055	49,605,329
Mortgage Interest Expense	(21,632,459)	(22,392,372)	(22,698,814)	(23,242,538)	(22,463,936)
Unsecured Note and Preferred Equity Interest Expense	(11,798,981)	(12,537,773)	(11,004,409)	(11,734,214)	(11,725,547)
Funds from Operations (FFO)	12,820,366	13,766,659	17,075,640	14,539,303	15,415,846
Transaction Acquisition and Legal Expenses	118,156	120,519	122,929	125,388	127,896
Core FFO	12,938,522	13,887,178	17,198,569	14,664,691	15,543,742
Maintenance Capital Improvements	(2,469,461)	(2,544,524)	(2,614,269)	(2,663,604)	(2,717,408)
Core Adjusted Funds from Operations (Core AFFO)	10,469,061	11,342,655	14,584,300	12,001,086	12,826,334
The above projections assume that the redemption of the CRII Voting Common Stock in exchange for an in-kind distribution by CRII to CR Holdings of CROP’s interest in CCA occurs, as further described in “Related Transactions and Agreements” beginning on page [125].
None of CRII or its respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information.
EXCEPT AS MAY BE REQUIRED BY APPLICABLE SECURITIES LAWS, CRII DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE

DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).
Interests of CRII’s and CCI’s Directors and Executive Officers in the CRII Merger
CR Holdings owns 100% of the CRII Voting Common Stock, and entities owned by Daniel Shaeffer, Chad Christensen and Gregg Christensen own approximately 95% of CR Holdings. Daniel Shaeffer, Chad Christensen and Gregg Christensen are three of the five directors of the CRII Board and are executive officers of CRII. Daniel Shaeffer and Chad Christensen are two of the five directors of the CCI Board and Gregg Christensen is an executive officer of CCI. As a result, directors and an executive officer of CCI, in their capacity as beneficial owners of the CRII Voting Common Stock, can approve the CRII Merger without the approval of any other stockholders of CRII. For more information regarding the ownership of CCI and CRII, see “The Companies—Cottonwood Communities, Inc.—Security Ownership of Certain Beneficial Owners” on page [68] and “The Companies—Cottonwood Residential II, Inc.—Security Ownership of Certain Beneficial Owners” on page [68].
HT Holdings owns 2,034,378 CROP Common Units, which represents approximately 17% of the outstanding CROP Common Units, and Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin beneficially own 100% of HT Holdings.
In addition to their interests in the CRII Merger as beneficial owners of the CRII Voting Common Stock and CROP Common Units, some of CRII’s and CCI’s directors and executive officers have interests in the CRII Merger that differ from, or are in addition to, the interests of the CRII stockholders and the CROP unitholders. The CRII Transaction Committee and the CRII Board were each aware of these interests and considered them, among other things, in reaching its decision to approve the CRII Merger Agreement, the CRII Merger, the CROP Merger and the other transactions contemplated by the CRII Merger Agreement.
Specifically, CROP currently controls CCI Advisor and Daniel Shaeffer, Chad Christensen and Gregg Christensen control CROP through their positions as directors and officers of CRII, the general partner of CROP, and as the majority beneficial owners of the CRII Voting Common Stock. CCI Advisor earns fees and other compensation pursuant to its advisory agreement with CCI, which will continue following consummation of the CRII Merger. Following the redemption of the CRII Voting Common Stock, as part of the Pre-Merger Transactions, Daniel Shaeffer, Chad Christensen and Gregg Christensen initially will beneficially own approximately 84.5% of CCA, the sole owner of CCI Advisor. As a result, Daniel Shaeffer, Chad Christensen and Gregg Christensen will receive a greater portion of the advisory fees paid to CCI Advisor. For information about the compensation paid to CCI Advisor before and after the CRII Merger, see “The Companies—Cottonwood Communities, Inc.—Certain Transactions with Related Persons.” Prior to the effective time of the CRII Merger, CROP will transfer the 20,000 shares of CCI Common Stock currently held by it to CCA for $200,000 and thus, CCA will become a stockholder of CCI. In addition, upon completion of the CROP Merger, CCA will become the “Special Limited Partner” of CROP and will be entitled to receive a 12.5% promotional interest, subject to a 5% hurdle and certain limitations. For more information on the promotional interest to be received by CCA, see “Summary of Fifth Amended and Restated CROP Partnership Agreement” beginning on page [186]. See “Related Transactions and Agreements” on page [125] for more information regarding the Pre-Merger Transactions described above.
Daniel Shaeffer, Chad Christensen and Gregg Christensen waived any cash severance and benefits under their respective employment agreement as a result of the termination of their employment with CRII in connection with the CRII Merger. Pursuant to the terms of their employment agreements, upon consummation of the CRII Merger and the CROP Merger, all CROP LTIP Units and CROP Special LTIP Units granted to them prior to 2021 in the aggregate amount of 286,413 will accelerate and vest in full. In addition, upon consummation of the CRII Merger and the CROP Merger, all outstanding CROP LTIP Units granted to the other officers of CRII and CROP prior to 2021 will accelerate and vest in full and all outstanding CROP Special LTIP Units granted to the other officers of CRII and CROP will remain outstanding. Effective immediately prior to the consummation of the CRII Merger, Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin will be granted an aggregate of 237,445 time-based, retention CROP LTIP Units. These new CROP LTIP Units will not accelerate in connection with the CRII Merger but will vest subject to each senior officer’s continued service following the closing. Upon consummation of the CRII Merger and the CROP Merger, all time-based CCOP LTIP Units granted to officers of CCI prior to 2021 will accelerate and vest in full.
CROP currently has $6.46 million in outstanding notes receivable from certain senior officers, the funds of which were used by such officers to make equity investments in CCA, and CROP will redeem an aggregate of 306,584 CROP Common Units in exchange for such notes as part of the Pre-Merger Transactions. Concurrently with the execution of the CRII Merger Agreement, CROP and HT Holdings, an entity that is majority owned by Daniel Shaeffer, Chad Christensen and Gregg Christensen, entered into the Tax Protection Agreement pursuant to which CROP agrees to, for a period of 10 years following the effective time of the CRII Merger, indemnify HT Holdings (including Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin, as beneficial owners of HT Holdings, and their affiliated trusts and certain other entities) against certain tax consequences of a taxable transfer of all or any portion of the properties owned, directly or indirectly, by CROP or any its subsidiaries, subject to certain conditions and limitations. See “Related Transactions and Agreements—Tax Protection Agreement.”
For a period of six years after the effective time of the CRII Merger, pursuant to the terms of the CRII Merger Agreement and subject to certain limitations, CCI will cause the Surviving Entity to honor all rights to indemnification, advancement of expenses and limitation of liability existing in favor of current and former directors, officers, employees or agents of CRII and its subsidiaries and of individuals who served in certain capacities for other entities at the request of CRII or its subsidiaries (the “Indemnified Parties”) with regard to any actual or alleged acts, errors, omissions or claims occurring prior to the effective time of the CRII Merger by reason of the Indemnified Parties’ position, such rights to be honored solely to the extent provided in (i) the governing documents of CRII or similar organizational documents or agreements of any subsidiary of CRII and (ii) any indemnification or similar agreements which CRII or any of its subsidiaries is a party or bound and which are set forth in the CRII disclosure letter.
For a period of six years after the effective time of the CRII Merger, CCI will, or will cause the Surviving Entity to, either (i) maintain the same limits for directors’ and officers’ liability insurance coverage with terms and conditions that are not less advantageous to CRII’s directors and officers than as provided in CRII’s existing policies or (ii) obtain pre-paid “tail” insurance policies for current and former directors and officers of CRII, with a claims period of at least six years from the effective time of the CRII Merger and with at least the same coverage and amount and containing terms and conditions that are not less advantageous to CRII’s directors and officers than as provided in CRII’s existing policies with respect to actions or omissions which occurred before or at the effective time of the CRII Merger (including the transactions contemplated by the CRII Merger Agreement).
Relationship of CRII and CCI
CRII is CCI’s sponsor. Daniel Shaeffer and Chad Christensen are directors and executive officers of both CRII and CCI, and Gregg Christensen is a director of CRII and Chief Legal Officer and Secretary of both CRII and CCI. CROP currently owns a majority interest in CCA, the sole owner of CCI Advisor. Following the redemption of the CRII Voting Common Stock, as part of the Pre-Merger Transactions, Daniel Shaeffer, Chad Christensen and Gregg Christensen initially will beneficially own approximately 84.5% of CCA. CROP also owns and controls CCMI, CCI’s property manager.
Directors and Management of the Combined Company After the CRII Merger
The CCI Board currently consists of five directors, including three independent directors. Pursuant to the CRII Merger Agreement, CRII has the right to designate two independent directors to the CCI Board and CCI has the right to designate one independent director to the CCI Board. R. Brent Hardy and Gentry Jensen have each submitted an irrevocable letter of resignation from the CCI Board to be effective upon the closing of the CRII Merger. Upon the consummation of the CRII Merger, the board of directors of the Combined Company after the effective time of the CRII Merger are expected to be Daniel Shaeffer, Chad Christensen, John Lunt (independent director) and two independent directors to be nominated by CRII.
The executive officers of CCI immediately prior to the effective time of the CRII Merger will continue to serve as executive officers of the Combined Company and certain executive officers of CRII will be appointed as executive officers of the Combined Company, with Daniel Shaeffer to serve as Chief Executive Officer, Chad Christensen to serve as Executive Chairman of the Board of Directors, Enzio Cassinis to serve as President,

Adam Larson continuing to serve as Chief Financial Officer, Susan Hallenberg continuing to serve as the Chief Accounting Officer and Treasurer, Gregg Christensen continuing to serve as Chief Legal Officer and Secretary, Glenn Rand to serve as Chief Operating Officer, Stan Hanks to serve as Executive Vice President, Eric Marlin to serve as Executive Vice President, Capital Markets and Paul Fredenberg to serve as Chief Investment Officer.
Regulatory Approvals Required for the CRII Merger
CRII and CCI are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the CRII Merger.

RELATED TRANSACTIONS AND AGREEMENTS
Pre-Merger Transactions
 Redemption of CRII Voting Common Stock
Prior to the closing of the CRII Merger, CRII, CROP and CR Holdings, the sole owner of the of the CRII Voting Common Stock, will enter into a redemption agreement pursuant to which, immediately prior to consummation of the CRII Merger, CRII will redeem all of its outstanding shares of CRII Voting Common Stock in exchange for an in-kind distribution by CRII to CR Holdings of CROP’s then current interest in CCA. Following the redemption, CR Holdings will distribute its interest in CCA to its members.
 CROP Transactions
Prior to the consummation of the CROP Merger:
•
CROP is expected to distribute interests in the CCA Note to the holders of the CROP Participating Partnership Units. Thereafter, CRII will distribute its share of the CCA Note to its common stockholders.

•
CROP will issue 155,441 CROP Common Units in exchange for all of the remaining interests in CC Advisors Promote – Employee Investor, LLC and CC Advisors Promote – Incentive Grant Investor, LLC. Thereafter, CROP will own 100% of CC Advisors Promote.

•
CROP will redeem 306,584 CROP Common Units held by certain senior executive in exchange for $6.46 million of notes receivables in favor of CROP, which relate to loans made to such senior executives to fund their equity investments in CCA.

Amended and Restated Promissory Note of CCA and CROP
CCA is the issuer of a $13 million note in favor of CROP dated January 1, 2021 (the “CCA Note”). The CCA Note has a ten-year term with an interest rate of 7.0%. Principal and interest are to be paid monthly.
The CCA Note will accelerate upon termination of the Advisory Agreement to the extent of amounts then owed by CROP to CC Advisors III, LLC (the “Advisor”). If such acceleration occurs and CROP holds the CCA Note, then CCI may offset its termination payments by the accelerated portion of the CCA Note.
Tax Protection Agreement
Concurrently with the execution of the CRII Merger Agreement, CROP and HT Holdings entered into a tax protection agreement (the “Tax Protection Agreement”), which will become effective at the effective time of the CROP Merger. Pursuant to the Tax Protection Agreement, CROP agrees to indemnify the Protected Partners against certain tax consequences of a taxable transfer of all or any portion of the Protected Properties or any interest therein, subject to certain conditions and limitations. CROP’s tax obligations under the Tax Protection Agreement will expire one day after the 10th anniversary of the effective date of the Tax Protection Agreement, subject to certain limitations.
If CROP is required to indemnify a Protected Partner under the terms of the Tax Protection Agreement, the sole right of such Protected Partner is to receive from CROP a payment in an amount equal to such Protected Partner’s tax liability using the highest U.S. federal income tax rate applicable to the character of the gain and state income tax rate in the state where the Protected Partner resides, such payment to be grossed up so that the net amount received after such gross-up is equal to the required payment. CROP will permit the Protected Partners to guarantee up to $50 million in the aggregate of CROP’s liabilities to avoid certain adverse tax consequences. Either CROP or the Protected Partners may elect to transfer assets or receive a distribution of assets equal to the net fair market value of the CROP units held by the Protected Partners in full liquidation and redemption of the CROP Units held by Protected Partners.
For purposes of the Tax Protection Agreement:
“HT Holdings Units” refers to the limited partner interests in HT Holdings which were outstanding at the effective time of the CROP Merger.

“Permitted Transferee” refers to any person who holds HT Holdings Units and who acquired such HT Holdings Units from HT Holdings or another Permitted Transferee in a permitted disposition (generally includes transfers to family members, family trusts, beneficiaries of trusts and partners or members of entities), in which such person’s adjusted basis in such HT Holdings Units, as determined for U.S. federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of HT Holdings (or such other Permitted Transferee) in such HT Holdings Units and who has notified the CROP of its status as a Permitted Transferee, subject to certain conditions and limitations.
“Protected Partners” refers to HT Holdings and each Permitted Transferee.
“Protected Properties” refers to the properties owned by CROP on the effective date of the Tax Protection Agreement, including any and all replacement property received in exchange for all or any portion of the Protected Properties pursuant to Code Section 1031, Code Section 1033, any other Code provision that provides for the non-recognition of income or gain or any transaction pursuant to which the tax basis of such property is determined in whole or in part by reference to the tax basis of all or any portion of the Protected Properties.
LTIP Units
 Acceleration of LTIP Units
Daniel Shaeffer, Chad Christensen and Gregg Christensen waived any cash severance and benefits under their respective employment agreement as a result of the termination of their employment with CRII in connection with the CRII Merger. Pursuant to the terms of their employment agreements, upon consummation of the CRII Merger and the CROP Merger, all CROP LTIP Units and CROP Special LTIP Units granted to them prior to 2021 in the aggregate amount of 286,413 will accelerate and vest in full. In addition, upon consummation of the CRII Merger and the CROP Merger, all outstanding CROP LTIP Units granted to the other officers of CRII and CROP prior to 2021 will accelerate and vest in full and all outstanding CROP Special LTIP Units granted to the other officers of CRII and CROP will remain outstanding.
Upon consummation of the CRII Merger and the CROP Merger, all time-based CCOP LTIP Units granted to officers of CCI prior to 2021 will accelerate and vest in full. All performance-based CCOP LTIP Units issued and outstanding immediately prior to the effective time of the CROP Merger will convert into the right to receive one CROP LTIP Unit, and will continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger.
 Grant of New Retention LTIP Units
Effective immediately prior to the consummation of the CRII Merger, Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin will be granted an aggregate of 237,445 time-based, retention CROP LTIP Units. These new CROP LTIP Units will not accelerate in connection with the CRII Merger but will vest subject to each senior officer’s continued service following the closing.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax consequences of the CRII Merger to U.S. holders and non-U.S. holders (each as defined below) of shares of CRII stock and of the ownership and disposition of CCI stock received in the CRII Merger.
This summary is for general information only and is not tax advice. This summary assumes that holders of CRII stock and CCI stock hold such stock as a capital asset within the meaning of Section 1221 of the Code. This summary is based upon the Code, Treasury Regulations promulgated under the Code, referred to herein as Treasury Regulations, judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements, in each case, as applicable to the CRII Merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to persons or entities that are subject to special treatment under U.S. federal income tax law, including, for example:
•	banks, insurance companies and other financial institutions;
•	tax-exempt organizations or governmental organizations;
•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	persons or entities who hold shares of CRII stock (or, following the CRII Merger, CCI stock) pursuant to the exercise of any employee stock option or otherwise as compensation;
•	individuals subject to the alternative minimum tax;
•	regulated investment companies and REITs;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	broker, dealers or traders in securities;
•	U.S. expatriates and former citizens or long-term residents of the United States;
•
persons holding shares of CRII stock (or, following the CRII Merger, CCI stock) as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons or entities deemed to sell CRII stock (or, following the CRII Merger, CCI stock) under the constructive sale provisions of the Code;
•	United States persons or entities whose functional currency is not the U.S. dollar;
•	tax-qualified retirement plans;
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by one or more qualified foreign pension funds;
•	“qualified shareholders” as defined in Section 897(k)(3)(A) of the Code; or
•	persons or entities subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.
For purposes of this summary, a “holder” means a beneficial owner of shares of CRII stock (or, following the CRII Merger, of CCI stock), and a “U.S. holder,” means a holder that, for U.S. federal income tax purposes, is or is treated as:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of the Code) or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this summary, a “non-U.S. holder” means a beneficial owner of shares of CRII stock that is not (i) a partnership, (ii) a U.S. holder or (iii) otherwise subject to special treatment under the Code.
If an entity, or other arrangement, treated as a partnership for U.S. federal income tax purposes holds shares of CRII stock (or, following the CRII Merger, CCI stock), the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of CRII stock (or, following the CRII Merger, CCI stock) and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
This discussion of material U.S. federal income tax consequences of the CRII Merger and of the ownership and disposition of CCI stock received in the CRII Merger is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.
For purposes of this summary, the term “Combined Company” means either the Combined Company or the Fully Combined Company, as applicable.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES OF THE CRII MERGER AND THE OWNERSHIP AND DISPOSITION OF CCI STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Material U.S. Federal Income Tax Consequences of the CRII Merger
 Qualification of the CRII Merger as a Reorganization
The parties intend for the CRII Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the completion of the CRII Merger that Goodwin Procter render an opinion to CRII and DLA Piper render an opinion to CCI to the effect that the CRII Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by CCI and CRII regarding factual matters (including those contained in the tax representation letters provided by CCI and CRII), and covenants undertaken by CCI and CRII. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the CRII Merger could differ materially from those described in the tax opinions and in this summary. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the CRII Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. Accordingly, the tax opinions are not a guarantee of the legal outcome of the CRII Merger or any tax benefits that may be derived from the CRII Merger.
 Consequences of the CRII Merger
Holders of CRII Stock. The following discussion summarizes certain material U.S. federal income tax consequences of the CRII Merger assuming the CRII Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.
A holder of CRII stock will receive solely CCI stock in exchange for shares of CRII stock pursuant to the CRII Merger and generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of CCI stock in exchange for shares of CRII stock in connection with the CRII Merger.
A holder will have an aggregate tax basis in CCI stock it receives in the CRII Merger equal to the holder’s aggregate tax basis in its CRII stock surrendered pursuant to the CRII Merger. If a holder acquired any of its shares of CRII stock at different prices and/or at different times, Treasury Regulations provide guidance on how such holder may allocate its tax basis to CCI stock received in the CRII Merger. Such holders should consult their tax advisors regarding the proper allocation of their basis among CCI stock received in the CRII Merger under these Treasury Regulations.
The holding period of CCI stock received by a holder in connection with the CRII Merger will include the holding period of CRII stock surrendered in connection with the CRII Merger. Holders owning blocks of CRII stock acquired at different times or different prices should consult their tax advisors with respect to identifying the holding periods of the particular shares of CCI stock received in the CRII Merger.
CRII and CCI. Neither CRII nor CCI will recognize gain or loss for U.S. federal income tax purposes upon the transfer of CRII’s assets and liabilities to CCI pursuant to the CRII Merger.
 Certain Reporting Requirements
Under applicable Treasury Regulations, “significant holders” of CRII stock generally will be required to comply with certain reporting requirements. A U.S. holder is a “significant holder” if, immediately before the CRII Merger, such holder held 1% or more, by vote or value, of the total outstanding CRII stock or had a basis in CRII non-stock securities of at least $1,000,000. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the closing of the CRII Merger. That statement must set forth the holder’s tax basis in, and the fair market value of, the shares of CRII stock surrendered pursuant to the CRII Merger (both as determined immediately before the surrender of shares), the date of the CRII Merger, and the name and employer identification number of CCI, CRII and Merger Sub, and the holder will be required to retain permanent records of these facts. U.S. holders should consult their tax advisors as to whether they may be treated as a “significant holder.”
THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE CRII MERGER. HOLDERS OF CRII STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE CRII MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
REIT Qualification of CRII and CCI
 Tax Opinions from Counsel Regarding REIT Qualification of CRII and CCI
It is a condition to the obligation of CRII to complete the CRII Merger that CRII receive an opinion of DLA Piper (or other counsel to CCI reasonably satisfactory to CRII) to the effect that, commencing with CCI’s taxable year ended on December 31, 2019, CCI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation will enable it to meet, through the closing of the CRII Merger, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by CCI. This opinion will not be binding on the IRS or the courts.
In addition, it is a condition to the obligation of CCI to complete the CRII Merger that CCI receive an opinion of DLA Piper (or other counsel to CRII reasonably satisfactory to CCI) to the effect that, commencing with CRII’s taxable year ended on December 31, 2018, CRII has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation will enable it to meet, through the closing of the CRII Merger, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by CRII. This opinion will not be binding on the IRS or the courts.
The Combined Company intends to continue to operate in a manner to qualify as a REIT following the CRII Merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, there can be no assurance that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.
 Tax Liabilities and Attributes Inherited from CRII
If CRII failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, CRII would be liable for (and the Combined Company would be obligated to pay) U.S. federal corporate income tax on its taxable income for such years, and, assuming the CRII Merger qualified as a reorganization within the meaning of Section 368(a) of the Code, the Combined Company must distribute any earnings and profits of CRII by the close of the taxable year in which the CRII Merger occurs and would be subject to tax on the built-in gain on each CRII asset existing at the time of the CRII Merger if the Combined Company were to dispose of the CRII asset in a taxable transaction during the five-year period following the CRII Merger. Such tax would be imposed at the highest regular corporate rate in effect as of the date of the sale. Moreover, even if CRII qualified as a REIT at all relevant times, the Combined Company similarly would be liable for other unpaid taxes (if any) of CRII (such as the 100% tax on gains from any sales treated as “prohibited transactions”). Furthermore, after the CRII Merger the asset and gross income tests applicable to REITs will apply to all of the assets of the Combined Company, including the assets the Combined Company acquires from CRII, and to all of the gross income of the Combined Company, including the income derived from the assets the Combined Company acquires from CRII. As a result, the nature of the assets that the Combined Company acquires from CRII and the gross income the Combined Company derives from such assets will be taken into account in determining the qualification of the Combined Company as a REIT.
Qualification as a REIT requires CRII to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described below with respect to CRII. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which were not entirely within the control of CRII.
Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of CCI Stock
This section summarizes the material U.S. federal income tax consequences generally resulting from the Combined Company being taxed as a REIT and the acquisition, ownership and disposition of CCI stock. Note that “CCI” and “Combined Company” are interchangeable solely for purposes of this discussion.
The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and taxation as a REIT are highly technical and complex. You are urged to consult your tax advisor regarding the specific tax consequences to you of the acquisition, ownership and disposition of the securities of the Combined Company and of the election of CCI to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign and other tax consequences of such acquisition, ownership, disposition and election, and regarding potential changes in applicable tax laws.
 Taxation of the Combined Company
CCI has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 2019. CCI believes that it has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code beginning with its taxable year ended December 31, 2019, and that its intended manner of operation will enable the Combined Company to continue to meet the requirements for qualification as a REIT for U.S. federal income tax purposes. However, qualification and taxation as a REIT depend upon the Combined Company’s ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that CCI has been organized and has operated, or that the Combined Company will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” for potential tax consequences if the Combined Company fails to qualify as a REIT.
Provided the Combined Company qualifies for taxation as a REIT, it generally will not be required to pay U.S. federal corporate income taxes on its REIT taxable income that is currently distributed to its stockholders.

This treatment substantially eliminates the “double taxation” (i.e. taxation at both the corporate and the stockholder levels) that generally results from investment in a C corporation. The Combined Company will, however, be subject to U.S. federal income taxes as follows:
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First, the Combined Company will be required to pay regular U.S. federal corporate income tax on any REIT taxable income, including net capital gain, that it does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

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Second, if the Combined Company has (i) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, the Combined Company will be required to pay regular U.S. federal corporate income tax on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property the Combined Company acquired through foreclosure or after a default on a loan secured by the property or a lease of the property. See “—Foreclosure Property.”

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Third, the Combined Company will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

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Fourth, if the Combined Company fails to satisfy the 75% gross income test or the 95% gross income test, as described below, but has otherwise maintained its qualification as a REIT because certain other requirements are met, it will be required to pay a tax equal to (i) the greater of (A) the amount by which it fails to satisfy the 75% gross income test and (B) the amount by which it fails to satisfy the 95% gross income test, multiplied by (ii) a fraction intended to reflect its profitability.

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Fifth, if the Combined Company fails to satisfy any of the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test), as described below, due to reasonable cause and not due to willful neglect, and the Combined Company nonetheless maintains its REIT qualification because of specified cure provisions, it will be required to pay a tax equal to the greater of $50,000 or the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused the Combined Company to fail such test.

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Sixth, if the Combined Company fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, the Combined Company may retain its REIT qualification, but it will be required to pay a penalty of $50,000 for each such failure.

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Seventh, the Combined Company will be required to pay a 4% nondeductible excise tax to the extent it fails to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for the year, (ii) 95% of its capital gain net income for the year and (iii) any undistributed taxable income from prior periods.

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Eighth, if the Combined Company acquires any asset from a corporation that is or has been a C corporation in a transaction in which the Combined Company’s tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which it acquired the asset, and it subsequently recognizes gain on the disposition of the asset during the five-year period beginning on the date on which it acquired the asset, then it generally will be required to pay regular U.S. federal corporate income tax on this gain to the extent of the excess of (i) the fair market value of the asset over (ii) its adjusted tax basis in the asset, in each case determined as of the date on which it acquired the asset.

•	Ninth, the Combined Company’s subsidiaries that are C corporations, including its TRSs described below, generally will be required to pay regular U.S. federal corporate income tax on their earnings.
•	Tenth, the Combined Company will be required to pay a 100% excise tax on transactions with its TRSs that are not conducted on an arm’s-length basis.

The Combined Company and its subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on its assets and operations.
 Requirements for Qualification as a REIT
The Code defines a REIT as a corporation, trust or association that satisfied each of the following requirements:
(1)	It is managed by one or more trustees or directors;
(2)	Its beneficial ownership is evidenced by transferable shares of stock, or by transferable shares or certificates of beneficial ownership;
(3)	It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;
(4)	It is not a financial institution or an insurance company within the meaning of certain provisions of the Code;
(5)	It is beneficially owned by 100 or more persons;
(6)
Not more than 50% in value of the outstanding stock or shares of beneficial interest of which are owned, actually or constructively, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of each taxable year;

(7)
It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to qualify to be taxed as a REIT for U.S. federal income tax purposes;

(8)	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws; and
(9)	It meets certain other requirements, described below, regarding the sources of its gross income, the nature and diversification of its assets and the distribution of its income.
The Code provides that requirements (1) through (4), and (8) must be satisfied during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT (which, in CCI’s case, was 2019). For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust. For purposes of requirement (8) above, CCI has and the Combined Company will continue to have a calendar taxable year, and thereby satisfies this requirement.
CCI believes that it has been organized and has operated in a manner that has allowed CCI, and will continue to allow the Combined Company, to satisfy conditions (1) through (9) during the relevant time periods. In addition, the CCI Charter provides for restrictions regarding ownership and transfer of CCI’s shares that are intended to assist it in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to the CCI stock is contained in the discussion in this information statement/prospectus under “Description of Capital Stock—Restriction on Ownership of Shares of Capital Stock” beginning on page [175]. These restrictions, however, do not ensure that CCI has previously satisfied, and may not ensure that the Combined Company will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If the Combined Company fails to satisfy these share ownership requirements, except as provided in the next sentence, its status as a REIT will terminate. If, however, the Combined Company complies with the rules contained in applicable Treasury Regulations that require the Combined Company to ascertain the actual ownership of its shares and it does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, it will be treated as having met this requirement. See “—Failure to Qualify.”

 Ownership of Interests in Partnerships and Limited Liability Companies
The Combined Company owns various direct and indirect interests in entities that are partnerships and limited liability companies for state law purposes. A partnership or limited liability company that has a single owner, as determined under U.S. federal income tax laws, generally is disregarded from its owner for U.S. federal income tax purposes. Many of the partnerships and limited liability companies owned by the Combined Company currently are disregarded from their owners for U.S. federal income tax purposes because such entities are treated as having a single owner for U.S. federal income tax purposes. Consequently, the assets and liabilities, and items of income, deduction, and credit, of such entities will be treated as its assets and liabilities, and items of income, deduction, and credit, for U.S. federal income tax purposes, including the application of the various REIT qualification requirements.
An unincorporated domestic entity with two or more owners, as determined under the U.S. federal income tax laws, generally is taxed as a partnership for U.S. federal income tax purposes. In the case of a REIT that is an owner in an entity that is taxed as a partnership for U.S. federal income tax purposes, the REIT is treated as owning its proportionate share of the assets of the entity and as earning its allocable share of the gross income of the entity for purposes of the applicable REIT qualification tests. Thus, its proportionate share of the assets and items of gross income of CROP or any other partnership, joint venture or limited liability company that is taxed as a partnership for U.S. federal income tax purposes is treated as the assets and items of gross income of the Combined Company for purposes of applying the various REIT qualification tests. For purposes of the 10% value test (described in “—Asset Tests”), its proportionate share is based on its proportionate interest in the equity interests and certain debt securities issued by the entity. For all of the other asset and income tests, its proportionate share is based on its proportionate interest in the capital of the entity. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of the Combined Company’s Ownership of Interests in Entities Taxable as Partnerships.”
The Combined Company has control of its operating partnerships and the subsidiary partnerships and limited liability companies and intends to operate them in a manner consistent with the requirements for the Combined Company’s qualification as a REIT. If the Combined Company becomes a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize the Combined Company’s status as a REIT or require it to pay tax, the Combined Company may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause the Combined Company to fail a gross income or asset test, and that the Combined Company would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In such a case, the Combined Company could fail to qualify as a REIT unless it were entitled to relief, as described below.
 Ownership of Interests in Qualified REIT Subsidiaries
The Combined Company may from time to time own and operate certain properties through wholly owned subsidiaries that it intends to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as the Combined Company’s qualified REIT subsidiary if the Combined Company owns 100% of the corporation’s outstanding stock and does not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal income tax requirements described in this discussion, any qualified REIT subsidiaries the Combined Company owns are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as the Combined Company’s assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and the Combined Company’s ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”
 Ownership of Interests in TRSs
The Combined Company and its operating partnerships own interests in companies that have elected, together with the Combined Company, to be treated as the Combined Company’s TRSs, and it may acquire securities in additional TRSs in the future. A TRS is a corporation (or other entity treated as a corporation for

U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS.
Restrictions imposed on REITs and their TRSs are intended to ensure that TRSs will be subject to appropriate levels of U.S. federal income taxation. These restrictions impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis, such as any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of the REIT’s tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to its parent REIT that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to its parent REIT or on its behalf. Rents will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Dividends paid to a parent REIT from a TRS, will be treated as dividend income received from a corporation. The foregoing treatment of TRSs may reduce the cash flow generated by the Combined Company and its subsidiaries in the aggregate and its ability to make distributions to its stockholders and may affect its compliance with the gross income tests and asset tests.
A TRS generally may be used by a REIT to undertake indirectly activities that the REIT requirements might otherwise preclude the REIT from doing directly, such as the provision of noncustomary tenant services or the disposition of property held for sale to customers. See “—Gross Income Tests—Rents from Real Property” and “—Gross Income Tests—Prohibited Transaction Income.” A TRS is subject to U.S. federal income tax as a regular C corporation. A REIT’s ownership of securities of a TRS is not subject to the 5% asset test, the 10% vote test or the 10% value test described below. See “—Asset Tests.”
 Ownership of Interests in Subsidiary REITs
The Combined Company may acquire direct or indirect interests in one or more entities that have elected or will elect to be taxed as REITs under the Code (each, a “Subsidiary REIT”). A Subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to the Combined Company. If a Subsidiary REIT were to fail to qualify as a REIT, then (i) that Subsidiary REIT would become subject to U.S. federal income tax and (ii) the Subsidiary REIT’s failure to qualify could have an adverse effect on the Combined Company’s ability to comply with the REIT income and asset tests, and thus could impair the Combined Company’s ability to qualify as a REIT unless it could avail itself of certain relief provisions.
 Gross Income Tests
The Combined Company must satisfy two gross income tests annually to qualify and maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year generally must consist of the following:
•	rents from real property;
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interest on debt secured by mortgages on real property or on interests in real property and interest on debt secured by mortgages on both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	dividends or other distributions on, and gain from the sale of, stock or shares of beneficial interest in other REITs;
•	gain from the sale of real estate assets (other than gain from prohibited transactions);
•	income and gain derived from foreclosure property; and
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income derived from the temporary investment of new capital attributable to the issuance of its stock or a public offering of its debt with a maturity date of at least five years and that the Combined Company received during the one-year period beginning on the date on which the Combined Company received such new capital.

Second, in general, at least 95% of its gross income for each taxable year must consist of income that is qualifying for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (including interest and gain from Nonqualified Publicly Offered REIT Debt Instruments”) or any combination of these.
Cancellation of indebtedness income and gross income from certain sales of property that the Combined Company holds primarily for sale to customers in the ordinary course of business will be excluded from gross income for purposes of the 75% and 95% gross income tests. In addition, gains from “hedging transactions,” as defined in “—Hedging Transactions,” that are clearly and timely identified as such will be excluded from gross income for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.
The following paragraphs discuss the specific application of certain relevant aspects of the gross income tests to the Combined Company.
Rents from Real Property. Rents the Combined Company receives from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:
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The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount the Combined Company receives or accrues generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

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Neither the Combined Company nor an actual or constructive owner of 10% or more of its capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents the Combined Company receives from such a tenant that is a TRS of the Combined Company, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by the Combined Company’s other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease;

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Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, the Combined Company may transfer a portion of such personal property to a TRS; and

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The Combined Company generally may not operate or manage the property or furnish or render noncustomary services to its tenants, subject to a 1% de minimis exception and except as provided below. The Combined Company may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, the Combined Company may employ an independent contractor from whom it derives no revenue to provide customary services to the Combined Company’s tenants, or a TRS (which may be wholly or partially owned by the Combined Company) to provide both customary and non-customary services to the Combined Company’s tenants without causing the rent the Combined Company receives from those tenants to fail to qualify as “rents from real property.”

The Combined Company generally does not intend, and, as the managing member of the general partner of its operating partnerships, it does not intend to permit its operating partnerships, to take actions it believes will cause it to fail to satisfy the rental conditions described above. However, there can be no assurance that the IRS would not challenge its conclusions, including the calculation of its personal property ratios, or that a court would agree with its conclusions. If such a challenge were successful, the Combined Company could fail to satisfy the 75% or 95% gross income test and thus potentially lose its REIT status.
Interest. For purposes of the 75% and 95% gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. In addition, an amount that is based on the income or profits of a debtor will be qualifying interest income as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in such real property, but only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.
Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. Except as provided below, in cases where a mortgage loan is secured by both real property and other property, if the outstanding principal balance of a mortgage loan during the year exceeds the value of the real property securing the loan at the time the Combined Company committed to acquire the loan, the loan will be treated as secured by real property. Notwithstanding the foregoing, a mortgage loan secured by both real property and personal property will be treated as a wholly qualifying real estate asset and all interest will be qualifying income for purposes of the 75% gross income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan.
Prohibited Transaction Income. Any gain that the Combined Company realizes on the sale of property (other than any foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including its share of any such gain realized by its operating partnerships, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. As the managing member of the general partner of its operating partnerships, the Combined Company intends to cause its operating partnerships to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with its investment objectives. The Combined Company does not intend and does not intend to permit its operating partnerships or its subsidiary partnerships or limited liability companies to enter into any sales that are prohibited transactions.
However, the IRS may successfully contend that some or all of the sales made by the Combined Company’s operating partnerships or its subsidiary partnerships or limited liability companies are prohibited transactions. The Combined Company would be required to pay the 100% penalty tax on its allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains from the sale of assets that are held through a TRS, but such income will generally be subject to regular U.S. federal corporate income tax.
Hedging Transactions. From time to time, the Combined Company may enter into hedging transactions with respect to one or more of its assets or liabilities. The Combined Company’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (i) any transaction the Combined Company enters into in the normal course of its business primarily to manage risk of (A) interest rate changes or fluctuations with respect to borrowings made or to be made by it to acquire or carry real estate assets, or (B) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income tests or any property which generates such income and (ii) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that the Combined Company does not properly identify such transactions as hedges or it hedges with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. The Combined Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

TRS Income. To the extent the Combined Company’s TRSs pay dividends or interest, its allocable share of such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except to the extent the interest is paid on a loan that is adequately secured by real property). The Combined Company will monitor the amount of the dividend and other income from its TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although the Combined Company expects these actions will be sufficient to prevent a violation of the gross income tests, it cannot guarantee that such actions will in all cases prevent such a violation.
Failure to Satisfy Gross Income Tests. The Combined Company intends to monitor its sources of income, including any non-qualifying income received by it, and manage its assets so as to ensure its compliance with the gross income tests. If the Combined Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, the Combined Company may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. The Combined Company generally may make use of the relief provisions if (i) its failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following its identification of the failure to meet the 75% or 95% gross income tests for any taxable year, it files a schedule with the IRS setting forth each item of its gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with the applicable Treasury Regulations.
It is not possible, however, to state whether in all circumstances the Combined Company would be entitled to the benefit of these relief provisions. As discussed above in “—Taxation of the Combined Company,” even if these relief provisions apply, and the Combined Company retains its status as a REIT, a tax would be imposed with respect to its nonqualifying income.
 Asset Tests
At the close of each calendar quarter of its taxable year, the Combined Company must also satisfy certain tests relating to the nature and diversification of its assets.
First, at least 75% of the value of the Combined Company’s total assets must generally consist of:
•	Cash or cash items, including certain receivables and shares in certain money market funds;
•	Government securities;
•	Interests in real property, including leaseholds and options to acquire real property and leaseholds;
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Interests in mortgage loans secured by real property, and interests in mortgage loans secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	Stock or shares of beneficial interest in other REITs;
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Investments in stock or debt instruments during the one-year period following its receipt of new capital that the Combined Company raises through equity offerings or public offerings of debt with at least a five-year term;

•	Debt instruments of publicly offered REITs; and
•	Personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.
Second, under the “5% asset test,” of the Combined Company’s assets that are not qualifying assets for purposes of the 75% asset test described above, the value of the Combined Company’s interest in any one issuer’s securities may not exceed 5% of the value of its total assets.
Third, of the Combined Company’s assets that are not qualifying assets for purposes of the 75% asset test described above, the Combined Company may not own more than 10% of the voting power of any one issuer’s outstanding securities, or the “10% vote test,” or more than 10% of the value of any one issuer’s outstanding securities, or the “10% value test.”
Fourth, no more than 20% (25% for taxable years beginning before January 1, 2018) of the value of the Combined Company’s total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of the Combined Company’s total assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.
Sixth, not more than 25% of the value of the Combined Company’s total assets may be represented by debt instruments of “publicly offered REITs” to the extent those debt instruments are not secured by real property or an interest in real property.
For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include securities that qualify under the 75% asset test, securities of a TRS and equity interests in an entity taxed as a partnership for U.S. federal income tax purposes. For purposes of the 10% value test, the term “securities” also does not include: certain “straight debt” securities; any loan to an individual or an estate; most rental agreements and obligations to pay rent; any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes in which the Combined Company is an owner to the extent of its proportionate interest in the debt and equity securities of the entity; and any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes if at least 75% of the entity’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”
From time to time the Combined Company may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a TRS. The Combined Company intends that its ownership of any such securities will be structured in a manner that allows it to comply with the asset tests described above. The Combined Company believes that the assets that the Combined Company holds satisfy the foregoing asset test requirements. The Combined Company will not obtain, nor is the Combined Company required to obtain under the U.S. federal income tax laws, independent appraisals to support its conclusions as to the value of its assets and securities. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that its ownership of securities and other assets violates one or more of the asset tests applicable to REITs.
Failure to Satisfy Asset Tests. The Combined Company will monitor the status of its assets for purposes of the various asset tests and will manage its portfolio in order to comply at all times with such tests. Nevertheless, if the Combined Company fails to satisfy the asset tests at the end of a calendar quarter, it will not lose its REIT status if (i) the Combined Company satisfied the asset tests at the end of the preceding calendar quarter and (ii) the discrepancy between the value of the Combined Company’s assets and the asset test requirements arose from changes in the market values of its assets and was not caused, in part or in whole, by the acquisition of one or more non-qualifying assets. If the Combined Company did not satisfy the second condition described in the preceding sentence, the Combined Company still could avoid REIT disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.
In the event that the Combined Company violates the 5% asset test, the 10% vote test or the 10% value test described above, the Combined Company will not lose its REIT status if (i) the failure is de minimis (up to the lesser of 1% of its assets or $10 million) and (ii) the Combined Company disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which the Combined Company identifies such failure. In the event of a failure of any of such asset tests other than a de minimis failure, as described in the preceding sentence, the Combined Company will not lose its REIT status if (i) the failure was due to reasonable cause and not to willful neglect, (ii) the Combined Company files a description of each asset causing the failure with the IRS, (iii) the Combined Company disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which the Combined Company identifies the failure and (iv) the Combined Company pays a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate multiplied by the net income from the non-qualifying assets during the period in which the Combined Company failed to satisfy the asset tests.
 Annual Distribution Requirements
To maintain the Combined Company’s qualification as a REIT, each taxable year it is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:
•	90% of its REIT taxable income; and
•	90% of its after-tax net income, if any, from foreclosure property; minus
•	the excess of the sum of certain items of non-cash income over 5% of its REIT taxable income.

For these purposes, the Combined Company’s REIT taxable income is computed without regard to the dividends paid deduction and its net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.
The Combined Company generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. Dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by the Combined Company and received by its stockholders on December 31 of the year in which they are declared. Additionally, at the Combined Company’s election, a distribution will be treated as paid in a taxable year if it is declared before the Combined Company timely files its tax return for such year and is paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by the Combined Company’s stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement.
In order to be taken into account for purposes of the Combined Company’s distribution requirement, except as provided below, the amount distributed must not be preferential – i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made by the Combined Company, provided it qualifies as a “publicly offered REIT.” CCI believes that it is, and expects the Combined Company will continue to be, a publicly offered REIT. However, Subsidiary REITs that the Combined Company may own from time to time may not be publicly offered REITs.
To the extent that the Combined Company does not distribute all of its net capital gain, or distributes at least 90%, but less than 100%, of its REIT taxable income, it will be required to pay regular U.S. federal corporate income tax on the undistributed amount. CCI believes that it has made, and the Combined Company intends to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize its corporate tax obligations. In this regard, the partnership agreements of the Combined Company’s operating partnerships authorize the Combined Company to take such steps as may be necessary to cause its operating partnerships to distribute to its partners an amount sufficient to permit the Combined Company to meet these distribution requirements and to minimize its corporate tax obligation.
Under some circumstances, the Combined Company may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. In that case, the Combined Company may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, the Combined Company will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of the Combined Company’s REIT distribution requirements, it will be treated as an additional distribution to the Combined Company’s stockholders in the year such dividend is paid. In addition, if a dividend the Combined Company has paid is treated as a preferential dividend, in lieu of treating the dividend as not counting toward satisfying the 90% distribution requirement, the IRS may provide a remedy to cure such failure if the IRS determines that such failure is (or is of a type that is) inadvertent or due to reasonable cause and not due to willful neglect.
Furthermore, the Combined Company will be required to pay a 4% excise tax to the extent it fails to distribute during each calendar year at least the sum of 85% of its ordinary income for such year, 95% of its capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.
CCI expects that the Combined Company’s REIT taxable income will be less than its cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, CCI anticipates that the Combined Company generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. However, from time to time, the Combined Company may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining its taxable income. In addition, the Combined Company may decide to retain its cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, the Combined Company may borrow funds to pay dividends or pay dividends in the form of taxable stock distributions in order to meet the distribution requirements, while preserving its cash.
 Like-Kind Exchanges
The Combined Company and/or its subsidiaries may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require the Combined Company to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, or deficiency dividends, depending on the facts and circumstances surrounding the particular transaction.
 Foreclosure Property
The foreclosure property rules permit the Combined Company (by its election) to foreclose or repossess properties without being disqualified as a REIT as a result of receiving income that does not qualify under the gross income tests. However, in such a case, the Combined Company would be subject to the U.S. federal corporate income tax on the net non-qualifying income from “foreclosure property,” and the after-tax amount would increase the dividends it would be required to distribute to stockholders. See “—Annual Distribution Requirements.” This corporate tax would not apply to income that qualifies under the REIT 75% gross income test.
Foreclosure property treatment will end on the first day on which the Combined Company enters into a lease of the applicable property that will give rise to income that does not qualify under the REIT 75% gross income test, but will not end if the lease will give rise only to qualifying income under such test. Foreclosure property treatment also will end if any construction takes place on the property (other than completion of a building or other improvement that was more than 10% complete before default became imminent). Foreclosure property treatment (other than for qualified health care property) is available for an initial period of three years and may, in certain circumstances, be extended for an additional three years. Foreclosure property treatment for qualified health care property is available for an initial period of two years and may, in certain circumstances, be extended for an additional four years.
 Failure to Qualify
If the Combined Company discovers a violation of a provision of the Code that would result in its failure to qualify as a REIT, certain specified cure provisions may be available to it. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If the Combined Company fails to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, it will be required to pay regular U.S. federal corporate income tax on its taxable income. Distributions to stockholders in any year in which the Combined Company fails to qualify as a REIT will not be deductible by it. As a result, CCI anticipates that the Combined Company’s failure to qualify as a REIT would reduce the cash available for distribution by it to its stockholders. In addition, if the Combined Company fails to qualify as a REIT, it will not be required to distribute any amounts to its stockholders and all distributions to stockholders will be taxable as regular corporate dividends to the extent of its current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate stockholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026, subject to certain limitations and a minimum 45 day holding period with respect to the Combined Company’s stock. If the Combined Company fails to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by it. Unless entitled to relief under specific statutory provisions, the Combined Company would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which it loses its qualification. It is not possible to state whether in all circumstances the Combined Company would be entitled to this statutory relief.

Tax Aspects of the Combined Company’s Ownership of Interests in Entities Taxable as Partnerships
The Combined Company may own interests in partnerships, including CROP. CROP is treated as a partnership for U.S. federal tax purposes. The following discussion summarizes the material U.S. federal income tax considerations that are applicable to the Combined Company’s direct and indirect investments in entities that are treated as partnerships for U.S. federal income tax purposes. The following discussion does not address state or local tax laws or any U.S. federal tax laws other than income tax laws.
 Classification as Partnerships
The Combined Company is required to include in its income its distributive share of each partnership’s income and are allowed to deduct its distributive share of each partnership’s losses, but only if the partnership is classified for U.S. federal income tax purposes as a partnership rather than as a corporation or an association treated as a corporation. An unincorporated entity with at least two owners, as determined for U.S. federal income tax purposes, will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it (i) is treated as a partnership under the Treasury Regulations relating to entity classification, or the “check-the-box regulations” and (ii) is not a “publicly traded partnership.”
Under the check-the-box regulations, an unincorporated domestic entity with at least two owners may elect to be classified either as an association treated as a corporation or as a partnership for U.S. federal income tax purposes. If such an entity does not make an election, it generally will be taxed as a partnership for U.S. federal income tax purposes. CROP intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association treated as a corporation.
A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership generally is treated as a corporation for U.S. federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, the “90% passive income exception.” The Treasury Regulations provide limited safe harbors from treatment as a publicly traded partnership. If any partnership, including an operating partnership, does not qualify for any safe harbor and is treated as a publicly traded partnership, CCI believes that such partnership would have sufficient qualifying income to satisfy the 90% passive income exception and, therefore, would not be treated as a corporation for U.S. federal income tax purposes.
CCI has not requested, and does not intend to request, a ruling from the IRS that any of its subsidiary partnerships is or will be classified as a partnership for U.S. federal income tax purposes. If, for any reason, a subsidiary partnership was treated as a corporation, rather than as a partnership, for U.S. federal income tax purposes, the Combined Company may not be able to qualify as a REIT, unless it qualifies for certain statutory relief provisions. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in a subsidiary partnership’s status for U.S. federal income tax purposes might be treated as a taxable event, in which case CCI might incur tax liability without any related cash distribution. See “—Annual Distribution Requirements.” Further, items of income and deduction of the subsidiary partnership would not pass through to CCI, and CCI would be treated as a shareholder for U.S. federal income tax purposes. Consequently, the subsidiary partnership would be required to pay income tax at U.S. federal corporate income tax rates on its net income, and distributions to CCI would constitute dividends that would not be deductible in computing the partnership’s taxable income.
 Allocations of Income, Gain, Loss and Deduction
Although a partnership agreement (or limited liability company agreement) generally will determine the allocation of income and losses among partners, the allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

 Tax Allocations With Respect to Contributed Properties
Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value (or book value) of the contributed property, and its adjusted tax basis at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. As a result of the CROP Merger, CCOP, CMRI OP and CMRII OP will be considered as contributing partners. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.
CROP or other operating partnerships may, from time to time, acquire interests in property in exchange for interests in the acquiring operating partnership. In that case, the tax basis of these property interests generally will carry over to the acquiring operating partnership, notwithstanding their different book (i.e., fair market) value. The partnership agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method the Combined Company chooses or has agreed to in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of the operating partnerships (i) could cause the Combined Company to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to it if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (ii) could cause the Combined Company to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to it as a result of such sale, with a corresponding benefit to the other partners in the Combined Company’s operating partnerships. An allocation described in clause (ii) above might cause the Combined Company or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect the Combined Company’s ability to comply with the REIT distribution requirements. See “—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”
Any property acquired by CROP or another operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply to the acquisition transaction.
 Partnership Audit Rules
Under current partnership audit rules, subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that this may result in partnerships in which the Combined Company directly or indirectly invests being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and the Combined Company, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though the Combined Company, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Department of the Treasury. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in the Combined Company’s stock.
Material U.S. Federal Income Tax Consequences to Holders of the Combined Company’s Stock
The following summary describes the principal U.S. federal income tax consequences to stockholders of purchasing, owning and disposing of the Combined Company’s stock. Stockholders should consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation as well as any consequences of the acquisition, ownership and disposition of the Combined Company’s stock arising under the laws of any state, local or foreign taxing jurisdiction.

 Taxation of Taxable U.S. Holders of the Combined Company’s Stock
Distributions Generally. If the Combined Company qualifies as a REIT, distributions made out of its current or accumulated earnings and profits that it does not designate as capital gain dividends will be ordinary dividend income to taxable U.S. holders when actually or constructively received. A corporate U.S. holder will not qualify for the dividends-received deduction generally available to corporations. Ordinary dividends paid by the Combined Company also generally will not qualify for the preferential long-term capital gain tax rate applicable to “qualified dividends” unless certain holding period requirements are met and such dividends are attributable to (i) qualified dividends received by the Combined Company from non-REIT corporations, such as any TRSs or (ii) income recognized by the Combined Company and on which the Combined Company has paid U.S. federal corporate income tax. The Combined Company does not expect a meaningful portion of its ordinary dividends to be eligible for taxation as qualified dividends. However, under the Tax Cuts and Jobs Act, for taxable years beginning after December 31, 2017 and before January 1, 2026, stockholders that are individuals, trusts or estates generally may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations.
Any distribution declared by the Combined Company in October, November or December of any year on a specified date in any such month will be treated as both paid by the Combined Company and received by the Combined Company’s stockholders on December 31 of that year, provided that the distribution is actually paid by the Combined Company no later than January 31 of the following year. Distributions made by the Combined Company in excess of accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a U.S. holder’s basis and will reduce the basis of the U.S. holder’s shares. Any distributions by the Combined Company in excess of accumulated earnings and profits and in excess of a U.S. holder’s basis in the U.S. holder’s shares of the Combined Company stock will be treated as gain from the sale of such shares. See “Dispositions of the Combined Company’s Stock” below.
Capital Gain Dividends. Distributions to U.S. holders that the Combined Company properly designates as capital gain dividends will be taxed as long term capital gains (to the extent they do not exceed the Combined Company’s actual net capital gain for the taxable year), without regard to the period for which a U.S. holder held the Combined Company’s shares. However, U.S. holders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.
Retention of Net Capital Gains. If the Combined Company elects to retain and pay income tax on any net long-term capital gain, each of the Combined Company’s U.S. holders would include in income, as long-term capital gain, its proportionate share of this net long-term capital gain. Each of the Combined Company’s U.S. holders would also receive a refundable tax credit for its proportionate share of the tax paid by the Combined Company on such retained capital gains and increase the basis of its shares of the Combined Company’s stock in an amount equal to the amount of includable capital gains reduced by the share of refundable tax credit.
Dispositions of the Combined Company’s Stock. If a U.S. holder sells or disposes of shares of the Combined Company’s stock, the holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held such stock for more than one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from the Combined Company which were required to be treated as long-term capital gains.
Redemption of Shares Combined Company’s Preferred Stock. The treatment to be accorded to any redemption by the Combined Company of shares of preferred stock can only be determined on the basis of particular facts as to each U.S. holder of preferred stock at the time of redemption. In general, a U.S. holder of preferred stock will recognize capital gain or loss (provided the preferred stock are held as a capital asset) measured by the difference between the amount realized by the U.S. holder upon the redemption and such U.S. holder’s adjusted tax basis in the preferred stock redeemed if such redemption (i) results in a “complete termination” of the U.S. holder’s interest in all classes of shares of the Combined Company under Section 302(b)(3) of the Code, (ii) is “substantially disproportionate” with respect to the U.S. holder’s interest in the Combined Company under Section 302(b)(2) of the Code (which will not be the case if only preferred stock are redeemed, since they generally do not have voting rights) or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder of preferred stock under Section 302(b)(1) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, generally must be taken into account. U.S. holders of preferred stock should consult their tax advisors regarding the application of these rules.
 Taxation of Tax-Exempt Holders of the Combined Company’s Stock
Tax-exempt entities are generally exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to as UBTI. Distributions made by the Combined Company and gain arising upon a sale of shares of the Combined Company’s stock generally should not be UBTI to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.
For tax-exempt holders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in the Combined Company’s shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in the Combined Company’s shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.
Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of the Combined Company’s stock contained in the Combined Company’s charter, CCI does not expect the Combined Company to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to its holders.
Material U.S. Federal Income Tax Consequences of the CRII Merger to Non-U.S. Holders
Provided the CRII Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the CRII Merger to non-U.S. holders will generally be as follows: A non-U.S. holder of CRII stock will not recognize any gain or loss upon receipt of the Combined Company stock in exchange for its CRII stock in connection with the CRII Merger if CRII is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares are held directly or indirectly by non-U.S. holders. CRII believes that it is a domestically controlled qualified investment entity. If CRII were not domestically controlled, a non-U.S. holder would be subject to U.S. federal income tax on that holder’s gain in its CRII stock unless (i) the Combined Company is not domestically controlled and (ii) the non-U.S. holder complies with certain U.S. return filing requirements. If a non-U.S. holder were subject to tax on its exchange of CRII in the CRII Merger, its gain would be measured by the excess of (A) the sum of the fair market value of the Combined Company stock received in the exchange over (B) the non-U.S. holder’s adjusted tax basis in its CRII stock.
 Taxation of Non-U.S. Holders of the Combined Company’s Stock
The rules governing non-U.S. holders are complex and no attempt is made herein to provide more than a brief summary of such rules. The Combined Company urges non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and any applicable tax treaty on the acquisition, ownership and disposition of shares of its stock, including any reporting requirements.
Distributions Generally. Distributions made by the Combined Company to non-U.S. holders that are not attributable to gains from sales or exchanges by the Combined Company of United States real property interests, or USRPIs, and that are not designated by the Combined Company as capital gain dividends will be treated as ordinary dividends to the extent that they are made out of the Combined Company’s current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate on the gross amount of the dividend paid, unless reduced or eliminated by an applicable income tax treaty. The Combined Company expects to withhold U.S. federal income tax at the rate of 30% on the gross amount of any such dividends paid to a non-U.S. holder unless a lower treaty rate applies and the non-U.S. holder has filed an applicable IRS Form W-8 with CCI or the Combined Company, certifying the non-U.S. holder’s entitlement to treaty benefits.
If the investment in the Combined Company’s stock is treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business, the non-U.S. holder generally will be subject to a tax at the rates applicable to ordinary income, in the same manner as a U.S. holder is taxed with respect to ordinary dividend income (and also may be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a foreign corporation that is not entitled to any treaty exemption). In general, a non-U.S. holder will not be considered to be engaged in a U.S. trade or business solely as a result of its ownership of CCI stock unless such non-U.S. holder has filed an IRS Form W-8ECI with CCI or the Combined Company.
Distributions in excess of the Combined Company’s current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s stock. Instead, the excess portion of such distribution will reduce the non-U.S. holder’s tax basis in its Combined Company stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. holders. For withholding purposes, CCI expects the Combined Company to treat all distributions as made out of its current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of the Combined Company’s current and accumulated earnings and profits, provided that certain conditions are met.
Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that the Combined Company properly designates as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:
•
the investment in the Combined Company’s stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by the Combined Company of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular graduated rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. The Combined Company also will be required to withhold and to remit to the IRS 21% (under current law) of any distribution to non-U.S. holders attributable to gain from sales or exchanges by the Combined Company of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of the Combined Company’s capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts the Combined Company designates as retained net capital gains in respect of its stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by the Combined Company on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Combined Company exceeds their actual U.S. federal income tax liability. If the Combined Company were to designate any portion of its net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.
Dispositions of the Combined Company’s Stock. Gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of the Combined Company’s stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. The Combined Company’s stock will not constitute a USRPI so long as it is a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain rules. CCI believes, but cannot guarantee, that the Combined Company will be a “domestically controlled qualified investment entity.”
In addition, dispositions of the Combined Company’s stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of the Combined Company’s capital stock. Furthermore, dispositions of the Combined Company’s stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of the Combined Company’s stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either:
•
the gain is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items; or

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on its capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If gain on the sale, exchange or other taxable disposition of the Combined Company’s stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of the Combined Company’s stock were subject to taxation under FIRPTA, the purchaser of such stock generally would be required to withhold and remit to the IRS 15% of the purchase price.

Information Reporting and Backup Withholding
 U.S. Holders
The Combined Company will report to its U.S. holders and to the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any, with respect thereto. A U.S. holder may be subject to information reporting and backup withholding (currently at a rate of 24%) when such holder receives payments on the Combined Company’s stock or proceeds from the sale or other taxable disposition of such stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:
•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
•	the holder furnishes an incorrect taxpayer identification number;
•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or
•
the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

A holder who does not provide the Combined Company with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
 Non-U.S. Holders
Payments of dividends on the Combined Company’s stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on the Combined Company’s stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Medicare Contribution Tax on Unearned Income
Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock and capital gains from the sale or other disposition of stock, subject to certain limitations. The temporary 20% deduction, as added by the Tax Cuts and Jobs Act, with respect to ordinary REIT dividends received by noncorporate taxpayers is likely not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of the Combined Company’s stock.

Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on the Combined Company’s stock or gross proceeds from the sale or other disposition of the Combined Company’s stock, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on the Combined Company’s stock and to payments of gross proceeds from a sale or redemption of the Combined Company’s stock. However, under recently proposed Treasury Regulations that may be relied on pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. Because the Combined Company may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules it may treat the entire distribution as a dividend.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the Combined Company’s stock.
Other Tax Consequences
State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than the income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to the Combined Company’s tax treatment as a REIT and on an investment in the Combined Company’s stock.

ACCOUNTING TREATMENT
CCI prepares its financial statements in accordance with U.S. generally accepted accounting principles, or GAAP. The CRII Merger will be accounted for by using the business combination accounting rules, which requires the application of a screen test to evaluate if substantially all the fair value of the acquired properties is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. In addition, the rules require the identification of the acquirer, the determination of the acquisition date, the determination of the fair value of consideration, and the recognition and measurement of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree. After consideration of all applicable factors pursuant to the business combination accounting rules, the CRII Merger will be treated as a business combination under GAAP.
ISSUANCE OF SHARES IN THE CRII MERGER
CCI will appoint DST Systems, Inc. as the exchange agent to record the issuance on the stock records of CCI of the amount of CCI Common Stock, CCI Series 2016 Preferred Stock and CCI Series 2017 Preferred Stock equal to the applicable Merger Consideration that is issuable to each holder of shares of CRII Common Stock, CRII Series 2016 Preferred Stock and CRII Series 2017 Preferred Stock, respectively (in each case, including any fractional shares). Shares of CCI Common Stock, CCI Series 2016 Preferred Stock and CCI Series 2017 Preferred Stock issuable as Merger Consideration in exchange for shares of CRII Common Stock, CRII Series 2016 Preferred Stock and CRII Series 2017 Preferred Stock, respectively, will be in uncertificated book-entry form.
DISTRIBUTIONS
The CRII Merger Agreement permits CRII to continue to pay regular distributions to its common stockholders in accordance with past practice at a monthly rate not to exceed $0.0741666 per share. The CRII Merger Agreement also permits CCI to continue to pay regular distributions to its common stockholders in accordance with past practice at a daily rate not to exceed $0.00136986 per share. The payment of distributions will be coordinated by CRII and CCI so that if either the CRII stockholders or the CCI stockholders receive a regular distribution for any particular period prior to the closing of the CRII Merger, the stockholders of the other company will also receive a distribution for the same period.
The CRII Merger Agreement also permits CRII to continue to make payments pursuant to the terms of the CRII Series 2016 Preferred Stock and the CRII Series 2017 Preferred Stock. In addition, CROP may continue to pay regular distributions to its common limited partners in accordance with past practice at a monthly rate not to exceed $0.0741666 per CROP Common Unit and to continue to make payments pursuant to the terms of the CROP Series 2016 Preferred Units and the CROP Series 2017 Preferred Units.
The CRII Merger Agreement also permits CCI to continue to make payments pursuant to the terms of the CCI Series 2019 Preferred Stock. In addition, CCOP may continue to pay regular distributions to its common limited partners in accordance with past practice at a daily rate not to exceed $0.00136986 per CCOP Common Unit and to continue to make payments pursuant to the terms of the CCOP Series 2019 Preferred Units.

THE CRII MERGER AGREEMENT
This section of this information statement/prospectus summarizes the material provisions of the CRII Merger Agreement, which is attached as Annex A to this information statement/prospectus. This summary is qualified in its entirety by reference to Annex A. As a stockholder, you are not a third-party beneficiary of the CRII Merger Agreement, and therefore you may not directly enforce any of its terms and conditions.
This summary may not contain all of the information about the CRII Merger Agreement that is important to you. CRII and CCI urge you to carefully read the full text of the CRII Merger Agreement because it is the legal document that governs the CRII Merger. The CRII Merger Agreement is not intended to provide you with any factual information about CRII or CCI. In particular, the assertions embodied in the representations and warranties contained in the CRII Merger Agreement (and summarized below) are qualified by certain disclosure letters each of the parties delivered to the other in connection with the signing of the CRII Merger Agreement, which modify, qualify and create exceptions to the representations and warranties set forth in the CRII Merger Agreement. In addition, CCI’s representations and warranties are qualified by information that CCI filed with the SEC prior to the effective date of the CRII Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by stockholders or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the CRII Merger Agreement. The representations and warranties and other provisions of the CRII Merger Agreement and the description of such provisions in this information statement/prospectus should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that CCI files with the SEC and CRII provides to its stockholders and the other information in this information statement/prospectus. See “Where You Can Find More Information” on page [205].
CRII and CCI acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this information statement/prospectus not misleading. CRII and CROP are collectively referred to herein as the “CRII Parties,” and CCI, Merger Sub and CCOP, are collectively referred to herein as the “CCI Parties.”
Form, Effective Time and Closing of the CRII Merger
The CRII Merger Agreement provides for the combination of CRII and CCI through the merger of CRII with and into Merger Sub, with Merger Sub surviving the CRII Merger as the Surviving Entity, upon the terms and subject to the conditions set forth in the CRII Merger Agreement. The CRII Merger will become effective at such time as the articles of merger (“Articles of Merger”) are accepted for record by the State Department of Assessments and Taxation of Maryland, or SDAT, or on such later date and time agreed to by CRII and CCI and specified in the Articles of Merger (not to exceed 30 days from the date the Articles of Merger are accepted for record by the SDAT).
The CRII Merger Agreement also provides for the combination of CCOP with and into CROP, with CROP surviving the CROP Merger, upon the terms and subject to the conditions set forth in the CRII Merger Agreement. The CROP Merger will become effective at the time set forth in the certificate of merger filed with the Delaware Secretary of State for the CROP Merger, it being understood and agreed that the CROP Merger is to become effective after, but on the same day as, the CRII Merger.
The CRII Merger Agreement provides that the closing of the CRII Merger will take place at 10:00 a.m. Eastern time on the third business day following the date on which the last of the conditions to closing of the CRII Merger described below under “—Conditions to Completion of the CRII Merger” have been satisfied or waived (other than the conditions that by their terms are required to be satisfied and waived at the closing, but subject to the satisfaction or waiver of such conditions) or such other date as agreed to by CRII and CCI.
Governing Documents
The CCI Charter, as supplemented by the Articles Supplementary for both the CCI Series 2016 Preferred Stock and CCI Series 2017 Preferred Stock (each attached as exhibits to the CRII Merger Agreement), will be the charter of CCI following the CRII Merger. The certificate of formation and the operating agreement of

Merger Sub will be unaffected by the Merger. As of the effective time of the CROP Merger, the limited partnership agreement of CROP will be amended and restated in substantially the form attached to the CRII Merger Agreement. See “Summary of Fifth Amended and Restated Operating Partnership Agreement” beginning on page [186] for a summary of certain material terms of the amended and restated limited partnership agreement.
Consideration to be Received in the CRII Merger and the CROP Merger
 CRII Merger
At the effective time of the CRII Merger,
•	each share of CRII Common Stock issued and outstanding immediately prior to the effective time of the CRII Merger will convert into the right to receive 2.015 shares of CCI Common Stock,
•
each share of CRII Series 2016 Preferred Stock issued and outstanding immediately prior to the effective time of the CRII Merger will convert into the right to receive one share of CCI Series 2016 Preferred Stock, and

•
each share of CRII Series 2017 Preferred Stock issued and outstanding immediately prior to the effective time of the CRII Merger will convert into the right to receive one share of CCI Series 2017 Preferred Stock.

The cancellation and conversion of the shares of CRII Common Stock, CRII Series 2016 Preferred Stock and CRII Series 2017 Preferred Stock into the right to receive the applicable Merger Consideration will occur automatically at the effective time of the CRII Merger. In accordance with the CRII Merger Agreement, CCI will appoint DST Systems, Inc. as the exchange agent to record the issuance on the stock records of CCI of the amount of CCI Common Stock, CCI Series 2016 Preferred Stock and CCI Series 2017 Preferred Stock equal to the Merger Consideration that is issuable to each holder of shares of CRII Common Stock, CRII Series 2016 Preferred Stock and CRII Series 2017 Preferred Stock (including any fractional shares thereof).
The CRII Merger Agreement provides for an alternative exchange ratio of 2.10 shares of CCI Common Stock for each share of CRII Common Stock if the CCA Note Distribution has not occurred. After the execution of the CRII Merger Agreement, CRII intends to effect the CCA Note Distribution pursuant to which CROP will distribute interests in the CCA Note to the holders of the CROP Participating Partnership Units. Thereafter, CRII will distribute its interest in the CCA Note to its common stockholders. Because the CCA Note Distribution is expected to occur, references in this information statement/prospectus to the Merger Consideration for the CRII Common Stock refer only to the 2.015 alternative. For more information regarding the CCA Note Distribution, see “Related Transactions and Agreements.”
 CROP Merger
The CROP Merger will occur immediately after the CRII Merger. At the effective time of the CROP Merger, each CROP Participating Partnership Unit issued and outstanding immediately prior to the CROP Merger will be split into 2.015 CROP Participating Partnership Units, as may be adjusted if the CCA Note Distribution is not effected. Immediately following the CROP Unit Split,
•	each CCOP Series 2019 Preferred Unit issued and outstanding immediately prior to the effective time of the CROP Merger will convert into the right to receive one CROP Series 2019 Preferred Unit,
•
each CCOP LTIP Unit issued and outstanding immediately prior to the effective time of the CROP Merger will convert into the right to receive one CROP LTIP Unit and each such CROP LTIP Unit will continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger,

•
each CCOP Special LTIP Unit issued and outstanding immediately prior to the effective time of the CROP Merger will convert into the right to receive one CROP Special LTIP Unit and each such CROP Special LTIP Unit will continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger,

•	the CCOP Special Limited Partner Interest issued and outstanding immediately prior to the effective time of the CROP Merger will automatically be cancelled for no consideration and cease to exist, and
•	each CCOP General Partner Unit and each CCOP Common Unit issued and outstanding immediately prior to the effective time of the CROP Merger will convert into the right to receive one CROP Common Unit.
If the CCA Note Distribution does not occur prior to the effective time of the CROP Merger, the CROP Unit Split will be adjusted so that each CROP Participating Partnership Unit issued and outstanding immediately prior to the CROP Merger will be split into 2.10 CROP Participating Partnership Units.
The cancellation and conversion of the CCOP Series 2019 Preferred Stock, the CCOP LTIP Units, the CCOP Special LTIP Units, the CCOP General Partner Units and the CCOP Common Units into the right to receive the applicable merger consideration will occur automatically at the effective time of the CROP Merger.
After giving effect to the CROP Unit Split, each CROP Common Unit, CROP general partner unit, CROP LTIP Unit and CROP Special LTIP issued and outstanding immediately prior to the effective time of the CROP Merger will remain outstanding. At the effective time of the CROP Merger, each CROP preferred unit issued and outstanding immediately prior to the effective time of the CROP Merger will remain outstanding and continue to be held by the Surviving Entity.
No Appraisal Rights
No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL, will be available to holders of CRII Common Stock with respect to the CRII Merger pursuant to the CRII Merger Agreement.
Representations and Warranties
The CRII Merger Agreement contains a number of representations and warranties made by each of the CRII Parties and CCI Parties. The representations and warranties were made by the respective parties as of the date of the CRII Merger Agreement and do not survive the effective time of the CRII Merger or any earlier termination of the CRII Merger Agreement. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the CRII Merger Agreement, in information filed with the SEC by CCI prior to the date of the CRII Merger Agreement or in the disclosure letters delivered in connection therewith.
 Representations and Warranties of the CRII Parties
The CRII Parties made representations and warranties in the CRII Merger Agreement relating to, among other things:
•	corporate organization, valid existence, organizational documents, good standing, qualification to do business, and subsidiaries;
•	capitalization;
•	due authorization, execution, delivery and enforceability of the CRII Merger Agreement;
•	board and special committee approvals;
•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;
•	permits and compliance with law;
•	financial statements;
•	absence of improper payments;
•	no undisclosed liabilities;
•	absence of material changes to the conduct of CRII’s business since September 30, 2020 or any “material adverse effect” (described below) to CRII since September 30, 2020;

•	labor and other employment matters and employee benefit plans;
•	material contracts;
•	litigation;
•	environmental matters;
•	intellectual property;
•	real properties and leases;
•	tax matters, including qualification as a REIT;
•	insurance;
•	receipt of the opinion of the CRII Transaction Committee’s financial advisor;
•	broker’s, finder’s, investment banker’s or other similar fees;
•	inapplicability of the Investment Company Act;
•	exemption of the CRII Merger from anti-takeover statutes;
•	security holder approvals needed in connection with the CRII Merger;
•	COVID-19 matters;
•	related-party transactions; and
•	limitation on warranties and disclaimer of other representations and warranties.
 Representations and Warranties of the CCI Parties
The CCI Parties made representations and warranties in the CRII Merger Agreement relating to, among other things:
•	corporate organization, valid existence, organizational documents, good standing, qualification to do business and subsidiaries;
•	capitalization;
•	due authorization, execution, delivery and enforceability of the CRII Merger Agreement;
•	board and special committee approvals;
•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;
•	permits and compliance with law;
•	SEC filings and financial statements;
•	internal accounting controls, compliance with the Sarbanes-Oxley Act, and the absence of improper payments;
•	no undisclosed liabilities;
•	absence of material changes to the conduct of CCI’s and Merger Sub’s business since September 30, 2020 or any “material adverse effect” (described below) to CCI or Merger Sub since September 30, 2020;
•	absence of employees and employee benefit plans;
•	material contracts;
•	litigation;
•	environmental matters;
•	intellectual property;

•	real properties and leases;
•	tax matters, including qualification as a REIT;
•	insurance;
•	receipt of an opinion from the CCI Special Committee’s financial advisor;
•	broker’s, finder’s, investment banker’s, or other similar fees;
•	inapplicability of the Investment Company Act;
•	COVID-19 matters;
•	related-party transactions;
•	the purposes, activities and ownership of Merger Sub; and
•	limitation on warranties and disclaimer of other representations and warranties.
Definition of “Material Adverse Effect”
Many of the representations of the CRII Parties and the CCI Parties are qualified by a “material adverse effect” standard (for example, they will be deemed to be true and correct unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). For the purposes of the CRII Merger Agreement, “material adverse effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of CRII and its subsidiaries, taken as a whole, or CCI and its subsidiaries, taken as a whole, as applicable, or (ii) would reasonably be expected to prevent or materially impair the ability of the CRII Parties or the CCI Parties, as applicable, to consummate the CRII Merger before October 25, 2021, the Outside Date.
However, any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from the following will not be deemed to constitute, or be taken into account when determining whether a material adverse effect has occurred for the applicable party:
(i)
any failure of CRII or CCI, as applicable, to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a material adverse effect),

(ii)	any changes that generally affect the residential real estate industry in which the CRII and its subsidiaries or CCI and its subsidiaries, as applicable, operate,
(iii)	any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates,
(iv)	any changes in the regulatory or political conditions in the United States or in any other country or region of the world,
(v)	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date of the CRII Merger Agreement,
(vi)	the taking of any action expressly required by the CRII Merger Agreement,
(vii)	earthquakes, hurricanes, floods or other natural disasters,
(viii)
any epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 measures) and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any governmental authority in connection with any epidemic, pandemic or disease outbreak,

(ix)	changes or any prospective changes in GAAP or in any law of general applicability unrelated to the CRII Merger and the CROP Merger (or the interpretation or enforcement of the foregoing),
(x)
the public announcement of the CRII Merger Agreement or the pendency of the CRII Merger Agreement, including the impact thereof on the relationships of CRII and its subsidiaries or CCI and its subsidiaries, as applicable with their respective partners or other material third-party business relations or with their respective employees, or

(xi)
with respect to CCI, the consummation of the CMRI Merger or the CMRII Merger (assuming no waiver by the CCI Parties of the conditions of the CMRI Merger Agreement or the CMRII Merger Agreement that was not approved by CRII).

provided, however, that if any event described in clauses (ii), (iii), (iv), (v), (vii), (viii) and (ix) has had a disproportionate adverse impact on CRII and its subsidiaries, taken as a whole, or CCI and its subsidiaries, taken as a whole, relative to other companies in the residential real estate industry in the geographic regions in which CRII and its subsidiaries or CCI and its subsidiaries operate, then only the disproportionate incremental impact of such event will be taken into account for the purpose of determining whether a material adverse effect has occurred.
Covenants and Agreements
 Conduct of the Business of CRII Pending the CRII Merger
CRII has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the CRII Merger or the valid termination of the CRII Merger Agreement. In general, except with the prior written consent of CCI (which consent will not be unreasonably withheld, delayed or conditioned), or as may be expressly contemplated by the CRII Merger Agreement, or to the extent required by law, CRII has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course business, and use all reasonable efforts to (i) preserve intact its current business organization, goodwill, ongoing business and significant relationships with third parties, (ii) maintain the status of CRII as a REIT and (iii) maintain its material assets and properties in their current condition (normal wear and tear and damage excepted).
Without limiting the foregoing, CRII has also agreed that, except with CCI’s prior written approval (which consent will not be unreasonably withheld, delayed or conditioned), or as may be expressly contemplated by the CRII Merger Agreement or the disclosure letter attached thereto, or to the extent required by law, it will not, and it will not permit any of its subsidiaries to:
•
amend or propose to amend the CRII Charter or the CRII Bylaws, the certificate of limited partnership of CROP, the CROP Partnership Agreement or such equivalent organizational or governing documents of any material subsidiary of CRII, or waive the stock ownership limit or create an excepted holder limit (as defined in the CRII Charter) under the CRII Charter;

•
adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CRII or any subsidiaries of CRII (other than a wholly owned subsidiary of CRII);

•
declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock in CRII or any CRII subsidiary or other equity securities or ownership interests of CRII or any CRII subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (i) the declaration and payment by CRII of regular dividends in accordance with past practice at a monthly rate not to exceed $0.0741666 per share of CRII Common Stock, (ii) the payment by CROP of regular distributions in accordance with past practice at a monthly rate not to exceed $0.0741666 per CROP Common Unit, (iii) payments pursuant to the terms of the CRII Series 2016 Preferred Stock and the corresponding CROP Preferred Units, (iv) payments pursuant to the terms of the CRII Series 2017 Preferred Stock and the corresponding CROP Preferred Units, (v) the declaration and payment of dividends or other distributions to CRII or CROP by any directly or indirectly wholly owned subsidiary of CRII, and (vi) distributions by any CRII subsidiary that is not wholly owned, directly or indirectly, by CRII or CROP, in accordance with the requirements of the organizational documents of such CRII subsidiaries; provided that, notwithstanding the foregoing restrictions and limitations, CRII and any CRII subsidiary will be permitted to make distributions (without the consent of CCI) reasonably necessary for CRII to maintain its status as a REIT under the Code (or applicable state law) and avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law);
•
except as required pursuant to the terms of any outstanding securities as set forth in the CRII or CROP governing documents, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock or other equity or debt interests of CRII or a CRII subsidiary or securities convertible or exchangeable into or exercisable therefor;

•
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by the CRII Merger Agreement in a manner that would not reasonably be expected to be materially adverse to the CRII Parties or to prevent or impair their ability to consummate the CRII Merger and the CROP Merger;

•
except for transactions among CRII and one or more wholly owned subsidiaries of CRII or among one or more wholly owned subsidiaries of CRII, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of CRII or any of the capital stock or equity interests of any CRII subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock of CRII or any of the capital stock or other equity interests of any CRII subsidiary;

•	enter into any contract or understanding with respect to the voting of any shares of CRII or any of the CRII subsidiaries;
•
acquire or agree to acquire any material assets, except (i) acquisitions by CRII or any wholly owned subsidiary of CRII of or from an existing wholly owned subsidiary of CRII and (ii) other acquisitions of personal property for a purchase price of less than $1,000,000 in the aggregate;

•
sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with the satisfaction of any margin call or the posting of collateral in connection with any contract to which CRII or any CRII subsidiary is a party will be considered to be done in the ordinary course of business;

•
incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or guarantee such indebtedness of another person (other than a wholly owned subsidiary of CRII), except (i) indebtedness incurred under CRII’s or any CRII subsidiary’s existing credit facilities in the ordinary course of business, (ii) indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $1,000,000 and (iii) refinancing of existing indebtedness (provided that the terms of such new indebtedness will not be materially more onerous on CRII compared to the existing indebtedness and the principal amount of such replacement indebtedness will not be materially greater than the indebtedness it is replacing);

•
make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, other than loans, advances or capital contributions to, or investments in, any wholly owned subsidiary of CRII;

•	enter into any “keep well” or similar agreement to maintain the financial condition of another entity;
•
other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any CRII material contract (or any contract that, if existing as of the date of the CRII Merger Agreement, would be a CRII material contract) in any material respect, except as expressly permitted by the CRII Merger Agreement;

•
authorize, make or commit to make any material capital expenditures other than in the ordinary course of business or to address obligations under existing contracts, or in conjunction with emergency repairs;

•
make any payment, direct or indirect, of any liability of CRII or any CRII subsidiary before it comes due in accordance with its terms, other than in the ordinary course of business or in connection with dispositions or refinancings of any indebtedness otherwise permitted by the CRII Merger Agreement;

•
waive, release, assign, settle or compromise any material legal action or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) (A) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by the CRII on the most recent balance sheet of CRII made available to CCI as of the date of the CRII Merger Agreement) no greater than $100,000 individually or $250,000 in the aggregate, (B) do not involve the imposition of injunctive relief against CRII or any CRII subsidiary or the Surviving Entity and (C) do not provide for any admission of material liability by CRII or any of the CRII subsidiaries, or (ii) are made with respect to any legal action or proceeding involving any present, former or purported holder or group of holders of capital stock of CRII in accordance with the CRII Merger Agreement;

•
(i) hire or, except where due to cause, terminate any officer of CRII or CROP, (ii) increase in any manner the amount, rate or terms of compensation or benefits, in each case in any material respect, of any of CRII’s or CROP’s officers or employees, except for increases in annual compensation or wage rate in the ordinary course of business or as set forth in such individual’s contract or as may be required to comply with applicable law or (iii) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or benefit plan or other compensation or employee benefits arrangement, except in the ordinary course in conjunction with annual benefit plan renewals or as may be required to comply with applicable law;

•
fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2020, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

•	enter into any new line of business;
•	form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;
•
fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law or applicable rules and regulations;

•
enter into or modify in a manner adverse to CRII any CRII Tax Protection Agreement (as defined in the CRII Merger Agreement); make, change or rescind any material election relating to taxes; change a material method of tax accounting; file or amend any material tax return; settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment; enter into any material closing agreement related to taxes; knowingly surrender any right to claim any material tax refund; or give or request any waiver of a statute of limitations with respect to any material tax return, with certain exceptions;

•
take any action, or fail to take any action, which action or failure would reasonably be expected to cause CRII to fail to qualify as a REIT or any CRII subsidiary to cease to be treated as any of (i) a partnership or disregarded entity for U.S. federal income tax purposes or (ii) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•
take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the capital stock of CRII with respect to the CRII Merger or any other transactions contemplated by the CRII Merger Agreement;

•	permit any liens or encumbrances other than those permitted by the CRII Merger Agreement or that would not reasonably be expected to have a material adverse effect;
•	materially modify or reduce the amount of any insurance coverage provided by CRII’s insurance policies;

•	enter into certain related-party transactions except in the ordinary course of business or as provided for in the CRII Merger Agreement; or
•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
 Conduct of the Business of CCI Pending the CRII Merger
CCI has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the CRII Merger or the valid termination of the CRII Merger Agreement. In general, except with the prior written consent of the CRII (which consent will not be unreasonably withheld, delayed or conditioned), or as may be expressly required or permitted pursuant to the CRII Merger Agreement and the disclosure letter attached thereto, or to the extent required by law, CCI has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course, and use all reasonable efforts to (i) preserve intact its current business organization, goodwill, ongoing business and significant relationships with third parties, (ii) maintain the status of CCI as a REIT and (iii) maintain its material assets and properties in their current condition (normal wear and tear and damage excepted).
Without limiting the foregoing, CCI has also agreed that, except with CRII’s prior written approval (which consent will not be unreasonably withheld, delayed, or conditioned), or as may be contemplated by the CRII Merger Agreement, the CMRI Merger Agreement or the CMRII Merger Agreement, or as set forth in the disclosure letter attached to the CRII Merger Agreement, or to the extent required by law, it will not, and it will not permit any of its subsidiaries to:
•
amend or propose to amend the CCI Charter or the CCI Bylaws, the certificate of limited partnership of CCOP, the CCOP Partnership Agreement, or such equivalent organizational or governing documents of any material subsidiary of CCI, amend the CCI dividend reinvestment plan or the CCI share repurchase program in a manner material to CCI, or waive the stock ownership limit or create an excepted holder limit (as defined in the CCI Charter) under the CCI Charter;

•	adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CCI or any subsidiaries of CCI (other than a wholly owned subsidiary of CCI);
•
declare, set aside, or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of CCI or any CCI subsidiary or other equity securities or ownership interests in CCI or any CCI subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (i) the declaration and payment by CCI of regular dividends in accordance with past practice at a daily rate not to exceed $0.00136986 per share of CCI Common Stock, (ii) the payment by CCOP of regular distributions in accordance with past practice at a daily rate not to exceed $0.0136986, (iii) payments pursuant to the terms of the CCI Series 2019 Preferred Stock and the corresponding CCOP Series 2019 Preferred Units, (iv) the declaration and payment of dividends or other distributions to CCI or CCOP by any directly or indirectly wholly owned subsidiary of CCI and (iv) distributions by any CCI subsidiary that is not wholly owned, directly or indirectly, by CCI or CCOP, in accordance with the requirements of the organizational documents of such CCI subsidiary; provided that, notwithstanding the foregoing restrictions and limitations, CCI and any CCI subsidiary will be permitted to make distributions reasonably necessary for CCI to maintain its status as a REIT under the Code (or applicable state law) and avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law);

•
except as required pursuant to the terms of any outstanding securities as set forth in the CCI or CCOP governing documents, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock or other equity or debt interests of CCI or a CCI subsidiary or securities convertible or exchangeable into or exercisable therefor;

•
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by the CRII Merger Agreement in a manner that would not reasonably be expected to be materially adverse to the CCI Parties or to prevent or impair their ability to consummate the CRII Merger and the CROP Merger;

•
except for transactions among CCI and one or more wholly owned subsidiaries of CCI or among one or more wholly owned subsidiaries of CCI, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of CCI or any of the capital stock or equity interests of any CCI subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock of CCI or any capital stock or other equity interests of any CCI subsidiary;

•	enter into any contract or understanding with respect to the voting of any shares of CCI or any of the CCI subsidiaries;
•
acquire or agree to acquire any material assets, except (i) acquisitions by CCI or any wholly owned subsidiary of CCI of or from an existing wholly owned subsidiary of CCI and (ii) other acquisitions of personal property for a purchase price of less than $1,000,000 in the aggregate;

•
sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with the satisfaction of any margin call or the posting of collateral in connection with any contract to which CCI or any CCI subsidiary is a party will be considered to be done in the ordinary course of business;

•
incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or guarantee such indebtedness of another person, except (i) indebtedness incurred under CCI’s or any CCI subsidiary’s existing credit facilities in the ordinary course of business, (ii) indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $1,000,000 and (iii) refinancing of existing indebtedness (provided that the terms of such new indebtedness will not be materially more onerous on CCI compared to the existing indebtedness and the principal amount of such replacement indebtedness will not be materially greater than the indebtedness it is replacing);

•
make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, other than loans, advances or capital contributions to, or investments in, any wholly owned subsidiary of CCI;

•	enter into any “keep well” or similar agreement to maintain the financial condition of another entity;
•
other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any CCI material contract (or any contract that, if existing as of the date of the CRII Merger Agreement, would be a CCI material contract), except as expressly permitted by the CRII Merger Agreement;

•
authorize, make or commit to make any material capital expenditures other than (i) in the ordinary course of business or (ii) to address obligations under existing contracts, or in conjunction with emergency repairs;

•
make any payment, direct or indirect, of any liability of CCI or any CCI subsidiary before it comes due in accordance with its terms, other than in the ordinary course of business or in connection with dispositions or refinancings of any indebtedness otherwise permitted by the CRII Merger Agreement;

•
waive, release, assign, settle or compromise any material legal; action or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) (A) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by the CCI on the most recent balance sheet included in the CCI’s reports filed with SEC as of the date of the CRII Agreement) no greater than $100,000 individually or $250,000 in the aggregate, (B) do not involve the imposition of injunctive relief against CCI or any CCI subsidiary or the Surviving Entity and (C) do not provide for any admission of material liability by CCI or any of the CCI subsidiaries, or (ii) are made with respect to any legal action or proceeding involving any present, former or purported holder or group of holders of capital stock of CCI in accordance with the CRII Merger Agreement;

•
(i) hire any officer or employee of CCI or any CCI subsidiary, (ii) except where due to cause, terminate any officer of CCI or any CCI subsidiary, (iii) increase in any manner the amount of compensation of any officer of CCI or any CCI subsidiary or of any employee or officer of CCI Advisor or any affiliate thereof or (iv) enter into or adopt any bonus or other compensation arrangement for any officer of CCI or any CCI subsidiary or any employee or officer of CCI Advisor or any affiliate thereof;
•
fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2020, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

•	enter into any new line of business;
•	form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;
•
fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law or applicable rules and regulations;

•
enter into or modify in a manner adverse to CCI any CCI Tax Protection Agreement (as defined in the CRII Merger Agreement); make, change or rescind any material election relating to taxes, change a material method of tax accounting; file or amend any material tax return; settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment; enter into any material closing agreement related to taxes; knowingly surrender any right to claim any material tax refund; or give or request any waiver of a statute of limitations with respect to any material tax return, with certain exceptions;

•
take any action, or fail to take any action, which action or failure would reasonably be expected to cause CCI to fail to qualify as a REIT or any CCI subsidiary to cease to be treated as any of (i) a partnership or disregarded entity for U.S. federal income tax purposes or (ii) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•	permit any liens or encumbrances other than those permitted by the CRII Merger Agreement or that would not reasonably be expected to have a material adverse effect;
•	materially modify or reduce the amount of any insurance coverage provided by CCI’s insurance policies;
•	enter into certain related-party transactions except in the ordinary course of business or as provided for in the CRII Merger Agreement;
•	fail to remain a “publicly offered” REIT under Section 562(c) of the Code; or
•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
 Form S-4; Information Statement and Prospectus
CRII agreed to prepare a consent solicitation statement to be delivered to the holders of the CRII Voting Common Stock, CROP agreed to prepare a consent solicitation to be delivered to the holders of the CROP Common Units and CCI agreed to prepare and file a registration statement on Form S-4 with the SEC with respect to the CRII Merger, which includes this information statement/prospectus, in each case as promptly as reasonably practicable. CCI also agreed to use its reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and (iii) keep the Form S-4 effective for so long as necessary to complete the CRII Merger.
As soon as practicable after the Form S-4 is declared effective, CRII agreed to (i) deliver the CRII consent solicitation statement and submit an irrevocable written consent to the holders of the CRII Voting Common Stock, (ii) deliver the CROP consent solicitation statement and submit an irrevocable written consent to the holders of the CROP Common Units and (iii) cooperate with the delivery of this information statement/prospectus to the holders of the CRII Series 2016 Preferred Stock and the holders of the CRII Series 2017 Preferred Stock. The CRII Parties agreed to use their best efforts to promptly obtain the CRII Voting

Stockholder Approval and the CROP Partner Approvals and, upon receipt of the CROP Partner Approvals, CRII agreed to provide CCI with a certification of the consent totals obtained from the holders of the CROP Common Units.
 Access to Information; Confidentiality
The CRII Merger Agreement requires CRII, on the one hand, and CCI, on the other, to provide, and to cause each of their respective subsidiaries to provide, with limited exceptions, to the other reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, personnel, and records, and a copy of each report, schedule, registration statement and other document filed by it after the date of the CRII Merger Agreement.
Each of CRII and CCI will hold, and will cause its representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of their existing confidentiality agreement.
 No Solicitation; Change in Recommendation
From the effective date of the CRII Merger Agreement, CRII will not, and will cause each of the CRII subsidiaries and will direct each of its and their respective directors, officers, affiliates and representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into or engage in, continue or otherwise participate in any discussions or negotiations with any person regarding or otherwise in furtherance of, or furnish to any person other than the CCI Parties or their representatives, any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or to otherwise obtain, an Acquisition Proposal, (iii) release any person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation (provided that CRII shall be permitted to waive or not enforce any provision of any confidentiality agreement, standstill agreement or similar obligation to permit a person to make a confidential Acquisition Proposal directly to the CRII Transaction Committee if the CRII Transaction Committee determines in good faith after consultation with outside legal counsel that any such failure to waive or any such nonenforcement would be inconsistent with the CRII directors’ duties under applicable law), (iv) enter into any contract contemplating or otherwise relating to an Acquisition Proposal (other than an Acceptable NDA (as defined in the CRII Merger Agreement)), or (v) take any action to exempt any person from any takeover statute or similar restrictive provision of the CRII Charter, the CRII bylaws or the organizational documents or agreements of any CRII subsidiary. In furtherance of the foregoing, CRII will, and will cause each CRII subsidiary and each representative of CRII and the CRII subsidiaries to, immediately cease any discussions, negotiations or communications with any person with respect to any Acquisition Proposal or potential Acquisition Proposal and use reasonable efforts to cause such person to return or destroy all non-public information concerning CRII and the CRII subsidiaries to the extent permitted pursuant to any confidentiality agreement with such person and promptly terminate all physical and electronic data room access granted to such person.
At any time prior to obtaining the CRII Voting Stockholder Approval and the CROP Partner Approvals, CRII and its representatives may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of the CRII Merger Agreement, contact such person to clarify the terms and conditions of such Acquisition Proposal and (i) provide information in response to a request therefor by the person who made the written Acquisition Proposal, provided that (A) such information is provided pursuant to one or more Acceptable NDAs and (B) CRII provides such information to CCI prior to or at the same time the information is provided to such person, and (ii) engage or participate in any discussions or negotiations with the person who made such written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (i) or (ii) above, the CRII Transaction Committee has either determined that such Acquisition Proposal constitutes a Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.
CRII will promptly notify CCI in writing if (i) any Acquisition Proposal is received by CRII or any CRII subsidiary, (ii) any request for information relating to CRII or any CRII subsidiary is received by CRII or any CRII subsidiary from any person who informs CRII or any CRII subsidiary that it is considering making or has made an Acquisition Proposal or (iii) any discussions or negotiations are sought to be initiated with CRII or any CRII subsidiary regarding any Acquisition Proposal, and thereafter will promptly keep CCI reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry.
Prior to the time that the CRII Voting Stockholder Approval and the CROP Partner Approvals are obtained, the CRII Board (or the CRII Transaction Committee) may make an Adverse Recommendation Change (defined below) and/or terminate the CRII Merger Agreement to enter into a definitive acquisition agreement that constitutes a Superior Proposal only if (i) CRII receives an Acquisition Proposal that was not obtained in violation of the CRII Merger Agreement and such Acquisition Proposal is not withdrawn and (ii) the CRII Transaction Committee has determined (A) that such Acquisition Proposal constitutes a Superior Proposal and (B) after consultation with outside legal counsel and its financial advisor, that failure to take such action would be inconsistent with the duties of the directors of CRII under applicable Maryland law; provided, however, that in connection with any such Acquisition Proposal (1) CRII has given CCI at least five business days’ prior written notice of its intention to take such action and (2) CCI and CRII have negotiated in good faith during such notice period to enable CCI to propose in writing revisions to the terms of the CRII Merger Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.
Outside of the context of an Acquisition Proposal, prior to the time that the CRII Voting Stockholder Approval and the CROP Partner Approvals are obtained, the CRII Board (or the CRII Transaction Committee) may also make an Adverse Recommendation Change in response to a change in circumstances or development occurring or arising after the date of the CRII Merger Agreement that materially affects the business, assets or operations of CRII and that was not known to or reasonably foreseeable by the CRII Board prior to the execution of the CRII Merger Agreement, provided that, prior to making such recommendation, CRII promptly notifies CCI in writing of its intention to take such action and negotiates in good faith with CCI for five business days regarding any revisions to the CRII Merger Agreement.
For purposes of the CRII Merger Agreement:
“Acquisition Proposal” generally means any bona fide proposal or offer, whether in one transaction or a series of related transactions, relating to any (i) merger, consolidation, share exchange, business combination or similar transaction involving CRII or any significant CRII subsidiary, (ii) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of CRII or any of its subsidiaries representing 20% or more of the consolidated assets of CRII, (iii) issue, sale or other disposition by CRII or CROP of securities representing 20% or more of the outstanding CROP Partnership Units, (iv) tender offer or exchange offer in which any person or group will acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding CROP Partnership Units, or (v) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CRII in which a third party will acquire beneficial ownership of 20% or more of the outstanding shares of CROP Partnership Units.
“Adverse Recommendation Change” generally means an action or inaction by the CRII Board to (i) change, withhold, withdraw, qualify or modify the CRII Board’s recommendation with respect to the CRII Merger (or announce its intention to do so), (ii) authorize, approve, endorse, declare advisable, adopt or recommend any Acquisition Proposal (or announce its intention to do so), (iii) authorize, cause or permit CRII or any CRII subsidiary to enter into any Alternative Acquisition Agreement, (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer for CROP Partnership Units or CRII Common Stock other than a recommendation against such offer or (v) fail to make the CRII Board recommendation or to include the CRII Board recommendation in the CRII and CROP consent solicitation statements.
“Superior Proposal” means a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to 20% will be replaced with 50%) which the CRII Board (based on the recommendation of the CRII Transaction Committee) determines in its good faith judgment (after consultation with its legal and financial advisors) to be more favorable from a financial point of view to the stockholders of CRII than the CRII Merger and the CROP Merger and the other transactions contemplated by the CRII Merger Agreement (as it may be proposed to be amended by CCI). Such a determination of the CRII Board must be made in consultation with its outside legal and financial advisors, after taking into account (i) all of the terms and conditions of the Acquisition Proposal and the CRII Merger Agreement (as it may be proposed to be amended by CCI) and (ii) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the CRII Transaction Committee determines in good faith to be material to such analysis). A Superior Proposal shall provide for the repayment in full of the CCA Note at the time of and in connection with the consummation of such Superior Proposal.
 Consents and Approvals
Each of CRII and CCI has agreed to use its reasonable best efforts to take all actions advisable under applicable law or pursuant to any contract to consummate and make effective, as promptly as practicable, the CRII Merger, including the taking of all actions necessary to satisfy each party’s conditions to closing, obtaining of all necessary consents and approvals from governmental entities or other persons in connection with the consummation of the CRII Merger, defending any lawsuits or other legal proceedings challenging the consummation of the CRII Merger, and executing and delivering any additional instruments advisable to consummate the CRII Merger; provided, that neither CRII nor CCI will have any obligation to effect the disposition of any assets or otherwise to take any actions that would limit its freedom with respect to its business or assets.
Each of CRII and CCI has agreed to give any notices to any person, and each of CRII and CCI will use its reasonable best efforts to obtain any consents from any person that are necessary or advisable to consummate the CRII Merger and the other transactions contemplated by the CRII Merger Agreement. However, no party will be obligated to pay any third party whose approval or consent is being solicited any consideration, make any accommodation or commitment or incur any liability or other obligation to such third party other than commercially reasonable processing and consent fees in connection with obtaining the consent or approval of any lender with respect to certain indebtedness specified in the disclosure letters of the respective parties.
 Notification of Certain Actions; Litigation
The parties have agreed to give prompt notice to each other:
•
in the event of any notice or other communication received by such party from (i) any governmental authority in connection with the CRII Merger or (ii) any person alleging that the consent of such person may be required in connection with the CRII Merger;

•
if (i) any representation or warranty made by such party in the CRII Merger Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the closing conditions set forth in the CRII Merger Agreement would be incapable of being satisfied by the Outside Date or (ii) such party fails to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it pursuant to the CRII Merger Agreement; and

•
of any action commenced, or to the knowledge of such party, threatened against, relating to or involving such party or any of its subsidiaries, which relates to the CRII Merger Agreement, the CRII Merger, the CROP Merger or the other transactions contemplated by the CRII Merger Agreement.

The parties have each agreed to give the other party the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against such party and/or its directors relating to the CRII Merger Agreement and the transactions contemplated thereby.
 Publicity
CRII and CCI have agreed, subject to certain exceptions, that they will obtain the other party’s consent (which consent will not be unreasonably withheld, delayed or conditioned) before issuing any press release or other public announcement with respect to the CRII Merger or the CRII Merger Agreement.
 Directors’ and Officers’ Insurance and Indemnification
For a period of six years after the effective time of the CRII Merger, pursuant to the terms of the CRII Merger Agreement and subject to certain limitations, CCI will cause the Surviving Entity to honor all rights to indemnification, advancement of expenses and limitation of liability existing in favor of current and former directors, officers, employees or agents of CRII and its subsidiaries and of individuals who served in certain capacities for other entities at the request of CRII or its subsidiaries (the “Indemnified Parties”) with regard to any actual or alleged acts, errors, omissions or claims occurring prior to the effective time of the CRII Merger by reason of the Indemnified Parties’ position, such rights to be honored solely to the extent provided in (i) the governing documents of CRII or similar organizational documents or agreements of any subsidiary of CRII and (ii) any indemnification or similar agreements which CRII or any of its subsidiaries is a party or bound and which are set forth in the CRII disclosure letter.
For a period of six years after the effective time of the CRII Merger, CCI will, or will cause the Surviving Entity to, either (i) maintain the same limits for directors’ and officers’ liability insurance coverage with terms and conditions that are not less advantageous to CRII’s directors and officers than as provided in CRII’s existing policies or (ii) obtain pre-paid “tail” insurance policies for current and former directors and officers of CRII, with a claims period of at least six years from the effective time of the CRII Merger and with at least the same coverage and amount and containing terms and conditions that are not less advantageous to CRII’s directors and officers than as provided in CRII’s existing policies with respect to actions or omissions which occurred before or at the effective time of the CRII Merger (including the transactions contemplated by the CRII Merger Agreement).
 Board Composition at Closing
The CCI Board currently consists of five directors, including three independent directors. Pursuant to the CRII Merger Agreement, CRII has the right to designate two independent directors to the CCI Board and CCI has the right to designate one independent director to the CCI Board. R. Brent Hardy and Gentry Jensen have each submitted an irrevocable letter of resignation from the CCI Board to be effective upon the closing of the CRII Merger. Upon the consummation of the CRII Merger, the board of directors of the Combined Company after the effective time of the CRII Merger are expected to be Daniel Shaeffer, Chad Christensen, John Lunt (independent director) and two independent directors to be nominated by CRII.
 Closing Conditions of CMRI Merger or CMRII Merger
The CMRI Merger Agreement and the CMRII Merger Agreement each include closing conditions substantially similar to the closing conditions included in the CRII Merger Agreement. If CCI Parties waive or amend any conditions of the CMRI Merger Agreement or the CMRII Merger Agreement without CRII’s prior written consent, CRII may terminate the CRII Merger Agreement.
 Pre-Merger Transactions
If all of the other conditions to the completion of the CRII Merger and the CROP Merger have been met, the CRII Parties have agreed to effect the Pre-Merger Transactions as provided in the CRII Merger Agreement and the accompanying disclosure letter attached thereto. For more information on the Pre-Merger Transactions, see “Related Transactions and Agreements” beginning on page [125].
Conditions to Completion of the CRII Merger
 Mutual Closing Conditions
The obligation of each of the CRII Parties and the CCI Parties to complete the CRII Merger and the CROP Merger is subject to the satisfaction or waiver, on or prior to the closing date, of the following conditions:
•	the CRII Voting Stockholder Approval and the CROP Partner Approvals will have been obtained;
•
all consents, authorizations, orders or approvals of each governmental authority necessary for the consummation of the CRII Merger, the CROP Merger and the other transactions contemplated by the CRII Merger Agreement will have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated;

•
the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the CRII Merger and the CROP Merger, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the CRII Merger Agreement that prohibits, restrains, enjoins or makes illegal the consummation of the CRII Merger, the CROP Merger or the other transactions contemplated by the CRII Merger Agreement; and

•
the registration statement on Form S-4 will have been declared effective and no stop order suspending the effectiveness of the registration statement on Form S-4 will have been issued, and no proceedings for that purpose will have been initiated by the SEC that have not been withdrawn.

 Additional Closing Conditions for the Benefit of the CRII Parties
The obligation of the CRII Parties to complete the CRII Merger and the CROP Merger is subject to the satisfaction or waiver, on or prior to the closing date, of the following additional conditions:
•
the accuracy in all material respects as of the date of the CRII Merger Agreement and the effective time of the CRII Merger of certain representations and warranties made in the CRII Merger Agreement by the CCI Parties regarding (i) certain aspects of the organization and qualification of the CCI Parties, (ii) authority to enter into and approval of the CRII Merger, the CROP Merger and the CRII Merger Agreement, (iii) conflicts or consent requirements in connection with the CRII Merger, (iv) certain aspects of CCI’s capital structure, (v) exemption from registration under the Investment Company Act of CCI and its subsidiaries and (vi) certain tax matters with respect to CCI and its subsidiaries;

•
the accuracy in all but de minimis respects as of the date of the CRII Merger Agreement and the effective time of the CRII Merger of certain representations and warranties made in the CRII Merger Agreement by the CCI Parties regarding certain aspects of CCI’s organization and capital structure;

•
the accuracy as of the date of the CRII Merger Agreement and the effective time of the CRII Merger of all other representations and warranties of the CCI Parties contained in the CRII Merger Agreement, except (i) representations and warranties made as of a specific date will be true and correct only on such date, (ii) where the failure of such representations or warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on CCI and its subsidiaries taken as a whole and (iii) if the CMRI Merger or CMRII Merger has been consummated before the closing date of the CRII Merger, such representations and warranties need not be true and correct as of the CRII closing date if the inaccuracy is due to the consummation of the CMRI Merger or the CMRII Merger;

•
the CCI Parties must have performed and complied in all material respects with all agreements and covenants required by the CRII Merger Agreement to be performed or complied with by them on or prior to the effective time of the CRII Merger;

•
since the date of the CRII Merger Agreement, no event, circumstance, change, effect, development, condition or occurrence will exist or have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a material adverse effect;

•
CRII must have received a certificate, dated the date of the closing of the CRII Merger, signed by the chief executive officer and chief financial officer of CCI, certifying to the effect that the conditions described in the five preceding bullet points have been satisfied;

•	CCI will have received the written consents identified in the CCI disclosure letter in form and substance reasonably acceptable to CRII;
•
CRII must have received the written opinion of DLA Piper dated as of the closing date, regarding CCI’s qualification and taxation as a REIT under the Code commencing with CCI’s taxable year that ended on December 31, 2019; and

•	CRII must have received the written opinion of Goodwin Procter to the effect that the CRII Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.
 Additional Closing Conditions for the Benefit of the CCI Parties
The obligation of the CCI Parties to complete the CRII Merger and the CROP Merger is subject to the satisfaction or waiver, on or prior to the closing date, of the following additional conditions:
•
the accuracy in all material respects as of the date of the CRII Merger Agreement and the effective time of the CRII Merger of certain representations and warranties made in the CRII Merger Agreement by the CRII Parties regarding (i) certain aspects of the organization and qualification of the CRII Parties, (ii) authority to enter into and approval of the CRII Merger, the CROP Merger and the CRII

Merger Agreement, (iii) conflicts or consent requirements in connection with the CRII Merger, (iv) certain aspects of CRII’s capital structure, (v) exemption from registration under the Investment Company Act of CRII and its subsidiaries and (vi) certain tax matters with respect to CRII and its subsidiaries;
•
the accuracy in all but de minimis respects as of the date of the CRII Merger Agreement and the effective time of the CRII Merger of certain representations and warranties made in the CRII Merger Agreement by the CRII Parties regarding certain aspects of CRII’s organization and capital structure;

•
the accuracy as of the date of the CRII Merger Agreement and the effective time of the CRII Merger of all other representations and warranties of the CRII Parties contained in the CRII Merger Agreement, except (i) representations and warranties made as of a specific date will be true and correct only on such date, and (ii) where the failure of such representations or warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on CRII and its subsidiaries taken as a whole;

•
the CRII Parties must have performed and complied in all material respects with all agreements and covenants required by the CRII Merger Agreement to be performed or complied with by them on or prior to the effective time of the CRII Merger;

•
since the date of the CRII Merger Agreement, no event, circumstance, change, effect, development, condition or occurrence will exist or have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute a material adverse effect;

•
CCI must have received a certificate, dated the date of the closing of the CRII Merger, signed by the chief executive officer and chief financial officer of CRII, certifying to the effect that the conditions described in the five preceding bullet points have been satisfied;

•	CRII will have received the written consents identified in the CRII disclosure letter in form and substance reasonably acceptable to CCI;
•
CCI must have received the written opinion of DLA Piper, dated as of the closing date, regarding CRII’s qualification and taxation as a REIT under the Code commencing with CRII’s taxable year that ended on December 31, 2018; and

•	CCI must have received the written opinion of DLA Piper to the effect that the CRII Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.
Termination of the CRII Merger Agreement
 Termination by Mutual Agreement
CRII and CCI may, by written consent, mutually agree to terminate the CRII Merger Agreement before completing the CRII Merger, even after the obtaining the CRII Voting Stockholder Approval and the CROP Partner Approvals.
 Termination by Either CRII or CCI
The CRII Merger Agreement may also be terminated prior to the effective time of the CRII Merger by either CRII or CCI if any of the following occur:
•
The CRII Merger has not occurred on or before the Outside Date. However, the right to terminate due to the failure of the CRII Merger to occur on or before the Outside Date will not be available to CRII or CCI if the failure of CRII or CCI to perform or comply in all material respects with any of their respective obligations, covenants or agreements under the CRII Merger Agreement caused the failure of the CRII Merger to be consummated on the Outside Date.

•
There is any final, non-appealable order issued by a governmental authority of competent jurisdiction that permanently restrains or otherwise prohibits the transactions contemplated by the CRII Merger Agreement. The right to terminate due to the issuance of such an order will not be available to CRII or CCI if the issuance of such final, non-appealable order was primarily due to the failure of CRII or CCI to perform or comply in all material respects with any of their respective obligations, covenants or agreements under the CRII Merger Agreement.

•
The CRII Voting Stockholder Approval and the CROP Partner Approvals have not been obtained. The right to terminate due to the failure to receive the requisite approvals will not be available to CRII or CCI if such failure was primarily due to the failure of CRII or CCI to perform or comply in all material respects with any of their respective obligations, covenants or agreements under the CRII Merger Agreement.

 Termination by CRII
The CRII Merger Agreement may also be terminated prior to the effective time of the CRII Merger by CRII upon any of the following:
(1)
CCI has breached any of its representations or warranties or failed to perform any of its obligations, covenants or agreements set forth in the CRII Merger Agreement, which breach or failure to perform (i) would result in a failure of CCI to satisfy certain closing conditions and (ii) cannot be cured or, if curable, is not cured by CCI by the earlier of 20 days following written notice of such breach or failure from CRII to CCI and two business days before the Outside Date; provided, however, that CRII will not have the right to terminate the CRII Merger Agreement pursuant to the foregoing if CRII is then in breach of any of its representations or agreements set forth in the CRII Merger Agreement such that CCI already had a right to terminate the CRII Merger Agreement as described below; or

(2)
At any time prior to obtaining the CRII Voting Stockholder Approval and the CROP Partner Approvals to permit CRII to enter into an alternative acquisition agreement with respect to a Superior Proposal in accordance with the CRII Merger Agreement so long as the termination payment described below in “—Termination Payment and Expense Reimbursement” is made in full to CCI prior to or concurrently with such termination.

 Termination by CCI
The CRII Merger Agreement may also be terminated prior to the effective time of the CRII Merger by CCI upon any of the following:
(1)
CRII will have breached any of its representations or warranties or failed to perform any of its obligations, covenants or agreements set forth in the CRII Merger Agreement, which breach or failure to perform (i) would result in a failure of CRII to satisfy certain closing conditions and (ii) cannot be cured or, if curable, is not cured by CRII by the earlier of 20 days following of written notice of such breach or failure from CCI to CRII and two business days before the Outside Date; provided, however, that CCI will not have the right to terminate the CRII Merger Agreement pursuant to the foregoing if CCI is then in breach of any of its representations or agreements set forth in the CRII Merger Agreement such that CCI already had a right to terminate the CRII Merger Agreement as described above; or

(2)
At any time prior to obtaining the CRII Voting Stockholder Approval and the CROP Partner Approvals if (i) the CRII Board has made an Adverse Recommendation Change or (iv) CRII shall have materially violated any of its obligations described above in “—Covenants and Agreements—No Solicitation; Change in Recommendation.”

 Termination Payment and Expense Reimbursement
CRII agreed to pay CCI a termination payment in the amount of $10,703,000 (or $11,154,000 if the CCA Note Distribution is not effected) if the CRII Merger Agreement is termination by:
(1)
(A) CCI due to CRII’s breach of the CRII Merger Agreement, and prior to the breach, a bona fide Acquisition Proposal has been communicated to the CRII Board or any person has publicly announced an intention to make such an Acquisition Proposal or (B) CRII or CCI due to the failure to obtain the CRII Voting Stockholder Approval or the CROP Partner Approvals, and prior to the deadline for obtaining the CROP Partner Approvals as set forth in the CROP consent solicitation statement, an Acquisition Proposal has been communicated to CROP’s partners, and within 12 months after the date of either such termination, a transaction in respect of an Acquisition Proposal with respect to CRII or CROP is consummated or CRII or CROP enter into a definitive agreement in respect of an Acquisition Proposal with respect to CRII or CROP that is later consummated;

(2)	CRII in order to accept a Superior Proposal; or
(3)	CCI pursuant to item (2) under “—Termination by CCI” above.
In addition, if the CRII Merger Agreement is terminated because of the failure to obtain the CRII Voting Stockholder Approval or the CROP Partner Approvals, then CRII must reimburse CCI’s expenses incurred in connection with the CRII Merger Agreement, the CRII Merger and the other transactions contemplated by the CRII Merger Agreement. Such reimbursement amount would be credited toward payment of the termination fee amount should the termination fee become due pursuant to item (1) above after such reimbursement.
Miscellaneous Provisions
 Payment of Expenses
Except as described above, all expenses incurred in connection with the CRII Merger Agreement and the other transactions contemplated by the CRII Merger Agreement will be paid by the party incurring such expenses.
 Specific Performance
The parties to the CRII Merger Agreement agree that irreparable harm would occur to the non-breaching party if any of the provisions of the CRII Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy in the event of a breach. Accordingly, except as noted below, the parties agreed that, at any time prior to the termination of the CRII Merger Agreement, the parties will be entitled to an injunction or injunctions to prevent one or more breaches of the CRII Merger Agreement and to enforce specifically the terms and provisions of the CRII Merger Agreement, and each party waived any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such party is entitled at law or in equity. However, the CRII Parties may not seek specific performance to prevent the CCI Parties from amending or waiving any provision of the CMRI Merger Agreement or the CMRII Merger Agreement.
 Amendment; Waiver
Prior to the effective time of the CRII Merger, the parties may, by written agreement, amend the CRII Merger, extend the time for performance of any obligation of the other party, or waive any inaccuracy in the representations and warranties of the other or the other party’s compliance with any agreement or condition contained in the CRII Merger Agreement to the extent permitted by law.
 Governing Law; Waiver of Jury Trial
Except to the extent that the laws of the State of Delaware are mandatorily applicable to the CROP Merger, the CRII Merger Agreement is governed by and construed in accordance with the laws of the State of Maryland without giving effect to its conflicts of laws principles. Each party to the CRII Merger Agreement agreed to waive, to the fullest extent permitted by applicable law, any right to a trial by jury in respect of any suit, action or other proceeding arising out of the CRII Merger Agreement or the transactions contemplated thereby.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of certain terms of CCI’s capital stock, the CCI Charter, the CCI Bylaws and certain provisions of the MGCL governing corporations formed under Maryland law. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of the CCI Charter and the CCI Bylaws and the applicable provisions of the MGCL. The following summary should be read in conjunction with the CCI Charter and the CCI Bylaws and the applicable provisions of the MGCL for complete information on CCI’s capital stock. To obtain copies of the CCI Charter and the CCI Bylaws, see “Where You Can Find More Information” on page [205].
When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us” or “our” refer to CCI and references to (i) “our common stock” refers to CCI Common Stock, (ii) “charter” refers to the CCI Charter, (iii) “board of directors” or “board” refer to the CCI Board, (iv) “conflicts committee” refers to the conflict committee of the CCI Board, (v) “advisory agreement” refers to the CCI Advisory Agreement and (vi) “advisor” refers to CCI Advisor.
Under our charter, we have the authority to issue a total of 1,100,000,000 shares of capital stock consisting of (i) 500,000,000 shares classified as “Class A Common Stock,” par value of $0.01 per share, (ii) 500,000,000 classified as “Class T Common Stock,” par value of $0.01 per share and (iii) 100,000,000 shares of preferred stock, par value of $0.01 per share, of which 5,000,000 have been classified as “Series 2019 Preferred Stock.” Our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that we have authority to issue. As of January 26, 2021, there were 12,214,770.50 shares of Class A Common Stock issued and outstanding, 17,518.32 shares of Class T Common Stock issued and outstanding and 3,308,325.86 shares of CCI Series 2019 Preferred Stock issued and outstanding. Upon completion of the CRII Merger, CCI will issue and there will be outstanding 14,149,943.36 shares of CCI Series 2016 Preferred Stock and 258,550 shares of CCI Series 2017 Preferred Stock with the same rights, privileges and preferences as the CRII Series 2016 Preferred Stock and the CRII Series 2017 Preferred Stock, respectively.
Common Stock
Unless otherwise specified, the description of our common stock refers to both our Class A Common Stock and Class T Common Stock. Subject to the restrictions on the transfer and ownership of our common stock set forth in our charter and except as may otherwise be specified in our charter, and subject to the terms of any class or series of our preferred stock, the holders of our common stock have exclusive voting power and are entitled to one vote per share on all matters submitted to a stockholder vote, including the election of our directors. Our charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of the outstanding shares of our common stock can elect all of our directors.
All shares of our common stock have equal rights as to earnings, assets, distributions and voting. Holders of our common stock are entitled to such distributions as may be authorized and declared from time to time by our board of directors out of legally available funds, subject to any preferential rights of any preferred stock that we may issue. In any liquidation, each outstanding share of common stock entitles its holder to share (based on the percentage of shares held) in the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders. Holders of our common stock have not been granted preemptive rights, which means that stockholders do not have an automatic option to purchase any new shares that we issue, nor do holders of our common stock have any preference, conversion, exchange, sinking fund, redemption or appraisal rights. In connection with the issuance of CCI Common Stock as Merger Consideration in the CRII Merger, we will receive an opinion from DLA Piper that when the shares of our common stock are issued in the manner contemplated in the CRII Merger Agreement, they will be duly authorized, validly issued, fully paid and non-assessable.
Our board of directors has authorized the issuance of shares of our common stock without certificates; therefore, we will not issue certificates for shares of our common stock. Shares of our common stock will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. Information regarding restrictions on the transferability of our shares that, under Maryland law, would otherwise have been required to appear on our share certificates will instead be furnished to stockholders upon request and without charge. These requests should be delivered or mailed to: Cottonwood Communities, Inc., 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
We maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. DST Systems, Inc. acts as our registrar and as the transfer agent for shares of our common stock. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the new owner delivers a properly executed form to us, which form we will provide to any registered holder upon request.
Our board of directors authorized two classes of our common stock to provide broker-dealers participating in our current offering of shares of our common stock with more flexibility in facilitating sales of our common stock to investors. The only differences between the two classes are the different compensation structures to participating broker-dealers which are described below. The amount of upfront selling commissions differs for each of the Class A Common Stock and Class T Common Stock, and there is a deferred selling commission with respect to the Class T Common Stock.
We expect to designate new classes of our common stock after the CRII Merger closes. These different classes of common stock will have different combinations of upfront and deferred selling commissions to be paid by the investor and other fees payable to our dealer manager and participating broker-dealers to be paid by our company. We currently intend to rename our current Class T shares of common stock as “Class TX” shares and classify three new classes of common stock: Class T, D and I shares.
 Class A Common Stock
The Class A Common Stock was established on August 13, 2019, and all shares of our common stock outstanding as of such date were reclassified as Class A Common Stock. In connection with the sale of our Class A Common Stock, our advisor pays the dealer manager selling commissions of up to 6% of the gross primary offering proceeds, all of which may be reallowed to participating broker-dealers. In addition, our advisor also pays the dealer manager a dealer manager fee of up to 3% of the gross primary offering proceeds as compensation for acting as the dealer manager and for expenses incurred in connection with marketing our shares and wholesaler compensation. No upfront or deferred selling commissions or dealer manager fees are paid for shares of Class A Common Stock sold under our distribution reinvestment plan.
 Class T Common Stock
Our advisor pays the dealer manager selling commissions of up to 3% of the gross primary offering proceeds from the sale of our Class T Common Stock, all of which may be reallowed to participating broker-dealers. In addition, our advisor also pays the dealer manager a dealer manager fee of up to 3% of the gross primary offering proceeds from the sale of our Class T Common Stock as compensation for acting as the dealer manager and for expenses incurred in connection with marketing our shares and wholesaler compensation. No upfront or deferred selling commissions or dealer manager fees are paid for shares of Class T Common Stock sold under our distribution reinvestment plan.
Subject to FINRA limitations on underwriting compensation and certain other limitations described below, our advisor will pay the dealer manager a deferred selling commission with respect to our outstanding shares of Class T Common Stock sold in our primary offering equal to 1% per annum of the estimated value per share for the Class T Common Stock for three years from the date on which such share is issued.
The deferred selling commission will accrue daily based on the number of shares of Class T Common Stock outstanding on each day that were sold in our primary offering within the previous three years of such date and be paid monthly in arrears. The dealer manager will reallow all of the deferred selling commissions to participating broker-dealers and servicing broker-dealers as described below. Shares of Class T Common Stock purchased pursuant to our distribution reinvestment plan or received as a stock dividend are not subject to a deferred selling commission. Because our advisor has agreed to pay the deferred selling commissions and other underwriting compensation on our behalf without reimbursement by us, the deferred selling commission will have no impact on us or on holders of our Class T Common Stock.
Payment of the deferred selling commissions with respect to individual shares of Class T Common Stock will cease when they are no longer outstanding, including as a result of conversion to shares of Class A Common Stock and redemption or repurchase. Each share of Class T Common Stock held in a stockholder’s account will automatically and without any action on the part of the holder thereof convert into a share of Class A Common Stock, on the earliest to occur of the following: (i) a listing of the Class A Common Stock on a national securities exchange; (ii) a merger or consolidation of our company with or into another entity, or the sale or other disposition of all or substantially all of our assets; and (iii) the last calendar day of the month in which we and our dealer manager, in conjunction with our transfer agent, determine that the deferred selling commission paid with respect to shares of Class T Common Stock held by such stockholder within such account equals or exceeds 3% of the aggregate gross purchase price of the shares of Class T Common Stock held by such stockholder within such account and purchased in a primary offering. In addition, after termination of a primary offering registered under the Securities Act, payment of the deferred selling commission with respect to each share of Class T Common Stock sold in that primary offering will cease, on the date when we, with the assistance of our dealer manager, determine that all underwriting compensation paid or incurred with respect to the primary offering covered by that registration statement from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all shares sold for our account through that primary offering. Further, each share of Class T Common Stock sold in that primary offering, each share of Class T Common Stock sold under a distribution reinvestment plan pursuant to the same registration statement that was used for that primary offering, and each share of Class T Common Stock received as a stock dividend with respect to such shares sold in such primary offering or distribution reinvestment plan will automatically and without any action on the part of the holder thereof convert into a share of Class A Common Stock on the last calendar day of the month in which such determination is made. We cannot predict if or when certain of the foregoing events will occur. If we redeem a portion, but not all of the shares of Class T Common Stock held in a stockholder’s account, the underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the shares of Class T Common Stock that were redeemed and those shares of Class T Common Stock that were retained in the account. Likewise, if a portion of the shares of Class T Common Stock in a stockholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the shares of Class T Common Stock that were transferred and the shares of Class T Common Stock that were retained in the account.
With respect to the conversion of shares of Class T Common Stock into shares of Class A Common Stock, each share of Class T Common Stock will convert without any action on the part of the holder thereof into a number of shares of Class A Common Stock equal to such share of Class T Common Stock multiplied by a fraction, the numerator of which is the most recent NAV per share of Class T Common Stock and the denominator of which is the most recent NAV per share of Class A Common Stock. Stockholders will receive notice that their shares of Class T Common Stock have been converted into shares of Class A Common Stock in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent, notification from the transfer agent or notification through the next account statement following the conversion. We currently expect that the conversion of each share of Class T Common Stock will be on a one-for-on basis, as we expect the NAV per share of Class A Common Stock and Class T Common Stock will be the same as there are currently no class-specific expenses associated with the different share classes.
Preferred Stock
Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without approval of our common stockholders. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.
We currently have outstanding one class of preferred stock, the CCI Series 2019 Preferred Stock. In connection with the CRII Merger, we will classify two additional classes of preferred stock, the CCI Series 2016 Preferred Stock and the CCI Series 2017 Preferred Stock, and issue those shares to the former preferred stockholders of CRII as described in this information statement/prospectus. Other than the CCI Series 2019 Preferred Stock, CCI Series 2016 Preferred Stock and CCI Series 2017 Preferred Stock, our board of directors has no present plans to issue additional preferred stock but may do so at any time in the future without stockholder approval.

 Series 2019 Preferred Stock
We have classified 5,000,000 shares of our preferred stock as “Series 2019 Preferred Stock.” We are currently offering shares of the CCI Series 2019 Preferred Stock at $10.00 per share pursuant to a private placement offering. The CCI Series 2019 Preferred Stock ranks senior to our common stock and will rank on parity with the CCI Series 2016 Preferred Stock and the CCI Series 2017 Preferred Stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of us.
Preferred Dividend. Holders of the CCI Series 2019 Preferred Stock are entitled to receive a preferred dividend equal to a 5.5% cumulative but not compounded annual return on the purchase price per share of $10.00. In the event that we extend the term of the CCI Series 2019 Preferred Stock beyond December 31, 2023, the preferred dividend will increase to 6% during such extended term. If we further extend the term beyond December 31, 2024, the preferred dividend will remain at 6% during such additional extended term.
Term. Unless the CCI Series 2019 Preferred Stock have been redeemed for cash in connection with an optional redemption or a special redemption event (each as described below), we will, on December 31, 2023 (which date may be extended for two one-year extensions in our sole discretion), redeem all shares of the CCI Series 2019 Preferred Stock for cash at a redemption price per share equal to $10.00 plus all accrued and unpaid dividends thereon through the redemption date to the extent there are funds legally available therefor, and subject to the preferential rights of the holders of any class or series of our stock ranking senior to the CCI Series 2019 Preferred Stock with respect to priority of distributions.
Voting. Holders of the CCI Series 2019 Preferred Stock are not entitled to vote at any meeting of our stockholders for the election of directors or for any other purpose, or otherwise participate in any action taken by us or our stockholders.
Optional Early Redemption. Subject to the special redemption rights described below, we may, at our option, redeem shares of CCI Series 2019 Preferred Stock, in whole or in part from time to time, for cash beginning on January 1, 2022 at a price per share equal to $10.00 plus all accrued and unpaid dividends thereon through the date on which such shares are redeemed. The redemption date will be selected by us and will be not less than 15 nor more than 60 days after the date on which we send notice of the optional redemption. Redemptions of some but not all of the shares of CCI Series 2019 Preferred Stock will be made on a pro rata basis unless our board elects to provide the holders of such shares a “first come, first serve” redemption option.
Special Redemption Rights. Upon a special redemption event, we have the right to redeem the CCI Series 2019 Preferred Stock at any time on a date selected by us in our sole discretion at a redemption price equal to $10.00 plus all accrued and unpaid dividends thereon through the redemption date, even if the special redemption event occurs prior to January 1, 2022. A “special redemption event” means the date on which shares of our common stock are listed for trading on a national securities exchange with at least three market makers or a New York Stock Exchange specialist.
Repurchase Rights. Upon the request of a holder of CCI Series 2019 Preferred Stock and subject to certain hold periods and other restrictions, we may, in the sole discretion of our board of directors, repurchase shares of CCI Series 2019 Preferred Stock from such stockholder at a repurchase price equal to 88%, 90%, 92%, 94% or 96% of the purchase price of $10.00 during the first, second, third, fourth and fifth years of ownership, respectively, and thereafter, at a repurchase price of 98% of the purchase price. In the event of the death or complete disability of a stockholder, we may, in the sole discretion of our board, repurchase the shares of CCI Series 2019 Preferred Stock held by such stockholder at repurchase price of $10.00, provided that such stockholder has held its shares for at least two years.
 Series 2016 Preferred Stock
In connection with the CRII Merger, we will classify 14,500,000 shares of our preferred stock as “Series 2016 Preferred Stock” and issue one share of CCI Series 2016 Preferred Stock for each share of CRII Series 2016 Preferred Stock issued and outstanding immediately prior to the effective time of the CRII Merger. The rights, preferences and privileges of the CCI Series 2016 Preferred Stock will be substantially similar to the rights, preferences and privileges of the CRII Series 2016 Preferred Stock. The CCI Series 2016 Preferred Stock will rank senior to our common stock and on parity with the CCI Series 2019 Preferred Stock and the CCI Series 2017 Preferred Stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of us.

Preferred Dividend. Holders of the CCI Series 2016 Preferred Stock are entitled to receive a preferred dividend equal to a 7% cumulative but not compounded annual return on the purchase price per share of $10.00.
Term. Unless the CCI Series 2016 Preferred Stock have been redeemed for cash in connection with an optional redemption (as described below), we will, on January 31, 2022 (which date may be extended for one additional year in our sole discretion), redeem all shares of the CCI Series 2016 Preferred Stock for cash at a redemption price per share equal to $10.00 plus all accrued and unpaid dividends thereon through the redemption date to the extent there are funds legally available therefor, and subject to the preferential rights of the holders of any class or series of our stock ranking senior to the CCI Series 2016 Preferred Stock with respect to priority of distributions.
Voting. Holders of the CCI Series 2016 Preferred Stock are not entitled to vote at any meeting of our stockholders for the election of directors or for any other purpose.
Optional Redemption. We may, at our option, redeem shares of CCI Series 2016 Preferred Stock, in whole or in part from time to time, for cash at a price per share equal to $10.00 plus all accrued and unpaid dividends thereon through the date on which such shares are redeemed. The redemption date will be selected by us and will be not less than 15 nor more than 60 days after the date on which we send notice of the optional redemption. Redemptions of some but not all of the shares of CCI Series 2016 Preferred Stock will be made on a pro rata basis unless our board elects to provide the holders of such shares a “first come, first serve” redemption option.
 Series 2017 Preferred Stock
In connection with the CRII Merger, we will classify 5,000,000 shares of our preferred stock as “Series 2017 Preferred Stock” and issue one share of CCI Series 2017 Preferred Stock for each share of CRII Series 2017 Preferred Stock issued and outstanding immediately prior to the effective time of the CRII Merger. The rights, preferences and privileges of the CCI Series 2017 Preferred Stock will be substantially similar to the rights, preferences and privileges of the CRII Series 2017 Preferred Stock. The CCI Series 2017 Preferred Stock will rank senior to our common stock and on parity with the CCI Series 2019 Preferred Stock and the CCI Series 2016 Preferred Stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of us.
Preferred Dividend. Holders of the CCI Series 2017 Preferred Stock are entitled to receive a preferred dividend equal to a 7.5% cumulative but not compounded annual return on the purchase price per share of $10.00. In the event that we extend the term of the CCI Series 2017 Preferred Stock beyond January 31, 2022, the preferred dividend will increase to 8% during the extended term.
Term. Unless the CCI Series 2017 Preferred Stock have been redeemed for cash in connection with an optional redemption (as described below), we will, on January 31, 2022 (which date may be extended for two one-year extensions in our sole discretion), redeem all shares of the CCI Series 2017 Preferred Stock for cash at a redemption price per share equal to $10.00 plus all accrued and unpaid dividends thereon through the redemption date to the extent there are funds legally available therefor, and subject to the preferential rights of the holders of any class or series of our stock ranking senior to the CCI Series 2017 Preferred Stock with respect to priority of distributions.
Voting. Holders of the CCI Series 2017 Preferred Stock are not entitled to vote at any meeting of our stockholders for the election of directors or for any other purpose.
Optional Redemption. We may, at our option, redeem shares of CCI Series 2017 Preferred Stock, in whole or in part from time to time, for cash at a price per share equal to $10.20 plus all accrued and unpaid dividends thereon through the date on which such shares are redeemed; provided, however, that if the optional redemption occurs on or after January 31, 2022, the redemption price per share will be $10.00 plus all accrued and unpaid dividends thereon through the date on which such shares are redeemed. The redemption date will be selected by us and will be not less than 15 nor more than 60 days after the date on which we send notice of the optional redemption. Redemptions of some but not all of the shares of CCI Series 2017 Preferred Stock will be made on a pro rata basis unless our board elects to provide the holders of such shares a “first come, first serve” redemption option.

Meetings and Special Voting Requirements
An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of our independent directors, our chief executive officer, our president or upon the written request of stockholders holding at least 10% of the shares entitled to be cast on any issue proposed to be considered at the special meeting. Upon receipt of a written request of common stockholders holding the requisite number of shares stating the purpose of the special meeting, our secretary will provide all of our stockholders written notice of the meeting and the purpose of such meeting. The meeting must be held not less than 15 days nor more than 60 days after the distribution of the notice of the meeting. The presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast at any stockholder meeting constitutes a quorum. Unless otherwise provided by the MGCL or our charter, the affirmative vote of a majority of all votes cast is necessary to take stockholder action. With respect to the election of directors, each candidate nominated for election to the board of directors must receive a majority of the votes present, in person or by proxy, in order to be elected. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.
Our charter provides that the concurrence of our board of directors is not required in order for the common stockholders to amend the charter, dissolve the corporation or remove directors. However, we have been advised that the MGCL does require board approval in order to amend our charter or dissolve. Without the approval of a majority of the shares of common stock entitled to vote on the matter, our board of directors may not:
•	amend the charter to adversely affect the rights, preferences and privileges of the common stockholders;
•	amend charter provisions relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions;
•	cause our liquidation or dissolution after our initial investment;
•	sell all or substantially all of our assets other than in the ordinary course of business; or
•	cause our merger or reorganization.
With respect to common stock owned by CCI Advisor, any director or any of their affiliates, neither CCI Advisor nor any such director, nor any of their affiliates may vote or consent on matters submitted to stockholders regarding the removal of CCI Advisor, such directors or any of their affiliates or any transaction between us and any of them. To the extent permitted by the MGCL, in determining the requisite percentage in interest of shares necessary to approve a matter on which CCI Advisor, our directors or their affiliates may not vote or consent, any shares owned by any of them will not be included.
The term of our advisory agreement with our advisor is one year but it may be renewed for an unlimited number of successive one-year periods upon the mutual consent of our advisor and us, with the approval (by majority vote) of our conflicts committee. Our conflicts committee annually reviews our advisory agreement with our advisor. While our stockholders do not have the ability to vote to replace our advisor or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of all the votes entitled to be cast generally in the election of directors, to remove a director from our board of directors.
Advance Notice for Stockholder Nominations and Proposals of New Business
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of our bylaws. Our bylaws contain a similar notice requirement in connection with nominations for directors at a special meeting of stockholders called for the purpose of electing one or more directors. Failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.

Inspection of Books and Records
Any stockholder will be permitted access to our corporate records to which it is entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable copying charge. As a part of our books and records, we maintain at our principal office an alphabetical list of the names, addresses and telephone numbers of our stockholders, along with the number of shares of our common stock held by each of them. We update our stockholder list at least quarterly and it is available for inspection by any stockholder or its designated agent upon request. We will also mail a copy of the list to any stockholder within 10 days of the stockholder’s request. We may impose a reasonable charge for expenses incurred in reproducing such list. Stockholders, however, may not sell or use this list for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of our company. The purposes for which stockholders may request this list include matters relating to their voting rights. Each common stockholder who receives a copy of the stockholder list must keep such list confidential and share such list only with its employees, representatives or agents who agree in writing to maintain the confidentiality of the stockholder list.
If our advisor or our board of directors neglects or refuses to exhibit, produce or mail a copy of the stockholder list as requested, our advisor or board, as the case may be, will be liable to the common stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list and any actual damages suffered by any common stockholder for the neglect or refusal to produce the list. It will be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is not for a proper purpose but is instead for the purpose of securing such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of our company. We may require that the stockholder requesting the stockholder list represent that the request is not for a commercial purpose unrelated to the stockholder’s interest in our company. The remedies provided by our charter to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law, or the law of any state.
Under the MGCL, a common stockholder is also entitled to inspect and copy (at all reasonable times) the following corporate documents: bylaws, minutes of the proceedings of stockholders, annual statements of affairs, voting trust agreements and stock records for certain specified periods. In addition, within seven days after a request for such documents is presented to an officer or our resident agent, we will have the requested documents available on file at our principal office.
Restriction on Ownership of Shares of Capital Stock
 Ownership Limit
To maintain our REIT qualification, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals under the Code) during the last half of each taxable year. In addition, at least 100 persons who are independent of us and each other must beneficially own our outstanding shares for at least 335 days per 12-month taxable year or during a proportionate part of a shorter taxable year. Each of the requirements specified in the two preceding sentences will not apply to any period prior to the second year for which we elect to be taxed as a REIT. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Code. However, we cannot assure you that this prohibition will be effective.
To help ensure that we meet these tests, our charter prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of our aggregate outstanding shares unless exempted by our board of directors. Our board of directors may waive this ownership limit with respect to a particular person if the board of directors receives evidence that ownership in excess of the limit will not jeopardize our REIT status. For purposes of this provision, we treat corporations, partnerships and other entities as single persons.
Any attempted transfer of our shares that, if effective, would result in a violation of our shares being owned by fewer than 100 persons will be null and void and the prohibited transferee will not acquire any rights in such shares. Any attempted transfer of our shares that, if effective, would result in a violation of our ownership limit will be null and void and will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries and the prohibited transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the attempted transfer. We will designate a trustee of the trust that will not be affiliated with us or the prohibited transferee. We will also name one or more charitable organizations as a beneficiary of the trust.
Shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The prohibited transferee will not benefit economically from any of the shares held in trust, will not have any rights to dividends or distributions and will not have the right to vote or any other rights attributable to the shares held in the trust. The trustee will receive all dividends and distributions on the shares held in trust and will hold such dividends or other distributions in trust for the benefit of the charitable beneficiary. The trustee may vote any shares held in trust. Subject to Maryland law, the trustee will also have the authority (i) to rescind as void any vote cast by the prohibited transferee prior to our discovery that the shares have been transferred to the trustee and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from us that any of our shares of our stock have been transferred to the trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee whose ownership of the shares will not violate the above restrictions. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee and to the charitable beneficiary as follows. The prohibited transferee will receive the lesser of (i) the price paid by the prohibited transferee for the shares or, if the prohibited transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the “market price” (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the prohibited transferee by the amount of dividends and other distributions which have been paid to the prohibited transferee and are owed by the prohibited transferee to the trustee and by the amount of any costs incurred by us in connection with the transfer. Any net sale proceeds in excess of the amount payable to the prohibited transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the trustee, the shares are sold by the prohibited transferee, then (i) the shares will be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited transferee received an amount for the shares that exceeds the amount such prohibited transferee was entitled to receive as set forth in this paragraph, the excess will be paid to the trustee upon demand.
In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price (as defined in our charter) at the time of the devise or gift) and (ii) the market price (as defined in our charter) on the date we, or our designee, accept the offer, both as reduced by the amount of any costs incurred by us in connection with the transfer. We will have the right to accept the offer until the trustee has sold the shares held in trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee. We may reduce the amount payable to the prohibited transferee by the amount of dividends and distributions which have been paid to the prohibited transferee and are owed by the prohibited transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.
Any person who acquires or attempts to acquire shares in violation of the foregoing restrictions or who would have owned the shares that were transferred to any such trust must immediately notify us of such event, and any person who proposes or attempts to acquire or receive shares in violation of the foregoing restrictions must give us at least 15 days’ written notice prior to such transaction. In both cases, such persons will provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.
The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT. The ownership limit does not apply to any underwriter in an offering of our shares or to a person or persons exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT would not be jeopardized.

Within 30 days after the end of each taxable year, every owner of 5% or more of our outstanding capital stock (or such lower percentage as required by law or regulation) will be asked to deliver to us a statement setting forth the number of shares owned directly or indirectly by such person and a description of how such person holds the shares. Each such owner will also provide us with such additional information as we may request in order to determine the effect, if any, of its beneficial ownership on our status as a REIT and to ensure compliance with our ownership limit.
These restrictions could delay, defer or prevent a transaction or change in control of our company that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders.
 Suitability Standards and Minimum Purchase Requirements
State securities laws and our charter require that purchasers of our common stock meet standards regarding (i) net worth or income and (ii) minimum purchase amounts. Subsequent purchasers, i.e., potential purchasers of a stockholder’s shares, must also meet the net worth or income standards, and unless a stockholder is transferring all of such stockholder’s shares, such stockholder may not transfer such shares in a manner that causes the transferee to own fewer than the number of shares required to meet the minimum purchase requirements. These suitability and minimum purchase requirements are applicable until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for stockholders to sell their shares. All sales must also comply with applicable state and federal securities laws.
Distributions
We expect to continue to pay distributions on a monthly basis. During the early stages of our operations, it is likely that we will use sources of funds which may constitute a return of capital to fund distributions. Through September 30, 2020, we have funded distributions with proceeds from our offerings. In the discretion of our board of directors, these distributions may be authorized and declared based on daily record dates or a single record date as of the end of the month. The rate will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. Our board of directors has not pre-established a percentage range of return for distributions to stockholders. We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.
Generally, our policy is to make distributions from cash flow from operations. However, we expect to have little, if any, cash flow from operations available for distribution until we make substantial investments. During our offering stage, when we may raise capital in our offering more quickly than we acquire income-producing assets, and for some period after our offering stage, we may not be able to make distributions solely from our cash flow from operations. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation. In these instances, we expect to look to third party borrowings to fund our distributions. We may also fund such distributions from the sale of assets or from the maturity, payoff or settlement of debt investments. Such distributions will likely exceed our earnings or cash flow from operations for the corresponding period. Our charter permits us to make distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such distributions. If we make distributions from sources other than our cash flow from operations, we will have less funds available for investment in properties and other assets.
To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to U.S. federal income tax on the income that we distribute to our stockholders each year. Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
For more information with respect to our distributions, see “The Companies—Cottonwood Communities, Inc.—Distribution Information” beginning on page [60].
Tender Offers by Stockholders
Our charter provides that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with certain notice and disclosure requirements. These procedural requirements with respect to tender offers apply to any widespread solicitation for shares of our stock at firm prices for a limited time period.
In order for one of our stockholders to conduct a tender offer to another stockholder, our charter requires that the stockholder comply with Regulation 14D of the Exchange Act and provide us with notice of such tender offer at least ten business days before initiating the tender offer. Pursuant to our charter, Regulation 14D would require any stockholder initiating a tender offer to provide:
•	specific disclosure to stockholders focusing on the terms of the offer and information about the bidder;
•	the ability to allow stockholders to withdraw tendered shares while the offer remains open;
•	the right to have tendered shares accepted on a pro rata basis throughout the term of the offer if the offer is for less than all of our shares; and
•	that all stockholders of the subject class of shares be treated equally.
In addition to the foregoing, there are certain ramifications to stockholders should they attempt to conduct a noncompliant tender offer. If any stockholder initiates a tender offer without complying with the provisions set forth above, all tendering stockholders will have the opportunity to rescind the tender of their shares to the noncomplying stockholder within 30 days of our issuance of a position statement on such noncompliant tender offer. The noncomplying stockholder will also be responsible for all of our expenses in connection with that stockholder’s noncompliance.
Business Combinations
Under the MGCL, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combination” includes mergers, consolidations, share exchanges, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (i) any person who beneficially owns 10% or more of the voting power of the corporation’s shares or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of the outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of the voting stock of the corporation other than shares of stock held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.
These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.
None of these provisions of the MGCL will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. We have opted out of these provisions by resolution of our board of directors. However, our board of directors may, by resolution, opt in to the business combination statute in the future.
Control Share Acquisitions
The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. “Control shares” are voting shares that, if aggregated with all other shares owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers:
•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of control shares.
Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights for control shares are considered and not approved.
If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.
The control share acquisition statute does not apply to shares of stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
Subtitle 8 of the MGCL
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:
•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and
•	a majority requirement for the calling of a special meeting of stockholders.
Although our board of directors has no current intention to opt in to any of the above provisions permitted under Maryland law, our charter does not prohibit our board from doing so. Becoming governed by any of these provisions could discourage an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our securities. Note that through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directors. Our bylaws may be amended by our stockholders or the board of directors.
Distribution Reinvestment Plan
Our board of directors has adopted a distribution reinvestment plan pursuant to which stockholders may elect to have their dividends and other distributions reinvested in additional shares of our common stock. Purchases pursuant to our distribution reinvestment plan will be in the same class of shares as the shares for which such stockholders received the distributions that are being reinvested. The following discussion summarizes the principal terms of this plan.
 Eligibility
All of our common stockholders are eligible to participate in our distribution reinvestment plan; however, we may elect to deny participation in the distribution reinvestment plan if a stockholder resides in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes participation impracticable or inadvisable. At any time prior to the listing of our shares of common stock on a national stock exchange, stockholders must cease participation in our distribution reinvestment plan if they no longer meet the net income and net worth standards set forth in our charter or the then-current prospectus. Participants must agree to notify us promptly when they no longer meet these standards.
 Election to Participate
Stockholders may elect to participate in the distribution reinvestment plan by completing a subscription agreement or other enrollment form approved by us. Participation in the distribution reinvestment plan will begin with the next distribution made after receipt of a stockholder’s enrollment form. Stockholders can choose to have all of their distributions reinvested through the distribution reinvestment plan. Stockholders may change their election at any time by completing a new enrollment form or other form provided for that purpose.
 Stock Purchases
Shares will be purchased under the distribution reinvestment plan on the date that we make the distribution and will be in the same class of shares as the shares for which such stockholder received the distributions that are being reinvested. The purchase of fractional shares is a permissible and likely result of the reinvestment of distributions under the distribution reinvestment plan.
The purchase price for shares of both classes of our common stock purchased under the distribution reinvestment plan is $10.00 per share. Once we establish an NAV per share of our common stock, shares issued pursuant to our distribution reinvestment plan will be priced at the NAV per share. We expect to establish an NAV per share of our common stock no later than May 17, 2021.
 Account Statements
Stockholders or their designee will receive a confirmation of purchases under the distribution reinvestment plan no less than quarterly. Confirmations will disclose (i) each distribution reinvested for the stockholder’s account during the period, (ii) the date of the reinvestment, (iii) the number and price of the shares purchased and (iv) the total number of shares in the stockholder’s account. In addition, within 90 days after the end of each calendar year, we will provide stockholders with an individualized report on their investment, including the purchase dates, purchase price, number of shares owned and the amount of distributions made in the prior year.

 Fees and Commissions and Use of Proceeds
No upfront or deferred selling commissions or dealer manager fees are payable on shares sold under the distribution reinvestment plan. We use the proceeds from the sale of shares under our distribution reinvestment plan for general corporate purposes, including, but not limited to (i) the repurchase of shares under our share repurchase program, (ii) capital expenditures related to our investments in multifamily apartment communities and multifamily real estate-related assets, (iii) reserves required by any financings of our investments, (iv) the acquisition of assets and (v) the repayment of debt. We cannot predict with any certainty how much, if any, distribution reinvestment plan proceeds will be available for specific purposes.
 Voting
Stockholders may vote all shares, including fractional shares, that they acquire through the distribution reinvestment plan.
 Termination of Participation
Once enrolled, stockholders may continue to purchase shares under our distribution reinvestment plan until we have sold all of the shares registered in our offering, have terminated the offering or have terminated the distribution reinvestment plan. Stockholders may terminate their participation in the distribution reinvestment plan at any time by providing us with written notice. For a stockholder’s termination to be effective for a particular distribution, we must have received their notice of termination at least 10 business days prior to the last day of the fiscal period to which the distribution relates. Any transfer of a participant’s shares will result in a termination of the participation of those shares in the distribution reinvestment plan. We will terminate a stockholder’s participation in the distribution reinvestment plan to the extent that a reinvestment of the stockholder’s distributions would cause it to violate the ownership limitations contained in our charter, unless the stockholder has obtained an exemption from the ownership limit from our board of directors.
 Amendment or Termination of the Plan
We may amend or terminate the distribution reinvestment plan for any reason upon 10 days’ written notice to the participants, except we may not amend the distribution reinvestment plan to remove the right of a stockholder to terminate participation in the plan. With respect to material changes, we may provide notice by including such information (i) in a Current Report on Form 8-K or in our annual or quarterly reports filed with the SEC and (ii) in a separate mailing to the participants. With respect to immaterial changes, we may provide notice by including such information (i) in a Current Report on Form 8-K or in our annual or quarterly reports filed with the SEC, (ii) in a separate mailing to the participants or (iii) on our website.
Share Repurchase Program
Our board of directors has adopted a share repurchase program that may enable stockholders to sell their shares of common stock to us in limited circumstances. Subject to the limitations discussed below and in further detail in our share repurchase program document, repurchases will be made in the discretion of our board of directors. The terms on which we repurchase shares differs between repurchases upon the death or “complete disability” (as defined in our share repurchase program) of the stockholder (collectively referred to as “Exceptional Repurchases”) and all other repurchases (referred to as “Ordinary Repurchases”).
 Eligible Stockholders
Our share repurchase program is intended to provide limited interim liquidity for our stockholders until a secondary market develops for our shares of common stock, at which time the program will terminate. No such market presently exists, and there can be no assurance that any market for our shares will ever develop. Our share repurchase program is generally available only for stockholders who have held their shares for at least one year and who acquired their shares directly from us or received their shares (directly or indirectly) through one or more non-cash transactions. In other words, once our shares are transferred for value by a stockholder, the transferee and all subsequent holders of the shares are not eligible to participate in our share repurchase program. These limits may prevent us from accommodating all repurchase requests made in any year.

There is no one-year holding requirement with respect to Exceptional Repurchases. In addition, our board of directors reserves the right, in its sole discretion, at any time and from time to time, to waive the one-year holding requirement in the event of other exigent circumstances such as bankruptcy or a mandatory distribution requirement under a stockholder’s individual retirement plan.
 Repurchase Prices
In the case of Ordinary Repurchases, upon the request of a stockholder, repurchases will be made in the discretion of our board of directors and at the following repurchase prices:
•
Beginning on the first anniversary of the share acquisition date and prior to the third anniversary of the share acquisition date, the purchase price for the repurchased shares will be equal to 85% of the estimated value per share;

•
Beginning on the third anniversary of the share acquisition date and prior to the fifth anniversary of the share acquisition date, the purchase price for the repurchased shares will be equal to 90% of the estimated value per share; and

•	Beginning on the fifth anniversary of the share acquisition date and every year thereafter, the purchase price for the repurchased shares will be equal to 95% of the estimated value per share.
In the case of Exceptional Repurchases, upon the request of a stockholder or its estate, heir or beneficiary, repurchases will be made in the discretion of our board of directors and at the following repurchase prices:
•	Until the second anniversary of the share acquisition date, the purchase price for the repurchased shares will be equal to 95% of the estimated value per share; and
•	Following the second anniversary of the share acquisition date, the purchase price for the repurchased shares will be equal to the estimated value per share.
For the purposes of our share repurchase program, the “estimated value per share” will initially be equal to the purchase price per share at which the original purchaser of the shares acquired its shares from us, and the purchase price per share will be adjusted to reflect any stock dividends, combinations, splits, recapitalizations or any similar transaction with respect to the shares outstanding. We plan to establish an estimated NAV per share of our common stock based on valuations of our assets and liabilities no later than May 17, 2021, and annually thereafter. Upon our establishment of an estimated NAV per share of our common stock, the estimated NAV per share will be the estimated value per share for purposes of our share repurchase program.
 Limitations on Repurchases
There are several limitations on our ability to repurchase shares under our share repurchase program:
•	Unless the shares are being repurchased in connection with an Exceptional Repurchase, we generally may not repurchase shares unless the stockholder has held the shares for at least one year.
•	During any calendar year, we may repurchase no more than 5% of the weighted-average number of shares of our common stock outstanding during the prior calendar year (the “5% Limit”).
•
During any calendar year, we may repurchase only the number of shares that we could purchase with the amount of net proceeds from the sale of shares under our distribution reinvestment plan during the prior calendar year (the “DRP Limit”). Notwithstanding the foregoing, we may increase or decrease the funding available for the repurchase of shares pursuant to our share repurchase program upon 15 days’ notice to our stockholders. We may provide notice by including such information (i) in a Current Report on Form 8-K or in our annual or quarterly reports filed with the SEC, (ii) in a separate mailing to stockholders or (iii) during our offering, in a prospectus supplement.

•
We have no obligation to repurchase shares if the repurchase would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

 Special Provisions for Exceptional Repurchases
Repurchases of shares upon the complete disability of a stockholder will only be available to stockholders who become completely disabled after the purchase of their shares. If the shares are purchased by joint owners, the repurchase upon complete disability or death will be available when either joint owner first becomes completely disabled or dies.
Our board of directors, in its sole discretion, will determine in good faith whether a stockholder becomes completely disabled based on the definition of “disabled” under the federal Social Security Act. The federal Social Security Act generally defines disabled or disability as the inability to engage in any substantial gainful activity because of a medically determinable physical or mental impairment(s) that either (i) can be expected to result in death or (ii) has lasted or that we can expect to last for a continuous period of not less than 12 months. Our board of directors may rely on a determination made by the Social Security Administration’s office in the stockholder’s state of residence in making its determination that the stockholder’s medical condition is considered a disability under the Social Security Act.
 General Terms for Repurchase
Unless otherwise approved by our board of directors in its sole discretion, we will repurchase shares on the last business day of each quarter; provided, however we will not repurchase shares on the same day we make a dividend payment. Qualifying stockholders who desire to redeem their shares must give written notice to us by completing a repurchase request form and returning it to us through our transfer agent, DST Systems, Inc. We or our transfer agent must receive a stockholder’s written request for repurchase at least five business days before the repurchase date in order for us to repurchase the stockholder’s shares on the repurchase date.
If we cannot repurchase all shares presented for repurchase in any quarter in which we are repurchasing shares, then we will repurchase all shares on a pro rata basis during the relevant quarter. If we do not completely satisfy a stockholder’s repurchase request on a repurchase date because we or our transfer agent did not receive the request in time or because of the restrictions on the number of shares we could repurchase under the program, we will treat the unsatisfied portion of the repurchase request as a request for repurchase on the next repurchase date at which funds are available for repurchases unless the stockholder withdraws its request before the next repurchase date. Any stockholder may withdraw a repurchase request upon written notice to us if such notice is received by us at least five business days before the repurchase date.
In general, and unless otherwise approved by our board of directors in its sole discretion, a stockholder may present to us fewer than all of the shares then owned for repurchase, except that the minimum number of shares that must be presented for repurchase must be at least 25% of the stockholder’s shares. If, however, an Exceptional Repurchase is being requested, or a repurchase is requested by a stockholder due to other exigent circumstances, such as bankruptcy or a mandatory distribution requirement under such stockholder’s individual retirement account, a minimum of 10% of the stockholder’s shares may be presented for repurchase; provided, however, that unless otherwise approved by our board of directors in its sole discretion, any future repurchase request by such stockholder must be for at least 25% of the stockholder’s remaining shares.
In the event a stockholder will own fewer than 100 shares as a result of a repurchase request, we will repurchase all of the shares held by such stockholder in order to avoid having stockholders holding fewer than 100 shares. Such repurchases will count against the 5% Limit but will not count against the DRP Limit.
Neither any member of our board of directors, nor our advisor or sponsor, nor any of their affiliates will receive any fee on our repurchases of shares pursuant to our share repurchase program.
 Termination, Suspension or Amendment
Our board of directors may amend, suspend or terminate our share repurchase program for any reason upon 15 days’ notice to our stockholders. We may provide notice by including such information (i) in a Current Report on Form 8-K or in our annual or quarterly reports filed with the SEC, (ii) in a separate mailing to stockholders or (iii) during our offering, in a prospectus supplement.
If we suspend our share repurchase program (in whole or in part), except as otherwise provided by our board of directors, until the suspension is lifted, we will not accept any requests for the repurchase of shares to which such suspension applies in subsequent periods and any such requests and all pending requests that are subject to the suspension will not be honored or retained, but will be returned to the requesting stockholder and must be resubmitted when the program is resumed.
During the three and nine months ended September 30, 2020, we repurchased 31,307 and 0 shares of CCI Class A Common Stock and CCI Class T Common Stock, respectively, for $268,613, which was an average price of $8.58. No shares of our common stock were repurchased during the years ended December 31, 2019 and 2018.
No shares of CCI Series 2019 Preferred Stock were repurchased during the three or nine months ended September 30, 2020 or during the year ended December 31, 2019.
 Amendments to Share Repurchase Program
Following the CRII Merger, we intend to revise our share repurchase program to allow us to make monthly redemptions with an aggregate value of up to 5% of our NAV each quarter. This would be a significant increase in maximum capacity compared to our current share redemption program, which limits redemptions of shares during any calendar year to no more than 5% of the weighted average number of shares outstanding during the prior calendar year. Our current share redemption program is also limited by funding restrictions that may prevent us from redeeming the maximum number of shares permitted under the program. We intend to remove these funding restrictions. Because the actual level of redemptions under our share repurchase program as amended would also depend on our ability to fund redemptions and our other capital needs, we may not be able to make redemptions up to the maximum capacity permitted by the program. However, our intention is to increase our stockholders’ access to liquidity through an expansion of our current share repurchase program.
Following the closing of the CRII Merger, we intend to repurchase shares under the share repurchase program on a monthly basis. For newly designated share classes purchased after we resume our public offering following the CRII Merger, the redemption price will be equal to the most recently disclosed monthly NAV, or at 95% of the most recently disclosed NAV if the shares have been held for less than a year. For shares currently outstanding, our Class A and our Class T (which will be reclassified to Class TX) common stock, the repurchase price will not change except that stockholders may have their shares repurchased at 100% of NAV after a five-year hold period. We intend to calculate our NAV monthly. Our NAV will be determined pursuant to valuation guidelines adopted by our board of directors which we expect to be consistent with industry practice.
Exclusive Forum for Certain Litigation
Our charter provides that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action or proceeding asserting a claim of breach of any duty owed by any of our directors or officers or other employees to us or to our stockholders, (iii) any action or proceeding asserting a claim arising pursuant to any provision of the MGCL or our charter or bylaws or (iv) any action or proceeding asserting a claim that is governed by the internal affairs doctrine, and any of record or beneficial stockholder who is a party to such an action or proceeding must cooperate in any request that we may make that the action or proceeding be assigned to the Court’s Business and Technology Case Management Program.
Restrictions on Roll-Up Transactions
A Roll-Up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity that is created or would survive after the successful completion of the transaction, which we refer to as a Roll-Up Entity. This term does not include:
•	a transaction involving our securities that have been for at least 12 months listed on a national securities exchange; or
•
a transaction involving only our conversion into a trust or association if, as a consequence of the transaction, there will be no significant adverse change in the voting rights of our common stockholders, the term of our existence, the compensation to our advisor or our investment objectives.

In connection with any proposed Roll-Up Transaction, an appraisal of all of our assets will be obtained from a competent independent expert. Our assets will be appraised on a consistent basis, and the appraisal will be based on an evaluation of all relevant information and will indicate the value of our assets as of a date immediately preceding the announcement of the proposed Roll-Up Transaction. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal will be filed with the SEC and, if applicable, the states in which registration of such securities is sought, as an exhibit to the registration statement for the offering. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent expert will clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to our stockholders in connection with any proposed Roll-Up Transaction.
In connection with a proposed Roll-Up Transaction, the person sponsoring the Roll-Up Transaction must offer to our common stockholders who vote “no” on the proposal the choice of:
•	accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction; or
•	one of the following:
•	remaining as common stockholders of us and preserving their interests in us on the same terms and conditions as existed previously; or
•	receiving cash in an amount equal to the stockholders’ pro rata share of the appraised value of our net assets.
We are prohibited from participating in any proposed Roll-Up Transaction:
•
that would result in our common stockholders having democracy rights in a Roll-Up Entity that are less than those provided in our charter and bylaws with respect to the election and removal of directors and the other voting rights of our common stockholders, annual reports, annual and special meetings of common stockholders, the amendment of our charter and our dissolution;

•
that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity, or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares of common stock that such investor had held in us;

•	in which investors’ rights of access to the records of the Roll-Up Entity would be less than those provided in our charter and described above in “—Inspection of Books and Records”; or
•	in which any of the costs of the Roll-Up Transaction would be borne by us if the Roll-Up Transaction would not be approved by our common stockholders.
Note, however, that these restrictions on Roll-Up Transactions can be removed from our charter by a vote of the holders of a majority of our outstanding shares eligible to vote on the matter, which is the same standard required to approve a Roll-Up Transaction under Maryland law. Therefore, the restrictions are not likely to impede a proposed Roll-Up Transaction that does not meet the above requirements if it is nonetheless favored by the holders of a majority of our common stock.
Registrar and Transfer Agent
We have engaged DST Systems, Inc. to serve as the registrar and transfer agent for our common stock and preferred stock. The address and telephone number of our transfer agent is as follows:
DST Systems, Inc.
430 W. 7th Street, Suite 219065
Kansas City, Missouri 64105
Attn: Group Vice President – Full Service
or
Attn: Cottonwood (for investor account changes)
Fax: (855) 338-1452
To ensure that any account changes or updates are made promptly and accurately, all changes and updates should be directed to the transfer agent, including any change to a stockholder’s address, ownership type, distribution mailing address, or distribution reinvestment plan election, as well as stockholder repurchase requests under our share repurchase program.

SUMMARY OF FIFTH AMENDED AND RESTATED CROP PARTNERSHIP AGREEMENT
In connection with the CROP Merger, the CROP Partnership Agreement will be amended and restated to reflect the changes resulting from (i) the Mergers, (ii) the consolidation of the terms of the partnership agreements of CROP, CCOP, CMRI OP and CMRII OP and (iii) other modifications, such agreement to become effective at the effective at the time of the CROP Merger. The following is merely a summary of some of the material provisions of the Amended and Restated CROP Partnership Agreement and is qualified in its entirety by reference thereto. The following summary should be read in conjunction with the Amended and Restated CROP Partnership Agreement for complete information on the rights, terms, conditions and obligations of the partners. To obtain a copy of the Amended and Restated CROP Partnership Agreement, see “Where You Can Find More Information” on page [205].
When used in this section, the following terms will refer to: (i) “Common Limited Partners” will refer to the holders of the CROP Common Units and (ii) “LTIP Limited Partners” will refer to the holders of the CROP LTIP Units and the CROP Special LTIP Units.
 General Partner and Limited Partners
Cottonwood Communities GP Subsidiary, LLC, or Merger Sub (the “General Partner”), will be the general partner of CROP following the effective time of the CRII Merger and the CROP Merger. In connection with all issuances of CCI Common Stock or other securities of CCI, CCI will contribute to the General Partner and the General Partner will make capital contributions to CROP of the proceeds from such issuances.
CC Advisors III, LLC, or CCI Advisor (the “Special Limited Partner”), will be the special limited partner of CROP following the effective time of the CROP Merger. The limited partners of CROP immediately prior to the effective time of the CROP Merger will continue to be limited partners of CROP following the CROP Merger. The limited partners of CCOP (which may include the limited partners of CMRI OP and CMRII OP if the CMRI Merger and the CMRII Merger are completed prior to the CROP Merger) immediately prior to the effective time of the CROP Merger will be admitted as limited partners of CROP upon consummation of the CROP Merger, other than the special limited partner that owns the CCOP Special Limited Partner Interest and CROP or any affiliate of CROP that owns CCOP Partnership Units.
At the effective time of the CROP Merger, the CROP Unit Split will be effected whereby each CROP Participating Partnership Unit issued and outstanding immediately prior to the CROP Merger will be split into 2.015 CROP Participating Partnership Units. Immediately following the CROP Unit Split, CROP will issue CROP units to former partners of CCOP as consideration for the CROP Merger as described in “The CRII Merger Agreement—Consideration to be Received in the CRII Merger and the CROP Merger.”
 Operations
The CROP Partnership Agreement requires that CROP be operated in a manner that will enable it to (i) conduct any business that may be lawfully conducted by a limited partnership organized pursuant to DRULPA and in such a manner as to permit CCI at all times to qualify as a REIT and not be subject to any taxes under Section 857 or Section 4981 of the Code, (ii) enter into any partnership, joint venture or other similar arrangement and (iii) do anything necessary, convenient or incidental to the foregoing.
 Capital Contributions and Issuances of Additional Partnership Units
The General Partner is authorized to cause CROP to issue additional partnership interests for any purpose and at any time, including, but not limited to, additional classes of partnership interests issued in connection with acquisitions of properties, to the partners or to other persons on terms and conditions established by the General Partner in its sole discretion and without the approval of any limited partner. The General Partner is authorized to cause CROP to issue partnership interests (i) upon the conversion, redemption or exchange of any debt or other securities issued by CROP, (ii) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and CROP and (iii) in connection with any merger of any other entity into CROP or any of its subsidiaries if set forth in the applicable merger agreement. Any additional partnership interests issued by CROP may be issued in one or more classes or series with designations, preferences and other rights that are senior to any CROP limited partner interests.
CCI may not issue any additional securities other than to all holders of CCI Common Stock unless (i) CROP issues to the General Partner and the General Partner issues to CCI partnership interests or options, warrants, convertible or exchangeable securities or other rights of CROP having designations, preferences and other rights, with substantially similar economic interests as the additional securities and (ii) CCI contributes to the General Partner and the General Partner contributes to CROP the net proceeds from the issuance of such additional securities and from any exercise of rights contained in such additional securities. Notwithstanding the foregoing, CCI may issue additional securities in connection with an acquisition of property to be held directly by CCI but only if such acquisition and issuance have been approved and determined to be in the best interests of CCI, the General Partner and CROP by a majority of CCI’s independent directors. CCI generally may issue additional securities for less than fair market value, and cause CROP to issue to the General Partner corresponding partnership interests (and CCI to issue corresponding interests), if (i) CCI concludes in good faith that such issuance is in the best interests of CCI, the General Partner and CROP (including, by way of example, the issuance of shares of CCI Common Stock and corresponding CROP general partner units pursuant to an employee share purchase plan or stock option plan providing for purchases of CCI Common Stock at a discount from the fair market value) and (ii) CCI contributes to the General Partner and the General Partner contributes to CROP all proceeds from such issuance and exercise.
 Distributions of Net Income and Net Loss
Distributions of Cash from Operations. Unless otherwise provided in the Amended and Restated CROP Partnership Agreement, CROP will distribute cash from operations as follows:
(1)	First, to the Special Limited Partner until the Special Limited Partner has received an amount equal to the Performance Allocation (as defined below).
(2)
Second, to the holders of the Series 2016 Preferred Units, the Series 2017 Preferred Units and the Series 2019 Preferred Units as set forth in the partnership unit designations attached to the Amended and Restated CROP Partnership Agreement; and

(3)	Third, to the Common Limited Partners, the LTIP Limited Partners and the General Partner in proportion to their percentage interests.
So long as CCI qualifies as a REIT, CCI, and consequently, the General Partner and CROP, will be required to distribute at least 90% of their taxable income.
Distributions Upon Liquidation. Upon liquidation of CROP, after payment of, or adequate provision for, debts and obligations of CROP, including any partner loans and any preferred distributions required pursuant to the partnership unit designation and after payment of any accrued but undistributed Performance Allocation, any remaining assets of CROP will be distributed to the Common Limited Partners, the LTIP Limited Partners and the General Partner as set forth above in “—Distributions of Cash from Operations.”
 Performance Allocation
So long as the Amended and Restated Advisory Agreement has not been terminated (including by means of non-renewal), the Special Limited Partner will be entitled to a distribution (the “Performance Allocation”), promptly following the end of each year (which will accrue on a monthly basis) in an amount equal to:
(1)
First, if the Total Return for the applicable period exceeds the sum of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the Special Limited Partner equals 12.5% of the sum of (A) the Hurdle Amount for that period and (B) any amount allocated to the Special Limited Partner pursuant to this clause; and

(2)	Second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.
For purposes of this section:
“Hurdle Amount” refers to, for any period during a calendar year, an amount that results in a 5% annualized internal rate of return on the net asset value of the Participating Partnership Units outstanding at the beginning of the then-current calendar year (but for the year 2021, beginning as of the effective date of the CROP Merger) and all Participating Partnership Units issued since the beginning of the applicable calendar year (but for the year 2021, beginning as of the effective date of the CROP Merger), taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such Participating Partnership Units and all issuances of Participating Partnership Units over the period and calculated in accordance with recognized industry practices. The ending net asset value of the Participating Partnership Units used in calculating the internal rate of return will be calculated before giving effect to any allocation or accrual to the Participating Performance Allocation and any applicable distribution fee expenses, provided that the calculation of the Hurdle Amount for any period will exclude any Participating Partnership Units repurchased during such period, which Participating Partnership Units will be subject to the Performance Allocation upon such repurchase as described in below.
“Loss Carryforward Amount” refers to an amount equal to zero initially and which will cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return, provided that the Loss Carryforward Amount will at no time be less than zero, and provided further, that the calculation of the Loss Carryforward Amount will exclude the Total Return related to any Participating Partnership Units repurchased during such year, which Participating Partnership Units will be subject to the Performance Allocation upon such repurchase as described below.
“Participating Partnership Units” refers to the CROP Common Units, the CROP LTIP Units, the CROP Special LTIP Units or the CROP general partner units, and excludes any CROP preferred units.
“Total Return” refers to for any period since the end of the prior calendar year (but for the year 2021, beginning as of the effective date of the CROP Merger), the sum of: (i) all distributions accrued or paid (without duplication) on the Participating Partnership Units outstanding at the end of such period since the beginning of the then-current calendar year (but for the year 2021, beginning as of the effective date of the CROP Merger) plus (ii) the change in aggregate net asset value of such Participating Partnership Units since the beginning of such year (but for the year 2021, since the effective date of the CROP Merger), before giving effect to (A) changes resulting solely from the proceeds of issuances of the Participating Partnership Units, (B) any allocation or accrual to the Performance Allocation and (C) any applicable distribution fee expenses (including any payments made to the General Partner for payment of such expenses). For the avoidance of doubt, the calculation of Total Return will (i) include any appreciation or depreciation in the net asset value of the Participating Partnership Units issued during the then-current calendar year (but for the year 2021, beginning as of the effective date of the CROP Merger) but (ii) exclude the proceeds from the initial issuance of such Participating Partnership Units.
The following special provisions will be applicable to the Performance Allocation:
•	Any amount by which Total Return falls below the Hurdle Amount and that does not constitute Loss Carryforward Amount will not be carried forward to subsequent periods.
•
With respect to all CROP partnership units that are repurchased at the end of any month in connection with repurchases of shares of CCI Common Stock pursuant to CCI’s share repurchase plan, the Special Limited Partner will be entitled to such Performance Allocation in an amount calculated as described above calculated in respect of the portion of the year for which such CROP partnership units were outstanding, and proceeds for any such CROP partnership unit repurchase will be reduced by the amount of any such Performance Allocation.

•
The Performance Allocation may be payable in cash or CROP Common Units at the election of the Special Limited Partner. If the Special Limited Partner elects to receive such distributions in CROP Common Units, the Special Limited Partner will receive the number of CROP Common Units that results from dividing the Performance Allocation by the net asset value per CROP Common Unit at the time of such distribution. If the Special Limited Partner elects to receive such distributions in CROP Common Units, the Special Limited Partner may request CROP to redeem such CROP Common Units from the Special Limited Partner at any time thereafter pursuant to the Amended and Restated CROP Partnership Agreement. Any CROP Common Units received by the Special Limited Partner will not be subject to the one-year holding requirement with respect to the exchange right described below.

•
The measurement of the change in net asset value for the purpose of calculating the Total Return is subject to adjustment by the CCI Board to account for any dividend, split, recapitalization or any other similar change in CROP’s capital structure or any distributions that the CCI Board deems to be a return of capital if such changes are not already reflected in CROP’s net assets.

•	The Special Limited Partner will not be obligated to return any portion of the Performance Allocation paid due to the subsequent performance of CROP.
•
In the event that the CCI Advisory Agreement is terminated (including by means of non-renewal), the Special Limited Partner will be allocated any accrued Performance Allocation with respect to all CROP partnership units as of the date of such termination.

 Rights, Obligations and Powers of the General Partner
The General Partner generally has full, complete and exclusive discretion to manage and control the business of CROP. This authority generally includes, among other things, the authority to:
•	acquire, purchase, own, operate, manage, lease, dispose of and exchange any property and other assets;
•	develop land, construct buildings and make other improvements or renovations on property owned or leased by CROP;
•	authorize, issue, sell, redeem or otherwise purchase any partnership interests or any securities of CROP;
•	manage the financings of CROP and become a guarantor or co-maker on any indebtedness of the General Partners or its subsidiaries;
•	make loans or advances to any person, including affiliates of the General Partner and CROP, for any purpose pertaining to the business of CROP;
•	pay, either directly or by reimbursement, all administrative expenses to third parties, CCI, the General Partner or its affiliates;
•	use assets of CROP for any purpose consistent with the Amended and Restated CROP Partnership Agreement;
•	lease all or any portion of any of CROP’s assets;
•	prosecute, defend, arbitrate or compromise any and all claims or liabilities in favor of or against CROP, its partners or its assets;
•	deal with any and all governmental agencies having jurisdiction over CROP’s assets or business;
•	make or revoke any election permitted or required of CROP by any taxing authority and file all federal, state and local income tax returns on behalf of CROP;
•	maintain such insurance coverage for the protection of CROP, its assets, or any other purpose convenient or beneficial to CROP and manage any insurance proceeds;
•	hire and dismiss employees and contractors of CROP;
•
retain legal counsel, accountants, consultants, real estate brokers and other persons for services of any kind in connection with CROP’s business and pay such remuneration as the General Partner deems reasonable;

•	negotiate and enter into agreements on behalf of CROP;
•	distribute cash or other assets of CROP in accordance with the Amended and Restated CROP Partnership Agreement;
•	form or acquire an interest in, and contribute property to, any limited or general partnership, joint venture, limited liability company, corporation, subsidiary or other entity or relationship;
•	establish reserves for working capital, capital expenditures, contingent liabilities or any other purpose of CROP;
•	merge, consolidate or combine CROP with or into another entity;
•	take any and all actions necessary to adopt or modify any distribution reinvestment plan of CROP or CCI; and
•	take all acts necessary to ensure CROP will not be classified as a “publicly traded partnership.”

 Reimbursement of Expenses
The General Partner will not be compensated for its services as general partner of CROP. The General Partner and CCI will be entitled to reimbursement by CROP for all administrative expenses incurred on behalf of CROP, including any salaries or other payments to directors or officers of the General Partner and CCI and any accounting and legal expenses of the General Partner and CCI, which such expenses the partners have agreed are expenses of CROP and not the General Partner or CCI. In addition to the reimbursement by CROP of all administrative expenses, CROP will pay or reimburse the General Partner and CCI for the following:
•
costs and expenses relating to the formation and operation of CCI, the General Partner and their subsidiaries, including any costs, expenses or fees payable to any director or officer of the General Partner or CCI;

•	costs and expenses relating to any offering, issuance or registration of securities by CCI or the General Partner and all statements, reports, fees and expenses incidental thereto;
•	costs and expenses associated with any repurchase of any securities by CCI or the General Partner;
•	costs and expenses associated with the preparation and filing of any periodic or other reports and communications by CCI or the General Partner under federal, state or local laws or regulations;
•	costs and expenses associated with compliance by CCI and the General Partner with laws, rules and regulations promulgated by any regulatory body, including the SEC;
•
costs and expenses incurred by CCI or the General Partner relating to any issuance or redemption of any CROP partnership interests, CCI Common Stock or any other securities of CCI or the General Partner; and

•	all other operating or administrative costs of CCI and the General Partner incurred in the ordinary course of their business on behalf of or in connection with CROP.
 Exchange Right
Subject to certain restrictions described below and in the Amended and Restated CROP Partnership Agreement, each Common Limited Partner will have the right to exchange its CROP Common Units for, at the option of CROP, an equivalent number of shares of CCI Common Stock (the “REIT Shares Amount”), or cash equal to the fair market value of the CCI Common Stock (the “Cash Amount”), which would have otherwise been received pursuant to such exchange. The exchange right is not available until all of the following have occurred (the “Exchange Date”): (i) the Common Limited Partner has held its CROP Common Units for at least one year following the effective time of the CROP Merger (including, if applicable, the amount of time such Common Limited Partner held the CROP preferred units or CROP LTIP Units which were converted into such CROP Common Units), (ii) the shares of CCI Common Stock to be issued pursuant to the redemption have been registered with the SEC and the registration statement has been declared effective, or an exemption from registration is available and (iii) the exchange does not result in a violation of the restrictions on stock ownership set forth in the CCI Charter. A Common Limited Partner may not deliver more than two Exchange Notices during each calendar year and may not exercise the exchange right for less than 1,000 CROP Common Units or, if such Limited Partner owns less than 1,000 CROP Common Units, all of the CROP Common Units held by such Common Limited Partner. The General Partner has the right to assign this exchange right to CCI.
 Call Right of the General Partner
In the event of a General Partner Liquidity Event (as defined below) or immediately prior to a General Partner Liquidity Event, the General Partner will have the right to purchase all of the CROP Common Units held by a Common Limited Partner and all of the CROP LTIP Units and/or CROP Special LTIP Units held by an LTIP Limited Partner at a price equal to the Cash Amount; provided, however, that the General Partner may, in its sole discretion, beginning on or after the Exchange Date, elect to purchase such called units by paying to such limited partner the REIT Shares Amount in lieu of the Cash Amount. A “General Partner Liquidity Event” means the (i) the sale of all or substantially all of (A) the General Partner partnership interests held by the General Partner or (B) the interests in the General Partner held by CCI, (ii) the sale, exchange or merger of the General Partner or CCI or (iii) any listing of the CCI Common Stock on a national securities exchange; provided, however, that each the foregoing does not include the liquidation of the General Partner and transfer of its General Partner interest to CCI or the transfer by CCI of all of its partnership interests in CROP to the General Partner. The General Partner has the right to assign this call right to CCI.
 Amendment of Amended and Restated CROP Partnership Agreement
The General Partner’s consent will be required for any amendment of the Amended and Restated CROP Partnership Agreement. The General Partner, without the consent of any limited partner (other than the Special Limited Partner if such amendment adversely affects the economic rights of the Special Limited Partner), may amend the Amended and Restated CROP Partnership Agreement in any respect; provided, however, that the following amendments will require a majority vote of the Common Limited Partners:
•	any amendment affecting the operation of the conversion factor or exchange right in a manner adverse to the Common Limited Partners;
•
any amendment that would adversely affect the rights of the Common Limited Partners to receive the distributions payable to them pursuant to the Amended and Restated CROP Partnership Agreement (other than with respect to the issuance of additional Participating Partnership Units and CROP preferred units);

•
any amendment that would economically reduce CROP’s relative share of net income and net loss to the limited partners (other than with respect to the issuance of additional Participating Partnership Units and CROP preferred units); or

•	any amendment that would impose on the limited partners any obligation to make additional capital contributions to CROP.
 Term and Dissolution
CROP will have perpetual duration, unless sooner dissolved upon the first to occur of the following:
•	the General Partner declares bankruptcy, is removed or withdraws from CROP, provided, however, that the remaining partners may decide to continue the business of CROP;
•	90 days after the sale or other disposition of all or substantially all of the assets of CROP (but not a transfer to a General Partner subsidiary); or
•	the determination by the General Partner that CROP should be dissolved.
 Transferability of Interests
The limited partners of CROP generally may not transfer all or any portion of their limited partner interest in CROP without the consent of the General Partner. The General Partner also may not transfer all or any portion of its general partner interest in CROP or withdraw as the general partner, and CCI may not transfer its interest in the General Partner, other than as permitted in the Amended and Restated CROP Partnership Agreement. In addition, the General Partner may not engage in any merger, consolidation or other combination with or into another entity, or sell all or substantially all of its assets, which in each case results in a change of control of the General Partner or CCI unless (i) the transaction is approved by a majority vote of the Common Limited Partners, (ii) as a result of the transaction, all Common Limited Partners will receive for each CROP Common Unit an amount of cash, securities or other property equal in value to the amount a holder of one share of CCI Common Stock received in the transaction (or in the case of a purchase, tender or exchange offer accepted by more than 50% of the outstanding CCI Common Stock, the greatest amount the limited partner would have received had it exercised its exchange right and sold, tendered or exchanged pursuant to such offer), or (iii) the General Partner or CCI is the surviving entity in the transaction and either (A) the holders of shares of CCI Common Stock receive no consideration in the transaction or (B) the Common Limited Partners receive for each CROP Common Unit, an amount of cash, securities or other property that is no less than the amount a holder of one share of CCI Common Stock receives in the transaction.
 Limitation on Liabilities
The General Partner, its affiliates, or any of their respective officers, trustees, directors, stockholders, partners, members, employees, representatives or agents, and any officer, employee, representative or agent of CROP and its affiliates and such other persons designated by the General Partner will not be liable for monetary damages to CROP or any of its partners for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if acting in good faith.
 Series 2016 Preferred Units
In connection with the issuance by CRII of the CRII Series 2016 Preferred Stock, CROP classified 14,500,000 of its preferred units as “Series 2016 Preferred Units.” The rights, powers, privileges, restrictions, qualifications and limitations of the Series 2016 Preferred Units are set forth in a partnership unit designation attached to the Amended and Restated CROP Partnership Agreement. The Series 2016 Preferred Units will rank senior to the CROP Common Units and on parity with the Series 2017 Preferred Units and the Series 2019 Preferred Units with respect to distribution rights and rights upon liquidation, dissolution or winding up of CROP. All of the Series 2016 Preferred Units are issued to the General Partner and correspond to the number issued and outstanding shares of CRII Series 2016 Preferred Stock.
Distributions. Holders of the Series 2016 Preferred Units are entitled to receive a distribution equal to a 7% cumulative but not compounded annual return on the purchase price of $10.00.
Voting. Holders of the Series 2016 Preferred Units are not entitled to vote on any matters.
Mandatory Redemption. CROP will, on January 31, 2022 (which may be extended), redeem all of the Series 2016 Preferred Units for cash at a redemption price equal to $10.00 per unit plus all accrued and unpaid distributions thereon through the redemption date to the extent there are funds legally available therefor, and subject to the preferential rights of the holders of any partnership units that have a liquidation preference to the Series 2016 Preferred Units. The General Partner may, in its sole discretion and only if CCI extends the term of the CCI Series 2016 Preferred Stock, extend the redemption date of the Series 2016 Preferred Units to January 31, 2023.
Ownership Restrictions. The Series 2016 Preferred Units are transferable and must be owned and held at all times solely by the General Partner or CCI.
Adjustments. If the number of outstanding shares of CCI Series 2016 Preferred Stock is adjusted at any time or from time to time as a result of any stock dividend, or any reclassification, subdivision or combination of the outstanding shares of CCI Series 2016 Preferred Stock into a greater or smaller number of shares of CCI Series 2016 Preferred Stock, then a similar adjustment to the number of outstanding Series 2016 Preferred Units will be made in order to preserve the economic equivalence of the CCI Series 2016 Preferred Stock and the Series 2016 Preferred Units.
 Series 2017 Preferred Units
In connection with the issuance by CRII of the CRII Series 2017 Preferred Stock, CROP classified 5,000,000 of its preferred units as “Series 2017 Preferred Units.” The rights, powers, privileges, restrictions, qualifications and limitations of the Series 2017 Preferred Units are set forth in a partnership unit designation attached to the Amended and Restated CROP Partnership Agreement. The Series 2017 Preferred Units will rank senior to the CROP Common Units and on parity with the Series 2016 Preferred Units and the Series 2019 Preferred Units with respect to distribution rights and rights upon liquidation, dissolution or winding up of CROP. All of the Series 2017 Preferred Units are issued to the General Partner and correspond to the number issued and outstanding shares of CRII Series 2017 Preferred Stock.
Distributions. Holders of the Series 2017 Preferred Units are entitled to receive a distribution equal to a 7.5% cumulative but not compounded annual return on the purchase price of $10.00. In the event that the Series 2017 Preferred Units are outstanding on or after February 1, 2022, the distribution rate will increase to 8%.
Voting. Holders of the Series 2017 Preferred Units are not entitled to vote on any matters.
Mandatory Redemption. Unless the Series 2017 Preferred Units have been redeemed for cash in connection with an optional redemption (as described below), CROP will, on January 31, 2022 (which may be extended), redeem all of the Series 2017 Preferred Units for cash at a redemption price equal to $10.00 per unit plus all accrued and unpaid distributions thereon through the redemption date to the extent there are funds legally available therefor, and subject to the preferential rights of the holders of any partnership units that have a liquidation preference to the Series 2017 Preferred Units. The General Partner may, in its sole discretion and only if CCI extends the term of the CCI Series 2017 Preferred Stock, extend the redemption date of the Series 2017 Preferred Units for up to two successive one-year periods.

Optional Redemption. CROP may, in the sole discretion of the General Partner, redeem the Series 2017 Preferred Units at any time prior to January 31, 2022, in whole or in part, for cash at a redemption price equal to $10.20 per unit plus all accrued and unpaid distributions through the redemption date.
Ownership Restrictions. The Series 2017 Preferred Units are transferable and must be owned and held at all times solely by the General Partner or CCI.
Adjustments. If the number of outstanding shares of CCI Series 2017 Preferred Stock is adjusted at any time or from time to time as a result of any stock dividend, or any reclassification, subdivision or combination of the outstanding shares of CCI Series 2017 Preferred Stock into a greater or smaller number of shares of CCI Series 2017 Preferred Stock, then a similar adjustment to the number of outstanding Series 2017 Preferred Units will be made in order to preserve the economic equivalence of the CCI Series 2017 Preferred Stock and the Series 2017 Preferred Units.
 Series 2019 Preferred Units
In connection with the CROP Merger, CROP will classify 5,000,000 of its preferred units as “Series 2019 Preferred Units” and issue one Series 2019 Preferred Unit for each CCOP Series 2019 Preferred Unit issued and outstanding immediately prior to the effective time of the CROP Merger. The rights, powers, privileges, restrictions, qualifications and limitations of the Series 2019 Preferred Units are substantially similar to those of the CCOP Series 2019 Preferred Units and are set forth in a partnership unit designation attached to the Amended and Restated CROP Partnership Agreement. The Series 2019 Preferred Units will rank senior to the CROP Common Units and on parity with the Series 2016 Preferred Units and the Series 2017 Preferred Units with respect to distribution rights and rights upon liquidation, dissolution or winding up of CROP. All of the Series 2019 Preferred Units will be issued to the General Partner and correspond to the number issued and outstanding shares of CCI Series 2019 Preferred Stock following the effective time of the CROP Merger.
Distributions. Holders of the Series 2019 Preferred Units will be entitled to receive a distribution equal to a 5.5% cumulative but not compounded annual return on the purchase price of $10.00. In the event that the Series 2019 Preferred Units are outstanding on or after January 1, 2024, the distribution rate will increase to 6%.
Voting. Holders of the Series 2019 Preferred Units will not be entitled to vote on any matters.
Mandatory Redemption. Unless the Series 2019 Preferred Units have been redeemed for cash in connection with an optional redemption or a special redemption event (each as described below), CROP will, on December 31, 2023 (which may be extended), redeem all of the Series 2019 Preferred Units for cash at a redemption price equal to $10.00 per unit plus all accrued and unpaid distributions thereon through the redemption date to the extent there are funds legally available therefor, and subject to the preferential rights of the holders of any partnership units that have a liquidation preference to the Series 2019 Preferred Units. The General Partner may, in its sole discretion and only if CCI extends the term of the CCI Series 2019 Preferred Stock, extend the redemption date of the Series 2019 Preferred Units for up to two successive one-year periods.
Optional Redemption. Subject to the special redemption rights described below, CROP may, in the sole discretion of the General Partner, redeem the Series 2019 Preferred Units at any time prior to January 1, 2022, in whole or in part, for cash at a redemption price equal to $10.00 per unit plus all accrued and unpaid distributions through the redemption date.
Special Redemption Event. Upon a special redemption event, CROP may, in the sole discretion of the General Partner, redeem the Series 2019 Preferred Units for cash at a redemption price equal to $10.00 per unit plus all accrued and unpaid distributions thereon through the redemption date. A “special redemption event” means the date that the shares of CCI Common Stock are listed for trading on a national securities exchange with at least three market makers or a New York Stock Exchange specialist.
Ownership Restrictions. The Series 2019 Preferred Units are transferable and must be owned and held at all times solely by the General Partner or CCI.
Adjustments. If the number of outstanding shares of CCI Series 2019 Preferred Stock is adjusted at any time or from time to time as a result of any stock dividend, or any reclassification, subdivision or combination of the outstanding shares of CCI Series 2019 Preferred Stock into a greater or smaller number of shares of CCI Series

2019 Preferred Stock, then a similar adjustment to the number of outstanding Series 2019 Preferred Units will be made in order to preserve the economic equivalence of the CCI Series 2019 Preferred Stock and the Series 2019 Preferred Units.
 LTIP Units and Special LTIP Units
CRII grants equity awards of CROP LTIP Units and CROP Special LTIP Units (for purposes of this section referred to collectively as the “LTIP Units”) to certain executives and employees of CRII and CROP under CRII’s long-term incentive program, or LTIP Program. The LTIP Units are a separate series of limited partnership units of CROP, which are convertible into CROP Common Units upon achieving certain vesting and performance requirements. CRII’s LTIP Program currently authorizes CROP to issue up to 2,000,000 LTIP Units. Awards of LTIP Units are subject to the conditions and restrictions determined by the CRII Board, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If the conditions and/or restrictions included in an LTIP Unit award agreement are not attained, holders will forfeit the LTIP Units granted under such agreement. Unless otherwise provided, the CROP LTIP Unit awards (whether vested or unvested) will entitle the holder to receive current distributions from CROP, and the CROP Special LTIP Units (whether vested or unvested) will entitle the holder to receive 10% of the current distributions from CROP. When the LTIP Units have vested and sufficient income has been allocated to the holder of the vested LTIP Units, the LTIP Units will automatically convert to CROP Common Units on a one-for-one basis.
The LTIP Units are structured as “profits interests” for U.S. federal income tax purposes, and CRII does not expect the grant, vesting or conversion of the LTIP Units to produce a tax deduction for CRII based on current U.S. federal income tax law. As profits interests, the LTIP Units initially will not have full parity, on a per unit basis, with the CROP Common Units with respect to liquidating distributions. Upon the occurrence of specified events, the LTIP Units can, over time, achieve full parity with the CROP Common Units and therefore, accrete to an economic value for the holder equivalent to the CROP Common Units. If such parity is achieved, the LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into CROP Common Units, which in turn may be exchanged, upon the occurrence of certain events, by the holder for a cash amount based on the value of a share of CCI Common Stock or for shares of CCI Common Stock, at CCI’s election. However, there are circumstances under which the LTIP Units will not achieve parity with the CROP Common Units, and until such parity is reached, the value that a holder could realize for a given number of LTIP Units will be less than the value of an equal number of shares of CCI Common Stock and may be zero.
At the effective time of the CROP Merger and following the CROP Unit Split, each CCOP LTIP Unit and CCOP Special LTIP Unit issued and outstanding immediately prior to the effective time of the CROP Merger will convert into the right to receive one CROP LTIP Unit or CROP Special LTIP Unit, respectively. Following consummation of the CROP Merger, holders of the LTIP Units of CROP will continue to operate under the CROP LTIP Program in existence prior to the effective time of the CROP Merger and holders of the CCOP LTIP Units and CCOP Special LTIP Units will continue to operate under the CCOP LTIP Program in existence prior to the effective time of the CROP Merger.
Upon consummation of the CRII Merger and the CROP Merger, (i) all time-based CCOP LTIP Units granted to officers of CCI prior to 2021 will accelerate and vest in full and (ii) all outstanding CROP LTIP Units and CROP Special LTIP Units granted to officers of CRII and CROP prior to 2021 will accelerate and vest in full.

COMPARISON OF RIGHTS OF THE CRII STOCKHOLDERS AND THE CCI STOCKHOLDERS
If the CRII Merger is consummated, the CRII stockholders will become CCI stockholders. The rights of the CRII stockholders are currently governed by and subject to the provisions of the MGCL and the CRII Charter and the CRII Bylaws. Upon consummation of the CRII Merger, the rights of the former CRII stockholders who receive CCI common stock in connection with the CRII Merger will continue to be governed by the MGCL and will be governed by the CCI Charter and the CCI Bylaws, rather than the CRII Charter and the CRII Bylaws.
The following is a summary of the material differences between the rights of the CRII stockholders and the CCI stockholders (which will be the rights of the stockholders of the Combined Company following the CRII Merger), but does not purport to be a complete description of those differences or a complete description of the terms of CCI common stock subject to issuance in the CRII Merger. The following summary is qualified in its entirety by reference to the relevant provisions of Maryland law, the CCI Charter, the CCI Bylaws, the CRII Charter and the CRII Bylaws.
Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing corporate instruments of each of CCI and CRII, copies of which are available, without charge, to any person or entity, including any beneficial owner to whom this information statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” on page [205].
Authorized Capital Stock
CCI. CCI is authorized to issue an aggregate of 1,100,000,000 shares of capital stock, consisting of 500,000,000 shares of Class A common stock, $0.01 par value per share, 500,000,000 shares of Class T common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share, of which 5,000,000 shares have been designated as Series 2019 preferred stock. As of January 26, 2021, there were 12,214,770.50 shares of CCI Class A Common stock issued and outstanding, 17,518.32 shares of CCI Class T Common Stock issued and outstanding and 3,308,325.86 shares of CCI Series 2019 Preferred Stock issued and outstanding. Upon completion of the CRII Merger, CCI will issue and there will be outstanding 14,149,943.36 shares of CCI Series 2016 Preferred Stock and 258,550 shares of CCI Series 2017 Preferred Stock with the same rights, privileges and preferences as the CRII Series 2016 Preferred Stock and the CRII Series 2017 Preferred Stock, respectively.
CRII. CRII is authorized to issue an aggregate of 1,200,000,000 shares of capital stock, consisting of (i) 1,100,000,000 shares of common stock, $0.01 par value per share, of which 2,000,000 shares are designated as non-voting common stock and 100,000 shares are designated as Series B common stock and (ii) 100,000,000 shares of preferred stock, $0.01 par value per share, of which 14,500,000 shares are designated as Series 2016 preferred stock and 5,000,000 shares are designated as Series 2017 preferred stock. As of January 26, 2021, there were 50 shares of CRII Voting Common Stock issued and outstanding, 213,434.12 shares of CRII Non-Voting Common Stock issued and outstanding, 14,149,943.36 shares of CRII Series 2016 Preferred Stock issued and outstanding and 258,550 shares of CRII Series 2017 Preferred Stock issued and outstanding. No shares of the CRII Series B Common Stock are outstanding.
Number of Directors; Term of Office; Director Experience
CCI. The CCI Charter provides that the number of directors may be increased or decreased from time to time pursuant to the CCI Bylaws but may never be less than three. The current size of the CCI Board is five, including three independent directors. Each CCI director will hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. Directors who are not independent directors must have at least three years of relevant experience in acquiring and managing the type of assets being acquired by CCI.
CRII. The CRII Charter provides that the number of directors may be increased or decreased from time to time pursuant to the CRII Bylaws but may never be less than the minimum number required by the MGCL, which is currently one. The current size of the CRII Board is five, including two independent directors. Each CRII director will hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. Directors are not required to have certain experience to serve on the CRII Board.

Independent Directors
CCI. A majority of CCI’s directors must be independent directors who are not associated with and have not been associated within the last two years, directly or indirectly, with CRII, CCI’s sponsor, or CCI Advisor. CCI’s conflicts committee must nominate all individuals for independent director positions. At least one independent director must have three years of relevant real estate experience.
CRII. The CRII Board is not required to have independent directors.
Election of Directors
CCI. A majority of the votes cast by the CCI stockholders entitled to vote who are present in person or by proxy at an annual meeting of stockholders at which a quorum is present may, without the necessity for concurrence by the CCI Board, vote to elect the directors. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.
CRII. A plurality of all the votes cast at a meeting of the CRII stockholders duly called and at which a quorum is present will be sufficient to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.
Removal of Directors
CCI. At any meeting of stockholders called expressly, but not necessarily solely, for the removal of directors, any director or the entire CCI Board may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote on the election of directors.
CRII. Subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director, or the entire CRII Board, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. The term “cause” means, with respect to any particular director, conviction of a felony or a final judgement of a court of competent jurisdiction holding that such director caused demonstrable, material harm to CRII through bad faith or active and deliberate dishonesty.
Vacancies of Directors
CCI. A vacancy on the CCI Board that results from the removal of a director may be elected by either the stockholders or a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy on the CCI Board for any other cause may be filled by a majority of the remaining directors, even if such majority is less than a quorum. The conflicts committee must nominate replacements for vacancies among the independent director positions. Any director elected to fill a vacancy will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified.
CRII. Any vacancy on the CRII Board for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire CRII Board. Any director elected to fill a vacancy will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.
Conflicts Committee; Board Committees
CCI. The CCI Board may establish any committees it deems appropriate provided that a majority of the members of each committee are independent directors. CCI must have a conflicts committee of the CCI Board composed of all of the independent directors if CCI is being advised by CCI Advisor. The approval of the conflicts committee is required for, among other matters, any changes to the provisions in the CCI Charter relating to CCI Advisor and CCI’s investment policies.
CRII. The CRII Board may appoint from among its members one or more committees, composed of one or more directors, which committees will serve at the pleasure of the CRII Board.
Annual Meetings of Stockholders
CCI. An annual meeting of stockholders will be held at a date and time set by the CCI Board, provided that the annual meeting must be held at least 30 days after delivery of the annual report to the stockholders. The purpose of the annual meeting will be to elect directors and transact such other business as may properly come before the meeting. The CCI Board and the conflicts committee must take reasonable efforts to ensure this requirement is met.
CRII. An annual meeting of stockholders will be held at a date and time set by the CRII Board. The purpose of the annual meeting will be the election of directors and the transaction of any other business that may properly come before such meeting.
Special Meetings of Stockholders
CCI. The president, chief executive officer, a majority of the CCI directors or a majority of the independent directors may call special meetings of stockholders. Special meetings may also be called by the secretary of CCI upon the written request of common stockholders holding in the aggregate not less than 10% of the votes entitled to be cast at such meeting. Such request must state the purpose of the meeting and the matters proposed to be acted upon at such meeting. The secretary must, within 10 days of receipt of such written notice, provide the stockholders written notice of the meeting and the purpose of such meeting, which must be held not less than 15 nor more than 60 days after distribution of the notice of the special meeting, and held at the time and place specified in the request, or if none is specified, at a time and place convenient to the stockholders.
CRII. The chairman of the board, the chief executive officer, the president and any director may call a special meeting of the stockholders. Special meetings may also be called by the secretary of CRII upon the written request of stockholders who are entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. Any special meeting of stockholders called by the secretary upon the written request of stockholders prior to the consummation of Qualified IPO (as defined in the CRII Charter) will be held on the date and at the time and place set by the CRII Board. If the stockholder request is made after consummation of a Qualified IPO, the stockholder must send written notice to the secretary requesting the CRII Board to fix a request record date to determine the stockholders entitled to request a special meeting. In order for any stockholder-requested special meeting to occur, one or more written requests for the special meeting signed by stockholders of record as of the request record date entitled to cast not less than a majority of all of the votes entitled to be cast at such meeting must be received by the secretary within 60 days after the request record date. The meeting will be held at such place, date and time as may be designated by the CRII Board; provided, however, that the date of any such meeting will be not more than 90 days after the record date for such meeting.
Advance Notice Provisions for Stockholder Nominations and Stockholder Business Proposals
CCI. The CCI Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the CCI Board and the proposal of business to be considered by stockholders may be made only (i) pursuant to CCI’s notice of the meeting, (ii) by or at the direction of the CCI Board or (iii) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the CCI Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of the CCI Bylaws. Failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.
In general, a stockholder’s notice must be delivered to the secretary at CCI’s principal executive office no earlier than 150 days nor later the 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered no earlier than 150 days nor later the 120 days prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made.
Generally, only such business will be conducted at a special meeting of stockholders as has been brought before the meeting pursuant to CCI’s notice of said meeting. Nominations of individuals for election to the CCI Board may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the CCI Board or (ii) provided that the special meeting has been called in accordance with the CCI Bylaws for the purpose of electing directors, by any stockholder who is a stockholder of record both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in the CCI Bylaws.
CRII. The CRII Bylaws provide that nominations of individuals for election to the CRII Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to CRII’s notice of the meeting, (ii) by or at the direction of the CRII Board or (iii) by any stockholder who was a stockholder of record both at the time of giving of notice by the stockholder and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with notice procedures in the CRII Bylaws.
For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) above, the stockholder must have given timely notice thereof in writing to the CRII secretary and such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice must be delivered to the secretary at CRII’s principal executive office no earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered no earlier than 150 days nor later the 120 days prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made.
Generally, only such business will be conducted at a special meeting of stockholders as has been brought before the meeting pursuant to CRII’s notice of said meeting. Nominations of individuals for election to the CRII Board may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the CRII Board or (ii) provided that the special meeting has been called in accordance with the CRII Bylaws for the purpose of electing directors, by any stockholder who is a stockholder of record both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in the CRII Bylaws.
Voting Rights
CCI. Each holder of CCI Common Stock is entitled to one vote per share on all matters upon which stockholders are entitled to vote, except that CCI Advisor, any CCI director or any of their affiliates may not vote or consent on matters submitted to stockholders regarding the removal of CCI Advisor, the CCI directors or any of their affiliates or any transaction between CCI and CCI Advisor, a CCI director or any of their affiliates. Unless a greater vote is otherwise required or permitted under the MGCL, the CCI Charter or the CCI Bylaws, a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to approve any matter that may properly come before the meeting.
CRII. Each holder of CRII Common Stock is entitled to one vote per share on all matters upon which stockholders are entitled to vote. Unless a greater vote is otherwise required or permitted under the MGCL, the CRII Charter or the CCI Bylaws, a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to approve any matter that may properly come before the meeting.
Distributions
CCI. Dividends and other distributions upon the stock of CCI may be authorized by the CCI Board and declared by CCI, subject to the provisions of the MGCL and the CCI Charter. Dividends and other distributions may be paid in cash, property or stock of CCI, subject to the provisions of the MGCL and the CCI Charter. Distributions in kind are prohibited except for (i) distributions of readily marketable securities, (ii) distributions of beneficial interests in a liquidating trust established for the dissolution of CCI and the liquidation of its assets in accordance with the terms of the CCI Charter or (iii) distributions in which (A) the CCI Board advised each common stockholder of the risks associated with direct ownership of the property, (B) the CCI Board offers each common stockholder the election of receiving such in-kind distributions and (C) in-kind distributions are made only to those common stockholders who accept such offer.
CRII. Dividends and other distributions upon the stock of CRII may be authorized by the CRII Board, subject to the provisions of the MGCL and the CRII Charter. Dividends and other distributions may be paid in cash, property or stock of CRII, subject to the provisions of the MGCL and the CRII Charter.
Inspection of Books and Records; Reports to Stockholders
CCI. Any common stockholder and any designated representative thereof will be permitted access to the records of CCI to which it is entitled under applicable law at all reasonable times and may inspect and copy any such records for a reasonable charge. An alphabetical stockholder list with the names, addresses, telephone numbers and number of shares held will be available for inspection by any common stockholder or its designated agent if the stockholder represents to CCI that the list will not be used for commercial purposes unrelated to the stockholder’s interest in CCI.
The CCI Charter requires the directors (including the independent directors) to take reasonable steps to ensure that CCI causes to be prepared and mailed or delivered to each common stockholder within 120 days after the end of the fiscal year to which it relates an annual report including: (i) financial statements prepared in accordance with GAAP that are audited and reported on by independent certified public accountants; (ii) the ratio of the costs of raising capital during the period to the capital raised; (iii) the aggregate amount of advisory fees and the aggregate amount of other fees paid to CCI Advisor and any affiliate thereof by CCI, including fees or charges paid to CCI Advisor and any affiliate thereof by third parties doing business with CCI; (iv) the total operating expenses of CCI, stated as a percentage of average invested assets and as a percentage of net income; (v) a report from the conflicts committee that the policies being followed by CCI are in the best interests of the common stockholders and the basis for such determination; and (vi) separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving CCI and CCI Advisor, CCI’s sponsor, a director or any affiliate thereof occurring in the year for which the annual report is made, and the conflicts committee has the duty to examine and comment in the report on the fairness of such transactions.
CRII. Under the MGCL, the CRII Bylaws, the minutes of the proceedings of stockholders, the annual statement of affairs and any voting trust agreements deposited with CRII are open to inspection by stockholders at CRII’s offices during reasonable business hours. The MGCL also permits any stockholder to present to any officer or resident agent of CRII a written request for a statement showing all stock and securities issued by CRII during a specified period of not more than 12 months before the date of the request. In addition, stockholders of record for at least six months of at least 5% of the outstanding stock of any class of CRII have the right to inspect CRII’s books of account and stock ledger, as permitted by the laws of the state of Maryland, subject to and in accordance with the MGCL.
Business Combinations
CCI. Under the MGCL, certain “business combinations” (which include mergers, consolidations, share exchanges, asset transfers and issuances or reclassifications of equity securities) between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. None of business combination provisions of the MGCL will apply, however, to business combinations that are approved or exempted by the CCI Board prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the MGCL, CCI has elected to opt out of the business combination provisions by resolution of the CCI Board. For more information regarding the business combination provisions under the MGCL, see “Description of Capital Stock—Business Combinations” beginning on page [169].
CRII. CRII has not elected to opt out of the business combination provisions under the MGCL but may do so in the future.
Subtitle 8 of the MGCL
CCI. Under certain provisions of the MGCL relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors, to any or all of the following provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred and (v) a majority requirement for the calling of a special meeting of stockholders. The CCI Board has no current intention to opt in to any of the above provisions, however, the CCI Charter does not prohibit the CCI board from doing so. Through provisions in the CCI Charter and the CCI Bylaws unrelated to Subtitle 8, CCI vests in the CCI Board the exclusive power to fix the number of directors.
CRII. Through provisions in the CRII Charter and the CRII Bylaws unrelated to Subtitle 8, CRII already (i) vests in the CRII Board the exclusive power to fix the number of directors, (ii) requires the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors for the removal of a director and (iii) requires the secretary to call a special meeting of stockholders upon the written request of stockholders who are entitled to cast not less than a majority of the votes entitled to be cast on any matter at such special meeting. Under the CRII Charter, CRII has elected, at such time as it becomes eligible to make such election under Subtitle 8, to provide that vacancies on the CRII Board may be filled only by a majority of the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred.
Directors Fiduciary Requirements
CCI. The CCI Charter requires the CCI directors to be fiduciaries of CCI and its stockholders. The CCI directors have a fiduciary duty to the CCI stockholders to supervise the relationship between CCI and CCI Advisor.
CRII. The CRII Charter does not include any fiduciary requirements for the CRII Board.
Liability and Indemnification of Directors and Officers
CCI. The CCI Charter contains provisions limiting the liability of director and officers, to the maximum extent permitted by the MGCL in effect from time to time, such that no director or officer of CCI will be liable to CCI or its stockholders for money damages, subject to certain conditions.
Subject to certain restrictions, CCI will indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (i) any individual who is a present or former director or officer of CCI, (ii) any individual who, while a director of CCI and at the request of CCI, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, or (iii) the CCI Advisor or any of its affiliates acting as an agent of CCI, from and against any claim or liability to which such person may become subject or may incur by reason of such person’s service in such capacity.
CCI will not provide for indemnification of its directors or CCI Advisor or any its affiliates for any liability or loss suffered by such indemnitee unless all of the following conditions are met: (i) such indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of CCI; (ii) such indemnitee was acting on behalf of or performing services for CCI, (iii) such liability or loss was not the result of the negligence or misconduct by the directors (excluding CCI’s independent directors) or of the gross negligence or willful misconduct by the independent directors; and (iv) such indemnification is recoverable only out of CCI’s net assets and not from its common stockholders. Additionally, CCI will not indemnify its directors, CCI Advisor or any of its affiliates or any person acting as a broker-dealer for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless certain conditions are met including, without limitation, a successful adjudication of each count involving alleged securities law violations as to the particular indemnitee and such claims have been dismissed by a court of competent jurisdiction as to such indemnitee.
The CCI Charter provides that CCI will pay or reimburse reasonable legal expenses and other costs incurred by the directors or CCI Advisor or its affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the MGCL) (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of CCI, (ii) the legal proceeding was initiated by a third party who is not a common stockholder or, if by a common stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (iii) the directors or CCI Advisor or its affiliates undertake to repay the amount paid or reimbursed by CCI, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.
CRII. The CRII Charter contains provisions limiting the liability of directors and officers, to the maximum extent permitted by the MGCL in effect from time to time, such that no present or former director or officer of CRII will be liable to CRII or its stockholders for money damages.
CRII has the power, to the maximum extent permitted by the MGCL in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of CRII or (ii) any individual who, while a director or officer of CRII and at the request of CRII, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject or may incur by reason of such person’s service in such capacity. CRII will have the power, with the approval of the CRII Board, to provide such indemnification and advancement of expenses to a person who served a predecessor of CRII in any of the capacities described in (i) or (ii) above and to any employee or agent of CRII or a predecessor of CRII.
Investor Suitability Standards
CCI. The CCI Charter requires that purchasers of CCI Common Stock in a public offering meet standards regarding net worth or income and minimum purchase amounts. These suitability and minimum purchase requirements are applicable until the CCI Common Stock is listed on a national securities exchange.
CRII. The CRII Charter does not include any investor suitability standards.
Advisor and Advisory Agreement Provisions
CCI. The CCI Charter contemplates that CCI will be advised and managed by an external advisor and includes a number of provisions that govern the relationship between CCI and its advisor and affiliates. Among other things, these provisions limit the term of the advisory agreement to no more than one year, require the CCI Board to evaluate the performance of the advisor before entering into or renewing the advisory agreement, require that the advisory agreement be terminable on 60 days’ written notice without cause or penalty, require CCI’s conflicts committee to supervise the advisor and limit the amount of fees that CCI may pay and expenses that CCI may reimburse to the advisor. In addition, CCI’s conflicts committee must determine at least annually whether the total fees and expenses incurred by CCI are reasonable in light of its investment performance and whether the compensation to be paid to the advisor and its affiliates is reasonable in relation to the nature and quality of services performed and is within the limits set forth in the CCI Charter. CCI may not enter into, renew, amend or terminate the advisory agreement without the approval (by majority vote) of CCI’s conflicts committee.
The CCI Charter also includes numerous provisions that limit CCI’s ability to engage in transactions with, among others, CCI’s advisor, sponsor, directors or their respective affiliates. These provisions require that such “affiliated transactions” be approved by a majority of the disinterested directors and CCI’s conflicts committee, which is composed solely of independent directors. They also contain limitations on the substantive aspects of the affiliated transactions themselves, such as restrictions on the consideration to be paid for services provided or assets acquired from or sold to such affiliated persons. These provisions address a number of transactions including sales, transfers, leases and loans to and from CCI and joint venture investments made by CCI, as well as general restrictions on affiliated transactions with CCI’s advisor, sponsor, directors and their respective affiliates.
CRII. The CRII Charter does not contemplate that CRII will be advised and managed by an external advisor and does not include any provisions relating to advisors or any advisory agreements.
Limitations on Fees
CCI. In the event that CCI’s advisor, sponsor or a director or any affiliate thereof provides a substantial amount of the services in the effort to sell a property of CCI, the CCI Charter provides that such person may receive a disposition fee in an amount up to 3% of the sales price of such property or properties, provided, however, that the amount paid when added to all other real estate commissions paid to unaffiliated parties in connection with such sale must not exceed the lesser of (i) the customary competitive real estate commission and (ii) an amount equal to 6% of the sales price of such property or properties.
The CCI Charter provides that CCI may not acquire a property or invest in or make a mortgage loan if the acquisition fees and expenses incurred in connection therewith are not reasonable or exceed 6% of the contract purchase price or, in the case of a mortgage loan, 6% of the funds advanced unless a majority of the CCI Board (including a majority of CCI’s conflicts committee) not otherwise interested in the transaction approves the acquisition fees and expenses and determines the transaction to be commercially competitive, fair and reasonable to CCI.
The CCI Charter provides that an interest in the gain from the sale of assets of CCI (“incentive fee”) (as opposed to disposition fees) may be paid to CCI’s advisor or its affiliate provided that the incentive fee is reasonable and, if multiple advisors are involved, such incentive fee must be distributed by a proportional method reasonably designed to reflect the value added to CCI’s assets by each respective advisor and its affiliates. An incentive fee will be considered presumptively reasonable if it does not exceed 15% of the balance of such net proceeds remaining after payment to the common stockholders, in the aggregate, of a return of their capital plus a 6% cumulative annual return.

The CCI Charter provides that CCI’s conflicts committee has the fiduciary responsibility of limiting total operating expenses to amounts that do not exceed the greater of 2% of CCI’s average invested assets and 25% of its net income (the “2%/25% Guidelines”) for the four consecutive fiscal quarters then ended. The advisor must reimburse CCI for any amount by which CCI’s total operating expenses exceed the 2%/25% Guidelines in the expense year, unless the conflicts committee has determined that such expenses were justified based on unusual and non-recurring factors.
CRII. The CRII Charter does not include provisions relating to fees that may be paid or expenses that may be paid or reimbursed in connection with any acquisition, disposition or other transactions or to affiliates of CRII.
Investment Policy and Limitations
CCI. The CCI Charter provides that the CCI Board will establish written policies on investments and borrowing and monitor the administrative procedures, investment operations and performance of CCI and its advisor to ensure the policies are being carried out. CCI’s conflicts committee will review such investment policies at least annually to determine they are in the best interests of the common stockholders. The CCI Charter contains a number of limitations and restrictions on CCI’s ability to make certain types of investments (including investments in certain mortgage loans, unimproved property and equity securities) and requires that a majority of the disinterested directors of the CCI Board and a majority of the CCI’s conflicts committee approve the transaction as being fair, competitive and commercially reasonable.
The consideration paid for any real property acquired by CCI will generally be based on the fair market value of such property as determined by a majority of the CCI Board. If CCI’s conflicts committee so determines, or the seller is CCI’s advisor, sponsor, a director of an affiliate thereof, then the fair market value will be determined by an independent expert. CCI may not make or invest in mortgage loans unless an appraisal is obtained on the underlying property (excluding loans insured or guaranteed by a government agency) and the aggregate amount of all mortgage loans on such property do not exceed 85% of the appraised value of the property unless the CCI Board determines that a substantial justification exists.
CRII. The CRII Bylaws provide that the CRII Board may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by CRII as the CRII Board may deem appropriate in its sole discretion.
Exclusive Forum
CCI. The CCI Charter provides that unless CCI consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of CCI, (ii) any action or proceeding asserting a claim of breach of any duty owed by any of the CCI directors or officers or other employees to CCI or to the CCI stockholders, (iii) any action or proceeding asserting a claim arising pursuant to any provision of the MGCL or the CCI Charter or the CCI Bylaws or (d) any action or proceeding asserting a claim that is governed by the internal affairs doctrine, and any of record or beneficial stockholder of CCI who is a party to such an action or proceeding must cooperate in any request that CCI may make that the action or proceeding be assigned to the Court’s Business and Technology Case Management Program.
CRII. The CRII Bylaws provide that that unless CRII consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of CRII, (ii) any action asserting a claim of breach of any duty owed by any director or officer or other employee of CRII to CRII or to the CRII stockholders, (iii) any action asserting a claim against CRII or any director or officer or other employee of CRII arising pursuant to any provision of the MGCL or the CRII Charter or the CRII Bylaws, (iv) any action asserting a claim against CRII or any director or officer or other employee of CRII that is governed by the internal affairs doctrine or (v) any other action asserting a claim of any nature brought by or on behalf of any record or beneficial stockholder of CRII, in its capacity as a stockholder, against CRII or any director or officer or other employee of CRII. CRII is entitled to specific performance of this exclusive forum provision if any action is filed in violation thereof, and to temporary, preliminary or permanent injunctive relief to specifically enforce the exclusive forum provision.

LEGAL MATTERS
It is a condition to the CRII Merger that (i) CRII receives opinions from Goodwin Procter (or such other counsel reasonably satisfactory to CRII) concerning the U.S. federal income tax consequences of the CRII Merger and from DLA Piper (or such counsel reasonably satisfactory to CCI) regarding CCI’s qualification as a REIT and (ii) CCI receive opinions from DLA Piper (or such other counsel reasonably satisfactory to CCI) concerning the U.S. federal income tax consequences of the CRII Merger and from DLA Piper (or such counsel reasonably satisfactory to CRII) regarding CRII’s qualification as a REIT. The opinions in (i) and (ii) above will be issued (A) in the registration statement on Form S-4 of which this information statement/prospectus is a part and (B) upon the closing of the CRII Merger. The validity of the shares of CCI to be issued in the CRII Merger will be passed upon for CCI by DLA Piper.

EXPERTS
The consolidated financial statements of Cottonwood Communities, Inc. as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, upon authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Cottonwood Residential II, Inc. as of December 31, 2019, and for the year ended December 31, 2019, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Cottonwood Residential II, Inc. as of December 31, 2018, and for the year ended December 31, 2018, included as Annex C to this Registration Statement and related Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which includes an explanatory paragraph describing that they were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in accounting described in Note 2 and accordingly, they do not express an opinion or any other form of assurance about whether such adjustments were appropriate and have been properly applied. Those adjustments were audited by KPMG LLP.) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Cottonwood Multifamily REIT I, Inc. as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, upon authority of said firm as experts in accounting and auditing.
The audited consolidated financial statements of Cottonwood Multifamily REIT II, Inc. as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, upon authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
CCI files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that is available to the public, which contains reports, proxy statements and other information about CCI that CCI files electronically. The address of the SEC’s website is www.sec.gov. The reports and other information filed by CCI with the SEC are also available on CCI’s website (www.cottonwoodcommunities.com). Information included on these websites is not incorporated by reference into this information statement/prospectus.
CCI has filed with the SEC a registration statement on Form S-4 of which this information statement/prospectus forms a part. The registration statement registers the shares of CCI Common Stock, CCI Series 2016 Preferred Stock and CCI Series 2017 Preferred Stock to be issued to the CRII stockholders in connection with the CRII Merger. The registration statement, including the attached annexes and exhibits, contains additional relevant information about CCI and the CCI Common Stock. The rules and regulations of the SEC allow CCI to omit certain information included in the registration statement from this information statement/prospectus.
CRII does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents with the SEC.
This information statement/prospectus incorporates important business and financial information about CCI and CRII from documents that are not included or delivered with this information statement/prospectus. You can obtain these documents, without charge, by requesting them in writing, by telephone or by email from CCI or CRII at the following address, phone number or email address:
Cottonwood Communities, Inc. 1245 Brickyard Road, Suite 250 Salt Lake City, UT 84106 (801) 278-0770 ir@cottonwoodres.com	Cottonwood Residential II, Inc. 1245 Brickyard Road, Suite 250 Salt Lake City, UT 84106 (801) 278-0770 ir@cottonwoodres.com
In addition, if you have any questions regarding the CRII Merger, the CRII Merger Agreement or the other transactions contemplated by the CRII Merger Agreement, you may contact CCI or CRII as provided above.

INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Pro Forma Condensed Combined Consolidated Financial Statements (Unaudited)
F-1

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION OF COTTONWOOD COMMUNITIES, INC.
As of and For the Nine Months Ended September 30, 2020 and For the Year Ended December 31, 2019
The following unaudited pro forma combined consolidated financial information sets forth:
Historical Financial Information
•
the historical consolidated financial information of Cottonwood Communities, Inc. (“CCI”) as of and for the nine months ended September 30, 2020, derived from CCI’s unaudited consolidated financial statements, and the historical consolidated statement of operations for the year ended December 31, 2019, derived from CCI’s audited consolidated financial statements;

•
the historical consolidated financial information of Cottonwood Residential II, Inc. (“CRII”) as of and for the nine months ended September 30, 2020, derived from CRII’s unaudited consolidated financial statements, and the historical consolidated statement of operations for the year ended December 31, 2019, derived from CRII’s audited consolidated financial statements;

•
the historical consolidated financial information of Cottonwood Multifamily REIT I, Inc. (“CMRI”) as of and for the nine months ended September 30, 2020, derived from CMRI’s unaudited consolidated financial statements, and the historical consolidated statement of operations for the year ended December 31, 2019, derived from CMRI’s audited consolidated financial statements;

•
the historical consolidated financial information of Cottonwood Multifamily REIT II, Inc. (“CMRII”) as of and for the nine months ended September 30, 2020, derived from CMRII’s unaudited consolidated financial statements, and the historical consolidated statement of operations for the year ended December 31, 2019, derived from CMRII’s audited consolidated financial statements;

Combined Company Pro Forma Statements
•
pro forma adjustments to give effect to the merger of CRII with CCI (the “Combined Merger”, as together the “Combined Company”) on CCI’s consolidated balance sheet as of September 30, 2020, as if this merger closed on September 30, 2020, including the balance sheet effects related to the adjustments in the pro forma consolidated statement of operations of the Combined Company mentioned below;

•
pro forma adjustments to give effect to the Combined Merger on CCI’s consolidated statements of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019, as if the merger closed on January 1, 2019;

Fully Combined Company Pro Forma Statements
•
pro forma adjustments to give effect to the mergers of CRII, CMRI and CMRII with CCI (the “Fully Combined Merger”, as together the “Fully Combined Company”) on CCI’s consolidated balance sheet as of September 30, 2020, as if these mergers closed on September 30, 2020, including the balance sheet effects related to the adjustments in the pro forma consolidated statement of operations of the Fully Combined Company mentioned below;

•
pro forma adjustments to give effect to the Fully Combined Merger on CCI’s consolidated statements of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019, as if this merger closed on January 1, 2019.

These unaudited pro forma condensed combined consolidated financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by CCI’s management; however, they are not necessarily indicative of what CCI’s consolidated financial condition or results of operations actually would have been assuming the Combined Merger or the Fully Combined Merger had been consummated as of the dates previously indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods. These unaudited pro forma condensed combined consolidated financial statements do not include the impact of any synergies that may be achieved through these mergers nor any strategies that CCI’s management may consider in order to continue to efficiently manage its operations. This unaudited pro forma condensed combined consolidated financial information should be read in conjunction with:
F-2

•	CCI’s unaudited consolidated financial statements and the related notes thereto as of and for the nine months ended September 30, 2020, included herein as Annex F to this proxy statement/prospectus;
•	CCI’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2019, included herein as Annex E to this proxy statement/prospectus;
•
CRII’s unaudited consolidated financial statements and the related notes thereto as of and for the nine months ended September 30, 2020, included herein as Annex D to this proxy statement/prospectus; and

•	CRII’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2019, included herein as Annex C to this proxy statement/prospectus.
•
CMRI’s unaudited consolidated financial statements and the related notes thereto as of and for the nine months ended September 30, 2020, included herein as Annex H to this proxy statement/prospectus; and

•	CMRI’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2019, included herein as Annex G to this proxy statement/prospectus.
•
CMRII’s unaudited consolidated financial statements and the related notes thereto as of and for the nine months ended September 30, 2020, included herein as Annex J to this proxy statement/prospectus; and

•	CMRII’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2019, included herein as Annex I to this proxy statement/prospectus.
The Combined Merger and the Fully Combined Merger will be accounted for as a business combination under Accounting Standards Codification (“ASC”) 805, Business Combinations.
In a business combination, assets acquired and liabilities assumed are recorded at fair value. Differences between the transaction price and the fair value of identifiable assets acquired, the liabilities assumed, and non-controlling interest in the acquiree are accounted for as goodwill, or conversely, as a gain on bargain purchase. Transaction costs in business combinations are expensed as incurred. In an asset acquisition, the total cost is allocated to the net assets acquired on a relative fair value basis and transaction costs are capitalized as a component of the cost of the assets acquired. No goodwill or gain on bargain purchase is recorded. Intangible assets will be recognized in accordance with ASC 350: Intangibles—Goodwill and Other. The allocation of the purchase price reflected in these unaudited pro forma condensed combined consolidated financial statements has not been finalized and is based upon preliminary estimates of fair value, which is the best available information at the current time. A final determination of the fair values of the individual assets acquired and liabilities assumed will be based on actual valuations as of the date the merger closes. Consequently, amounts preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed could change significantly from those used in the unaudited pro forma condensed combined consolidated financial statements and could result in a material change in depreciation and amortization of tangible and intangible assets and liabilities as well as revenues and expenses. The completion of the valuations, the impact of ongoing integration activities, and other changes in tangible and intangible assets and liabilities that occur could cause material differences in the information presented.
F-3

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
AS OF SEPTEMBER 30, 2020
(In Thousands, Except Per Share Data)
	CCI Historical September 30, 2020	CRII Historical September 30, 2020	Autonomous Entity Adjustments	Note	CRII Pro Forma Transaction Accounting Adjustments	Note	Pro Forma Combined Company
	(Unaudited)	(Unaudited)	(Unaudited)
Assets
Real estate assets, net	$162,383	$681,182	$—		$314,356	(A)	$1,157,921
Investment in unconsolidated real estate entities	26,446	89,475	17	(B)	45,094	(B)	161,032
Real estate note investment, net	6,797	—	—		—		6,797
Cash and cash equivalents	7,775	45,110	(441)	(C)	—		52,444
Restricted cash	281	16,317	—		—		16,598
Related party notes	—	13,691	10,908	(D)	(24,599)	(E)	—
Related party receivables	61	692	(164)	(F)	—		589
Deficiency notes	—	19,770	—		—		19,770
Other assets	1,100	38,838	(18,704)	(G)	18,667	(H)	39,901
Goodwill	—	—	—		3,851	(Q)	3,851
Total assets	204,843	905,075	(8,384)		357,369		1,458,903
Liabilities and equity
Liabilities
Credit facilities, net	83,261	—	—		—		83,261
Mortgage notes, net	—	620,214	—		18,894	(I)	639,108
Preferred stock, net	18,525	142,634	—		1,726	(J)	162,885
Foreign notes, net	—	46,424	—		2,219	(J)	48,643
Related party payables	320	—	(280)	(F)	—		40
Accounts payable, accrued expenses and other liabilities	3,924	27,928	(757)	(C)	—		31,095
Total liabilities	106,030	837,200	(1,037)		22,839		965,032

Stockholders' equity
Common stock	116	2	(2)	(M)	43	(N)	159
Additional paid-in capital	115,126	3,554	(3,554)	(M)	4,259	(N)	119,385
Accumulated distributions	(6,276)	(333)	333	(M)	—		(6,276)
Accumulated deficit	(10,153)	(1,447)	1,447	(M)	21,702	(O)	11,549
Total stockholders' equity	98,813	1,776	(1,776)		26,004		124,817
Noncontrolling interests
Limited partners	—	(58,411)	(1,417)	(P)	116,092	(P)	56,264
Partially owned entities	—	124,510	(4,154)	(P)	192,434	(P)	312,790
Total noncontrolling interest	—	66,099	(5,571)		308,526		369,054
Total stockholders' equity and noncontrolling interests	98,813	67,875	(7,347)		334,530		493,871
Total liabilities and stockholders' equity	$204,843	$905,075	$(8,384)		$357,369		$1,458,903
F-4

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
(In Thousands, Except Per Share Data)
	CCI Historical September 30, 2020	CRII Historical September 30, 2020	Autonomous Entity Adjustments	Note	CRII Pro Forma Transaction Accounting Adjustments	Note	Pro Forma Combined Company
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Rental and other property revenues	$7,606	$64,644	$—		$—		$72,250
Real estate note investment interest	361	—	—		—		361
Property management and development	—	13,343	—		—		13,343
Advisory services	—	3,796	(3,197)	(a)	—		599
Total revenues	7,967	81,783	(3,197)		—		86,553
Expenses
Property operations expense	3,282	25,804	—		(294)	(e)	28,792
Reimbursable operating expenses to related parties	733	—	—		—		733
Property management expense	—	11,310	(2,453)	(a)	—		8,857
Asset management fee to related party	1,942	—	—		—		1,942
Depreciation and amortization	5,629	24,521	(1,768)	(b)	3,530	(f)	31,912
General and administrative expenses	2,315	10,321	—		5,092	(g)	17,728
Total operating expenses	13,901	71,956	(4,221)		8,328		89,964
Other (expense) income
Equity in earnings (losses) of unconsolidated real estate entities	1,273	485	—		(4,980)	(h)	(3,222)
Interest income	197	—	633	(d)	—		830
Interest expense	(2,480)	(26,262)	—		5,700	(i)	(23,042)
Loss on debt extinguishment	—	(3,048)	—		—		(3,048)
Other expenses	—	(993)	—		—		(993)
Total other expense	(1,010)	(29,818)	633		720		(29,475)
Total expenses before asset management fee waiver	(14,911)	(101,774)	4,854		(7,608)		(119,439)
Asset management fee waived by Advisor	188	—	—		—		188
Net expenses after asset management fee waiver	(14,723)	(101,774)	4,854		(7,608)		(119,251)
Income tax benefit	—	4,353	—		336	(j)	4,689
Net loss	$(6,756)	$(15,638)	$1,657		$(7,272)		$(28,009)
Net loss attributable to noncontrolling interests:
Limited partners	—	12,895	(1,194)	(k)	5,125	(k)	16,826
Partially owned entities	—	2,226	—		159	(k)	2,385
Net loss attributable to common stockholders	(6,756)	(517)	463		(1,988)		(8,798)
Weighted average shares outstanding	10,413	249	—		36,413	(l)	46,826
Net loss per common share - basic and diluted	$(0.65)	$(2.08)	$—		$(0.05)		$(0.19)
F-5

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(In Thousands, Except Per Share Data)
	CCI Historical December 31, 2019	CRII Historical December 31, 2019	Autonomous Entity Adjustments	Note	CRII Pro Forma Transaction Accounting Adjustments	Note	Pro Forma Combined Company
	(Audited)	(Audited)	(Unaudited)
Revenues
Rental and other property revenues	$2,797	$85,203	$—		$—		$88,000
Real estate note investment interest	45	—	—		—		45
Property management and development	—	12,545	—		—		12,545
Advisory services	—	2,717	(2,971)	(a)	—		(254)
Total revenues	2,842	100,465	(2,971)		—		100,336
Expenses
Property operations expense	1,429	35,189	—		(2,109)	(e)	34,509
Reimbursable operating expenses to related parties	542	—	—		—		542
Asset management fee to related party	811	—	—		—		811
Property management expense	—	14,070	(2,645)	(a)	—		11,425
Depreciation and amortization	2,738	32,793	(1,473)	(b)	38,592	(f)	72,650
General and administrative expenses	877	14,568	—		3,313	(g)	18,758
Total operating expenses	6,397	96,620	(4,118)		39,796		138,695
Other (expense) income
Equity in earnings (losses) of unconsolidated real estate entity	273	1,179	—		(8,559)	(h)	(7,107)
Interest income	493	—	282	(d)	—		775
Interest expense	(917)	(38,043)	—		7,515	(i)	(31,445)
Loss on debt extinguishment	—	(2,033)	—		—		(2,033)
Gain on sale of unconsolidated real estate entities	—	6,823	—		—		6,823
Other expenses	—	(148)	—		—		(148)
Total other (expense) income	(151)	(32,222)	282		(1,044)		(33,135)
Total expenses before asset management fee waiver	(6,548)	(128,842)	4,400		(40,840)		(171,830)
Asset management fee waived by Advisor	410	—			—		410
Net expenses after asset management fee waiver	(6,138)	(128,842)	4,400		(40,840)		(171,420)
Income tax expense	—	(292)			—		(292)
Net loss	(3,296)	(28,669)	1,429		(40,840)		(71,376)
Net loss (income) attributable to noncontrolling interests:
Limited partners	—	22,194	66	(k)	28,415	(k)	50,675
Partially owned entities	—	5,546	—		1,414	(k)	6,960
Net loss attributable to common stockholders	$(3,296)	$(929)	$1,495		(11,011)		(13,741)
Weighted average shares outstanding	4,711	188	—		36,413	(l)	41,124
Net loss per common share - basic and diluted	$(0.70)	$(4.94)	$—		$(0.30)		$(0.33)
F-6

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
AS OF SEPTEMBER 30, 2020
(In Thousands, Except Per Share Data)
	CCI Historical September 30, 2020	CRII Historical September 30, 2020	CMRI Historical September 30, 2020	CMRII Historical September 30, 2020	Autonomous Entity Adjustments	Note	Fully Combined Pro Forma Transaction Accounting Adjustments	Note	Pro Forma Fully Combined Company
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Assets
Real estate assets, net	$162,383	$681,182	$—	$—	$—		$314,356	(A)	$1,157,921
Investment in unconsolidated real estate entities	26,446	89,475	28,064	38,491	(66,566)	(B)	45,094	(B)	161,004
Real estate note investment, net	6,797	—	—	—	—		—		6,797
Cash and cash equivalents	7,775	45,110	500	302	(441)	(C)	(2,148)	(E)	51,098
Restricted cash	281	16,317	—	—	—		—		16,598
Related party notes	—	13,691	—	—	10,908	(D)	(24,599)	(E)	—
Related party receivables	61	692	—	—	(222)	(F)	—		531
Deficiency notes	—	19,770	—	—	—		—		19,770
Other assets	1,100	38,838	21	16	(18,704)	(G)	18,667	(H)	39,938
Goodwill	—	—	—	—	—		939	(Q)	939
Total assets	204,843	905,075	28,585	38,809	(75,025)		352,309		1,454,596
Liabilities and equity
Liabilities
Credit facilities, net	83,261	—	—	—	—		—		83,261
Mortgage notes, net	—	620,214	—	—	—		18,894	(I)	639,108
Preferred stock, net	18,525	142,634	—	—	—		1,726	(J)	162,885
Foreign notes, net	—	46,424	—	—	—		2,219	(J)	48,643
Related party payables	320	—	1,409	933	(338)	(F)	(2,228)	(K)	96
Promissory notes to advisor	—	—	996	1,725	—		(2,721)	(K)	—
Accounts payable, accrued expenses and other liabilities	3,924	27,928	330	284	(757)	(C)	(57)	(L)	31,652
Total liabilities	106,030	837,200	2,735	2,942	(1,095)		17,833		965,645

Stockholders' equity
Common stock	116	2	49	49	(100)	(M)	1,142	(N)	1,258
Additional paid-in capital	115,126	3,554	48,948	48,915	(101,417)	(M)	113,112	(N)	228,238
Accumulated distributions	(6,276)	(333)	(10,820)	(6,756)	17,909	(M)	—		(6,276)
Accumulated deficit	(10,153)	(1,447)	(12,327)	(6,341)	20,115	(M)	32,256	(O)	22,103
Total stockholders' equity	98,813	1,776	25,850	35,867	(63,493)		146,510		245,323
Noncontrolling interests
Limited partners	—	(58,411)	—	—	67,845	(P)	113,494	(P)	122,928
Partially owned entities	—	124,510	—	—	(78,282)	(P)	74,472	(P)	120,700
Total noncontrolling interest	—	66,099	—	—	(10,437)		187,966		243,628
Total stockholders' equity	98,813	67,875	25,850	35,867	(73,930)		334,476		488,951
Total liabilities and stockholders' equity	$204,843	$905,075	$28,585	$38,809	$(75,025)		$352,309		$1,454,596
F-7

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
(In Thousands, Except Per Share Data)
	CCI Historical September 30, 2020	CRII Historical September 30, 2020	CMRI Historical September 30, 2020	CMRII Historical September 30, 2020	Autonomous Entity Adjustments	Note	Fully Combined Pro Forma Transaction Accounting Adjustments	Note	Pro Forma Fully Combined Company
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Rental and other property revenues	$7,606	$64,644	$—	$—	$—		$—		$72,250
Real estate note investment interest	361	—	—	—	—		—		361
Property management and development	—	13,343	—	—	—		—		13,343
Advisory services	—	3,796	—	—	(3,197)	(a)	—		599
Total revenues	7,967	81,783	—	—	(3,197)		—		86,553
Expenses
Property operations expense	3,282	25,804	—	—	—		(294)	(e)	28,792
Reimbursable operating expenses to related parties	733	—	—	—	—		—		733
Property management expense	—	11,310	—	—	(2,453)	(a)	—		8,857
Asset management fee to related party	1,942	—	833	611	—		—		3,386
Depreciation and amortization	5,629	24,521	—	—	(1,768)	(b)	3,530	(f)	31,912
General and administrative expenses	2,315	10,321	460	407	—		5,492	(g)	18,995
Total operating expenses	13,901	71,956	1,293	1,018	(4,221)		8,728		92,675
Other (expense) income
Equity in earnings (losses) of unconsolidated real estate entity	1,273	485	(739)	(221)	960	(c)	(4,980)	(h)	(3,222)
Interest income	197	—	—	—	633	(d)	—		830
Interest expense	(2,480)	(26,262)	—	—	—		5,701	(i)	(23,041)
Loss on debt extinguishment	—	(3,048)	—	—	—		—		(3,048)
Other expenses	—	(993)	—	—	—		—		(993)
Total other (expense) income	(1,010)	(29,818)	(739)	(221)	1,593		721		(29,474)
Total expenses before asset management fee waiver	(14,911)	(101,774)	(2,032)	(1,239)	5,814		(8,007)		(122,149)
Asset management fee waived by Advisor	188	—	—	—	—		—		188
Net expenses after asset management fee waiver	(14,723)	(101,774)	(2,032)	(1,239)	5,814		(8,007)		(121,961)
Income tax benefit	—	4,353	—	—	—		335	(j)	4,688
Net loss	(6,756)	(15,638)	(2,032)	(1,239)	2,617		(7,672)		(30,720)
Net loss (income) attributable to noncontrolling interests:
Limited partners	—	12,895	—	—	(1,502)	(k)	4,311	(k)	15,704
Partially owned entities	—	2,226	—	—	—		160	(k)	2,386
Net loss attributable to common stockholders	$(6,756)	$(517)	$(2,032)	$(1,239)	$1,115		$(3,201)		$(12,630)

Weighted average shares outstanding	10,413	249	4,932	4,934	—		42,408	(l)	52,821
Net loss per common share - basic and diluted	$(0.65)	$(2.08)	$(0.41)	$(0.25)	$—		$(0.08)		$(0.24)
F-8

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(In Thousands, Except Per Share Data)
	CCI Historical December 31, 2019	CRII Historical December 31, 2019	CMRI Historical December 31, 2019	CMRII Historical December 31, 2019	Autonomous Entity Adjustments	Note	Fully Combined Pro Forma Transaction Accounting Adjustments	Note	Pro Forma Fully Combined Company
	(Audited)	(Audited)	(Audited)	(Audited)
Revenues
Rental and other property revenues	$2,797	$85,203	$—	$—	$—		$—		$88,000
Real estate note investment interest	45	—	—	—	—		—		45
Property management and development	—	12,545	—	—	—		—		12,545
Advisory services	—	2,717	—	—	(2,025)		—		692
Total revenues	2,842	100,465	—	—	(2,025)		—		101,282
Expenses
Property operations expense	1,429	35,189	—	—	—		(2,109)	(e)	34,509
Reimbursable operating expenses to related parties	542	—	—	—	—		—		542
Asset management fee to related party	811	—	1,054	745			—		2,610
Property management expense	—	14,070	—	—	(2,644)	(a)	—		11,426
Depreciation and amortization	2,738	32,793	—	—	(1,473)	(b)	38,591	(f)	72,649
General and administrative expenses	877	14,568	277	522	—		3,313	(g)	19,557
Total operating expenses	6,397	96,620	1,331	1,267	(4,117)		39,795		141,293
Other (expense) income
Equity in earnings (losses) of unconsolidated real estate entity	273	1,179	(1,323)	(2,350)	2,174	(c)	(8,559)	(h)	(8,606)
Interest income	493	—	—	14	282	(d)	—		789
Interest expense	(917)	(38,043)	—	—	—		7,515	(i)	(31,445)
Loss on debt extinguishment	—	(2,033)	—	—	—		—		(2,033)
Gain on sale of unconsolidated real estate entities	—	6,823	—	—	—		—		6,823
Other expenses	—	(148)	—	—	—		—		(148)
Total other (expense) income	(151)	(32,222)	(1,323)	(2,336)	2,456		(1,044)		(34,620)
Total expenses before asset management fee waiver	(6,548)	(128,842)	(2,654)	(3,603)	6,573		(40,839)		(175,913)
Asset management fee waived by Advisor	410	—	—	—	—		—		410
Net expenses after asset management fee waiver	(6,138)	(128,842)	(2,654)	(3,603)	6,573		(40,839)		(175,503)
Income tax expense	—	(292)	—	—	—		—		(292)
Net loss	(3,296)	(28,669)	(2,654)	(3,603)	4,548		(40,839)		(74,513)
Net loss (income) attributable to noncontrolling interests:
Limited partners	—	22,194	—	—	(2,259)	(k)	22,627	(k)	42,562
Partially owned entities	—	5,546	—	—	—		1,414	(k)	6,960
Net loss attributable to common stockholders	$(3,296)	$(929)	$(2,654)	$(3,603)	$2,289		$(16,798)		$(24,991)
Weighted average shares outstanding	4,711	188	4,974	4,983	—		42,408	(l)	47,119
Net loss per common share - basic and diluted	$(0.70)	$(4.94)	$(0.53)	$(0.72)	$—		$(0.40)		$(0.53)
F-9

COTTONWOOD COMMUNITIES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2020
NOTE 1—BASIS OF PRO FORMA PRESENTATION
Cottonwood Communities, Inc. (“CCI”) is a real estate investment trust (“REIT”) that invests in multifamily apartment communities and real estate related assets located throughout the United States.
On January 26, 2020, CCI entered into a definitive merger agreement (the “CRII Merger Agreement”) with Cottonwood Residential II, Inc. (“CRII”). Under the terms of the CRII Merger Agreement, CRII stockholders will receive 2.015 shares of CCI’s common stock in exchange for each share of CRII’s common stock. Operating partnership units in Cottonwood Residential O.P., LP (“CROP”), CRII's operating partnership, will also split into 2.015 units. CCI's operating partnership, Cottonwood Communities O.P., LP, will then merge into CROP. Subject to the terms and conditions of the CRII Merger Agreement, CRII will merge with and into Cottonwood Communities GP Subsidiary, LLC, a wholly owned subsidiary of CCI (“Merger Sub”), with Merger Sub surviving the merger (the “CRII Merger”), such that following the CRII Merger, the surviving entity will continue as a wholly owned subsidiary of CCI. In accordance with the applicable provisions of Maryland General Corporation Law (“MGCL”), the separate existence of CRII shall cease.
The CRII Merger Agreement provides for an alternative exchange ratio of 2.10 shares of CCI Common Stock for each share of CRII Common Stock if the distribution of a note to CRII stockholders and CROP unitholders by CROP (the “CCA Note Distribution”) has not occurred. Because the CCA Note Distribution is expected to occur, the pro forma financial statements have been prepared using the exchange ratio of 2.015.
On January 26, 2020, CCI also entered into a definitive merger agreement (the “CMRI Merger Agreement”) with Cottonwood Multifamily REIT I, Inc. (“CMRI”). Under the terms of the CMRI Merger Agreement, CMRI stockholders will receive 1.175 shares of CCI’s common stock in exchange for each share of CMRI’s common stock. Subject to the terms and conditions of the CMRI Merger Agreement, CMRI will merge with and into the Merger Sub, with Merger Sub surviving the merger (the “CMR I Merger”), such that following the CMRI Merger, the surviving entity will continue as a wholly owned subsidiary of CCI. In accordance with the applicable provisions of MGCL, the separate existence of CMR I shall cease.
On January 26, 2020, CCI also entered into a definitive merger agreement (the “CMRII Merger Agreement”) with Cottonwood Multifamily REIT II, Inc. (“CMRII”). Under the terms of the CMRII Merger Agreement, CMRII stockholders will receive 1.072 shares of CCI’s common stock in exchange for each share of CMRII’s common stock. Subject to the terms and conditions of the CMR II Merger Agreement, CMRII will merge with and into the Merger Sub, with Merger Sub surviving the merger (the “CMRII Merger”), such that following the CMRII Merger, the surviving entity will continue as a wholly owned subsidiary of CCI. In accordance with the applicable provisions of MGCL, the separate existence of CMRII shall cease.
One or any combination of the CRII Merger, CMRI Merger and the CMRII Merger may occur. They are not contingent on each other however, under certain circumstances, each of CMRI and CMRII may opt not to close if the CRII Merger does not occur. These pro forma statements have been prepared under the Combined Company and Fully Combined Company scenarios as defined in this information statement/prospectus.
NOTE 2—PRELIMINARY PURCHASE PRICE ALLOCATION
The total preliminary estimated purchase price of CRII, net of cash and restricted cash acquired, is approximately $249.0 million, based on 2.015 shares of CRII common stock per share of CCI common stock and applied to 213,484 total common shares and 15,375,850 total limited partnership units outstanding as of September 30, 2020. The total preliminary estimated purchase price of CMRI, net of cash and restricted cash acquired, is approximately $59.8 million, based on 1.175 shares of CMRI common stock per share of CCI common stock and applied to 4,904,045 total common shares outstanding as of September 30, 2020. The total preliminary estimated purchase price of CMRII, net of cash and restricted cash acquired, is approximately $52.5 million, based on 1.072 shares of CMRII common stock per share of CCI common stock and applied to 4,881,490 total common shares outstanding as of September 30, 2020.
F-10

Combined Company Merger
The following summarizes the preliminary estimated purchase price of CR II as of September 30, 2020 (dollars in thousands, except share and per share data):
Purchase price	CRII
Common stock issued and outstanding	213,484
CROP limited operating partnership units	15,375,850
Total common stock and limited partnership units outstanding	15,589,334
Exchange ratio	2.015
Implied CCI common stock and limited partnership units issued as consideration	31,412,508
CCI's most recently disclosed estimated value per share(1)	$10.00
Value of implied CCI common stock and limited partnership units issued as consideration	314,125
Promotes assumed	787
Total consideration	314,912
Less cash and restricted cash acquired	65,956
Consideration net of cash and restricted cash acquired	$248,956
(1)
No public market for CCI shares exists. For purposes of providing an estimated value per share, CCI provided the net investment amount of its shares in its initial public offering, which is the same as its offering price. CCI established the offering price of its shares on an arbitrary basis and the selling price bears no relationship to the book or asset values or to any other established criteria for valuing shares. The actual value of a share of CCI common stock may be less than the offering price. Additional information regarding the fairness of the merger consideration is included under “Opinion of CRII Transaction Committee’s Financial Advisor.”

The following table sets forth the preliminary allocation of the purchase price of CR II to the identifiable tangible and intangible assets acquired and liabilities assumed as of September 30, 2020 (dollars in thousands):
September 30, 2020
Assets
Real estate assets, net	$1,082,068
Investments in unconsolidated real estate entities	152,470
Deficiency notes	19,770
Related party receivables	536
Intangible assets	29,691
Other assets	12,596
Goodwill	3,851
Total assets acquired	1,300,982
Liabilities
Accounts payable, accrued expenses and other liabilities	27,628
Related party payables	1,260
Mortgage notes, net	641,844
Preferred stock, net	144,360
Foreign notes, net	48,643
Total liabilities assumed	863,735
Net assets acquired	437,247
Less noncontrolling interests	(188,291)
Total estimated purchase price	$248,956
Total adjustments to the pro forma consolidated balance sheet also includes the net effects of approximately $105.2 million, including accumulated depreciation of $88.1 million on real estate and $17.9 million on investments in unconsolidated real estate, related to pro forma adjustments on the income statement for the period from January 1, 2019 through September 30, 2020.
F-11

Fully Combined Merger
The following summarizes the preliminary estimated purchase price of the fully combined company as of September 30, 2020 (dollars in thousands, except share and per share data):
	September 30, 2020
Purchase price	Total	CRII	CMRI	CMRII
Common stock issued and outstanding	9,999,019	213,484	4,904,045	4,881,490
CROP limited operating partnership units	15,375,850	15,375,850	—	—
Total common stock and limited partnership units outstanding	25,374,869	15,589,334	4,904,045	4,881,490
Exchange ratio	1.671	2.015	1.175	1.072
Implied CCI common stock and limited partnership units issued as consideration	42,407,718	31,412,508	5,762,253	5,232,957
CCI's most recently disclosed estimated value per share(1)	$10.00	$10.00	$10.00	$10.00
Value of implied CCI common stock and limited partnership units issued as consideration	$424,078	$314,125	$57,623	$52,330
Promotes assumed	8,796	787	5,585	2,424
Total consideration	$432,874	$314,912	$63,208	$54,754
Less cash and restricted cash acquired	(71,612)	(65,956)	(3,420)	(2,236)
Consideration net of cash and restricted cash acquired	$361,262	$248,956	$59,788	$52,518
(1)
No public market for CCI shares exists. For purposes of providing an estimated value per share, CCI provided the net investment amount of its shares in its initial public offering, which is the same as its offering price. CCI established the offering price of its shares on an arbitrary basis and the selling price bears no relationship to the book or asset values or to any other established criteria for valuing shares. The actual value of a share of CCI common stock may be less than the offering price. Additional information regarding the fairness of the merger consideration is included under “Opinion of CRII Transaction Committee’s Financial Advisor.”

The following table sets forth the preliminary allocation of the purchase price of CR II, CMRI and CMRII to the identifiable tangible and intangible assets acquired and liabilities assumed as of September 30, 2020 (dollars in thousands):
September 30, 2020
Assets
Real estate assets, net	$1,082,068
Investments in unconsolidated real estate entities	152,472
Deficiency notes	19,770
Related party receivables	536
Intangible assets	29,691
Other assets	12,593
Goodwill	939
Total assets acquired	1,298,069
Liabilities
Accounts payable, accrued expenses and other liabilities	27,628
Related party payables	1,260
Mortgage notes, net	641,844
Preferred stock, net	144,360
Foreign notes, net	48,643
Total liabilities assumed	863,735
Net assets acquired	434,334
Less noncontrolling interests	(73,072)
Total estimated purchase price	$361,262
F-12

Total adjustments to the pro forma consolidated balance sheet also includes the net effects of approximately $105.2 million, including accumulated depreciation of $88.1 million on real estate and $17.9 million on investments in unconsolidated real estate, related to pro forma adjustments on the income statement for the period from January 1, 2019 through September 30, 2020.
The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed by CCI based on management’s best estimates of fair value. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.
NOTE 3—PRO FORMA ADJUSTMENTS
Adjustments to the unaudited pro forma condensed combined balance sheets as of September 30, 2020
The pro forma adjustments are based on our preliminary estimates and assumptions and are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined balance sheets of the Combined Company and Fully Combined Company as of September 30, 2020, and include the effects of certain adjustments in the pro forma consolidated statement of operations for activity from January 1, 2019 through September 30, 2020.
Combined Company Merger
(A)
Reflects an increase of $402.5 million in the carrying amount of CRII’s land, buildings and improvements, furniture, fixtures, equipment and construction in progress to record them at their estimated fair values, offset by accumulated depreciation and amortization of $88.1 million for the period from January 1, 2019 through September 30, 2020

The fair value of in-place leases are capitalized as intangible lease assets. The estimated fair values of land, buildings and improvements are determined using methods similar to those used by independent appraisers. These methods include third-party appraisals, replacement cost estimates less depreciation, discounted cash flows, and direct capitalization of net operating income. In-place leases are valued based on current rental rates and the average time necessary to lease a unit and are amortized over the estimated remaining term. The estimated allocation of the acquisition consideration is primarily based upon management's existing methodology and historical experiences in determining and allocating the acquisition price of real estate transactions to the respective real estate and related assets and liabilities.
(B)
Reflects an increase of $63.0 million in the carrying amounts of CRII's investments in unconsolidated real estate entities to record them at their estimated fair value, offset by $17.9 million of accumulated depreciation from the step up in the underlying investments for the period from January 1, 2019 through September 30, 2020. Investments in unconsolidated real estate entities include stabilized properties, development projects and other real estate related investments which we do not control.

(C)
Reflects the removal of assets and liabilities at Cottonwood Communities Advisors, LLC (“CCA”) as a result of the redemption of all outstanding shares of CRII voting common stock held by Cottonwood Residential Holdings, LLC in exchange for an in-kind distribution by CRII of all of CROP’s interest in CCA.

(D)	Reflects the net effect of the in-kind distribution of CCA Notes and accrued interest of $13.6 million offset by the assignment of $2.7 million of CMRI and CMRII Notes back to CROP.
(E)	Reflects the distribution of CCA Notes to CROP unit holders and employee notes to High Traverse as follows (dollars in thousands):
	Distributions	Cash
CCA Notes, CMRI Notes, CMRII Notes and Accrued Interest	$13,628	$—
CCA Borrowings in Cash	—	2,148
Employee Notes	6,457	—
Adjustment	$20,085	$2,148
F-13

In addition, $4.5 million of notes to senior executives used to invest in development projects were exchanged for preferred, capital and residual interests in the projects themselves, with the related party notes being retired.
(F)
Reflects the elimination of various receivables and payables between CCI, CRII, CMRI, and CMR II, as applicable for the respective statement, as well as the removal of CCA receivables and payables due to the in-kind distribution by CRII of all of CROP’s interest in CCA.

(G)
Reflects the removal of advisory service income receivables of $2.2 million and unamortized deferred offering costs of $16.2 million held at CCA, as well as the elimination and removal of various smaller assets.

(H)
Reflects the 1) removal of unamortized intangibles and goodwill of $2.3 million, 2) removal of deferred offering costs of $5.0 million, a deferred tax provision adjustment of $335.0 thousand and 4) the acquisition of $29.7 million of intangible assets, offset by $3.4 million of accumulated amortization for the period from January 1, 2019 through September 30, 2020 (dollars in thousands): .

Intangibles
Property management company	$14,884
Technology amenity contracts	1,191
Development and disposition fees	4,254
Promoted interests	9,362
Adjustment	$29,691
(I)
Reflects an increase of in the carrying amounts of mortgage notes of $15.6 million to their preliminary fair value, the write-off of $6.0 million of unamortized debt issuance costs, and the accumulated amortization of $2.7 million of the fair value adjustment for the period from January 1, 2019 through September 30, 2020. The estimated fair value of mortgage notes is determined primarily with a discounted cash flow analysis using market rates as of September 30, 2020.

(J)
Reflects the increase in the carrying amounts of preferred stock and foreign notes, our unsecured promissory notes to non-U.S. investors, to their preliminary fair value and the elimination of historical unaccredited debt discounts.

(K)	Reflects the resolution of payables and notes to CCA in conjunction with the distribution of CCA notes to CROP unit holders.
(L)	Reflects the reduction of certain payables.
(M)	Reflects the elimination of the historical stockholders' equity accounts of CRII, CMRI, and CMRII, as applicable for the respective statement.
(N)	Reflects the increase in common stock at fair value for the respective merger, as shown below (dollars in thousands, except share and per share data):
	CRII	CMRI	CMRII	Fully Combined
Common stock issued and outstanding	213,484	4,904,045	4,881,490	9,999,019
Exchange ratio	2.015	1.175	1.072	1.143
Implied CCI common stock issued	430,170	5,762,253	5,232,957	11,425,380
CCI's estimated value per share	$10.00	$10.00	$10.00	$10.00
Value of implied CCI common stock issued as consideration	$4,302	$57,623	$52,330	$114,254

Combined Company Adjustment	$4,302
(O)
Represents the change in accumulated deficit to common stockholders as a result of fair value adjustments to acquired assets and liabilities as of September 30, 2020 and the statement of operations from January 1, 2019 to September 30, 2020.

F-14

(P)
Represents the changes in noncontrolling interests as a result of fair value adjustments to acquired assets and liabilities as of September 30, 2020 and the statement of operations from January 1, 2019 to September 30, 2020.

(Q)	Represents goodwill, or the amount of consideration above the fair value of asset acquired and liabilities assumed.
Adjustments to the unaudited pro forma combined statements of operations for the year ended December 31, 2019 and nine months ended September 30, 2020
(a)
Reflects the loss of CCA's advisory service income and associated operating expenses as a result of the in-kind distribution by CRII of all of CROP’s interest in CCA. CCA's advisory services contracts are with CCI, CMRI, and CMR2.

If the Fully Combined Merger is consummated, CCI will enter into an Amended and Restated Advisory Agreement with CCA whereby CCA will earn a fee of 0.75% per year on gross asset value capped at 1.5% per year of net asset value, as defined in the advisory agreement. As part of this agreement, CCA will also assume additional overhead costs, including salaries and wages of persons previously employed by CROP. CRII and CROP will also be advised by CCA and no longer be internally managed, thereby increasing the asset base. The estimated impact as if this agreement had been consummated on January 1, 2019 is as follows (dollars in thousands):
	Year Ended December 31, 2019	Nine Months Ended September 30, 2020
Asset management fee under new advisory services contract	$7,881	$5,911
Asset management fee under original contract	(2,610)	(3,386)
Change in asset management fee	5,271	2,525
Estimated additional overhead costs	3,183	2,246
Net change	$2,088	$279
Further, under the terms and as defined in CROP's amended and restated operating agreement to be entered upon consummation of the Fully Combined Merger, CCA will receive a performance allocation of 12.5% (with a full 100% catch-up), after achieving a 5% hurdle amount on NAV.
(b)	Reflects the removal of amortization of sponsored offering costs at CCA as a result of the in-kind distribution by CRII of all of CROP’s interest in CCA.
(c)
Reflects the elimination of equity in earnings at CMRI and CMRII. CMRI and CMRII invested in real estate joint ventures with CROP, recognizing their share of income under the equity method of accounting.

(d)	Reflects interest from loans provided to CCA from CROP and its subsidiaries which were eliminated before the in-kind distribution by CRII of all of CROP’s interest in CCA.
(e)	Reflects the removal of mark to market adjustments on interest rate caps as a result of the business combination.
(f)
Reflects the net effect of depreciation and amortization related to the step up in fair value of real estate assets and acquired intangibles from the business combination, using the estimated fair values as of September 30, 2020. Depreciation and amortization expense is calculated using the straight-line method over an estimated useful life of 30 years for buildings, 5-15 years for building improvements, furniture, fixtures and equipment, and 6 months for in place leases. Other acquired intangibles are amortized over 5-15 years.

(g)
Reflects additional share based compensation expense resulting from the accelerated vesting of LTIP units and the issuance of additional retention grants to certain executives and an estimated $4.6 million and $5.0 million of transaction costs for the Combined Merger and Fully Combined Merger, respectively, from September 30, 2020 through completion of the respective merger.

(h)
Reflects the effect of additional depreciation expense recorded in equity in earnings from the fair value step up of investments in unconsolidated real estate entities, using values as of September 30, 2020.

F-15

(i)	Reflects the following activity (dollars in thousands):
	Year Ended December 31, 2019	Nine Months Ended September 30, 2020
Removal of interest expense from amortization of deferred financing costs	$(5,560)	$(4,273)
Additional amortization related to the mark to market change in debt	(1,564)	(1,172)
Net other changes	(391)	(256)
Adjustment	$(7,515)	$(5,701)
(j)
Represents the adjustment to the provision for income taxes resulting from the loss of operating activity at CCA due to the in-kind distribution by CRII of all of CROP’s interest in CCA, the removal of existing intangible assets, and the addition of new intangible assets in our taxable REIT subsidiary.

(k)	Represents the changes in net loss (income) attributable to noncontrolling interests as a result of the adjustments to the statement of operations for the respective period.
(l)	Represents additional shares issued as if the mergers closed on January 1, 2019.
F-16

Annex A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
COTTONWOOD COMMUNITIES, INC.,
COTTONWOOD COMMUNITIES GP SUBSIDIARY, LLC,
COTTONWOOD COMMUNITIES O.P., LP,
COTTONWOOD RESIDENTIAL II, INC.,
AND
COTTONWOOD RESIDENTIAL O.P., LP
DATED AS OF JANUARY 26, 2021

A-i

A-ii

EXHIBITS
Exhibit A – CCI Articles Supplementary (Series 2016 Preferred Stock)
Exhibit B – CCI Articles Supplementary (Series 2017 Preferred Stock)
Exhibit C – Form of Amended and Restated Advisory Agreement
Exhibit D – Form of Amended and Restated CROP OP Agreement
DISCLOSURE LETTERS
CRII Disclosure Letter
CCI Disclosure Letter
A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of January 26, 2021 (this “Agreement”), is entered into by and among Cottonwood Communities, Inc., a Maryland corporation (“CCI”), Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company and a wholly owned subsidiary of CCI (“Merger Sub”), Cottonwood Communities O.P., LP, a Delaware limited partnership and a subsidiary of CCI (“CCOP” and together with CCI and the Merger Sub, the “CCI Parties”), Cottonwood Residential II, Inc., a Maryland corporation (“CRII”), and Cottonwood Residential O.P., LP, a Delaware limited partnership and subsidiary of CRII (“CROP” and together with CRII, the “CRII Parties”). Each of the CCI Parties and CRII Parties is sometimes referred to herein as a “Party,” and, collectively, the CCI Parties and the CRII Parties are referred to herein as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.
RECITALS
WHEREAS, the Parties wish to effect a business combination in which CRII will be merged with and into Merger Sub (the “REIT Merger”), with Merger Sub being the surviving entity, and each share of CRII Common Stock, CRII Series 2016 Preferred Stock and CRII Series 2017 Preferred Stock issued and outstanding immediately prior to the Merger Effective Time that is not cancelled and retired pursuant to this Agreement will be converted into the right to receive the applicable REIT Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”);
WHEREAS, the Parties wish to effect a business combination in which CCOP will be merged with and into CROP (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with CROP being the surviving entity, and each CCOP Partnership Unit issued and outstanding immediately prior to the Partnership Merger Effective Time that is not cancelled and retired pursuant to this Agreement will be converted into the right to receive the Partnership Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);
WHEREAS, in order to issue preferred stock of CCI with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that mirror those of the CRII Series 2016 Preferred Stock and the CRII Series 2017 Preferred Stock as part of the REIT Merger Consideration, the Parties desire that CCI supplement the CCI Charter with the Articles Supplementary attached hereto as Exhibit A (the “CCI Articles Supplementary (Series 2016 Preferred Stock)”) and Exhibit B (the “CCI Articles Supplementary (Series 2017 Preferred Stock)”);
WHEREAS, all of the voting shares of common stock of CRII are owned by Cottonwood Residential Holdings, LLC and a number of partnership units of CROP are owned by High Traverse Holdings, LLC, a Delaware limited liability company (“High Traverse”), each of which, together with certain Affiliates, have agreed to vote such securities in favor of the Mergers pursuant to a Voting Agreement with CCI (the “Voting Agreement”);
WHEREAS, in connection with the Mergers, CCI’s external advisor, CC Advisors III, LLC, has agreed to enter into an Amended and Restated Advisory Agreement, in the form attached hereto as Exhibit C, to be effective on or before the Merger Effective Time (the “Amended and Restated Advisory Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, the CCI Parties have entered into a merger agreement with Cottonwood Multifamily REIT I, Inc., a Maryland corporation (“CMRI”), and Cottonwood Multifamily REIT I O.P., LP, a Delaware limited partnership (“CMRI OP”), pursuant to which CMRI will merge with and into Merger Sub and CMRI OP will merge into CCOP or CCOP’s successor (the “CMRI Merger”);
WHEREAS, concurrently with the execution and delivery of this Agreement, the CCI Parties have entered into a merger agreement with Cottonwood Multifamily REIT II, Inc., a Maryland corporation (“CMRII”), and Cottonwood Multifamily REIT II O.P., LP, a Delaware limited partnership (“CMRII OP”), pursuant to which CMRII will merge with and into Merger Sub and CMRII OP will merge into CCOP or CCOP’s successor (the “CMRII Merger” and collectively with the CMRI Merger, the “CMR Mergers”);
WHEREAS, the Mergers are not conditioned on the consummation of either of the CMRI Merger or the CMRII Merger;
WHEREAS, before the Merger Effective Time, CRII, CROP and Cottonwood Residential Holdings, LLC shall enter into a redemption agreement pursuant to which, immediately before the Merger Effective Time, CRII will redeem all of its outstanding shares of voting common stock in exchange for an in-kind distribution by CRII of CROP’s current indirect interest in Cottonwood Communities Advisors, LLC (the “CCA Externalization Transaction”);
WHEREAS, before the Merger Effective Time, (i) subject to Section 7.14, CROP intends to distribute the interests in the Promissory Note of Cottonwood Communities Advisors, LLC, dated January 1, 2021 in favor of CROP (the “CCA Note”), to the holders of CROP participating partnership units (including CRII), and CRII intends to distribute its portion of the CCA Note to its common stockholders (collectively, the “CCA Note Distribution”), (ii) CROP intends to issue 155,441 common limited partnership units in exchange for all of the remaining interests in CC Advisors Promote—Incentive Grant Investor, LLC and CC Advisors Promote—Employee Investor, LLC and (iii) CROP intends to redeem 306,584 common limited partnership units in exchange for notes receivables, all as detailed in Section 6.1(b)(ix) of the CRII Disclosure Letter (collectively with the CCA Externalization Transaction, the “Pre-Merger Transactions”);
WHEREAS, concurrently with the execution and delivery of this Agreement, CROP has entered into a tax protection agreement with High Traverse, which will become effective upon the Merger Effective Time (the “Tax Protection Agreement”);
WHEREAS, the Parties desire an amendment and restatement of the limited partnership agreement of CROP, substantially in the form attached hereto as Exhibit D (the “Amended and Restated CROP OP Agreement”), which shall become effective upon the Partnership Merger Effective Time;
WHEREAS, the Parties desire to condition the Mergers on, among other things, (i) the approval of the Mergers, the Tax Protection Agreement, the Amended and Restated Advisory Agreement and the Pre-Merger Transactions by the holders of a majority of the outstanding CROP Common Units held by limited partners (other than CRII’s management and certain of its affiliates) and (ii) the approval of the Partnership Merger and the Amended and Restated CROP OP Agreement by the holders of a majority of the outstanding CROP Common Units held by limited partners (together, the “Partner Approvals”);
WHEREAS, on the recommendation of the transaction committee (the “CRII Transaction Committee”) of the board of directors of CRII (the “CRII Board”), the CRII Board has (a) determined that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of CRII and its stockholders (other than CRII’s management and certain of its affiliates), (b) authorized and approved this Agreement, the REIT Merger and the other transactions contemplated by this Agreement and (c) recommended the approval of the REIT Merger by the holders of CRII Voting Common Stock and directed that CRII seek the written consent thereof by the holders of a majority of the outstanding CRII Voting Common Stock (the “Stockholder Approval”);
WHEREAS, on the recommendation of the CRII Transaction Committee, CRII, as the sole general partner of CROP, has (a) determined that this Agreement, the Mergers, the Tax Protection Agreement, the Amended and Restated Advisory Agreement, the Amended and Restated CROP OP Agreement, the Pre-Merger Transactions and the other transactions contemplated by this Agreement are advisable and in the best interests of CROP and its unitholders (other than CRII’s management and certain of its affiliates), (b) authorized and approved this Agreement, the Mergers, the Tax Protection Agreement, the Amended and Restated CROP OP Agreement, the Pre-Merger Transactions and the other transactions contemplated by this Agreement and (c) recommended that the Mergers, the Tax Protection Agreement, the Amended and Restated Advisory Agreement, the Amended and Restated CROP OP Agreement and the Pre-Merger Transactions and the other transactions contemplated by this Agreement be approved by the partners of CROP and directed that CROP seek the Partner Approvals;
WHEREAS, on the recommendation of the special committee (the “CCI Special Committee”) of the board of directors of CCI (the “CCI Board”), the CCI Board has (a) determined that this Agreement, the Mergers, the CCI Articles Supplementary (Series 2016 Preferred Stock), the CCI Articles Supplementary (Series 2017 Preferred Stock), the Voting Agreement, the Amended and Restated Advisory Agreement and the other transactions contemplated by this Agreement are advisable and in the best interests of CCI, (b) determined that this Agreement, the Mergers, the Voting Agreement and the other transactions contemplated by this Agreement are fair and reasonable to CCI and on terms and conditions no less favorable to CCI than those available from unaffiliated third parties, and (c) authorized and approved this Agreement, the Mergers, the CCI Articles Supplementary (Series 2016 Preferred Stock), the CCI Articles Supplementary (Series 2017 Preferred Stock), the Voting Agreement, the Amended and Restated Advisory Agreement and the other transactions contemplated by this Agreement;

WHEREAS, CCI, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to approve this Agreement and the consummation by Merger Sub of the REIT Merger and the other transactions contemplated by this Agreement;
WHEREAS, the Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the REIT Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code;
WHEREAS, the Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Partnership Merger shall qualify as and constitute an “assets-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i) pursuant to which CCOP shall be treated as transferring all of its assets and liabilities to CROP in exchange for CROP Partnership Units followed by the distribution of such units to CCI and to those Persons listed on Section 5.4(b) of the CCI Disclosure Letter in a complete liquidation of CCOP, the deemed exchange and distribution being respectively described in Section 721 of the Code and Section 731 of the Code; and
WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Mergers, and to prescribe various conditions to the Mergers.
NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1

DEFINITIONS
Section 1.1 Definitions.
(a) For purposes of this Agreement:
“Acceptable NDA” means a confidentiality agreement with a term of at least one year and terms that (1) are not materially less favorable in the aggregate to CRII than those terms set forth in the Confidentiality Agreement (except that such confidentiality agreement need not prohibit the making or amending of a confidential Acquisition Proposal) and (2) do not in any respect restrict CRII from complying with its obligations under this Agreement.
“Action” means any claim, action, cause of action, demand, suit, litigation, investigation, audit, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).
“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. Notwithstanding the foregoing, (i) the CCI Parties shall not be deemed Affiliates of the CRII Parties and (ii) CMRI and CMRII and their respective subsidiaries shall not be deemed Affiliates of the CCI Parties or the CRII Parties.
“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than an Acceptable NDA) relating to any Acquisition Proposal.
“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 and (ii) any applicable anti-bribery, anti-money laundering, anti-corruption or similar Law of any other jurisdiction.
“Benefit Plan” means, with respect to a Person, any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not funded, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by such Person or any of its subsidiaries including, but not limited to, “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity-based compensation, profits interest unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not subject to ERISA.
“Business Day” means any day ending at 11:59 p.m., New York City time, other than a Saturday, a Sunday or any day on which the SDAT or banks located in New York, New York are authorized or required by Law to be closed.
“CCI Charter” means the charter of CCI.
“CCI Governing Documents” means the CCI Charter, the bylaws of CCI, the certificate of limited partnership of CCOP and the CCOP OP Agreement.
“CCI Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of CCI and the CCI Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of CCI and CCOP to consummate the Mergers before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a CCI Material Adverse Effect has occurred: (A) any failure of CCI to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a CCI Material Adverse Effect), (B) any changes that generally affect the residential real estate industry in which CCI and the CCI Subsidiaries operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any epidemic, pandemic or disease outbreak (including COVID-19 or any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, policy, guideline or recommendation by any Governmental Authority in connection with, or in response to, COVID-19 (“COVID-19 Measures”)), and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof, or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Mergers (or the interpretation or enforcement of the foregoing), (J) the public announcement of this Agreement or the pendency of this Agreement, including the impact thereof on the relationships of CCI and its Subsidiaries with their respective partners or other material third-party business relations or (K) assuming no waiver by the CCI Parties of the conditions of the CMRI Merger Agreement or CMRII Merger Agreement that was not approved by CRII in writing in advance, the consummation of the CMRI Merger or the CMRII Merger, provided, further, that if any event described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on CCI and the CCI Subsidiaries, taken as a whole, relative to others in the residential real estate industry in the geographic regions in which CCI and the CCI Subsidiaries operate, then only the incremental disproportionate impact of such event shall be taken into account for the purpose of determining whether a CCI Material Adverse Effect has occurred.
“CCI Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by CCI or any CCI Subsidiary as of the date of this Agreement (including all of CCI’s or any CCI Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“CCI Series 2016 Preferred Stock” means “Series 2016 Preferred Stock” as defined in the CCI Articles Supplementary (Series 2016 Preferred Stock).
“CCI Series 2017 Preferred Stock” means “Series 2017 Preferred Stock” as defined in the CCI Articles Supplementary (Series 2017 Preferred Stock).

“CCI Subsidiary” means (i) any corporation of which more than 50% of the outstanding voting securities is directly or indirectly owned by CCI or CCOP and (ii) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is directly or indirectly owned by CCI or CCOP or of which CCI or any CCI Subsidiary is a general partner, a manager, a managing member or the equivalent.
“CCOP Common Unit” means “Common Unit” as defined in the CCOP OP Agreement.
“CCOP General Partner Unit” means “General Partner Unit” as defined in the CCOP OP Agreement.
“CCOP LTIP Unit” means “LTIP Unit” as defined in the CCOP OP Agreement.
“CCOP OP Agreement” means the Amended and Restated Limited Partnership Agreement of CCOP, dated as of February 1, 2020, as amended.
“CCOP Partnership Unit” means “Partnership Unit” as defined in the CCOP OP Agreement.
“CCOP Series 2019 Preferred Unit” means “Series 2019 Preferred Unit” as defined in the CCOP OP Agreement.
“CCOP Special Limited Partner Interest” means “Special Limited Partner Interest” as defined in the CCOP OP Agreement.
“CCOP Special LTIP Unit” means “Special LTIP Unit” as defined in the CCOP OP Agreement.
“CCOP Vesting Agreement” means “Vesting Agreement” as defined in the CCOP OP Agreement.
“CMRI Merger Agreement” means the Agreement and Plan of Merger, dated as of January 26, 2021, by and among CCI, CCOP, Merger Sub, CMRI and CMRI OP.
“CMRII Merger Agreement” means the Agreement and Plan of Merger, dated as of January 26, 2021, by and among CCI, CCOP, Merger Sub, CMRII and CMRII OP.
“CRII Benefit Plan” means a Benefit Plan sponsored or maintained by CRII, CROP or a CRII Subsidiary or for which any of the foregoing have or may have any liability or obligation.
“Code” means the Internal Revenue Code of 1986.
“Common Exchange Ratio” means 2.015 shares of CCI Common Stock for each share of then-outstanding CRII Common Stock, as such ratio may be adjusted in accordance with Section 3.1.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 15, 2020, among CCI, CRII, CMRI and CMRII.
“Consent Solicitation Statements” means the CROP Consent Solicitation Statement and the CRII Consent Solicitation Statement.
“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other obligation.
“CRII Charter” means the charter of CRII.
“CRII Consent Solicitation Statement” means the solicitation statement of CRII used to solicit the Stockholder Approval.
“CRII Governing Documents” means the CRII Charter, the bylaws of CRII, the certificate of limited partnership of CROP and CROP OP Agreement.
“CRII Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of CRII and the CRII Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of CRII and CROP to consummate the Mergers before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a CRII Material Adverse Effect has occurred: (A) any failure of CRII to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a CRII

Material Adverse Effect), (B) any changes that generally affect the residential real estate industry in which CRII and the CRII Subsidiaries operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 Measures) and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Mergers (or the interpretation or enforcement of the foregoing) or (J) the public announcement of this Agreement or the pendency of this Agreement, including the impact thereof on the relationships of CRII and its Subsidiaries with their respective partners or other material third-party business relations or with their respective employees, provided, further, that if any event described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on CRII and the CRII Subsidiaries, taken as a whole, relative to others in the residential real estate industry in the geographic regions in which CRII and the CRII Subsidiaries operate, then only the disproportionate incremental impact of such event shall be taken into account for the purpose of determining whether a CRII Material Adverse Effect has occurred.
“CRII Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by CRII or any CRII Subsidiary as of the date of this Agreement (including all of CRII’s or any CRII Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“CRII Series 2016 Preferred Stock” means “Series 2016 Preferred Stock” as defined in the CRII Charter.
“CRII Series 2017 Preferred Stock” means “Series 2017 Preferred Stock” as defined in the CRII Charter.
“CRII Subsidiary” means (i) any corporation of which more than 50% of the outstanding voting securities is directly or indirectly owned by CRII or CROP, and (ii) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is directly or indirectly owned by CRII or CROP or of which CRII or any CRII Subsidiary is a general partner, manager, managing member or the equivalent.
“CROP ‘CCOP’ LTIP Unit” means “CCOP LTIP Unit” as defined in the Amended and Restated CROP OP Agreement.
“CROP ‘CCOP’ Special LTIP Unit” means “CCOP Special LTIP Unit” as defined in the Amended and Restated CROP OP Agreement.
“CROP Common Unit” means “Common Limited Partnership Unit” as defined in the CROP OP Agreement.
“CROP Consent Solicitation Statement” means the solicitation statement of CROP used to solicit the Partner Approvals.
“CROP General Partner Unit” means “General Partnership Unit” as defined in the CROP OP Agreement.
“CROP LTIP Unit” means “LTIP Unit” as defined in the CROP OP Agreement.
“CROP OP Agreement” means the Fourth Amended and Restated Limited Partnership Agreement of CROP, dated as of December 1, 2015, as amended.
“CROP Participating Partnership Unit” means “Participating Partnership Unit” as defined in the CROP OP Agreement.
“CROP Partnership Unit” means “Partnership Unit” as defined in the CROP OP Agreement.
“CROP Preferred Unit” means “Preferred Units” as defined in the CROP OP Agreement.
“CROP Series 2019 Preferred Unit” means “Series 2019 Preferred Unit” as defined in the Amended and Restated CROP OP Agreement.

“CROP Special LTIP Unit” means “Special LTIP Unit” as defined in the CROP OP Agreement.
“Environmental Law” means any Law (including common law) relating to the investigation, pollution (or cleanup or other remediation thereof), restoration or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to (i) the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances and (ii) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.
“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.
“Exchange Act” means the U.S. Securities Exchange Act of 1934.
“Exchange Ratio” or “Exchange Ratios” mean the Common Exchange Ratio, the Preferred Exchange Ratio and/or the Partnership Exchange Ratio, as the case may be.
“Excluded Shares” means all shares of capital stock of CRII held, as of immediately prior to the Merger Effective Time, by CCI, any wholly owned subsidiary of CCI or by any wholly owned subsidiary of CRII.
“Expenses” means all reasonable and documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by a CCI Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Form S-4, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.
“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.3(a)(i) (No Conflict; Required Filings and Consents); Section 4.4(a)-(b) (Capital Structure); Section 4.5(d) (Investment Company Act); Section 4.13(b) (Taxes); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.3(a)(i) (No Conflict; Required Filings and Consents); Section 5.4(a)-(b) (Capital Structure); Section 5.5(h) (Investment Company Act); and Section 5.13(b) (Taxes).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, body, department, self-regulatory organization, arbitration panel or similar entity or subdivision thereof.
“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that are listed, designated, classified or regulated as hazardous or toxic under any Environmental Law; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof, and lead-containing paint or plumbing; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, methane, asbestos in any form, radioactive materials or wastes and radon.
“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) net cash payment obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.
“Intellectual Property” means all United States and foreign (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.
“Investment Company Act” means the Investment Company Act of 1940.
“IRS” means the United States Internal Revenue Service or any successor agency.
“Knowledge” means (i) with respect to CRII, the actual knowledge of the persons named in Section 1.1(a) of the CRII Disclosure Letter and (ii) with respect to CCI, the actual knowledge of the persons named in Section 1.1(a) of the CCI Disclosure Letter, in each case of (i) and (ii), after reasonable inquiry.
“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, common laws, rules, ordinances, codes, regulations and Orders promulgated by any Governmental Authority.
“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, hypothecation, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than transfer restrictions arising under applicable securities Laws.
“Order” means a judgment, writ, stipulation, injunction, order or decree of any Governmental Authority or arbitrator.
“Partnership Exchange Ratio” means one CROP Partnership Units for each CCOP Partnership Unit, as such ratio may be adjusted in accordance with Section 3.1(c).
“Permitted Liens” means any of the following: (i) Liens for current Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith and for which adequate accruals or reserves have been established as of the date of this Agreement; (ii) Liens that are carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other similar Liens arising in the ordinary course of business if the underlying obligations are not delinquent, or are being contested in good faith; (iii) with respect to any real property, Liens that are zoning, building or other regulations, requirements, entitlements or other land use or environmental regulations by any Governmental Authority that do not materially impact the use of the real property as currently conducted; (iv) with respect to CRII, Liens that are disclosed on Section 4.10 of the CRII Disclosure Letter, and with respect to CCI, Liens that are disclosed on Section 5.10 of the CCI Disclosure Letter; (v) with respect to CCI, Liens that are disclosed in its most recent Quarterly Report on Form 10-Q; (vi) with respect to CRII, Liens arising pursuant to any CRII Material Contract or, with respect to CCI, Liens arising pursuant to any CCI Material Contract; (vii) with respect to the CRII Properties or the CCI Properties, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof and any unrecorded easements (including reciprocal easement agreements), rights of way and other similar restrictions; (viii) with respect to CRII or CCI, as applicable, Liens that were incurred in the ordinary course of business since December 31, 2019 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole; (ix) Liens with respect to pledges or deposits under workers’ compensation legislation, unemployment insurance, social security, ERISA or similar Laws; (x) statutory Liens of landlords for amounts not yet delinquent; (xi) Liens attaching to inventory held by consignees in the ordinary course of business, (xii) Liens of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, and/or upon any portion of the CRII Properties or the CCI Properties; (xiii) Liens related to matters of recorded plats with respect to the CRII Properties or the CCI Properties; and (xiv) easements, rights-of-way, covenants, conditions, restrictions and other similar matters affecting title and other title defects, none of which materially impairs the use or occupancy of the CRII Properties or the CCI Properties.
“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).
“Preferred Exchange Ratio” means one share of CCI Series 2016 Preferred Stock for each share of CRII Series 2016 Preferred Stock and one share of CCI Series 2017 Preferred Stock for each share of CRII Series 2017 Preferred Stock, as such ratio may be adjusted in accordance with Section 3.1(c).
“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code.
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.
“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).
“Securities Act” means the U.S. Securities Act of 1933.
“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Payment” means (i) $10,703,000 or (ii) in the event the CRII Transaction Committee determines not to effect the CCA Note Distribution provided for in Section 7.14, $11,154,000.
(b)  In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:
Defined Term	Location of Definition
Acquisition Proposal	Section 7.3(j)(i)
Adverse Recommendation Change	Section 7.3(d)
Agreement	Preamble
Amended and Restated Advisory Agreement	Recitals
Amended and Restated CROP OP Agreement	Recitals
Articles of Merger	Section 2.3(a)
CCA Externalization Transaction	Recitals
CCA Note	Recitals
CCA Note Adjustment	Section 3.1(c)(i)
CCA Note Distribution	Recitals
CCI	Preamble
CCI Articles Supplementary (Series 2016 Preferred Stock)	Recitals
CCI Articles Supplementary (Series 2017 Preferred Stock)	Recitals
CCI Board	Recitals
CCI Class A Common Stock	Section 5.4(a)
CCI Class T Common Stock	Section 5.4(a)
CCI Common Stock	Section 5.4(a)

Defined Term	Location of Definition
CCI Disclosure Letter	Article 5
CCI Financial Advisor	Section 5.19
CCI Insurance Policies	Section 5.15
CCI Material Contracts	Section 5.12(a)
CCI Parties	Preamble
CCI Permits	Section 5.8(a)
CCI SEC Documents	Section 5.5(a)
CCI Series 2019 Preferred Stock	Section 5.4(a)
CCI Special Committee	Recitals
CCI Subsidiary Partnership	Section 5.13(h)
CCI Tax Protection Agreement	Section 5.13(h)
CCI Terminating Breach	Section 9.1(c)(i)
CCI Voting Debt	Section 5.4(d)
CCOP	Preamble
Certificate of Merger	Section 2.3(b)
Closing	Section 2.2
Closing Date	Section 2.2
CMR Mergers	Recitals
CMRI	Recitals
CMRI Merger	Recitals
CMRI OP	Recitals
CMRII	Recitals
CMRII Merger	Recitals
CMRII OP	Recitals
CRII	Preamble
CRII Board	Recitals
CRII Board Recommendation	Section 4.2(c)
CRII Change Notice	Section 7.3(e)(i)
CRII Common Stock	Section 4.4(a)
CRII Disclosure Letter	Article 4
CRII Financial Advisor	Section 4.19
CRII Insurance Policies	Section 4.15
CRII Material Contract	Section 4.12(b)
CRII Non-Voting Common Stock	Section 4.4(a)
CRII Parties	Preamble
CRII Permits	Section 4.8(a)
CRII Subsidiary Partnership	Section 4.13(h)
CRII Tax Protection Agreements	Section 4.13(h)
CRII Terminating Breach	Section 9.1(d)(i)
CRII Transaction Committee	Recitals
CRII Voting Common Stock	Section 4.4(a)
CRII Voting Debt	Section 4.4(d)
CROP	Preamble
Delaware Secretary	Section 2.3(b)
DRULPA	Recitals
Equity Incentive Plan	Section 7.16(a)
Escrow Agreement	Section 9.3(f)
FLSA	Section 4.16(i)
Form S-4	Section 7.1(a)
High Traverse	Recitals

Defined Term	Location of Definition
Indemnified Parties	Section 7.7(a)
Interim Period	Section 6.1(a)
Intervening Event	Section 7.3(j)(ii)
IRCA	Section 4.16(m)
Merger Effective Time	Section 2.3(a)
Merger Sub	Preamble
Mergers	Recitals
MGCL	Recitals
MLLCA	Recitals
OP Unit Split	Section 3.1(b)(i)
Outside Date	Section 9.1(b)(i)
Partner Approvals	Recitals
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.1(b)(x)
Partnership Merger Effective Time	Section 2.3(b)
Party(ies)	Preamble
Permits	Section 4.8(a)
Pre-Merger Transactions	Recitals
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Registered Securities	Section 7.1(a)
REIT Common Merger Consideration	Section 3.1(a)(i)
REIT Merger	Recitals
REIT Merger Consideration	Section 3.1(a)(ii)
REIT Preferred Merger Consideration	Section 3.1(a)(ii)
SDAT	Section 2.3(a)
Stockholder Approval	Recitals
Superior Proposal	Section 7.3(j)(iii)
Surviving Corporation	Section 2.1(a)
Surviving OP	Section 2.1(b)
Takeover Statutes	Section 4.20
Tax Protection Agreement	Recitals
Taxable REIT Subsidiary	Section 4.1(c)
Transfer Agent	Section 3.2(a)
Transfer Taxes	Section 7.10(d)
Voting Agreement	Recitals
WARN Act	Section 4.16(l)
Section 1.2  Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)  when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b)  the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)  whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;
(d)  “or” shall be construed in the inclusive sense of “and/or”;

(e)  the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;
(f)  all references herein to “$” or dollars shall refer to United States dollars;
(g)  no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;
(h)  it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;
(i)  the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations, subject to any commercially reasonable modifications to past practice made in good faith to respond to the actual or anticipated effects of COVID-19 or any COVID-19 Measures;
(j)  the phrase “wholly owned subsidiary” shall be deemed to be preceded with “directly or indirectly”;
(k)  references to a Person are also to its successors and permitted assigns;
(l)  except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; and
(m)  the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
ARTICLE 2

THE MERGERS
Section 2.1  The Mergers.
(a)  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the MLLCA, at the Merger Effective Time, CRII shall be merged with and into Merger Sub, whereupon the separate existence of CRII will cease, with Merger Sub surviving the REIT Merger (Merger Sub, as the surviving entity upon consummation of the REIT Merger, the “Surviving Corporation”), such that following the REIT Merger, the Surviving Corporation will be a wholly owned subsidiary of CCI. The REIT Merger shall have the effects set forth in the applicable provisions of the MGCL, the MLLCA and this Agreement.
(b)  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, which shall occur after the Merger Effective Time, CCOP shall be merged with and into CROP, whereupon the separate existence of CCOP will cease, with CROP surviving the Partnership Merger (CROP, as the surviving entity upon consummation of the Partnership Merger, the “Surviving OP”). The Partnership Merger shall have the effects set forth in the applicable provisions of the DRULPA and this Agreement.
Section 2.2  Closing. The closing of the Mergers (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., New York City time, no later than the third Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) at such physical location or on such other date as may be agreed in writing by CRII and CCI. The date on which Closing actually takes place is referred to herein as the “Closing Date.”

Section 2.3  Effective Time.
(a) On the Closing Date, CRII, CCI and Merger Sub shall (i) cause articles of merger with respect to the REIT Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA (the “Articles of Merger”) and (ii) make any other filings, recordings or publications required to be made by CRII, CCI or the Surviving Corporation under the MGCL and the MLLCA in connection with the REIT Merger. The REIT Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed 30 days after the Articles of Merger are accepted for record by the SDAT) as specified in the Articles of Merger (such date and time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Merger Effective Time to occur on the Closing Date.
(b) On the Closing Date, CCOP and CROP shall (i) cause a certificate of merger with respect to the Partnership Merger to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the DRULPA (the “Certificate of Merger”) and (ii) make any other filings, recordings or publications required to be made by CRII, CCI or the Surviving OP under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time set forth in the Certificate of Merger (such date and time, the “Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date after the Merger Effective Time.
Section 2.4  Organizational Documents of the Surviving Entities.
(a) At the Merger Effective Time, the CCI Charter (as supplemented by the CCI Articles Supplementary (Series 2016 Preferred Stock) and the CCI Articles Supplementary (Series 2017 Preferred Stock)) shall be the charter of CCI until thereafter amended in accordance with applicable Law and the applicable provisions of the CCI Charter.
(b) At the Merger Effective Time and by virtue of the REIT Merger, (i) the articles of organization of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the articles of organization of the Surviving Corporation and (ii) the operating agreement of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the operating agreement of the Surviving Corporation.
(c) At the Partnership Merger Effective Time and by virtue of the Partnership Merger, (i) the certificate of limited partnership of CROP as in effect immediately prior to the Partnership Merger Effective Time shall be the certificate of limited partnership of the Surviving OP, and (ii) the Amended and Restated CROP OP Agreement shall be the agreement of limited partnership of the Surviving OP.
Section 2.5  Tax Treatment of Merger.
(a) The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the REIT Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the REIT Merger described in this Section 2.5(a), and no Party shall take a position inconsistent with such treatment.
(b) The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Partnership Merger shall qualify as and constitute an “assets-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i) pursuant to which CCOP shall be treated as transferring all of its assets and liabilities to CROP in exchange for CROP Partnership Units followed by the distribution of such units to CCI and to those Persons listed on Section 5.4(b) of the CCI Disclosure Letter in a complete liquidation of CCOP, the deemed exchange and distribution being respectively described in Section 721 of the Code and Section 731 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Partnership Merger described in this Section 2.5(b), and no Party shall take a position inconsistent with such treatment.

ARTICLE 3

EFFECTS OF THE MERGERS
Section 3.1  Effects of the Mergers.
(a) The REIT Merger. At the Merger Effective Time and by virtue of the REIT Merger and without any further action on the part of CRII, CCI or Merger Sub or the holders of any securities of CRII, CCI or Merger Sub:
(i) Subject to Section 3.1(c) and Section 3.3, each share of CRII Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares) will be converted into the right to receive from CCI the number of shares of CCI Class A Common Stock equal to the Common Exchange Ratio, subject to the treatment of fractional shares in accordance with Section 3.1(e) (the “REIT Common Merger Consideration”);
(ii) Subject to Section 3.1(c) and Section 3.3, each share of CRII Series 2016 Preferred Stock issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares) will be converted into the right to receive from CCI one share of CCI Series 2016 Preferred Stock, and each share of CRII Series 2017 Preferred Stock issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares) will be converted into the right to receive from CCI one share of CCI Series 2017 Preferred Stock, subject to the treatment of fractional shares in accordance with Section 3.1(e) (the “REIT Preferred Merger Consideration” and, together with the REIT Common Merger Consideration, the “REIT Merger Consideration”);
(iii) As of the Merger Effective Time, all such shares of capital stock of CRII shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the REIT Merger Consideration;
(iv) All Excluded Shares shall automatically be cancelled and shall cease to exist, and no REIT Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto, in connection with or as a consequence of the REIT Merger; and
(v) Each share of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding and, collectively, shall constitute the only issued and outstanding shares of the Surviving Corporation.
(b) The Partnership Merger. At the Partnership Merger Effective Time and by virtue of the Partnership Merger and without any further action on the part of CCOP, CROP or the holders of any securities of CCOP or CROP:
(i) The Surviving Corporation, as the holder of the CROP General Partner Units, will continue as the sole general partner of the Surviving OP;
(ii) Each CROP Participating Partnership Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be split (the “OP Unit Split”) into a number of units equal to 2.015 CROP Participating Partnership Units (or 2.10 CROP Participating Partnership Units in the event the CRII Transaction Committee determines not to effect the CCA Note Distribution provided for in Section 7.14) and will remain outstanding;
(iii) Each CROP Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will remain outstanding and continue to be held by the Surviving Corporation;
(iv) Each CROP Special LTIP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time, after giving effect to the OP Unit Split, will remain outstanding and its terms will be adjusted as set forth in the Amended and Restated CROP OP Agreement if the CRII Transaction Committee determines to effect the CCA Note Distribution;
(v) Each CCOP Special LTIP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be converted automatically into the right to receive, in accordance with the terms of this Agreement, a number of CROP ‘CCOP’ Special LTIP Units equal to the Partnership Exchange

Ratio, and each such CROP ‘CCOP’ Special LTIP Unit shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the CCOP Vesting Agreement relating thereto, as in effect immediately prior to the Partnership Merger Effective Time;
(vi) Each CCOP LTIP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be converted automatically into the right to receive, in accordance with the terms of this Agreement, a number of CROP ‘CCOP’ LTIP Units equal to the Partnership Exchange Ratio, and each such CROP ‘CCOP’ LTIP Unit shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the CCOP Vesting Agreement relating thereto, as in effect immediately prior to the Partnership Merger Effective Time;
(vii) Each CCOP Series 2019 Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time will be converted into the right to receive from CROP one CROP Series 2019 Preferred Unit;
(viii) Each CCOP Special Limited Partner Interest held, as of immediately prior to the Partnership Merger Effective Time, shall be cancelled for no consideration and will cease to exist and each holder thereof shall cease to have any rights with respect thereto;
(ix) Each CCOP Partnership Unit held, as of immediately prior to the Partnership Merger Effective Time, by CROP or any wholly owned subsidiary of CROP shall automatically be cancelled and shall cease to exist, and no consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto, in connection with or as a consequence of the Partnership Merger;
(x) Except as noted above, each CCOP General Partner Unit and each CCOP Common Unit issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive from CROP the number of CROP Common Units equal to the Partnership Exchange Ratio, subject to the treatment of fractional units of CCOP Common Units in accordance with Section 3.1(e) (together with the merger consideration referred to in clauses (vi) and (vii) above, the “Partnership Merger Consideration”); and
(xi) From and after the Partnership Merger Effective Time, all CCOP Partnerships Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except for the right to receive the Partnership Merger Consideration therefor in accordance with this Agreement.
(c) Adjustment of the Merger Consideration.
(i) In the event the CRII Transaction Committee determines not to effect the CCA Note Distribution provided for in Section 7.14, the Common Exchange Ratio shall be adjusted to 2.10 shares of CCI Common Stock for each share of CRII Common Stock (the “CCA Note Adjustment”). The Common Exchange Ratio, the Partnership Exchange Ratio and the CCA Note Adjustment shall be adjusted in accordance with clause (ii) below; provided, however, that nothing in this clause (i) shall be construed to permit any Party to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(ii) Between the date of this Agreement and the Merger Effective Time, if the issued and outstanding shares of capital stock of CRII, CROP Partnership Units, securities convertible or exchangeable into or exercisable for shares of capital stock of CRII or CROP Partnership Units, shares of capital stock of CCI, CCOP Partnership Units or securities convertible or exchangeable into or exercisable for shares of capital stock of CCI or CCOP Partnership Units shall have been changed into a different number of shares or other securities or a different class by reason of any stock split (whether forward or reverse), combination, reclassification, reorganization, recapitalization, merger or exchange or other similar transaction, or a stock dividend (including any distribution in securities convertible or exchangeable into or exercisable for shares of capital stock of CRII or CCI or CROP Partnership Units or CCOP Partnership Units) having a record date within such period shall have been declared, then (without limiting any other rights of the Parties hereunder), the applicable Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the applicable Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

(d) Transfer Books. From and after the Merger Effective Time, the equity transfer books of CRII and CCOP shall be closed, and thereafter there shall be no further registration of transfers of capital stock of CRII or CCOP Partnership Units. From and after the Merger Effective Time, Persons who held outstanding shares of capital stock of CRII or CCOP Partnership Units immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law.
(e) Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional shares of CCI Common Stock or CROP Partnership Units less than 1/1,000th of a share or unit shall be issued pursuant to this Agreement and, in lieu thereof, such fractional shares or units a Person would otherwise be entitled to receive pursuant to this Agreement, but for this Section 3.1(e), shall be aggregated and rounded up to the nearest 1/1,000th of a share or unit.
Section 3.2 Exchange Procedures.
(a) As soon as reasonably practicable after the Merger Effective Time, CCI shall cause DST Systems, Inc., or any successor transfer agent of CCI (the “Transfer Agent”), to record on the stock records of CCI the issuance of shares of capital stock of CCI (including any fractional shares thereof) equal to the REIT Merger Consideration that is issuable to each holder of shares of capital stock of CRII pursuant to Section 3.1. For the avoidance of doubt, payment of the REIT Merger Consideration shall only be made to the Person in whose name the relevant shares of capital stock of CRII are registered in the stock transfer books of CRII as of the Merger Effective Time.
(b) As soon as reasonably practicable after the Partnership Merger Effective Time, CCI and the Surviving Partnership shall take such action as may be reasonably necessary to provide the former holders of CCOP Partnership Units with the Partnership Merger Consideration therefor, subject to the receipt of customary representations from such holders.
(c) All securities issuable pursuant to this Agreement shall be in book-entry form.
(d) None of CCI, CRII, the Surviving Corporation, the Surviving OP, the Transfer Agent or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of any REIT Merger Consideration or Partnership Merger Consideration (or the appropriate portion thereof) that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts so delivered that remain unclaimed by holders of shares of capital stock of CRII immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of CCI free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.
(e) No interest shall be paid or accrued on the REIT Merger Consideration (or any amounts in respect thereof, including any dividends payable on shares of CCI Common Stock) or the Partnership Merger Consideration (or any amounts in respect thereof, including any distributions payable on CROP Partnership Units) for the benefit of the holders thereof.
Section 3.3 Withholding Rights. Each and any of CCI, CRII, the Surviving Corporation, CCOP, CROP, the Surviving OP or the Transfer Agent, or any of their agents, as applicable, shall be entitled to deduct and withhold from the REIT Merger Consideration and the Partnership Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of capital stock of CRII or CCOP Partnership Units such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be timely paid to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.4 Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.
Section 3.5 General Effects of the Mergers.
(a) At the Merger Effective Time, the effect of the REIT Merger shall be as set forth in this Agreement and the Articles of Merger and as provided in the applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of CRII and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of CRII and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
(b) At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and the Certificate of Merger and as provided in the applicable provisions of the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of CROP and CCOP shall vest in the Surviving OP, and all debts, liabilities and duties of CROP and CCOP shall become the debts, liabilities and duties of the Surviving OP.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE CRII PARTIES
Except as set forth in the disclosure letter delivered by the CRII Parties to the CCI Parties prior to the execution and delivery of this Agreement (the “CRII Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the CRII Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, the CRII Parties hereby jointly and severally represent and warrant to the CCI Parties that:
Section 4.1 Organization and Qualification; Subsidiaries.
(a) CRII is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. CRII is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect.
(b) Each CRII Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each CRII Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect.
(c) Section 4.1(c) of the CRII Disclosure Letter sets forth a true and complete list of the CRII Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which CRII and the CRII Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by CRII in each CRII Subsidiary, including a list of each CRII Subsidiary that is (i) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”), (ii) a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (each a “Taxable REIT Subsidiary”) and (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.
(d) Neither CRII nor any CRII Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the CRII Subsidiaries and investments in short-term investment securities).
(e) CRII has made available to the CCI Parties complete and correct copies of the CRII Governing Documents, which are in full force and effect as of the date of this Agreement. Each of the CRII Parties is in compliance with the terms of its applicable CRII Governing Documents. True and complete copies of CRII’s minute books, since January 1, 2018, have been made available by CRII to CCI upon the written request of CCI.

(f) CRII has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the CRII Charter, which exemption or Excepted Holder Limit is currently in effect.
Section 4.2 Authority; Approval Required.
(a) Each of the CRII Parties has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to receipt of Stockholder Approval and Partner Approvals, respectively, to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by the CRII Parties and the consummation by them of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or partnership action, as applicable, and no other corporate or partnership proceedings on the part of any of the CRII Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject to receipt of Stockholder Approval, Partner Approvals, the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the SDAT, and the filing of the Certificate of Merger with, and acceptance for record of such Certificate of Merger by, the Delaware Secretary.
(b) This Agreement has been duly executed and delivered by the CRII Parties and, assuming due authorization, execution and delivery by the CCI Parties, constitutes a legally valid and binding obligation of each of the CRII Parties, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(c) The CRII Transaction Committee has unanimously (i) determined that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of CRII and its stockholders (other than CRII’s management and certain of its affiliates), (ii) authorized and approved this Agreement, the REIT Merger and the other transactions contemplated by this Agreement and (iii) recommended the approval of the REIT Merger by the holders of CRII Voting Common Stock and directed that CRII seek the written consent thereof by the holders of a majority of the outstanding CRII Voting Common Stock.
(d) The CRII Board (including a majority of directors not otherwise interested in the Mergers), on the recommendation of the CRII Transaction Committee, on behalf of CRII in its own capacity and/or in its capacity as the general partner of CROP, as applicable, has (i) determined that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of CRII and its stockholders (other than CRII’s management and certain of its affiliates), (ii) determined that this Agreement, the Mergers, the Tax Protection Agreement, the Amended and Restated Advisory Agreement, the Amended and Restated CROP OP Agreement, the Pre-Merger Transactions and the other transactions contemplated by this Agreement are advisable and in the best interests of CROP and its unitholders (other than CRII’s management and certain of its affiliates), (iii) authorized and approved this Agreement, the Mergers, the Tax Protection Agreement, the Amended and Restated Advisory Agreement, the Amended and Restated CROP OP Agreement the Pre-Merger Transactions and the other transactions contemplated by this Agreement, (iv) recommended the approval of the REIT Merger by the holders of CRII Voting Common Stock and directed that CRII seek the Stockholder Approval and (v) recommended that the Mergers, the Tax Protection Agreement, the Amended and Restated Advisory Agreement, the Amended and Restated CROP OP Agreement and the Pre-Merger Transactions and the other transactions contemplated by this Agreement be approved by the limited partners of CROP and directed that CROP seek the Partner Approvals (the recommendation in this clause (iv) and the preceding clause (iii), the “CRII Board Recommendation”).
(e) The Stockholder Approval and the Partner Approvals are the only votes of the holders of securities of the CRII Parties required to approve the Mergers and the other transactions contemplated by this Agreement.
Section 4.3 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the CRII Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Stockholder Approval and the Partner Approvals, conflict with or violate any provision of (A) the CRII Governing Documents or (B) any equivalent organizational or governing documents of any other CRII Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to CRII or any CRII Subsidiary or by which any property or asset of CRII or any CRII Subsidiary is bound, or (iii) except as set forth in Section 4.3(a)(iii) of the CRII Disclosure Letter, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of CRII or any CRII Subsidiary, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect.
(b) The execution and delivery of this Agreement by each of the CRII Parties do not, and the performance of this Agreement by each of the CRII Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (ii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Delaware Secretary pursuant to the DRULPA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect.
Section 4.4 Capital Structure.
(a) The authorized capital stock of CRII consists of (i) 1,100,000,000 shares of common stock, $0.01 par value per share, of which (x) 50 shares are designated as voting common stock (“CRII Voting Common Stock”) and (y) 2,000,000 shares are designated as non-voting common stock (“CRII Non-Voting Common Stock”), (ii) 100,000 shares of Series B Common Stock, $0.01 par value per share (“CRII Series B Common Stock” and together with the CRII Voting Common Stock and the CRII Non-Voting Stock, the “CRII Common Stock”), (iii) 100,000,000 shares of preferred stock, $0.01 par value per share, of which (x) 14,500,000 shares are designated as CRII Series 2016 Preferred Stock and (y) 5,000,000 shares are designated as CRII Series 2017 Preferred Stock. As of the date hereof, (i) 50 shares of CRII Voting Common Stock were issued and outstanding, (ii) 213,434.12 shares of CRII Non-Voting Common Stock were issued and outstanding, (iii) no shares of CRII Series B Common Stock were issued and outstanding, (iv) 14,149,943.36 shares of Series 2016 Preferred Stock were issued and outstanding and (v) 258,550 shares of 2017 Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of CRII are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.4(a), as of the date hereof, there is no other outstanding capital stock of CRII.
(b) As of the date hereof, (i) 14,612.377.58 CROP Common Units were outstanding, of which none were held by CRII or a wholly owned subsidiary of CRII, (ii) 14,408,493.36 CROP Preferred Units were outstanding, all of which were held by CRII or a wholly owned subsidiary of CRII, (iii) 352,277 CROP LTIP Units were outstanding and (iv) 250,618 CROP Special LTIP Units were outstanding, all of which were held by those Persons listed on Section 4.4(b) of the CRII Disclosure Letter, and (iv) 213,484.12 CROP General Partner Units were outstanding, all of which were held by CRII. Except as set forth in this Section 4.4(b), as of the date hereof, there are no other outstanding CROP partnership interests.
(c) All of the outstanding shares of capital stock of each of the CRII Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the CRII Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the CRII Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. All of the issued and outstanding capital stock and other ownership interests of each of the CRII Subsidiaries that are owned, directly or indirectly, by CRII are owned free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.
(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of CRII or any CRII Subsidiary issued and outstanding (“CRII Voting Debt”). Except as set forth on Section 4.4(d) of the CRII Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which CRII or any CRII Subsidiary is a party or by which any of them is bound obligating CRII or any of the CRII Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of CRII or any CRII Subsidiary or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, CRII Voting Debt or other equity interests.
(e) Neither CRII nor any CRII Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of CRII or any of the CRII Subsidiaries. Neither CRII nor any CRII Subsidiary has granted any registration rights on any of its capital stock. No capital stock of CRII is owned by any CRII Subsidiary.
(f) CRII does not have a “poison pill” or similar stockholder rights plan.
(g) All dividends or other distributions on the shares of capital stock of CRII or CROP Partnership Units and any material dividends or other distributions on any securities of any CRII Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).
(h) All of the outstanding securities of the CRII Parties were issued in compliance with applicable securities Laws.
Section 4.5 SEC Correspondence; Financial Statements; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.
(a) CRII and the CRII Subsidiaries have made available to CCI complete and correct copies of all written correspondence from the SEC to CRII or CROP since December 31, 2018. Neither CRII nor any CRII Subsidiary is separately subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.
(b) The consolidated audited and unaudited financial statements of CRII and the CRII Subsidiaries provided to CCI, including the related notes and schedules, (i) have been prepared from the books and records of CRII and CRII Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments, which such adjustments are not, individually or in the aggregate, material to CRII) and (iii) fairly present in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of CRII and the CRII Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of CRII and the CRII Subsidiaries for the periods presented therein.
(c) CRII is not, and none of the CRII Subsidiaries is, a party to, and neither CRII nor any CRII Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any arrangement relating to any transaction or relationship between or among CRII and any CRII Subsidiary, on the one hand, and any unconsolidated Affiliate of CRII or any CRII Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, CRII, any CRII Subsidiary or CRII’s or such CRII Subsidiary’s audited financial statements.
(d) Neither CRII nor any CRII Subsidiary is required to be registered as an investment company under the Investment Company Act.

(e) CRII and CRII Subsidiaries (including in each case any of their officers and directors) have complied and are in compliance with applicable Anti-Corruption Laws. Neither CRII nor any CRII Subsidiary nor, to the Knowledge of CRII, any director, officer or Representative of CRII or any CRII Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law. Neither CRII nor any CRII Subsidiary has received any written communication that alleges that CRII or any CRII Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.
Section 4.6 Absence of Certain Changes or Events. Since September 30, 2020 through the date of this Agreement, (a) CRII and each CRII Subsidiary have conducted their respective business in all material respects in the ordinary course of business, (b) except as set forth in Section 4.6(b) of the CRII Disclosure Letter, neither CRII nor any CRII Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of the Business of CRII) if taken from and after the date of this Agreement and (c) there has not been any CRII Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a CRII Material Adverse Effect.
Section 4.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of CRII dated as of December 31, 2019 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2019, neither CRII nor any CRII Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or in the aggregate, has had, or would reasonably be expected to have, a CRII Material Adverse Effect.
Section 4.8 Permits; Compliance with Law.
(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.11, which are addressed solely in that Section, CRII and each CRII Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority (“Permits”) necessary for CRII and each CRII Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “CRII Permits”), and all such CRII Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the CRII Permits, individually, or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect. CRII has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect. No event has occurred with respect to any of the CRII Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such CRII Permits. Neither CRII nor any of the CRII Subsidiaries has received any notice indicating, nor to the Knowledge of CRII, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of CRII or the

CRII Subsidiaries or the CRII Properties that impairs the validity of any CRII Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any CRII Permit, except where the impairment or revocation of any such CRII Permits, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect.
(b) Since January 1, 2018, neither CRII nor any CRII Subsidiary has been in conflict with, or in default or violation of, any Law applicable to CRII or any CRII Subsidiary or by which any property or asset of CRII or any CRII Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.16, respectively, which are solely addressed in those Sections), except for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect.
Section 4.9 Litigation. Except as set forth on Section 4.9 of the CRII Disclosure Letter, (i) there is no material Action to which CRII or any CRII Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of CRII, overtly threatened before any Governmental Authority and, to the Knowledge of CRII, there is no basis for any such Action, (ii) neither CRII nor any CRII Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of CRII or the CRII Subsidiaries, (iii) no Order has been issued in any proceeding to which CRII or any of the CRII Subsidiaries is or was a party, or, to the Knowledge of CRII, in any other proceeding, that enjoins or requires CRII or any of the CRII Subsidiaries to take action of any kind with respect to its businesses, assets or properties and (iv) since December 31, 2019, neither CRII nor any CRII Subsidiary has received or made any settlement offer for any Action to which CRII or any CRII Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $300,000 individually.
Section 4.10 Properties.
(a) The CRII Properties are free and clear of Liens, except for Permitted Liens. Except as would not reasonably be expected to have a CRII Material Adverse Effect, (i) neither CRII nor any CRII Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the CRII Properties issued by any Governmental Authority and (ii) neither CRII nor any CRII Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the Knowledge of CRII, threatened with respect to any of the CRII Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CRII Properties or by the continued maintenance, operation or use of the parking areas associated with the CRII Properties.
(b) CRII has not received written notice of, nor does CRII have any Knowledge of, any latent defects or adverse physical conditions affecting any of the CRII Properties or the improvements thereon, except as has not had and would not reasonably be expected to have a CRII Material Adverse Effect.
(c) CRII and the CRII Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them except as would not reasonably be expected to be material to CRII or the CRII Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to CRII or the CRII Subsidiaries, taken as a whole, neither CRII’s nor the CRII Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.
(d) A policy of title insurance has been issued for each CRII Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by CRII or the applicable CRII Subsidiary with respect to CRII Properties that are not subject to ground leases and (B) a valid leasehold estate held by CRII or the applicable CRII Subsidiary that are subject to ground leases and (ii) to the Knowledge of CRII, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding.
Section 4.11 Environmental Matters. Except as set forth at Section 4.11 of the CRII Disclosure Letter and as, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of CRII, is threatened, in each case relating to CRII or any of the CRII Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance;

(ii) CRII and the CRII Subsidiaries are, and for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) CRII and each of the CRII Subsidiaries is in possession of all Environmental Permits necessary for CRII and each CRII Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted, and all such Environmental Permits are valid and in full force and effect; (iv) any and all Hazardous Substances disposed of by CRII and each CRII Subsidiary since January 1, 2018 were disposed in accordance with all applicable Environmental Laws and Environmental Permits; (v) CRII and the CRII Subsidiaries are not subject to any Order, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or with respect to any Hazardous Substance; and (vi) there are no liabilities or obligations of CRII or any of the CRII Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.
Section 4.12 Material Contracts.
(a) Section 4.12(a) of the CRII Disclosure Letter sets forth a true, correct and complete list of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto, to which CRII or any CRII Subsidiary is a party or by which it is bound or to which any CRII Property or other material asset is subject, that:
(i) obligates CRII or any CRII Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $250,000 and is not cancelable within 90 days without material penalty to CRII or any CRII Subsidiary;
(ii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that materially restricts the business of CRII or any CRII Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by CRII or any CRII Subsidiary or the geographic area in which CRII or any CRII Subsidiary may conduct business;
(iii) obligates CRII or any CRII Subsidiary to indemnify any past or present directors, officers, or employees of CRII or any CRII Subsidiary, other than the CRII Governing Documents or any equivalent organizational or governing documents of any other CRII Subsidiary;
(iv) constitutes (A) an Indebtedness obligation of CRII or any CRII Subsidiary with a principal amount greater than $1,000,000 or (B) a Contract under which (1) any Person (including CRII or a CRII Subsidiary) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of CRII or a CRII Subsidiary or (2) CRII or a CRII Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than CRII or any CRII Subsidiary);
(v) provides for the pending purchase or sale, option to purchase or sell or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) (other than any right of first refusal or right of first offer) of (A) any real property (including any CRII Property or any portion thereof) or (B) any other asset of CRII or any CRII Subsidiary or equity interests of any Person, in the case of (A) and (B), with a purchase or sale price greater than $1,000,000;
(vi) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;
(vii) constitutes a loan to any Person (other than a wholly owned subsidiary of CRII) by CRII or any CRII Subsidiary;
(viii) sets forth the operational or economic terms of a joint venture, partnership, limited liability company or strategic alliance of CRII or any CRII Subsidiary with a third party;
(ix) prohibits the pledging of the capital stock of CRII or any CRII Subsidiary or prohibits the issuance of guarantees by any CRII Subsidiary;
(x) contains covenants limiting the ability of CRII or any CRII Subsidiary to sell, transfer, pledge or otherwise, dispose of any material assets or business of CRII or any CRII Subsidiary;

(xi) contains restrictions on the ability of CRII or any CRII Subsidiary to pay dividends or other distributions, other than the CRII Governing Documents or any equivalent organizational or governing documents of any other CRII Subsidiary;
(xii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $250,000;
(xiii) provides for the management or operation of any of the CRII Properties by any third party;
(xiv) is a lease, sublease, license or other rental agreement or occupancy agreement that grants any possessory interest in and to any space situated on or in the CRII Properties or that otherwise gives rights with regard to the use of the CRII Properties pursuant to which CRII or any CRII Subsidiary expects to receive annualized rental income per year in excess of $350,000;
(xv) is a ground lease under which CRII or a CRII Subsidiary holds a leasehold interest in the CRII Properties or any portion thereof;
(xvi) provides a right of first refusal or right of first offer of any real property;
(xvii) is with a Governmental Authority; or
(xviii) is both (A) not made in the ordinary course of business and (B) material to CRII and the CRII Subsidiaries, taken as a whole.
(b) Each Contract in any of the categories set forth in Section 4.12(a) to which CRII or any CRII Subsidiary is a party or by which CRII or any CRII Subsidiary is bound is referred to herein as a “CRII Material Contract.”
(c) Each CRII Material Contract is legal, valid, binding on and enforceable against CRII or the CRII Subsidiary that is a party thereto and, to the Knowledge of CRII, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as would not, individually or in the aggregate, reasonably be expected to be material to CRII and the CRII Subsidiaries, taken as a whole, CRII and each CRII Subsidiary has performed all obligations required to be performed by it under each CRII Material Contract and, to the Knowledge of CRII, each other party thereto has performed all obligations required to be performed by it under such CRII Material Contract. None of CRII, any CRII Subsidiary or, to the Knowledge of CRII, any other party thereto, is in breach or violation of, or default under, any CRII Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any CRII Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to be material to CRII and the CRII Subsidiaries, taken as a whole. Neither CRII nor any CRII Subsidiary has received written notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any CRII Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect.
(d) Since December 31, 2019, (i) neither CRII nor any CRII Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any CRII Material Contract, (ii) no party has exercised, or threatened to exercise, any force majeure or similar provision under any CRII Material Contract and (iii) no party has sought to, or threatened to, withhold or otherwise delay amounts payable to CRII or any CRII Subsidiary under any CRII Material Contract as a result of COVID-19 or the COVID-19 Measures (whether or not CRII or such CRII Subsidiary granted any forgiveness or deferral).
(e) Neither CRII nor any CRII Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third-party manager or operator.
Section 4.13 Taxes.
(a) CRII and each CRII Subsidiary has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects. CRII and each CRII Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and complete copies of all United States federal income Tax Returns that have been filed with the IRS by CRII and each CRII Subsidiary with respect to the taxable years ending on or after December 31, 2018 have been made available to CCI. No written claim has been proposed by any Governmental Authority in any jurisdiction where CRII or any CRII Subsidiary do not file Tax Returns that CRII or any CRII Subsidiary is or may be subject to Tax by such jurisdiction.
(b) Beginning with CRII’s taxable year ending on December 31, 2018, (i) CRII has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) the current and proposed method of operation for CRII is expected to enable CRII to continue to meet the requirements for qualification as a REIT through and including CRII’s final taxable year ending with the Merger Effective Time (assuming the Closing of the Mergers in accordance with the terms of this Agreement), and (iii) CRII has not taken any action that would, or omitted to take any action the omission of which would reasonably be expected to, result in CRII’s failure to qualify as a REIT, and no challenge to CRII’s status as a REIT is pending or threatened in writing.
(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or material Tax Returns of CRII or any CRII Subsidiary; (ii) no deficiency for any material Taxes of CRII or any CRII Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither CRII nor any CRII Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither CRII nor any CRII Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither CRII nor any CRII Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d) Each CRII Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became a CRII Subsidiary, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No CRII Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.
(e) Neither CRII nor any CRII Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor has it disposed of any such asset during its current taxable year.
(f) Since its inception, CRII and the CRII Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) CRII has not, and none of the CRII Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of CRII no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon CRII or any CRII Subsidiary.
(g) CRII and the CRII Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h) Except as set forth in Section 4.13(h) of the CRII Disclosure Letter, there are no CRII Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of the date of this

Agreement, no person has raised in writing, or to the Knowledge of CRII threatened to raise, a material claim against CRII or any CRII Subsidiary for any breach of any CRII Tax Protection Agreements. As used herein, “CRII Tax Protection Agreement” means any written agreement to which CRII or any CRII Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a CRII Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a CRII Subsidiary Partnership, CRII or any CRII Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “CRII Subsidiary Partnership” means a CRII Subsidiary that is a partnership for United States federal income tax purposes.
(i) There are no Tax Liens upon any property or assets of CRII or any CRII Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(j) There are no Tax allocation or sharing agreements or similar arrangements (other than CRII Tax Protection Agreements, customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely CRII and the CRII Subsidiaries) with respect to or involving CRII or any CRII Subsidiary, and after the Closing Date neither CRII nor any CRII Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(k) Neither CRII nor any CRII Subsidiary has requested or received any private letter ruling or other similar written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither CRII nor any CRII Subsidiary is subject to any such private letter ruling or other similar written ruling of a Governmental Authority.
(l) Neither CRII nor any CRII Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any CRII Subsidiary) under (A) Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, or (C) by Contract (other than CRII Tax Protection Agreements, customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.
(m) Neither CRII nor any CRII Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(n) Neither CRII nor any CRII Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution that could otherwise constitute part of a “plan” or “series of related transaction” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(o) No written power of attorney that has been granted by CRII or any CRII Subsidiary (other than to CRII or a CRII Subsidiary) currently is in force with respect to any matter relating to material Taxes.
(p) CRII does not own a direct or indirect interest in an entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.
(q) CRII’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (including the taxable year that will end with the REIT Merger), taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (I) CRII’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (II) CRII’s net capital gain for such year.
(r) Neither CRII nor any CRII Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to prevent, nor to the Knowledge of CRII is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(s) CRII is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.
Section 4.14 Intellectual Property. Neither CRII nor any CRII Subsidiary: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by CRII or any CRII Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a CRII Material Adverse Effect, (i) no Intellectual Property used by CRII or any CRII Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to CRII’s Knowledge, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of CRII or any CRII Subsidiary, and (iii) CRII and the CRII Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of CRII and the CRII Subsidiaries as it is currently conducted. Since January 1, 2018, neither CRII nor any CRII Subsidiary has received any written or, to the Knowledge of CRII, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.
Section 4.15 Insurance. Section 4.15 of the CRII Disclosure Letter sets forth, for all material insurance policies and all material fidelity bonds of CRII and the CRII Subsidiaries, the general type of insurance, insurer, policy number and aggregate limit (the “CRII Insurance Policies”). All such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by CRII or any CRII Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as, individually, or in the aggregate, would not reasonably be expected to be material to CRII and the CRII Subsidiaries, taken as a whole, (a) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default under any CRII Insurance Policy, or permit termination or modification thereof, (b) all premiums currently due and payable under all CRII Insurance Policies have been paid, and (c) CRII and the CRII Subsidiaries have otherwise complied in all material respects with the terms and conditions of all CRII Insurance Policies.
Section 4.16 Employee Matters.
(a) Neither CRII nor any CRII Subsidiary has ever (i) been a party to any collective bargaining agreement; (ii) had any application or petition for an election, or for certification, of a collective bargaining agent pending; (iii) had pending, existing, or threatened, any strike, slowdown, picketing or work stoppage or employee grievance process involving CRII or any CRII Subsidiary; or (iv) been subject to any Action or threatened Action relating to the alleged violation of any Law pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board. CRII, and the CRII Subsidiaries are, and in the three years preceding the date of this Agreement have been, in compliance with all applicable Laws and Orders regarding the terms and conditions of employment or other labor related matters, and the payment and withholding of Taxes with respect to their employees, and there are no Actions relating to any such violation pending or threatened against CRII or any CRII Subsidiary, nor have there been any such actual or threatened Actions in the three years preceding the date of this Agreement.
(b) Section 4.16(b) of the CRII Disclosure Letter sets forth a list of each CRII Benefit Plan and its sponsoring entity or entities. Other than the CRII Benefit Plans listed on Section 4.16(b) of the CRII Disclosure Letter, CRII and the CRII Subsidiaries do not and are not required to and do not have any liability (contingent or otherwise) with respect to, any Benefit Plans. Neither CRII nor any CRII Subsidiary has any contract, plan or written commitment, whether or not legally binding, to create any Benefit Plan.
(c) None of CRII, any CRII Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). No CRII Benefit Plan promises or provides retiree medical or other retiree welfare benefits to any Person other than pursuant to COBRA (whether company paid or not) or other applicable legal requirements.
(d) Each CRII Benefit Plan has been established, administered, and maintained in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. With respect to each CRII Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a), the CRII Benefit Plan has received and is entitled to rely on a determination letter from the Internal Revenue Service that such CRII Benefit Plan is so qualified (or if it is a prototype plan, it has a favorable opinion letter; or if it is a volume submitter, it has a favorable advisory letter). No event or documentation defect with respect to any CRII Benefit Plan has occurred which would reasonably be expected to cause such CRII Benefit Plan to become disqualified for purposes of Section 401(a) of the Code or which could reasonably be expected to cause CRII or any CRII Subsidiary to incur any material monetary penalty or other material liability. No audits, investigations, actions, suits, or claims (other than routine claims for benefits in the ordinary course of business) are pending or, to the Knowledge of CRII, threatened with respect to any CRII Benefit Plan.
(e) The execution, delivery and performance of this Agreement will not constitute a triggering event that will result (either alone or upon the occurrence of any additional or subsequent event) in any payment (whether of severance pay or otherwise) becoming due, any “parachute payment” as defined in Section 280G of the Code, any increase in payment, or accelerate the time of payment or vesting of compensation due to any current or former employee, independent contractor, officer or director (or dependents of such Persons) of CRII or any CRII Subsidiary. Neither CRII nor any CRII Subsidiary is a party to or has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code. Any CRII Benefit Plan which is a “nonqualified deferred compensation plan” as defined in Section 409A of the Code has been maintained and operated in compliance in all material respects with Section 409A of the Code or an available exemption therefrom.
(f) All material premiums for, contributions to, and payments from, any CRII Benefit Plans have been timely made or timely accrued by CRII and/or the CRII Subsidiaries in the consolidated audited and unaudited financial statements of CRII and the CRII Subsidiaries.
(g) None of CRII, any CRII Subsidiary or any of their respective ERISA Affiliates, nor any of their respective directors, officers or employees, nor, to the Knowledge of CRII, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any CRII Benefit Plan that could reasonably be expected to result in the imposition of a material penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975 of the Code.
(h) No event has occurred, and no condition or circumstance exists, that could subject CRII, any CRII Subsidiary, or any CRII Benefit Plan to material penalties or excise taxes under Sections 4980D or 4980H of the Code.
(i) All current and former employees of CRII and any CRII Subsidiary who have been classified as exempt under the Fair Labor Standards Act (the “FLSA”) have been properly classified and treated as such, and all current and former employees of CRII and any CRII Subsidiary have been properly compensated for all time worked in accordance with the FLSA. All Persons who have provided services to CRII and any CRII Subsidiary as independent contractors or consultants have been properly classified as independent contractors, rather than employees, for purposes of all applicable Laws and CRII Benefit Plans.
(j) Section 4.16(j) of the CRII Disclosure Letter contains a true, accurate and complete list of all employees of CRII and any CRII Subsidiary, specifying each employee’s name and title. The current year annual base salary or hourly wage of each such employee has been separately provided to the CCI Parties, and shall be deemed to be part of Section 4.16(j) of the CRII Disclosure Letter.
(k) There are not any oral or informal arrangements, commitments or promises between CRII, nor any CRII Subsidiary, and any employees, independent contractors or consultants thereof that have not been documented as part of the formal written agreements between any such Persons and CRII or any CRII Subsidiary. There are no agreements or understandings between CRII or any CRII Subsidiary and any employee, independent contractor or consultant that the term of their employment or engagement will be for any particular period.
(l) In the three years preceding the date of this Agreement, neither CRII nor any CRII Subsidiary has failed to provide advance notice of any plant closing, layoff, termination or reduction in hours as required by, or incurred any liability under, the Worker Adjustment and Retraining Notification Act of 1988, and including any similar foreign, state, or local Law (the “WARN Act”), and as of the date of this Agreement, neither CRII nor any CRII Subsidiary has taken any action that would reasonably be expected to cause the CRII or any CRII Subsidiaries to incur any liability or obligation under WARN following the Closing.
(m) CRII and any CRII Subsidiary has complied in all material respects with the Immigration Reform and Control Act of 1986 and all regulations promulgated thereunder (“IRCA”). Neither CRII, nor any CRII Subsidiary, has employed individuals not authorized to work in the United States. Neither CRII, nor any CRII Subsidiary, has received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of IRCA, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.
Section 4.17 Related-Party Transactions. Except as set forth in Section 4.17 of the CRII Disclosure Letter, prior to the date hereof, no agreements, arrangements or understandings between CRII or any CRII Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among CRII and CRII Subsidiaries), are in existence that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC if CRII were subject to such regulation.
Section 4.18 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the CRII Disclosure Letter, pursuant to the terms of the engagement letter between CRII and such Person, true, correct and complete copies of which have been provided to CCI prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CRII or any CRII Subsidiary.
Section 4.19 Opinion of Financial Advisor. The CRII Transaction Committee has received the oral opinion (which opinion has been or will be confirmed in writing) of Piper Sandler & Co. (the “CRII Financial Advisor”), to the effect that, as of the date thereof and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Common Exchange Ratio is fair, from a financial point of view, to the holders of shares of the CRII Common Stock. CRII will deliver to CCI a complete and correct copy of such opinion promptly after receipt thereof by the CRII Transaction Committee solely for informational purposes and on a non-reliance basis (though such delivery need not be prior to entering into this Agreement).
Section 4.20 Takeover Statutes; Appraisal Rights. The CRII Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of capital stock of CRII or the limited partners of CCOP with respect to the Mergers and the other transactions contemplated by this Agreement.
Section 4.21 COVID-19.
(a) Each of CRII and the CRII Subsidiaries has complied with all applicable mandatory public health mandates announced by Governmental Authorities to address COVID-19, including the COVID-19 Measures, in all material respects.
(b) Neither CRII nor any CRII Subsidiary has incurred any Indebtedness or received any funding (regardless of whether constituting Indebtedness), or applied for any such Indebtedness or funding, pursuant to the Coronavirus Aid, Relief, and Economic Security Act or any other economic relief or stimulus legislation or program, in each case related to COVID-19.
Section 4.22 No Other Representations and Warranties; Non-Reliance.
(a) Except for the representations and warranties expressly set forth in this Article 4, or any document, agreement, certificate or other instrument contemplated by this Agreement, no CRII Party, nor any Person on behalf of a CRII Party, has made any representation or warranty, expressed or implied, with respect to CRII, any CRII Subsidiary, including their respective businesses, operations, assets (including the CRII Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding CRII or any CRII Subsidiary.

(b) Notwithstanding anything contained in this Agreement to the contrary, the CRII Parties acknowledge and agree with the representation of the CCI Parties in Section 5.23(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, none of the CCI Parties or any other Person has made or is making, and the CRII Parties are not relying on, any representations or warranties relating to the CCI Parties whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to the CRII Parties or any of their Representatives by the CCI Parties or their Representatives.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE CCI PARTIES
Except as set forth in (a) the disclosure letter delivered by the CCI Parties to the CRII Parties prior to the execution and delivery of this Agreement (the “CCI Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the CCI Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, or (b) the CCI SEC Documents publicly filed with or publicly furnished to the SEC on or after December 31, 2019 and prior to the date of this Agreement, excluding any information or documents incorporated by reference therein or filed as exhibits thereto and any disclosures set forth or referenced in any risk factor section, forward-looking statements section or in any other section therein to the extent they are forward-looking statements or cautionary, non-specific, predictive or forward-looking in nature (and then only to the extent that the relevance of any disclosed event, item or occurrence in such filings to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face), the CCI Parties hereby jointly and severally represent and warrant to the CRII Parties that:
Section 5.1 Organization and Qualification; Subsidiaries.
(a) CCI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of CCI and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.
(b) Each CCI Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each CCI Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.
(c) Section 5.1(c) of the CCI Disclosure Letter sets forth a true and complete list of the CCI Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which CCI and the CCI Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by CCI in each CCI Subsidiary, including a list of each CCI Subsidiary that is (i) a Qualified REIT Subsidiary, (ii) a Taxable REIT Subsidiary and (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.
(d) Except as set forth in Section 5.1(d) of the CCI Disclosure Letter, neither CCI nor any CCI Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the CCI Subsidiaries and investments in short-term investment securities).

(e) CCI has made available to the CRII Parties complete and correct copies of the CCI Governing Documents, which are in full force and effect as of the date of this Agreement. Each of the CCI Parties is in compliance with the terms of its applicable CCI Governing Documents. True and complete copies of CCI’s minute books, since January 1, 2018, have been made available by CCI to CRII upon the written request of CRII.
(f) CCI has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the CCI Charter, which exemption or Excepted Holder Limit is currently in effect.
Section 5.2 Authority.
(a) Each of the CCI Parties has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by the CCI Parties and the consummation by them of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or partnership action, as applicable, and no other corporate or partnership proceedings on the part of any of the CCI Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, to the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the SDAT, and the filing of the Certificate of Merger with, and acceptance for record of such Certificate of Merger by, the Delaware Secretary.
(b) This Agreement has been duly executed and delivered by the CCI Parties and, assuming due authorization, execution and delivery by the CRII Parties, constitutes a legally valid and binding obligation of each of the CCI Parties, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(c) On the recommendation of the CCI Special Committee, the CCI Board (including a majority of directors not otherwise interested in the Mergers) has (i) determined that this Agreement, the Mergers, the CCI Articles Supplementary (Series 2016 Preferred Stock), the CCI Articles Supplementary (Series 2017 Preferred Stock), the Voting Agreement, the Amended and Restated Advisory Agreement and the other transactions contemplated by this Agreement are advisable and in the best interests of CCI, (ii) determined that this Agreement, the Mergers, the Voting Agreement and the other transactions contemplated by this Agreement are fair and reasonable to CCI and on terms and conditions no less favorable to CCI than those available from unaffiliated third parties, and (iii) authorized and approved this Agreement, the Mergers, the CCI Articles Supplementary (Series 2016 Preferred Stock), the CCI Articles Supplementary (Series 2017 Preferred Stock), the Voting Agreement, the Amended and Restated Advisory Agreement and the other transactions contemplated by this Agreement.
(d) CCI, as the sole member of Merger Sub, has approved this Agreement and the REIT Merger.
Section 5.3 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the CCI Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the CCI Governing Documents or (B) any equivalent organizational or governing documents of any other CCI Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to CCI or any CCI Subsidiary or by which any property or asset of CCI or any CCI Subsidiary is bound, or (iii) except as set forth in Section 5.3(a)(iii) of the CCI Disclosure Letter, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of CCI or any CCI Subsidiary, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.
(b) The execution and delivery of this Agreement by each of the CCI Parties do not, and the performance of this Agreement by each of the CCI Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Form S-4 and the declaration of effectiveness of the Form S-4 and the filing of such other reports under or compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Delaware Secretary pursuant to the DRULPA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.
Section 5.4 Capital Structure.
(a) The authorized capital stock of CCI consists of (i) 500,000,000 shares of common stock, $0.01 par value per share (“CCI Class A Common Stock”), (ii) 500,000,000 shares of common stock, $0.01 par value per share (“CCI Class T Common Stock” and together with the CCI Class A Common Stock, the “CCI Common Stock”), (iii) 95,000,000 shares, $0.01 par value per share, are designated as preferred stock and (iv) 5,000,000 shares, $0.01 par value per share, are designated as Series 2019 Preferred Stock (“CCI Series 2019 Preferred Stock”). As of the date hereof, (x) 12,214,770.50 shares of CCI Class A Common Stock were issued and outstanding, (y) 17,518.32 shares of CCI Class T Common Stock were issued and outstanding and (z) 3,308,325.86 shares of CCI Series 2019 Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of CCI are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 5.4(a), as of the date hereof, there is no other outstanding capital stock of CCI. All shares to be issued by CCI as REIT Merger Consideration, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.
(b) As of the date hereof, (i) no CCOP Common Units were outstanding, (ii) 3,308,325.86 CCOP Series 2019 Preferred Units were outstanding, all of which were held by CCI or a wholly owned subsidiary of CCI, (iii) 12,437.50 CCOP LTIP Units were outstanding, all of which were held by those Persons listed on Section 5.4(b)(iii) of the CCI Disclosure Letter, (iv) 37,312.50 CCOP Special LTIP Units were outstanding, all of which were held by those Persons listed on Section 5.4(b)(iv) of the CCI Disclosure Letter, (v) the CCOP Special Limited Partnership Interest was outstanding and (vi) 12,232,288.82 CCOP General Partner Units were outstanding, all of which were held by CCI. Except as set forth in this Section 5.4(b), as of the date hereof, there are no other outstanding CCOP partnership interests.
(c) All of the outstanding shares of capital stock of each of the CCI Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the CCI Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the CCI Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. All of the issued and outstanding capital stock and other ownership interests of each of the CCI Subsidiaries that are owned, directly or indirectly, by CCI are owned free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.
(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of CCI or any CCI Subsidiary issued and outstanding (“CCI Voting Debt”). Except as set forth on Section 5.4(d) of the CCI Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which CCI or any CCI Subsidiary is a party or by which any of them is bound obligating CCI or any of the CCI Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of CCI or any CCI Subsidiary or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, CCI Voting Debt or other equity interests.

(e) Neither CCI nor any CCI Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of CCI or any of the CCI Subsidiaries. Neither CCI nor any CCI Subsidiary has granted any registration rights on any of its capital stock. No capital stock of CCI is owned by any CCI Subsidiary.
(f) CCI does not have a “poison pill” or similar stockholder rights plan.
(g) All dividends or other distributions on the shares of capital stock of CCI or CCOP Partnership Units and any material dividends or other distributions on any securities of any CCI Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).
(h) All of the outstanding securities of the CCI Parties were issued in compliance with applicable securities Laws.
Section 5.5 SEC Documents; Financial Statements; Off-Balance Sheet Arrangements; Internal Controls; Investment Company Act; Anti-Corruption Laws.
(a) Except as set forth at Section 5.5(a) of the CCI Disclosure Letter, CCI has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules and reports required to be filed or furnished by CCI under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since January 1, 2018 (the forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 5.5(e)) filed with the SEC since January 1, 2018, including those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “CCI SEC Documents”).
(b) As of their respective filing dates, the CCI SEC Documents (i) complied, or with respect to CCI SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, and (ii) did not, or with respect to CCI SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the CCI SEC Documents is, to the Knowledge of CCI, the subject of ongoing SEC review or threatened review, and CCI does not have any outstanding and unresolved comments from the SEC with respect to any CCI SEC Documents. None of the CCI SEC Documents is the subject of any confidential treatment request by CCI.
(c) CCI has made available to CRII complete and correct copies of all written correspondence between the SEC, on the one hand, and CCI, on the other hand, since December 31, 2018. No CCI Subsidiary is separately subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.
(d) At all applicable times, CCI has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(e) The consolidated audited and unaudited financial statements of CCI and the CCI Subsidiaries included, or incorporated by reference, in the CCI SEC Documents, including the related notes and schedules, (i) have been prepared from, are in accordance with, and accurately reflect the books and records of CCI and the CCI Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act, which such adjustments are not, individually or in the aggregate, material to CCI) and (iv) fairly present in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of CCI and the CCI Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of CCI and the CCI Subsidiaries for the periods presented therein.
(f) (A) CCI maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that material information required to be disclosed by CCI in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to CCI’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of CCI required under the Exchange Act with respect to such reports, and (B) such disclosure controls and procedures are effective in timely alerting CCI’s principal executive officer and principal financial officer to material information required to be included in CCI’s periodic reports required under the Exchange Act. CCI and CCI Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorizations, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. CCI has disclosed to CCI’s auditors and audit committee (and made summaries of such disclosures available to CRII), based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect CCI’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.
(g) CCI is not, and none of the CCI Subsidiaries is, a party to, and neither CCI nor any CCI Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any arrangement relating to any transaction or relationship between or among CCI and any CCI Subsidiary, on the one hand, and any unconsolidated Affiliate of CCI or any CCI Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, CCI, any CCI Subsidiary or CCI’s or such CCI Subsidiary’s audited financial statements or other CCI SEC Documents.
(h) Neither CCI nor any CCI Subsidiary is required to be registered as an investment company under the Investment Company Act.
(i) CCI and CCI Subsidiaries (including in each case any of their officers and directors) have complied and are in compliance with applicable Anti-Corruption Laws. Neither CCI nor any CCI Subsidiary nor, to the Knowledge of CCI, any director, officer or Representative of CCI or any CCI Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law. Neither CCI nor any CCI Subsidiary has received any written communication that alleges that CCI or any CCI Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 5.6 Absence of Certain Changes or Events. Since September 30, 2020 through the date of this Agreement, (a) CCI and each CCI Subsidiary have conducted their respective business in all material respects in the ordinary course of business, (b) neither CCI nor any CCI Subsidiary has taken any action that would have been prohibited by Section 6.2(a)(Conduct of the Business of CCI) if taken from and after the date of this Agreement and (c) there has not been any CCI Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a CCI Material Adverse Effect.
Section 5.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of CCI dated as of December 31, 2019 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2019, neither CCI nor any CCI Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or in the aggregate, has had, or would reasonably be expected to have, a CCI Material Adverse Effect.
Section 5.8 Permits; Compliance with Law.
(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.11, which are addressed solely in that Section, CCI and each CCI Subsidiary is in possession of all Permits necessary for CCI and each CCI Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “CCI Permits”), and all such CCI Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the CCI Permits, individually, or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect. CCI has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect. No event has occurred with respect to any of the CCI Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such CCI Permits. Neither CCI nor any of the CCI Subsidiaries has received any notice indicating, nor to the Knowledge of CCI, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of CCI or the CCI Subsidiaries or the CCI Properties that impairs the validity of any CCI Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any CCI Permit, except where the impairment or revocation of any such CCI Permits, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.
(b) Since January 1, 2018, neither CCI nor any CCI Subsidiary has been in conflict with, or in default or violation of, any Law applicable to CCI or any CCI Subsidiary or by which any property or asset of CCI or any CCI Subsidiary is bound (except for compliance with Laws addressed in Section 5.10, Section 5.11, Section 5.13 and Section 5.16, respectively, which are solely addressed in those Sections), except for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.
Section 5.9 Litigation. There is no material Action to which CCI or any CCI Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of CCI, overtly threatened before any Governmental Authority and, to the Knowledge of CCI, there is no basis for any such Action. Neither CCI nor any CCI Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of CCI or the CCI Subsidiaries. No Order has been issued in any proceeding to which CCI or any of the CCI Subsidiaries is or was a party, or, to the Knowledge of CCI, in any other proceeding, that enjoins or requires CCI or any of the CCI Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2019, neither CCI nor any CCI Subsidiary has received or made any settlement offer for any Action to which CCI or any CCI Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $300,000 individually.
Section 5.10 Properties.
(a) The CCI Properties are free and clear of Liens, except for Permitted Liens. Except as would not reasonably be expected to have a CCI Material Adverse Effect, (i) neither CCI nor any CCI Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the CCI Properties issued by any Governmental Authority and (ii) neither CCI nor any CCI Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the Knowledge of CCI, threatened with respect to any of the CCI Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CCI Properties or by the continued maintenance, operation or use of the parking areas associated with the CCI Properties.
(b) CCI has not received written notice of, nor does CCI have any Knowledge of, any latent defects or adverse physical conditions affecting any of the CCI Properties or the improvements thereon, except as has not had and would not reasonably be expected to have a CCI Material Adverse Effect.
(c) CCI and the CCI Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them except as would not reasonably be expected to be material to CCI or the CCI Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to CCI or the CCI Subsidiaries, taken as a whole, neither CCI’s nor the CCI Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.
(d) A policy of title insurance has been issued for each CCI Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by CCI or the applicable CCI Subsidiary with respect to CCI Properties that are not subject to ground leases and (B) a valid leasehold estate held by CCI or the applicable CCI Subsidiary that are subject to ground leases and (ii) to the Knowledge of CCI, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding.
Section 5.11 Environmental Matters. Except as set forth at Section 5.11 of the CCI Disclosure Letter and as, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of CCI, is threatened, in each case relating to CCI or any of the CCI Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) CCI and the CCI Subsidiaries are, and for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) CCI and each of the CCI Subsidiaries is in possession of all Environmental Permits necessary for CCI and each CCI Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted, and all such Environmental Permits are valid and in full force and effect; (iv) any and all Hazardous Substances disposed of by CCI and each CCI Subsidiary since January 1, 2018 were disposed in accordance with all applicable Environmental Laws and Environmental Permits; (v) CCI and the CCI Subsidiaries are not subject to any Order, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or with respect to any Hazardous Substance; and (vi) there are no liabilities or obligations of CCI or any of the CCI Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.
Section 5.12 Material Contracts.
(a) Each Contract required to be filed (or incorporated by reference) as an exhibit to any CCI SEC Document filed on or after January 1, 2020 pursuant to Item 601(b)(1), (2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act has been so filed (or incorporated by reference) (such Contracts, together with those Contracts described in Section 5.12(b) and the CMRI Merger Agreement and the CMRII Merger Agreement, “CCI Material Contracts”).

(b) Other than the Contracts described in Section 5.12(a) and except for this Agreement, Section 5.12(b) of the CCI Disclosure Letter sets forth a true, correct and complete list of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto, to which CCI or any CCI Subsidiary is a party or by which it is bound or to which any CCI Property or other material asset is subject, that:
(i) obligates CCI or any CCI Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within 90 days without material penalty to CCI or any CCI Subsidiary;
(ii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that materially restricts the business of CCI or any CCI Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by CCI or any CCI Subsidiary or the geographic area in which CCI or any CCI Subsidiary may conduct business;
(iii) obligates CCI or any CCI Subsidiary to indemnify any past or present directors, officers, or employees of CCI or any CCI Subsidiary, other than the CCI Governing Documents or any equivalent organizational or governing documents of any other CCI Subsidiary;
(iv) constitutes (A) an Indebtedness obligation of CCI or any CCI Subsidiary with a principal amount greater than $1,000,000 or (B) a Contract under which (1) any Person (including CCI or a CCI Subsidiary) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of CCI or a CCI Subsidiary or (2) CCI or a CCI Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than CCI or any CCI Subsidiary);
(v) provides for the pending purchase or sale, option to purchase or sell or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) (other than any right of first refusal or right of first offer) of (A) any real property (including any CCI Property or any portion thereof) or (B) any other asset of CCI or any CCI Subsidiary or equity interests of any Person, in the case of (A) and (B), with a purchase or sale price greater than $1,000,000;
(vi) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;
(vii) constitutes a loan to any Person (other than a wholly owned subsidiary of CCI) by CCI or any CCI Subsidiary;
(viii) sets forth the operational or economic terms of a joint venture, partnership, limited liability company or strategic alliance of CCI or any CCI Subsidiary with a third party;
(ix) prohibits the pledging of the capital stock of CCI or any CCI Subsidiary or prohibits the issuance of guarantees by any CCI Subsidiary;
(x) contains covenants limiting the ability of CCI or any CCI Subsidiary to sell, transfer, pledge or otherwise, dispose of any material assets or business of CCI or any CCI Subsidiary;
(xi) contains restrictions on the ability of CCI or any CCI Subsidiary to pay dividends or other distributions, other than the CCI Governing Documents or any equivalent organizational or governing documents of any other CCI Subsidiary;
(xii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $250,000;
(xiii) provides for the management or operation of any of the CCI Properties by any third party;
(xiv) is a lease, sublease, license or other rental agreement or occupancy agreement that grants any possessory interest in and to any space situated on or in the CCI Properties or that otherwise gives rights with regard to the use of the CCI Properties pursuant to which CCI or any CCI Subsidiary expects to receive annualized rental income per year in excess of $350,000;

(xv) is a ground lease under which CCI or a CII Subsidiary hold a leasehold interest in the CCI Properties or any portion thereof;
(xvi) provides a right of first refusal or right of first offer of any real property; or
(xvii) is with a Governmental Authority; or
(xviii) is both (A) not made in the ordinary course of business and (B) material to CCI and the CCI Subsidiaries, taken as a whole.
(c) Each CCI Material Contract is legal, valid, binding on and enforceable against CCI or the CCI Subsidiary that is a party thereto and, to the Knowledge of CCI, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as would not, individually or in the aggregate, reasonably be expected to be material to CCI and the CCI Subsidiaries, taken as a whole, CCI and each CCI Subsidiary has performed all obligations required to be performed by it under each CCI Material Contract and, to the Knowledge of CCI, each other party thereto has performed all obligations required to be performed by it under such CCI Material Contract. None of CCI, any CCI Subsidiary or, to the Knowledge of CCI, any other party thereto, is in breach or violation of, or default under, any CCI Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any CCI Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to be material to CCI and the CCI Subsidiaries, taken as a whole. Neither CCI nor any CCI Subsidiary has received written notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any CCI Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.
(d) Since December 31, 2019, except as set forth in Section 5.12(d) of the CCI Disclosure Letter, (i) neither CCI nor any CCI Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any CCI Material Contract, (ii) no party has exercised, or threatened to exercise, any force majeure or similar provision under any CCI Material Contract and (iii) no party has sought to, or threatened to, withhold or otherwise delay amounts payable to CCI or any CCI Subsidiary under any CCI Material Contract as a result of COVID-19 or the COVID-19 Measures (whether or not CCI or such CCI Subsidiary granted any forgiveness or deferral).
(e) Neither CCI nor any CCI Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third-party manager or operator.
Section 5.13 Taxes.
(a) CCI and each CCI Subsidiary has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects. CCI and each CCI Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and complete copies of all United States federal income Tax Returns that have been filed with the IRS by CCI and each CCI Subsidiary with respect to the taxable years ending on or after December 31, 2019 have been made available to CRII. No written claim has been proposed by any Governmental Authority in any jurisdiction where CCI or any CCI Subsidiary do not file Tax Returns that CCI or any CCI Subsidiary is or may be subject to Tax by such jurisdiction.
(b) Beginning with CCI’s taxable year ending on December 31, 2019, (i) CCI has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) the current and proposed method of operation for CCI is expected to enable CCI to continue to meet the requirements for qualification as a REIT, and (iii) CCI has not taken any action that would, or omitted to take any action the omission of which would reasonably be expected to, result in CCI’s failure to qualify as a REIT, and no challenge to CCI’s status as a REIT is pending or threatened in writing.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or material Tax Returns of CCI or any CCI Subsidiary; (ii) no deficiency for any material Taxes of CCI or any CCI Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither CCI nor any CCI Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither CCI nor any CCI Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither CCI nor any CCI Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d) Each CCI Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became a CCI Subsidiary, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No CCI Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.
(e) Neither CCI nor any CCI Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor has it disposed of any such asset during its current taxable year.
(f) Since its inception, CCI and the CCI Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) CCI has not, and none of the CCI Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of CCI no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon CCI or any CCI Subsidiary.
(g) CCI and the CCI Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h) There are no CCI Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of CCI threatened to raise, a material claim against CCI or any CCI Subsidiary for any breach of any CCI Tax Protection Agreements. As used herein, “CCI Tax Protection Agreement” means any written agreement to which CCI or any CCI Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a CCI Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a CCI Subsidiary Partnership, CCI or any CCI Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “CCI Subsidiary Partnership” means a CCI Subsidiary that is a partnership for United States federal income tax purposes.
(i) There are no Tax Liens upon any property or assets of CCI or any CCI Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely CCI and the CCI Subsidiaries) with respect to or involving CCI or any CCI Subsidiary, and after the Closing Date neither CCI nor any CCI Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(k) Neither CCI nor any CCI Subsidiary has requested or received any private letter ruling or other similar written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither CCI nor any CCI Subsidiary is subject to any such private letter ruling or other similar written ruling of a Governmental Authority.
(l) Neither CCI nor any CCI Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any CCI Subsidiary) under (A) Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, or (C) by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.
(m) Neither CCI nor any CCI Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(n) Neither CCI nor any CCI Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution that could otherwise constitute part of a “plan” or “series of related transaction” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(o) Merger Sub is and always has been a disregarded entity for U.S. federal and applicable state and local income tax purposes.
(p) CCI does not own a direct or indirect interest in an entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.
(q) CCI’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (other than the current taxable year), taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (i) CCI’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) CCI’s net capital gain for such year.
(r) Neither CCI nor any CCI Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to prevent, nor to the Knowledge of CRII is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(s) CCI is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.
(t) CCI is a “publicly offered” REIT within the meaning of Section 562(c) of the Code.
Section 5.14 Intellectual Property. Neither CCI nor any CCI Subsidiary: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by CCI or any CCI Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect, (i) no Intellectual Property used by CCI or any CCI Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to CCI’s Knowledge, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of CCI or any CCI Subsidiary, and (iii) CCI and the CCI Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of CCI and the CCI Subsidiaries as it is currently conducted. Since January 1, 2018, neither CCI nor any CCI Subsidiary has received any written or, to the Knowledge of CCI, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 5.15 Insurance. Section 5.15 of the CCI Disclosure Letter sets forth, for all material insurance policies and all material fidelity bonds of CCI and the CCI Subsidiaries, the general type of insurance, insurer, policy number and aggregate limit (the “CCI Insurance Policies”). All such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by CCI or any CCI Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as, individually, or in the aggregate, would not reasonably be expected to be material to CCI and the CCI Subsidiaries, taken as a whole, (a) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default under any CCI Insurance Policy, or permit termination or modification thereof, (b) all premiums currently due and payable under all CCI Insurance Policies have been paid, and (c) CCI and the CCI Subsidiaries have otherwise complied in all material respects with the terms and conditions of all CCI Insurance Policies.
Section 5.16 Benefit Plans.
(a) Except as set forth at Section 5.16 of the CCI Disclosure Letter, CCI and the CCI Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither CCI nor any CCI Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.
(b) None of CCI, any CCI Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).
(c) Neither CCI nor any CCI Subsidiary has, or has ever had, any employees.
(d) Each CCI Benefit Plan has been established, administered, and maintained in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.
(e) The execution, delivery and performance of this Agreement will not constitute a triggering event that will result (either alone or upon the occurrence of any additional or subsequent event) in any payment (whether of severance pay or otherwise) becoming due, any “parachute payment” as defined in Section 280G of the Code, any increase in payment, or accelerate the time of payment or vesting of compensation due to any current or former employee, independent contractor, officer or director (or dependents of such Persons) of CCI or any CCI Subsidiary. Neither CCI nor any CCI Subsidiary is a party to or has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code. Any CCI Benefit Plan which is a “nonqualified deferred compensation plan” as defined in Section 409A of the Code has been maintained and operated in compliance in all material respects with Section 409A of the Code or an available exemption therefrom.
Section 5.17 Related-Party Transactions. Except as described in the publicly available CCI SEC Documents filed with or furnished to the SEC on or after January 1, 2018 and prior to the date hereof, no agreements, arrangements or understandings between CCI or any CCI Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among CCI and CCI Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.
Section 5.18 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.18 of the CCI Disclosure Letter, pursuant to the terms of the engagement letter between CCI and such Person, true, correct and complete copies of which have been provided to CRII prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CCI or any CCI Subsidiary.
Section 5.19 Opinion of Financial Advisor. The CCI Special Committee has received the oral opinion (which opinion has been or will be confirmed in writing) of Robert A. Stanger & Co., Inc. (the “CCI Financial Advisor”), to the effect that, as of the date of this Agreement and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Common Exchange Ratio, the Preferred Exchange

Ratio and the Partnership Exchange Ratio are fair, from a financial point of view, to CCI. CCI will deliver to CRII a complete and correct copy of such opinion promptly after receipt thereof by the CCI Special Committee solely for informational purposes and on a non-reliance basis (though such delivery need not be prior to entering into this Agreement).
Section 5.20 Appraisal Rights. No dissenters’, appraisal or similar rights are available to the limited partners of CROP with respect to the Mergers and the other transactions contemplated by this Agreement.
Section 5.21 Ownership of Merger Sub; No Prior Activities.
(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, the CMRI Merger Agreement and the CMRII Merger Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by CCI.
(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, the CMRI Merger Agreement and the CMRII Merger Agreement, Merger Sub has not, and will not have prior to the Merger Effective Time, incurred, directly or indirectly through any subsidiary, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 5.22 COVID-19.
(a) Each of CCI and the CCI Subsidiaries has complied with all applicable mandatory public health mandates announced by Governmental Authorities to address COVID-19, including the COVID-19 Measures, in all material respects.
(b) Neither CCI nor any CCI Subsidiary has incurred any Indebtedness or received any funding (regardless of whether constituting Indebtedness), or applied for any such Indebtedness or funding, pursuant to the Coronavirus Aid, Relief, and Economic Security Act or any other economic relief or stimulus legislation or program, in each case related to COVID-19.
Section 5.23 No Other Representations and Warranties; Non-Reliance.
(a) Except for the representations and warranties expressly set forth in this Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, no CCI Party, nor any Person on behalf of a CCI Party, has made any representation or warranty, expressed or implied, with respect to CCI or any CCI Subsidiary, including their respective businesses, operations, assets (including the CCI Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding CCI or any CCI Subsidiary.
(b) Notwithstanding anything contained in this Agreement to the contrary, the CCI Parties acknowledge and agree with the representation of the CRII Parties in Section 4.22(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, none of the CRII Parties or any other Person has made or is making, and the CCI Parties are not relying on, any representations or warranties relating to the CRII Parties whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to the CCI Parties or any of their Representatives by the CRII Parties or their Representatives.
ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS
Section 6.1 Conduct of Business by CRII.
(a) CRII covenants and agrees that, between the date of this Agreement and the earlier to occur of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CCI (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(a) of the CRII Disclosure Letter,

CRII shall, and shall cause each CRII Subsidiary to, (i) conduct its business in all material respects in the ordinary course of business and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of CRII as a REIT and (C) maintain its material assets and properties in their current condition (normal wear and tear and damage excepted).
(b) Without limiting the foregoing, CRII further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CCI (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(b) of the CRII Disclosure Letter, CRII shall not, and shall not cause or permit any CRII Subsidiary to, do any of the following:
(i) amend or propose to amend the CRII Governing Documents or such equivalent organizational or governing documents of any CRII Subsidiary or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the CRII Charter) under the CRII Charter;
(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CRII or any CRII Subsidiary (other than a wholly owned subsidiary of CRII);
(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of CRII or any CRII Subsidiary or other equity securities or ownership interests in CRII or any CRII Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by CRII of regular dividends in accordance with past practice at a monthly rate not to exceed $0.0741666 per share of CRII Common Stock, (B) the payment by CROP of regular distributions in accordance with past practice at a monthly rate not to exceed $0.0741666 per CROP Common Unit, (C) payments pursuant to the terms of the Series 2016 Preferred Stock and the corresponding CROP Preferred Units, (D) payments pursuant to the terms of the Series 2017 Preferred Stock and the corresponding CROP Preferred Units, (E) the declaration and payment of dividends or other distributions to CRII or CROP by any directly or indirectly wholly owned subsidiary of CRII, and (F) distributions by any CRII Subsidiary that is not wholly owned, directly or indirectly, by CRII or CROP, in accordance with the requirements of the organizational documents of such CRII Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), CRII and any CRII Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for CRII to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);
(iv) except as required pursuant to the terms of any outstanding securities as set forth in the CRII Governing Documents, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity or debt interests of CRII or a CRII Subsidiary or securities convertible or exchangeable into or exercisable therefor;
(v) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) in a manner that would not reasonably be expected to be materially adverse to the CRII Parties or to prevent or impair their ability to consummate the Mergers;
(vi) except for transactions among CRII and one or more wholly owned subsidiaries of CRII or among one or more wholly owned subsidiaries of CRII, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of CRII or any of the capital stock or equity or debt interests of any CRII Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock of CRII or any of the capital stock or other equity interests of any CRII Subsidiary;
(vii) enter into any Contract or understanding with respect to the voting of any shares of CRII or any of the CRII Subsidiaries;

(viii) acquire or agree to acquire any material assets, except (A) acquisitions by CRII or any wholly owned subsidiary of CRII of or from an existing wholly owned subsidiary of CRII and (B) other acquisitions of personal property for a purchase price of less than $1,000,000 in the aggregate;
(ix) except permitted by Section 6.1(b)(x), sell, mortgage, pledge, lease, license, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with the satisfaction of any margin call or the posting of collateral in connection with any Contract to which CRII or any CRII Subsidiary is a party shall be considered to be done in the ordinary course of business;
(x) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a wholly owned subsidiary of CRII), except (A) Indebtedness incurred under CRII’s or any CRII Subsidiary’s existing credit facilities in the ordinary course of business, (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $1,000,000 and (C) refinancing of existing Indebtedness (provided, that the refinancing of the existing indebtedness shall not involve the incurrence of yield-maintenance, defeasance or other material prepayment penalties, the terms of such new Indebtedness shall not be materially more onerous on CRII compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);
(xi) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than loans, advances or capital contributions to, or investments in, any wholly owned subsidiary of CRII;
(xii) enter into any “keep well” or similar agreement to maintain the financial condition of another entity;
(xiii) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any CRII Material Contract (or any Contract that, if existing as of the date hereof, would be a CRII Material Contract) in any material respect, other than (A) any termination or renewal in accordance with the terms of any existing CRII Material Contract that occurs automatically without any action (other than notice of renewal) by CRII or any CRII Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;
(xiv) authorize, make or commit to make any material capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts, or in conjunction with emergency repairs;
(xv) make any payment, direct or indirect, of any liability of CRII or any CRII Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business or in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;
(xvi) waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) (I) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by the CRII on the most recent balance sheet of CRII made available to CCI as of the date of this Agreement) no greater than $100,000 individually or $250,000 in the aggregate, (II) do not involve the imposition of injunctive relief against CRII or any CRII Subsidiary or the Surviving Corporation and (III) do not provide for any admission of material liability by CRII or any of the CRII Subsidiaries, or (B) are made with respect to any Action involving any present, former or purported holder or group of holders of capital stock of CRII in accordance with Section 7.6(c);
(xvii) (A) hire or, except where due to cause, terminate any officer of CRII or CROP, (B) increase in any manner the amount, rate or terms of compensation or benefits, in each case in any material respect, of any of CRII’s or CROP’s officers or employees, except for increases in annual compensation or wage rate in the ordinary course of business or as set forth in such individual’s Contract or as may be required to comply with applicable Law or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except in the ordinary course in conjunction with annual Benefit Plan renewals or as may be required to comply with applicable Law;
(xviii) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2020, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;
(xix) enter into any new line of business;
(xx) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;
(xxi) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;
(xxii) enter into or modify in a manner adverse to CRII any CRII Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; or give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (I) to preserve CRII’s qualification as a REIT under the Code or (II) to qualify or preserve the status of any CRII Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xxiii) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause CRII to fail to qualify as a REIT or any CRII Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xxiv) take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the capital stock of CRII with respect to the REIT Merger or any other transactions contemplated by this Agreement;
(xxv) permit any Liens, except Permitted Liens or Liens that would not reasonably be expected to have a CRII Material Adverse Effect;
(xxvi) materially modify or reduce the amount of any insurance coverage provided by the CRII Insurance Policies;
(xxvii) enter into any transaction that would be disclosable under item 404(a) of Regulation S-K promulgated under the Exchange Act if CRII were subject to such regulation, except (A) in the ordinary course of business or (B) as contemplated by this Agreement; or
(xxviii) authorize, or enter into any Contract or arrangement to do any of the foregoing.
(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit CRII from taking any action, or refraining to take any action, at any time or from time to time (i) if, in the reasonable judgment of the CRII Board, such action or inaction is reasonably necessary (A) for CRII to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that CRII or any CRII Subsidiary be registered as an investment company under the Investment Company Act, including making dividend or any other actual, constructive or deemed distribution payments to stockholders of CRII in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii), or (ii) to take actions in good faith to respond to the actual or anticipated effects of COVID-19 or the COVID-19 Measures on CRII or any CRII Subsidiary.
Section 6.2 Conduct of Business by CCI.
(a) CCI covenants and agrees that during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CRII (which consent shall not be unreasonably withheld, conditioned or delayed) or (3) as may be expressly contemplated by this Agreement, the CMRI Merger Agreement or the CMRII Merger Agreement, CCI shall, and shall cause each CCI Subsidiary to, (i) conduct its business in all material respects in the ordinary course of business and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of CCI as a REIT and (C) maintain its material assets and properties in their current condition (normal wear and tear and damage excepted).
(b) Without limiting the foregoing, CCI further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CRII (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, the CMRI Merger Agreement or the CMRII Merger Agreement or (4) as set forth in Section 6.2(b) of the CCI Disclosure Letter, CCI shall not, and shall not cause or permit any CRII Subsidiary to, do any of the following:
(i) amend or propose to amend the CCI Governing Documents or such equivalent organizational or governing documents of any CCI Subsidiary, amend the CCI dividend reinvestment plan or the CCI share repurchase program in a manner material to CCI or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the CCI Charter) under the CCI Charter;
(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CCI or any CCI Subsidiary (other than a wholly owned subsidiary of CCI);
(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of CCI or any CCI Subsidiary or other equity securities or ownership interests in CCI or any CCI Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by CCI of regular dividends in accordance with past practice at a daily rate not to exceed $0.00136986 per share of CCI Common Stock, (B) the payment by CCOP of regular distributions in accordance with past practice at a daily rate not to exceed $0.00136986 per CCOP Common Unit, (C) payments pursuant to the terms of the CCI Series 2019 Preferred Stock and the corresponding CCOP Series 2019 Preferred Units, (D) the declaration and payment of dividends or other distributions to CCI or CCOP by any directly or indirectly wholly owned subsidiary of CCI, and (E) distributions by any CCI Subsidiary that is not wholly owned, directly or indirectly, by CCI or CCOP, in accordance with the requirements of the organizational documents of such CCI Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii), CCI and any CCI Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for CCI to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);
(iv) except as required pursuant to the terms of any outstanding securities as set forth in the CCI Governing Documents, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity or debt interests of CCI or a CCI Subsidiary or securities convertible or exchangeable into or exercisable therefor;
(v) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) in a manner that would not reasonably be expected to be materially adverse to the CCI Parties or to prevent or impair their ability to consummate the Mergers;

(vi) except for transactions among CCI and one or more wholly owned subsidiaries of CCI or among one or more wholly owned subsidiaries of CCI, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of CCI or any of the capital stock or equity or debt interests of any CCI Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock of CCI or any of the capital stock or other equity interests of any CCI Subsidiary;
(vii) enter into any Contract or understanding with respect to the voting of any shares of CCI or any of the CCI Subsidiaries;
(viii) acquire or agree to acquire any material assets, except (A) acquisitions by CCI or any wholly owned subsidiary of CCI of or from an existing wholly owned subsidiary of CCI and (B) other acquisitions of personal property for a purchase price of less than $1,000,000 in the aggregate;
(ix) except as permitted by Section 6.2(b)(x), sell, mortgage, pledge, lease, license, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with the satisfaction of any margin call or the posting of collateral in connection with any Contract to which CCI or any CCI Subsidiary is a party shall be considered to be done in the ordinary course of business;
(x) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a wholly owned subsidiary of CCI), except (A) Indebtedness incurred under CCI’s or any CCI Subsidiary’s existing credit facilities in the ordinary course of business, (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $1,000,000 and (C) refinancing of existing Indebtedness (provided, that the refinancing of the existing indebtedness shall not involve the incurrence of yield-maintenance, defeasance or other material prepayment penalties, the terms of such new Indebtedness shall not be materially more onerous on CCI compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);
(xi) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than loans, advances or capital contributions to, or investments in, any wholly owned subsidiary of CCI;
(xii) enter into any “keep well” or similar agreement to maintain the financial condition of another entity;
(xiii) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any CCI Material Contract (or any Contract that, if existing as of the date hereof, would be a CCI Material Contract) in any material respect, other than (A) any termination or renewal in accordance with the terms of any existing CCI Material Contract that occurs automatically without any action (other than notice of renewal) by CCI or any CCI Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;
(xiv) authorize, make or commit to make any material capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts, or in conjunction with emergency repairs;
(xv) make any payment, direct or indirect, of any liability of CCI or any CCI Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business or in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;
(xvi) waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) (I) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by the CCI on the most recent balance sheet included in the CCI SEC Documents as of the date of this Agreement) no greater than $100,000 individually or $250,000 in the aggregate, (II) do not involve the imposition of injunctive relief against CCI or any CCI Subsidiary or the Surviving

Corporation and (III) do not provide for any admission of material liability by CCI or any of the CCI Subsidiaries, or (B) are made with respect to any Action involving any present, former or purported holder or group of holders of capital stock of CCI in accordance with Section 7.6(c);
(xvii) (A) hire any officer or employee of CCI or any CCI Subsidiary, (B) except where due to cause, terminate any officer of CCI or any CCI Subsidiary, (C) increase in any manner the amount of compensation of any officer of CCI or any CCI Subsidiary or of any employee or officer of CC Advisors III, LLC or any Affiliate thereof or (D) enter into or adopt any bonus or other compensation arrangement for any officer of CCI or any CCI Subsidiary or any employee or officer of CC Advisors III, LLC or any Affiliate thereof;
(xviii) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2020, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;
(xix) enter into any new line of business;
(xx) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;
(xxi) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;
(xxii) enter into or modify in a manner adverse to CCI any CCI Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; or give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (I) to preserve CCI’s qualification as a REIT under the Code or (II) to qualify or preserve the status of any CCI Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xxiii) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause CCI to fail to qualify as a REIT or any CCI Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xxiv) permit any Liens, except Permitted Liens or Liens that would not reasonably be expected to have a CCI Material Adverse Effect;
(xxv) materially modify or reduce the amount of any insurance coverage provided by the CCI Insurance Policies;
(xxvi) enter into any transaction disclosable under item 404(a) of Regulation S-K promulgated under the Exchange Act, except in the ordinary course of business or as contemplated by this Agreement;
(xxvii) fail to remain a “publicly offered” REIT under Section 562(c) of the Code; or
(xxviii) authorize, or enter into any Contract or arrangement to do any of the foregoing.
(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit CCI from taking any action, or refraining to take any action, at any time or from time to time (i) if, in the reasonable judgment of the CCI Board, such action or inaction is reasonably necessary (A) for CCI to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time, (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that CCI or any CCI Subsidiary be registered as an investment company under the Investment Company Act, including making dividend or any other actual, constructive or deemed distribution payments to stockholders of CCI in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii) or (ii) to take actions in good faith to respond to the actual or anticipated effects of COVID-19 or the COVID-19 Measures on CCI or any CCI Subsidiary.
Section 6.3 No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) any CCI Party, directly or indirectly, the right to control or direct CRII or any CRII Subsidiary’s operations prior to the Merger Effective Time, or (ii) any CRII Party, directly or indirectly, the right to control or direct CCI or any CCI Subsidiary’s operations prior to the Merger Effective Time. Prior to the Merger Effective Time, (i) CRII shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the CRII Subsidiaries’ respective operations and (ii) CCI shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the CCI Subsidiaries’ respective operations.
ARTICLE 7

ADDITIONAL COVENANTS
Section 7.1 Preparation of the Form S-4 and the Consent Solicitation Statements; Stockholder Approval.
(a) As promptly as reasonably practicable, and no later than 45 days following the date of this Agreement, (i) CROP shall prepare the CROP Consent Solicitation Statement, (ii) CRII shall prepare the CRII Consent Solicitation Statement and (iii) CCI shall complete the preparation (with CRII’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (as amended or supplemented from time to time, the “Form S-4”) to register under the Securities Act the shares of CCI Series 2016 Preferred Stock and CCI Series 2017 Preferred Stock to be issued in the REIT Merger (the “Registered Securities”). CCI shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and (C) keep the Form S-4 effective for so long as necessary to permit the Registrable Securities to be issued in the REIT Merger. Each of CRII and CCI shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and/or distribution of the Form S-4 and the Consent Solicitation Statements and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Consent Solicitation Statements shall include all information reasonably requested by such other Party to be included therein. CCI shall promptly notify CRII upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 and shall, as promptly as practicable after receipt thereof, provide CRII with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 received from the SEC and advise CRII of any oral comments with respect to the Form S-4 received from the SEC. CCI shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC, mailing the Consent Solicitation Statements (or any amendment or supplement thereto) or responding to any comments of the SEC with respect to the Form S-4, each of CRII and CCI, as applicable, shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable comments provided by the other Party. CCI shall notify CRII, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and CCI shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. CCI shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and CRII shall furnish all information concerning CRII and its stockholders as may be reasonably requested in connection with any such actions.
(b) None of the information supplied or to be supplied in writing by or on behalf of the CCI Parties for inclusion or incorporation by reference in (a) the CROP Consent Solicitation Statement will, at the time it is first mailed to the holders of CROP Partnership Units or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Form S-4 will, at the time such document is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that CCI is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to CCI and the CCI Subsidiaries (or other information supplied by or on behalf of CCI or any CCI Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The covenants contained in this Section 7.1(b) will not apply to statements or omissions to the extent based upon information supplied to the CCI Parties by or on behalf of the CRII Parties.
(c) None of the information supplied or to be supplied in writing by or on behalf of the CRII Parties for inclusion or incorporation by reference in (a) the CROP Consent Solicitation Statement will, at the time it is first mailed to the holders of CROP Partnership Units or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Form S-4 will, at the time such document is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The covenants contained in this Section 7.1(c) will not apply to statements or omissions to the extent based upon information supplied to the CRII Parties by or on behalf of the CCI Parties.
(d) If, at any time prior to the receipt of the Stockholder Approval or the Partner Approvals, any information relating to CCI or CRII, or any of their respective Affiliates, should be discovered by CCI or CRII which, in the reasonable judgment of CCI or CRII, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Consent Solicitation Statements, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, as applicable, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and CCI and CRII shall cooperate in the prompt amendment of, or supplement to, the Form S-4 or the Consent Solicitation Statements and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to investors in CRII and CROP, as applicable.
(e) As promptly as practicable after the SEC advises it has no comments or no further comments to the Form S-4, CRII shall, in accordance with applicable Law and the CRII Governing Documents, (i) mail the CRII Consent Solicitation Statement to the holders of CRII Voting Common Stock and mail the CROP Consent Solicitation Statement to the holders of CROP Partnership Units, (ii) submit an irrevocable written consent to the holders of the CRII Voting Common Stock, (iii) submit an irrevocable written consent, the form of which shall be consented to in advance in writing by CCI (which consent shall not be unreasonably withheld, conditioned or delayed), to the limited partners of CROP and (iv) cooperate with the mailing of the prospectus included in the Form S-4 to the holders of the CRII Series 2016 Preferred Stock and the holders of the CRII Series 2017 Preferred Stock. The CRII Parties shall use their best efforts to obtain the Stockholder Approval and the Partner Approvals promptly. As soon as practicable upon receipt of the Partner Approvals by the corporate secretary of CRII in its capacity as general partner of CROP, CRII shall provide CCI with a certification of the consent totals from the corporate secretary of CRII. In connection with the Stockholder Approval and the Partner Approvals, CRII shall take all actions necessary to comply, and shall comply in all respects, with the requirements of Section 2-505 of the MGCL, Section 2-505 of the MLLCA and Section 17-302 of the DRULPA, as applicable, and the applicable provisions of the CRII Governing Documents. CRII shall solicit and use its reasonable best efforts to obtain the Partner Approvals, except to the extent that the CRII Transaction Committee and CRII Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(c); provided, however, for the avoidance of doubt, no Adverse Recommendation Change shall alter the other obligations under Section 7.1 unless this Agreement shall have been terminated in accordance with its terms prior to the date of obtaining the Partner Approvals.
Section 7.2 Access to Information; Confidentiality.
(a) During the period from the date of this Agreement to and including the Merger Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, subject to applicable Law and the

COVID-19 Measures, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books and records that the other Party may reasonably request and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties a copy of any report, schedule, registration statement or other document filed by it during such period pursuant to the requirements of federal or state securities Laws as the other Party may reasonably request. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of the Consent Solicitation Statements and the Prospectus included in the Registration Statement on Form S-4 and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business in accordance with this Agreement (provided, however, that the withholding Party shall use its commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the required consent of such third party to such access or disclosure), (B) of a sensitive or personal nature that would reasonably be expected to expose the CRII Parties or the CCI Parties to the risk of liability, (C) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (D) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (E) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder.
(b) Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.
Section 7.3 No Solicitation; Superior Proposals.
(a) Except as expressly permitted by this Section 7.3, CRII shall not, and shall cause each of the CRII Subsidiaries and shall direct each of its and their respective directors, officers, Affiliates and Representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into or engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding or otherwise in furtherance of, or furnish to any Person other than the CCI Parties or their Representatives, any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or to otherwise obtain, an Acquisition Proposal, (iii) release any Person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation (provided that CRII shall be permitted to waive or not enforce any provision of any confidentiality agreement, standstill agreement or similar obligation to permit a Person to make a confidential Acquisition Proposal directly to the CRII Transaction Committee if the CRII Transaction Committee determines in good faith after consultation with outside legal counsel that any such failure to waive or any such nonenforcement would be inconsistent with the CRII directors’ duties under applicable Law), (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Proposal (other than an Acceptable NDA), or (v) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the CRII Charter, the bylaws of CRII or organizational documents or agreements of any CRII Subsidiary. In furtherance of the foregoing, CRII shall, and shall cause each CRII Subsidiary and each Representative of CRII and the CRII Subsidiaries to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal and use reasonable efforts to cause such Person to return or destroy all non-public information concerning CRII and the CRII Subsidiaries to the extent permitted pursuant to any confidentiality agreement with such Person and promptly terminate all physical and electronic data room access granted to such Person. Nothing in this Section 7.3(a) shall be construed to restrict the ability of CRII and its directors, officers, Affiliates and Representatives to participate in discussions with CMRI and CMRII and their respective Representatives relating to the CMRI Merger and the CMRII Merger.
(b) Notwithstanding anything in this Agreement to the contrary, at any time prior to the time, but not after, the Stockholder Approval and the Partner Approvals are obtained, CRII and its Representatives may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of this Section 7.3, (x) contact such Person to clarify the terms and conditions of such Acquisition Proposal and (y)(i) provide information in response to a request therefor by the Person who made such written Acquisition Proposal, provided that (A) such information is provided pursuant to (and only pursuant to) one or more Acceptable NDAs, and (B) CRII, prior to or concurrently with the time such information is provided, provides such information to CCI, and (ii) engage or participate in any discussions or negotiations with the Person who made such written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (i) or (ii) above, the CRII Transaction Committee has either determined that such Acquisition Proposal constitutes a Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.
(c) CRII will promptly (and in any event no later than 24 hours after receipt thereof) notify CCI in writing if (i) any Acquisition Proposal is received by CRII or any CRII Subsidiary, (ii) any request for information relating to CRII or any CRII Subsidiary is received by CRII or any CRII Subsidiary from any Person who informs CRII or any CRII Subsidiary that it is considering making or has made an Acquisition Proposal or (iii) any discussions or negotiations are sought to be initiated with CRII or any CRII Subsidiary regarding any Acquisition Proposal, and thereafter shall promptly (and in any event no later than 24 hours after the occurrence of such developments, discussions or negotiations or receipt of materials) keep CCI reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry.
(d) Except as expressly provided herein, neither the CRII Board, nor any committee thereof, nor any group of directors, formally or informally, shall: (i) change, withhold, withdraw, qualify or modify or announce its intention to change, withhold, withdraw, qualify or modify, in each case in a manner adverse to CCI, the CRII Board Recommendation, (ii) authorize, approve, endorse, declare advisable, adopt or recommend or announce its intention to authorize, approve, endorse, declare advisable, adopt or recommend, any Acquisition Proposal, (iii) authorize, cause or permit CRII or any CRII Subsidiary to enter into any Alternative Acquisition Agreement, (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer for CROP Partnership Units or the Common Stock of CRII other than a recommendation against such offer, or (v) fail to make the CRII Board Recommendation or to include the CRII Board Recommendation in the Consent Solicitation Statements (any event described in clause (i)-(v), an “Adverse Recommendation Change”).
(e) Notwithstanding anything in this Agreement to the contrary, if CRII receives an Acquisition Proposal, which Acquisition Proposal did not result from a material breach of this Section 7.3 and is not withdrawn, and the CRII Transaction Committee determines that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with outside legal counsel and its financial advisor, that failure to effect an Adverse Recommendation Change in connection with such Superior Proposal or that failure to terminate this Agreement to enter into an Alternative Acquisition Agreement for such Superior Proposal would be inconsistent with the CRII directors’ duties under applicable Law, then, provided that the Stockholder Approval and the Partner Approvals has not yet been obtained, the CRII Board (or the CRII Transaction Committee) may (x) effect an

Adverse Recommendation Change and/or (y) enter into an Alternative Acquisition Agreement relating to or implementing the Superior Proposal and terminate this Agreement in accordance with Section 9.1(c)(ii); provided, that, in the case of each of clause (x) and (y), the CRII Board may not take action contemplated by this Section 7.3(e) unless:
(i) CRII has notified CCI in writing that the CRII Board intends to take such action at least five Business Days in advance of effecting an Adverse Recommendation Change and/or entering into an Alternative Acquisition Agreement, which notice shall specify in reasonable detail the reasons for such action, describe the material terms of the Superior Proposal and attach the most current version of such agreements (including any amendments, supplements or modifications) between CRII and the party making such Superior Proposal (a “CRII Change Notice”); and
(ii) during the five Business Day period following CCI’s receipt of a CRII Change Notice, CRII shall, and shall direct its outside financial and outside legal advisors to, negotiate in good faith with CCI (to the extent CCI wishes to negotiate) to make adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to constitute (in the good faith determination of the CRII Board or the CRII Transaction Committee, after consultation with outside legal counsel and outside financial advisors) a Superior Proposal; provided, that, any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and CRII may not enter into any agreement relating to the Superior Proposal pursuant this Section 7.3(e) or make an Adverse Recommendation Change pursuant to this Section 7.3(e) or terminate this Agreement pursuant to Section 9.1(c)(ii) unless CRII has complied with the requirements of this Section 7.3(e) with respect to such new Acquisition Proposal including sending an additional CRII Change Notice (except that the new negotiation period under this Section 7.3(e)(ii) shall be three Business Days instead of five Business Days). Notwithstanding anything in this Section 7.3(e)(ii), neither CCI’s acceptance nor rejection of CRII’s offer to negotiate pursuant to this Section 7.3(e)(ii) shall have any bearing on CCI’s right to terminate this Agreement pursuant to Section 9.1(d)(ii) herein.
(f) Notwithstanding anything in this Agreement to the contrary, at any time after the date of this Agreement and before the Stockholder Approval and the Partner Approvals are obtained, the CRII Board (or the CRII Transaction Committee) may, if the CRII Board or the CRII Transaction Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the duties of the directors under applicable Law, make an Adverse Recommendation Change in response to an Intervening Event; provided, that, (i) prior to making such Adverse Recommendation Change, CRII shall have (A) promptly notified CCI in writing of its intention to take such action (it being understood that such a notification shall not, itself, constitute and Adverse Recommendation Change), and (B) negotiated in good faith with CCI (if requested by CCI in writing) for five Business Days following such notice regarding any revisions to the terms of this Agreement proposed by CCI, and (ii) the CRII Transaction Committee and the CRII Board shall not effect any Adverse Recommendation Change involving or relating to an Intervening Event unless, after the period of five Business Days described in the foregoing clause (B), the CRII Transaction Committee and the CRII Board determine in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.
(g) Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the CRII Transaction Committee, the CRII Board or the CRII Parties, directly or indirectly, from (i) taking and disclosing to the stockholders of CRII or the limited partners of CROP a position with respect to an Acquisition Proposal as contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any required disclosure to the stockholders of CRII or the limited partners of CROP under applicable Law, if the CRII Board (or the CRII Transaction Committee) determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with the duties of the CRII directors under applicable Law or the duties of CRII in its capacity as the general partner of CROP; provided, however, that to the extent any such disclosure affirmatively addresses the approval, recommendation or declaration of advisability by the CRII Transaction Committee or the CRII Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public affirmation of the CRII Board Recommendation.
(h) Notwithstanding anything to the contrary contained in this Agreement, none of CRII, any CRII Subsidiary or their respective Affiliates or Representatives shall reimburse or agree to reimburse the fees or expenses of any Person in connection with an Acquisition Proposal (including, for the avoidance of doubt, in connection with any Acceptable NDA but excluding, for the avoidance of doubt, in connection with any acquisition agreement or merger with respect to a Superior Proposal entered into pursuant to this Section 7.3 and resulting in termination of this Agreement pursuant to Section 9.1(c).
(i) CRII agrees that in the event any Affiliate of CRII or any CRII Subsidiary takes any action (or if any Representative of CRII takes any action at the express direction or with the prior written consent of the CRII Transaction Committee or the CRII Board) that, if taken by CRII would constitute a violation of this Section 7.3, then CRII shall be deemed to be in violation of this Section 7.3 for all purposes of this Agreement.
(j) For purposes of this Agreement:
(i) “Acquisition Proposal” means any bona fide proposal or offer from any Person (other than CCI or any CCI Subsidiaries) made after the date of this Agreement, whether in one transaction or a series of related transactions, relating to any (A) merger, consolidation, share exchange, business combination or similar transaction involving CRII or any CRII Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) representing 20% or more of the consolidated assets of CRII, (B) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of CRII or any CRII Subsidiaries that are significant subsidiaries representing 20% or more of the consolidated assets of CRII, (C) issue, sale or other disposition by CRII or CROP of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the outstanding CROP Partnership Units, (D) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding CROP Partnership Units, or (E) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CRII in which a third party shall acquire beneficial ownership of 20% or more of the outstanding CROP Partnership Units; provided, however, that the term “Acquisition Proposal” shall not include (I) the Mergers or any of the other transactions contemplated by this Agreement or (II) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among CRII and one or more of the CRII Subsidiaries or solely among the CRII Subsidiaries.
(ii) “Intervening Event” means, with respect to CRII, a change in circumstances or development that materially affects the business, assets or operations of CRII and the CRII Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the CRII Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the CRII Board prior to Stockholder Approval and Partner Approvals being obtained; provided, however, that in no event shall the following events, circumstances or changes in circumstances constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, or (ii) any effect arising out of the announcement or pendency of, or any actions required to be taken pursuant to, this Agreement.
(iii) “Superior Proposal” means a written Acquisition Proposal (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) that the CRII Board (based on the recommendation of the CRII Transaction Committee) determines in its good faith judgment (after consultation with its outside legal and financial advisors, and after taking into account (A) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by CCI) and (B) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the CRII Transaction Committee determines in good faith to be material to such analysis)), to be more favorable from a financial point of view to the holders of CRII Common Stock (in their capacity as stockholders) than the Mergers and the other transactions contemplated by this Agreement (as it may be proposed to be amended by CCI). A Superior Proposal shall provide for the repayment in full of the CCA Note at the time of and in connection the consummation of such Superior Proposal.

Section 7.4 Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned), provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law if it is not possible to consult with the other Party before doing so.
Section 7.5 Appropriate Action; Consents; Filings.
(a) Upon the terms and subject to the conditions set forth in this Agreement, CCI shall and shall cause each CCI Subsidiary and each of their respective Affiliates to, and CRII shall and shall cause each CRII Subsidiary and each of their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments reasonably necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that, notwithstanding anything to the contrary in this Agreement, no Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such Party, any of its subsidiaries or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of CCI after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.
(b) In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between such Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the other Parties on, all the information relating to the other Parties and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, no Party shall, nor shall any Party permit its respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Parties prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.
(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person other than commercially reasonable processing and consent fees and any other expenses required to be paid in connection with obtaining the consent or approval of any lender with respect to any Indebtedness set forth on Section 4.3(a) of the CRII Disclosure Letter and Section 5.3(a) of the CCI Disclosure Letter. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.
Section 7.6 Notification of Certain Matters; Transaction Litigation.
(a) The CCI Parties shall give prompt notice to CRII, and the CRII Parties shall give prompt notice to CCI, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.
(b) The CCI Parties shall give prompt notice to CRII, and the CRII Parties shall give prompt notice to CCI, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the CRII Parties or the CCI Parties to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i), or Section 9.1(d)(i).
(c) The CCI Parties shall give prompt notice to CRII, and the CRII Parties shall give prompt notice to CCI, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any CCI Subsidiary or CRII Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. CRII shall give CCI the opportunity to reasonably participate in the defense and settlement of any Action against CRII or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith CCI’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without CCI’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). CCI shall give CRII the opportunity to reasonably participate in the defense and settlement of any Action against CCI or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith CRII’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without CRII’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
Section 7.7 Indemnification; Directors’ and Officers’ Insurance.
(a) From the Merger Effective Time until the sixth anniversary of the Merger Effective Time, CCI shall cause the Surviving Corporation to honor, and the Surviving Corporation immediately following the Merger Effective Time shall honor, all rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the Merger Effective Time, was a director, officer, employee or agent of CRII or any of the CRII Subsidiaries or who, at the request of CRII or any of the CRII

Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Parties”) solely to the extent provided in the respective governing documents and the indemnification or similar agreements to which CRII or any of the CRII Subsidiaries is a party or bound and as set forth in Schedule 7.7, with regard to any pre-Closing actual or alleged acts, errors, omissions or claims by reason of their position. These obligations shall survive the Mergers and shall continue in full force and effect for a period of six years from the Merger Effective Time and such rights of the Indemnified Parties shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification, advancement of expenses, and limitation of liability in respect of any such claim or claims shall continue until final disposition of any and all such claims. Notwithstanding anything to the contrary set forth in this Agreement, CCI or the Surviving Corporation, as applicable, (x) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim against an Indemnified Party for which indemnification may be sought under this Section 7.7 without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such Action that is subject to indemnification by the Surviving Corporation under this Section 7.7, (y) shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (z) shall not have any obligation hereunder to any Indemnified Party to the extent that such indemnification is prohibited by applicable Law.
(b) During the six-year period following the Merger Effective Time, CCI shall, or shall cause the Surviving Corporation to, either: (i) maintain the same limits for directors’ and officers’ liability insurance coverage with terms and conditions that are not less advantageous to the directors and officers of CRII as CRII’s existing policies covering the Indemnified Parties with respect to actions or omissions occurring prior to the Closing Date; or (ii) obtain pre-paid “tail” insurance policies for current and former directors and officers of CRII (the cost and expense of which shall be an Expense), with a claims period of at least six years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of CRII as CRII’s existing policies with respect to claims with respect to actions or omissions which occurred before or at the Effective Time (including in connection with the transactions contemplated hereby).
(c) If CCI or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of CCI or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 7.7.
(d) The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party, shall be binding on all successors and assigns of CCI, CRII and the Surviving Corporation and shall not be amended in a manner that is adverse to the Indemnified Party without the prior written consent of the Indemnified Party affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.
Section 7.8 Dividends.
(a) In the event that a distribution with respect to the shares of capital stock of CRII permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of capital stock of CRII on the Closing Date immediately prior to the Merger Effective Time. In the event that a distribution with respect to the shares of capital stock of CCI permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of capital stock of CCI on the Closing Date immediately prior to the Merger Effective Time. CRII shall coordinate with CCI on the declaration, setting of record dates and payment dates of dividends on capital stock of CRII so that holders of capital stock of CRII (i) do not receive dividends on both capital stock of CRII and capital stock of CCI received in the REIT Merger in respect of a single distribution period or fail to receive a dividend on either capital stock of CRII or capital stock of CCI received in the REIT Merger in respect of a single distribution period or (ii) do not receive both a dividend permitted by the proviso to Section 6.2(b)(iii) on capital stock of CCI and a dividend permitted by the proviso to Section 6.1(b)(iii) on capital stock of CRII received in the REIT Merger or fail to receive either a dividend permitted by the proviso to Section 6.2(b)(iii) on capital stock of CCI or a dividend permitted by the proviso to Section 6.1(b)(iii) on capital stock of CRII received in the REIT Merger.
(b) In the event that either CRII or CCI shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or Section 6.2(b)(iii), respectively, it shall notify the other Party at least 20 days prior to the Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of CRII, to holders of CRII Common Stock, in an amount per share of CRII Common Stock equal to the product of (A) the dividend declared by CCI with respect to each share of CCI Common Stock by (B) the Common Exchange Ratio, and (ii) in the case of CCI, to holders of CCI Common Stock, in an amount per share of CCI Common Stock equal to the quotient obtained by dividing (A) the dividend declared by CRII with respect to each share of CRII Common Stock by (B) the Common Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.8(b) shall be prior to the Closing Date.
Section 7.9 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other transactions contemplated by this Agreement.
Section 7.10 Tax Matters.
(a) Each of CCI and CRII shall use its reasonable best efforts (before and, as applicable, after the Merger Effective Time) to cause the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Code.
(b) CCI shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(g) and Section 8.3(f), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(g) and Section 8.3(f), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver to DLA Piper LLP (US), or other tax counsel delivering such opinions, and Goodwin Procter LLP, or other tax counsel delivering such opinions, a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of CCI, in form and substance mutually agreeable to CRII and CCI (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described herein.
(c) CRII shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(f) and Section 8.3(g), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(f) and Section 8.3(g), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver to each of DLA Piper LLP (US) and Goodwin Procter LLP, or other tax counsel delivering such opinions, a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of CRII, in form and substance mutually agreeable to CRII and CCI (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described herein.
(d) CCI and CRII shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.
(e) With respect to the taxable year of CRII ending with the Merger Effective Time, CRII shall take all necessary actions, including declaring and paying dividends sufficient to satisfy its requirement under Section 857(a)(1), to cause CRII to qualify as a REIT for its shortened taxable year ending with the Merger Effective Time.
Section 7.11 CCI Board. The CCI Board shall take all such action as may be necessary to cause the number of directors comprising the CCI Board as of immediately following the Merger Effective Time to consist of five directors, including (i) two individuals designated by the CRII Transaction Committee and satisfactory to CCI and (ii) one individual designated by the CCI Special Committee. Each of these three designees shall qualify as an “independent director,” as such term is defined in the rules of the New York Stock Exchange.
Section 7.12 Voting Agreement. Pursuant to the irrevocable proxy granted by the Voting Agreement, CCI shall vote all of the shares of CRII Voting Common Stock and all of the CROP Partnership Units covered thereby in the manner provided for by the Voting Agreement.
Section 7.13 401(k) Plan. CCI shall take all appropriate action so that Cottonwood Communities Advisors, LLC shall terminate participation in the Cottonwood Capital Management, Inc. 401(k) Safe Harbor Retirement Plan effective no later than the day before the Closing Date.
Section 7.14 CCA Note Distribution. If the CRII Transaction Committee determines to effect the CCA Note Distribution, CCI will cooperate in good faith with CRII to effect the CCA Note Distribution; provided that failure of CRII to effect the CCA Note Distribution shall not be a condition to any Party’s obligations to consummate the transactions contemplated by this Agreement, including the Mergers, or otherwise affect CCI’s obligations under Section 3.1 of this Agreement.
Section 7.15 The CMRI and CMRII Merger Agreements. The Parties acknowledge that (a) concurrently with the execution and delivery of this Agreement CCI has entered into or intends to enter into the CMRI Merger Agreement and the CMRII Merger Agreement and (b) the CMRI Merger Agreement and the CMRII Merger Agreement contain closing conditions substantially similar to the nature of those of Section 8.2 and Section 8.3 herein. Notwithstanding anything in the CMRI Merger Agreement or the CMRII Merger Agreement to the contrary, the CCI Parties may not waive, without CRII’s prior written consent, the conditions of the CMRI Merger Agreement or the CMRII Merger Agreement referred to in the foregoing clause (b).
Section 7.16 Equity Incentive Matters.
(a) Prior to the Merger Effective Time, in consultation with CRII, CCI shall adopt a new equity incentive plan (the “Equity Incentive Plan”), effective as of one day prior to the Closing Date.
(b) Following the Closing, the parties shall use commercially reasonable efforts to amend the performance metrics underlying the CROP Special LTIP Units to the extent necessary to give effect to the transactions contemplated by this Agreement.
Section 7.17 Pre-Merger Transactions. Assuming all other conditions to the Closing have been met, the CRII Parties shall effect the Pre-Merger Transactions on the terms set forth herein and including as provided in Section 7.17 of the CRII Disclosure Letter; provided that the terms relating to the CCA Note Distribution are set forth in Section 7.14 of this Agreement.
ARTICLE 8

CONDITIONS
Section 8.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Merger Effective Time of the following conditions:

(a) Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.
(b) Stockholder Approval; Partner Approvals. The Stockholder Approval and the Partner Approvals shall have been obtained in accordance with applicable Law and the applicable CRII Governing Documents.
(c) No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by this Agreement.
(d) Form S-4. The Form S-4 shall have been declared effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.
Section 8.2 Conditions to Obligations of the CCI Parties. The obligations of the CCI Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by CCI, at or prior to the Merger Effective Time, of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties of the CRII Parties set forth in the Fundamental Representations (except the first sentence of Section 4.1(a) (Organization and Qualification; Subsidiaries) and Section 4.4(a)-(b) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) the representations and warranties set forth in the first sentence of Section 4.1(a) (Organization and Qualification; Subsidiaries) and Section 4.4(a)-(b) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of the CRII Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or CRII Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a CRII Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iii) only on and as of such date.
(b) Performance of Covenants and Obligations of the CRII Parties. The CRII Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.
(c) Absence of Material Adverse Change. Since the date of this Agreement, no event, circumstance, change, effect, development, condition or occurrence shall exist or have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a CRII Material Adverse Effect.
(d) Consents. CRII shall have received the written Consents identified on Section 8.2(d) of the CRII Disclosure Letter in form and substance reasonably acceptable to CCI.
(e) Delivery of Certificate. CRII shall have delivered to CCI a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of CRII, certifying to the effect that the conditions set forth in Section 8.2(a)-(c) have been satisfied.
(f) REIT Opinion. CCI shall have received a written opinion of DLA Piper LLP (US), or other nationally recognized tax counsel to CRII reasonably satisfactory to CCI, dated as of the Closing Date and in form and substance reasonably satisfactory to CCI, to the effect that, commencing with CRII’s taxable year that ended on December 31, 2018, CRII has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed ownership, organization and method of operation have enabled and will enable CRII to continue to meet the requirements for qualification and taxation as a REIT under the Code through the Merger Effective Time, which opinion will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to Goodwin Procter LLP on or prior to the date hereof and determined to be reasonably acceptable to Goodwin Procter LLP shall be deemed to be customary for this purpose) and based on customary representations contained in an officer’s certificate executed by the CRII Parties.
(g) Tax Opinion. CCI shall have received a written opinion of DLA Piper LLP (US), or other nationally recognized tax counsel to CCI, dated as of the Closing Date, in form and substance reasonably acceptable to CCI, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to Goodwin Procter LLP on or prior to the date hereof and determined to be reasonably acceptable to Goodwin Procter LLP shall be deemed to be customary for this purpose). In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.10.
Section 8.3 Conditions to Obligations of CRII Parties. The obligations of the CRII Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by CRII at or prior to the Merger Effective Time, of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties of the CCI Parties set forth in the Fundamental Representations (except the first sentence of Section 5.1(a) (Organization and Qualification; Subsidiaries) and Section 5.4(a)-(b) (Capital Structure)), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in the first sentence of Section 5.1(a) (Organization and Qualification; Subsidiaries) and Section 5.4(a)-(b) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of the CCI Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or CCI Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a CCI Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iii) only on and as of such date; and provided further, that if the CMRI Merger or the CMRII Merger has been consummated before the Closing Date, such representations and warranties need not be true and correct as of the Closing Date if the inaccuracy is due to the consummation of the CMRI Merger or the CMRII Merger.
(b) Performance of Covenants and Obligations of the CCI Parties. The CCI Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing. The CCI Parties shall have complied in all respects with the covenant set forth in Section 7.15.
(c) Absence of Material Adverse Change. Since the date of this Agreement, no event, circumstance, change, effect, development, condition or occurrence shall exist or have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a CCI Material Adverse Effect.
(d) Consents. CCI shall have received the written Consents identified on Section 8.3(d) of the CCI Disclosure Letter in form and substance reasonably acceptable to CRII.
(e) Delivery of Certificate. CCI shall have delivered to CRII a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of CCI certifying to the effect that the conditions set forth in Section 8.3(a)-(c) have been satisfied.
(f) REIT Opinion. CRII shall have received a written opinion of DLA Piper LLP (US), or other nationally recognized tax counsel to CCI reasonably satisfactory to CRII, dated as of the Closing Date and in form and substance reasonably satisfactory to CRII, to the effect that, commencing with CCI’s taxable year that ended on December 31, 2019, CCI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed ownership, organization and method of operation have enabled and will enable CCI to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to Goodwin Procter LLP on or prior to the date hereof and determined to be reasonably acceptable to Goodwin Procter LLP shall be deemed to be customary for this purpose) and based on customary representations contained in an officer’s certificate executed by the CCI Parties.
(g) Tax Opinion. CRII shall have received a written opinion of Goodwin Procter LLP, or other nationally recognized tax counsel to CRII, dated as of the Closing Date, in form and substance reasonably acceptable to CRII, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to DLA Piper LLP (US) and determined to be reasonably acceptable to DLA Piper LLP (US) on or prior to the date hereof shall be deemed to be customary for this purpose). In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.10.
ARTICLE 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER
Section 9.1 Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, notwithstanding receipt of the Stockholder Approval or the Partner Approvals (except as otherwise specified in this Section 9.1):
(a) by mutual written consent of each of CCI and CRII;
(b) by either CCI or by CRII:
(i) if the Mergers shall not have occurred on or before 11:59 p.m., New York City time, on October 25, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the primary cause of, or resulted in, the failure of the Mergers to be consummated by the Outside Date;
(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement; or
(iii) if the Stockholder Approval or Partner Approvals shall not have been obtained; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approval or the Partner Approvals was primarily due to the failure of a Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement.
(c) by CRII:
(i) if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of a CCI Party set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied (a “CCI Terminating Breach”), which breach or failure to perform or comply cannot be cured, or, if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from CRII to CCI and two Business Days before the Outside Date; provided, however, that CRII shall not have such right to terminate this Agreement if a CRII Terminating Breach shall have occurred and be continuing at the time CRII delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii) at any time before the Stockholder Approval and the Partner Approvals are both obtained, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the provisions of Section 7.3; provided, however, that CRII shall have complied in all material respects with Section 7.3 and shall have paid or shall concurrently pay to CCI in full the Termination Payment in accordance with Section 9.3.
(d) by CCI:
(i) if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of a CRII Party set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “CRII Terminating Breach”), which breach or failure to perform or comply cannot be cured, or if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from CCI to CRII and two Business Days before the Outside Date; provided, however, that CCI shall not have such right to terminate this Agreement if a CCI Terminating Breach shall have occurred and be continuing at the time CCI delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or
(ii) if, at any time prior to the receipt of both the Stockholder Approval and the Partner Approvals, (A) the CRII Board has made an Adverse Recommendation Change or (B) CRII shall have breached or failed to comply in any material respect with any of its obligations under Section 7.3.
Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties, in accordance with the provisions of Section 10.2, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the CCI Parties or the CRII Parties, except that the Confidentiality Agreement and the provisions of Section 4.22 (No Other Representations and Warranties; Non-Reliance), Section 5.23 (No Other Representations and Warranties; Non-Reliance), this Section 9.2, Section 9.3 (Fees and Expenses) and Article 10 (General Provisions) shall survive the termination of this Agreement; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available at Law or in equity.
Section 9.3 Fees and Expenses.
(a) Except as otherwise provided in this Section 9.3, all fees and expenses shall be paid by the Party incurring such fees or expenses, whether or not the Mergers are consummated.
(b) In the event that this Agreement is terminated:
(i) (A)(x) by CCI pursuant to Section 9.1(d)(i)(CRII Terminating Breach), and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to the CRII Board or (y) by CRII or CCI pursuant to Section 9.1(b)(iii)(Failure to Obtain Stockholder and Partner Approvals), and prior to the deadline for obtaining the Partner Approvals as set forth in the CROP Consent Solicitation Statement, an Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to CROP’s partners, and (B) within 12 months after the date of such termination, a transaction in respect of an Acquisition Proposal with respect to CRII or CROP is consummated or CRII or CROP enter into a definitive agreement in respect of an Acquisition Proposal with respect to CRII or CROP that is later consummated, the CRII Parties shall pay to CCI an amount equal to the Termination Payment less any amount previously paid pursuant to Section 9.3(b)(iv);
(ii) by CRII pursuant to Section 9.1(c)(ii) (Superior Proposal), then the CRII Parties shall pay to CCI an amount equal to the Termination Payment;
(iii) by CCI pursuant to Section 9.1(d)(ii) (Adverse Recommendation Change), then the CRII Parties shall pay to CCI an amount equal to the Termination Payment; or
(iv) by CCI or CRII pursuant to Section 9.1(b)(iii) (Failure to Obtain Stockholder and Partner Approvals), then the CRII Parties shall reimburse CCI’s Expenses.

(c) Termination Payment. The Parties agree and acknowledge that in no event shall the CRII Parties be required to pay the applicable Termination Payment on more than one occasion. Payment of the Termination Payment and reimbursement of Expenses, as applicable, shall be made by wire transfer of same day funds to the account or accounts designated by CCI, (i) in the case of any amount payable pursuant to Section 9.3(b)(i), immediately prior to or concurrently with the consummation of any Acquisition Proposal; (ii) immediately prior to or concurrently with termination in the case of any amount payable pursuant to Section 9.3(b)(ii) or if such day is not a Business Day, no later than the immediately following Business Day; and (iii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of any amount payable pursuant to Section 9.3(b)(iii) or Section 9.3(b)(iv).
(d) Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Payment becomes payable and is paid hereunder, then such payment (or any Expenses or other amounts payable pursuant to Section 9.3(b)(iv)) shall be CCI’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the CRII Parties in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby. In no event shall CRII be required to pay the Termination Payment or the Expenses on more than one occasion.
(e) Each of the Parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. In the event that the CRII Parties shall fail to pay the applicable Termination Payment when due, the CRII Parties shall reimburse CCI for all reasonable costs and expenses actually incurred or accrued by CCI (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if a CRII Party fails to timely pay any amount due to CCI pursuant to Section 9.3(b) and, in order to obtain the payment, CCI commences an Action that results in a judgment against a CRII Party for the payment set forth in this Section 9.3, the CRII Parties shall pay to CCI its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at a rate per annum equal to the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.
(f) If the CRII Parties become obligated to make a Termination Payment under this Section 9.3, then, if requested by CCI, the CRII Parties shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent selected by CCI, after reasonable consultation with the CRII Parties, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3(f) and otherwise reasonably acceptable to CRII and the escrow agent. The payment or deposit into escrow of the Termination Payment shall be made by the CRII Parties in accordance with the timing set forth in Section 9.3(c) or, at CCI’s reasonable request, promptly after receipt of notice from CRII that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Payment in escrow or the applicable portion thereof shall be released to CCI on an annual basis based upon the delivery by CCI to the escrow agent of any one (or a combination) of the following:
(i) a letter from CCI’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to CCI without causing CCI to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of CCI determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to CCI such maximum amount stated in the accountant’s letter;
(ii) a letter from CCI’s counsel indicating that CCI received a private letter ruling from the IRS holding that the receipt by CCI of the Termination Payment would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to CCI the remainder of the Termination Payment; or
(iii) a letter from CCI’s counsel indicating that CCI has received a tax opinion from CCI’s outside counsel or accountant, respectively, to the effect that the receipt by CCI of the Termination Payment should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to CCI the remainder of the Termination Payment.

The CRII Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of CCI in order to (A) maximize the portion of the Termination Payment that may be distributed to CCI hereunder without causing CCI to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve CCI’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist CCI in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f). The Escrow Agreement shall provide that CCI shall bear all costs and expenses under the Escrow Agreement. The CRII Parties shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes imposed on the CRII Parties in connection therewith).
ARTICLE 10

GENERAL PROVISIONS
Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Merger Effective Time or the full force and effect of Article 1, this Article 10 or the definitions of capitalized terms not substantively defined in Article 1.
Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given or made on the date of receipt by the recipient thereof if received on or prior to 11:59 p.m., New York City time, if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by e-mail of a portable document form (pdf) attachment (providing confirmation of transmission (other than by automatic response)) at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)	if to CRII to:

Transaction Committee of the CRII Board 1245 Brickyard Road Suite 250 Salt Lake City, UT 84106
	Attn:	Jono Gardner
Phil White
	E-mail:	jgardner@gardnerbatt.com
phil@inflectionfinancial.com

with copies (which shall not constitute notice) to: Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210
	Attn:	Gilbert G. Menna
Blake Liggio
	Email:	gmenna@goodwinlaw.com
bliggio@goodwinlaw.com

(b)	if to CCI or Merger Sub to:

Special Committee of the CCI Board 1245 Brickyard Road Suite 250 Salt Lake City, UT 84106
	Attn:	Gentry Jensen, Chair
	E-mail:	gjensen@cordovaoutdoors.com

with copies (which shall not constitute notice) to: Robert H. Bergdolt DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, NC 27612
Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (electronically by email or facsimile) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits, the CCI Disclosure Letter and the CRII Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 7.7 (Indemnification; Directors’ and Officers’ Insurance), which, from and after the Merger Effective Time, shall be for the benefit of the Indemnified Parties, are not intended to confer upon any Person other than the Parties hereto any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.6 without notice or liability to any other Person. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 10.6 Amendment; Extension; Waiver. At any time prior to the Merger Effective Time, the Parties may, to the extent permitted under applicable Law and except as otherwise set forth herein, (a) amend any provision of this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the other Parties, (c) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (d) waive compliance with any of the agreements or conditions contained in this Agreement. Any such amendment of this Agreement shall be valid only if specifically set forth in an instrument in writing signed on behalf of all Parties. Any such grant by a Party of an extension or waiver in respect of any provision of this Agreement shall be valid only if specifically set forth in an instrument in writing by such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
Section 10.7 Governing Law; Venue.
(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such Action except in such courts, (iii) agrees that any claim in respect of any Action may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Action, (v) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such dispute and (vi) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.
Section 10.8 Assignment. Except as may be required to satisfy the obligations contemplated by Section 7.7 (Indemnification; Directors’ and Officers’ Insurance), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, and any attempted or purported assignment or delegation in violation of this Section 10.8 shall be null and void.
Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the effective time of any termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law. Notwithstanding the foregoing, the CRII Parties shall not be entitled to seek specific performance with respect to compliance with Section 7.15.
Section 10.10 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.
Section 10.11 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.
COTTONWOOD COMMUNITIES, INC.

By:	/s/ Enzio Cassinis
Name:	Enzio Cassinis
Title:	Chief Executive Officer
COTTONWOOD COMMUNITIES GP SUBSIDIARY, LLC

By:	COTTONWOOD COMMUNITIES, INC., its sole member

	By:	/s/ Enzio Cassinis
	Name:	Enzio Cassinis
	Title:	Chief Executive Officer
COTTONWOOD COMMUNITIES O.P., LP

By:	COTTONWOOD COMMUNITIES, INC., its general partner

	By:	/s/ Enzio Cassinis
	Name:	Enzio Cassinis
	Title:	Chief Executive Officer
COTTONWOOD RESIDENTIAL II, INC.

By:	/s/ Daniel Shaeffer
Name:	Daniel Shaeffer
Title:	Chief Executive Officer
COTTONWOOD RESIDENTIAL O.P., LP

By:	COTTONWOOD RESIDENTIAL II, INC., its general partner

	By:	/s/ Daniel Shaeffer
	Name:	Daniel Shaeffer
	Title:	Chief Executive Officer

EXHIBIT A
COTTONWOOD COMMUNITIES, INC.

ARTICLES SUPPLEMENTARY

SERIES 2016 PREFERRED STOCK
Cottonwood Communities, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Section 7.3 of the Articles of Amendment and Restatement of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) has classified 14,500,000 shares of the authorized but unissued preferred stock of the Corporation, $0.01 par value per share (the “Preferred Stock”), with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as follows, which upon any restatement of the Charter shall be made part of Article VII, with any necessary or appropriate changes to the enumeration of lettering of sections or subsections hereof:
1. Designation and Number. A series of Preferred Stock, designated the Series 2016 Preferred Stock (the “Series 2016 Preferred Stock”), is hereby established. The number of authorized shares of Series 2016 Preferred Stock shall be 14,500,000.
2. Definitions. For purposes of the Series 2016 Preferred Stock, the following terms shall have the respective meanings indicated below.
(a) Business Day. The term “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banks in the State of New York are required to close.
(b) Dividend Payment Date. The term “Dividend Payment Date” shall have the meaning as provided in Section 4 herein.
(c) Dividend Period. The term “Dividend Period” shall mean the respective period commencing on and including the first day of each month and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period and the Dividend Period during which any shares of Series 2016 Preferred Stock shall be redeemed or otherwise acquired by the Corporation).
(d) Dividend Record Date. The term “Dividend Record Date” shall have the meaning as provided in Section 4 herein.
(e) Junior Stock. The term “Junior Stock” shall have the meaning as provided in Section 3 herein.
(f) Parity Stock. The term “Parity Stock” shall have the meaning as provided in Section 3 herein.
(g) Purchase Price. The term “Purchase Price” shall have the meaning as provided in Section 5 herein.
(h) Redemption Deadline. The term “Redemption Deadline” shall have the meaning as provided in Section 6 herein.
(i) Senior Stock. The term “Senior Stock” shall have the meaning as provided in Section 3 herein.
(j) Series 2016 Preferred Stock. The term “Series 2016 Preferred Stock” shall have the meaning as provided in Section 1 herein.
(k) Series 2017 Preferred Stock. The term “Series 2017 Preferred Stock” shall mean the Series 2017 Preferred Stock, $.01 par value per share, of the Corporation.
(l) Series 2019 Preferred Stock. The term “Series 2019 Preferred Stock” shall mean the Series 2019 Preferred Stock, $.01 par value per share, of the Corporation.
3. Rank. The Series 2016 Preferred Stock shall, with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank: (a) senior to all classes or series of Common Stock and to any other class or series of stock of the

Corporation issued in the future, unless the terms of such stock expressly provide that it ranks senior to, or on parity with, the Series 2016 Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (together with the Common Stock, the “Junior Stock”); (b) on a parity with the Series 2017 Preferred Stock, the Series 2019 Preferred Stock and any other class or series of stock of the Corporation, the terms of which expressly provide that it ranks on a parity with the Series 2016 Preferred Stock with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Parity Stock”); and (c) junior to any class or series of stock of the Corporation which ranks senior to the Series 2016 Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Senior Stock”).
4. Dividends.
(a) Subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series 2016 Preferred Stock with respect to priority of dividend payments, holders of shares of the Series 2016 Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 6.50% per annum of $10.00 per share (equivalent to a fixed annual rate of $0.65 per share); provided, however, that, commencing February 1, 2021, such rate shall increase to 7.00% per annum of $10.00 per share (equivalent to a fixed annual rate of $0.70 per share). The dividends on each share of Series 2016 Preferred Stock shall be cumulative from the first date on which such share of Series 2016 Preferred Stock is issued or the end of the most recent Dividend Period for which dividends on the Series 2016 Preferred Stock (including such share) have been aggregated and paid and shall be payable monthly in arrears on or before the first day of each month or, if not a Business Day, the next succeeding Business Day (each, a “Dividend Payment Date”). Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date or dates, which shall be each day of the month immediately preceding the month in which the applicable Dividend Payment Date falls or such other date or dates designated by the Board of Directors for the determination of the holders of Series 2016 Preferred Stock entitled to receive dividends (each, a “Dividend Record Date”).
(b) No dividends on shares of Series 2016 Preferred Stock shall be authorized by the Board of Directors or declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.
(c) Notwithstanding the foregoing Section 4(b), dividends on the Series 2016 Preferred Stock shall accrue whether or not the Corporation has earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized by the Board of Directors or declared by the Corporation. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series 2016 Preferred Stock which may be in arrears. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series 2016 Preferred Stock and the shares of any class or series of Parity Stock, all dividends declared upon the Series 2016 Preferred Stock and any class or series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series 2016 Preferred Stock and such class or series of Parity Stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series 2016 Preferred Stock and such class or series of Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend) bear to each other.
(d) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series 2016 Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment (for purposes of these Articles Supplementary, “set apart for payment” shall mean the Corporation has determined it has sufficient cash available to pay such declared dividends) for all past Dividend Periods that have ended, no dividends (other than a dividend in shares of Junior Stock or in options, warrants or rights to subscribe for or purchase any such shares of Junior Stock) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Stock or the Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Junior Stock or Parity Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Parity Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series 2016 Preferred Stock). Holders of shares of the Series 2016 Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series 2016 Preferred Stock as provided above. Any dividend payment made on shares of the Series 2016 Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Accrued but unpaid dividends on the Series 2016 Preferred Stock shall accrue as of the Dividend Payment Date on which they first become payable.
5. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series 2016 Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the Corporation’s debts and other liabilities and subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series 2016 Preferred Stock with respect to rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, a liquidation preference of $10.00 per share (the “Purchase Price”), plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) thereon to and including the date of payment, but without interest, before any distribution of assets is made to holders of Junior Stock. If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series 2016 Preferred Stock and the liquidation preference on the shares of any class or series of Parity Stock, all assets distributed to the holders of the Series 2016 Preferred Stock and any class or series of Parity Stock shall be distributed pro rata so that the amount of assets distributed per share of Series 2016 Preferred Stock and such class or series of Parity Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Series 2016 Preferred Stock and such class or series of Parity Stock bear to each other. After payment of the full amount of the liquidation distributions to which they are entitled, the holders of Series 2016 Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation. In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series 2016 Preferred Stock.
6. Mandatory Redemption. Unless the shares of Series 2016 Preferred Stock have been redeemed for cash pursuant to Section 7 below, the Corporation shall, on January 31, 2022 (the “Redemption Deadline”), to the extent there are funds legally available therefor and subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series 2016 Preferred Stock with respect to priority of distributions, redeem all shares of Series 2016 Preferred Stock for cash at a redemption price per share equal to the Purchase Price plus an amount equal to all accrued and unpaid dividends thereon to, and including, the redemption date. Notwithstanding the foregoing, the Corporation may, in the sole discretion of the Board of Directors, extend the Redemption Deadline to January 31, 2023.
7. Optional Redemption.
(a) The Corporation may, at its option, redeem shares of Series 2016 Preferred Stock, in whole or from time to time in part, for cash at a redemption price per share equal to the Purchase Price plus an amount equal to all accrued and unpaid dividends thereon to, and including, the redemption date. Notwithstanding the foregoing, in the event of a redemption of shares of Series 2016 Preferred Stock after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date and shall not be payable as part of the redemption price for such shares.
(b) The redemption date shall be selected by the Corporation and shall be not less than 15 nor more than 60 days after the date on which the Corporation sends notice of the redemption. Such notice shall be sent by first class mail, postage pre-paid, to each record holder of the Series 2016 Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the redemption price payable on the redemption date, including, without limitation, a statement as to whether or not accrued and unpaid dividends shall be payable as part of the redemption price or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; and (iii) that dividends on the shares to be redeemed shall cease to accrue on such redemption date. If less than all of the shares of Series 2016 Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series 2016 Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series 2016 Preferred Stock except as to the holder to whom notice was defective or not given.
(c) If fewer than all of the outstanding shares of Series 2016 Preferred Stock are to be redeemed, the Corporation shall redeem those shares pro rata unless the Board of Directors elects to provide the holders of such shares a “first come, first serve” redemption option.
(d) If notice of redemption of any shares of Series 2016 Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series 2016 Preferred Stock so called for redemption, then, from and after the redemption date, dividends shall cease to accrue on such shares of Series 2016 Preferred Stock, such shares of Series 2016 Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares of Series 2016 Preferred Stock shall terminate, except the right to receive the redemption price payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.
(e) Unless full cumulative dividends on the Series 2016 Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, no shares of Series 2016 Preferred Stock shall be redeemed unless all outstanding shares of Series 2016 Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series 2016 Preferred Stock (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Series 2016 Preferred Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Series 2016 Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series 2016 Preferred Stock).
8. Voting Rights. Holders of the Series 2016 Preferred Stock shall not have any voting rights.
9. Status of Redeemed Series 2016 Preferred Stock. All shares of Series 2016 Preferred Stock redeemed or otherwise acquired in any manner by the Corporation shall be retired and shall be restored to the status of authorized but unissued Preferred Stock, without designation as to class or series.
SECOND: The shares of Series 2016 Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.
THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this    th day of    , 2021.
COTTONWOOD COMMUNITIES, INC.

By:	Enzio A. Cassinis
Chief Executive Officer and President
[CORPORATE SEAL]
Attest:

Gregg Christensen,
Secretary

EXHIBIT B
COTTONWOOD COMMUNITIES, INC.

ARTICLES SUPPLEMENTARY

SERIES 2017 PREFERRED STOCK
Cottonwood Communities, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Section 7.3 of the Articles of Amendment and Restatement of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) has classified 5,000,000 shares of the authorized but unissued preferred stock of the Corporation, $0.01 par value per share (the “Preferred Stock”), with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as follows, which upon any restatement of the Charter shall be made part of Article VII, with any necessary or appropriate changes to the enumeration of lettering of sections or subsections hereof:
1. Designation and Number. A series of Preferred Stock, designated the Series 2017 Preferred Stock (the “Series 2017 Preferred Stock”), is hereby established. The number of authorized shares of Series 2017 Preferred Stock shall be 5,000,000.
2. Definitions. For purposes of the Series 2017 Preferred Stock, the following terms shall have the respective meanings indicated below.
(a) Business Day. The term “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banks in the State of New York are required to close.
(b) Dividend Payment Date. The term “Dividend Payment Date” shall have the meaning as provided in Section 4 herein.
(c) Dividend Period. The term “Dividend Period” shall mean the respective period commencing on and including the first day of each month and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period and the Dividend Period during which any shares of Series 2017 Preferred Stock shall be redeemed or otherwise acquired by the Corporation).
(d) Dividend Record Date. The term “Dividend Record Date” shall have the meaning as provided in Section 4 herein.
(e) Junior Stock. The term “Junior Stock” shall have the meaning as provided in Section 3 herein.
(f) Parity Stock. The term “Parity Stock” shall have the meaning as provided in Section 3 herein.
(g) Purchase Price. The term “Purchase Price” shall have the meaning as provided in Section 5 herein.
(h) Redemption Deadline. The term “Redemption Deadline” shall have the meaning as provided in Section 6 herein.
(i) Senior Stock. The term “Senior Stock” shall have the meaning as provided in Section 3 herein.
(j) Series 2016 Preferred Stock. The term “Series 2016 Preferred Stock” shall mean the Series 2016 Preferred Stock, $.01 par value per share, of the Corporation.
(k) Series 2017 Preferred Stock. The term “Series 2017 Preferred Stock” shall have the meaning as provided in Section 1 herein.
(l) Series 2019 Preferred Stock. The term “Series 2019 Preferred Stock” shall mean the Series 2019 Preferred Stock, $.01 par value per share, of the Corporation.
3. Rank. The Series 2017 Preferred Stock shall, with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank: (a) senior to all classes or series of Common Stock and to any other class or series of stock of the

Corporation issued in the future, unless the terms of such stock expressly provide that it ranks senior to, or on parity with, the Series 2017 Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (together with the Common Stock, the “Junior Stock”); (b) on a parity with the Series 2016 Preferred Stock, the Series 2019 Preferred Stock and any other class or series of stock of the Corporation, the terms of which expressly provide that it ranks on a parity with the Series 2017 Preferred Stock with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Parity Stock”); and (c) junior to any class or series of stock of the Corporation which ranks senior to the Series 2017 Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Senior Stock”).
4. Dividends.
(a) Subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series 2017 Preferred Stock with respect to priority of dividend payments, holders of shares of the Series 2017 Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 7.50% per annum of $10.00 per share (equivalent to a fixed annual rate of $0.75 per share); provided, however, that, commencing February 1, 2022, such rate shall increase to 8.00% per annum of $10.00 per share (equivalent to a fixed annual rate of $0.80 per share). The dividends on each share of Series 2017 Preferred Stock shall be cumulative from the first date on which such share of Series 2017 Preferred Stock is issued or the end of the most recent Dividend Period for which dividends on the Series 2017 Preferred Stock (including such share) have been aggregated and paid and shall be payable monthly in arrears on or before the first day of each month or, if not a Business Day, the next succeeding Business Day (each, a “Dividend Payment Date”). Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date or dates, which shall be each day of the month immediately preceding the month in which the applicable Dividend Payment Date falls or such other date or dates designated by the Board of Directors for the determination of the holders of Series 2017 Preferred Stock entitled to receive dividends (each, a “Dividend Record Date”).
(b) No dividends on shares of Series 2017 Preferred Stock shall be authorized by the Board of Directors or declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.
(c) Notwithstanding the foregoing Section 4(b), dividends on the Series 2017 Preferred Stock shall accrue whether or not the Corporation has earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized by the Board of Directors or declared by the Corporation. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series 2017 Preferred Stock which may be in arrears. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series 2017 Preferred Stock and the shares of any class or series of Parity Stock, all dividends declared upon the Series 2017 Preferred Stock and any class or series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series 2017 Preferred Stock and such class or series of Parity Stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series 2017 Preferred Stock and such class or series of Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend) bear to each other.
(d) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series 2017 Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment (for purposes of these Articles Supplementary, “set apart for payment” shall mean the Corporation has determined it has sufficient cash available to pay such declared dividends) for all past Dividend Periods that have ended, no dividends (other than a dividend in shares of Junior Stock or in options, warrants or rights to subscribe for or purchase any such shares of Junior Stock) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Stock or the Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Junior Stock or Parity Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Parity Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series 2017 Preferred Stock). Holders of shares of the Series 2017 Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series 2017 Preferred Stock as provided above. Any dividend payment made on shares of the Series 2017 Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Accrued but unpaid dividends on the Series 2017 Preferred Stock shall accrue as of the Dividend Payment Date on which they first become payable.
5. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series 2017 Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the Corporation’s debts and other liabilities and subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series 2017 Preferred Stock with respect to rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, a liquidation preference of $10.00 per share (the “Purchase Price”), plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) thereon to and including the date of payment, but without interest, before any distribution of assets is made to holders of Junior Stock. If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series 2017 Preferred Stock and the liquidation preference on the shares of any class or series of Parity Stock, all assets distributed to the holders of the Series 2017 Preferred Stock and any class or series of Parity Stock shall be distributed pro rata so that the amount of assets distributed per share of Series 2017 Preferred Stock and such class or series of Parity Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Series 2017 Preferred Stock and such class or series of Parity Stock bear to each other. After payment of the full amount of the liquidation distributions to which they are entitled, the holders of Series 2017 Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation. In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series 2017 Preferred Stock.
6. Mandatory Redemption. Unless the shares of Series 2017 Preferred Stock have been redeemed for cash pursuant to Section 7 below, the Corporation shall, on January 31, 2022 (the “Redemption Deadline”), to the extent there are funds legally available therefor and subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series 2017 Preferred Stock with respect to priority of distributions, redeem all shares of Series 2017 Preferred Stock for cash at a redemption price per share equal to the Purchase Price plus an amount equal to all accrued and unpaid dividends thereon to, and including, the redemption date. Notwithstanding the foregoing, the Corporation may, in the sole discretion of the Board of Directors, extend the Redemption Deadline for up to two successive periods of one year each.
7. Optional Redemption.
(a) The Corporation may, at its option, redeem shares of Series 2017 Preferred Stock, in whole or from time to time in part, for cash at a redemption price per share equal to 102% of the Purchase Price plus an amount equal to all accrued and unpaid dividends thereon to, and including, the redemption date; provided, however, that, if the redemption occurs on or after January 31, 2022, the redemption price per share shall equal the Purchase Price plus an amount equal to all accrued and unpaid dividends thereon to, and including, the redemption date. Notwithstanding the foregoing, in the event of a redemption of shares of Series 2017 Preferred Stock after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date and shall not be payable as part of the redemption price for such shares.
(b) The redemption date shall be selected by the Corporation and shall be not less than 15 nor more than 60 days after the date on which the Corporation sends notice of the redemption. Such notice shall be sent by first class mail, postage pre-paid, to each record holder of the Series 2017 Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the redemption price payable on the redemption date, including, without limitation, a statement as to whether or not accrued and unpaid dividends shall be payable as part of the redemption price or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; and (iii) that dividends on the shares to be redeemed shall cease to accrue on such redemption date. If less than all of the shares of Series 2017 Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series 2017 Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series 2017 Preferred Stock except as to the holder to whom notice was defective or not given.
(c) If fewer than all of the outstanding shares of Series 2017 Preferred Stock are to be redeemed, the Corporation shall redeem those shares pro rata unless the Board of Directors elects to provide the holders of such shares a “first come, first serve” redemption option.
(d) If notice of redemption of any shares of Series 2017 Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series 2017 Preferred Stock so called for redemption, then, from and after the redemption date, dividends shall cease to accrue on such shares of Series 2017 Preferred Stock, such shares of Series 2017 Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares of Series 2017 Preferred Stock shall terminate, except the right to receive the redemption price payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.
(e) Unless full cumulative dividends on the Series 2017 Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, no shares of Series 2017 Preferred Stock shall be redeemed unless all outstanding shares of Series 2017 Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series 2017 Preferred Stock (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Series 2017 Preferred Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Series 2017 Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series 2017 Preferred Stock).
8. Voting Rights. Holders of the Series 2017 Preferred Stock shall not have any voting rights.
9. Status of Redeemed Series 2017 Preferred Stock. All shares of Series 2017 Preferred Stock redeemed or otherwise acquired in any manner by the Corporation shall be retired and shall be restored to the status of authorized but unissued Preferred Stock, without designation as to class or series.
SECOND: The shares of Series 2017 Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
FOURTH: The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURES ON FOLLOWING PAGE]
IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this    th day of    , 2021.
COTTONWOOD COMMUNITIES, INC.

By:	Enzio A. Cassinis
Chief Executive Officer and President
[CORPORATE SEAL]
Attest:

Gregg Christensen,
Secretary

EXHIBIT C
FORM OF

AMENDED AND RESTATED

ADVISORY AGREEMENT

among

COTTONWOOD COMMUNITIES, INC.

and

COTTONWOOD RESIDENTIAL O.P., LP

and

CC ADVISORS III, LLC

   , 2021

ADVISORY AGREEMENT
This Advisory Agreement (this “Agreement”), dated as of    , 2021, is entered into by and among Cottonwood Communities, Inc., a Maryland corporation (the “REIT”), Cottonwood Residential O.P., LP (the “Operating Partnership”) and CC Advisors III, LLC, a Delaware limited liability company (the “Advisor”). The Operating Partnership, the REIT and their subsidiaries are collectively referred to herein as the “Company.”
W I T N E S S E T H
WHEREAS, the Company desires to continue to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the board of directors of the REIT (the “Board”), all as provided herein;
WHEREAS, the REIT and the Operating Partnership are parties to the Agreement and Plan of Merger by and among the REIT, Cottonwood Communities GP Subsidiary, LLC, Cottonwood Communities O.P., LP, Cottonwood Residential II, Inc. and the Operating Partnership, dated as of January 26, 2021 (the “Merger Agreement”), pursuant to which, Cottonwood Residential II, Inc. will merge into the REIT and Cottonwood Communities O.P., LP will merge into the Operating Partnership (collectively, the “Merger”);
WHEREAS, as a result of the Merger, the Company has acquired personnel who have historically performed certain services for the Company on behalf of the Advisor; and
WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
1. Definitions. The following defined terms used in this Agreement shall have the meanings specified below:
“Acquisition Expenses” means any and all costs and expenses incurred by the Company, any Subsidiary, the Advisor or their Affiliates, in connection with the selection, acquisition or development of any Property, Loan or other Permitted Investment, whether or not acquired or originated, as applicable, including, without limitation, due diligence expenses, legal fees and expenses, travel and communications expenses, mortgage tax, escrow fees, loan origination fees and expenses, costs of appraisals, environmental and other third party reports, earnest money deposits and nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, and title insurance premiums, transfer taxes, transfer fees and recording fees and other customary acquisition closing costs.
“Acquisition Fees” shall have the meaning set forth in the REIT’s Charter.
“Affiliate” or “Affiliated” means, with respect to any first Person, any of the following: (i) any other Person directly or indirectly controlling, controlled by, or under common control with such first Person; (ii) any other Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such first Person; (iii) any legal entity for which such first Person acts as an executive officer, director, trustee, or general partner; (iv) any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such first Person; and (v) any executive officer, director, trustee, or general partner of such first Person. An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board of directors (or equivalent governing body) of such program is composed of Affiliates of the entity.
“Agreement” shall mean this Advisory Agreement between the Company and the Advisor, as amended from time to time.
“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties, Loans and other Permitted Investments secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such book values at the end of each month during such period.
“Board” means the board of directors of the REIT, as of any particular time.

“Bylaws” means the bylaws of the REIT, as amended from time to time.
“Charter” means the articles of incorporation of the Company, as amended from time to time.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
“Company” shall mean the Operating Partnership, the REIT and their Subsidiaries.
“Conflicts Committee” shall have the meaning set forth in the REIT’s Charter.
“Dealer Manager” means (i) Orchard Securities, LLC, or (ii) any successor dealer manager to the Company.
“Director” means a member of the board of directors of the Company.
“Distribution Fee” means any distribution fee payable to the dealer manager and reallowable to soliciting dealers with respect to shares of REIT common stock in any offering of securities as described the prospectus or private placement memorandum related thereto.
“Distributions” means any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.
“GAAP” means accounting principles generally accepted in the United States.
“GAV” shall mean the Operating Partnership’s gross asset value, calculated pursuant to the Valuation Guidelines and reflective of the ownership interest held by the Operating Partnership in such gross assets.
“Joint Venture” means any joint venture, limited liability company or other arrangement between the Company and a third party or an Affiliate of the Company that owns, in whole or in part, on behalf of the Company any Properties, Loans or other Permitted Investments.
“Loans” means mortgage loans and other types of debt financing investments made by the Company, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, including, without limitation, mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.
“Management Fee” shall have the meaning set forth in Section 8.1.
“NAV” shall mean the Operating Partnership’s net asset value, calculated pursuant to the Valuation Guidelines.
“NASAA Guidelines” means the NASAA Statement of Policy Regarding Real Estate Investment Trusts as in effect on the date hereof.
“Net Income” means, for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain included in the Company’s consolidated accounts arising from the sale of assets.
“Operating Partnership Agreement” means the Fifth Amended and Restated Limited Partnership Agreement of CROP, to be executed upon the closing of the Merger and substantially in the form of Exhibit C to the Merger Agreement, and as further amended from time to time.
“Operating Expenses” means all costs and expenses incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital to the extent paid by the Company, including Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition

Fees, Acquisition Expenses, real estate commissions on the resale of real property, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.
“Organization and Offering Expenses” means all expenses incurred by or on behalf of the Company in connection with or preparing the Company for the offering and distributing of its Shares in a Public Offering, whether incurred before or after the date of this Agreement, which may include but are not limited to, (i) total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); (ii) placement agent fees and expenses; (iii) legal, accounting, tax planning and escrow costs; (iv) printing, attending, supplementing, mailing and distribution costs; (v) expenses for printing, engraving and mailing; (vi) salaries of employees while engaged in sales activity; (vii) charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and (viii) expenses of obtaining exemption or qualification of the sale of the securities under Federal and state laws, including taxes and fees, accountants’ and attorneys’ fees.
“Permitted Investments” means all investments (other than Properties and Loans) in which the Company may acquire an interest, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, pursuant to its Charter, Bylaws and the investment objectives and policies adopted by the Board from time to time, other than short-term investments acquired for purposes of cash management.
“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
“Prior Advisory Agreement” means the Advisory Agreement among the REIT, Cottonwood Communities O.P., LP and the Advisor, dated August 13, 2020.
“Property” means any real property transferred or conveyed to the Company, either directly or indirectly, including through ownership interests in a Joint Venture or partnership.
“Public Offering” means any offering of the Company’s securities that is registered with the SEC, excluding Shares offered under any employee benefit plan.
“SEC” means the United States Securities and Exchange Commission.
“Shares” means shares of capital stock of the Company.
“Stockholders” means the registered holders of the Shares.
“Subsidiary” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership or limited liability company, more than 50% of the general partnership interests or managing member interests are, as of such date, owned, controlled or held, directly or indirectly, by one or more of the parent and its Subsidiaries.
“Termination Date” means the date of termination of the Agreement determined in accordance with Section 12.
“Valuation Guidelines” shall mean the valuation guidelines adopted by the Board, as amended from time to time.
“2%/25% Guidelines” shall have the meaning set forth in Section 9.5.
2. Appointment; Termination of Prior Advisory Agreement.
The Company hereby appoints the Advisor to serve as its advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment. The Prior Advisory Agreement is hereby terminated effective as of the date hereof by the Advisor, and the Parties agree that such termination does not give rise to any payments under Sections 8.1.6 or 8.3.5 under the Prior Advisory Agreement nor any reimbursement of Organization and Offering Expenses related to the Public Offering covered by the Company’s registration statement on Form S-11 (file no. 333-215272).
3. Duties of the Advisor.
The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Advisor undertakes to use commercially reasonable efforts to present to the Company potential investment opportunities, to make investment decisions on behalf of the Company subject to the limitations in the Company’s Charter, the direction and oversight of the Board and Section 4.3, and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. Subject to the limitations set forth in this Agreement, including Section 4, and the continuing and exclusive authority of the Board over the management of the Company, the Advisor shall, either directly or by engaging an Affiliate or third party, perform the following duties:
3.1 Organizational and Offering Services. The Advisor shall perform all services related to the organization of the Company or any offering of its securities or the securities of any Subsidiary, other than services that (i) are to be performed by the Dealer Manager, (ii) the Company elects to perform directly or (iii) would require the Advisor to register as a broker-dealer with the SEC or any state.
3.2 Acquisition Services.
3.2.1 Serve as the Company’s investment and financial advisor and provide relevant market research and economic and statistical data in connection with the Company’s assets and investment objectives and policies;
3.2.2 Subject to Section 4 and the investment objectives and policies of the Company: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which investments in Properties, Loans and other Permitted Investments will be made; (c) acquire, originate and dispose of Properties, Loans and other Permitted Investments on behalf of the Company and its Subsidiaries; (d) arrange for financing and refinancing and make other changes in the asset or capital structure of investments in Properties, Loans and other Permitted Investments of the Company and its Subsidiaries; and (e) enter into leases, service contracts and other agreements for Properties, Loans and other Permitted Investments of the Company and its Subsidiaries;
3.2.3 Perform due diligence on prospective investments and create due diligence reports summarizing the results of such work;
3.2.4 With respect to prospective investments presented to the Board, prepare reports regarding such prospective investments that include recommendations and supporting documentation necessary for the Directors to evaluate the proposed investments;
3.2.5 Obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of contemplated investments of the Company and its Subsidiaries;
3.2.6 Deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the Company’s and its Subsidiaries’ investments; and
3.2.7 Negotiate and execute approved investments and other transactions, including prepayments, maturities, workouts and other settlements of Loans and other Permitted Investments of the Company and its Subsidiaries.
3.3 Asset Management Services.
3.3.1 Real Estate and Related Services:
(a) Investigate, select and, on behalf of the Company, engage and conduct business with (including enter contracts with) such Persons as the Advisor deems necessary to the proper performance of its obligations as set forth in this Agreement, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, property managers and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services (when making this determination, the Advisor shall take into account the Company’s internalization of certain of the above functions such as property management and development and construction services in connection with the Merger);
(b) Negotiate and service the Company’s and its Subsidiaries’ debt facilities and other financings;
(c) Monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates) where appropriate, concerning the value of investments of the Company and its Subsidiaries;
(d) Monitor and evaluate the performance of each asset of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ overall portfolio of assets, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s and its Subsidiaries’ investments;
(e) Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Properties, Loans and other Permitted Investments on an overall portfolio basis;
(f) Consult with the Company’s officers and the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary with respect to investment and borrowing opportunities presented to the Board, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company and its Subsidiaries;
(g) Aggregate property budgets into the Company’s overall budget;
(h) Conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary in light of the Company’s internalization of property management functions in connection with the Merger) of the Properties to inspect the physical condition of the Properties;
(i) Coordinate and manage relationships between the Company and its Subsidiaries, on the one hand, and any Joint Venture partners on the other; and
(j) Consult with the Company’s officers and the Board and provide assistance with the evaluation and approval of potential asset disposition, sale and refinancing opportunities that are presented to the Board.
3.3.2 Accounting and Other Administrative Services. To the extent the Advisor (acting in its fiduciary capacity) deems appropriate in light of the Company’s internalization of accounting services in connection with the Merger:
(a) Provide the day-to-day management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company and its Subsidiaries;
(b) From time to time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company and its Subsidiaries under this Agreement;
(c) Provide or arrange for any administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s and its Subsidiaries’ businesses and operations;
(d) Provide financial and operational planning services;

(e) Maintain accounting and other record-keeping functions at the Company and investment levels, including information concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports, tax returns and any other information required to be filed with the SEC, the Internal Revenue Service and any other regulatory agency;
(f) Maintain and preserve all appropriate books and records of the Company and its Subsidiaries;
(g) Provide tax and compliance services and coordinate with appropriate third parties, including the Company’s independent auditors and other consultants, on related tax matters;
(h) Provide the Company and its Subsidiaries with all necessary cash management services;
(i) Manage and coordinate with the transfer agent the periodic dividend process and payments to Stockholders;
(j) Consult with the Company’s officers and the Board and assist the Board in evaluating and obtaining adequate insurance coverage based upon risk management determinations;
(k) Consult with the Company’s officers and the Board relating to the corporate governance structure and appropriate policies and procedures related thereto;
(l) Perform all reporting, record keeping, internal controls and similar matters in a manner to allow the Company and its Subsidiaries to comply with applicable law, including federal and state securities laws and the Sarbanes-Oxley Act of 2002, and provide the Company’s officers and the Board with timely updates regarding the Company’s compliance with applicable law;
(m) Notify the Board of all proposed material transactions before they are completed and get approval where necessary; and
(n) Do all things necessary to assure its ability to render the services described in this Agreement.
3.4 Stockholder Services. To the extent the Advisor (acting in its fiduciary capacity) deems appropriate in light of the Company’s internalization of personnel historically performing stockholder services in connection with the Merger:
3.4.1 Manage services for and communications with Stockholders and holders of other securities of the Company, including answering phone calls, preparing and sending written and electronic reports and other communications;
3.4.2 Oversee the performance of the transfer agent and registrar;
3.4.3 Establish technology infrastructure to assist in providing Stockholder support and service; and
3.4.4 Consistent with Section 3.1, the Advisor shall perform the various subscription processing services reasonably necessary for the admission of new Stockholders.
3.5 Other Services. Except as provided in Section 7, the Advisor shall perform any other services reasonably requested by the Company (acting through the Conflicts Committee).
3.6 In-House Functions. In connection with the Merger, the Company internalized personnel who have historically performed the following services for the Company on behalf of the Advisor: property management, legal, accounting, property development oversight, certain construction management services, certain shareholder services, certain human resources services, certain renter insurance services and certain information technology services. It is acknowledged that the services previously performed by such personnel on behalf of the Advisor will now be performed directly by Company personnel and that the Advisor will have no obligation to perform those services notwithstanding the description of Advisor functions above but rather will oversee and supplement those services to the extent the Advisor (acting in its fiduciary capacity) deems appropriate.
4. Authority of Advisor.
4.1 General. Subject to the discretion and supervision of the Board, all rights and powers to manage and control the day-to-day business and affairs of the Company and its Subsidiaries shall be vested in the Advisor.

The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company and its Subsidiaries to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Charter.
4.2 Powers of the Advisor. Subject to the express limitations set forth in this Agreement, the investment guidelines and policies adopted by the Board from time to time and the continuing and exclusive authority of the Board over the management of the Company, at the direction of the Board the power to direct the management, operation and policies of the Company, including making, financing and disposing of investments, may be vested in the Advisor, and as so vested the Advisor shall have the power to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement.
4.3 Approval by the Board. Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company (or its Subsidiaries) without the prior approval of the Board or duly authorized committees thereof if investment guidelines and policies adopted by the Board from time to time, Charter, Bylaws or Maryland General Corporation Law require the prior approval of the Board (or if the governing documents or governing law applicable to any Subsidiary require the prior approval of the governing body of such Subsidiary). If the Board or a committee of the Board must approve a proposed investment, financing or disposition or chooses to do so, the Advisor will deliver to the Board or committee, as applicable, all documents required by it to evaluate such investment, financing or disposition. If the Advisor engages a sub-advisor to perform any of the duties of the Advisor as set forth in Section 3, the Company will have no obligation to reimburse the Advisor for the cost of such sub-advisor without the approval of the Board. When deemed by the Advisor to be in the best interests of the Company (taking into account the Company’s “in-house” functions described in Section 3.6) and consistent with the Company’s policies, the Advisor may engage consultants and other third parties at the Company’s expense in order to supplement the Advisor’s performance hereunder.
4.4 Modification or Revocation of Authority of Advisor. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Section 3 and this Section 4 hereof; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has in good faith reliance on the authority vested in the Advisor committed the Company or its Subsidiaries prior to the date of receipt by the Advisor of such notification.
5. Bank Accounts.
The Advisor may establish and maintain one or more bank accounts in the name of the Company (and its Subsidiaries) and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company and its Subsidiaries, under such terms and conditions as the Board (or the governing body of such Subsidiary) may approve, provided that no funds shall be commingled with the funds of the Advisor. The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.
6. Records and Financial Statements.
The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s and its Subsidiaries’ operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and its Subsidiaries and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s and its Subsidiaries’ assets from theft, error or fraudulent activity. All financial statements that the Advisor delivers to the

Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. The Advisor shall liaise with the Company’s officers and independent auditors and shall provide such officers and auditors with the reports and other information that the Company so requests.
7. Limitation on Activities.
Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would (i) adversely affect the ability of the Company to qualify or continue to qualify as a “real estate investment trust” under Sections 856 through 860 of the Code, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, (iv) require the Advisor to register as a broker-dealer with the SEC or any state, (v) violate the Charter or Bylaws, or (vi) violate the governing documents of any Subsidiary of the Company. In the event that an action that would violate (i) through (vi) of the preceding sentence has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.
8. Fees.
8.1 Management Fees. The Operating Partnership will pay the Advisor a monthly management fee (the “Management Fee”) equal to 0.0625% of GAV (subject to a cap of 0.125% of NAV), before giving effect to any accruals (related to the month for which the Management Fee is being calculated) for the Management Fee, the Distribution Fee, the Performance Allocation (as defined in the Operating Partnership Agreement) or any distributions. The Advisor shall receive the Management Fee as compensation for services rendered hereunder. If the REIT owns assets other than through the Operating Partnership, the REIT will pay a corresponding fee.
8.2 Form of Consideration. The Management Fee may be paid, at the Advisor’s election, in cash or cash equivalent aggregate NAV amounts of shares of REIT common stock or units of the Operating Partnership. If the Advisor elects to receive any portion of its Management Fee in shares of REIT common stock or units of the Operating Partnership, the Advisor may elect to have the REIT or the Operating Partnership repurchase such securities from the Advisor at a later date. Securities obtained by the Advisor pursuant to this Section 8.2 will not be subject to repurchase plan limits or any reduction or penalty for an early repurchase. Upon the Advisor’s request, the REIT or the Operating Partnership will repurchase any such securities for cash unless the Board determines that any such repurchase would be prohibited by applicable law, the Charter or the Operating Partnership Agreement, or otherwise cause Company cash levels or leverage levels to be imprudent as determined by the Board. The Operating Partnership will waive the one-year-holding-period requirement with respect to the “Exchange Right” provided for in the Operating Partnership Agreement. The Advisor will have registration rights with respect to shares of the REIT’s common stock.
8.3 Pro-Rata Payment for Partial-Year Service. In the event this Agreement is terminated or its term expires without renewal, the Advisor will be entitled to receive its prorated Management Fee through the date of termination. Such pro ration shall take into account the number of days of any partial calendar month or calendar year for which this Agreement was in effect.
8.4 Management Fee in Event of Liquidation. In the event the REIT or the Operating Partnership commences a liquidation of its investments during any calendar year, the REIT and the Operating Partnership will pay the Advisor the Management Fee from the proceeds of the liquidation.
9. Expenses.
9.1 Advisor Expenses. Subject to Sections 9.2 and 9.3, the Advisor shall be responsible for the expenses related to any and all personnel of the Advisor who provide investment advisory services to the Company pursuant to this Agreement (including, without limitation, each of the officers of the Company and any Directors who are also directors, officers or employees of the Advisor or any of its Affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel (“Advisor Expenses”); provided that the Company shall be responsible for the personnel costs of its employees even if they are also directors or officers of the Advisor or any of its Affiliates except as provided for in a Transitional Services Agreement among the parties hereto or any subsequent agreement.
9.2 Company Expenses. In addition to the compensation paid to the Advisor pursuant to Section 8 hereof, the Company shall pay all of its costs and expenses directly or reimburse the Advisor or its Affiliates for costs and expenses of the Advisor and its Affiliates incurred on behalf of the Company, other than Advisor Expenses. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company are not Advisor Expenses and shall be paid by the Company and shall not be paid by the Advisor or Affiliates of the Advisor:
9.2.1 all expenses incurred by or on behalf of the Company from the date of this agreement in connection with or preparing the Company for an offering and distribution of its securities or the securities of any Subsidiary; provided that within 60 days after the end of the month in which a Public Offering terminates, the Advisor shall reimburse the Company to the extent the Organization and Offering Expenses, selling commissions and Distribution Fees borne by the Company exceed 15.0% of the gross proceeds raised in the completed Public Offering;
9.2.2 Acquisition Expenses, subject to limitations set forth in the Charter;
9.2.3 fees, costs and expenses in connection with the issuance and transaction costs incident to the trading, settling, disposition and financing of the investments of the Company (whether or not consummated), including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, forfeited deposits, and other investment costs fees and expenses actually incurred in connection with the pursuit, making, holding, settling, monitoring or disposing of actual or potential investments;
9.2.4 the actual cost of goods and services used by the Company and obtained from Persons not Affiliated with the Advisor, including fees paid to administrators, consultants, attorneys, technology providers and other services providers, and brokerage fees paid in connection with the purchase and sale of investments;
9.2.5 all fees, costs and expenses of legal, tax, accounting, consulting, auditing (including internal audit), finance, administrative, investment banking, capital market, transfer agency, escrow agency, custody, prime brokerage, asset management, property management, data or technology services and other non-investment advisory services rendered to the Company by the Advisor or its Affiliates;
9.2.6 the compensation and expenses of the Directors (excluding those directors who are directors, officers or employees of the Advisor) and the cost of liability insurance to indemnify the Company’s directors and officers;
9.2.7 interest and fees and expenses arising out of borrowings made by the Company, including, but not limited to, costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;
9.2.8 expenses connected with communications to holders of the Company’s securities or securities of the Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar, expenses in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to the Stockholders and proxy materials with respect to any meeting of the Stockholders and any other reports or related statements;

9.2.9 the Company’s allocable share of costs associated with technology-related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors, technology service providers and related software/hardware utilized in connection with the Company’s investment and operational activities;
9.2.10 the Company’s allocable share of expenses incurred by managers, officers, personnel and agents of the Advisor for travel on the Company’s behalf and other out-of-pocket expenses incurred by them in connection with the purchase, financing, refinancing, sale or other disposition of an investment;
9.2.11 expenses relating to compliance-related matters and regulatory filings relating to the Company’s activities;
9.2.12 the costs of any litigation involving the Company or its assets and the amount of any judgments or settlements paid in connection therewith, directors and officers, liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Company;
9.2.13 all taxes and license fees;
9.2.14 all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Advisor elects to carry for itself and its personnel;
9.2.15 expenses connected with the payments of interest, dividends or Distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Company’s securities, including, without limitation, in connection with any distribution reinvestment plan;
9.2.16 any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company, or against any Director or officer of the Company or in his or her capacity as such for which the Company is required to indemnify such Director or officer by any court or governmental agency;
9.2.17 expenses incurred in connection with the formation, organization and continuation of any corporation, partnership, Joint Venture or other entity through which the Company’s investments are made or in which any such entity invests; and
9.2.18 the Company’s allocable share of expenses incurred related to industry association memberships or attending industry conferences on behalf of the Company.
9.3 Affiliates. Notwithstanding the foregoing, the reimbursement of fees paid to an Affiliate of the Advisor for services the Advisor deems necessary or advisable in connection with the management of the Company shall only be made to the extent such services are approved by a majority of the Directors (including a majority of the members of the Conflicts Committee) not otherwise interested in such transactions as being fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from non-Affiliated third parties.
9.4 Non-Waiver. The Advisor may, at its option, elect not to seek reimbursement for certain expenses during a given period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.
9.5 Limitation on Reimbursements. The Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year unless the Conflicts Committee determines that such excess was justified, based on unusual and nonrecurring factors that the Conflicts Committee deems sufficient. If the Conflicts Committee does not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company. If the Conflicts Committee determines such excess was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Conflicts Committee, shall cause such fact to be disclosed to the record holders of the holders of common stock of the REIT in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the

Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Conflicts Committee considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board.
10. Voting Agreement.
The Advisor agrees that, with respect to any Shares now or hereinafter owned by it, neither the Advisor nor any Affiliate will vote or consent on matters submitted to the stockholders of the Company regarding (i) the removal of the Advisor or any Affiliate of the Advisor or (ii) any transaction between the Company or its Subsidiaries and the Advisor or any of its Affiliates. This voting restriction shall survive until such time that the Advisor is both no longer serving as such and is no longer an Affiliate of the Company.
11. Relationship of Advisor and Company; Other Activities of the Advisor.
11.1 Relationship. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other real estate investment trusts) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee or equity holder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.
11.2 Time Commitment. The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.
11.3 Investment Opportunities and Allocation. The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company as described in the most recent prospectus for any Public Offering of the Company (and subject to any limitations described in such prospectus), but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character that, if presented to the Company, could be taken by the Company.
12. Term and Termination of the Agreement.
12.1 Term. Subject to Section 4.2 hereof, this Agreement shall continue in full force for a period of 365 days. Thereafter, this Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company (acting through the Conflicts Committee) will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Conflicts Committee.
12.2 Termination by Either Party. This Agreement may be terminated upon 60 days written notice without cause or penalty by either the Company (acting through the Conflicts Committee) or the Advisor. The provisions of Sections 1, 4, 10, 12, 14 and 15 shall survive termination of this Agreement.
12.3 Payments on Termination. Payments to the Advisor pursuant to this Section 12.3 shall be subject to the 2%/25% Guidelines to the extent applicable. After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except that the Company shall pay within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, including Contingent Acquisition Fees and Contingent Financing Fees (both as defined and provided for in the Prior Advisory Agreement among the Company, its former operating partnership and the Advisor dated August 13, 2020); provided that the amount of Contingent Acquisition Fees and Contingent Financing Fees shall be equal to [$22,269,000]1 minus the product obtained by multiplying 10% of [$22,269,000] by the number of years that the Advisor has been engaged to perform advisory services since the date hereof (but in no event less than $0); and provided further that no Contingent Acquisition Fees or Contingent Financing Fees need be paid if this Agreement is (i) terminated or not renewed by the Company for cause or (ii) notwithstanding the Company’s good faith performance under this Agreement or any renewal thereof, terminated or not renewed by the Advisor.
12.4 Duties of Advisor Upon Termination. The Advisor shall promptly upon termination:
12.4.1 pay over to the Company all money collected pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
12.4.2 deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;
12.4.3 deliver to the Board all assets and documents of the Company then in the custody of the Advisor; and
12.4.4 cooperate with the Company to provide an orderly transition of advisory functions.
13. Assignment.
This Agreement may be assigned by the Advisor to an Affiliate with the consent of the Conflicts Committee. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.
14. Indemnification and Limitation of Liability.
14.1 Indemnification. Except as prohibited by the restrictions provided in this Section 14.1, Section 14.2 and Section 14.3, the Company shall indemnify, defend and hold harmless the Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.
Notwithstanding the foregoing, the Company shall not indemnify the Advisor or its Affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
14.2 Limitation on Indemnification. Notwithstanding the foregoing, the Company shall not provide for indemnification of the Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:
14.2.1 The Advisor or its Affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company.
[1]	Amount to be updated before signing based on previously agreed-upon factors.

14.2.2 The Advisor or its Affiliates were acting on behalf of or performing services for the Company.
14.2.3 Such liability or loss was not the result of negligence or misconduct by the Advisor or its Affiliates.
14.3 Limitation on Payment of Expenses. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by the Advisor or its Affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the Advisor or its Affiliates undertake to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.
15. Miscellaneous.
15.1 Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:
To the Company or the Board:

Cottonwood Communities, Inc.
1245 Brickyard Road, Suite 250
Salt Lake City, Utah 84106
To the Advisor:
CC Advisors III, LLC
1245 Brickyard Road, Suite 250
Salt Lake City, Utah 84106
Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 16.1.
15.2 Modification. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.
15.3 Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
15.4 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without regard to any choice of law rules. Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in Salt Lake City, Utah.
15.5 Entire Agreement. The Prior Advisory Agreement (for purposes of defined terms used in this Agreement), the Offset Agreement by and among the Advisor, CROP and Cottonwood Communities Advisors, LLC, the Amended and Restated Promissory Note between Cottonwood Communities Advisors, LLC and CROP, the Allonge to Amended and Restated Promissory Note, the Second Amended and Restated Three-Party Agreement by and among the REIT, Cottonwood Communities O.P., LP and the Advisor and this Agreement contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

15.6 Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
15.7 Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
15.8 Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
15.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
15.10 Binding Effect. This Agreement shall be binding and inure to the benefit of the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.
REIT:

Cottonwood Communities, Inc.,
a Maryland corporation

By:
Enzio Cassinis, Chief Executive Officer
OPERATING PARTNERSHIP:

COTTONWOOD RESIDENTIAL O.P., LP,
a Delaware limited partnership

By:	Cottonwood Communities, Inc., a Maryland corporation, its general partner

By:
Enzio Cassinis, Chief Executive Officer
CC ADVISORS III:

CC ADVISORS III, LLC,
a Delaware limited liability company

By:	Cottonwood Communities Advisors, LLC, a Delaware limited liability, its sole member

	By:	Cottonwood Capital Management, Inc., a Maryland corporation, its manager

By:
Gregg Christensen, Chief Legal Officer

EXHIBIT D
FORM OF

FIFTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

COTTONWOOD RESIDENTIAL O.P., LP

[   ], 2021
THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS ANY COMMISSION OR AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF ANY DISCLOSURE MADE IN CONNECTION THEREWITH. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY MAY NOT BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR EXEMPTION THEREFROM. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS WHICH ARE SET FORTH IN THIS AGREEMENT.

EXHIBITS
Exhibit A –	Partners’ Capital Contributions and Percentage Interests
Exhibit B –	Notice of Exercise of Exchange Right
Exhibit C –	Call Notice
Exhibit D –	Partnership Unit Designation of the CROP LTIP Units
Exhibit E –	Notice of Election by Partner to Convert LTIP Units into Common Units
Exhibit F –	Notice of Election by Partnership to Force Conversion of LTIP Units into Common Units
Exhibit G –	Partnership Unit Designation of the Series 2016 Preferred Units
Exhibit H –	Partnership Unit Designation of the Series 2017 Preferred Units
Exhibit I –	Partnership Unit Designation of the Series 2019 Preferred Units
Exhibit J –	Partnership Unit Designation of the CCOP LTIP Units

FIFTH AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
COTTONWOOD RESIDENTIAL O.P., LP
This Fifth Amended and Restated Limited Partnership Agreement of Cottonwood Residential O.P., LP (this “Agreement”) is entered into effective as of [   ], 2021 upon the effectiveness of the Partnership Merger (as defined below) and is by and among Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company (the “General Partner”), CC Advisors III, LLC, a Delaware limited liability company, (the “Special Limited Partner”) and the Limited Partners set forth on Exhibit A. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in Section 1.
RECITALS
WHEREAS, immediately prior to the Partnership Merger, the Partnership existed pursuant to that certain Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated December 1, 2015, as amended by the First Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated February 15, 2016, as amended by the Second Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated September 20, 2016, as amended by the Third Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated March 1, 2017, as amended by the Fourth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated October 4, 2017, as amended by the Fifth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated December 19, 2017, as amended by the Sixth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated September 19, 2018, as amended by the Seventh Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated September 24, 2018, as amended by the Eighth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated October 1, 2018, and as amended by the Ninth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated January 1, 2019 (collectively, the “Fourth Amended and Restated Agreement”);
WHEREAS, the Partnership, Cottonwood Residential II, Inc., a Maryland corporation (“CRII”), Cottonwood Communities, Inc., a Maryland corporation (“CCI” and together with the General Partner, the “CCI Parties”), the General Partner (a wholly owned subsidiary of CCI) and Cottonwood Communities O.P., LP, a Delaware limited partnership and the operating partnership of CCI (“CCOP”) entered into an Agreement and Plan of Merger dated as of January 26, 2021 (the “Merger Agreement”), pursuant to which (i) CRII merged with and into the General Partner, with the General Partner being the surviving company (the “REIT Merger”), and (ii) CCOP merged with and into the Partnership, with the Partnership being the surviving limited partnership (the “Partnership Merger” and together with the REIT Merger, the “Merger”);
WHEREAS, in connection with the Merger, each Participating Partnership Unit (as defined in the Fourth Amended and Restated Agreement) of the Partnership issued and outstanding immediately prior to the Merger converted automatically into (i) 2.1 Participating Partnership Units (as defined in the Fourth Amended and Restated Agreement) or (ii) 2.015 Participating Partnership Units (as defined in the Fourth Amended and Restated Agreement) in the event the Partnership distributed the interests in that certain promissory note of Cottonwood Communities Advisors, LLC, dated December 31, 2020 in favor of the Partnership (the “CCA Note”) to the holders of the Participating Partnership Units prior to the Merger;
WHEREAS, in connection with the REIT Merger, all outstanding shares of preferred stock of CRII were converted to preferred stock of CCI;
WHEREAS, immediately prior to the REIT Merger, all of the voting shares of common stock of CRII were held by Cottonwood Residential Holdings, LLC, LLC, a Delaware limited liability company (“CR Holdings”);
WHEREAS, concurrently with the Merger, CRII, the Partnership and CR Holdings entered into a redemption agreement pursuant to which, immediately before the Merger, CRII redeemed certain voting shares of common stock held by CR Holdings in exchange for an in-kind distribution by CRII to CR Holdings of the Partnership’s then current interest in Cottonwood Communities Advisors, LLC;
WHEREAS, the CCI Parties entered into a merger agreement (the “CMRI Merger Agreement”) with Cottonwood Multifamily REIT I, Inc. (“CMRI”) and Cottonwood Multifamily REIT I O.P., LP (“CMRI OP”),

pursuant to which CMRI merged with and into the General Partner and CMRI OP merged into the Partnership (the “CMRI Merger”) immediately after the Partnership Merger;
WHEREAS, in connection with the CMRI Merger, the total limited and general partnership interests of CMRI OP issued and outstanding immediately prior to the CMRI Merger will convert into [   ] Common Units of the Partnership;
WHEREAS, the CCI Parties entered into a merger agreement (the “CMRII Merger Agreement”) with Cottonwood Multifamily REIT II, Inc. (“CMRII”) and Cottonwood Multifamily REIT II O.P., LP (“CMRII OP”), pursuant to which CMRII merged with and into the General Partner and CMRII OP merged into the Partnership (the “CMRII Merger”) immediately after the CMRI Merger;
WHEREAS, in connection with the CMRII Merger, the total limited and general partnership interests of CMRII OP issued and outstanding immediately prior to the CMRII Merger will convert into [   ] Common Units of the Partnership;
WHEREAS, upon the effectiveness of the Partnership Merger, [the CMRI Merger and the CMRII Merger,] pursuant to the Merger Agreement and Section 17-211(g) of the Act, this Agreement shall amend and restate the Fourth Amended and Restated Agreement in its entirety to reflect the admission of the General Partner as successor by merger to CRII as the general partner of the Partnership and the issuance of additional Partnership Interests as contemplated pursuant to the Merger Agreement, to make changes to reflect the Merger[, the CMRI Merger and the CMRII Merger,] and to make other amendments deemed necessary or desirable;
WHEREAS, as part of the Merger, the CMRI Merger and the CMRII Merger, the interests shall be adjusted as set forth in Sections 2.4.3;
WHEREAS, Cottonwood Communities Investor, LLC’s interest in CCOP held immediately prior to the Partnership Merger has been cancelled and ceased to exist without any payment made with respect thereto, as a consequence of the Partnership Merger.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Fourth Amended and Restated Agreement is hereby amended and restated in its entirety as follows:
1. Defined Terms.
The following defined terms used in this Agreement shall have the meanings specified below:
“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.
“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.3 as reflected on Exhibit A.
“Additional Securities” means any additional REIT Shares (other than REIT Shares issued in connection with an exchange pursuant to Section 9.4) or rights, options, warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares, as set forth in Section 4.4.
“Adjustment Year” has the meaning set forth in Section 6225(d)(2) of the Code (or any similar or corresponding provision under state or local law).
“Administrative Expenses” means (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) those administrative costs and expenses of the General Partner, including any salaries or other payments to directors or officers of the General Partner, and any accounting and legal expenses of the General Partner, which expenses the Partners have agreed are expenses of the Partnership and not the General Partner and (iii) to the extent not included in clause (ii) above, REIT Expenses; provided, however, that Administrative Expenses shall not include any administrative costs and expenses incurred by the General Partner that are attributable to Properties or partnership interests in a GP Subsidiary (other than the Partnership) that are owned by the General Partner directly. For purposes of this definition, the General Partner shall include CCI.
“Advisory Agreement” means the Advisory Agreement among CCI, the Partnership, the General Partner and the Special Limited Partner dated [   ], 2021, as amended and restated from time to time.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly, owning, controlling or holding with the power to vote 10% or more of the outstanding voting securities of such other Person, (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person, (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person, (iv) any executive officer, director, manager, trustee or general partner of such other Person and (v) any legal entity for which such Person acts as an executive officer, director, manager, trustee or general partner.
“Agreed Value” means the fair market value of a Partner’s non-cash Capital Contribution as of the date of contribution as agreed to by such Partner and the General Partner and in the case of any other required determination, the fair market value as determined by the General Partner in its sole discretion. The gross fair market value shall be reduced by any liabilities assumed in the transfer or to which the property is taken subject to. The General Partner shall establish the book value of the Partners’ Capital Accounts in its sole discretion.
“Agreement” means this Fifth Amended and Restated Limited Partnership Agreement of Cottonwood Residential O.P., LP, as amended or restated from time to time, as the context requires.
“Articles of Incorporation” means the Articles of Incorporation of CCI filed with the Maryland State Department of Assessments and Taxation, as amended or restated from time to time.
“Board of Directors” means the board of directors of CCI.
“Book-Up Target” for an LTIP Unit means (i) initially, the excess of the Common Unit Economic Balance as determined on the date such LTIP Unit was granted over any Capital Contribution made by such LTIP Unit Limited Partner with respect to such LTIP Unit and (ii) thereafter, as of any determination date, the remaining amount required to be allocated to such LTIP Unit for the Economic Capital Account Balance, to the extent attributable to such LTIP Unit, to be equal to the Common Unit Economic Balance. Notwithstanding the foregoing, the Book-Up Target shall be zero for any LTIP Unit from and after the time the Economic Capital Account Balance attributable to such LTIP Unit has reached an amount equal to the Common Unit Economic Balance determined as of such time.
“Call Notice” means a Call Notice, as defined in Section 9.5.1 and substantially in the form set forth on Exhibit C.
“Call Right” has the meaning set forth in Section 9.5.1.
“Called Unit” has the meaning set forth in Section 9.5.1.
“Capital Account” has the meaning set forth in Section 4.6.
“Capital Contribution” means the net amount of cash, cash equivalents and the Agreed Value of any Property or other asset contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of this Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Partnership Interest of such Partner.
“Cash Amount” means an amount equal to the product of the Value of one REIT Share and the REIT Shares Amount on the applicable date of determination; provided, however, that the Cash Amount with respect to an LTIP Unit shall not exceed the positive Economic Capital Account Balance attributable to such LTIP Unit.
“CCA Note” has the meaning set forth in the Recitals.
“CCI” means Cottonwood Communities, Inc., a Maryland corporation.
“CCI Parties” means CCI and the General Partner.
“CCOP” means Cottonwood Communities O.P., LP, a Delaware limited Partnership.
“CCOP LTIP Unit” means a Partnership Unit that is designated as a CCOP LTIP Unit having the rights, powers, privileges, restrictions, qualifications and limitations as set forth on Exhibit J and elsewhere in this Agreement in respect of an LTIP Unit Limited Partner. CCOP LTIP Units may be designated as “Special LTIP Units” or as “Vested” or “Unvested” CCOP LTIP Units pursuant to the documentation pursuant to which such CCOP LTIP Unit is issued.
“Certificate” means that certain Certificate of Limited Partnership of the Partnership filed with the office of the Secretary of State of the State of Delaware, as amended from time to time in accordance with the terms hereof and the Act.

“CMRI” means Cottonwood Multifamily REIT I, Inc.
“CMRI Merger” has the meaning set forth in the Recitals.
“CMRI Merger Agreement” has the meaning set forth in the Recitals.
“CMRI OP” means Cottonwood Multifamily REIT I O.P., LP.
“CMRII” means Cottonwood Multifamily REIT II, Inc.
“CMRII Merger” has the meaning set forth in the Recitals.
“CMRII Merger Agreement” has the meaning set forth in the Recitals.
“CMRII OP” means Cottonwood Multifamily REIT II O.P., LP.
“Code” means the Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time. Reference to any particular provision of the Code shall mean that provision in the Code at the date hereof and any successor provision of the Code.
“Commission” means the United States Securities and Exchange Commission.
“Common Limited Partner” means any Person named as a Common Limited Partner as set forth on Exhibit A, as such Exhibit may be amended from time to time, and any Person who becomes a Substitute Limited Partner or Additional Limited Partner, in such Person’s capacity as a Common Limited Partner in the Partnership.
“Common Majority Vote” means the vote of more than 50% of the Common Units entitled to vote. Limited Partners shall be entitled to cast one vote for each Common Unit (other than LTIP Units) they own, and a fractional vote for each fractional Common Unit (other than LTIP Units) they own. In the event that the Partnership does not obtain approval of at least 50% of the Common Units (other than LTIP Units) entitled to vote, then the item, if acted upon at a meeting and not by written consent, will be deemed approved if at least 50% of the Common Units (other than LTIP Units) that participated in the vote were cast in favor of approval of the item subject to the vote unless a greater percentage is mandated by applicable law.
“Common Unit” means an interest in the Partnership entitling a Common Limited Partner to the respective voting and other rights and Net Income and Net Loss as provided for in this Agreement, and specifically excludes the Special Limited Partner Interest, LTIP Units and the Preferred Units.
“Common Unit Economic Balance” means (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Minimum Gain and Partnership Minimum Gain, in either case only to the extent attributable to the General Partner’s ownership of General Partner Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under Section 5.1, divided by (ii) the number of the General Partner Units. If CCI’s Economic Capital Account Balance at the time of determination reflects a net reduction as a result of Section 7.5.4, for purposes of this definition CCI’s Economic Capital Account Balance shall be the Economic Capital Account Balance it would have been if Section 7.5.4 had not applied.
“Conversion Factor” means 1.0, provided that in the event that CCI (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares (without conducting an analogous combination of the Common Units), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on such date and, provided further, that in the event that an entity other than an Affiliate of CCI shall become a general partner pursuant to any merger, consolidation or combination of CCI with or into another entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by the number of shares of the Successor Entity into which one REIT Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event; provided, however, that if CCI receives an

Exchange Notice after the record date, but prior to the effective date of such dividend, distribution, subdivision or combination, the Conversion Factor shall be determined as if CCI had received the Exchange Notice immediately prior to the record date for such dividend, distribution, subdivision or combination.
“Covered Person” means (i) the General Partner, CCI, their Affiliates, or any of their respective officers, trustees, directors, stockholders, partners, members, employees, representatives or agents, (ii) any officer, employee, representative or agent of the Partnership and its Affiliates, (iii) the “partnership representative” and (iv) such other Persons (including Affiliates of the General Partner, CCI or the Partnership) as the General Partner may designate as a “Covered Person” for purposes of this Agreement in its sole and absolute discretion.
“CR Holdings” means Cottonwood Residential Holdings, LLC, LLC, a Delaware limited liability company.
“CRII” means Cottonwood Residential II, Inc., a Maryland corporation.
“CROP LTIP Unit” means a Partnership Unit that is designated as a CROP LTIP Unit having the rights, powers, privileges, restrictions, qualifications and limitations as set forth on Exhibit D and elsewhere in this Agreement in respect of an LTIP Unit Limited Partner. CROP LTIP Units may be designated as “Special LTIP Units” or as “Vested” or “Unvested” CROP LTIP Units pursuant to the documentation pursuant to which such CROP LTIP Unit is issued.
“Defaulting Limited Partner” has the meaning set forth in Section 6.2.
“Economic Capital Account Balance” with respect to a Partner means an amount equal to its Capital Account balance, plus the amount of its share of any Partner Minimum Gains and Partnership Minimum Gain.
“Event of Bankruptcy” as to any Person means (i) the filing of a petition for relief as to such Person as debtor or bankrupt under the Bankruptcy Code of 1978 or similar provision of law of any jurisdiction (except if such petition is contested by such Person and is dismissed within 90 days), (ii) the insolvency or bankruptcy of such Person as finally determined by a court proceeding, (iii) the filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of its assets or (iv) the commencement of any proceedings relating to such Person as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates its approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and is not finally dismissed within 90 days.
“Event of Withdrawal” means an “event of withdrawal of a general partner” as defined in Section 17-101(5) of the Act; provided, however, such term shall not apply to the extent any “event of withdrawal of a general partner” under Section 17-101(5) is not mandatory and may be overridden by a partnership agreement, and such provisions are hereby overridden by the terms of this Agreement.
“Excepted Holder Limit” means the percentage limit of the outstanding shares of stock of CCI of any class or series, including common shares or preferred shares, established by the Board of Directors for a Person that is exempt from the Shareholder Limitation.
“Excess Profits” has the meaning set forth in Section 6.7.1.
“Exchange Date” means the date when all of the following have occurred: (i) the Limited Partner has held its Common Units for at least one year (including, if applicable, the amount of time such Limited Partner held the Preferred Units or LTIP Units which were converted into such Common Units), (ii) the REIT Shares to be issued pursuant to the redemption have been registered with the SEC and the registration statement has been declared effective, or an exemption from registration is available and (iii) the exchange does not result in a violation of the Shareholder Limitation. Notwithstanding the foregoing, any Common Units held by a Limited Partner immediately prior to the Partnership Merger must also be held for at least one year after the date of the Partnership Merger.
“Exchange Notice” means a Notice of Exercise of Exchange Right, substantially in the form set forth on Exhibit B.
“Exchange Right” has the meaning set forth in Section 9.4.1.
“Exchanging Partner” has the meaning set forth in Section 9.4.1.
“Fourth Amended and Restated Agreement” has the meaning set forth in the Recitals.

“General Partner” means Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company, and any Person who becomes a substitute or additional general partner as provided herein, and any successor general partner, in such Person’s capacity as a general partner of the Partnership.
“General Partner Liquidity Event” means (i) the sale of all or substantially all of (x) the General Partner Interests held by the General Partner or (y) the interests in the General Partner held by CCI, (ii) the sale, exchange or merger of the General Partner or CCI, or (iii) any listing of CCI’s shares on a national securities exchange; provided, however, that each the foregoing shall not include any transaction contemplated under Section 8.1.4(c).
“General Partner Loan” has the meaning set forth in Section 6.2.
“General Partner Interest” means a Partnership Interest held by the General Partner.
“General Partner Unit” shall represent an interest in the Partnership entitling the General Partner to the respective voting and other rights and Net Income and Net Loss as provided for in this Agreement, but shall not include any Preferred Units held by the General Partner.
“GP Subsidiary” means any partnership, limited liability company, corporation, or other entity (other than the Partnership) of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests are owned by the General Partner or a direct or indirect Subsidiary of the General Partner.
“Hurdle Amount” means, for any period during a calendar year, an amount that results in a 5% annualized internal rate of return on the Net Asset Value of the Participating Partnership Units outstanding at the beginning of the then-current calendar year (but for the year 2021, beginning as of the date of the Merger) and all Participating Partnership Units issued since the beginning of the applicable calendar year (but for the year 2021, beginning as of the date of the Merger), taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such Participating Partnership Units and all issuances of Participating Partnership Units over the period and calculated in accordance with recognized industry practices. The ending Net Asset Value of the Participating Partnership Units used in calculating the internal rate of return will be calculated before giving effect to any allocation or accrual to the Participating Performance Allocation and any applicable distribution fee expenses, provided that the calculation of the Hurdle Amount for any period will exclude any Participating Partnership Units repurchased during such period, which Participating Partnership Units will be subject to the Performance Allocation upon such repurchase as described in Section 6.8.2.
“Imputed Underpayment” has the meaning set forth in Section 11.5.2(a).
“Independent Directors” shall have the meaning set forth in the Articles of Incorporation at such time as the Articles of Incorporation establish the definition.
“Ineligible Unit” has the meaning given to such term in Section 5.11.2(a).
“Joint Venture” means any joint venture or partnership (including a limited liability company) arrangement in which the Partnership is a co-venturer or partner (or member or manager) which is established to acquire Property.
“Limited Partner” means any Person named as a Common Limited Partner, Preferred Limited Partner or LTIP Unit Limited Partner as set forth on Exhibit A, as such Exhibit may be amended from time to time, and any Person who becomes a Substitute Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.
“Limited Partner Interest” means a Partnership Interest held by a Limited Partner.
“Limited Partner Unit” means a Common Unit, Preferred Unit or LTIP Unit.
“Liquidating Gains” means any net gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to net gain realized in connection with an adjustment to the book value of Partnership assets pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) which are attributable to increases in book value of the Partnership assets.
“Liquidating Losses” means any net loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to net loss realized in connection with an adjustment to the book value of Partnership assets pursuant to Regulations Section 1.704-1(b)(2)(iv)(f).

“Loss Carryforward Amount” shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return, provided that the Loss Carryforward Amount shall at no time be less than zero and provided further that the calculation of the Loss Carryforward Amount will exclude the Total Return related to any Participating Partnership Units repurchased during such year, which Participating Partnership Units will be subject to the Performance Allocation upon such repurchase as described in Section 6.8.2.
“LTIP Unit” means a CCOP LTIP Unit or a CROP LTIP Unit.
“LTIP Unit Distribution Participation Date” means, for any LTIP Unit, the date of issuance or such other date as may be specified in the Vesting Agreement or other documentation pursuant to which such LTIP Unit is issued.
“LTIP Unit Limited Partner” means any Person that holds LTIP Units and is named as an LTIP Unit Limited Partner in the books and records of the Partnership (including as set forth on Exhibit A, as such Exhibit may be amended from time to time, to the extent applicable to the holding of such LTIP Units or Common Units issued to an LTIP Unit Limited Partner as provided on Exhibit D and Exhibit J).
“Majority Vote” means the vote of more than 50% of the Participating Partnership Units entitled to vote. Limited Partners shall be entitled to cast one vote for each Participating Partnership Unit (other than LTIP Units) they own, and a fractional vote for each fractional Participating Partnership Unit (other than LTIP Units) they own. In the event that the Partnership does not obtain approval of at least 50% of the Participating Partnership Units (other than LTIP Units) entitled to vote, then the item, if acted upon at a meeting and not by written consent, will be deemed approved if at least 50% of the Participating Partnership Units (other than LTIP Units) that participated in the vote were cast in favor of approval of the item subject to the vote unless a greater percentage is mandated by applicable law.
“Merger” has the meaning set forth in the Recitals.
“Merger Agreement” has the meaning set forth in the Recitals.
“Net Asset Value” means the Share NAV multiplied by the Conversion Factor (which initially shall be 1.0).
“Net Income” has the meaning set forth in Section 5.6.
“Net Loss” has the meaning set forth in Section 5.6.
“Offer” has the meaning set forth in Section 8.1.2(b).
“Participating Partnership Unit” means a Common Unit, an LTIP Unit or a General Partner Unit, and excludes any Preferred Unit.
“Partner” means any General Partner or Limited Partner. The names and addresses of the Partners and the number of Partnership Units are set forth on Exhibit A.
“Partner Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(i). A Partner’s share of Partner Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5).
“Partnership” means Cottonwood Residential O.P., LP, a Delaware limited partnership.
“Partnership Interest” means an ownership interest in the Partnership held by a Partner at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement and in the Act, together with all obligations of such Partner to comply with the provisions of this Agreement and the Act.
“Partnership Loan” has the meaning set forth in Section 6.2.
“Partnership Merger” has the meaning set forth in the Recitals.
“Partnership Minimum Gain” means “partnership nonrecourse debt minimum gain” as set forth in Regulations Section 1.704-2(b)(2). In accordance with Regulations Section 1.704-2(d), the amount of Partnership Minimum Gain is determined by first computing, for each Partnership nonrecourse liability, any gain the Partnership would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. A Partner’s share of Partnership Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g)(1).

“Partnership Record Date” means the record date established by the General Partner for the distribution of cash pursuant to Section 6.1, which record date shall be the same as the record date established by CCI for a distribution to its stockholders.
“Partnership Unit” means a Limited Partner Unit or a General Partner Unit. The Partnership Units held by each Partner are set forth on Exhibit A.
“Partnership Unit Designations” means the provisions set forth on Exhibits G, H and I which are incorporated herein as part of this Agreement.
“Percentage Interest” means the percentage ownership interest in the Partnership of each Common Limited Partner, LTIP Unit Limited Partner and the General Partner, as determined by dividing the number of Participating Partnership Units owned by such Partner by the total number of Participating Partnership Units then outstanding as set forth on Exhibit A, as such Exhibit may be amended from time to time, or in the case of LTIP Units on the books and records of the Partnership maintained by the General Partner; provided that, for purposes of allocations and distributions (i) prior to the LTIP Unit Distribution Participation Date for any LTIP Units, Percentage Interests will be calculated without including such LTIP Units in either the numerator or the denominator and (ii) prior to the Special LTIP Unit Full Participation Date for any tranche of Special LTIP Units, Percentage Interests will be calculated by only including a number of such Special LTIP Units equal to the number of such Special LTIP Units in such tranche outstanding multiplied by the Special LTIP Unit Sharing Percentage for such tranche of Special LTIP Units. The Percentage Interest of each Partner shall be as set forth on Exhibit A, as such Exhibit may be amended from time to time.
“Performance Allocation” has the meaning set forth in Section 6.7.
“Person” means any individual, partnership, limited liability company, corporation, joint venture, trust or other entity.
“Preferred Limited Partner” means any Person named as a Preferred Limited Partner (including any holder of Preferred Units) as set forth on Exhibit A, as such Exhibit may be amended from time to time, and any Person who becomes a Substitute Limited Partner or Additional Limited Partner, in such Person’s capacity as a Preferred Limited Partner in the Partnership. For the avoidance of doubt, the General Partner will be a Preferred Limited Partner to the extent it holds Preferred Units.
“Preferred Units” shall represent an interest in the Partnership entitling a Preferred Limited Partner to a priority on cash flow or liquidation over the holders of Participating Partnership Units and to the respective rights and Net Income and Net Loss as provided for in this Agreement.
“Property” means any Real Estate Related Asset, or other investment in which the Partnership holds an ownership interest.
“Real Estate” means (i) the real property, including the buildings located thereon, (ii) the real property only or (iii) the buildings only, which are acquired by the Partnership, either directly or through Joint Ventures.
“Real Estate Related Assets” means unimproved and improved Real Estate including any related assets and any direct or indirect interest therein, including, without limitation, fee or leasehold interests, options, leases, Joint Venture interests, equity and debt securities of entities that own real estate, mortgages on Real Estate, mezzanine loans secured by junior liens on Real Estate, preferred equity interests in a property owner’s interest in Real Estate and other contractual rights in real estate.
“Regulations” means the Federal income tax regulations promulgated under the Code, as amended and as hereafter amended from time to time. Reference to any particular provision of the Regulations shall mean that provision of the Regulations on the date hereof and any successor provision of the Regulations.
“Regulatory Allocations” has the meaning set forth in Section 5.7.
“REIT” means a real estate investment trust described under Sections 856 through 860 of the Code.
“REIT Expenses” means (i) costs and expenses relating to the formation and continuity of existence and operation of the General Partner and any Subsidiaries thereof (which Subsidiaries shall, for purposes of this Agreement, be included within the definition of General Partner), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director or officer of the General Partner, asset management and other fees payable to the General Partner, (ii) costs and expenses relating to any offering, issuance or registration of securities by the General Partner and all statements, reports, fees and expenses incidental thereto, including, without limitation, underwriting discounts and selling commissions applicable to any such offering of securities, and any costs and expenses associated with any claims made by any holders of such securities or any underwriters or placement agents thereof, (iii) costs and expenses associated with any repurchase of any securities by the General Partner, (iv) costs and expenses associated with the preparation and filing of any periodic or other reports and communications by the General Partner under federal, state or local laws or regulations, including filings with the Commission or any state, (v) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, including the Commission, any state and any securities exchange, (vi) costs and expenses incurred by the General Partner relating to any issuance or redemption of Partnership Interests or REIT Shares and (vii) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business on behalf of or in connection with the Partnership. For the purpose of this definition, the General Partner shall include CCI.
“REIT Merger” has the meaning set forth in the Recitals.
“REIT Share” means a share of common stock in CCI (or successor entity, as the case may be).
“REIT Shares Amount” means a number of REIT Shares equal to the product of the number of Common Units offered for exchange by an Exchanging Partner, multiplied by the Conversion Factor as adjusted to and including the Specified Exchange Date; provided that in the event CCI issues to all holders of REIT Shares or options, warrants, convertible or exchangeable securities or other rights entitling the stockholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “rights”), and the rights have not expired at the Specified Exchange Date, then the REIT Shares Amount shall also include the rights issuable to a holder of the REIT Shares on the record date fixed for purposes of determining the holders of REIT Shares entitled to rights.
“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.
“Series 2016 Preferred Unit” shall represent an interest in the Partnership entitling a holder of Series 2016 Preferred Units to the respective voting and other rights and Net Income and Net Loss as provided for in this Agreement.
“Series 2017 Preferred Unit” shall represent an interest in the Partnership entitling a holder of Series 2017 Preferred Units to the respective voting and other rights and Net Income and Net Loss as provided for in this Agreement.
“Series 2019 Preferred Unit” shall represent an interest in the Partnership entitling a holder of Series 2019 Preferred Units to the respective voting and other rights and Net Income and Net Loss as provided for in this Agreement.
“Shareholder Limitation” means the ownership limitations set forth in the Articles of Incorporation and calculated in accordance therewith.
“Share NAV” means the value of a REIT Share, as determined by the Board of Directors.
“Special Limited Partner” means CC Advisors III, LLC, a Delaware limited liability company, or any successor advisor acting in such capacity under the terms of the Advisory Agreement, which shall be a limited partner of the Partnership and recognized as such under the Act, but not a “Limited Partner” within the meaning of this Agreement (other than to the extent it also owns Limited Partner Units).
“Special Limited Partner Interest” means an interest in the Partnership entitling the Special Limited Partner solely to an interest in the distributions set forth in Section 6.1.1(a) and any corresponding allocations of Net Income and Net Loss under this Agreement, and having no voting rights other than those specifically described in Section 12.1.
“Special LTIP Unit” means an LTIP Unit designated as a “Special LTIP Unit” as set forth in the documentation pursuant to which such LTIP Unit is granted.
“Special LTIP Unit Full Participation Date” means, for a Special LTIP Unit, the date specified as such in the documentation pursuant to which such Special LTIP Unit is granted.

“Special LTIP Unit Sharing Percentage” means, with respect to a Special LTIP Unit, 10% or such other percentage designated as the Special LTIP Unit Sharing Percentage for such Special LTIP Unit as set forth in the documentation pursuant to which such Special LTIP Unit is granted.
“Specified Exchange Date” means the first business day of the month that is at least 60 business days after the receipt by the General Partner of the Exchange Notice.
“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests are owned, directly or indirectly, by such Person.
“Substitute Limited Partner” means any Person admitted to the Partnership as a Limited Partner pursuant to Section 10.2.
“Successor Entity” has the meaning set forth in the definition of “Conversion Factor.”
“Surviving General Partner” has the meaning set forth in Section 8.1.3.
“Target Balance” has the meaning set forth in Section 5.11.2(a).
“Total Return” means, for any period since the end of the prior calendar year (but for the year 2021, beginning as of the date of the Merger), the sum of: (i) all distributions accrued or paid (without duplication) on the Participating Partnership Units outstanding at the end of such period since the beginning of the then-current calendar year (but for the year 2021, beginning as of the date of the Merger) plus (ii) the change in aggregate Net Asset Value of such Participating Partnership Units since the beginning of such year (but for the year 2021, since the date of the Merger), before giving effect to (x) changes resulting solely from the proceeds of issuances of the Participating Partnership Units, (y) any allocation or accrual to the Performance Allocation and (z) any applicable distribution fee expenses (including any payments made to the General Partner for payment of such expenses). For the avoidance of doubt, the calculation of Total Return will (i) include any appreciation or depreciation in the Net Asset Value of the Participating Partnership Units issued during the then-current calendar year (but for the year 2021, beginning as of the date of the Merger) but (ii) exclude the proceeds from the initial issuance of such Participating Partnership Units.
“Transaction” has the meaning set forth in Section 8.1.2.
“Transfer” has the meaning set forth in Section 10.1.1.
“Value” means the fair market value per share of REIT Shares which will equal: (i) if the REIT Shares are listed on a national stock exchange, the average closing price per share for the previous 30 trading days (or such fewer number of trading days as such REIT Shares have traded on such exchange, if such number of trading days is fewer than 30) and (ii) if the REIT Shares are not listed, it shall mean the Share NAV.
“Vesting Agreement” means an award, vesting or other similar agreement pursuant to which LTIP Units are issued to an LTIP Unit Limited Partner.
2. Partnership Organization.
2.1 Organization. The Partners hereby continue the limited partnership that was formed on September 1, 2009 as a limited partnership pursuant to the Act, for the purposes and upon the terms and conditions set forth in this Agreement. In the event of a conflict between the Act and this Agreement, unless a provision is expressly prohibited in the Act, the terms of this Agreement shall control.
2.2 Name. The name of the Partnership is Cottonwood Residential O.P., LP. The General Partner may change the name of the Partnership or conduct the business under another name and shall notify the Limited Partners of any such change.
2.3 Office and Registered Agent. The specified office and place of business of the Partnership shall be 1245 Brickyard Rd, Suite 250, Salt Lake City, Utah 84106. The General Partner may at any time change the location of such office, provided the General Partner gives notice to the Partners of any such change. The name and address of the Partnership’s registered agent is Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The General Partner may at any time change the Partnership’s registered agent, provided the General Partner gives notice to the Partners of any such change.

2.4 Partners.
2.4.1 The General Partner of the Partnership is Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company. Its principal place of business is the same as that of the Partnership.
2.4.2 The Limited Partners are those Persons identified as Limited Partners on Exhibit A, as amended from time to time. The Partners agree that Exhibit A will be confidential and maintained in the offices of the General Partner.
2.4.3 Except as otherwise expressly provided in the Merger Agreement, (i) the Persons who were limited partners of the Partnership immediately prior to the Partnership Merger (including holders of the Preferred Units, Common Units, LTIP Units and Special LTIP Units) continued to be Limited Partners upon the Partnership Merger and are bound by this Agreement without any requirement that they execute this Agreement, (ii) the Persons who were limited partners of CCOP immediately prior to the Partnership Merger (including holders of LTIP Units, Special LTIP Units, 2019 Preferred Units and common units of CCOP) were admitted as Limited Partners upon the Partnership Merger and are bound by this Agreement without any requirement that they execute this Agreement, (iii) the Persons who were partners of CMRI OP immediately prior to the CMRI Merger were admitted as Limited Partners upon the CMRII Merger and are bound by this Agreement without any requirement that they execute this Agreement and (iv) the Persons who were partners of CMRII OP immediately prior to the CMRII Merger were admitted as Limited Partners upon the CMRII Merger and are bound by this Agreement without any requirement that they execute this Agreement. Pursuant to the Merger Agreement, the CMRI Merger Agreement and the CMRII Merger Agreement:
(a) Each General Partner Unit of the Partnership issued and outstanding immediately prior to the Partnership Merger and after conversion to (i) 2.1 General Partner Units or (ii) 2.015 General Partner Units in the event the Partnership distributed the interests in the CCA Note, remains outstanding and Cottonwood Communities GP Subsidiary, LLC (as successor by merger to Cottonwood Residential, Inc.), as the holder of such General Partner Units, continues as the sole general partner of the Partnership;
(b) Each Preferred Unit of the Partnership issued and outstanding immediately prior to the Partnership Merger remains outstanding;
(c) Each Common Unit of the Partnership issued and outstanding immediately prior to the Partnership Merger and after conversion to (i) 2.1 Common Units or (ii) 2.015 Common Units in the event the Partnership distributed the interests in the CCA Note, remains outstanding;
(d) Each LTIP Unit (as defined in the Fourth Amended and Restated Agreement) of the Partnership issued and outstanding immediately prior to the Partnership Merger and after conversion to (i) 2.1 LTIP Units (as defined in the Fourth Amended and Restated Agreement) or (ii) 2.015 LTIP Units (as defined in the Fourth Amended and Restated Agreement) in the event the Partnership distributed the interests in the CCA Note, remains outstanding;
(e) Each Special LTIP Unit (as defined in the Fourth Amended and Restated Agreement) issued and outstanding immediately prior to the Partnership Merger and after conversion to (i) 2.1 Special LTIP Units (as defined in the Fourth Amended and Restated Agreement) or (ii) 2.015 Special LTIP Units (as defined in the Fourth Amended and Restated Agreement) in the event the Partnership distributed the interests in the CCA Note, remains outstanding as a CROP Special LTIP Unit and shall be adjusted as set forth in Section 8 of Exhibit G of the Fourth Amended and Restated Agreement;
(f) Each Special LTIP Unit of CCOP issued and outstanding immediately prior to the Partnership Merger converted automatically into the right to receive one CCOP Special LTIP Unit;
(g) Each LTIP Unit of CCOP issued and outstanding immediately prior to the Partnership Merger converted automatically into the right to receive one CCOP LTIP Unit;
(h) Each Series 2019 Preferred Unit of CCOP issued and outstanding immediately prior to the Partnership Merger converted into the right to receive from the Partnership one Series 2019 Preferred Unit;

(i) Each CCOP Special Limited Partner Interest held, as of immediately prior to the Partnership Merger, was cancelled for no consideration and ceased to exist and each holder thereof ceased to have any rights with respect thereto;
(j) Each CCOP Partnership Unit held, as of immediately prior to the Partnership Merger, by the Partnership or any wholly owned subsidiary of the Partnership was cancelled for no consideration and ceased to exist and the Partnership or wholly owned subsidiary of the Partnership holding such CCOP Partnership Units ceased to have any rights with respect thereto;
(k) Each CCOP General Partner Unit issued and outstanding immediately prior to the Partnership Merger converted into the right to receive from the Partnership one Common Unit;
(l) Each CCOP Common Unit issued and outstanding immediately prior to the Partnership Merger converted into the right to receive from the Partnership one Common Unit;
(m) The total limited and general partnership interests of CMRI OP issued and outstanding immediately prior to the CMRI Merger will convert into [   ] Common Units of the Partnership; and
(n) The total limited and general partnership interests of CMRII OP issued and outstanding immediately prior to the CMRII Merger will convert into [   ] Common Units of the Partnership.
2.5 Term and Dissolution. The Partnership shall have a perpetual duration, except that the Partnership shall be dissolved pursuant to the provision of Section 13.
2.6 Filing of Certificate and Perfection of Limited Partnership. The General Partner shall execute, acknowledge, record and file at the expense of the Partnership, any and all amendments to the Certificate and all requisite fictitious name statements and notices in such places and jurisdictions as may be necessary to cause the Partnership to be treated as a limited partnership under, and otherwise to comply with, the laws of each state or other jurisdiction in which the Partnership conducts business.
2.7 Certificates Describing Limited Partner Interests. The General Partner may, in its sole discretion but is under no obligation to, issue a certificate summarizing the terms of a Limited Partner’s interest in the Partnership, including the number of Limited Partner Units owned. Any such certificate (i) shall be in form and substance as approved by the General Partner, (ii) shall not be negotiable and (iii) shall bear a legend to the following effect:
“This certificate is not negotiable. The Limited Partner Units represented by this certificate are governed by and transferable only in accordance with the provisions of the Fifth Amended and Restated Limited Partnership Agreement of Cottonwood Residential O.P., LP, as amended from time to time.”
3. Purpose.
3.1 Business of the Partnership.
The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; provided, however, that such business shall be limited to and conducted in such a manner as to permit CCI at all times to qualify as a REIT, and in a manner such that CCI will not be subject to any taxes under Section 857 or 4981 of the Code, unless CCI otherwise ceases to or does not qualify as a REIT, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing and (iii) to do anything necessary, convenient or incidental to the foregoing. In connection with the foregoing, and without limiting CCI’s right in its sole and absolute discretion to qualify or cease qualifying as a REIT, the Partners acknowledge that the CCI intends to qualify as a REIT for federal income tax purposes, the avoidance of income and excise taxes on CCI inures to the benefit of all the Partners and not solely to CCI. Notwithstanding the foregoing, the Limited Partners agree that CCI may terminate its status as a REIT under the Code at any time to the full extent permitted under its Articles of Incorporation. The General Partner shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code.
3.2 Powers. The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of Real Estate Related Assets or other ownership interests. In addition, the General Partner shall have all power to take any action necessary to maintain CCI’s status as a REIT as set forth in Section 3.1.
3.3 Relationship with Partners. It is expressly acknowledged and agreed by the Partners that the General Partner may, in its sole and absolute discretion, waive or otherwise modify the application with respect to any Partner or assignee of any provision herein restricting, prohibiting or otherwise relating to (i) the transfer of a Limited Partner Interest or the Partnership Units evidencing the same, (ii) the admission of any Limited Partners and (iii) the redemption rights of such Partners, and that such waivers or modifications may be made by the General Partner at any time or from time to time, including, without limitation, concurrently with the issuance of any Partnership Units pursuant to the terms of this Agreement.
4. Capital Contributions and Accounts.
4.1 Capital Contributions. The General Partner and the Limited Partners have made capital contributions (directly or pursuant to the Partnership Merger) to the Partnership in exchange for the Partnership Interests set forth opposite their names on Exhibit A, as such Exhibit may be amended from time to time. The Partners own the Percentage Interests indicated on Exhibit A, as such Percentage Interests may be adjusted from time to time by the General Partner to the extent necessary to reflect exchanges, redemptions, additional Capital Contributions, the issuance of additional Partnership Interests or other events having an effect on a Partner’s Percentage Interest. The General Partner shall have the power and authority to amend Exhibit A to reflect the issuance, redemption, exchange or other change in any Partnership Interest.
4.2 Additional Capital Contributions and Issuances of Additional Partnership Interests. Except as provided in Sections 4.3, 4.4 or 4.5, the Partners shall have no right or obligation to make any additional Capital Contributions or loans to the Partnership.
4.3 Issuances of Additional Partnership Interests. The General Partner is hereby authorized to cause the Partnership to issue additional Partnership Interests, and to admit the recipients of such Partnership Interests as Partners, for any Partnership purpose at any time or from time to time, including but not limited to additional classes of Partnership Units issued in connection with acquisitions of properties, to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partner. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Interests (i) upon the conversion, redemption or exchange of any debt or other securities issued by the Partnership, (ii) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership and (iii) in connection with any merger of any other entity into the Partnership or any Subsidiary of the Partnership if the applicable merger agreement provides that entity or its owners are to receive Partnership Interests in exchange for their interests in the entity merging into the Partnership or any Subsidiary of the Partnership. Any additional Partnership Interests issued thereby may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, redemption rights, conversion rights and other special rights, powers and duties, including rights, powers and duties senior to any Limited Partner Interests, all as shall be determined by the General Partner in its sole and absolute discretion and without the approval of any Limited Partner. Without limiting the generality of the foregoing, the General Partner shall have authority to specify (A) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests, (B) the right of each such class or series of Partnership Interests to share in Partnership distributions, (C) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership, (D) the voting rights, if any, of each such class or series of Partnership Interests and (E) the conversion, redemption or exchange rights applicable to each such class or series of Partnership Interests; provided, however, that no additional Partnership Interests shall be issued to the General Partner unless:
4.3.1 (i) the additional Partnership Interests are issued in connection with an issuance of REIT Shares or other interests in CCI, which REIT Shares or interests have designations, preferences and other rights, such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner by the Partnership in accordance with this Section 4.3 and (ii) CCI shall contribute to the General Partner and the General Partner shall make a Capital Contribution to the Partnership in an amount equal to the proceeds raised in connection with the issuance of such REIT Shares or other interests in CCI;
4.3.2 the additional Partnership Interests are issued in exchange for Property or other assets owned by the General Partner with a fair market value, as determined by the General Partner, in good faith, equal to the value of the Partnership Interests; or
4.3.3 the additional Partnership Interests are issued to all Partners in proportion to their respective Percentage Interests with respect to the class of Partnership Interests so issued.
4.4 CCI Issuance of Additional Securities.
4.4.1 CCI shall not issue any Additional Securities other than to all holders of REIT Shares, unless (i) the Partnership shall issue to the General Partner and the General Partner shall issue to CCI, as the General Partner and CCI may designate, Partnership Interests or options, warrants, convertible or exchangeable securities or other rights of the Partnership having designations, preferences and other rights, such that the economic interests are substantially similar to those of the Additional Securities and (ii) CCI shall contribute to the General Partner and the General Partner contributes the net proceeds from the issuance of such Additional Securities and from any exercise of rights contained in such Additional Securities, directly and through CCI and the General Partner, to the Partnership. Notwithstanding the above, CCI is allowed to issue Additional Securities in connection with an acquisition of Property to be held directly by CCI but if, and only if, such direct acquisition and issuance of Additional Securities have been approved and determined to be in the best interests of CCI, the General Partner and the Partnership by a majority of the Independent Directors. Without limiting the foregoing, CCI is expressly authorized to issue Additional Securities for less than fair market value, and to cause the Partnership to issue to the General Partner corresponding Partnership Interests (and CCI to issue corresponding interests), so long as (A) CCI concludes in good faith that such issuance is in the best interests of CCI, the General Partner and the Partnership, including without limitation, the issuance of REIT Shares and corresponding General Partner Units pursuant to an employee share purchase plan providing for employee purchases of REIT Shares at a discount from fair market value or employee stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise or in order to comply with the REIT ownership requirements set forth in Section 856(a)(5) of the Code and (B) CCI shall contribute to the General Partner and the General Partner contributes to the Partnership all proceeds from such issuance and exercise.
4.4.2 In connection with any and all issuances of REIT Shares or other securities of CCI, CCI shall contribute to the General Partner and the General Partner shall make Capital Contributions to the Partnership of the proceeds from such issuances. If the proceeds actually received and contributed by CCI and the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s or broker-dealer’s discount or other fees or expenses paid or incurred in connection with such issuance (or as a result of sales net of commission or volume discounts), the General Partner may determine in its sole discretion whether the General Partner (and CCI to the General Partner) has made Capital Contributions to the Partnership in the aggregate amount of the gross proceeds of such issuance or the net amount contributed to the Partnership. In the event CCI and the General Partner determine the General Partner has made such a Capital Contribution of such excess amount, the Partnership shall be deemed simultaneously to have paid such offering expenses in accordance with Section 7.5 and in connection with the required issuance of additional Partnership Units or Preferred Units, as applicable, the General Partner (and subsequently to CCI) for such Capital Contributions pursuant to Section 4.3.
4.4.3 In the event that the Partnership issues Partnership Interests pursuant to Sections 4.3 or 4.4, the General Partner shall make such revisions to this Agreement (without any requirement of receiving approval of any Limited Partner) as it deems necessary to reflect the issuance of such additional Partnership Interests and any special rights, powers, and duties associated therewith.

4.5 Additional Funding. If the General Partner determines that it is in the best interests of the Partnership to provide for additional Partnership funds for any Partnership purpose, the General Partner may (i) cause the Partnership to obtain such funds from outside borrowings or (ii) elect to have the General Partner or any of its Affiliates provide such funds to the Partnership through loans or otherwise.
4.6 Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with Regulations Section 1.704-1(b)(2)(iv). If (i) a new or existing Partner acquires an additional Partnership Interest in exchange for more than a de minimis Capital Contribution, (ii) the Partnership distributes to a Partner more than a de minimis amount of Partnership property or money as consideration for a Partnership Interest, (iii) a new or existing Partner is granted an additional Partnership Interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership in a partner capacity or in anticipation of becoming a Partner or (iv) the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), the General Partner shall revalue the Property of the Partnership to its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) in accordance with Regulations Section 1.704-1(b)(2)(iv)(f). When the Partnership’s Property is revalued by the General Partner, the Capital Accounts of the Partners shall be adjusted in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), which generally require such Capital Accounts to be adjusted to reflect the manner in which the unrealized gain or loss inherent in such Property (that has not been reflected in the Capital Accounts previously) would be allocated among the Partners pursuant to Section 5.1 if there were a taxable disposition of such Property for its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) on the date of the revaluation.
4.6.1 The Capital Account with respect to any Partner (or such Partner’s assignee) shall mean such Partner’s initial Capital Contribution adjusted as follows:
(a) A Partner’s Capital Account shall be increased by:
(i) such Partner’s share of Net Income;
(ii) any item of income or gain specially allocated to a Partner and not included in Net Income or Net Loss;
(iii) any additional cash Capital Contribution made by such Partner to the Partnership; and
(iv) the fair market value of any additional Capital Contribution, as determined by the General Partner, consisting of property contributed by such Partner to the capital of the Partnership reduced by any liabilities assumed by the Partnership in connection with such contribution or to which the property is subject.
(b) A Partner’s Capital Account shall be reduced by:
(i) such Partner’s share of Net Loss;
(ii) any loss or deduction specially allocated to a Partner and not included in Net Income or Net Loss;
(iii) any cash distribution made to such Partner; and
(iv) the fair market value, as determined by the General Partner of any property (reduced by any liabilities assumed by the Partner in connection with the distribution or to which the distributed property is subject) distributed to such Partner; provided that, upon liquidation and winding up of the Partnership, unsold property will be valued for distribution at its fair market value and the Capital Account of each Partner before such distribution shall be adjusted to reflect the allocation of gain or loss that would have been realized had the Partnership then sold the property for its fair market value. Such fair market value shall not be less than the amount of any nonrecourse indebtedness that is secured by the property.
4.6.2 Notwithstanding anything to the contrary in this Agreement, the Capital Accounts shall be maintained in accordance with Regulations Section 1.704-1(b). For purposes of this Agreement, any references to the Regulations shall include corresponding subsequent provisions.

4.7 Percentage Interests. If (i) the number of outstanding Participating Partnership Units increases or decreases during a taxable year or (ii) the Percentage Interest of an LTIP Unit is otherwise adjusted because the LTIP Unit Distribution Participation Date or the Special LTIP Unit Full Participation Date has occurred as described in the definition of Percentage Interest, then each Partner’s Percentage Interest shall be adjusted by the General Partner effective as of the effective date of each such increase or decrease to a percentage equal to the number of Participating Partnership Units held by such Partner divided by the aggregate number of Participating Partnership Units outstanding after giving effect to such increase or decrease and shall be further adjusted to take into account any special calculations of Percentage Interests for outstanding LTIP Units described in the definition of Percentage Interests.
4.8 No Interest on Contributions. Except as may be specifically provided in this Agreement, no Partner shall be entitled to interest on its Capital Contributions.
4.9 Return of Capital Contributions. No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement. Except as otherwise provided herein, there shall be no obligation to return to any Partner or withdrawn Partner any part of such Partner’s Capital Contribution for so long as the Partnership continues in existence.
4.10 No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner. Without limiting the generality of the foregoing but except for any written agreement made between the Partner and the Partnership, a deficit Capital Account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership and upon a liquidation within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), if any Partner has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any Capital Contribution to reduce or eliminate the negative balance of such Partner’s Capital Account.
4.11 Issuance of Series 2016 Preferred Units. The General Partner is authorized to cause the Partnership to issue the Series 2016 Preferred Units to the General Partner according to the Partnership Unit Designation of the Series 2016 Preferred Units provided on Exhibit G.
4.12 Issuance of Series 2017 Preferred Units. The General Partner is authorized to cause the Partnership to issue the Series 2017 Preferred Units to the General Partner according to the Partnership Unit Designation of the Series 2017 Preferred Units provided on Exhibit H.
4.13 Issuance of Series 2019 Preferred Units. The General Partner is authorized to cause the Partnership to issue the Series 2019 Preferred Units to CCI according to the Partnership Unit Designation of the Series 2019 Preferred Units provided on Exhibit I.
4.14 Treatment of Merger. It is intended that, for United States federal income tax purposes and, where applicable, state or local income tax purposes, the Partnership Merger shall be treated as a transfer by CCOP, CMRI OP and CMRII OP of all of their assets and liabilities to the Partnership in exchange for partnership interests in the Partnership followed by the distribution of such interests to their partners in a complete liquidation of CCOP, CMRI OP and CMRII OP, the exchange and distribution being respectively described in Section 721 of the Code and Section 731 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local law), all

Partners shall file all United States federal, state and local tax returns in a manner consistent with the intended tax treatment of the Partnership Merger described in this Section 4.14, and no Partner shall take a position inconsistent with such treatment. At the time of the Partnership Merger, all of the Partnership Interests shall be booked-up to the amounts set forth on Exhibit A.
5. Net Income and Net Loss.
5.1 Allocation of Net Income and Net Loss. Net Income and Net Loss (or, in each case, items thereof) of the Partnership for each fiscal year or other applicable period of the Partnership shall be allocated as follows:
5.1.1 After giving effect to the special allocations set forth in Sections 5.2, 5.3, 5.4, 5.7, 5.9, 5.10 and 5.13, and subject to the allocations set forth in Section 5.11, Net Income shall be allocated as follows:
(a) First, to the General Partner to the extent of Net Loss previously allocated to the General Partner pursuant to Section 5.1.2(c) until Net Income allocated to the General Partner pursuant to this Section 5.1.1(a) for such fiscal year and all previous fiscal years is equal to the aggregate Net Loss allocated to the General Partner pursuant to Section 5.1.2(c);
(b) Second, to the Common Limited Partners, LTIP Unit Limited Partners and the General Partner in proportion to their Percentage Interests until Net Income allocated to the Common Limited Partners, LTIP Unit Limited Partners and General Partner pursuant to this Section 5.1.1(b) for such fiscal year and all previous fiscal years is equal to the aggregate Net Loss allocated to the Common Limited Partners, LTIP Unit Limited Partners and the General Partner pursuant to Section 5.1.2(b); and
(c) Thereafter, to the Common Limited Partners, LTIP Unit Limited Partners and the General Partner in accordance with their respective Percentage Interests.
5.1.2 After giving effect to the special allocations set forth in Sections 5.2, 5.3, 5.4, 5.7, 5.9, 5.10 and 5.13, and subject to the allocations set forth in Section 5.11, Net Loss shall be allocated as follows:
(a) First, to the Common Limited Partners, LTIP Unit Limited Partners and General Partner in proportion to their Percentage Interests until the Net Loss allocated to the Common Limited Partners, LTIP Unit Limited Partners and General Partner pursuant to this Section 5.1.2(a) for such fiscal year and all previous fiscal years is equal to the aggregate Net Income allocated to the Common Limited Partners, LTIP Unit Limited Partners and General Partner pursuant to Section 5.1.1(c);
(b) Second, to the Common Limited Partners, LTIP Unit Limited Partners and General Partner in proportion to their positive Capital Account balances with respect to their Participating Partnership Units until their Capital Accounts are reduced to zero; and
(c) Thereafter, to the General Partner.
5.2 Nonrecourse Deductions; Minimum Gain Chargeback. Notwithstanding any provision to the contrary in this Agreement, (i) any expense of the Partnership that is a “nonrecourse deduction” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Partners’ respective Percentage Interests, (ii) any expense of the Partnership that is a “partner nonrecourse deduction” within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Partner that bears the “economic risk of loss” with respect to the “partner nonrecourse debt” to which such partner nonrecourse deduction is attributable in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2),(3), (4) and (5), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j) and (iv) if there is a net decrease in Partner Minimum Gain within the meaning of Regulations Section 1.704-2(i)(4) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(g), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). A Partner’s “interest in partnership profits” for purposes of determining its share of the excess nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) shall be such Partner’s Percentage Interest; provided, however, with respect to the Common Units issued, excess nonrecourse liability shall first be allocated to the Common Limited Partners who contributed the applicable property to the extent of any built-in gain with respect to such property that it is attributable to such Common Limited Partner pursuant to Section 704(c) to the extent debt attributable to such gain has not previously been allocated to such Common Limited Partner pursuant to Regulations Section 1.752-3(a)(2). Except as set forth immediately above, the General Partner may select the appropriate method for sharing excess nonrecourse liabilities.
5.3 Qualified Income Offset. If a Partner unexpectedly receives in any taxable year an adjustment, allocation, or distribution described in subparagraphs (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Partner’s Capital Account that exceeds the sum of such Partner’s shares of Partnership Minimum Gain and Partner Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Partner shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d). This Section 5.3 is intended to constitute a “qualified income offset” under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. After the occurrence of an allocation of income or gain to a Partner in accordance with this Section 5.3, to the extent permitted by Regulations Section 1.704-1(b), items of expense or loss shall be allocated to such Partner in an amount necessary to offset the income or gain previously allocated to such Partner under this Section 5.3.
5.4 Capital Account Deficits. Net Loss (or items of Net Loss) shall not be allocated to a Limited Partner to the extent that such allocation would cause or increase a deficit in such Partner’s Capital Account at the end of any fiscal year (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Partner’s shares of Partnership Minimum Gain and Partner Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5). Any Net Loss in excess of that limitation shall be allocated to the General Partner. After the occurrence of an allocation of Net Loss to the General Partner in accordance with this Section 5.4, to the extent permitted by Regulations Section 1.704-1(b), Net Income shall be allocated to the General Partner in an amount necessary to offset the Net Loss previously allocated to the General Partner under this Section 5.4.
5.5 Allocations Between Transferor and Transferee. If a Partner Transfers any part or all of its Partnership Interest or the Partner’s Percentage Interest is adjusted pursuant to Section 4.7, the distributive shares of the various items of Net Income and Net Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the Transfer or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Net Income and Net Loss between the transferor and the transferee Partner for the taxable year in which the adjustment occurs. The allocation of Net Income and Net Loss for the earlier part of the year shall be based on the Percentage Interests before adjustment, and the allocation of Net Income and Net Loss for the later part shall be based on the adjusted Percentage Interests.
5.6 Definition of Net Income and Net Loss. “Net Income” and “Net Loss” and any items of income, gain, expense, or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations Section 1.704-1(b)(2)(iv), except that Net Income and Net Loss shall not include items of income, gain and expense that are specially allocated pursuant to Sections 5.2, 5.3, 5.4, 5.7, 5.9, 5.10, 5.11 and 5.13. All allocations of income, Net Income, gain, Net Loss and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 5, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). The General Partner shall have the authority, in its sole discretion, to elect the method or methods to be used by the Partnership for allocating items of income, gain, expense and deductions as required by Section 704(c) of the Code including the election of a method that may result in one or more Partners receiving or being allocated a disproportionately larger share of items of Partnership income, gain, expense or deduction and any such election shall be binding on all Partners.
5.7 Curative Allocations. The allocations set forth in Sections 5.2, 5.3 and 5.4 of this Agreement (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. The General Partner is authorized to offset all Regulatory Allocations either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.7. Therefore, notwithstanding any other provision of this Section 5 (other than the Regulatory Allocations), the General

Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it deems appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Section 5.1.
5.8 Special Allocation. Notwithstanding the other provisions in this Section (but subject to Sections 5.11 and 5.12), in the year of the liquidation of the Partnership, Net Income and Net Loss from all sources (or gross income or gross expense) shall be allocated, to the greatest extent possible, so that the positive Capital Account balance of each Partner shall be equal to the distributions to be made to the Partners, provided, however, that in no event shall this Section 5.8 be interpreted or applied in a manner that would cause any LTIP Unit to fail to qualify as a “profits interest” under IRS Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and IRS Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001) (for example, this Section 5.8 shall not cause an LTIP Unit Limited Partner to receive a gross income allocation with respect to an LTIP Unit, or other Partners to receive gross expense allocations, if such allocation(s) would result in a reduction of the LTIP Unit Limited Partner’s Book-Up Target with respect to its LTIP Unit in excess of the amount by which such Book-Up Target would have been reduced in the absence of this Section 5.8). This Section 5.8 shall be interpreted in a manner consistent with the Partnership’s intention to treat the LTIP Units as “profits interests” for U.S. federal income tax purposes.
5.9 Preferred Interest Designations. Notwithstanding any provisions to the contrary in this Agreement, Net Income and Net Loss shall first be allocated to Partners as set forth in the Partnership Unit Designations.
5.10 Forfeiture Allocations. Subject to Section 5.11.3 with respect to a forfeiture of certain LTIP Units, upon a forfeiture of any unvested Partnership Interest by any Partner, gross items of income, gain, loss or deduction shall be allocated to such Partner if and to the extent required by final Regulations promulgated after the effective date of this Agreement to ensure that allocations made with respect to all unvested Partnership Interests are recognized under Code Section 704(b).
5.11 LTIP Allocation Provisions.
5.11.1 For purposes of determining allocations of Net Loss pursuant to Section 5.1, an LTIP Unit Limited Partner shall be treated as having a separate Economic Capital Account Balance, and for this purpose a separate Capital Account with an appropriate share of Partnership Minimum Gain and Partner Minimum Gain shall be maintained, for each tranche of LTIP Units with a different issuance date that it holds and a separate Capital Account for its Common Units, if applicable, and the Economic Capital Account Balance of each holder of Common Units shall not include any Economic Capital Account Balance attributable to other series or classes of Partnership Units.
5.11.2 After giving effect to the special allocations set forth in Sections 5.2, 5.3, 5.4, 5.7, 5.9, 5.10 and 5.13, and the allocations of Net Income under Sections 5.1.1(a), and subject to the other provisions of this Section 5, but before allocations of Net Income are made under Section 5.1.1(b) or 5.1.1(c), Liquidating Gains and Liquidating Losses shall be allocated as follows:
(a) Liquidating Gains (including, for the avoidance of doubt, Liquidating Gains that are a component of any remaining Net Income), shall first be allocated to LTIP Unit Limited Partners until the Economic Capital Account Balances of such Partners, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Common Unit Economic Balance, multiplied by (ii) the number of their LTIP Units (with respect to each LTIP Unit Limited Partner, the “Target Balance”), provided, however, that no such Liquidating Gains will be allocated with respect to any particular LTIP Unit (each an “Ineligible Unit”) if and to the extent that cumulative Liquidating Losses of the Partnership have exceeded cumulative Liquidating Gains of the Partnership during the period from the issuance of such LTIP Unit through the date of such allocation. If, notwithstanding the foregoing, not all LTIP Units (including Ineligible Units) are fully booked up, Liquidating Gains shall be allocated, subject to Section 5.11.2(b), among LTIP Unit Limited Partners with respect to their LTIP Units in a manner reasonably determined by the General Partner. For the avoidance of doubt, Liquidating Gains allocated with respect to an LTIP Unit pursuant to this Section 5.11.2(a) shall reduce (but not below zero) the Book-Up Target for such LTIP Unit.

(b) Liquidating Gain allocated to an LTIP Unit Limited Partner under this Section 5.11 will be attributed to specific LTIP Units of such LTIP Unit Limited Partner for purposes of determining (i) allocations under this Section 5.11, (ii) the effect of the forfeiture or conversion of specific LTIP Units on such LTIP Unit Limited Partner’s Capital Account and (iii) the ability of such LTIP Unit Limited Partner to convert specific LTIP Units into Common Units. Such Liquidating Gain will generally be attributed in the following order: (A) first, to Vested LTIP Units held for more than two years, (B) second, to Vested LTIP Units held for two years or less, (C) third, to Unvested LTIP Units that have remaining vesting conditions that only require continued employment or service to the General Partner, the Partnership or an Affiliate of either for a certain period of time (with such Liquidating Gains being attributed in order of vesting from soonest vesting to latest vesting) and (D) fourth, to other Unvested LTIP Units (with such Liquidating Gains being attributed in order of issuance from earliest issued to latest issued). Within each category, Liquidating Gain will be allocated seriatim (i.e., entirely to the first unit in a set, then entirely to the next unit in the set, and so on, until a full allocation is made to the last unit in the set) in the order of smallest Book-Up Target to largest Book-Up Target. Any such allocations shall be made among the holders of LTIP Units in proportion to the aggregate amounts required to be allocated to each under this Section 5.
(c) After giving effect to the special allocations set forth above in this Section 5.11, if, due to distributions with respect to Common Units in which the LTIP Units do not participate, forfeitures or otherwise, the Economic Capital Account Balance of any LTIP Unit Limited Partner attributable to such LTIP Unit Limited Partner’s LTIP Units, exceeds the Target Balance, then Liquidating Losses shall be allocated to such LTIP Unit Limited Partner, or, at the election of the General Partner, Liquidating Gains shall be allocated to the other Partners, to eliminate the disparity; provided, however, that if Liquidating Losses and Liquidating Gains are insufficient to completely eliminate all such disparities, such losses or gains shall be allocated among Partners in a manner reasonably determined by the General Partner.
(d) The parties agree that the intent of this Section 5.11 is (i) to the extent possible to make the Capital Account balance associated with each LTIP Unit economically equivalent to the Capital Account balance associated with the General Partner’s General Partner Units (on a per-unit basis) and (ii) to allow conversion of an LTIP Unit (assuming prior vesting) when sufficient Liquidating Gains have been allocated to such LTIP Unit pursuant to Section 5.11 so that either an LTIP Unit’s initial Book-Up Target has been reduced to zero or the parity described in clause (i) above has been achieved. The General Partner shall be permitted to interpret this Agreement (including this Section 5.11) and to amend this Agreement to the extent necessary and consistent with this intention.
(e) In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 5.11, Net Income allocable under Sections 5.1.1(b) and 5.1.1(c) and any Net Loss shall be recomputed without regard to the Liquidating Gains or Liquidating Losses so allocated.
5.11.3 If an LTIP Unit Limited Partner forfeits any LTIP Units to which Liquidating Gain has previously been allocated under Section 5.11.2, (i) the portion of such LTIP Unit Limited Partner’s Capital Account attributable to such Liquidating Gain allocated to such forfeited LTIP Units will be re-allocated to that LTIP Unit Limited Partner’s remaining LTIP Units that were outstanding on the date of the initial allocation of such Liquidating Gain (if any), using a methodology similar to that described in Section 5.11.2 as reasonably determined by the General Partner, to the extent necessary to cause such LTIP Unit Limited Partner’s Economic Capital Account Balance attributable to each such LTIP Unit to equal the Common Unit Economic Balance and (ii) such LTIP Unit Limited Partner’s Capital Account will be reduced by the amount of any such Liquidating Gain not re-allocated pursuant to clause (i) above.
5.12 Substantial Economic Effect. It is the intent of the Partners that the allocations of Net Income and Net Loss under this Agreement have substantial economic effect (or be consistent with the Partners’ interests in the Partnership in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto. Section 5 and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent. If the Partnership is advised by the Partnership’s legal counsel that the allocations provided in this Agreement are unlikely to be respected for federal income tax purposes, the General Partner is hereby granted the power to amend the allocation provisions of this Agreement to the minimum extent necessary to comply with

Section 704(b) of the Code and effect the plan of allocations and distributions provided for in this Agreement. The Limited Partners acknowledge and agree that counsel representing the Partnership, the General Partner, the advisor to the General Partner and their Affiliates does not represent and will not be deemed under the applicable codes of professional responsibility to have represented or to be representing any or all of the Limited Partners in any respect.
5.13 Performance Allocation. After giving effect to the special allocations set forth in Sections 5.2, 5.3, 5.4, 5.7, 5.9 and 5.10, Net Income and Net Loss shall be allocated in an amount equal to the Performance Allocation for the applicable year and for any prior distributed but unallocated Performance Allocation.
6. Distributions.
6.1 Distribution of Cash.
6.1.1 Unless otherwise provided herein, cash from operations shall be distributed to the Partners, including the Special Limited Partner, each calendar year as follows:
(a) First, to the Special Limited Partner until the Special Limited Partner has received an amount equal to the Performance Allocation.
(b) Second, to the Preferred Limited Partners as set forth in the Partnership Unit Designations.
(c) Third, to the Common Limited Partners, LTIP Unit Limited Partners and General Partner in proportion to their Percentage Interests.
6.1.2 Distributions made pursuant to Section 6.1.1 shall be adjusted as necessary to ensure that the amount apportioned to each LTIP Unit does not exceed the amount attributable to items of Partnership income or gain realized after the date such LTIP Unit was issued by the Partnership. The intent of the immediately preceding sentence is to ensure that any LTIP Units qualify as “profits interests” under Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001), and such sentence shall be interpreted and applied consistently therewith. The General Partner at its discretion may amend Section 6.1 to ensure that any LTIP Units will qualify as “profits interests” under Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001) (and any other similar rulings or regulations that may be in effect at such time).
6.1.3 The Partnership shall distribute to the Partners who are Partners on the Partnership Record Date with respect to such month (or other distribution period) in accordance with Section 6.1.1; provided, however, that if a new or existing Partner acquires an additional Partnership Interest in exchange for a Capital Contribution on any date other than the day after the Partnership Record Date, the cash distribution attributable to such additional Partnership Interest relating to the Partnership Record Date next following the issuance of such additional Partnership Interest shall be adjusted in proportion to (i) the number of days that such additional Partnership Interest is held by such Partner bears to (ii) the number of days between such Partnership Record Date and the immediately preceding Partnership Record Date.
6.1.4 Except for distributions pursuant to Section 6.6 of this Agreement in connection with the dissolution and liquidation of the Partnership and subject to the provisions of Sections 6.1.1, 6.2, 6.3 and 6.5 of this Agreement, distributions shall be made to the holders of Participating Partnership Units in accordance with their respective Percentage Interests.
6.1.5 In no event may a Partner receive a distribution of cash with respect to a Partnership Unit if such Partner is entitled to receive a cash distribution as the holder of record of a REIT Share for which all or part of such Partnership Unit has been or will be exchanged.
6.2 Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, the requirements of Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or assignee (including by reason of Section 1446 of the Code), either (i) if the actual amount to be distributed to the Partner equals or exceeds the amount required to be withheld by the Partnership, the amount withheld shall be treated as a distribution of cash in the amount of such withholding to such Partner or assignee or (ii) if the actual amount to be distributed to the Partner or assignee is less than the amount required to be withheld by the Partnership, the actual amount shall be treated as a distribution of cash in the amount of such withholding and the additional amount required to be withheld shall be treated as a loan (a “Partnership Loan”) from the Partnership to the Partner or assignee on the day the Partnership pays over such amount to a taxing authority. A Partnership Loan shall be repaid through withholding by the Partnership with respect to subsequent distributions to the applicable Partner or assignee or upon demand upon the applicable Partner or assignee. In the event that a Limited Partner fails to pay any amount owed to the Partnership with respect to the Partnership Loan within 15 days after demand for payment thereof is made by the Partnership on the Limited Partner (a “Defaulting Limited Partner”), the General Partner, in its sole and absolute discretion, may elect to make the payment to the Partnership on behalf of such Defaulting Limited Partner. In such event, on the date of payment, the General Partner shall be deemed to have extended a loan (a “General Partner Loan”) to the Defaulting Limited Partner in the amount of the payment made by the General Partner and shall succeed to all rights and remedies of the Partnership against the Defaulting Limited Partner as to that amount. Without limitation, the General Partner shall have the right to receive any distributions that otherwise would be made by the Partnership to the Defaulting Limited Partner until such time as the General Partner Loan has been paid in full, and any such distributions so received by the General Partner shall be treated as having been received by the Defaulting Limited Partner and immediately paid to the General Partner. Any amounts treated as a Partnership Loan or a General Partner Loan pursuant to this Section 6.2 shall bear interest at the lesser of (A) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal or (B) the maximum lawful rate of interest on such obligation, such interest to accrue from the date the Partnership or the General Partner, as applicable, is deemed to extend the loan until such loan is repaid in full.
6.3 REIT Distribution Requirements. The General Partner shall use its commercially reasonable efforts to cause the Partnership to distribute amounts sufficient to enable CCI to make distributions to its stockholders that will allow CCI to (i) meet its distribution requirement for qualification as a REIT as set forth in Section 857 of the Code and (ii) avoid any federal income or excise tax liability imposed by the Code, other than to the extent CCI elects to retain and pay income tax on any portion of its net capital gain.
6.4 No Right to Distributions in Kind. No Partner shall be entitled to demand Property other than cash in connection with any distributions by the Partnership.
6.5 Limitations on Return of Capital Contributions. Notwithstanding any of the provisions of this Section 6, no Partner shall have the right to receive and the General Partner shall not have the right to make, a distribution that includes a return of all or part of a Partner’s Capital Contributions, unless after giving effect to the return of a Capital Contribution, the sum of all Partnership liabilities, other than the liabilities to a Partner for the return of its Capital Contribution, does not exceed the fair market value of the Partnership’s assets.
6.6 Distributions Upon Liquidation. Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans and any distributions required pursuant to the Partnership Unit Designations and after payment of any accrued but undistributed Performance Allocation, any remaining assets of the Partnership shall be distributed to the Common Limited Partners, Special Limited Partner, LTIP Unit Limited Partners and General Partner as set forth in Section 6.1, which is intended to be in accordance with the positive balance of the Capital Account of each Partner; provided, however, that, notwithstanding the foregoing, consistent with the Partnership’s intention to treat LTIP Units as “profits interests” under Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001), in no event shall an LTIP Unit Limited Partner receive any distribution pursuant to this Section 6.6 with respect to an LTIP Unit in excess of such LTIP Unit Limited Partner’s positive Capital Account balance with respect to such LTIP Unit. For purposes of the preceding sentence, the Capital Account of each Partner shall be determined after all allocations and distributions have been made in accordance with this Agreement attributable to Partnership operations and from all sales and dispositions of all or any part of the Partnership’s assets.
To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.

6.7 Determination of Performance Allocation. Notwithstanding the foregoing, so long as the Advisory Agreement has not been terminated (including by means of non-renewal), the Special Limited Partner shall be entitled to a distribution (the “Performance Allocation”), promptly following the end of each year (which shall accrue on a monthly basis) in an amount equal to:
6.7.1 First, if the Total Return for the applicable period exceeds the sum of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the Special Limited Partner equals 12.5% of the sum of (x) the Hurdle Amount for that period and (y) any amount allocated to the Special Limited Partner pursuant to this clause; and
6.7.2 Second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.
6.8 Special Provisions Applicable to the Performance Allocation.
6.8.1 Any amount by which Total Return falls below the Hurdle Amount and that does not constitute Loss Carryforward Amount will not be carried forward to subsequent periods.
6.8.2 With respect to all Partnership Units that are repurchased at the end of any month in connection with repurchases of REIT Shares pursuant to CCI's share repurchase plan, the Special Limited Partner shall be entitled to such Performance Allocation in an amount calculated as described above calculated in respect of the portion of the year for which such Partnership Units were outstanding, and proceeds for any such Partnership Unit repurchase will be reduced by the amount of any such Performance Allocation.
6.8.3 The Performance Allocation may be payable in cash or Common Units at the election of the Special Limited Partner. If the Special Limited Partner elects to receive such distributions in Common Units, the Special Limited Partner will receive the number of Common Units that results from dividing the Performance Allocation by the Net Asset Value per Common Unit at the time of such distribution. If the Special Limited Partner elects to receive such distributions in Common Units, the Special Limited Partner may request the Partnership to redeem such Common Units from the Special Limited Partner at any time thereafter pursuant to Section 9.4. Any Common Units received by the Special Limited Partner pursuant to this Section 6.8.3 may be redeemed pursuant to Section 9.4 without any requirement that such Common Units are held for at least one year as set forth in Section 9.4 or as described in the definition of Exchange Date.
6.8.4 The measurement of the change in Net Asset Value for the purpose of calculating the Total Return is subject to adjustment by the Board of Directors to account for any dividend, split, recapitalization or any other similar change in the Partnership's capital structure or any distributions that the Board of Directors deems to be a return of capital if such changes are not already reflected in the Partnership's net assets.
6.8.5 The Special Limited Partner will not be obligated to return any portion of the Performance Allocation paid due to the subsequent performance of the Partnership.
6.8.6 In the event the Advisory Agreement is terminated (including by means of non-renewal), the Special Limited Partner will be allocated any accrued Performance Allocation with respect to all Partnership Units as of the date of such termination.
7. Rights, Obligations and Powers of the General Partner.
7.1 Management of the Partnership.
7.1.1 Except as otherwise expressly provided in this Agreement, the General Partner shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes herein stated, and shall make all decisions affecting the business and assets of the Partnership. Subject to the restrictions specifically contained in this Agreement, the powers of the General Partner shall include, without limitation, the authority to take the following actions as deemed necessary or desirable in the sole and absolute discretion of the General Partner, on behalf of the Partnership (or any Subsidiary or GP Subsidiary):
(a) to acquire, purchase, own, operate, manage, lease, dispose of and exchange any Property and any other assets in the best interests of the business of the Partnership;

(b) to develop land, construct buildings and make other improvements or renovations on Property owned or leased by the Partnership;
(c) to authorize, issue, sell, redeem or otherwise purchase any Partnership Interests or any securities (including secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Partnership Interests or options, warrants, convertible or exchangeable securities or other rights relating to any Partnership Interests) of the Partnership;
(d) to borrow money for the Partnership, issue evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure such indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;
(e) to make loans or advances to any Person, including Affiliates of the General Partner or the Partnership, for any purpose pertaining to the business of the Partnership;
(f) to guarantee or become a co-maker of indebtedness of the General Partner or any Subsidiary thereof, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;
(g) to pay, either directly or by reimbursement, all Administrative Expenses to third parties or to the General Partner or its Affiliates as set forth in this Agreement;
(h) to use assets of the Partnership for any purpose consistent with this Agreement, including, without limitation, payment, either directly or by reimbursement, of all Administrative Expenses of the General Partner, the Partnership or any Subsidiary of either, to third parties or to the General Partner as set forth in this Agreement;
(i) to lease all or any portion of any of the Partnership’s assets, whether or not the terms of such leases extend beyond the termination date of the Partnership and whether or not any portion of the Partnership’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the General Partner may determine;
(j) to prosecute, defend, arbitrate or compromise any and all claims or liabilities in favor of or against the Partnership, on such terms and in such manner as the General Partner may reasonably determine, and similarly to prosecute, settle or defend litigation with respect to the Partners, the Partnership or the Partnership’s assets;
(k) to file applications, communicate and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;
(l) to make or revoke any election permitted or required of the Partnership by any taxing authority;
(m) to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Partnership, conservation of Partnership assets, or any other purpose convenient or beneficial to the Partnership, in such amounts and such types, as it shall determine from time to time;
(n) to determine whether or not to apply any insurance proceeds for any Property to the restoration of such Property, to distribute the same or to use such proceeds for other Partnership purposes;
(o) to hire and dismiss employees of the Partnership, and to retain legal counsel, accountants, consultants, real estate brokers, and such other persons in connection with the Partnership business and to pay such remuneration as the General Partner may deem reasonable and proper;
(p) to retain other services of any kind or nature in connection with the Partnership business, and to pay such remuneration as the General Partner may deem reasonable and proper;

(q) to negotiate and enter into agreements on behalf of the Partnership with respect to any of the rights, powers or authority of the General Partner;
(r) to maintain accounting records and to file all federal, state and local income tax returns on behalf of the Partnership;
(s) to distribute Partnership cash or other Partnership assets in accordance with this Agreement;
(t) to form or acquire an interest in, and contribute Property to, any limited or general partnership, joint venture, limited liability company, corporation, Subsidiary or other entity or relationship;
(u) to establish Partnership reserves for working capital, capital expenditures, contingent liabilities or any other Partnership purpose;
(v) to merge, consolidate or combine the Partnership with or into another entity;
(w) to take any and all actions necessary to adopt or modify any distribution reinvestment plan of the Partnership or CCI;
(x) to do any and all acts necessary or desirable to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code and the Regulations promulgated thereunder; and
(y) to execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all acts for the formation, continuation and conduct of the business and affairs of the Partnership (including, without limitation, all actions consistent with allowing CCI at all times to qualify as a REIT unless CCI voluntarily terminates its REIT status) and to possess and maintain all of the rights and powers of a general partner as provided by the Act.
7.1.2 Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.
7.2 Delegation of Authority. The General Partner may delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.
7.3 Indemnification and Exculpation of Covered Persons.
7.3.1 The Partnership shall indemnify, to the fullest extent allowed under applicable law and to the extent indemnification of the Covered Person by CCI is not prohibited under Article XVI of the Articles of Incorporation, a Covered Person from and against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative), that relate to the operations of the Partnership as set forth in this Agreement or relate to the provision of services to the Partnership in which any Covered Person may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that (i) the act or omission of the Covered Person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the Covered Person actually received an improper personal benefit in money, property or services, (iii) in the case of any criminal proceeding, the Covered Person had reasonable cause to believe that the act or omission was unlawful or (iv) the Covered Person acted with gross negligence, willful misconduct or fraud.
7.3.2 To the extent reimbursement or advancement of expenses of the Covered Person by CCI is not prohibited under Article XVI of the Articles of Incorporation, the Partnership shall pay or reimburse a Covered Person for reasonable expenses and other costs incurred by a Covered Person who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Covered Person of the Covered Person’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.3 has been met and (ii) a written undertaking by or on behalf of the Covered Person to repay the amount if it shall ultimately be determined that the Covered Person was not entitled to indemnification pursuant to this Section 7.3.
7.3.3 The Partnership may purchase and maintain insurance on behalf of the Covered Persons and such other Persons as the General Partner shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
7.3.4 For purposes of this Section 7.3, (i) the Partnership shall be deemed to have requested a Covered Person to serve as a fiduciary of an employee benefit plan whenever the performance by the Covered Person of its duties to the Partnership also imposes duties on the Covered Person, or otherwise involves services by the Covered Person to the plan or participants or beneficiaries of the plan, (ii) excise taxes assessed on a Covered Person with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.3 and (iii) actions taken or omitted by the Covered Person with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.
7.3.5 In no event may a Covered Person subject the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
7.3.6 A Covered Person shall not be denied indemnification in whole or in part under this Section 7.3 because the Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement or approved by the Board of Directors.
7.3.7 Notwithstanding the above provisions in this Section 7.3, the Partnership shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Covered Person, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Covered Person or (iii) a court of competent jurisdiction approves a settlement of the claims against the Covered Person and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.
7.3.8 Without limitation, the foregoing indemnity shall extend to any liability of any Covered Person, pursuant to a loan guaranty or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.3 in favor of any Covered Person having or potentially having liability for any such indebtedness.
7.3.9 The provisions of this Section 7.3 are for the benefit of the Covered Persons, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
7.3.10 The indemnification provided by this Section 7.3 shall be in addition to any other rights to which a Covered Person or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to a Covered Person who has ceased to serve in such capacity.

7.3.11 Neither the amendment nor repeal of this Section 7.3, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Section 7.3, shall apply to or affect in any respect the applicability of this Section 7.3 with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
7.3.12 None of the Partners or any of their Affiliates shall have any obligation to cause the Partnership to take any action that would result in personal liability to any Limited Partner, its principals or any of its Affiliates in their capacity as obligor or guarantor of any loan that is obtained or assumed by the Partnership, notwithstanding that the failure to take any such action might result in the total or partial loss of the Partnership’s interest in some or all of the Partnership’s Property. Such action may include transferring property to a lender pursuant to a deed in lieu of foreclosure. Any action or inaction by the Partners or any of their Affiliates that is intended to avoid personal liability under any obligation or guaranty related to a loan that is obtained or assumed by the Partnership shall not constitute a breach of any fiduciary or other duty that the General Partner or its Affiliates may owe the Partnership. Further, the Partnership shall indemnify and hold harmless any Partners and their Affiliates for any guarantees either actual guarantees or non-recourse carve-out guarantees or similar guarantees.
7.3.13 The Partners acknowledge that the Limited Partners shall not be in breach of any duty or obligation that the Limited Partners or their Affiliates may have to the Partnership or the Partners if the Limited Partners vote their Limited Partner Interests in their own best interest with respect to any matter upon which the Limited Partners have the right to vote.
7.3.14 Subject to Section 7.5.4, it is the intent of the parties that any amounts paid by the Partnership to the General Partner or any Partner pursuant to this Section 7.3 shall be treated as a “guaranteed payment” within the meaning of Section 707(c) of the Code and shall not be treated as a distribution for purposes of computing the Partners’ Capital Accounts.
7.4 Liability of the General Partner.
7.4.1 Notwithstanding anything to the contrary set forth in this Agreement, the Covered Persons shall not be liable for monetary damages to the Partnership or any Partners for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the Covered Person acted in good faith. The Covered Person shall not be in breach of any duty that the Covered Person may owe to the Partners or the Partnership or any other Persons under this Agreement or of any duty stated or implied by law or equity provided the Covered Person, acting in good faith, abides by the terms of this Agreement.
7.4.2 In addition, to the extent a Covered Person performs its duties in accordance with the standards provided by this Agreement or, as applicable, the Act, such Person or Persons shall have no liability by reason of being or having been the General Partner, or by reason of being an officer, director, employee, agent or stockholder of the General Partner. To the maximum extent that the Act and the general laws of the State of Delaware, in effect from time to time, permit limitation of the liability of general partners of a limited partnership, a Covered Person shall not be liable to the Partnership or to any Partner for money damages except to the extent that (i) the Covered Person actually received an improper benefit or profit in money, property or services, in which case the liability shall not exceed the amount of the benefit or profit in money, property or services actually received or (ii) a judgment or other final adjudication adverse to the Covered Person is entered in a proceeding based on a finding in the proceeding that the action or failure to act of the Covered Person was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.
7.4.3 The Limited Partners expressly acknowledge that (i) the General Partner is acting on behalf of the Partnership, itself and its stockholders collectively and (ii) the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to the Limited Partners or some, but not all, of the Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions. In the event of a conflict between the interests of CCI’s stockholders on one hand and the Limited Partners on the other, the Board of Directors or management of CCI, in managing the General Partner, shall endeavor in good faith to resolve the conflict in a manner not adverse to either the CCI stockholders or the Limited Partners; provided, however, that for so long as CCI directly owns a controlling interest in the General Partner and the General Partner directly owns a controlling interest in the Partnership, any such conflict that the Board of Directors or management of CCI, in managing the General Partner, in their sole and absolute discretion, determine cannot be resolved in a manner not adverse to either the CCI stockholders or the Limited Partners shall be resolved in favor of the CCI stockholders. Neither CCI, the Board of Directors and CCI’s management nor the General Partner shall be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that CCI, the Board of Directors and CCI’s management and the General Partner have acted in good faith.
7.4.4 Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief, that such action or omission is necessary or advisable in order to (i) protect the ability of the General Partner to continue to qualify as a REIT or (ii) prevent the General Partner from incurring any taxes under Section 857, Section 4981 or any other provision of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.
7.4.5 Subject to its obligations and duties as General Partner set forth in Section 7.1, the General Partner may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees and agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such employee or agent appointed by the General Partner in good faith.
7.4.6 To the extent that, at law or in equity, a Covered Person has duties and liabilities relating thereto to the Partnership or to the Partners, any Covered Person acting under this Agreement or otherwise shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person.
7.4.7 Whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” or under a similar grant of authority or latitude, the General Partner shall be entitled to consider such interests and factors as it desires and may consider its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the other Partners or (ii) in its “good faith” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or by law or in equity or any other agreement contemplated herein or otherwise.
7.4.8 The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.
7.4.9 The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
7.4.10 The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty which is permitted or required to be done by the General Partner hereunder.
7.4.11 Neither the amendment nor repeal of this Section 7.4, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Section 7.4, shall apply to or affect in any respect the applicability of this Section 7.4 with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

7.5 Reimbursement of General Partner.
7.5.1 Except as provided in this Section 7.5 and elsewhere in this Agreement (including Sections 5 and 6), the General Partner shall not be compensated for its services as general partner of the Partnership.
7.5.2 REIT Expenses and Administrative Expenses shall be obligations of the Partnership and the General Partner and CCI shall be entitled to reimbursement for all REIT Expenses and Administrative Expenses incurred by the General Partner and CCI on behalf of the Partnership. Reimbursement of REIT Expenses and Administrative Expenses shall be treated as an expense of the Partnership and not as allocations of Partnership income or gain.
7.5.3 Subject to Section 7.5.4, if and to the extent any payment or reimbursement to the General Partner (or CCI) is determined for United States federal income tax purposes not to constitute a payment of expenses of the Partnership, the amount so determined shall constitute a guaranteed payment within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners and shall not be treated as a distribution for purposes of computing the Partners’ Capital Accounts.
7.5.4 Notwithstanding any provision in this Agreement to the contrary, if the Partnership pays or reimburses (directly or indirectly, including by reason of giving the General Partner (or CCI) Capital Account credit in excess of actual Capital Contributions made by the General Partner or CCI for fees, expenses or other costs pursuant to Sections 4.3, 7.3 or 7.5, or otherwise, and if failure to treat all or part of such payment or reimbursement as a distribution to the General Partner (or CCI), or the receipt of Capital Account credit in excess of actual Capital Contributions, would cause CCI to recognize income that would cause CCI to fail to qualify as a REIT, then such payment or reimbursement (or portion thereof) shall be treated as a distribution to the General Partner (or CCI) for purposes of this Agreement, or the Capital Account credit in excess of actual Capital Contributions shall be reduced, in each case to the extent necessary to preserve CCI’s status as a REIT. The Capital Account of the General Partner (or CCI) shall be reduced by such direct or indirect payment or reimbursement (or a portion thereof) in the same manner as an actual distribution to the General Partner (or CCI). To the extent treated as distributions, such fees, expenses or other costs shall not be taken into account as Partnership fees, expenses or costs for the purposes of this Agreement. In the event that amounts are recharacterized as distributions or Capital Accounts are reduced pursuant to this Section 7.5.4, allocations under Sections 5.1 and 5.11 for the current and subsequent periods shall be adjusted as reasonably determined by the General Partner so that to the extent possible the Partners have the same Capital Account balances they would have if this Section 7.5.4 had not applied. This Section 7.5.4 is intended to prevent direct or indirect reimbursements or payments under this Agreement from giving rise to a violation of CCI’s REIT requirements while at the same time preserving to the extent possible the parties’ intended economic arrangement and shall be interpreted and applied consistent with such intent.
7.6 Outside Activities. Subject to Section 7.8, the Articles of Incorporation and any agreements entered into by CCI or the General Partner or their Affiliates with the Partnership or a Subsidiary, or any officer, director, employee, agent, trustee, Affiliate or stockholder of CCI or the General Partner, CCI and the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities substantially similar or identical to those of the Partnership. Neither the Partnership nor any of the Limited Partners shall have any rights by virtue of this Agreement in any such business ventures, interests or activities. None of the Limited Partners or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any such business ventures, interests or activities, and CCI the General Partner shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures, interests and activities to the Partnership or any Limited Partner, even if such opportunity is of a character which, if presented to the Partnership or any Limited Partner, could be taken by such Person.
7.7 Employment or Retention of Affiliates.
7.7.1 Any Affiliate of CCI or the General Partner may be employed or retained by the Partnership and may otherwise deal with the Partnership (whether as a buyer, lessor, lessee, advisor, manager, property manager, asset manager, furnisher of goods or services, broker, agent, lender or otherwise) and may receive from the Partnership any compensation, price or other payment therefor which the General Partner determines to be fair and reasonable.

7.7.2 The Partnership may lend or contribute to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner; provided that any such arrangements (other than arrangements with wholly-owned subsidiaries) shall be on terms not less favorable to the Partnership than could have been obtained from a third party in an arm’s length transaction. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.
7.7.3 The Partnership may transfer assets to joint ventures, limited liability companies, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as the General Partner deems to be consistent with this Agreement, applicable law and the REIT status of CCI; provided that any such arrangements shall be on terms not less favorable to the Partnership than could have been obtained from a third party in an arm’s length transaction.
7.7.4 Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are, in the General Partner’s sole discretion, on terms that are fair and reasonable to the Partnership.
7.8 General Partner Participation. The General Partner agrees that all business activities of the General Partner and CCI, including activities pertaining to the acquisition, development or ownership of any Property shall be conducted through the Partnership, a Subsidiary, a GP Subsidiary or a taxable REIT subsidiary (within the meaning of Section 856 (l) of the Code); provided, however, that CCI or the General Partner is allowed to make a direct acquisition, but if and only if, such acquisition is made in connection with the issuance of Additional Securities, which direct acquisition and issuance have been approved and determined to be in the best interests of CCI, the General Partner and the Partnership by a majority of the Independent Directors.
7.9 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees as the General Partner may determine in its sole discretion, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.
7.10 Redemptions. In the event CCI (i) redeems any REIT Shares or shares of preferred stock in CCI or (ii) makes a cash tender offer or other offer to acquire REIT Shares, or shares of preferred stock, as applicable, then CCI shall cause the General Partner and the General Partner shall cause the Partnership to purchase from the General Partner a number of General Partner Units or Preferred Units, as applicable, as determined based on the application of the Conversion Factor on the same terms that CCI redeemed or acquired such REIT Shares or shares of preferred stock, as applicable.
7.11 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
7.12 Officers.
7.12.1 The General Partner, in its sole discretion, may appoint officers of the Partnership at any time. The officers of the Partnership, if appointed by the General Partner, may include an executive chairman, president, chief executive officer, chief legal officer, chief investment officer, chief financial officer, chief accounting officer, chief operating officer, any number of executive vice presidents, vice presidents, a secretary or any other officer designated by the General Partner. The officers shall serve at the pleasure of the General Partner. Any individual may hold any number of offices. The officers shall exercise such powers and perform such duties as determined and authorized by the General Partner.
7.12.2 Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the General Partner at any time. Any officer may resign at any time by giving written notice to the General Partner. Any resignation shall take effect on the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Partnership under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to that office.
7.12.3 No officer shall receive a salary solely for acting as an officer of the Partnership.
7.12.4 No officer of the Partnership shall have the authority to sign contracts and obligations on behalf of the Partnership. All contracts and obligations of the Partnership shall be executed by the General Partner, in its capacity as general partner of the Partnership.
8. Changes in General Partner.
8.1 Transfer of the General Partner’s Partnership Interest.
8.1.1 The General Partner shall not transfer all or any portion of its General Partner Interest or withdraw as the General Partner except as provided in, or in connection with a transaction contemplated by, Sections 8.1.2, 8.1.3 or 8.1.4 (and CCI shall not transfer its interest in the General Partner).
8.1.2 Except as otherwise provided in Sections 8.1.3 or 8.1.4, the General Partner and CCI shall not engage in any merger, consolidation or other combination with or into another entity or the sale of all or substantially all of its assets (other than in connection with a change in the General Partner’s state of incorporation or organizational form), which in each case results in a change of control of the General Partner or CCI (a “Transaction”), unless:
(a) Such Transaction is approved by a Majority Vote;
(b) as a result of such Transaction, all Common Limited Partners will receive for each Common Unit an amount of cash, securities, or other property equal to the product of the Conversion Factor and the greatest amount of cash, securities or other property paid in the Transaction to a holder of one REIT Share; provided, however, that if, in connection with the Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than 50% of the outstanding REIT Shares, each Common Limited Partner shall be given the option to exchange its Common Units for the greatest amount of cash, securities, or other property which a Common Limited Partner holding Common Units would have received had it (i) exercised its Exchange Right and (ii) sold, tendered or exchanged pursuant to the Offer the REIT Shares received upon exercise of the Exchange Right immediately prior to the expiration of the Offer; or
(c) the General Partner or CCI is the surviving entity in the Transaction and either (i) the holders of REIT Shares do not receive cash, securities, or other property in the Transaction or (ii) all

Common Limited Partners (other than the General Partner or any Subsidiary) receive in exchange for their Common Units, an amount of cash, securities, or other property (expressed as an amount per REIT Share) that is no less than the product of the Conversion Factor and the greatest amount of cash, securities, or other property (expressed as an amount per REIT Share) received in the Transaction by any holder of REIT Shares.
8.1.3 Notwithstanding Section 8.1.2, the General Partner may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity (the “Surviving General Partner”), other than Partnership Units and Preferred Units held by the General Partner, are contributed, directly or indirectly, to the Partnership as a Capital Contribution in exchange for Partnership Units or Preferred Units, as applicable, with a fair market value equal to the value of the assets so contributed as determined by the Surviving General Partner in good faith and (ii) the Surviving General Partner expressly agrees to assume all obligations of the General Partner, as appropriate, hereunder. Upon such contribution and assumption, the Surviving General Partner shall have the right and duty to amend this Agreement as set forth in this Section 8.1.3. The Surviving General Partner shall in good faith arrive at a new method for the calculation of the Cash Amount, the REIT Shares Amount and the Conversion Factor for a Common Unit after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible. Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such merger or consolidation by a holder of REIT Shares or options, warrants, convertible or exchangeable securities or other rights relating thereto, and which a holder of Common Units could have acquired had such Common Units been exchanged immediately prior to such merger or consolidation. Such amendment to this Agreement shall provide for adjustment to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for herein with respect to the Conversion Factor. The Surviving General Partner also shall in good faith modify the definition of REIT Shares and make such amendments to Sections 9.4 and 9.5 so as to approximate the existing rights and obligations set forth in Sections 9.4 and 9.5 as closely as reasonably possible. The above provisions of this Section 8.1.3 shall similarly apply to successive mergers or consolidations permitted hereunder. Similar provisions as set forth in this Section 8.1.3 shall be applied if CCI shall merge or consolidate.
8.1.4 Notwithstanding Section 8.1.2:
(a) the General Partner may transfer all or any portion of its General Partner Interest to (i) a wholly-owned Subsidiary of such General Partner (or CCI) or (ii) the owner of all of the ownership interests of such General Partner, and following a transfer of all of its General Partner Interest, may withdraw as General Partner;
(b) the General Partner (or CCI) may engage in any transaction that is not required by law or by the rules of any national securities exchange on which the REIT Shares are listed to be submitted to the vote of the holders of the REIT Shares; and
(c) in addition to Section 8.1.4(a)(ii), the General Partner may liquidate and transfer its General Partner Interest to CCI or CCI may transfer all of its Partnership Interests to the General Partner.
8.2 Admission of a Substitute or Additional General Partner. A Person who acquires a General Partner Interest in accordance with the terms of this Agreement shall be admitted as a substitute or additional General Partner of the Partnership only if the following terms and conditions are satisfied:
8.2.1 the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner, and the Certificate shall be amended or amended and restated to evidence the admission of such Person as a General Partner and filed for recordation and all other actions required by Section 2.5 in connection with such admission shall have been performed;
8.2.2 if the Person to be admitted as a substitute or additional General Partner is an entity, it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and

8.2.3 counsel for the Partnership shall have rendered an opinion (relying on or obtaining such opinions from other counsel as may be necessary) that (i) the admission of the Person to be admitted as a substitute or additional General Partner is in conformity with the Act and (ii) none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause (a) the Partnership to be classified other than as a partnership for federal income tax purposes or (b) the loss of any Limited Partner’s limited liability.
8.3 Effect of Bankruptcy or Event of Withdrawal of a General Partner.
8.3.1 Upon the occurrence of an Event of Bankruptcy as to a General Partner (and its removal pursuant to Section 8.4.1) or other Event of Withdrawal of a General Partner (except that, if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued without dissolution by the remaining partner or partners), the Partnership shall be dissolved and terminated unless the Partnership is continued pursuant to Section 8.3.2. Notwithstanding the foregoing, the merger of the General Partner with and into any entity, transfer of all of the General Partner Interest of the General Partner to another Person, that is admitted as a substitute or successor General Partner pursuant to Section 8.2 effective as of the date of such merger or transfer shall not be an Event of Withdrawal of the General Partner.
8.3.2 Following the occurrence of an Event of Bankruptcy as to a General Partner (and its removal pursuant to Section 8.4.1) or other Event of Withdrawal of a General Partner (except that, if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued without dissolution by the remaining partner or partners), (i) the Common Limited Partners, within 90 days after such occurrence, elect to continue the business of the Partnership without dissolution by selecting, subject to Section 8.2 and any other provisions of this Agreement, a substitute General Partner by a Majority Vote whose admission will be effective as of the date of the occurrence of such Event of Withdrawal or (ii) the General Partner appoints 1 or more additional general partners and continue the business of the Partnership without the vote of the Limited Partners. If the business of the Partnership is continued without dissolution and admit a substitute General Partner, the relationship with the Partners and of any Person who has acquired an interest of a Partner in the Partnership shall be governed by this Agreement.
8.4 Removal of a General Partner.
8.4.1 Upon the occurrence of an Event of Bankruptcy as to a General Partner or other Event of Withdrawal, such General Partner shall be deemed to be removed automatically; provided, however, that if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of, a partner in, such partnership shall be deemed not to be an Event of Bankruptcy or a dissolution of the General Partner if the business of such General Partner is continued without dissolution by the remaining partner or partners under Section 8.3.2. In addition, a transfer of the General Partner Interests of the General Partner pursuant to Section 8.1.4 shall not be subject to this Section. The Limited Partners may not remove the General Partner, with or without cause.
8.4.2 If a General Partner has been removed pursuant to this Section 8.4 and the Partnership is continued without dissolution pursuant to Section 8.3, such General Partner shall promptly transfer and assign its General Partner Interest to the substitute General Partner as set forth in Section 8.3.2 and otherwise be admitted to the Partnership in accordance with Section 8.2. At the time of assignment, the removed General Partner shall be entitled to receive from the substitute General Partner the fair market value of the General Partner Interest of such removed General Partner as reduced by any damages caused to the Partnership by such General Partner as a result of the event that caused the removal. Such fair market value shall be determined by an appraiser mutually agreed upon by the General Partner, on the one hand, and the Limited Partners pursuant to a Majority Vote, on the other hand, within 10 days following the removal of the General Partner. In the event that the parties are unable to agree upon an appraiser, the removed General Partner and the Limited Partners pursuant to a Majority Vote, shall select an appraiser. Each such appraiser shall complete an appraisal of the fair market value of the removed General Partner’s General Partner Interest within 30 days of the General Partner’s removal, and the fair market value of the removed General Partner’s General Partner Interest shall be the average of the two appraisals; provided, however, that if the higher appraisal exceeds the lower appraisal by more than 20% of the amount of the lower appraisal, the two appraisers, no later than 40 days after the removal of the General Partner, shall select a third appraiser who shall complete an appraisal of the fair market value of the removed General Partner’s General Partner Interest no later than 60 days after the removal of the General Partner. In such case, the fair market value of the removed General Partner’s General Partner Interest shall be the average of the two appraisals closest in value.
8.4.3 The General Partner Interest of a removed General Partner, until transferred pursuant to Section 8.4.2, shall be converted to that of a special Limited Partner; provided, however, such removed General Partner shall not have any rights to participate in the management and affairs of the Partnership, and shall not be entitled to any portion of the income, expense, Net Income, gain or Net Loss allocations or cash distributions allocable or payable, as the case may be, to the Limited Partners. Instead, such removed General Partner shall receive and be entitled only to retain distributions or allocations of such items that it would have been entitled to receive in its capacity as General Partner, until the transfer is effective pursuant to Section 8.4.2.
8.4.4 All Partners shall have given and hereby do give such consents, shall take such actions and shall execute such documents as shall be legally necessary, desirable and sufficient to effect all the foregoing provisions of this Section.
9. Rights and Obligations of the Limited Partners.
9.1 Management of the Partnership. The Limited Partners shall not participate in the management or control of Partnership business nor shall they transact any business for or on behalf of the Partnership, nor shall they have the power to sign for or bind the Partnership, such powers being vested solely and exclusively in the General Partner.
9.2 Power of Attorney. Each Limited Partner, pursuant to Section 14, hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact.
9.3 Limitation on Liability of Limited Partners. No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership. A Limited Partner shall be liable to the Partnership only to make payments of its Capital Contributions, if any, as and when due hereunder. After its Capital Contributions are fully paid, no Limited Partner shall, except as otherwise required by the Act, be required to make any further Capital Contributions or other payments or lend any funds to the Partnership.
9.4 Exchange Right.
9.4.1 Subject to the provisions in this Section 9.4 and the provisions of any agreements between the Partnership and one or more Common Limited Partners with respect to Common Units held by them, each Common Limited Partner shall have the right (the “Exchange Right”), beginning on the Exchange Date, to require the Partnership to exchange on a Specified Exchange Date all or a portion of the Common Units held by such Common Limited Partner for the applicable Cash Amount to be paid by the Partnership (with the Cash Amount determined 60 days after the receipt of the Exchange Notice for purposes of this Section 9.4), provided that such Common Units (or the LTIP Units from which they were converted) shall have been outstanding for at least one year. The Exchange Right shall be exercised pursuant to the delivery of an Exchange Notice to the Partnership (with a copy to the General Partner) by the Common Limited Partner who is exercising the Exchange Right (the “Exchanging Partner”); provided, however, that the Partnership shall not be obligated to satisfy such Exchange Right if CCI elects to purchase the Common Units subject to the Exchange Notice pursuant to Section 9.4.2; and provided, further, that no Common Limited Partner may deliver more than two Exchange Notices during each calendar year. A Common Limited Partner may not exercise the Exchange Right for less than 1,000 Common Units or, if such Common Limited Partner holds less than 1,000 Common Units, all of the Common Units held by such Partner. The Exchanging Partner shall have no right, with respect to any Common Units so exchanged, to receive any distribution paid with respect to Common Units if the record date for such distribution is on or after the Specified Exchange Date.
9.4.2 Notwithstanding the provisions of Section 9.4.1, a Common Limited Partner that exercises the Exchange Right shall be deemed to have also offered to sell the Common Units described in the Exchange

Notice to the General Partner, and the General Partner may, in its sole and absolute discretion, elect to purchase directly and acquire such Common Units by paying to the Exchanging Partner either the Cash Amount or the REIT Shares Amount, as elected by the General Partner (in its sole and absolute discretion), on the Specified Exchange Date, whereupon the General Partner shall acquire the Common Units offered for exchange by the Exchanging Partner and shall be treated for all purposes of this Agreement as the owner of such Common Units. If the General Partner shall elect to exercise its right to purchase Common Units under this Section 9.4.2 with respect to the Exchange Notice, it shall so notify the Exchanging Partner within five business days after the receipt by the General Partner of such Exchange Notice. Unless the General Partner (in its sole and absolute discretion) shall exercise its right to purchase Common Units from the Exchanging Partner pursuant to this Section 9.4.2, the General Partner shall have no obligation to the Exchanging Partner or the Partnership with respect to the Exchanging Partner’s exercise of the Exchange Right. In the event the General Partner shall exercise its right to purchase Common Units with respect to the exercise of an Exchange Right in the manner described in the first sentence of this Section 9.4.2, the Partnership shall have no obligation to pay any amount to the Exchanging Partner with respect to such Exchanging Partner’s exercise of such Exchange Right, and each of the Exchanging Partner and the General Partner shall treat the transaction between the General Partner and the Exchanging Partner for federal income tax purposes as a sale of the Exchanging Partner’s Common Units to the General Partner.
9.4.3 Each Exchanging Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of REIT Shares upon exercise of the Exchange Right, including an assignment of the Common Units, and if the General Partner is relying upon the exemption from registration under the Securities Act provided by Regulation D promulgated under the Securities Act, or any successor rule, a document pursuant to which the Exchanging Partner makes a representation that it is an accredited investor; provided, however, that if the Exchanging Partner cannot make such representation, then the Exchanging Partner shall have no right to exercise its Exchange Right.
9.4.4 In case of any reclassification of the REIT Shares (including, but not limited to, any reclassification upon a consolidation or merger in which CCI is the continuing corporation) into securities other than REIT Shares, for purposes of Section 9.4.2, the General Partner may thereafter exercise its right to purchase Common Units for the kind and amount of shares of such securities receivable upon such reclassification by a holder of the number of REIT Shares for which such Common Units could be purchased immediately prior to such reclassification.
9.4.5 Any REIT Shares issued to an Exchanging Partner upon the exercise by the General Partner of its right to purchase Common Units under Section 9.4.2, shall not be required to be registered under the Securities Act, unless subject to a separate agreement between the General Partner and the Exchanging Partner.
9.4.6 Notwithstanding the provisions of Section 9.4.1 and 9.4.2, a Common Limited Partner shall not be entitled to exercise the Exchange Right if such exercise would result in (i) any Person owning, directly or indirectly, shares of CCI in excess of the Shareholder Limitation (or, if applicable, the Excepted Holder Limit), (ii) the REIT Shares being owned by less than 100 persons (determined without reference to any rules of attribution), (iii) CCI being “closely held” within the meaning of Section 856(h) of the Code, (iv) CCI owning, directly or constructively, 9.9% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code, (v) a violation of the Securities Act either for the exchange or other securities offerings, (vi) the REIT Shares being required to be registered under the Securities Act, (vii) CCI no longer qualifying as a REIT under the Code or (viii) in the belief of the General Partner, the Partnership being treated as a “publicly traded partnership.” The General Partner, in its sole and absolute discretion, may waive any of the restrictions on exchange set forth in this Section 9.4.6.
9.4.7 Each Common Limited Partner represents, warrants and certifies that it has, and will have, marketable and unencumbered title to its Common Units, free and clear of any liens or the rights or interest of any other person or entity and covenants and agrees to deliver its Common Units free of any such items. Each Common Limited Partner further represents, warrants and certifies that it has, and will have, the full right, power and authority to transfer and surrender its Common Units and that it has obtained, and will obtain, the consent or approval of all persons or entities, if any, having the right to consent to or approve of such transfer and surrender. The General Partner shall have no obligation to acquire Common Units (i) to the extent that any such Common Units are subject to any liens, encumbrances or the right or interest of any other person or entity or (ii) in the event that the Common Limited Partner shall fail to give the General Partner adequate assurances that such Common Units are not subject to any such liens, encumbrances or the right or interest of any other person or entity or shall fail to fully indemnify the General Partner as set forth below; provided, however, the General Partner may, in its sole discretion, acquire Common Units subject to a lien, encumbrance or right of another person or entity and in such case the General Partner shall reduce the Cash Amount (or REIT Shares Amount) paid to the Common Limited Partner by the amount of the lien, encumbrance or right of any other person or entity. The Common Limited Partner agrees to indemnify and hold the General Partner harmless from and against any and all liabilities, charges, costs and expenses relating to such Common Limited Partner’s Common Units which are subject to the Exchange Right including, without limitation, with respect to any liens, encumbrances or rights or interests of other persons or entities. Each Common Limited Partner further agrees that, in the event any state or local transfer tax is payable as a result of the transfer of its Common Units to the General Partner pursuant to the Exchange Right, such Common Limited Partner shall assume and pay such transfer tax.
9.4.8 Any Cash Amount to be paid to an Exchanging Partner pursuant to this Section 9.4 shall be paid on the Specified Exchange Date; provided, however, that the General Partner may elect to cause the Specified Exchange Date to be delayed for up to 180 days to the extent required for the General Partner to obtain additional funding to be used to make such payment of the Cash Amount by the issuance of additional REIT Shares or otherwise. Notwithstanding the foregoing, the General Partner agrees to use its commercially reasonable efforts to cause the closing of the exchange to occur as quickly as reasonably possible.
9.4.9 Notwithstanding any other provision of this Agreement, the General Partner shall place appropriate restrictions on the ability of the Common Limited Partners to exercise their Exchange Rights as and if deemed necessary to ensure that the Partnership does not constitute a “publicly traded partnership” under Section 7704 of the Code. If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof to each Common Limited Partner and each other Person that holds interests in the Partnership convertible for, or other instruments exercisable for, Common Units.
9.4.10 A fee may be charged in connection with an exercise of Exchange Rights pursuant to this Section 9.4 to cover the expenses of the Partnership or the General Partner.
9.4.11 The exercise of an Exchange Right by a Common Limited Partner will be subject to compliance with securities laws applicable to the exchange and therefore the Exchange Right may not be exercisable in the absence of an effective registration statement or an available exemption from registration.
9.4.12 Holders of LTIP Units shall not be entitled to the Exchange Rights provided for in Section 9.4 of this Agreement, unless and until such LTIP Units have been converted into Common Units. Notwithstanding the foregoing, and except as otherwise permitted by the Vesting Agreement or any award document, plan or other agreement pursuant to which an LTIP Unit was issued, without the consent of the General Partner, the Exchange Rights shall not be exercisable with respect to any Common Unit issued upon conversion of an LTIP Unit until two years after the date on which the LTIP Unit was issued, provided however, that the foregoing restriction shall not apply (i) if the Exchange Right is exercised by an LTIP Unit holder in connection with a transaction that falls within the definition of a “Change in Control” under the agreement or agreements pursuant to which the LTIP Units were issued to such holder or (ii) in connection with a mandatory conversion in connection with a Capital Transaction as described in Section 12.1 of Exhibit D and Exhibit J.
9.4.13 The General Partner may assign its rights and obligations under this Section 9.4 to CCI.
9.5 Call Right.
9.5.1 In the event of a General Partner Liquidity Event or immediately prior to a General Partner Liquidity Event, the General Partner shall have the right (the “Call Right”) to purchase (i) all of the Common Units held by a Common Limited Partner and (ii) all of the LTIP Units held by an LTIP Unit Limited Partner (each of clause (i) and clause (ii), a “Called Unit”), at a price equal to the Cash Amount; provided, however, that the General Partner may, in its sole and absolute discretion, beginning on or after the Exchange Date, elect to purchase such Called Units by paying to the Limited Partner in question the

REIT Shares Amount in lieu of the Cash Amount, provided further that for purposes of this Section 9.5, (i) the determination of the Economic Capital Account Balances and the Cash Amount of any LTIP Units that are Called Units shall also take into account any allocations that occur in connection with the General Partner Liquidity Event or that would occur in connection with the General Partner Liquidity Event if the assets of the Partnership were sold at a value determined by the General Partner in good faith using the value attributed to the General Partner’s General Partner Units in the context of the General Partner Liquidity Event and (ii) the REIT Shares Amount paid for Called Units that are LTIP Units shall not exceed a number of REIT Shares with a value equal to the Cash Amount of such LTIP Units. The Call Right shall be exercised pursuant to a notice (the “Call Notice”) delivered by the General Partner to the Limited Partner. The General Partner may not exercise the Call Right for less than all of the Called Units. A Limited Partner receiving the Call Notice described above shall have no rights with respect to any interest in the Partnership other than the right to receive payment for its interest in the Partnership in cash or REIT Shares in accordance with this Section 9.5. An assignee of a Limited Partner shall be bound by and subject to the Call Right of the General Partner pursuant to this Section 9.5. In connection with any exercise of such Call Right by the General Partner with respect to an assignee, the Cash Amount (or REIT Shares Amount) shall be paid by the General Partner directly to such assignee and not to the Limited Partner from which such assignee acquired its Called Units, as applicable. The Call Right may be assigned to any acquiring company pursuant to a General Partner Liquidity Event.
9.5.2 Within 30 days after the delivery of the Call Notice by the General Partner to the Limited Partners under this Section 9.5, the General Partner (subject to the limitations set forth in Section 9.5.4) shall transfer and deliver the Cash Amount (or the REIT Shares Amount) to the Limited Partners or, as applicable, their assignees, whereupon the General Partner (or its designee) shall acquire the Called Units of such Limited Partners or, as applicable, their assignees, and shall be treated for all purposes of this Agreement as the owner of such Called Units.
9.5.3 In the event that the General Partner elects to pay a Limited Partner in the form of the REIT Shares Amount and such REIT Shares Amount is not a whole number of REIT Shares, the Limited Partner shall be paid (i) the number of REIT Shares which equals the nearest whole number less than such amount plus (ii) an amount of cash which the General Partner determines, in its reasonable discretion, to represent the fair value of the remaining fractional REIT Share which would otherwise be payable to the Limited Partner.
9.5.4 In determining whether to elect to pay the REIT Shares Amount in lieu of the Cash Amount in Sections 9.5.1 and 9.5.2, the General Partner shall consider whether such election would result in, (i) any Person owning shares of CCI in excess of the Shareholder Limitation (or, if applicable, the Excepted Holder Limit), (ii) the REIT Shares being owned by less than 100 persons, (iii) CCI being “closely held” within the meaning of Section 856(h) of the Code or (iv) CCI owning, directly or constructively, 9.9% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code. The General Partner, in its sole and absolute discretion, may elect to pay the REIT Shares Amount despite the fact that it would result in any of the occurrences set forth in this Section 9.5.4.
9.5.5 Each Limited Partner agrees to execute such documents as the General Partner or CCI may reasonably require in connection with the issuance of the REIT Shares upon exercise of the Call Right including, without limitation, an assignment of the Called Units. Each Limited Partner represents, warrants and certifies that it has, and will have, marketable and unencumbered title to its Called Units, free and clear of any liens or the rights or interest of any other person or entity and covenants and agrees to deliver its Called Units, free of any such items. The Limited Partner further represents, warrants and certifies that it has, and will have, the full right, power and authority to transfer and surrender its Called Units, as applicable, and that it has obtained, and will obtain, the consent or approval of all persons or entities, if any, having the right to consent to or approve of such transfer and surrender. The General Partner shall have no obligation to acquire Called Units (i) to the extent that any such Called Units are subject to any liens, encumbrances or the right or interest of any other person or entity or (ii) in the event that the Limited Partner shall fail to give the General Partner adequate assurances that such Called Units are not subject to any such liens, encumbrances or the right or interest of any other person or entity or shall fail to fully indemnify the General Partner as set forth below; provided, however, the General Partner may, in its sole discretion, acquire Called Units subject to a lien, encumbrance or right of another person or entity and in such case the General Partner shall reduce the Cash Amount (or REIT Shares Amount) paid to the Limited Partner by the amount of the lien, encumbrance or right of any other person or entity. The Limited Partner agrees to indemnify and hold the General Partner harmless from and against any and all liabilities, charges, costs and expenses relating to such Limited Partner’s Called Units, which are subject to the Call Right or the exercise of the Call Right including, without limitation, with respect to any liens, encumbrances or rights or interests of other persons or entities. Each Limited Partner further agrees that, in the event any state or local transfer tax is payable as a result of the transfer of its Called Units to the General Partner pursuant to the exercise of the Call Right, such Limited Partner shall assume and pay such transfer tax.
9.5.6 In the event this Call Right is exercised, all Unvested LTIP Units shall terminate and be null and void.
9.5.7 The General Partner may assign its rights and obligations under this Section 9.5 to CCI.
10. Transfers of Limited Partner Interests.
10.1 Restrictions on Transfer of Limited Partner Interests.
10.1.1 Subject to the provisions of this Section 10.1, no Limited Partner may offer, sell, assign, hypothecate, pledge or otherwise transfer all or any portion of its Limited Partner Interest, or any of such Limited Partner’s economic rights as a Limited Partner, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a “Transfer”) without the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion. Any such purported Transfer undertaken without such consent shall be considered to be null and void ab initio and shall not be given effect. The General Partner may require, as a condition of any Transfer to which it consents, that the transferor assume all costs incurred by the Partnership in connection therewith.
10.1.2 No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer (i.e., a Transfer consented to as contemplated by Section 10.1.1 or Section 10.1.3 or a Transfer made pursuant to Section 10.4) of all of its Limited Partner Units pursuant to this Section 10 or pursuant to an exchange of all of its Common Units pursuant to Section 9.4. Upon the permitted Transfer or redemption of all of a Limited Partner’s Limited Partner Interest, such Limited Partner shall cease to be a Limited Partner.
10.1.3 Notwithstanding Section 10.1.1 and subject to Sections 10.1.4, 10.1.5 and 10.1.6, a Limited Partner may Transfer, with the consent of the General Partner, all or a portion of its Limited Partner Units to (i) a parent or parent’s spouse, natural or adopted descendants, spouse of such descendant, or brother or sister, or a trust created by such Limited Partner for the benefit of such Limited Partner and/or any such Person, of which trust such Limited Partner or any such Person is a trustee, (ii) a corporation, a partnership or limited liability company controlled by a Person or Persons named in (i) above or (iii) if the Limited Partner is an entity, its beneficial owners.
10.1.4 No Limited Partner may effect a Transfer of its Limited Partner Interests, in whole or in part, if, in the opinion of legal counsel for the Partnership, such proposed Transfer would require the registration of the Limited Partner Interests under the Securities Act or would otherwise violate any applicable federal or state securities or blue sky law.
10.1.5 No Transfer by a Limited Partner of its Limited Partner Units, in whole or in part, may be made to any Person if, in the opinion of the General Partner based on the advice of legal counsel for the Partnership, if appropriate, the Transfer (i) would result in the Partnership’s being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), (ii) in the belief of the General Partner, would adversely affect the ability of CCI to continue to qualify as a REIT or subject CCI to any additional taxes under Section 857 or Section 4981 of the Code, (iii) in the belief of the General Partner, would cause the Limited Partner Units to be deemed to be “traded on an established securities market” or “readily tradable on a secondary market (or substantial equivalent thereof)” under the provisions applicable to publicly traded partnership status under Section 7704 of the Code and the Regulations promulgated thereunder, (iv) would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA or to Section 4975 of the Code, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code), (v) would, in the belief of the General Partner, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101 or (vi) would subject the Partnership to be regulated under the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or the fiduciary responsibility provisions of ERISA.
10.1.6 No Limited Partner may Transfer any Limited Partner Units to a lender to the Partnership or any Person who is related (within the meaning of Regulations Section 1.752-4(b)) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Regulations Section 1.752-1(a)(2)), without the consent of the General Partner, which may be withheld in its sole and absolute discretion, provided that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem for the Cash Amount any Limited Partner Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a Partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.
10.1.7 Any Transfer in contravention of any of the provisions of this Section 10 shall be void and ineffectual and shall not be binding upon or recognized by the Partnership.
10.1.8 Prior to the consummation of any Transfer under this Section 10, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer.
10.2 Admission of Substitute Limited Partner.
10.2.1 Subject to the other provisions of this Section 10, an assignee of a Limited Partner Interest (which shall be understood to include any purchaser, transferee, donee, or other recipient of any disposition of such Limited Partner Interest) shall be admitted as a Limited Partner only with the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion and upon the satisfactory completion of the following:
(a) The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Exhibit A, and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner.
(b) The assignee shall have delivered a letter containing the representations, requirements and agreements set forth in Section 15.
(c) If the assignee is a corporation, partnership, limited liability company or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee’s authority to become a Limited Partner under the terms and provisions of this Agreement.
(d) The assignee shall have executed the power of attorney as set forth in Section 14.
(e) The assignee shall have paid all legal fees and other expenses of the Partnership and the General Partner and filing and publication costs in connection with its substitution as a Limited Partner.
(f) The assignee has obtained the prior written consent of the General Partner to its admission as a Substitute Limited Partner, which consent may be given or denied in the exercise of the General Partner’s sole and absolute discretion.
10.2.2 For the purpose of allocating Net Income and Net Loss and distributing cash received by the Partnership, a Substitute Limited Partner shall be treated as having become a Partner upon the later of the date specified in the Transfer documents or the date on which the General Partner has received all necessary instruments of Transfer and substitution subject to Section 5.5.
10.2.3 The General Partner shall cooperate with the Person seeking to become a Substitute Limited Partner by preparing the documentation required by this Section 10.2 and making all official filings and publications. The Partnership shall take all such action as promptly as practicable after the satisfaction of the conditions in this Section 10 to the admission of such Person as a Limited Partner of the Partnership.

10.3 Rights of Assignees of Partnership Interests.
10.3.1 Subject to the provisions of Sections 10.1 and 10.2, except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner of its Partnership Interest until the Partnership has received notice thereof.
10.3.2 Any Person who is the assignee of all or any portion of a Limited Partner’s Limited Partner Interest, but does not become a Substitute Limited Partner and desires to make a further assignment of such Limited Partner Interest, shall be subject to all the provisions of this Section 10 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of its Limited Partner Interest.
10.4 Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner. The occurrence of an Event of Bankruptcy as to a Limited Partner, the death of a Limited Partner or a final adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue without dissolution. If an order for relief in a bankruptcy proceeding is entered against a Limited Partner, the trustee or receiver of the Limited Partner’s estate or, if a Limited Partner dies, the Limited Partner’s executor, administrator or trustee, or, if a Limited Partner is finally adjudicated incompetent, Limited Partner’s committee, guardian or conservator, any such Person shall have the rights of such Limited Partner for the purpose of settling or managing Limited Partner’s estate property and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or any part of his Partnership Interest and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Limited Partner.
10.5 Joint Ownership of Interests. A Partnership Interest may be acquired by two individuals as joint tenants with right of survivorship, provided that such individuals either are married or are related and share the same personal residence. The written consent or vote of both owners of any such jointly held Partnership Interest shall be required to constitute the action of the owners of such Partnership Interest; provided, however, that the written consent of only one joint owner will be required if the Partnership has been provided with evidence satisfactory to the counsel for the Partnership that the actions of a single joint owner can bind both owners under the applicable laws of the state of residence of such joint owners. Upon the death of one owner of a Partnership Interest held in a joint tenancy with a right of survivorship, the Partnership Interest shall become owned solely by the survivor as a Limited Partner and not as an assignee. The Partnership need not recognize the death of one of the owners of a jointly-held Partnership Interest until it shall have received notice of such death. Upon notice to the General Partner from either owner, the General Partner shall cause the Partnership Interest to be divided into two equal Partnership Interests, which shall thereafter be owned separately by each of the former owners.
10.6 Repurchase of Units. Following the date of acquisition of Limited Partner Units by a Limited Partner (the “Acquisition Date”), upon the written request of such Limited Partner (executed by the trustee or authorized agent in the case of a retirement plan) and in the sole discretion of the General Partner the Partnership may repurchase the Limited Partner Units (other than LTIP Units) of such Limited Partner as follows:
10.6.1 Beginning on the date that is one (1) year after the Acquisition Date and continuing for the three (3) year period thereafter, the purchase price for the repurchased Limited Partner Units shall be equal to 80% of the Net Asset Value of the Limited Partner Units as of a date that is at least sixty (60) days following the receipt by the Partnership of the Limited Partner’s written request for repurchase.
10.6.2 Beginning four (4) years after the Acquisition Date and continuing for the two (2) year period thereafter, the purchase price for the repurchased Limited Partner Units will be equal to 85% of the Net Asset Value of the Limited Partner Units as of a date that is at least sixty (60) days following the receipt by the Partnership of the Limited Partner’s written request for repurchase; and
10.6.3 For the period beginning six (6) years after the Acquisition Date and thereafter, the purchase price for the repurchased Limited Partner Units will be equal to 90% of the Net Asset Value of the Limited Partner Units as of a date that is at least sixty (60) days following the receipt by the Partnership of the Limited Partner’s written request for repurchase.
10.6.4 In the event that the General Partner decides to honor a request, it will notify the requesting Limited Partner in writing of such fact, subject to Section 10.6.6, within thirty (30) days of the Partnership’s receipt of the Limited Partner’s written request for repurchase described in this Section 10.6, and, after determination of the purchase price for the repurchased Limited Partner Units, will forward to such Limited Partner the documents necessary to effect such repurchase transaction.
10.6.5 Notwithstanding the above and subject to the sole discretion of the General Partner, in the case of the death or complete disability of a limited partner, the repurchase of the Limited Partner Units may occur at any time after the Acquisition Date and, if accepted by the General Partner, the purchase price for the repurchased Limited Partner Units will be equal to 95% of the Net Asset Value of the Limited Partner Units as of a date that is at least sixty (60) days following the receipt by the Partnership of the Limited Partner’s written request for repurchase.
10.6.6 The effective date of the repurchase transaction shall be not less than sixty (60) or more than ninety (90) calendar days following the receipt of the written request by the Partnership described in Section 10.6.1.
10.6.7 Fully executed documents to effect the repurchase transaction must be returned to the Partnership at least thirty (30) days prior to the effective date of the repurchase transaction.
10.6.8 Upon receipt of the required documentation, the Partnership will, on the effective date of the repurchase transaction and subject to approval by the General Partner, repurchase the Limited Partner Units, provided that if sufficient amounts are not then available, in the General Partner’s sole discretion, to repurchase all of such Limited Partner Units, only a portion of such Limited Partner Units will be repurchased, unless otherwise approved by the General Partner as set forth herein. Limited Partner Units repurchased by the Partnership pursuant to this Section 10.6 shall be promptly cancelled.
10.6.9 In the event that insufficient funds are available, in the General Partner’s sole discretion, to repurchase all of such Limited Partner Units, the Limited Partner will be deemed to have priority for subsequent Partnership repurchases over Limited Partners who subsequently request repurchases.
10.6.10 Repurchases of Limited Partner Units shall be subject to the restrictions set forth in Section 10.1. Such requests will be considered by the General Partner in the order in which they are received. No repurchase may result in a Limited Partner owning a partial Unit.
10.6.11 In no event shall Limited Partner Units owned by the General Partner or its Affiliates be repurchased by the Partnership pursuant to this Section 10.6.
10.6.12 Notwithstanding the above or the restrictions in Section 10.1, the Partnership shall not purchase more than 10% in the aggregate of the total Limited Partner Units (other than those excluded by Regulation Section 1.7704-1(k)(1)(ii)) of the Partnership per annum reduced by the percentage of any transfers made under Regulation Sections 1.7704-1(g) or transfers that do not qualify for safe harbor treatment under the Regulations (which excludes private transfers described in Regulation Section 1.7704-1(e)).
10.6.13 Notwithstanding anything in this Section 10.6 to the contrary, in no event shall the Partnership repurchase any LTIP Unit.
10.6.14 The Acquisition Date for purposes of this Section 10.6 shall be deemed to be the date the LTIP Unit was issued with respect to the repurchase of any Common Unit into which an LTIP Unit automatically converted pursuant to its terms.
11. Books and Records; Accounting; Tax Matters.
11.1 Books and Records. At all times during the continuance of the Partnership, the Partners shall keep or cause to be kept at the Partnership’s specified office true and complete books of account in accordance with generally accepted accounting principles, including: (i) a current list of the full name and last known address of each Partner, (ii) a copy of the Certificate, (iii) copies of the Partnership’s federal, state and local income tax returns and reports, (iv) copies of this Agreement and any financial statements of the Partnership for the three most recent years and (v) all documents and information required under the Act.

11.2 Custody of Partnership Funds; Bank Accounts.
11.2.1 All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking or brokerage institutions as the General Partner shall determine, and withdrawals shall be made only on such signature or signatures as the General Partner may, from time to time, determine.
11.2.2 All deposits and other funds not needed in the operation of the business of the Partnership may be invested by the General Partner in investment grade instruments (or investment companies whose portfolio consists primarily thereof), government obligations, certificates of deposit, bankers’ acceptances, municipal notes and bonds or other investments approved by the Board of Directors. The funds of the Partnership shall not be commingled with the funds of any other Person except for such commingling as may necessarily result from an investment in those investment companies permitted by this Section 11.2.2.
11.3 Fiscal and Taxable Year. The fiscal and taxable year of the Partnership shall be the calendar year, except as otherwise required by applicable law.
11.4 Annual Tax Information and Report. The General Partner will use its best efforts to supply within 75 days after the end of each fiscal year of the Partnership to each person who was a Limited Partner at any time during such year the tax information necessary for such Limited Partner to file such Limited Partner’s individual tax returns as shall be reasonably required by law.
11.5 Partnership Representative; Tax Elections.
11.5.1 The General Partner shall be the “partnership representative” for purposes of Section 6223 and 6231 of the Code (or any similar or corresponding provision of state or local law) and shall, at the Partnership’s expense, cause to be prepared and timely filed after the end of each taxable year of the Partnership all federal and state income tax returns required of the Partnership for such taxable year. The General Partner shall have sole authority to appoint on behalf of the Partnership any “designated individual” (or similar person) under Section 6223 of the Code and Regulations thereunder (or any similar or corresponding provision under state or local law), and reference in this Agreement to the “partnership representative” shall also include any such “designated individual” (or similar person). The Partnership shall make such elections pursuant to the provisions of the Code as the General Partner, in its sole discretion, deems appropriate (including, in the General Partner’s sole discretion, an election under Section 754 of the Code).
11.5.2 If any audit adjustment results in an underpayment of tax that is imputed to the Partnership and would be assessed and collected at the Partnership level in the period that the adjustment becomes final, the Partnership may, in the sole discretion of the General Partner, elect:
(a) to pay an imputed underpayment as calculated under Section 6225(b) of the Code (or any similar or corresponding provision of state or local law) with respect to such adjustment, including interest, penalties and related tax (and the costs incurred in connection with such adjustment and related proceedings) (“Imputed Underpayment”) in the Adjustment Year or otherwise take the Internal Revenue Service adjustment into account in the Adjustment Year. The General Partner shall use commercially reasonable efforts to reduce the amount of such Imputed Underpayment on account of the tax-exempt status (as defined in Section 168(h)(2) of the Code) of any Limited Partner as provided in Section 6225(c)(3) of the Code (or any similar or corresponding provision of state or local law). Each Limited Partner agrees to indemnify and hold harmless the Partnership and the General Partner from and against any liability with respect to the Limited Partner’s proportionate share of any Imputed Underpayment, regardless of whether such Limited Partner is a Limited Partner in the Adjustment Year, and to promptly pay its proportionate share of any Imputed Underpayment to the Partnership within 15 days following the General Partner’s request for payment and any amount that is not funded shall be treated in accordance with Section 6.2. Each Limited Partner’s proportionate share of any Imputed Underpayment shall be determined by the General Partner in good faith taking into account each Limited Partner’s (or former Partner’s) particular status, including its tax-exempt or non-United States status, its interest in the Partnership in the “Reviewed Year,” and its timely provision of information necessary to reduce the amount of Imputed Underpayment set forth in Section 6225(c) of the Code (or any similar or corresponding provision of state or local law); or

(b) under Section 6226(a) of the Code (or any similar or corresponding provision of state or local law), to cause the Partnership to issue adjusted Schedule K-1s or any other similar statement prescribed by the Code, Regulations or other administrative guidance published by the Internal Revenue Service or other taxing authority to each applicable Partner for the Reviewed Year, who will then be required to pay their allocable share of tax otherwise attributable to the Partnership. Each Partner hereby agrees and consents to such election and agrees to take any action, and furnish the General Partner with any information necessary to give effect to such election, as required by such Section 6226(a) of the Code and applicable Regulations or other administrative guidance published by the Internal Revenue Service or other taxing authority.
11.6 Reports to Limited Partners.
11.6.1 As soon as practicable after the close of each fiscal quarter (other than the last quarter of the fiscal year), upon written request by a Limited Partner to the General Partner, the General Partner shall make available to such Limited Partner a quarterly report containing financial statements of the Partnership, or of CCI and the General Partner if such statements are prepared solely on a consolidated basis with CCI and the General Partner, for such fiscal quarter, presented in accordance with generally accepted accounting principles. As soon as practicable after the close of each fiscal year, upon written request by a Limited Partner to the General Partner, the General Partner shall make available to such Limited Partner an annual report containing financial statements of the Partnership, or of CCI and the General Partner if such statements are prepared solely on a consolidated basis with CCI and the General Partner, for such fiscal year, presented in accordance with generally accepted accounting principles. The annual financial statements shall be audited by accountants selected by the General Partner.
11.6.2 Any Partner shall further have the right to a private audit of the books and records of the Partnership at the expense of such Partner, provided such audit is made for Partnership purposes and is made during normal business hours.
11.7 Access to Books and Records. Any Partner or its duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to inspect or copy the information of the Partnership identified in Section 11.1 during ordinary business hours. Notwithstanding the foregoing, the General Partner, in its sole discretion, may restrict receipt of the information identified in Section 11.1, if the General Partner reasonably believes that disclosure of such information is not in the best interest of the Partnership or could damage the Partnership or the General Partner or its business or the requesting Limited Partner’s reason for obtaining the applicable information is, in the General Partner’s sole discretion, related to the Limited Partner’s individual purposes and not for a Partnership purpose.
12. Amendment of Agreement.
12.1 General. The General Partner’s consent shall be required for any amendment to this Agreement. The General Partner, without the consent of any Limited Partner (other than the Special Limited Partner if such amendment adversely affects the economic rights of the Special Limited Partner), may amend this Agreement in any respect, including, without limitation, (i) in connection with any merger or consolidation of the Partnership with any other partnership or business entity (as defined in Section 17-211 of the Act), (ii) in connection with any merger or consolidation of the General Partner or CCI in a transaction described in Section 8.1.2, 8.1.3 or 8.1.4 and (iii) in connection with any issuance of additional Partnership Interests in accordance with Section 4.3; provided, however, that the following amendments to this Agreement shall require a Common Majority Vote:
12.1.1 any amendment affecting the operation of the Conversion Factor or the Exchange Right (except as provided in Section 9.4.4 or 8.1.4) in a manner adverse to the Common Limited Partners;
12.1.2 any amendment that would adversely affect the rights of the Common Limited Partners to receive the distributions payable to them hereunder, other than with respect to the issuance of additional Participating Partnership Units and Preferred Units pursuant to Section 4;
12.1.3 any amendment that would economically reduce the Partnership’s relative share of Net Income and Net Loss to the Limited Partners, other than with respect to the issuance of additional Participating Partnership Units and Preferred Units pursuant to Section 4; or

12.1.4 any amendment that would impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership.
12.2 Amendment Without the Consent of the Limited Partners. The ability of the General Partner to amend this Agreement without the consent of the Limited Partners, pursuant to Section 12.1, includes, but is not limited to, any amendment to:
12.2.1 add or modify a distribution reinvestment plan for the General Partner or the Partnership;
12.2.2 modify the allocation provisions of the Agreement to comply with Code Section 704(b) or 704(c);
12.2.3 add to the representations, duties, services or obligations of the General Partner or any Affiliates for the benefit of the Limited Partners;
12.2.4 cure any ambiguity or mistake, correct or supplement any provision in the Agreement that may be inconsistent with any other provision, or make any other provision with respect to matters or questions arising under the Agreement that will not be inconsistent with the provisions of the Agreement;
12.2.5 amend the Agreement to reflect the addition or substitution of Limited Partners or the reduction of the Capital Accounts upon the return of capital to the Limited Partners;
12.2.6 minimize the adverse impact of, or comply with, any “plan assets” for ERISA purposes;
12.2.7 execute, acknowledge and deliver any and all instruments to effectuate the foregoing, including the execution, acknowledgment and delivery of any such instrument by the attorney-in-fact for the General Partner under a special or limited power of attorney and to take all such actions in connection therewith as the General Partner deems necessary or appropriate with the signature of the General Partner acting alone;
12.2.8 change the name and/or principal place of business of the Partnership;
12.2.9 decrease the rights and powers of the General Partner (so long as such decrease does not impair the ability of the General Partner to manage the Partnership and conduct its business affairs);
12.2.10 sell preferred units and other securities and admit preferred limited partners and other limited partners to the Partnership;
12.2.11 make any changes necessary or advisable to enable CCI to qualify or maintain its status as a REIT;
12.2.12 establish or amend exchange rights for the exchange of Units for an equivalent number of REIT Shares;
12.2.13 establish or amend a Unit repurchase program; or
12.2.14 make any changes necessary or advisable to satisfy concerns of the Commission, any state securities regulator or any stock exchange in connection with a securities offering by the General Partner or otherwise.
12.2.15 No amendment will be adopted pursuant to Sections 12.2.10 or 12.2.14 without the consent of the Limited Partners unless the adoption thereof (i) is for the benefit of and not adverse to the interests of the Partnership and (ii) does not affect the limited liability of the Limited Partners or the status of the Partnership as a partnership for federal income tax purposes.
12.3 Meetings of Partners.
12.3.1 The Partners may but shall not be required to hold any annual, periodic or other formal meetings. Meetings of the Partners may be called by the General Partner or by any Limited Partner or Limited Partners holding at least 10% of the Common Units in the Partnership.
12.3.2 The Partner or Partners calling the meeting may designate any place within the State of Delaware as the place of meeting for any meeting of the Partners or may designate that the meeting shall take place only through remote communications; and Partners holding at least a majority of the

Participating Partnership Units in the Partnership or the General Partner may designate any place outside the State of Delaware as the place of meeting for any meeting of the Partners. If no designation is made, or if a special meeting is called, the place of meeting shall be the principal place of business of the Partnership.
12.3.3 Except as provided in Section 12.3.4, written notice stating the place (if any), day and hour of the meeting, the means of remote communications, if any, by which Partners and proxyholders may be deemed to be present in person and vote at such meeting, and the purpose or purposes for which the meeting is called shall be delivered not less than 10 nor more than 90 days before the date of the meeting, either personally or by mail, by or at the direction of the Partner or Partners calling the meeting, to each Partner entitled to vote at such meeting and to each Partner not entitled to vote who is entitled to notice of the meeting.
12.3.4 Anything in this Agreement to the contrary notwithstanding, with respect to any meeting of the Partners, any Partner who in person or by proxy shall have waived in writing notice of the meeting, either before or after such meeting, or who shall attend the meeting in person or by proxy, shall be deemed to have waived notice of such meeting unless such Partner attends for the express purpose of objecting, at the beginning of the meeting, and does so object to the transaction of any business because the meeting is not lawfully called or convened.
12.3.5 If all of the Partners shall meet at any time and place, either within or outside of the State of Delaware (or by remote communications), in person or by proxy, and consent to the holding of a meeting at such time and place (or by remote communications), such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.
12.3.6 For the purpose of determining Partners entitled to notice of or to vote at any meeting of Partners or any adjournment thereof, the date on which notice of the meeting is mailed shall be the record date. When a determination of Partners entitled to vote at any meeting of Partners has been made as provided in this Section, such determination shall apply to any adjournment thereof.
12.3.7 Partners holding at least a Majority Vote, or a majority of the Preferred Units if applicable, entitled to vote at a meeting, represented in person or by proxy, shall constitute a quorum at any meeting of Partners. In the absence of a quorum at any such meeting, Partners holding at least a Majority Vote, or a majority of the Preferred Units if applicable, so represented may adjourn the meeting to another time and place (if any). Any business that might have been transacted at the original meeting may be transacted at any adjourned meeting at which a quorum is present. No notice of an adjourned meeting need be given if the time and place (if any) are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 120 days. The Partners present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Participating Partnership Units (other than LTIP Units), or Preferred Units if applicable, whose absence would cause less than a quorum to be present.
12.3.8 If a quorum is present, the affirmative vote of Partners holding a majority of the Participating Partnership Units (other than LTIP Units), or a majority of the Preferred Units if applicable, entitled to vote, present in person or represented by proxy, shall be binding on all Partners, unless the vote of a greater or lesser proportion or number of Participating Partnership Units (other than LTIP Units), or Preferred Units if applicable, or Partners is otherwise required by applicable law or by this Agreement. Unless otherwise expressly provided herein or required under applicable law, Partners who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Partners’ vote or consent is required may vote or consent upon any such matter and their Participating Partnership Units’ (other than LTIP Units), or Preferred Units if applicable, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Partners.
12.3.9 At all meetings of Partners, a Partner may vote in person or by proxy executed in writing by the Partner or by the Partner’s duly authorized attorney-in-fact. Such proxy shall be filed with the General Partner before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

12.3.10 Action required or permitted to be taken at a meeting of Partners may be taken without a meeting if the action is evidenced by one or more written consents or approvals describing the action taken and signed by Partners holding sufficient Participating Partnership Units (other than LTIP Units), or Preferred Units if applicable, as the case may be, to approve such action had such action been properly voted on at a duly called meeting of the Partners at which all Partners entitled to vote thereon were present and voted. Action taken under this Section 12.3.10 is effective when the requisite Partners or Partners with the requisite Participating Partnership Units (other than LTIP Units), or Preferred Units if applicable, as the case may be, have signed the consent or approval, unless the consent specifies a different effective date.
12.3.11 In the event this Agreement or applicable law requires the approval of, or other action to be taken by, any separate class or series of Preferred Units, references in this Section 12.3 to the Preferred Units shall mean such separate class or series.
13. Term and Dissolution.
13.1 Duration. The Partnership shall have a perpetual duration, except that the Partnership shall be dissolved and liquidated upon the first to occur of any of the following events:
13.1.1 The occurrence of an Event of Bankruptcy as to a General Partner or other Event of Withdrawal of a General Partner unless the business of the Partnership is continued without dissolution pursuant to Section 8.3.2; provided that if a General Partner is a partnership on the date of such occurrence, the dissolution (without reconstitution) of such General Partner as a result of the dissolution (without reconstitution), death, withdrawal, removal or Event of Bankruptcy of a partner in such partnership shall not be an event of dissolution of the Partnership if the business of such General Partner is continued without dissolution by the remaining partner or partners, either alone or with additional partners, and such General Partner and such partners comply with any other applicable requirements of this Agreement;
13.1.2 The passage of 90 days after the sale or other disposition (but not a transfer to a GP Subsidiary where the interests are held by the Partnership) of all or substantially all of the assets of the Partnership (provided that if the Partnership receives an installment obligation as consideration for such sale or other disposition, the Partnership shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as such obligation is paid in full); or
13.1.3 The determination by the General Partner that the Partnership should be dissolved.
13.2 Dissolution. Upon dissolution of the Partnership (unless the business of the Partnership is continued without dissolution pursuant to Section 8.3.2), the General Partner (or its trustee, receiver, successor or legal representative) shall liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with Section 13.4. Notwithstanding the foregoing, the liquidating General Partner may either (i) defer liquidation of, or withhold from distribution for a reasonable time, any assets of the Partnership (including those necessary to satisfy the Partnership’s debts and obligations) or (ii) distribute the assets in accordance with Section 13.4.
13.3 Certificate of Cancellation. As soon as possible following the occurrence of any of the events specified in Section 13.1 and the completion of the winding up of the Partnership in accordance with this Agreement and the Act, the General Partner or, if none, the Limited Partners or Person designated by a Common Majority Vote to liquidate the Partnership, shall execute and file a Certificate of Cancellation with the Office of the Secretary of State of the State of Delaware in such form as shall be required by the Act.
13.4 Liquidation of Property. Upon a dissolution of the Partnership (where the Partnership is not continued pursuant to Section 8.3.2), the General Partner (or in case there is no General Partner, the Limited Partners or Person designated by a Common Majority Vote to liquidate the Partnership) shall take full account of the Partnership Property and liabilities, shall liquidate the Property as promptly as is consistent with obtaining the fair market value thereof, and shall apply and distribute the proceeds therefrom in accordance with Section 6.6.
13.5 Distributions Upon Dissolution. Each Partner shall look solely to the assets of the Partnership for all distributions and its Capital Contributions, and shall have no recourse therefor (upon dissolution or otherwise) against the General Partner or any Limited Partner. No Partner shall be required to restore any deficit in the Partner’s Capital Account.

14. Power of Attorney.
14.1 Appointment. Each Limited Partner and any assignee constitutes and appoints the General Partner and the authorized officers and attorneys-in-fact of each of the foregoing, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:
14.1.1 execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (i) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property, (ii) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement duly adopted in accordance with the terms of this Agreement, (iii) all conveyances and other instruments or documents that the General Partner or any liquidator deems appropriate or necessary to reflect the distribution or exchange of assets of the Partnership pursuant to the terms of this Agreement, (iv) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Sections 10 and 13 or the Capital Contributions of any Partner and (v) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and
14.1.2 execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any liquidator, to effectuate the terms or intent of this Agreement. Nothing contained herein shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Section 12 or as may be otherwise expressly provided for in this Agreement.
14.2 Irrevocability, Waiver of Defense and Delivery. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent incapacity of any Limited Partner or any assignee or the Transfer of all or any portion of such Limited Partner’s or assignee’s Partnership Units and shall extend to such Limited Partner’s or any assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or any assignee hereby agrees to be bound by any representation made by the General Partner, acting in good faith pursuant to such power of attorney; and each such Limited Partner or any assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner, taken in good faith under such power of attorney. Each Limited Partner or any assignee shall execute and deliver to the General Partner, within 15 days after receipt of the General Partner’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or any liquidator, as the case may be, may reasonably deem necessary to effectuate this Agreement and the purposes of the Partnership.
15. Representations and Warranties.
15.1 Authority of Individuals. Each Partner that is an individual (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to each other Partner that (i) such Partner has the legal capacity to enter into this Agreement and perform such Partner’s obligations hereunder and (ii) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any agreement by which such Partner or any of such Partner’s property is or are bound, or any statute, regulation, order or other law to which such Partner is subject.
15.2 Authority of Non-Individuals. Each Partner that is not an individual (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to each other Partner that (i) its execution and delivery of this Agreement, if applicable, and all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including without limitation, that of any general partner, committee, trustee, beneficiary, director, member and/or stockholder, as the case may be, as required and (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its certificate of limited partnership, partnership agreement, trust agreement, limited liability company operating agreement, charter or bylaws, as the case may be, any agreement by which such Partner or any of such Partner’s properties or any of its partners, beneficiaries, trustees, directors, members or stockholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, trustees, beneficiaries, directors, members or stockholders, as the case may be, is or are subject.
15.3 Enforceability. Each Partner (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to each other Partner that this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally, as from time to time in effect, or the application of equitable principles.
15.4 Investment Purpose. Each Limited Partner represents and warrants to the General Partner and to the Partnership that the acquisition of its Partnership Interest is made as a principal for its account for investment purposes only and not with a view to the resale or distribution of such Partnership Interest.
15.5 Ownership Limits. Each Partner represents and warrants that at any time such Partner actually owns or constructively owns a 25% or greater capital interest or profits interest in the Partnership, it does not and will not, without the prior written consent of the General Partner, actually own or constructively own (i) with respect to any tenant that is a corporation, any stock of such tenant and (ii) with respect to any tenant that is not a corporation, any interest in either the assets or net profits of such tenant.
15.6 Ownership Disclosure. Each Partner represents and warrants that upon request of the General Partner, it will promptly disclose to the General Partner the amount of REIT Shares or other capital shares of CCI that it actually owns or constructively owns.
15.7 Assignment. Each Limited Partner represents and warrants that it will not sell, assign or otherwise Transfer its Partnership Interest or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not make the representations and warranties to the General Partner set forth in Section 15.4 above and similarly agree not to sell, assign or Transfer such Partnership Interest or fraction thereof to any Person who does not similarly represent, warrant and agree.
15.8 Violations. Each Partner understands that if, for any reason, (i) the representations, warranties or agreements set forth above are violated or (ii) the Partnership’s actual or constructive ownership of REIT Shares or other capital shares of CCI violates the limitations set forth in the Articles of Incorporation, then (x) the Exchange Right may become non-exercisable and (y) some or all of the REIT Shares owned by the Partners may be automatically transferred to a trust for the benefit of a charitable beneficiary as provided in the Articles of Incorporation.
15.9 Survival. The representations and warranties contained in this Section 15 shall survive the admission of such Partner to the Partnership (and, in the case of an Additional Limited Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution and winding up of the Partnership.
16. General Provisions.
16.1 Notices. All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon deposit in the United States mail, registered, postage prepaid return receipt requested, to the Partners at the addresses set forth on Exhibit A; provided, however, that any Partner may specify a different address by notifying the General Partner in writing of such different address. Notices to the Partnership shall be delivered at or mailed to its specified office.
16.2 Survival of Rights. Subject to the provisions hereof limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and the Partnership and their respective legal representatives, successors, transferees and assigns.

16.3 Additional Documents. Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents which may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement or the Act.
16.4 Severability. If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.
16.5 Entire Agreement. This Agreement and attached exhibits constitute the entire agreement of the Partners and supersede all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.
16.6 Pronouns and Plurals. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require.
16.7 Headings. The Section headings or Sections in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Section.
16.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.
16.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware; provided, however, that any cause of action for any violation of federal or state securities laws shall not be governed by this Section 16.9.
16.10 Waiver of Jury Trial. Each Partner hereby waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.
16.11 Electronic Signatures. Any electronic signature of a party to this Agreement and of a party to take any action related to this Agreement or any agreement entered into by the Partnership shall be valid as an original signature and shall be effective and binding. Any such electronic signature (including the signature(s) to this Agreement) shall be deemed (i) to be “written” or “in writing,” (ii) to have been signed and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Fifth Amended and Restated Limited Partnership Agreement is adopted as of [   ], 2021 upon the effectiveness of the Partnership Merger and is being executed by the General Partner and the Special Limited Partner to evidence its adoption.
GENERAL PARTNER:

Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company

By:	Cottonwood Communities, Inc., a Maryland corporation, its sole member

By:
Enzio Cassinis, Chief Executive Officer
SPECIAL LIMITED PARTNER:

CC Advisors III, LLC, a Delaware limited liability company

By:	Cottonwood Communities Advisors, LLC, a Delaware limited liability, its sole member

	By:	Cottonwood Capital Management, Inc., a Maryland corporation, its manager

By:
Gregg Christensen, Chief Legal Officer
LIMITED PARTNERS:

Executed on behalf of the Limited Partners pursuant to the power of attorney set forth in Section 8.2 of the Fourth Amended and Restated Agreement and pursuant to the Merger Agreement.

Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company

By:	Cottonwood Communities, Inc., a Maryland corporation, its sole member

By:
Enzio Cassinis, Chief Executive Officer
[Signature Page to Fifth Amended and Restated Limited Partnership Agreement of Cottonwood Residential O.P., LP]

EXHIBIT A

PARTNERS’ CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS
Partner	Units	Percentage Interest
GENERAL PARTNER
Cottonwood Communities GP Subsidiary, LLC 1245 Brickyard Rd, Suite 250 Salt Lake City, Utah 84106	[On file with the Partnership]

SPECIAL LIMITED PARTNER
CC Advisors III, LLC 1245 Brickyard Rd, Suite 250 Salt Lake City, Utah 84106	[On file with the Partnership]

COMMON LIMITED PARTNERS
[On file with Partnership]	[On file with the Partnership]

SERIES 2016 PREFERRED LIMITED PARTNER
Cottonwood Communities GP Subsidiary, LLC 1245 Brickyard Rd, Suite 250 Salt Lake City, Utah 84106	[On file with the Partnership]

SERIES 2017 PREFERRED LIMITED PARTNER
Cottonwood Communities GP Subsidiary, LLC 1245 Brickyard Rd, Suite 250 Salt Lake City, Utah 84106	[On file with the Partnership]

SERIES 2019 PREFERRED LIMITED PARTNER
Cottonwood Communities, Inc. 1245 Brickyard Rd, Suite 250 Salt Lake City, Utah 84106	[On file with the Partnership]
Book Value of Partnership Units: The Common Units and General Partner Units shall be booked-up to $     per Unit.
Exhibit A

EXHIBIT B

NOTICE OF EXERCISE OF EXCHANGE RIGHT
In accordance with Section 9.4 of the Fifth Amended and Restated Limited Partnership Agreement (the “Agreement”) of Cottonwood Residential O.P., LP, the undersigned hereby irrevocably (i) presents for exchange     Common Units in Cottonwood Residential O.P., LP, in accordance with the terms of the Agreement and the Exchange Right referred to in Section 9.4, (ii) surrenders such Common Units and all right, title and interest therein and (iii) directs that the Cash Amount or REIT Shares Amount (as defined in the Agreement) as determined by the General Partner deliverable upon exercise of the Exchange Right be delivered to the address specified below, and if REIT Shares (as defined in the Agreement) are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below.
Dated:	(Name of Limited Partner)

By:
(Signature of Limited Partner)

Mailing Address:

		(City)	(State)	Zip Code

Signature Guaranteed by:

If REIT Shares are to be issued, issue to:

Name

Social Security or Tax I.D. Number
Exhibit B

EXHIBIT C

CALL NOTICE
In accordance with the Fifth Amended and Restated Agreement of Limited Partnership of Cottonwood Residential O.P., LP (the “Agreement”), the undersigned hereby irrevocably exercises its Call Right (as defined in the Agreement) with regard to all of the [Common Units/LTIP Units] (the “Called Units”) owned by the undersigned (the “Called Partner”) in Cottonwood Residential O.P., LP. The undersigned shall pay the [Cash Amount/REIT Shares Amount] to the Called Partner at the notice address of the Called Partner provided in the Agreement upon receipt of (i) an assignment of the Called Units duly executed by the Called Partner transferring all right, title and interest in the Called Units to the undersigned along with any certificate evidencing such Called Units, (ii) if REIT Shares are to be delivered, instructions as to the name, address and taxpayer identification number of the person to whom such REIT Shares will be registered or placed and (iii) the representation, warranty and certification of the Called Partner that such Called Partner (a) has marketable and unencumbered title to its Called Units, free and clear of any liens or the rights or interest of any other person or entity, (b) has the full right, power and authority to transfer and surrender such Called Units as provided herein and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent to or approve of such transfer and surrender.
Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company

By:
Printed Name:
Title:
Exhibit C

EXHIBIT D

PARTNERSHIP UNIT DESIGNATION OF CROP LTIP UNITS
1. Designation and Number; Definitions.
A class of Partnership Units in the Partnership designated as the “CROP LTIP Units” is hereby established, and the number of Partnership Units constituting such class shall not be greater than 2,000,000. Except to the extent a capital contribution is made with respect to a CROP LTIP Unit, each CROP LTIP Unit is intended to qualify as a “profits interest” in the Partnership. The following defined terms used in this Exhibit D shall have the meanings specified below:
“Capital Transaction” has the meaning set forth in Section 12.1 of this Designation.
“CROP LTIP Unit Adjustment Events” has the meaning set forth in Section 8 of this Designation.
“CROP LTIP Unit Conversion Date” has the meaning set forth in Section 9 of this Designation.
“Designation” shall mean this Partnership Unit Designation of CROP LTIP Units.
“Unvested CROP LTIP Units” has the meaning set forth in Section 3 of this Designation.
“Vested CROP LTIP Units” has the meaning set forth in Section 3 of this Designation.
“Vesting Agreement” has the meaning set forth in Section 3 of this Designation.
2. Ranking.
2.1 Except as otherwise provided in this Designation or elsewhere in the Agreement, the CROP LTIP Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Partnership, rank (i) on a parity with the Common Units and (ii) junior to all Partnership Units which rank senior to the Common Units.
2.2 The General Partner may, at any time and from time to time, determine to issue CROP LTIP Units in accordance with Section 4.3 of the Agreement. In connection with any such issuance, the General Partner shall (i) determine the amount of the Capital Contribution (if any) to be made in connection with such issuance and the manner in which such Capital Contribution shall be made and (ii) make such revisions to the Agreement as it determines are appropriate to reflect the issuance of such CROP LTIP Units. Upon the issuance of CROP LTIP Units, the holder of such CROP LTIP Units shall be admitted to the Partnership as an Additional Limited Partner upon furnishing to the General Partner (A) evidence of acceptance in form satisfactory to the General Partner and (B) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner. The admission of an Additional Limited Partner shall become effective on the date upon which the name of such person is recorded by the General Partner in the books and records of the Partnership.
3. Vesting.
CROP LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of an award, vesting or other similar agreement (a “Vesting Agreement”). The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the terms of any plan pursuant to which the CROP LTIP Units are issued, if applicable. CROP LTIP Units that have vested and are no longer subject to forfeiture under the terms of a Vesting Agreement are referred to as “Vested CROP LTIP Units”; all other CROP LTIP Units are referred to as “Unvested CROP LTIP Units.” Subject to the terms of any Vesting Agreement, a holder of CROP LTIP Units shall be entitled to transfer his or her CROP LTIP Units to the same extent, and subject to the same restrictions as holders of Common Units are entitled to transfer their Common Units pursuant to Section 10 of the Agreement.
4. Forfeiture or Transfer of Unvested CROP LTIP Units.
Unless otherwise specified in the relevant Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the forfeiture of any CROP LTIP Units, or the repurchase by the Partnership or the General Partner of CROP LTIP Units at a specified purchase price, then, upon the occurrence of the circumstances resulting in such forfeiture or repurchase by the Partnership or the General Partner, the relevant CROP
Exhibit D

LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose, or as transferred to the Partnership or General Partner, as applicable. Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any CROP LTIP Units that have been forfeited, other than any distributions declared with a record date prior to the effective date of the forfeiture.
5. Legend.
The books and records of the Partnership as maintained by the General Partner or by its agent (or if applicable any certificate evidencing a CROP LTIP Unit) shall bear an appropriate notation or legend indicating that additional terms, conditions and restrictions on transfer, including without limitation those set forth in a Vesting Agreement, apply to CROP LTIP Units.
6. Distributions.
The distributions to which holders of CROP LTIP Units will be entitled with respect to their CROP LTIP Units will be determined in accordance with the terms of the Agreement, including, without limitation, Section 6 of the Agreement.
7. Allocations.
The allocations to which holders of CROP LTIP Units will be entitled with respect to their CROP LTIP Units will be determined in accordance with the terms of the Agreement, including, without limitation, Section 5 of the Agreement.
8. Adjustments.
Unless otherwise provided by the terms of a specific series of CROP LTIP Units, as approved by the General Partner, the General Partner shall maintain a one-to-one correspondence between Common Units and CROP LTIP Units upon events (“CROP LTIP Unit Adjustment Events”) such as distributions on all outstanding Common Units in additional Partnership Units, subdivision, combination, reclassification or recapitalization of the Common Units. If more than one such event triggers an adjustment, the adjustment to the CROP LTIP Units need be made only once using a single formula that takes into account the multiple events as if they all occurred simultaneously. If in the opinion of the General Partner an adjustment to the CROP LTIP Units is required to maintain the same correspondence between Common Units and CROP LTIP Units after an event such as those described in the first sentence of this Section 8 of this Designation as existed prior to such event, the General Partner shall make such adjustment to the extent permitted by the Agreement, by law and by the terms of any plan pursuant to which the CROP LTIP Units have been issued in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances to maintain such correspondence. If an adjustment is made to the CROP LTIP Units as herein provided, the Partnership shall promptly (i) file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error, and (ii) give notice thereof to the holders of CROP LTIP Units affected thereby.
9. General Partner Initiated Conversion.
Each CROP LTIP Unit shall, upon the later to occur of (i) the CROP LTIP Unit becoming a Vested CROP LTIP Unit and (ii) the Book-Up Target of the CROP LTIP Unit equaling zero (such date, the “CROP LTIP Unit Conversion Date”), automatically and without further action by a holder convert into a Common Unit, after giving effect to all adjustments (if any) made pursuant to Section 8 of this Designation, and the General Partner shall reflect such conversion in the records of the Partnership. The General Partner shall maintain internal controls to track the automatic conversion of CROP LTIP Units described in this Section 9 of this Designation.
10. Conversion Procedures.
A conversion of Vested CROP LTIP Units shall occur automatically after the close of business on the applicable CROP LTIP Unit Conversion Date without any action on the part of such holder of CROP LTIP Units, as of which time such holder of CROP LTIP Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Common Units issuable upon such conversion. After the conversion of CROP LTIP Units as aforesaid, the Partnership shall deliver to such holder of CROP LTIP Units, upon his or her written request, a certificate of the General Partner certifying the number of Common Units and remaining CROP LTIP Units, if any, held by such Person immediately after such conversion.
Exhibit D

11. Treatment of Capital Account.
For purposes of making future allocations under Section 5 of the Agreement, as amended from time to time, the portion of the Economic Capital Account Balance of the applicable holder of CROP LTIP Units that is treated as attributable to his or her CROP LTIP Units shall be reduced, as of the date of conversion, by the product of the number of CROP LTIP Units converted and the Common Unit Economic Balance.
12. Mandatory Conversion in Connection with a Capital Transaction.
12.1 If the Partnership or the General Partner shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self-tender offer for all or substantially all Common Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes a CROP LTIP Unit Adjustment Event), in each case as a result of which Common Units shall be exchanged for or converted into the right to receive, or the holders of Common Units shall otherwise be entitled to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Capital Transaction”), then the CROP LTIP Units then eligible for conversion under Section 9 of this Designation, taking into account any allocations that occur in connection with the Capital Transaction or that would occur in connection with the Capital Transaction if the assets of the Partnership were sold for the consideration provided in the agreement or agreements with respect to the Capital Transaction or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the Capital Transaction (in which case the CROP LTIP Unit Conversion Date shall be the effective date of the Capital Transaction and the conversion shall occur immediately prior to the effectiveness of the Capital Transaction) shall convert into a Common Unit under Section 9 of this Designation.
12.2 In anticipation of such CROP LTIP Unit Conversion in Section 12.1 of this Designation and the consummation of the Capital Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of CROP LTIP Units to be afforded the right to receive in connection with such Capital Transaction in consideration for the Common Units into which his or her CROP LTIP Units will be converted pursuant to this Section 12 of this Designation the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Capital Transaction by a holder of the same number of Common Units, assuming such holder of Common Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person. In the event that holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Capital Transaction, prior to such Capital Transaction the General Partner shall give prompt written notice to each holder of CROP LTIP Units of such election, and shall use commercially reasonable efforts to afford such holders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion pursuant to this Section 12 of this Designation of each CROP LTIP Unit held by such holder into Common Units in connection with such Capital Transaction. If a holder of CROP LTIP Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion pursuant to this Section 12 of this Designation of each CROP LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of a Common Unit would receive if such holder of Common Units failed to make such an election.
12.3 Subject to the rights of the Partnership and the General Partner under any Vesting Agreement and the terms of any plan under which CROP LTIP Units are issued, the Partnership shall use commercially reasonable efforts to cause the terms of any Capital Transaction to be consistent with the provisions of this Section 12 of this Designation and to enter into an agreement with the successor or acquiring entity, as the case may be, for the benefit of the holders of CROP LTIP Units whose CROP LTIP Units will not be converted into Common Units in connection with the Capital Transaction that will contain provisions enabling the holders of CROP LTIP Units that remain outstanding after such Capital Transaction to preserve, as far as reasonably possible under the circumstances, the distribution, special allocation, conversion, and other rights set forth in this Designation and the Agreement (such agreement, a “Continuation Agreement”). If the Partnership is unable to enter into a Continuation Agreement with the successor or acquiring entity, as the case may be, the Partnership will purchase any remaining Vested CROP LTIP Units for the Cash Amount.
Exhibit D

12.4 To the extent a Capital Transaction is also a General Partner Liquidity Event pursuant to the Agreement and this Section 12 of this Designation is inconsistent with Section 9.5 of the Agreement with respect to the treatment of CROP LTIP Units, this Section 12 of this Designation shall control.
13. Redemption Right of LTIP Unit Limited Partners.
13.1 Subject to Sections 9.5 of the Agreement, CROP LTIP Units will not be redeemable at the option of the Partnership; provided, however, that the foregoing shall not prohibit the Partnership from repurchasing CROP LTIP Units from the holder thereof if and to the extent such holder agrees to sell such CROP LTIP Units.
13.2 Except as otherwise set forth in the relevant Vesting Agreement or other separate agreement entered into between the Partnership and a LTIP Unit Limited Partner, and subject to the terms and conditions set forth herein, in the Agreement or the terms of a specific series of CROP LTIP Units as approved by the General Partner, on or at any time after the applicable CROP LTIP Unit Conversion Date each LTIP Unit Limited Partner will have the same right (and subject to the same terms and conditions and to be effected in the same manner) to (i) require the Partnership to redeem all or a portion of the Common Units (but not CROP LTIP Units) into which such LTIP Unit Limited Partner’s CROP LTIP Units were converted as the other holders of Common Units in accordance with Section 9.4 of the Agreement and (ii) request the Partnership to repurchase all or a portion of the Common Units (but not CROP LTIP Units) into which such LTIP Unit Limited Partner’s CROP LTIP Units were converted as the other holders of Common Units in accordance with Section 9.4 of the Agreement.
14. Voting Rights.
Holders of CROP LTIP Units, whether vested or unvested, shall not have any voting rights other than as provided in Section 15 of this Designation.
15. Special Approval Rights.
15.1 Holders of CROP LTIP Units shall only (i) have those voting rights required from time to time by non-waivable provisions of applicable law, if any, and (ii) have the additional voting rights that are expressly set forth in this Section 15 of this Designation. The General Partner and/or the Partnership shall not, without the affirmative vote of holders of more than 50% of the then outstanding CROP LTIP Units (both vested (but not yet converted) and unvested) affected thereby, given in person or by proxy, either in writing or at a meeting (voting separately as a class), take any action that would materially and adversely alter, change, or amend, whether by merger, consolidation or otherwise, the rights, powers or privileges of such CROP LTIP Units, subject to the following exceptions:
15.1.1 no separate consent of the holders of CROP LTIP Units will be required if and to the extent that any such alteration, change, or amendment would, in a ratable and proportional manner, alter, change, or amend the rights, powers or privileges of the Common Units;
15.1.2 a merger, consolidation or other business combination or reorganization of the Partnership, the General Partner or any of their Affiliates shall not be deemed to materially and adversely alter, change, or amend the rights, powers or privileges of the CROP LTIP Units, so long as either (i) the CROP LTIP Units that are then eligible for conversion (or that the General Partner provides will be eligible for conversion in connection with the merger, consolidation or other business combination or reorganization) are converted into Common Units immediately prior to the effectiveness of the transaction, (ii) the holders of CROP LTIP Units either will receive, or will have the right to elect to receive, for each CROP LTIP Unit an amount of cash, securities, or other property equal to the amount of cash, securities or other property that would be paid in respect of such CROP LTIP Unit had it been converted into Common Units (or a fraction thereof, as applicable, under the terms provided by the terms of a specific series of CROP LTIP Units as approved by the General Partner), (iii) the CROP LTIP Units remain outstanding with their terms materially unchanged or (iv) if the Partnership is not the surviving entity in the merger, consolidation or other business combination or reorganization, the CROP LTIP Units are exchanged for a security of the surviving entity with terms that are materially the same with respect to rights to allocations, distributions, redemption, conversion and voting as the CROP LTIP Units.
15.1.3 any creation or issuance of Partnership Units (whether ranking junior to, on a parity with or senior to the CROP LTIP Units in any respect), which either (i) does not require the a Common Majority
Exhibit D

Vote or (ii) does require such consent and is authorized by a Common Majority Vote, together with any other class or series of units of Limited Partner Interest in the Partnership upon which like voting rights have been conferred, shall not be deemed to materially and adversely alter, change, or amend the rights, powers or privileges of the CROP LTIP Units; and
15.1.4 any waiver by the Partnership of restrictions or limitations applicable to any outstanding CROP LTIP Units with respect to any holder or holders thereof shall not be deemed to materially and adversely alter, change, or amend the rights, powers or privileges of the CROP LTIP Units with respect to other holders. For the avoidance of doubt, the General Partner in its sole discretion may waive any restrictions or limitations (including vesting restrictions or transfer restrictions) applicable to any outstanding CROP LTIP Units with respect to any holder or holders at any time and from time to time. Any such determination in the General Partner’s discretion in respect of such CROP LTIP Units shall be final and binding. Such determinations need not be uniform and may be made selectively among holders of CROP LTIP Units, whether or not such holders are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.
15.2 Notwithstanding the above, (i) if the holders of more than 50% of the then outstanding CROP LTIP Units (both vested (but not yet converted) and unvested) do not provide affirmative votes pursuant to Section 15.1 of this Designation for the action requested or (ii) if the requirements of Section 15.1.1 through 15.1.4 of this Designation cannot be met on a commercially reasonable basis, the Partnership shall have the option to purchase the CROP LTIP Units that are not entitled to be exchanged for the Cash Amount.
15.3 Any special approval rights provided in this Section 15 of this Designation will not apply if, as of or prior to the time when the action with respect to which such vote would otherwise be required will be taken or be effective, all outstanding CROP LTIP Units shall have been converted and/or exchanged, or provision is made for such exchange and/or conversion to occur as of or prior to such time, or all outstanding CROP LTIP Units have been repurchased pursuant to Section 15.2 of this Designation.
16. Rights to Transfer.
Subject to the terms of the relevant Vesting Agreement or other document pursuant to which CROP LTIP Units are granted, except in connection with the exercise of a LTIP Unit Exchange Right pursuant to Section 9.4 of the Agreement, a transfer of all or any portion of a holder’s CROP LTIP Units will be subject to Section 9 of the Agreement.
Exhibit D

EXHIBIT E

NOTICE OF ELECTION BY PARTNER TO CONVERT LTIP UNITS INTO COMMON UNITS
The undersigned holder of LTIP Units hereby irrevocably elects to convert the number of Vested LTIP Units in Cottonwood Residential O.P., LP (the “Partnership”) set forth below into Common Units in accordance with the terms of the Fifth Amended and Restated Limited Partnership Agreement of the Partnership, as amended. The undersigned hereby represents, warrants, and certifies that the undersigned (i) has title to such LTIP Units, free and clear of the rights or interests of any other Person other than the Partnership, (ii) has the full right, power, and authority to cause the conversion of such LTIP Units as provided herein and (iii) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion.
Name of Holder:
(Please Print: Exact Name as Registered with Partnership)
Number of LTIP Units to be Converted:

Conversion Date:

(Signature of Holder: Sign Exact Name as Registered with Partnership)

(Street Address)

(City)	(State)	(Zip Code)
Exhibit E

EXHIBIT F

NOTICE OF ELECTION BY PARTNERSHIP TO FORCE CONVERSION
OF LTIP UNITS INTO COMMON UNITS
Cottonwood Residential O.P., LP (the “Partnership”) hereby irrevocably elects to cause the number of LTIP Units held by the holder of LTIP Units set forth below to be converted into Common Units in accordance with the terms of the Fifth Amended and Restated Limited Partnership Agreement of the Partnership, as amended.
Name of Holder:
(Please Print: Exact Name as Registered with Partnership)
Number of LTIP Units to be Converted:
Conversion Date:
Exhibit F

EXHIBIT G

PARTNERSHIP UNIT DESIGNATION OF
THE SERIES 2016 PREFERRED UNITS
1. Number of Units and Designation.
A class of Preferred Partnership Units is hereby designated as “Series 2016 Preferred Units,” and the number of Preferred Partnership Units constituting such class shall equal 14,500,000.
2. Definitions.
For purposes of the Series 2016 Preferred Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the respective meanings assigned thereto in the Agreement:
“Redemption Event” shall mean the latest of the following to occur: (i) CCI’s qualification as a real estate investment trust, (ii) the Securities and Exchange Commission declares effective a registration statement covering the shares of non-voting common stock of the General Partner and (iii) the shares of non-voting common stock of the General Partner are traded on a national securities exchange with at least three market makers or a New York Stock Exchange specialist.
“Series 2016 Designation” shall mean this Partnership Unit Designation of Series 2016 Preferred Units.
“Series 2016 Distribution Payment Date” shall mean the first day of each month, or if not a business day, the next succeeding business day.
“Series 2016 Junior Partnership Units” has the meaning set forth in Section 7.3 of this Series 2016 Designation.
“Series 2016 Liquidation Preference” has the meaning set forth in Section 4.1 of this Series 2016 Designation.
“Series 2016 Parity Partnership Units” has the meaning set forth in Section 7.2 of this Series 2016 Designation.
“Series 2016 Purchase Price” shall mean $10.00 per Series 2016 Preferred Unit.
“Series 2016 Preferred Unit” means a Preferred Partnership Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Series 2016 Designation. It is the intention of the General Partner that each Series 2016 Preferred Unit shall be substantially the economic equivalent of one share of Series 2016 Preferred Stock.
“Series 2016 Preferred Stock” means the Series 2016 Preferred Stock, par value $0.01 per share, of the General Partner.
3. Distributions.
On every Series 2016 Distribution Payment Date, the holder of record of the Series 2016 Preferred Units shall be entitled to receive distributions payable in cash in an amount per Series 2016 Preferred Unit equal to 6.5% per annum return on the Series 2016 Purchase Price (equivalent to a fixed annual rate of $0.65 per Series 2016 Preferred Unit) which will be determined on a daily basis; provided, however, that, if the Series 2016 Preferred Units are outstanding on or after February 1, 2021, such distribution rate shall increase to a 7.0% per annum return on the Series 2016 Purchase Price. Each such distribution shall be payable to the holder of record of the Series 2016 Preferred Units as set forth in the records of the Partnership at the close of business on the record date for the dividend payable with respect to the Series 2016 Preferred Stock on such Distribution Payment Date. The holder of Series 2016 Preferred Units shall not be entitled to any distributions on the Series 2016 Preferred Units, whether payable in cash, property or stock, except as provided herein.
4. Liquidation Preference.
4.1 In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the Partnership (whether capital, surplus or otherwise) shall be made to or set apart for the holders of Series 2016 Junior Partnership Units, the holders of Series 2016
Exhibit G

Preferred Units shall be entitled to receive $10.00 per Series 2016 Preferred Unit (the “Series 2016 Liquidation Preference”), plus an amount per Series 2016 Preferred Unit equal to all distributions (whether or not declared or earned) accrued and unpaid on the Series 2016 Preferred Unit; but such holders shall not be entitled to any further payment. Until the holders of the Series 2016 Preferred Units have been paid the Series 2016 Liquidation Preference in full, plus an amount equal to all distributions (whether or not declared or earned) accrued and unpaid on the Series 2016 Preferred Unit to the date of final distribution to such holders, no payment shall be made to any holder of Series 2016 Junior Partnership Units upon the liquidation, dissolution or winding up of the Partnership. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series 2016 Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Series 2016 Parity Partnership Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series 2016 Preferred Units and any such Series 2016 Parity Partnership Units ratably in the same proportion as the respective amounts that would be payable on such Series 2016 Preferred Units and any such other Series 2016 Parity Partnership Units if all amounts payable thereon were paid in full.
4.2 Upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of Series 2016 Preferred Units and any Series 2016 Parity Partnership Units, as provided in this Section 4, any other series or class or classes of Series 2016 Junior Partnership Units shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series 2016 Preferred Units and any Series 2016 Parity Partnership Units shall not be entitled to share therein.
5. Redemption.
Series 2016 Preferred Units shall be redeemable or by the Partnership as follows:
5.1 Unless the Series 2016 Preferred Units have been earlier redeemed as set forth in Section 5.2 or Section 5.3, on January 31, 2021, the Partnership shall, to the extent there are funds legally available therefor and subject to the preferential rights of the holders of the Partnership Units that have a liquidation preference to the Series 2016 Preferred Units, redeem all of the Series 2016 Preferred Units for cash at a redemption price equal to the Series 2016 Purchase Price plus any accrued but unpaid distributions through the redemption date. Notwithstanding the above, the Partnership may, in the discretion of the General Partner and only if the General Partner has extended the term of the Series 2016 Preferred Stock, extend the redemption date for up to two 1-year periods.
5.2 Subject to Section 5.3, the Partnership may, in the sole discretion of the General Partner, redeem for cash the Series 2016 Preferred Units at any time prior to January 31, 2021, in whole or in part, at a redemption price equal to 102% of the Series 2016 Purchase Price plus any accrued but unpaid distributions through the redemption date.
5.3 In connection with a Redemption Event or within 365 days thereafter, the Partnership may, in the sole discretion of the General Partner, redeem for cash the Series 2016 Preferred Units at a redemption price equal to the Series 2016 Purchase Price plus any accrued but unpaid distributions through the redemption date.
6. Cancellation of Units; Status of Reacquired Units.
Upon the reacquisition in any manner by CCI of any shares of Series 2016 Preferred Stock, a like number of Series 2016 Preferred Units, automatically and without any further action by the holder of Series 2016 Preferred Units or the Partnership, shall be deemed cancelled. All Series 2016 Preferred Units that have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.
7. Ranking.
Any class or series of Partnership Units of the Partnership shall be deemed to rank:
7.1 prior or senior to the Series 2016 Preferred Units, as to the payment of distributions and as to distributions of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series 2016 Preferred Units;
Exhibit G

7.2 on a parity with the Series 2016 Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Series 2016 Preferred Units if the holders of such class or series of Partnership Units and the Series 2016 Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per unit or other denomination or liquidation preferences, without preference or priority of one over the other, and expressly includes the Series 2017 Preferred Units and the Series 2019 Preferred Units (collectively, the “Series 2016 Parity Partnership Units”); and
7.3 junior to the Series 2016 Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such class or series of Partnership Units shall be Common Units or (ii) the holders of Series 2016 Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series of Partnership Units (the Partnership Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as “Series 2016 Junior Partnership Units”).
8. Special Allocations.
8.1 Gross income and, if necessary, gain shall be allocated to the holder of Series 2016 Preferred Units for any Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent that the holder of Series 2016 Preferred Units receives a distribution on any Series 2016 Preferred Units (other than for a return of its original Capital Contributions).
8.2 If any Series 2016 Preferred Units are redeemed pursuant to Section 5 hereof, for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holder of Series 2016 Preferred Units to the extent that the redemption amount paid or payable with respect to the Series 2016 Preferred Units so redeemed exceeds the aggregate Capital Contribution per Series 2016 Preferred Unit allocable to the Series 2016 Preferred Units so redeemed and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holder of Series 2016 Preferred Units to the extent that the aggregate Capital Contribution per Series 2016 Preferred Unit allocable to the Series 2016 Preferred Units so redeemed exceeds the redemption amount paid or payable with respect to the Series 2016 Preferred Units so redeemed. The intent of this Section is that gain or loss shall be allocated so that the ending Capital Account of a holder of Series 2016 Preferred Units is equal to zero after a redemption.
9. Restrictions on Ownership.
The Series 2016 Preferred Units shall be transferrable and must be owned and held at all times solely by CCI or the General Partner.
10. Adjustments for Stock Splits, etc.
If the number of outstanding shares of Series 2016 Preferred Stock is adjusted at any time or from time to time as a result of any stock dividend, or any reclassification, subdivision or combination of the outstanding shares of Series 2016 Preferred Stock into a greater or smaller number of shares of Series 2016 Preferred Stock, then a similar adjustment to the number of outstanding Series 2016 Preferred Units shall be made in order to preserve the economic equivalence of the Series 2016 Preferred Stock and the Series 2016 Preferred Units.
11. General.
11.1 The ownership of Series 2016 Preferred Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates. The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent redemption, or any other event having an effect on the ownership of, the Series 2016 Preferred Units.
11.2 The rights of the General Partner, in its capacity as a holder of the Series 2016 Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner in any other capacity under the Agreement or applicable law. In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of the General Partner under the Agreement, other than in its capacity as a holder of the Series 2016 Preferred Units.
Exhibit G

EXHIBIT H

PARTNERSHIP UNIT DESIGNATION OF
THE SERIES 2017 PREFERRED UNITS
1. Number of Units and Designation.
A class of Preferred Partnership Units is hereby designated as “Series 2017 Preferred Units,” and the number of Preferred Partnership Units constituting such class shall equal 5,000,000.
2. Definitions.
For purposes of the Series 2017 Preferred Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the respective meanings assigned thereto in the Agreement:
“Redemption Event” shall mean the latest of the following to occur: (i) CCI’s qualification as a real estate investment trust, (ii) the Securities and Exchange Commission declares effective a registration statement covering the shares of non-voting common stock of the General Partner and (iii) the shares of non-voting common stock of the General Partner are traded on a national securities exchange with at least three market makers or a New York Stock Exchange specialist.
“Series 2017 Designation” shall mean this Partnership Unit Designation of Series 2017 Preferred Units.
“Series 2017 Distribution Payment Date” shall mean the first day of each month, or if not a business day, the next succeeding business day.
“Series 2017 Junior Partnership Units” has the meaning set forth in Section 7.3 of this Series 2017 Designation.
“Series 2017 Liquidation Preference” has the meaning set forth in Section 4.1 of this Series 2017 Designation.
“Series 2017 Parity Partnership Units” has the meaning set forth in Section 7.2 of this Series 2017 Designation.
“Series 2017 Purchase Price” shall mean $10.00 per Series 2017 Preferred Unit.
“Series 2017 Preferred Unit” means a Preferred Partnership Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Series 2017 Designation. It is the intention of the General Partner that each Series 2017 Preferred Unit shall be substantially the economic equivalent of one share of Series 2017 Preferred Stock.
“Series 2017 Preferred Stock” means the Series 2017 Preferred Stock, par value $0.01 per share, of the General Partner.
3. Distributions.
On every Series 2017 Distribution Payment Date, the holder of record of the Series 2017 Preferred Units shall be entitled to receive distributions payable in cash in an amount per Series 2017 Preferred Unit equal to 7.5% cumulative but not compounded per annum return on the Series 2017 Purchase Price (equivalent to a fixed annual rate of $0.75 per Series 2017 Preferred Unit) which will be determined on a daily basis; provided, however, that, if the Series 2017 Preferred Units are outstanding on or after February 1, 2022, such distribution rate shall increase to an 8.0% cumulative but not compounded per annum return on the Series 2017 Purchase Price. Each such distribution shall be payable to the holder of record of the Series 2017 Preferred Units as set forth in the records of the Partnership at the close of business on the record date for the dividend payable with respect to the Series 2017 Preferred Stock on such Distribution Payment Date. The holder of Series 2017 Preferred Units shall not be entitled to any distributions on the Series 2017 Preferred Units, whether payable in cash, property or stock, except as provided herein.
4. Liquidation Preference.
4.1 In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the Partnership (whether capital, surplus or otherwise) shall
Exhibit H

be made to or set apart for the holders of Series 2017 Junior Partnership Units, the holders of Series 2017 Preferred Units shall be entitled to receive $10.00 per Series 2017 Preferred Unit (the “Series 2017 Liquidation Preference”), plus an amount per Series 2017 Preferred Unit equal to all distributions (whether or not declared or earned) accrued and unpaid on the Series 2017 Preferred Unit; but such holders shall not be entitled to any further payment. Until the holders of the Series 2017 Preferred Units have been paid the Series 2017 Liquidation Preference in full, plus an amount equal to all distributions (whether or not declared or earned) accrued and unpaid on the Series 2017 Preferred Unit to the date of final distribution to such holders, no payment shall be made to any holder of Series 2017 Junior Partnership Units upon the liquidation, dissolution or winding up of the Partnership. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series 2017 Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Series 2017 Parity Partnership Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series 2017 Preferred Units and any such Series 2017 Parity Partnership Units ratably in the same proportion as the respective amounts that would be payable on such Series 2017 Preferred Units and any such other Series 2017 Parity Partnership Units if all amounts payable thereon were paid in full.
4.2 Upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of Series 2017 Preferred Units and any Series 2017 Parity Partnership Units, as provided in this Section 4, any other series or class or classes of Series 2017 Junior Partnership Units shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series 2017 Preferred Units and any Series 2017 Parity Partnership Units shall not be entitled to share therein.
5. Redemption.
Series 2017 Preferred Units shall be redeemable or by the Partnership as follows:
5.1 Unless the Series 2017 Preferred Units have been earlier redeemed as set forth in Section 5.2 or Section 5.3, on January 31, 2022, the Partnership shall, to the extent there are funds legally available therefor and subject to the preferential rights of the holders of the Partnership Units that have a liquidation preference to the Series 2017 Preferred Units, redeem all of the Series 2017 Preferred Units for cash at a redemption price equal to the Series 2017 Purchase Price plus any accrued but unpaid distributions through the redemption date. Notwithstanding the above, the Partnership may, in the discretion of the General Partner and only if the General Partner has extended the term of the Series 2017 Preferred Stock, extend the redemption date for up to two 1-year periods.
5.2 Subject to Section 5.3, the Partnership may, in the sole discretion of the General Partner, redeem for cash the Series 2017 Preferred Units at any time prior to January 31, 2022, in whole or in part, at a redemption price equal to 102% of the Series 2017 Purchase Price plus any accrued but unpaid distributions through the redemption date.
5.3 In connection with a Redemption Event or within 365 days thereafter, the Partnership may, in the sole discretion of the General Partner, redeem for cash the Series 2017 Preferred Units at a redemption price equal to the Series 2017 Purchase Price plus any accrued but unpaid distributions through the redemption date.
6. Cancellation of Units; Status of Reacquired Units.
Upon the reacquisition in any manner by CCI of any shares of Series 2017 Preferred Stock, a like number of Series 2017 Preferred Units, automatically and without any further action by the holder of Series 2017 Preferred Units or the Partnership, shall be deemed cancelled. All Series 2017 Preferred Units that have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.
7. Ranking.
Any class or series of Partnership Units of the Partnership shall be deemed to rank:
7.1 prior or senior to the Series 2017 Preferred Units, as to the payment of distributions and as to distributions of assets upon liquidation, dissolution or winding up if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series 2017 Preferred Units;
Exhibit H

7.2 on a parity with the Series 2017 Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Series 2017 Preferred Units if the holders of such class or series of Partnership Units and the Series 2017 Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per unit or other denomination or liquidation preferences, without preference or priority of one over the other, and expressly includes the Series 2016 Preferred Units and the Series 2019 Preferred Units (collectively, the “Series 2017 Parity Partnership Units”); and
7.3 junior to the Series 2017 Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such class or series of Partnership Units shall be Common Units or (ii) the holders of Series 2017 Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series of Partnership Units (the Partnership Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as “Series 2017 Junior Partnership Units”).
8. Special Allocations.
8.1 Gross income and, if necessary, gain shall be allocated to the holder of Series 2017 Preferred Units for any Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent that the holder of Series 2017 Preferred Units receives a distribution on any Series 2017 Preferred Units (other than for a return of its original Capital Contributions).
8.2 If any Series 2017 Preferred Units are redeemed pursuant to Section 5 hereof, for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holder of Series 2017 Preferred Units to the extent that the redemption amount paid or payable with respect to the Series 2017 Preferred Units so redeemed exceeds the aggregate Capital Contribution per Series 2017 Preferred Unit allocable to the Series 2017 Preferred Units so redeemed and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holder of Series 2017 Preferred Units to the extent that the aggregate Capital Contribution per Series 2017 Preferred Unit allocable to the Series 2017 Preferred Units so redeemed exceeds the redemption amount paid or payable with respect to the Series 2017 Preferred Units so redeemed. The intent of this Section is that gain or loss shall be allocated so that the ending Capital Account of a holder of Series 2017 Preferred Units is equal to zero after a redemption.
9. Restrictions on Ownership.
The Series 2017 Preferred Units shall be transferrable and must be owned and held at all times solely by CCI or General Partner.
10. Adjustments for Stock Splits, etc.
If the number of outstanding shares of Series 2017 Preferred Stock is adjusted at any time or from time to time as a result of any stock dividend, or any reclassification, subdivision or combination of the outstanding shares of Series 2017 Preferred Stock into a greater or smaller number of shares of Series 2017 Preferred Stock, then a similar adjustment to the number of outstanding Series 2017 Preferred Units shall be made in order to preserve the economic equivalence of the Series 2017 Preferred Stock and the Series 2017 Preferred Units.
11. General.
11.1 The ownership of Series 2017 Preferred Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates. The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent redemption, or any other event having an effect on the ownership of, the Series 2017 Preferred Units.
11.2 The rights of the General Partner, in its capacity as a holder of the Series 2017 Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner in any other capacity under the Agreement or applicable law. In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of the General Partner under the Agreement, other than in its capacity as a holder of the Series 2017 Preferred Units.
Exhibit H

EXHIBIT I

PARTNERSHIP UNIT DESIGNATION OF
THE SERIES 2019 PREFERRED UNITS
1. Number of Units and Designation.
A class of Preferred Partnership Units is hereby designated as “Series 2019 Preferred Units,” and the number of Preferred Partnership Units constituting such class shall equal 5,000,000.
2. Definitions.
For purposes of the Series 2019 Preferred Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the respective meanings assigned thereto in the Agreement:
“Series 2019 Designation” shall mean this Partnership Unit Designation of Series 2019 Preferred Units.
“Series 2019 Distribution Payment Date” shall mean the first day of each month, or if not a business day, the next succeeding business day.
“Series 2019 Junior Partnership Units” has the meaning set forth in Section 7.3 of this Series 2019 Designation.
“Series 2019 Liquidation Preference” has the meaning set forth in Section 4.1 of this Series 2019 Designation.
“Series 2019 Parity Partnership Units” has the meaning set forth in Section 7.2 of this Series 2019 Designation.
“Series 2019 Purchase Price” shall mean $10.00 per Series 2019 Preferred Unit.
“Series 2019 Preferred Unit” means a Preferred Partnership Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Series 2019 Designation. It is the intention of the General Partner that each Series 2019 Preferred Unit shall be substantially the economic equivalent of one share of Series 2019 Preferred Stock.
“Series 2019 Preferred Stock” means the Series 2019 Preferred Stock, par value $0.01 per share, of CCI.
“Special Redemption Event” shall mean the date upon which CCI’s shares of common stock are listed for trading on a national securities exchange with at least three market makers or a New York Stock Exchange specialist.
3. Distributions.
On every Series 2019 Distribution Payment Date, CCI shall be entitled to receive distributions payable in cash in an amount per Series 2019 Preferred Unit equal to 5.5% cumulative but not compounded per annum return on the Series 2019 Purchase Price (equivalent to a fixed annual rate of $0.55 per Series 2019 Preferred Unit) which will be determined on a daily basis; provided, however, that, if the Series 2019 Preferred Units are outstanding on or after January 1, 2024, such distribution rate shall increase to a 6.0% cumulative but not compounded per annum return on the Series 2019 Purchase Price (equivalent to a fixed annual rate of $0.60 per Series 2019 Preferred Unit). Each such distribution shall be payable to the holder of record of the Series 2019 Preferred Units as set forth in the records of the Partnership at the close of business on the record date for the dividend payable with respect to the Series 2019 Preferred Stock on such Distribution Payment Date. The holder of Series 2019 Preferred Units shall not be entitled to any distributions on the Series 2019 Preferred Units, whether payable in cash, property or stock, except as provided herein.
4. Liquidation Preference.
4.1 In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the Partnership (whether capital, surplus or otherwise) shall be made to or set apart for the holders of Series 2019 Junior Partnership Units, the holders of Series 2019 Preferred Units shall be entitled to receive $10.00 per Series 2019 Preferred Unit (the “Series 2019 Liquidation Preference”), plus an amount per Series 2019 Preferred Unit equal to all distributions (whether or not declared
Exhibit I

or earned) accrued and unpaid on the Series 2019 Preferred Unit; but such holders shall not be entitled to any further payment. Until the holders of the Series 2019 Preferred Units have been paid the Series 2019 Liquidation Preference in full, plus an amount equal to all distributions (whether or not declared or earned) accrued and unpaid on the Series 2019 Preferred Unit to the date of final distribution to such holders, no payment shall be made to any holder of Series 2019 Junior Partnership Units upon the liquidation, dissolution or winding up of the Partnership. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series 2019 Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Series 2019 Parity Partnership Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series 2019 Preferred Units and any such Series 2019 Parity Partnership Units ratably in the same proportion as the respective amounts that would be payable on such Series 2019 Preferred Units and any such other Series 2019 Parity Partnership Units if all amounts payable thereon were paid in full.
4.2 Upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of Series 2019 Preferred Units and any Series 2019 Parity Partnership Units, as provided in this Section 4, any other series or class or classes of Series 2019 Junior Partnership Units shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series 2019 Preferred Units and any Series 2019 Parity Partnership Units shall not be entitled to share therein.
5. Redemption.
Series 2019 Preferred Units shall be redeemable or by the Partnership as follows:
5.1 Unless the Series 2019 Preferred Units have been earlier redeemed as set forth in Section 5.2 or Section 5.3, on December 31, 2023, the Partnership shall, to the extent there are funds legally available therefor and subject to the preferential rights of the holders of the Partnership Units that have a liquidation preference to the Series 2019 Preferred Units, redeem all of the Series 2019 Preferred Units for cash at a redemption price equal to the Series 2019 Purchase Price plus any accrued but unpaid distributions through the redemption date. Notwithstanding the above, the Partnership may, in the discretion of the General Partner and only if CCI has extended the term of the Series 2019 Preferred Stock, extend the redemption date for up to two 1-year periods.
5.2 Subject to Section 5.3, the Partnership may, in the sole discretion of the General Partner, redeem for cash the Series 2019 Preferred Units at any time on or after January 1, 2022, in whole or in part, at a redemption price equal to the Series 2019 Purchase Price plus any accrued but unpaid distributions through the redemption date.
5.3 In connection with a Special Redemption Event, the Partnership may, in the sole discretion of the General Partner, redeem for cash the Series 2019 Preferred Units at a redemption price equal to the Series 2019 Purchase Price plus any accrued but unpaid distributions through the redemption date.
6. Cancellation of Units; Status of Reacquired Units.
Upon the reacquisition in any manner by CCI of any shares of Series 2019 Preferred Stock, a like number of Series 2019 Preferred Units, automatically and without any further action by the holder of Series 2019 Preferred Units or the Partnership, shall be deemed cancelled. All Series 2019 Preferred Units that have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.
7. Ranking.
Any class or series of Partnership Units of the Partnership shall be deemed to rank:
7.1 prior or senior to the Series 2019 Preferred Units, as to the payment of distributions and as to distributions of assets upon liquidation, dissolution or winding up, the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series 2019 Preferred Units;
7.2 on a parity with the Series 2019 Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Series 2019 Preferred Units if the holders of such class or series of Partnership Units and the
Exhibit I

Series 2019 Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per unit or other denomination or liquidation preferences, without preference or priority of one over the other, and expressly includes the Series 2016 Preferred Units and the Series 2017 Preferred Units (collectively, the “Series 2019 Parity Partnership Units”); and
7.3 junior to the Series 2019 Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such class or series of Partnership Units shall be Common Units or (ii) the holders of Series 2019 Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series of Partnership Units (the Partnership Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as “Series 2019 Junior Partnership Units”).
8. Special Allocations.
8.1 Gross income and, if necessary, gain shall be allocated to the holder of Series 2019 Preferred Units for any Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent that the holder of Series 2019 Preferred Units receives a distribution on any Series 2019 Preferred Units (other than for a return of its original Capital Contributions).
8.2 If any Series 2019 Preferred Units are redeemed pursuant to Section 5 hereof, for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holder of Series 2019 Preferred Units to the extent that the redemption amount paid or payable with respect to the Series 2019 Preferred Units so redeemed exceeds the aggregate Capital Contribution per Series 2019 Preferred Unit allocable to the Series 2019 Preferred Units so redeemed and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holder of Series 2019 Preferred Units to the extent that the aggregate Capital Contribution per Series 2019 Preferred Unit allocable to the Series 2019 Preferred Units so redeemed exceeds the redemption amount paid or payable with respect to the Series 2019 Preferred Units so redeemed. The intent of this Section is that gain or loss shall be allocated so that the ending Capital Account of a holder of Series 2019 Preferred Units is equal to zero after a redemption.
9. Restrictions on Ownership.
The Series 2019 Preferred Units are not transferrable and must be owned and held at all times solely by CCI or the General Partner.
10. Adjustments for Stock Splits, etc.
If the number of outstanding shares of Series 2019 Preferred Stock is adjusted at any time or from time to time as a result of any stock dividend, or any reclassification, subdivision or combination of the outstanding shares of Series 2019 Preferred Stock into a greater or smaller number of shares of Series 2019 Preferred Stock, then a similar adjustment to the number of outstanding Series 2019 Preferred Units shall be made in order to preserve the economic equivalence of the Series 2019 Preferred Stock and the Series 2019 Preferred Units.
11. General.
11.1 The ownership of Series 2019 Preferred Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates. The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent redemption, or any other event having an effect on the ownership of, the Series 2019 Preferred Units.
11.2 The rights of CCI, in its capacity as a holder of the Series 2019 Preferred Units, are in addition to and not in limitation of any other rights or authority of CCI in any other capacity under the Agreement or applicable law. In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of CCI under the Agreement, other than in its capacity as a holder of the Series 2019 Preferred Units.
Exhibit I

EXHIBIT J

PARTNERSHIP UNIT DESIGNATION OF CCOP LTIP UNITS
1. Designation and Number; Definitions.
A class of Partnership Units in the Partnership designated as the “CCOP LTIP Units” is hereby established, and the number of Partnership Units constituting such class shall not be greater than [   ]. Except to the extent a capital contribution is made with respect to a CCOP LTIP Unit, each CCOP LTIP Unit is intended to qualify as a “profits interest” in the Partnership. The following defined terms used in this Exhibit J shall have the meanings specified below:
“Capital Transaction” has the meaning set forth in Section 12.1 of this Designation.
“CCOP LTIP Unit Adjustment Events” has the meaning set forth in Section 8 of this Designation.
“CCOP LTIP Unit Conversion Date” has the meaning set forth in Section 9 of this Designation.
“Designation” shall mean this Partnership Unit Designation of CCOP LTIP Units.
“Unvested CCOP LTIP Units” has the meaning set forth in Section 3 of this Designation.
“Vested CCOP LTIP Units” has the meaning set forth in Section 3 of this Designation.
“Vesting Agreement” has the meaning set forth in Section 3 of this Designation.
2. Ranking.
2.1 Except as otherwise provided in this Designation or elsewhere in the Agreement, the CCOP LTIP Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Partnership, rank (i) on a parity with the Common Units and (ii) junior to all Partnership Units which rank senior to the Common Units.
2.2 CCI may, at any time and from time to time, determine to cause the General Partner to issue CCOP LTIP Units in accordance with Section 4.3 of the Agreement. In connection with any such issuance, CCI shall cause the General Partner to (i) determine the amount of the Capital Contribution (if any) to be made in connection with such issuance and the manner in which such Capital Contribution shall be made and (ii) make such revisions to the Agreement as it determines are appropriate to reflect the issuance of such CCOP LTIP Units. Upon the issuance of CCOP LTIP Units, the holder of such CCOP LTIP Units shall be admitted to the Partnership as an Additional Limited Partner upon furnishing to the General Partner (A) evidence of acceptance in form satisfactory to the General Partner and (B) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner. The admission of an Additional Limited Partner shall become effective on the date upon which the name of such person is recorded by the General Partner in the books and records of the Partnership.
3. Vesting.
CCOP LTIP Units may, in the sole discretion of CCI, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of an award, vesting or other similar agreement (a “Vesting Agreement”). The terms of any Vesting Agreement may be modified by CCI from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the terms of any plan pursuant to which the CCOP LTIP Units are issued, if applicable. CCOP LTIP Units that have vested and are no longer subject to forfeiture under the terms of a Vesting Agreement are referred to as “Vested CCOP LTIP Units”; all other CCOP LTIP Units are referred to as “Unvested CCOP LTIP Units.” Subject to the terms of any Vesting Agreement, a holder of CCOP LTIP Units shall be entitled to transfer his or her CCOP LTIP Units to the same extent, and subject to the same restrictions as holders of Common Units are entitled to transfer their Common Units pursuant to Section 10 of the Agreement.
4. Forfeiture or Transfer of Unvested CCOP LTIP Units.
Unless otherwise specified in the relevant Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the forfeiture of any CCOP LTIP Units, or the repurchase by the Partnership, the General Partner or CCI of CCOP LTIP Units at a specified purchase price, then, upon the occurrence of the circumstances resulting in such forfeiture or repurchase by the Partnership, the General Partner or CCI, the relevant
Exhibit J

CCOP LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose, or as transferred to the Partnership, the General Partner or CCI, as applicable. Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any CCOP LTIP Units that have been forfeited, other than any distributions declared with a record date prior to the effective date of the forfeiture.
5. Legend.
The books and records of the Partnership as maintained by the General Partner or by its agent (or if applicable any certificate evidencing a CCOP LTIP Unit) shall bear an appropriate notation or legend indicating that additional terms, conditions and restrictions on transfer, including without limitation those set forth in a Vesting Agreement, apply to CCOP LTIP Units.
6. Distributions.
The distributions to which holders of CCOP LTIP Units will be entitled with respect to their CCOP LTIP Units will be determined in accordance with the terms of the Agreement, including, without limitation, Section 6 of the Agreement.
7. Allocations.
The allocations to which holders of CCOP LTIP Units will be entitled with respect to their CCOP LTIP Units will be determined in accordance with the terms of the Agreement, including, without limitation, Section 5 of the Agreement.
8. Adjustments.
Unless otherwise provided by the terms of a specific series of CCOP LTIP Units, as approved by the General Partner, the General Partner shall maintain a one-to-one correspondence between Common Units and CCOP LTIP Units upon events (“CCOP LTIP Unit Adjustment Events”) such as distributions on all outstanding Common Units in additional Partnership Units, subdivision, combination, reclassification or recapitalization of the Common Units. If more than one such event triggers an adjustment, the adjustment to the CCOP LTIP Units need be made only once using a single formula that takes into account the multiple events as if they all occurred simultaneously. If in the opinion of the General Partner an adjustment to the CCOP LTIP Units is required to maintain the same correspondence between Common Units and CCOP LTIP Units after an event such as those described in the first sentence of this Section 8 of this Designation as existed prior to such event, the General Partner shall make such adjustment to the extent permitted by the Agreement, by law and by the terms of any plan pursuant to which the CCOP LTIP Units have been issued in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances to maintain such correspondence. If an adjustment is made to the CCOP LTIP Units as herein provided, the Partnership shall promptly (i) file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error, and (ii) give notice thereof to the holders of CCOP LTIP Units affected thereby.
9. General Partner Initiated Conversion.
Each CCOP LTIP Unit shall, upon the later to occur of (i) the CCOP LTIP Unit becoming a Vested CCOP LTIP Unit and (ii) the Book-Up Target of the CCOP LTIP Unit equaling zero (such date, the “CCOP LTIP Unit Conversion Date”), automatically and without further action by a holder convert into a Common Unit, after giving effect to all adjustments (if any) made pursuant to Section 8 of this Designation, and the General Partner shall reflect such conversion in the records of the Partnership. The General Partner shall maintain internal controls to track the automatic conversion of CCOP LTIP Units described in this Section 9 of this Designation.
10. Conversion Procedures.
A conversion of Vested CCOP LTIP Units shall occur automatically after the close of business on the applicable CCOP LTIP Unit Conversion Date without any action on the part of such holder of CCOP LTIP Units, as of which time such holder of CCOP LTIP Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Common Units issuable upon such conversion. After
Exhibit J

the conversion of CCOP LTIP Units as aforesaid, the Partnership shall deliver to such holder of CCOP LTIP Units, upon his or her written request, a certificate of the General Partner certifying the number of Common Units and remaining CCOP LTIP Units, if any, held by such Person immediately after such conversion.
11. Treatment of Capital Account.
For purposes of making future allocations under Section 5 of the Agreement, as amended from time to time, the portion of the Economic Capital Account Balance of the applicable holder of CCOP LTIP Units that is treated as attributable to his or her CCOP LTIP Units shall be reduced, as of the date of conversion, by the product of the number of CCOP LTIP Units converted and the Common Unit Economic Balance.
12. Mandatory Conversion in Connection with a Capital Transaction.
12.1 If the Partnership, the General Partner or CCI shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self-tender offer for all or substantially all Common Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes a CCOP LTIP Unit Adjustment Event), in each case as a result of which Common Units shall be exchanged for or converted into the right to receive, or the holders of Common Units shall otherwise be entitled to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Capital Transaction”), then the CCOP LTIP Units then eligible for conversion under Section 9 of this Designation, taking into account any allocations that occur in connection with the Capital Transaction or that would occur in connection with the Capital Transaction if the assets of the Partnership were sold for the consideration provided in the agreement or agreements with respect to the Capital Transaction or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the Capital Transaction (in which case the CCOP LTIP Unit Conversion Date shall be the effective date of the Capital Transaction and the conversion shall occur immediately prior to the effectiveness of the Capital Transaction) shall convert into a Common Unit under Section 9 of this Designation.
12.2 In anticipation of such CCOP LTIP Unit Conversion in Section 12.1 of this Designation and the consummation of the Capital Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of CCOP LTIP Units to be afforded the right to receive in connection with such Capital Transaction in consideration for the Common Units into which his or her CCOP LTIP Units will be converted pursuant to this Section 12 of this Designation the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Capital Transaction by a holder of the same number of Common Units, assuming such holder of Common Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person. In the event that holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Capital Transaction, prior to such Capital Transaction the General Partner shall give prompt written notice to each holder of CCOP LTIP Units of such election, and shall use commercially reasonable efforts to afford such holders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion pursuant to this Section 12 of this Designation of each CCOP LTIP Unit held by such holder into Common Units in connection with such Capital Transaction. If a holder of CCOP LTIP Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion pursuant to this Section 12 of this Designation of each CCOP LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of a Common Unit would receive if such holder of Common Units failed to make such an election.
12.3 Subject to the rights of the Partnership, the General Partner and CCI under any Vesting Agreement and the terms of any plan under which CCOP LTIP Units are issued, the Partnership shall use commercially reasonable efforts to cause the terms of any Capital Transaction to be consistent with the provisions of this Section 12 of this Designation and to enter into an agreement with the successor or acquiring entity, as the case may be, for the benefit of the holders of CCOP LTIP Units whose CCOP LTIP Units will not be converted into Common Units in connection with the Capital Transaction that will contain provisions enabling the holders of CCOP LTIP Units that remain outstanding after such Capital Transaction to preserve, as far as reasonably possible under the circumstances, the distribution, special allocation, conversion, and other rights set forth in this
Exhibit J

Designation and the Agreement (such agreement, a “Continuation Agreement”). If the Partnership is unable to enter into a Continuation Agreement with the successor or acquiring entity, as the case may be, the Partnership will purchase any remaining Vested CCOP LTIP Units for the Cash Amount.
12.4 To the extent a Capital Transaction is also a General Partner Liquidity Event pursuant to the Agreement and this Section 12 of this Designation is inconsistent with Section 9.5 of the Agreement with respect to the treatment of CCOP LTIP Units, this Section 12 of this Designation shall control.
13. Redemption Right of LTIP Unit Limited Partners.
13.1 Subject to Sections 9.5 of the Agreement, CCOP LTIP Units will not be redeemable at the option of the Partnership; provided, however, that the foregoing shall not prohibit the Partnership from repurchasing CCOP LTIP Units from the holder thereof if and to the extent such holder agrees to sell such CCOP LTIP Units.
13.2 Except as otherwise set forth in the relevant Vesting Agreement or other separate agreement entered into between the Partnership and a LTIP Unit Limited Partner, and subject to the terms and conditions set forth herein, in the Agreement or the terms of a specific series of CCOP LTIP Units as approved by the General Partner, on or at any time after the applicable CCOP LTIP Unit Conversion Date each LTIP Unit Limited Partner will have the same right (and subject to the same terms and conditions and to be effected in the same manner) to (i) require the Partnership to redeem all or a portion of the Common Units (but not CCOP LTIP Units) into which such LTIP Unit Limited Partner’s CCOP LTIP Units were converted as the other holders of Common Units in accordance with Section 9.4 of the Agreement and (ii) request the Partnership to repurchase all or a portion of the Common Units (but not CCOP LTIP Units) into which such LTIP Unit Limited Partner’s CCOP LTIP Units were converted as the other holders of Common Units in accordance with Section 9.4 of the Agreement.
14. Voting Rights.
Holders of CCOP LTIP Units, whether vested or unvested, shall not have any voting rights other than as provided in Section 15 of this Designation.
15. Special Approval Rights.
15.1 Holders of CCOP LTIP Units shall only (i) have those voting rights required from time to time by non-waivable provisions of applicable law, if any, and (ii) have the additional voting rights that are expressly set forth in this Section 15 of this Designation. The General Partner, CCI and/or the Partnership shall not, without the affirmative vote of holders of more than 50% of the then outstanding CCOP LTIP Units (both vested (but not yet converted) and unvested) affected thereby, given in person or by proxy, either in writing or at a meeting (voting separately as a class), take any action that would materially and adversely alter, change, or amend, whether by merger, consolidation or otherwise, the rights, powers or privileges of such CCOP LTIP Units, subject to the following exceptions:
15.1.1 no separate consent of the holders of CCOP LTIP Units will be required if and to the extent that any such alteration, change, or amendment would, in a ratable and proportional manner, alter, change, or amend the rights, powers or privileges of the Common Units;
15.1.2 a merger, consolidation or other business combination or reorganization of the Partnership, the General Partner, CCI or any of their Affiliates shall not be deemed to materially and adversely alter, change, or amend the rights, powers or privileges of the CCOP LTIP Units, so long as either (i) the CCOP LTIP Units that are then eligible for conversion (or that the General Partner provides will be eligible for conversion in connection with the merger, consolidation or other business combination or reorganization) are converted into Common Units immediately prior to the effectiveness of the transaction, (ii) the holders of CCOP LTIP Units either will receive, or will have the right to elect to receive, for each CCOP LTIP Unit an amount of cash, securities, or other property equal to the amount of cash, securities or other property that would be paid in respect of such CCOP LTIP Unit had it been converted into Common Units (or a fraction thereof, as applicable, under the terms provided by the terms of a specific series of CCOP LTIP Units as approved by the General Partner), (iii) the CCOP LTIP Units remain outstanding with their terms materially unchanged or (iv) if the Partnership is not the surviving entity in the merger, consolidation or
Exhibit J

other business combination or reorganization, the CCOP LTIP Units are exchanged for a security of the surviving entity with terms that are materially the same with respect to rights to allocations, distributions, redemption, conversion and voting as the CCOP LTIP Units.
15.1.3 any creation or issuance of Partnership Units (whether ranking junior to, on a parity with or senior to the CCOP LTIP Units in any respect), which either (i) does not require a Majority Vote or (ii) does require such consent and is authorized by a Majority Vote, together with any other class or series of units of Limited Partner Interest in the Partnership upon which like voting rights have been conferred, shall not be deemed to materially and adversely alter, change, or amend the rights, powers or privileges of the CCOP LTIP Units; and
15.1.4 any waiver by the Partnership of restrictions or limitations applicable to any outstanding CCOP LTIP Units with respect to any holder or holders thereof shall not be deemed to materially and adversely alter, change, or amend the rights, powers or privileges of the CCOP LTIP Units with respect to other holders. For the avoidance of doubt, the General Partner in its sole discretion may waive any restrictions or limitations (including vesting restrictions or transfer restrictions) applicable to any outstanding CCOP LTIP Units with respect to any holder or holders at any time and from time to time. Any such determination in the General Partner’s discretion in respect of such CCOP LTIP Units shall be final and binding. Such determinations need not be uniform and may be made selectively among holders of CCOP LTIP Units, whether or not such holders are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.
15.2 Notwithstanding the above, (i) if the holders of more than 50% of the then outstanding CCOP LTIP Units (both vested (but not yet converted) and unvested) do not provide affirmative votes pursuant to Section 15.1 of this Designation for the action requested or (ii) if the requirements of Section 15.1.1 through 15.1.4 of this Designation cannot be met on a commercially reasonable basis, the Partnership shall have the option to purchase the CCOP LTIP Units that are not entitled to be exchanged for the Cash Amount.
15.3 Any special approval rights provided in this Section 15 of this Designation will not apply if, as of or prior to the time when the action with respect to which such vote would otherwise be required will be taken or be effective, all outstanding CCOP LTIP Units shall have been converted and/or exchanged, or provision is made for such exchange and/or conversion to occur as of or prior to such time, or all outstanding CCOP LTIP Units have been repurchased pursuant to Section 15.2 of this Designation.
16. Rights to Transfer.
Subject to the terms of the relevant Vesting Agreement or other document pursuant to which CCOP LTIP Units are granted, except in connection with the exercise of a LTIP Unit Exchange Right pursuant to Section 9.4 of the Agreement, a transfer of all or any portion of a holder’s CCOP LTIP Units will be subject to Section 9 of the Agreement.
Exhibit J

Annex B
1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020
P 212 466-7800 | TF 800 635-6851
Piper Sandler & Co. Since 1895. Member SIPC and NYSE.
January 24, 2021
Transaction Committee of the Board of Directors
Cottonwood Residential II, Inc.
6340 South 3000 East
Suite 500
Salt Lake City, UT 84121
Ladies and Gentlemen:
Cottonwood Communities, Inc., a Maryland corporation (“CCI”), Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company and a wholly owned subsidiary of CCI (“Merger Sub”), Cottonwood Communities O.P., LP, a Delaware limited partnership and a subsidiary of CCI (“CCOP” and together with CCI and the Merger Sub, the “CCI Parties”), Cottonwood Residential II, Inc., a Maryland corporation (“CRII”), and Cottonwood Residential O.P., LP, a Delaware limited partnership and subsidiary of CRII (“CROP” and together with CRII, the “CRII Parties”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which (i) CRII will be merged with and into Merger Sub (the “REIT Merger”), with Merger Sub being the surviving entity, and (ii) CCOP will be merged with and into CROP (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with CROP being the surviving entity. In connection with the Mergers, CCI’s external advisor, CC Advisors III, LLC (“CCA”), has agreed to enter into an Amended and Restated Advisory Agreement to be effective upon the Merger Effective Time (the “Amended and Restated Advisory Agreement”). Pursuant to the terms of the Agreement, each share of CRII Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares) will be converted into the right to receive from CCI 2.015 shares of CCI Common Stock (the “Common Exchange Ratio”), as may be adjusted and subject to the treatment of fractional shares in accordance with the terms of the Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Common Exchange Ratio to the holders of CRII Common Stock.
Piper Sandler & Co. (“Piper Sandler”), as part of its investment banking business, is regularly engaged in providing investment banking and advisory services to real estate and financial services companies in connection with various corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement, dated January 11, 2021; (ii) an execution copy of the Amended and Restated Advisory Agreement; (iii) certain information relating to the historical, current and future operations, financial condition and prospects of each of CCI and CRII as stand-alone entities (the “CCI Projections” and “CRII Projections,” respectively), as provided by the senior management of CRII and CCA (together, “Senior Management”); (iv) certain information relating to estimated future operations, financial condition and prospects of CCI and CRII giving effect to the REIT Merger and the Partnership Merger (the “REIT Merger Projections”), as provided by Senior Management; (v) certain advisory agreements and fee schedules entered into by, or relating to, CCI, CRII, CMRI, CMRII, CCA, Cottonwood Multifamily Opportunity Fund, Inc. (collectively, the “Cottonwood Entities”), as provided by Senior Management (collectively, the “Fee Schedules”); (vi) schedules of CRII’s currently outstanding note receivables and their respective terms (collectively, the “Note Receivables”), as provided by Senior Management; (vii) independent third-party broker opinions of value and appraisals of multifamily properties which the Cottonwood Entities are invested in or manage investments in (the “Projects”), as of June 30, 2020 and dated between May 21, 2020 and July 8, 2020 (collectively, the “Broker Opinions”), as provided by Senior Management; (viii) certain internal financial projections relating to certain of the Projects owned by CCI and CRII via joint ventures with third parties, as well as the accompanying fees and promotes due to certain parties in connection therewith, as provided by Senior Management; (ix) the financial terms of certain recent real estate investment trust internalizations, to the extent publicly available; (x) certain information relating to the Projects and other new developments being pursued by the

Cottonwood Entities, as provided by Senior Management; (xi) the current market environment generally and the real estate market in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by Senior Management or its representatives, including, without limitation, the CCI Projections, the CRII Projections, the REIT Merger Projections, the Fee Schedules and the Note Receivables, and we have assumed such accuracy and completeness for purposes of rendering this opinion. With respect to the value of the Projects, with your consent, we have relied solely on the valuations set forth in the Broker Opinions. We have further relied on the assurances of Senior Management that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of any of the Cottonwood Entities, nor did we perform any physical inspection of the properties or facilities included in any of the Projects. We render no opinion or evaluation on the collectability of any assets or the future performance of the Projects. We are not experts in the valuation of real estate and, with your consent, we have relied solely on the valuations set forth in the Broker Opinions with respect to the value of the Projects.
In preparing our analyses, Piper Sandler used the CCI Projections, the CRII Projections, the REIT Merger Projections and the Broker Opinions, as provided by Senior Management. In addition, for purposes of establishing valuations for certain of the Projects owned by CCI and CRII via joint ventures with third parties, Piper Sandler used certain internal financial projections relating to the Projects, as well as the accompanying fees and promotes due to certain parties in connection therewith, as provided by Senior Management. Piper Sandler also utilized certain discount rates in its analyses, which were provided by Senior Management and subsequently adjusted based upon further discussions with Senior Management. With respect to the foregoing information, Senior Management confirmed to us that such information reflected the best currently available projections and estimates of Senior Management with respect to the relevant Cottonwood Entities, and we assumed that such financial performance would be achieved. We express no opinion as to such projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in any of the Cottonwood Entities’ financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us, or in the case of the Projects, since the date of the Broker Opinions. We have assumed in all respects material to our analyses that each of the Cottonwood Entities will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining any necessary regulatory or third party approvals, consents and releases with respect to the Mergers, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on any of the Cottonwood Entities, the Mergers or any related transactions, and (iii) the Mergers and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Senior Management has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Mergers and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. Additionally, we have not been provided and we do not expect to receive updated Broker Opinions. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the value of CRII Common Stock or CCI Common Stock at any time.

We will receive a fee for rendering this opinion. The CRII Transaction Committee has also agreed to cause CRII to indemnify us against certain liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date of this opinion, we have provided certain other investment banking services to CRII and received fees for such services. Specifically, Piper Sandler served as financial advisor to CRII in March 2020 in connection with CRII’s consideration of various transactions involving the management, ownership and acquisition of real estate, or interests therein. In connection with Piper Sandler’s engagement, Piper Sandler also rendered an opinion to the Board of Directors of CRII, for which Piper Sandler received a fee of $112,500 as well as customary out-of-pocket expense reimbursement.
Our opinion is directed solely to the CRII Transaction Committee in connection with its consideration of the Agreement and the Mergers and does not constitute a recommendation to any stockholder of CRII as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the Agreement and the Mergers, nor as to if any stockholders of CRII should issue their written consent in support of the Agreement and the Mergers. Our opinion is directed only as to the fairness, from a financial point of view, of the Common Exchange Ratio to the holders of CRII Common Stock and does not address the underlying business decision of the CRII Transaction Committee to recommend the Mergers and entry in the Agreement, the relative merits of the Mergers as compared to any other alternative transactions or business strategies that might exist for CRII or the effect of any other transactions in which CRII might engage. We express no opinion as to the amount or nature of compensation to be received in the Mergers by any CRII officer, director or employee, or any class of such persons, if any, relative to the amount of compensation to be received by any other stockholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Mergers.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Exchange Ratio is fair, from a financial point of view, to the holders of CRII Common Stock.
Very truly yours,

Annex C

Cottonwood Residential II, Inc.
Consolidated Financial Statements
Years Ended December 31, 2019 and 2018
With Reports of Independent Auditors
With Management's Discussion and Analysis of Financial Condition and Results of Operations

Cottonwood Residential II, Inc.

Consolidated Financial Statements
Years Ended December 31, 2019 and 2018
With Management's Discussion and Analysis of Financial Condition and Results of Operations

Independent Auditors’ Report
The Board of Directors and Stockholders
Cottonwood Residential II, Inc.:
We have audited the accompanying consolidated financial statements of Cottonwood Residential II, Inc. and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2019, and the related consolidated statements of operations, equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cottonwood Residential II, Inc. and its subsidiaries as of December 31, 2019, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.
Other Matter
As part of our audit of the 2019 consolidated financial statements, we also audited the adjustments described in Note 2 related to the adoption of ASU 2016-18, Statement of Cash Flows (Topic 230) that were applied to reclassify the 2018 consolidated statement of cash flows. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2018 consolidated financial statements of Cottonwood Residential II, Inc. and its subsidiaries other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2018 consolidated financial statements as a whole.
/s/ KPMG LLP
Denver, Colorado
August 3, 2020

Report of Independent Auditors
The Board of Directors and Stockholders
Cottonwood Residential II, Inc.
We have audited, before the effects of the adjustments to retrospectively apply the change in accounting described in Note 2, the accompanying consolidated financial statements of Cottonwood Residential II, Inc., which comprise the balance sheet as of December 31, 2018, and the related consolidated statements of operations, equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements (the 2018 financial statement before the effects of the adjustments discussed in Note 2 are not presented herein).
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion the financial statements referred to above, before the effects of the adjustments to retrospectively apply the change in accounting described in Note 2 present fairly, in all material respects, the consolidated financial position of Cottonwood Residential II, Inc., at December 31, 2018, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.
We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in accounting described in Note 2 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by KPMG LLP.
/s/ Ernst & Young LLP
December 20,2019

Cottonwood Residential II, Inc.

Consolidated Balance Sheets
(Amounts in Thousands, Except Share Data)
	December 31,
	2019	2018
Assets
Real estate assets, net	$675,821	$616,814
Investments in unconsolidated real estate entities	73,015	57,954
Cash and cash equivalents	44,568	33,052
Restricted cash	8,127	12,843
Related party notes	9,208	—
Related party receivables	1,485	429
Deficiency notes	10,130	—
Other assets	38,378	39,161
Total assets	860,732	760,253
Liabilities, Equity, and Noncontrolling Interests
Liabilities
Mortgage notes, net	568,451	513,663
Preferred stock, net	139,986	136,879
Foreign notes, net	44,829	22,355
Accounts payable and accrued liabilities	19,293	18,186
Other liabilities	1,101	1,163
Total liabilities	773,660	692,246
Commitments and contingencies (Note 12)
Equity and Noncontrolling Interests Stockholders’ equity
Common stock, $0.01 par value per share; 1,000,000,000 shares authorized with 297,650 shares and 50 shares issued and outstanding, respectively	3	—
Additional paid-in capital	5,355	1
Cumulative distributions	(166)	—
Accumulated deficit	(930)	(1)
Total stockholders’ equity	4,262	—
Noncontrolling interests
Limited partners	(35,634)	2,989
Partially owned entities	118,444	65,018
Total noncontrolling interests	82,810	68,007
Total equity and noncontrolling interests	87,072	68,007
Total liabilities, equity and noncontrolling interests	$860,732	$760,253
See accompanying notes.

Cottonwood Residential II, Inc.

Consolidated Statements of Operations
(Amounts in Thousands)
	For the Years Ended December 31,
	2019	2018
Revenues
Property rental	$85,203	$73,267
Property management and development	12,545	19,447
Advisory services	2,717	1,796
Total revenues	100,465	94,510
Operating expenses
Property operations	35,189	28,274
Property management	14,070	16,695
Depreciation and amortization	32,793	28,590
General and administrative	14,568	13,866
Total operating expenses	96,620	87,425
Income from operations	3845000	7,085
Equity in earnings of unconsolidated real estate entities	1,179	2,396
Interest expense, net of interest income	(38,043)	(31,699)
Loss on debt extinguishment	(2,033)	—
Gain on sale of real estate assets	—	38,466
Gain on sale of unconsolidated real estate entities	6,823	5,374
Expenses from Restructuring Transactions	—	(15,200)
Share based compensation from Restructuring Transactions	—	(7,541)
Other expenses, net	(148)	(508)
Loss before income taxes	(28,377)	(1,627)
Income tax expense	(292)	(2,415)
Net loss	(28,669)	(4,042)
Net loss attributable to noncontrolling interests:
Limited partners	22,194	2,037
Partially owned entities	5,546	2,004
Net loss attributable to common stockholders	$(929)	$(1)
See accompanying notes.

Cottonwood Residential II, Inc.

Consolidated Statements of Equity
For the Years Ended December 31, 2019 and 2018
(Amounts in Thousands, Except Share Data)
	Cottonwood Residential II, Inc. Stockholders’ Equity						Noncontrolling Interests		Total Equity and Noncontrolling Interests
	Common Stock		Additional Paid-In- Capital	Cumulative Distributions	Accumulated Deficit	Total Stockholders’ Equity	Limited Partners	Partially Owned Entities
	Shares	Amount
Balance at January 1, 2018	50	$—	$1	$0	$—	$1	$42,408	$47,068	$89,477
Acquisition of consolidated real estate assets	—	—	—	—	—	—	6,156	23,913	30,069
Share based compensation	—	—	—	—	—	—	8,270	—	8,270
Repurchase of OP Units	—	—	—	—	—	—	(12,397)	—	(12,397)
Other comprehensive loss	—	—	—	—	—	—	(221)	—	(221)
Net loss	—	—	—	—	(1)	(1)	(2,037)	(2,004)	(4,042)
Distributions	—	—	—	—	—	—	(13,486)	(3,959)	(17,445)
Distributions on behalf of CRI, net	—	—	—	—	—	—	(25,704)	—	(25,704)
Balance at December 31, 2018	50	$—	$1	$—	$(1)	$—	$2,989	$65,018	$68,007
Acquisition of consolidated real estate assets	—	—	—	—	—	—	—	28,866	28,866
OP Units issued for interests in unconsolidated real estate entities	—	—	—	—	—	—	9,697	—	9,697
Development contributions from noncontrolling interests	—	—	—	—	—	—	—	30,416	30,416
Advisor contributions from noncontrolling interests	—	—	—	—	—	—	—	6,457	6,457
Issuance of common stock, net of issuance costs	297,600	3	5,354	—	—	5,357	—	—	5,357
Repurchase of OP Units	—	—	—	—	—	—	(15,492)	—	(15,492)
Share based compensation	—	—	—	—	—	—	2,302	—	2,302
Other comprehensive loss	—	—	—	—	—	—	143	—	143
Net loss	—	—	—	—	(929)	(929)	(22,194)	(5,546)	(28,669)
Distributions	—	—	—	(166)	—	(166)	(13,079)	(6,767)	(20,012)
Balance at December 31, 2019	297,650	$3	$5,355	$(166)	$(930)	$4,262	$(35,634)	$118,444	$87,072
See accompanying notes.

Cottonwood Residential II, Inc.
Consolidated Statements of Cash Flows
(Amounts in Thousands)
	For the Years Ended December 31,
	2019	2018(1)
Operating activities
Net loss	$(28,669)	$(4,042)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	32,793	28,590
Amortization of deferred financing costs	6,301	7,853
Intangible impairment	—	400
Gain on sale of real estate assets	—	(38,466)
Gain on sale of unconsolidated real estate entities	(6,823)	(5,374)
Share based compensation	2,302	8,270
Other operating	126	(2,646)
Equity in earnings of unconsolidated real estate entities	(1,179)	(2,396)
Distributions from unconsolidated real estate entities - return on capital	4,389	3,471
Changes in operating assets and liabilities:
Other assets	4,920	6,120
Accounts payable, accrued and other liabilities	259	6,257
Net cash provided by operating activities	14,419	8,037
Cash flows from investing activities
Acquisition of interests in consolidated real estate assets, net of cash and restricted cash acquired	(1,675)	(67,170)
Capital expenditures and development activities	(19,933)	(18,271)
Contributions to developments from noncontrolling interests	21,525	—
Investment in unconsolidated real estate entities	(9,186)	(4,273)
Proceeds from disposition of real estate assets	—	48,518
Distributions from unconsolidated real estate entities - return of capital	11,140	23,891
Related party receivables	(1,056)	—
Related party notes	(4,553)	—
Issuance of deficiency notes	(10,130)
Contributions to Advisor from noncontrolling interests	6,457	—
Sponsored offering costs	(11,374)	(8,336)
Other investing activities	(114)	859
Net cash used in investing activities	(18,899)	(24,782)

Cottonwood Residential II, Inc.
Consolidated Statements of Cash Flows (continued)
(Amounts in Thousands)
	For the Years Ended December 31,
	2019	2018(1)
Cash flows from financing activities
Principal payments on mortgage notes	(918)	(877)
Proceeds from mortgage notes, net of issuance costs	117,132	62,193
Repayment of mortgage notes	(93,646)	(35,400)
Loss on debt extinguishment	(2,033)	—
Issuance of preferred stock, net of issuance costs	—	26,234
Redemption of preferred stock	(1,640)	—
Issuance of foreign notes, net of issuance costs	21,819	7,690
Issuance of common stock	5,665	—
Repurchase of OP Units	(15,492)	(12,397)
Distributions to common stockholders	(166)	—
Distributions to noncontrolling interest holders	(19,908)	(18,476)
Other financing activity	467	(133)
Net cash provided by financing activities	11,280	28,834
Net increase in cash, cash equivalents and restricted cash	6,800	12,089
Cash, cash equivalents, and restricted cash at the beginning of period	45,895	33,806
Cash, cash equivalents, and restricted cash at the end of period	$52,695	$45,895
Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents(2)	$44,568	$33,052
Restricted cash(2)	8,127	12,843
Total cash, cash equivalents and restricted cash	$52,695	$45,895
Supplemental schedule of cash flow information
Cash paid for interest	$34,688	$28,128
Cash paid for income and other taxes	90	5
Distributions on behalf of CRI, net	—	(25,704)
Supplemental schedule of noncash investing and financing activities
Acquisition of real estate assets and investments in unconsolidated entities
Real estate assets, net of cash acquired	$—	$(59,263)
Value of OP Units issued for real estate assets	—	6,281
Value of OP Units issued for investments in unconsolidated real estate entities	9,697	—
Note receivable exchanged for investment in unconsolidated real estate entity	2,474	—
Related party note issuance (noncash)	4,655	—
Other assets acquired and liabilities assumed, net	—	(23,036)
(1)	As adjusted, refer to Note 2.
(2)	As of January 1, 2018, our cash and cash equivalents balance was $21,250 and our restricted cash balance was $12,556.
See accompanying notes.

Cottonwood Residential II, Inc.
Notes to Consolidated Financial Statements
(Amounts in Thousands, Except Property, Share and Unit Data)
December 31, 2019
1. Organization and Business
Cottonwood Residential II, Inc. (“CR II”) is a Maryland real estate investment trust (“REIT”) dedicated to acquiring, developing, managing and investing in multifamily apartment properties located throughout the United States. Cottonwood Residential O.P., L.P. is our Operating Partnership and together with its subsidiaries holds the Company's real estate interests and conducts the ongoing operations of the Company. CR II is the general partner, and owns interests in, our Operating Partnership. As used herein, the term “Company”, “we”, “our” or “us” includes CR II, our Operating Partnership and its subsidiaries, unless the context indicates otherwise.
This chart illustrates our corporate structure and ownership percentages as of December 31, 2019:

The Company is structured as an umbrella partnership REIT and contributes all net proceeds from its equity offerings to the Operating Partnership. In return for those contributions, the Company receives Operating Partnership

Units (“OP Units”) in the Operating Partnership equal to the number of shares of Common Stock it has issued. Interests in properties can be contributed directly to the Operating Partnership through tax-deferred transactions, which is one of the reasons why we are structured in the manner shown above. OP Units can be exchanged for Common Stock on a one-for-one basis after certain criteria are met. OP Units can also be redeemed for cash at the discretion of the board of directors. We maintain a one-for-one relationship between the OP Units issued to CR II and Common Stock. Therefore, holders of Common Stock share in the profits, losses and cash distributions of the Operating Partnership similarly to holders of OP Units.
At December 31, 2019, we held controlling and noncontrolling investments in 28 multifamily apartment properties representing approximately 8,200 apartment units and managed 20 properties for third parties, bringing the total number of properties which we owned interests in or managed to 48, representing approximately 14,000 units located in 13 states. This number includes structured investment interests in two properties as well as investments in four development projects.
Advisory Business Restructuring
Effective March 1, 2019, we restructured our advisory business for Cottonwood Multifamily REIT I, Inc. (“REIT I”), Cottonwood Multifamily REIT II, Inc. (“REIT II”) and Cottonwood Communities, Inc. ("CCI"). These are separate sponsored programs that we have joint ventured with and have small ownership interests in. As part of the restructuring, the following entities were formed:
Cottonwood Communities Advisors, LLC (the “Advisor”) – The Advisor was formed to perform advisory management services, fund the offering costs of CCI, and participate as a qualified opportunity zone property for its members. The Advisor is owned 50.005% by us, with the remaining amount owned by participating executives. These executives have received loans from the Operating Partnership to fund their contributions (Note 5). The percentage interest in the Advisor owned by executives could increase if certain performance thresholds are met. In such case, our interest in the Advisor will be reduced.
CCA Promote, LLC (“Advisor Promote”) – Advisor Promote was formed to own and distribute promotional interests. We contributed approximately $2,000 worth of promotional interests in REIT I, REIT II and CCI to Advisor Promote and receive a 5% cumulative but not compounded return on this contribution. Participating executives are also members of Advisor Promote and are entitled to receive a percentage membership interest should certain performance thresholds be met. In such case, our percentage interest in Advisor Promote will be reduced.
2. Basis of Presentation and Principles of Consolidation
The consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and subsidiaries under its control. The Operating Partnership and its subsidiaries are consolidated as they are controlled by CR II. All intercompany balances and transactions have been eliminated in consolidation.
Some of our partially owned and unconsolidated properties are owned through a tenant in common (“TIC interest”) structure. TIC interests constitute separate and undivided interests in real property. TIC interests in properties for which we exercise significant influence are accounted for using the equity method of accounting until we have acquired a 100% interest in the property.
Number of units and certain other measures used to describe real estate assets included in the notes to the consolidated financial statements are presented on an unaudited basis.
Certain amounts in the prior year consolidated financial statements and supporting note disclosures have been reclassified to conform to the current year presentation. Specifically, related party receivables have been presented separately on the consolidated balance sheets. Items reclassified on the consolidated statement of cash flows include $3,140 of amortized preferred offering costs from other operating adjustments to deferred financing costs and $6,316 of development from acquisition of interests in consolidated real estate to capital expenditures and development actives. Such reclassifications did not impact previously reported net loss or accumulated deficit or change net cash provided by or used in operating, investing or financing activities.
Effective January 1, 2019, we adopted ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments. The ASU clarifies how several specific cash receipts and cash payments are to be presented and classified on the statement of cash flows, which, among other things, include debt prepayment or debt extinguishment costs and distributions received from equity method investees. Based on the clarification in ASU 2016-15, we classify cash payments for debt extinguishment costs as cash outflows for financing activities, although no such payments were made in 2018. For our equity method investments, we elected to classify distributions received using the nature of distributions approach (e.g. the "look through" approach) in the consolidated statements of cash flows. Under this approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital, in which case it is reported as an investing activity. The adoption of this standard did not have a material impact on our consolidated financial statements.
Effective January 1, 2019, we adopted ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. This ASU required restricted cash to be presented within cash and cash equivalents when reconciling the beginning and ending amounts in the consolidated statement of cash flows, with retrospective adjustments to all periods presented. For the year ended December 31, 2018, we reported the change in restricted cash in the consolidated statement of cash flows as operating, investing and financing activities consistent with the nature of the activity. Upon adoption, cash, cash equivalents and restricted cash reported in the 2018 consolidated statement of cash flows increased by $12,843 to reflect the restricted cash balances. Additionally, net cash provided by operating activities increased by $2,364 and net cash used in investing activities and financing activities decreased by $1,923 and $153, respectively, for the year ended December 31, 2018.
2018 Restructuring Transaction
Cottonwood Residential, Inc. (“CRI”) was the Operating Partnership’s only general partner from its formation in September 2009 until September 2018. On September 24, 2018, a series of transactions were initiated to transfer real estate assets from the Operating Partnership to CRI, payoff subordinated debt and other instruments held by certain institutional investors, liquidate CRI, and admit Cottonwood Residential II, Inc. (“CR II”) as a new general partner of the Operating Partnership (collectively referred to as the “Restructuring Transactions”). CRI and CR II are owned and controlled by the same holding company.
To liquidate CRI, the Operating Partnership transferred 17 real estate assets and approximately $51,200 in subordinated notes to CRI in exchange for CRI’s OP Units in the Operating Partnership. CRI also transferred approximately $147,400 of Series 2016 Preferred Stock and Series 2017 Preferred Stock it held in the Operating Partnership to CR II, whereby CR II assumed the obligations related to these outstanding shares. This resulted in the Operating Partnership no longer holding ownership interests in the transferred real estate assets and CRI no longer holding any material interests in the Operating Partnership.
CRI used proceeds from the sale of real estate assets transferred from the Operating Partnership to pay off the subordinated notes it received from the Operating Partnership. The Operating Partnership used cash and new debt incurred throughout 2018 to payoff and redeem the remaining subordinated notes and equity instruments held by our institutional investors. In total, $186,800 of common stock, preferred stock, warrants and subordinated notes were redeemed and paid off. This resulted in our institutional investors no longer holding any debt securities, equity interests, and board of director seats in the Operating Partnership and CRI. CR II was admitted as an additional general partner of the Operating Partnership on September 24, 2018 through the purchase of 50 Voting OP Units. All voting and control of the Operating Partnership was transferred to CR II on that date.
As stated above, the Restructuring Transactions were between entities under common control. Transactions between entities under common control are recorded at historical cost. Under the common control guidance, financial statements in the period of transfer for a receiving entity report results of operations for the period in which the transfer occurs as though the transaction occurred at the beginning of the period. Accordingly, the results of operations for 2018 comprise those of CR II, the Operating Partnership and its subsidiaries as if combined from January 1, 2018.
CR II's financial statements include the historical operations of the Operating Partnership's interests that remained after the restructuring. CR II's financial statements have been derived from historical accounting records. Retrospective adjustments have been made so that results for 2018 are on substantially the same basis as the results of operations after the Restructuring Transactions. The effects of intra-entity transactions on assets, liabilities, revenue, and expenses for the period presented for the year ended December 31, 2018 and on retained earnings at the beginning of the period presented for 2018 are eliminated. Similarly, our consolidated financial statements present the balance sheet and other financial information as of the beginning of 2018 as though the assets and liabilities had been transferred at that date. Significant retrospective adjustments to the Operating Partnership include those related to the transferred real estate assets, subordinated notes, warrants, and other instruments that were redeemed, repaid or converted. The consolidated financial statements also include adjustments to assume additional debt incurred as part of the Restructuring Transactions were in place at the beginning of 2018. As the Restructuring Transactions were pushed back to the beginning of 2018, all equity activity and cash flows related to the Restructuring Transactions for 2018 have been excluded from the consolidated statement of equity and consolidated statement of cash flows.
Variable Interest Entities
We invest in entities that qualify as variable interest entities (“VIEs”). All VIEs for which we are the primary beneficiary are consolidated. The equity method is used to account for VIEs for which we are not the primary beneficiary. A VIE is a legal entity in which the equity investors at risk lack sufficient equity to finance the entity's activities without additional subordinated financial support or, as a group, the equity investors at risk lack the power to direct the entity's activities and the obligation to absorb the entity's expected losses or the right to receive the entity's expected residual returns. Qualitative and quantitative factors are considered in determining whether we are the primary beneficiary of a VIE, including, but not limited to, which activities most significantly impact economic performance, which party controls such activities, the amount and characteristics of our investments, the obligation or likelihood for us or other investors to provide financial support, and the management relationship of the property.
The Operating Partnership is a VIE as the limited partners lack substantive kick-out rights and substantive participating rights. We are the primary beneficiary of the Operating Partnership as we have the power to direct the activities that most significantly impact economic performance and the rights to receive economic benefits. Substantially all of our assets and liabilities are held in the Operating Partnership.
Use of Estimates
We make estimates and assumptions in preparing these consolidated financial statements that affect reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated financial statements as well, as the amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.
Acquisition of Real Estate Assets
All real estate acquisitions during 2019 and 2018 met the initial threshold to qualify as asset acquisitions and were recorded at cost based on relative fair value. Real estate assets and liabilities include land, building, furniture, fixtures and equipment, other personal property, in-place lease intangibles and debt. The value of land, buildings and improvements are determined as if vacant using methods similar to those used by independent appraisers. These methods include third-party appraisals, replacement cost estimates less depreciation, discounted cash flows, and direct capitalization of net operating income. In-place leases are valued based on current rental rates and the average time necessary to lease a unit and are amortized over the estimated remaining term. We generally do not record an asset or liability for above or below market leases as acquired leases approximate market rates due to lease terms generally not extending beyond one year. The fair value of debt assumed is determined using a discounted cash flow analysis based on remaining loan terms and principal. Discount rates are based on management’s estimates of current market interest rates for instruments with similar characteristics, and consider remaining loan term and loan-to-value ratio.
We record certain transaction costs incurred from issuing OP Units for real estate interests as an offset to equity. All other transactional costs are capitalized in accordance with the guidance for asset acquisition accounting.
Acquisition of additional real estate interests that create a controlling interest and consolidation are accounted for as asset acquisitions using the method described above.
Acquisitions of additional real estate interests of consolidated properties are accounted for as equity transactions with no gain or loss recognized. We adjust the carrying amount of the noncontrolling interest to reflect the increase in ownership and recognize any differences between the fair value of the consideration paid and the noncontrolling interest as an adjustment to the Company's equity.
Real Estate Assets, Net
Real estate assets are reported at cost, less accumulated depreciation. We capitalize costs related to the development, construction, improvement, and significant renovation of properties, which include capital replacements such as scheduled carpet replacement, new roofs, HVAC units, plumbing, concrete, masonry and other paving, pools and various exterior building improvements. We also capitalize salary costs directly attributable to significant renovation work.
We compute depreciation on a straight-line basis over the estimated useful lives of the related assets as follows (in years):
Land improvements	5–15
Building	30
Building improvements	5–15
Furniture, fixtures, and equipment	5–15
We expense ordinary maintenance and repairs to operations as incurred. We capitalize significant renovations and improvements that improve and/or extend the useful life of an asset and amortize over their estimated useful life, generally five to 15 years.
Impairment of Long-Lived Assets
Long-lived assets include real estate assets and acquired intangible assets. Intangible assets are amortized on a straight-line basis over their estimated useful lives. We review for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Indicators that may cause an impairment review include, but are not limited to, significant under-performance relative to historical or projected future operating results and significant market or economic trends. When we determine the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators, we determine recoverability by comparing the carrying amount of the asset to the net future undiscounted cash flows the asset is expected to generate. We recognize, if appropriate, an impairment charge equal to the amount by which the carrying amount exceeds the fair value of the asset.
In 2018, we recorded a $400 impairment charge on intangibles related to our acquired management contracts due to the loss of management contracts from the disposition of managed properties during the year. No impairment was necessary in 2019. Fair value of management contract intangibles were estimated based on an analysis of discounted future fee income from each management contract, utilizing a discount rate of 6.5%. The impairment charge is presented within other expenses, net on the consolidated statement of operations.
Investments in Unconsolidated Real Estate Entities
Real estate investments where we have significant noncontrolling influence and VIEs where we are not the primary beneficiary are accounted for under the equity method.
Equity method investments in unconsolidated real estate entities are recorded at cost, adjusted for our share of net earnings or losses each period, and reduced by distributions. Equity in earnings or losses is generally recognized based on the Company’s ownership interest in the earnings or losses of the unconsolidated real estate entities. We follow the “look through” approach for classification of distributions from unconsolidated real estate entities in the consolidated statements of cash flows. Under this approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital (e.g., a liquidating dividend or distribution of the proceeds from the entity’s sale of assets), in which case it is reported as an investing activity.
We assess potential impairment of investments in unconsolidated real estate entities whenever events or changes in circumstances indicate that the fair value of the investment is less than its carrying value. To the extent impairment has occurred, and is not considered temporary, the impairment is measured as the excess of the carrying amount of the investment over the fair value of the investment. No impairment losses were recognized for the years ended December 31, 2019 or 2018 related to the Company's investments in unconsolidated real estate entities.
Transaction costs incurred for investments in unconsolidated real estate entities not related to the issuance of OP Units are included in the carrying amount of that investment.
Cash and Cash Equivalents
We consider all cash on deposit, money market funds and short-term investments with original maturities of three months or less to be cash and cash equivalents.

We maintain cash in demand deposit accounts at several major commercial banks where balances in individual accounts at times exceeds FDIC insured amounts. We have not experienced any losses in such accounts.
Restricted Cash
Restricted cash includes residents’ security deposits, cash in escrow for self-insurance retention, cash in escrow for acquisitions, escrow deposits held by lenders for property taxes, insurance, debt service and replacement reserves, and utility deposits.
Other Assets
Other assets consist primarily of sponsored offering costs, intangible assets and goodwill acquired in connection with the acquisition of affiliated companies in 2011, receivables, securities, deferred tax assets, prepaid expenses, equipment and other assets.
Sponsored offering costs are organizational and offering costs for offerings we have sponsored. These sponsored companies invest in multifamily real estate related assets primarily through joint ventures with us. We pay the organizational and offering costs for these offerings and in return earn asset management fees and receive promotional interests should returns be met above certain thresholds when the company terminates. We may also serve as the property manager, which entitles us to earn property management and ancillary fees. These organizational and offering costs are deferred and amortized over the expected life of the sponsored company. As of December 31, 2019 and 2018 we had $20,530 and $11,175 of unamortized sponsored offering costs, respectively.
Preferred Stock
Series 2016 Preferred Stock and Series 2017 Preferred Stock are described in Note 9. The two instruments are similar in nature and classified as liabilities on the consolidated balance sheet due to mandatory redemption features of these instruments on a fixed date for a fixed amount. Preferred stock distributions are recorded as interest expense.
Foreign Notes
The 2017 and 2019 6% Notes and 2017 6.25% Notes are notes issued to foreign investors outside of the United States. These notes are described in Note 7. These instruments are similar in nature and have fixed interest rates and maturity dates and are denominated in U.S. dollars.
Debt Financing Costs
Debt financing costs are presented as a direct deduction from the carrying amount of the associated debt liability, which includes mortgage notes, preferred stock, and foreign notes. Debt financing costs are amortized over the life of the related debt through interest expense.
Revenue Recognition
We lease our multifamily residential apartments with rents generally due on a monthly basis. Terms are one year or less, renewable upon consent of both parties on an annual or monthly basis. We recognize rental revenues on a monthly basis using a method that represents a straight-line basis over the term of the lease.
We recognize property management and development, advisory services revenue and other ancillary fee income on an accrual basis as earned per the respective agreements. Property management and development revenue is derived primarily from our property management services, development and construction work, and internet services. Advisory services revenue is derived from services provided to our externally advised REITs and based on a percent of gross asset value, as defined in the advisory services agreements.
Income Taxes
CR II, as a REIT, is not subject to federal income tax with respect to that portion of its income that meets certain criteria and is distributed annually to stockholders. To continue to qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the REIT’s taxable income, excluding net capital gains, to stockholders. We have adhered to, and intend to continue to adhere to, these requirements to maintain REIT status. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates and may not qualify as a REIT for four subsequent taxable years. As a qualified REIT, we are still subject to certain state and local taxes and may be subject to federal income and excise taxes on undistributed taxable income. For the years ended December 31, 2019 and 2018, 100% (unaudited) of all distributions to stockholders were reported as a return of capital. In addition, taxable income from activities managed through our taxable REIT subsidiary (“TRS”) are subject to federal, state and local income taxes. Provision for such taxes has been included in income tax expense on our consolidated statements of operations.
The Operating Partnership is generally not subject to federal and state income taxes. OP Unit holders, including CR II, are subject to tax on their respective allocable shares of the Operating Partnership’s taxable income. However, there are certain states that require an entity level tax on the Operating Partnership.
We determine deferred tax assets and liabilities applicable to the TRS based on differences between financial reporting and tax bases of existing assets and liabilities. A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, only to the extent that it is more likely than not that future taxable profits will be available against which they can be utilized. We recognize interest and penalties relating to uncertain tax positions in income tax expense when incurred.
Noncontrolling Interests
The portion of ownership interests in consolidated entities not attributable to CR II are reported as noncontrolling interests. Equity and net income (loss) directly attributable to CR II and to noncontrolling interests are clearly identified and presented separately on the consolidated financial statements. Changes in noncontrolling ownership interests are accounted for as equity transactions.
Noncontrolling interest – limited partners – These noncontrolling interests represent OP Units not held by CR II, the general partner. Net income (loss) is allocated to noncontrolling interests in the Operating Partnership based on ownership percentage. It is calculated by dividing the weighted average number of OP Units held by the limited partners by the total number of OP Units outstanding (i.e. OP Units held by CR II and the limited partners). Issuance of additional Common Stock and OP Units changes the ownership interests of both CR II and the limited partners in the Operating Partnership.
Consistent with the one-for-one relationship between the OP Units issued to CR II and Common Stock, limited partners are attributed a share of net income or loss in the Operating Partnership based on their weighted average ownership interest in the Operating Partnership during the period.
Noncontrolling interest – partially owned entities – These noncontrolling interests represent ownership interests that are not held by us in consolidated property entities. Net income (loss) is allocated to noncontrolling interests in partially owned entities based on ownership percentage in those entities.
Refer to Note 11 for more information on our noncontrolling interests.

Recent Accounting Pronouncements
The following table provides a brief description of recent accounting pronouncements that could have a material effect on our consolidated financial statements:
Standard	Description	Required date of adoption	Effect on the Financial Statements or Other Significant Matters
ASU 2014-09, Revenue from Contracts with Customers (Topic 606)
The ASU establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services as outlined in a five-step model whereby revenue is recognized as performance obligations within a contract are satisfied. Income from lease contracts is specifically excluded from this ASU.
January 1, 2020
The ASU may be applied using the full retrospective transition method or by using the modified retrospective transition method with a cumulative effect recognized as of the date of initial application. The majority of our revenue is derived from real estate lease contracts, which falls outside the scope of the ASU. We have evaluated the impact of adopting the new standard on non-lease related activity, including other separate resident charges, and do not expect significant adjustments to the consolidated financial statements as a result of adoption of this standard.

ASU 2016-02, Leases (Topic 842)
The ASU amends existing accounting standards for lease accounting and establishes the principles for lease accounting for both the lessee and lessor. The amendment requires lessees to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendment also requires certain quantitative and qualitative disclosures about leasing arrangements.
January 1, 2021
The standard must be adopted using a modified retrospective transition and provides for certain practical expedients. Transition will require application of the new guidance at the beginning of the earliest comparative period presented. We do not expect adoption to have a significant impact on the consolidated financial statements, as leases are generally 12 months or less with the exception of certain retail leases.

ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
This ASU requires entities to estimate a lifetime expected credit loss for most financial assets, including trade and other receivables and other long term financings including available for sale and held-to-maturity debt securities, and loans. Subsequently, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which amends the scope of ASU 2016-13 and clarified that receivables arising from operating leases are not within the scope of the standard and should continue to be accounted for in accordance with the leases standard (Topic 842).
January 1, 2023
ASU 2016-13 affects entities holding financial assets and net investments in leases that are not accounted for at fair value through net income. The amendments in ASU 2016-13 require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. ASU 2016-13 also requires new disclosures. For financial assets measured at amortized cost, an entity will be required to disclose information about how it developed its allowance for credit losses, including changes in the factors that influenced management’s estimate of expected credit losses and the reasons for those changes. For financing receivables and net investments in leases measured at amortized cost, an entity will be required to further disaggregate the information it currently discloses about the credit quality of these assets by year of the asset’s origination for as many as five annual periods. We are still evaluating the impact of adopting ASU 2016-13 on our financial statements.

3. Real Estate Assets
The following table summarizes the carrying amounts of our consolidated real estate assets:
	December 31,
	2019	2018
Land	$103,372	$94,243
Construction in progress(1)	15,570	1,124
Depreciable property:
Buildings and improvement	624,671	568,516
Furniture, fixtures, and equipment	26,302	20,106
Intangible assets	17,976	16,311
	787,891	700,300
Less: Accumulated depreciation and amortization	(112,070)	(83,486)
Real estate assets, net	$675,821	$616,814
(1)	Includes construction in progress for our development projects and capitalized costs for improvements not yet placed in service at our stabilized properties.
Asset Acquisitions
During 2019, we acquired a controlling interest and consolidated Heights at Meridian through the purchase of a 10% ownership interest. The Heights at Meridian interest was purchased for approximately $3,200 in cash. We had no ownership of or investment in Heights at Meridian prior to the acquisition. Acquired assets were recorded at relative fair value as asset acquisitions (Note 2) as follows:
		Allocated Amounts
Property	Consolidation Date	Land	Building	Property Improvements	Intangible	Net Other
Heights at Meridian	January 8, 2019	$5,855	$52,920	$4,153	$1,658	$942
During 2018, we acquired a controlling interest and consolidated Regatta and Summer Park through the purchase of an additional 6.4% and 20.0% ownership interest, respectively. The Regatta interest was purchased for $1,194 in cash and the Summer Park interest was purchased through the issuance of OP units worth approximately $6,300. These properties were accounted for as equity method investments prior to consolidating. Acquired assets were recorded at relative fair value as asset acquisitions (Note 2) as follows:
		Allocated Amounts
Property	Consolidation Date	Land	Building	Property Improvements	Intangible	Net Other
Regatta	January 2, 2018	$4,633	$17,971	$2,078	$986	$163
Summer Park	September 19, 2018	6,596	27,422	1,880	1,110	785
		$11,229	$45,393	$3,958	$2,096	$948
Variable Interest Entities
We have consolidated properties not wholly owned by us that are VIEs. The debt is collateralized by the real estate for each respective property. Creditors of consolidated VIEs do not have recourse to our general credit.

Dispositions
There were no dispositions of consolidated real estate assets in 2019. Gains on dispositions of consolidated real estate assets in 2018 were as follows:
Property	Location	Apartment Units	% Owned at Disposition	2018 Gains
Parkway Crossing	Asheville, NC	248	100.0%	$13,198
Tramore Village	Austell, GA	324	100.0%	18,030
Woodbridge	San Antonio, TX	253	100.0%	7,238
		825		$38,466
4. Investments in Unconsolidated Real Estate Entities
Stabilized Properties
We had equity method investments in five and seven stabilized properties at December 31, 2019 and 2018, respectively. Information on our total ownership in these properties and selected operating detail is found in Appendix B to these consolidated financial statements (unaudited).
During the years ended December 31, 2019 and 2018, we recognized gains of $6,823 and 5,374, respectively, from the sale of equity method investments.
Other Projects and Investments
During the years ended December 31, 2019 and 2018 we had equity method investments in development projects and other real estate related investments. These investments have various capital commitments, promotes and preferred returns as outlined in their respective governing documents.
5. Transactions with Related Parties
Related Party Notes
On March 1, 2019, an executive compensation plan was approved whereby the Operating Partnership can lend money to executives of the Company for them to purchase interests in affiliated real estate and business related entities of the Operating Partnership. The loans cover the executives' equity investment and additional capital commitments, if necessary, for their interests in the respective entities. Half of the loans are nonrecourse and secured by the executive’s interest in the respective entity, the other half are recourse and secured by certain collateral. Nonrecourse loans cannot exceed 50% of the applicable executive’s investment in the applicable entity. The nonrecourse loans and recourse loans bear interest at a rate of 5.75% and 4.75%, respectively. They mature no later than June 30, 2024.
As of December 31, 2019, the Operating Partnership had issued the following loans under this arrangement:
Affiliated Entity	Investment Type	Location	Note Amount
Cottonwood Communities Advisor	Advisor entity	Salt Lake City, UT	$6,457
Park Avenue Investor Entity	Development project	Salt Lake City, UT	1,811
Broadway Investor Entity	Development project	Salt Lake City, UT	940
			$9,208
Related Party Receivables
As of December 31, 2019 and 2018, we had receivables of $1,485 and $429 from entities for which we sponsor, manage or have an affiliation with. These receivables are generally short term in nature and cover operating and other obligations on behalf of these entities.
Other Transactions with Related Parties
We own a de minimis number of shares in the following funds and sponsored their formation; Cottonwood Multifamily REIT I, Cottonwood Multifamily REIT II, Cottonwood Multifamily Opportunity Fund, and Cottonwood Communities, Inc. We receive asset management fees from these funds. Asset management fees from these funds for the years ended December 31, 2019 and 2018 were $2,714 and $1,437, respectively.

6. Deficiency Notes
Sugarmont is a development in Salt Lake City, UT that we invested in through a joint venture as a limited partner with a third-party developer (the "Sugarmont JV"). The project commenced in July 2016. Due to continued delays, the Sugarmont JV terminated the initial general contractor and engaged a replacement general contractor in 2019. Since replacing the general contractor, Sugarmont JV funded approximately $10,130 in capital calls to re-engage construction and settle prior valid liens. These capital calls were are in the form of deficiency notes, which includes our joint venture partner's 40% share, under the terms of our joint venture agreement. As of 12/31/2019 we had outstanding deficiency notes to the Sugarmont JV of $10,130. There were no deficiency notes outstanding as of December 31, 2018. The notes bear interest at 10% for the first 90 days and 18% thereafter. The notes can be converted to capital contributions at any time after 180 days of making the deficit loan.
7. Debt
Mortgage Notes
Our mortgage notes are summarized as follows:
	December 31,
	2019	2018
Fixed rate mortgage notes	$252,275	$219,444
Variable rate mortgage notes	321,317	298,788
Total mortgage notes	573,592	518,232
Debt financing costs	(5,141)	(4,569)
Mortgage notes, net	$568,451	$513,663
Each mortgage note is collateralized or cross-collateralized by real estate and non-recourse to us. The mortgage notes outstanding at December 31, 2019 mature at various dates from 2021 through 2029, with a weighted average remaining term of approximately 5.6 years. The weighted average interest rate of our fixed rate mortgage notes was 4.14% at both December 31, 2019 and 2018. The weighted average interest rate of our variable rate mortgage notes was 3.92% and 4.11% at December 31, 2019 and 2018, respectively.
Principal payments on mortgage notes for years subsequent to December 31, 2019, are as follows:
Year	Total
2020	$—
2021	24,436
2022	15,693
2023	83,575
2024	173,345
Thereafter	276,543
$573,592
Foreign Notes
Our Operating Partnership has three note offerings available to foreign investors outside of the United States. These notes are unsecured and subordinate to all debt of the Operating Partnership. The 2017 6.25% note offering and 2019 6% note offering were still active as of December 31, 2019. Each note offering has two 1-year extension options during which the interest rate will increase 0.25% each additional period.

Information on the foreign note offerings are as follows:
				December 31,
	Offering Size	Interest Rate	Maturity Date	2019	2018
2017 6.25% Notes	$5,000	6.25%	December 31, 2021	$4,000	$3,000
2017 6% Notes	35,000	6.00%	December 31, 2022	20,918	20,918
2019 6% Notes	25,000	6.00%	December 31, 2023	22,675	—
Unamortized debt financing costs				(2,764)	(1,563)
	$65,000			$44,829	$22,355
8. Income Taxes
We recognize deferred tax assets and liabilities created by future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We have recorded a valuation allowance against our net deferred tax assets in 2019 and 2018 as we do not believe that it is more likely than not that they will be realized in the future.
The income tax provision for the years ended December 31, 2019 and 2018 is comprised of the following components:
	For the Year Ended December 31, 2019
	Federal	State	Total
Current expense	$123	$169	$292
Deferred expense	—	—	—
Total tax provision	$123	$169	$292
	For the Year Ended December 31, 2018
	Federal	State	Total
Current expense	$34	$312	$346
Deferred expense	2,044	25	2,069
Total tax provision	$2,078	$337	$2,415
Income (loss) generated outside of the TRS, which primarily relates to real estate operations, is subject only to certain state and local taxes and has insignificant statutory and effective tax rates. Income generated from the TRS, which primarily relates to property management services, is subject to federal, state and local income taxes and has statutory tax rates consistent with traditional U.S. corporations. A reconciliation of the statutory income tax provision for all income (loss) generated by us to the effective income tax provisions is as follows:
	For the Year Ended December 31,
	2019	2018
Expected tax benefit at statutory rate	$(386)	$(1,125)
Disposition of real estate assets	—	804
Miscellaneous	(163)	262
Valuation allowance	841	2,474
Total tax provision	$292	$2,415

The major sources of temporary differences stated at their deferred tax effects are as follows:
	December 31,
	2019	2018
Intangible assets	$1,093	$2,409
Fixed assets	(949)	(1,165)
Net operating losses	2,473	1,433
Other	698	(203)
Valuation allowance	(3,315)	(2,474)
Deferred tax asset (liability)	$—	$—
Deferred tax liabilities are included in accounts payable and accrued liabilities and deferred tax assets are included in other assets on the consolidated balance sheet. We evaluated the extent to which it was more likely than not that future taxable profits would be available to utilize our net deferred tax assets. We determined, based on expected future results, that we will not be able to utilize our net deferred tax assets. As a result, a full valuation allowance of $3,315 and $2,474 have been recorded against our net deferred tax assets as of December 31, 2019 and 2018.
At December 31, 2019 and 2018 there were no material uncertain tax positions.
9. Preferred Stock
As of December 31, 2019, we had two series of preferred stock outstanding, the Series 2016 Preferred Stock and the 2017 Preferred Stock. The preferred stock receive a fixed preferred dividend based on a cumulative, but not compounded, annual return, have a fixed redemption date and are classified as liabilities on the consolidated balance sheets. We have the option to extend redemption of preferred stock for two 1-year extension periods, subject to an increase in the preferred dividend rate. Both offerings also allow us to redeem the preferred stock early for cash at $10.20 per share plus all accrued and unpaid dividends. Dividends to preferred stockholders are classified as interest expense on the consolidated statement of operations.
Information on the outstanding series of preferred stock are as follows:
				Shares Outstanding at		Dividends for the Year Ended
				December 31,		December 31,
	Dividend Rate	Extension Dividend Rate	Redemption Date	2019	2018	2019	2018
Series 2016 Preferred Stock	6.5%	7.0%	January 31, 2021	14,277,566	14,451,715	$9,349	$9,136
Series 2017 Preferred Stock	7.5%	8.0%	January 31, 2022	258,550	263,550	197	192
10. Stockholders' Equity
The Company's capital structure, authorized and outstanding shares as of December 31, 2019 and 2018 are summarized below:
		Shares Outstanding at December 31,
Class	Shares Authorized	2019	2018
Preferred Stock Total	100,000,000	14,536,116	14,715,265
Series 2016 Preferred Stock (Note 9)	14,500,000	14,277,566	14,451,715
Series 2017 Preferred Stock (Note 9)	5,000,000	258,550	263,550

Common Stock Total	1,100,000,000	297,650	50
Voting Common Stock	50	50	50
Non-Voting Common Stock	2,000,000	213,434	—
Non-Voting Series B Common Stock	100,000	84,166	—

The Series 2016 Preferred Stock and the Series 2017 Preferred Stock have priority over common stock. The Series 2016 Preferred Stock has a priority that is equal to the Series 2017 Preferred Stock, except with respect to the earlier redemption date for the Series 2016 Preferred Stock. Refer to Note 9 for information on our preferred stock instruments.
Voting Common Stock
At December 31, 2019 and 2018, 50 voting shares of Common Stock were outstanding and were owned by an affiliate of the Company.
Non-Voting Common Stock
At December 31, 2019, there were 297,600 shares of non-voting Common Stock outstanding, of which 84,166 shares were designated as Series B Common Stock. The Series B Common Stock has the same priority and distributions as common stock but may be redeemed beginning March 15, 2020. There were no shares of non-voting Common Stock outstanding at December 31, 2018.
11. Noncontrolling Interests
Noncontrolling Interests – Limited Partners
Common Limited OP Units and LTIP Units are Operating Partnership units not owned by CR II and collectively referred to as “Noncontrolling Interests – Limited Partners” on the consolidated balance sheets and consolidated statement of operations.
Common Limited OP Units – Common Limited OP Units share in the profits, losses and cash distributions of the Operating Partnership as defined in the partnership agreement, subject to certain special allocations.
During 2019 and 2018, we issued approximately 493,700 and 6,280,000 Common Limited OP Units for real estate interests, respectively. In 2018 we issued approximately 1,062,000 Common Limited OP Units to employees with the conversion of their LTIP Units discussed below.
During 2019 and 2018, we repurchased approximately 820,800 and 669,800 OP Units for $15,492 and $12,397, respectively. Of these amounts, $11,526 and $8,810 were for OP Units issued to employees with the conversion of their LTIP Units as a result of the Restructuring Transactions.
During the year ended December 31, 2019, we declared distributions to noncontrolling OP Unit holders of $13,079, of which $11,978 were paid and $1,101 were accrued. During the year ended December 31, 2018, we declared distributions to noncontrolling OP Unit holders of $13,486, of which $12,326 were paid and $1,160 were accrued.
LTIP Units – Certain executives and key employees receive Time-Based LTIP Unit Awards (“Time Awards”) and Performance-Based LTIP Unit Awards (“Performance Awards”), together “LTIP Units”, as a form of share based compensation. LTIP Units are partnership interests in the Operating Partnership constituting profits interests and have no voting rights in the Company.
Vesting of Time Awards is based on continued service. Vesting of Performance Awards is based on internal rate of return hurdles over a specified period. Time Awards receive the same distributions on a per unit basis as holders of OP Units. During the performance period the Performance Awards receive 10% of distributions on a per unit basis as holders of OP Units. At the end of the performance period additional LTIP Units are issued to cover unpaid distributions on actual LTIP Units earned.
Vested awards that receive the requisite allocation of book income through the operation of tax rules automatically convert into OP Units on a one-for-one basis and may in turn be converted into shares of Common Stock of CR II upon certain events.
As part of the Restructuring Transactions in September 2018, all Time and Performance Awards outstanding at that time accelerated and vested in full and automatically converted into OP Units on a one-for-one basis. The LTIP unit holders were provided the option to put these OP Units back to the Operating Partnership at a repurchase price of $19.16 per OP Unit.
In connection with the Restructuring Transactions and the continuing operations of the Operating Partnership, three key employees of CRI received retention grants of 236,250 Time Awards. These Time Awards are subject to full forfeiture over a 20 month period from the date of grant in the event of a change of control or a for cause termination of employment and are subject to graded forfeitures between 20 and 30 months of the date of grant should a change of control or for cause termination of employment occur. Additional Time and Performance Awards were granted on 3/1/19 to key employees.
LTIP Unit award activity during 2019 and 2018 was as follows:
	Time Awards		Performance Awards
	LTIP Units	Weighted- Average Grant Date Fair Value	LTIP Units	Weighted- Average Grant Date Fair Value
Unvested awards at December 31, 2017	171,290	$12.99	269,158	$5.23
Granted on 1/1/18	46,413	19.15	129,289	6.35
Forfeited	—	—	—	—
Vested and converted to OP Units with the Restructuring Transactions	(217,703)	14.30	(398,447)	5.59
Granted on 10/1/18	236,250	19.16	—	—
Unvested awards at December 31, 2018	236,250	$19.16	—	$—
Granted on 3/1/19	55,680	19.01	129,920	9.28
Forfeited	—	—	—	—
Unvested awards at December 31, 2019	291,930	$19.13	129,920	$9.28
Share based compensation was $2,302 for the year ended December 31, 2019. Share based compensation for the year ended December 31, 2018 was $8,270, which included approximately $5,900 related to modified Performance Awards that were originally not probable of vesting under the plan. Share based compensation of $749 not related to the Restructuring Transactions is included in general and administrative expense on the consolidated statement of operations for 2018. Total unrecognized compensation expense for LTIP Units at December 31, 2019 is $4,022 and is expected to be recognized on a straight-line basis through December 2022.
The fair value of Time and Performance Awards is determined based on a combination of third-party appraisals, third-party valuations and other market data points, such as the price used for the Restructuring Transactions and LTIP Unit redemptions.
Noncontrolling Interests - Partially Owned Entities
As of December 31, 2019, we had noncontrolling interests in 23 partially owned entities. The interests of the third-party owners ranged from 1% to 91%.
12. Commitments and Contingencies
Legal Proceedings
We are subject to a variety of legal actions for personal injury, property damage, or other matters arising in the ordinary course of its business, most of which are covered by liability insurance. Various claims of employment and resident discrimination are also periodically brought, most of which also are covered by insurance. While the resolution of these matters cannot be predicted with certainty, we believe the final outcome of such legal proceedings and claims will not have a material adverse effect on our liquidity, financial position or results of operations.
Operating Leases
We have operating leases for office space and office equipment with remaining terms of one to five years.

Future minimum rental payments under non-cancelable operating leases in effect as of December 31, 2019, are as follows:
2020	$771
2021	109
2022	46
2023	—
2024	—
Thereafter	—
Total	$926
Environmental
As an owner of real estate, we are subject to various federal, state and local environmental laws. Compliance with existing laws has not had a material adverse effect on us. However, we cannot predict the impact of new or changed laws or regulations on our properties or on properties that we may acquire in the future.
13. Subsequent Events
We had the following activity subsequent to December 31, 2019:
Financing
Mortgage Notes – We refinanced properties with the following terms :
Refinance Date	Collateralized Property	Total Proceeds	Interest Rate(1)	Three Year Interest Rate Cap	Maturity Date
2/3/20	Retreat at Peachtree Summer Park Regatta	$128,700	One-month Libor + 1.99%	One-month Libor index at 3.51%	March 1, 2030
4/8/20	Scott Mountain	$48,373	One-month Libor + 2.19%	One-month Libor index at 2.81%	May 1, 2030
5/28/20	Pavilions	$37,350	One-month Libor + 2.75%	One-month Libor index at 2.75%	June 1, 2030
(1)	Interest only payments for the first five years.
Foreign Notes - We issued approximately $1,000 in 2017 6.25% Notes and $50 in 2019 6% Notes.
Promissory Notes to Related Parties
Our Advisor agreed to provide up to $1,400 and $2,600 of advances to Cottonwood Multifamily REIT I and Cottonwood Multifamily REIT II, respectively, as needed via promissory notes. Unpaid principal on the promissory notes bear simple interest from the date advanced at the rate of 6% per annum, or the maximum amount of interest allowed under the State of Utah, whichever is less. These promissory notes mature on December 31, 2020.
LTIP Awards
We issued 181,045 LTIP Units on January 1, 2020 to board members, certain executives and key employees.
Repurchases
We repurchased 38,352 OP Units for $705, 84,166 shares of Series B Common Stock that had previously been issued to certain executives for $1,800, and 44,700 shares of 2016 Preferred stock for $414.
Sugarmont
The Sugarmont JV funded approximately $21,200 in additional deficiency notes.

The Sugarmont JV is pursuing litigation to pursue certain claims against the initial general contractor and surety, the timing and outcome of which is unknown at this time. Further, the Sugarmont JV has negotiated a loan modification that, among other things, extends certain dates in the loan agreement. This enables the Sugarmont JV to complete the project as a performing loan and cure the default for failing to complete the project by the date specified in the previous loan agreements and failing to bond, vacate or discharge the exiting liens within 30 days. The required completion date in the amended loan agreement is September 30, 2021 subject to extension under certain conditions to no later than December 31, 2021.
The first units for this development project are expected to be delivered in the fourth quarter of 2020, with the project being completed in the first quarter of 2021.
COVID-19 Pandemic
The recent outbreak of the COVID-19 virus that has rapidly spread to a growing number of countries, including the United States, created considerable instability and disruption in the U.S. and world economies. We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business, including how the pandemic will impact our tenants and multifamily apartment communities. The extent to which our results of operations or our overall value will be affected by the COVID-19 virus will largely depend on future developments, which are highly uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of the COVID-19 virus and the actions required to be undertaken to contain the COVID-19 virus or treat its impact.
As a result of shutdowns, quarantines or actual viral health issues, tenants at our multifamily apartment communities may experience reduced wages for a prolonged period of time and may be unable to make their rental payments. Since mid-March 2020, a small percentage of tenants have requested rent deferral due to the impact of the pandemic. We are evaluating each tenant rent relief request on an individual basis, considering a number of factors. Not all tenant requests have ultimately resulted in modified agreements, nor are we forgoing our contractual rights under our lease agreements. We may be unable to evict tenants for a period of time due to federal, state and/or local laws or regulations or lender requirements implemented as a result of the COVID-19 virus outbreak.
The extent to which the COVID-19 pandemic impacts our operations, the personal financial position of our tenants, and the multifamily apartment communities and development projects in which we have invested will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.
On March 27, 2020 the United States Congress passed the Coronavirus Aid, Relief, and Economic Security (CARES) Act into law. The legislation is meant to address the economic uncertainty as a result of the 2020 coronavirus pandemic. On March 27, 2020 the United States Congress passed the Coronavirus Aid, Relief, and Economic Security (CARES) Act into law. The legislation is meant to address the economic uncertainty as a result of the 2020 coronavirus pandemic. We are currently evaluating the impact of the CARES Act provisions, and estimate receiving a potential refund of $3,500 from net operating loss carryback claims of $10,000 allowed under the CARES Act.
Subsequent events have been evaluated through August 3, 2020, the date the consolidated financial statements were issued.

Cottonwood Residential II, Inc.

Appendix A: Real Estate and Accumulated Depreciation (Unaudited)
(Amount in Thousands, Except Property; Share and Unit Data)
					Initial Cost to Company			December 31, 2019
Property Name	Property Location	Number of Units	Year(s) Built	Percent Owned by the Operating Partnership	Land	Buildings, Intangibles and Improvements	Cost Capitalized Subsequent to Acquisition	Land	Buildings and Fixtures	Total	Accumulated Depreciation and Amortization	Total Cost, Net	Encumbrances
Alpha Mill	Charlotte, NC	267	2007, 2014	10.0%	$8,156	$43,770	$1,186	$8,156	$44,956	$53,112	$(6,815)	$46,297	$(36,265)
Cason Estates	Murfreesboro, TN	262	2005	100.0%	1,865	25,028	361	1,865	25,389	27,254	(3,551)	23,703	(26,828)
Cottonwood	Salt Lake, UT	264	1985	100.0%	3,290	20,645	1,043	3,290	21,688	24,978	(3,063)	21,915	(21,645)
Cottonwood Reserve	Charlotte, NC	352	2004, 2017	91.1%	2,911	34,987	11,049	3,757	45,190	48,947	(8,281)	40,666	(38,976)
Cottonwood Westside	Atlanta, GA	197	2015	10.0%	5,894	37,107	770	5,894	37,877	43,771	(5,524)	38,247	(25,655)
Enclave on Golden Triangle	Keller, TX	273	2006	98.9%	2,523	23,984	1,439	2,523	25,423	27,946	(6,157)	21,789	(34,000)
Heights at Meridian	Durham, NC	339	2015	10.0%	5,882	58,703	210	5,882	58,913	64,795	(3,885)	60,910	(33,750)
Melrose	Nashville, TN	220	2015	100.0%	6,181	52,920	451	6,181	53,371	59,552	(8,048)	51,504	(47,100)
Parc Westborough	Westborough, MA	249	2016	35.7%	10,221	55,179	166	10,221	55,345	65,566	(5,015)	60,551	(38,010)
Pavilions	Albuquerque, NM	240	1992	96.4%	2,100	24,437	5,046	2,100	29,483	31,583	(10,997)	20,586	(24,436)
Raveneaux	Houston, TX	382	2000	97.0%	3,423	45,308	2,098	3,423	47,406	50,829	(7,977)	42,852	(26,675)
Regatta	Houston, TX	490	1968-1976	100.0%	4,633	21,033	1,723	4,633	22,756	27,389	(2,696)	24,693	(26,170)
Retreat at Peachtree City	Peachtree City, GA	312	1999	100.0%	6,415	38,790	1,470	6,415	40,260	46,675	(8,319)	38,356	(39,584)
Scott Mountain	Portland, OR	262	1997, 2000	95.8%	3,500	34,672	2,385	3,500	37,057	40,557	(7,794)	32,763	(34,200)
Stonebriar at Frisco	Frisco, TX	306	1999	84.2%	3,785	22,843	2,892	3,785	25,735	29,520	(6,698)	22,822	(36,400)
Summer Park	Buford, GA	358	2001	98.7%	6,596	30,116	348	6,596	30,464	37,060	(2,557)	34,503	(35,945)
Timber Ridge	Mobile, AL	320	1998, 2000	30.4%	1,833	21,614	2,577	1,833	24,191	26,024	(6,736)	19,288	(15,693)
The Marq Highland Park	Tampa, FL	239	2015	10.0%	2,962	43,039	722	2,962	43,761	46,723	(7,934)	38,789	(32,260)
Other			N/A	N/A	Various	Various	Various	20,356	15,254	35,610	(23)	35,587	—
		5,332			$82,170	$634,175	$35,936	$103,372	$684,519	$787,891	$(112,070)	$675,821	$(573,592)

Cottonwood Residential II, Inc.
Appendix B: Selected Financial Data on Unconsolidated Stabilized Property Investments (unaudited)
(Amounts in Thousands, Except Property, Share and Unit Data)
				Balance Sheet Information as of December 31, 2019					Operating data for the period ending December 31, 2019
Property	Location	% Owned	Apartment Units	Real Estate Assets, Net	Other Assets	Mortgage Debt	Other Liabilities	Equity	Revenue	Direct Expenses	Interest	Management Fee	Net Operating Income	Depreciation	Property Income (Loss)
3800 Main	Houston, TX	50.0%	319	$45,811	$2,159	$35,489	$1,727	$10,754	$5,588	$3,059	$1,659	$141	$729	$1,701	$(972)
Cottonwood Bayview	St. Petersburg, FL	71.0%	309	68,523	1,339	48,902	402	20,558	7,149	2,822	1,882	214	2,231	2,507	(276)
Cottonwood Ridgeview	Plano, TX	90.5%	322	37,482	1,839	30,542	1,197	7,582	5,541	2,358	1,237	166	1,780	1,653	127
Fox Point	Salt Lake City, UT	52.8%	398	26,254	905	21,256	363	5,540	5,467	1,652	699	219	2,897	1,218	1,679
Toscana at Valley Ridge	Lewisville, TX	58.6%	288	25,088	1,132	18,420	796	7,004	3,820	1,647	806	115	1,252	1,133	119
			1,636	$203,158	$7,374	$154,609	$4,485	$51,438	$27,565	$11,538	$6,283	$855	$8,889	$8,212	$677

Cottonwood Residential II, Inc.
Management's Discussion and Analysis of Financial Condition and Results of Operations
December 31, 2019
References herein to “Company,” “we,” us,” and “our” refer to Cottonwood Residential II, Inc. together with its subsidiaries. The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes.
Cottonwood Residential II, Inc. owns multifamily communities and multifamily real estate-related assets primarily located in the Southeast, Southwest and Mid-Atlantic regions of the United States. In addition we provide property and asset management related services to properties, externally advised REITs and other assets we own as well as third-party owners and operators of other multifamily communities. We are a REIT, conducting our operations through Cottonwood Residential O.P., LP, our Operating Partnership, of which we are the general partner. We are a fully integrated operator and owner of multifamily real estate. We invest with a particular focus on the following objectives:
•	Maintaining stable cash flows and consistent distributions for our stockholders and the holders of Operating Partnership units.
•	Preserving and protecting our capital base.
•	Growing our net asset value consistently over time.
•	Recycling capital efficiently as assets are sold and investment returns are realized and reinvested in new opportunities.
As of December 31, 2019, we had ownership interests in 8,158 units, which includes direct ownership interests in 22 apartment communities, structured investments in 2 additional communities and 4 development communities planned for development or under construction. Our apartment communities were located across 10 states as of December 31, 2019. We also managed approximately 13,000 apartment units across 13 states as of December 31, 2019, including 7,107 units owned by CRII and its affiliates.
Forward-Looking Statements
This report contains forward-looking statements that involve risks and uncertainties. These statements are only predictions and are not guarantees. Actual events and results of operations could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “expect,” “could,” “intend,” “anticipate,” “plan,” “estimate,” “believe,” “potential,” or the negative of such terms or other comparable terminology. The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results may differ significantly from the results discussed in the forward-looking statements.
The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:
•
Property Manager Performance The performance of the property manager of our multifamily rental communities is critical to our success. In some cases, we may hire local property managers to manage the day-to-day operations. There can be no assurance that we or any local property manager will be able to successfully manage our rental communities.

•
REIT Status The failure to maintain REIT status could have adverse effects on our business. REIT qualification is complex and if we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify.

•
Sources of Distributions We may make distributions from any source of cash, including working capital, proceeds from an offering, and/or refinancing proceeds. To the extent we fund distributions from sources other than our cash flow from operations, we will have less funds available for investment in multifamily apartment communities and multifamily real estate-related assets.

•
Conflicts of Interest Our senior officers are engaged in other activities and intend to continue to engage in such activities in the future, including other real estate ventures. They will, therefore, have conflicts of interest in allocating management time, services and functions between various existing enterprises and future enterprises they may organize, as well as other business ventures in which they may be or may become involved. Our Chief Executive Officer, President and Chief Legal Officer are subject to employment agreements with us that, among other things, require the majority of their time to be spent on our behalf.

•
Data Security We collect and retain certain personal information provided by our residents, employees and investors. Any breach of our data security measures and loss of this information may result in legal liability and costs (including damages and penalties), as well as damage to our reputation, that could materially and adversely affect us, including our business and financial performance.

•
General Risks of Real Estate Our economic success depends upon the results of the operations of our multifamily communities, which are subject to those risks typically associated with an investment in real estate. Fluctuations in land values, occupancy rates, rent schedules and operating expenses can adversely affect operating results or render the sale or refinancing of our communities difficult or unattractive. Such factors include, among others, the continued enforceability of tenant leases, vacancy rates for rental real property, financial resources of the tenants, rent levels and sales levels in the local areas where the Projects are located, adverse changes in local population trends, market conditions, neighborhood values, local economic and social conditions, supply and demand for property such as the Projects, competition from similar properties, interest rates, real estate tax rates, governmental rules, regulations and fiscal policies, including the effects of inflation and enactment of unfavorable real estate, rent control, environmental or zoning laws, hazardous material laws, uninsured losses and other risks.

•
General Economic Risks Volatility in capital and credit markets, or other unfavorable changes in economic conditions, either nationally or regionally in one or more of the markets in which we operate, could adversely impact us;

•
General Risks of Structured Investments We make structured investments in certain entities owning multifamily properties in the form of preferred equity investments or mezzanine loans. In such situations, our position may be subordinate to other debts and liabilities of the entities to which we provide such structured investment. While we anticipate that, in most cases where we elect to provide a Structured Investment, we will maintain certain voting rights and control over the entities in which we make Structured Investments, we will likely not maintain complete control over the operation or management of the underlying multifamily properties. Thus, we will not be able to make all of the decisions regarding the applicable multifamily property. Other risks associated with the Structured Investments include, among others, reliance on third party property management, the heightened risk due to debt maturity issues of the debtor, risk of bankruptcy of the debtor, limitations on remedies, our limited experience in originating and servicing loans and the fluctuation of the real estate industry and values of property. There can be no assurance that we will receive a return of our investment in such situations or that we will eventually consummate an acquisition of an ownership interest in the multifamily property involved in such an investment. Further, we will not be able to ensure that such multifamily property is operated or managed in a manner consistent with our investment objectives.

•
General Risks of Investment in the Projects Our economic success depends upon the results of the operations of our Projects, which will be subject to those risks typically associated with an investment in real estate. Fluctuations in land values, occupancy rates, rent schedules and operating expenses can adversely affect operating results or render the sale or refinancing of the Projects difficult or unattractive. Such factors include, among others, the continued enforceability of tenant leases, vacancy rates for rental real property, financial resources of the tenants, rent levels and sales levels in the local areas where the Projects are located, adverse changes in local population trends, market conditions, neighborhood values, local economic and social conditions, supply and demand for property such as the Projects, competition from similar properties, interest rates, real estate tax rates, governmental rules, regulations and fiscal policies, including the effects of inflation and enactment of unfavorable real estate, rent control, environmental or zoning laws, hazardous material laws, uninsured losses and other risks.

•
Lack of Asset Class Diversification Our Projects consisting primarily of multifamily rental properties. While we have invested in a significant number of Projects across several geographical locations and markets, we have not invested in a diverse set of asset classes. Therefore, each of our investments could be subject to the same or similar rental property related risks and a decline in real estate values in general or a change in economic conditions which affects real property investment and rental markets could have a substantial adverse effect on our financial performance.
•
Real Estate Market and Capitalization Rates The value of real estate is generally based on capitalization rates. Capitalization rates generally trend with interest rates. Consequently, if interest rates go up, so do capitalization rates. Based on historical interest rates, current interest rates are low, as are the current capitalization rates. However, if interest rates rise in the future, it is likely that capitalization rates will also rise, and as a result, the value of real estate will decrease. If capitalization rates increase, the Projects will likely achieve lower sales prices than anticipated, resulting in reduced returns.

•
Construction Risks Construction entails risks that are beyond the our control or that of any general contractor. Completion of new construction, renovations or redevelopment may be delayed or prevented by factors such as adverse weather, strikes or energy shortages, shortages or increased costs of material for construction, inflation, environmental, zoning, title or other legal matters and unknown contingencies. Changes in construction plans and specifications, delays due to compliance with governmental requirements or imposition of fees not yet levied, or other delays could cause construction costs to exceed budgeted amounts. We will need to provide funds to pay any construction costs in excess of amounts borrowed. In the event that construction costs exceed funds available, our ability to complete the work to be done on a Project will depend upon the our ability to supply additional funds. There can be no assurance that we will have adequate funds available for that purpose. Any delays in construction may have an adverse impact on the our cash flow and long-term success.

•
Building Industry Market Conditions The building industry is cyclical and is significantly affected by changes in national and local economic and other conditions, such as employment levels, availability of financing, interest rates, consumer confidence and demand. Because of the long-term financial commitment involved in purchasing real estate, general economic uncertainties tend to result in more caution on the part of real estate buyers, which tends to result in fewer sales. Such uncertainties could adversely affect our performance. In addition, builders are subject to various risks, many of which are outside the control of the builder, including conditions of supply and demand in local markets, weather conditions and natural disasters, such as earthquakes and wildfires, delays in construction schedules, cost overruns, changes in government regulations, increases in real estate taxes and other local government fees and availability and cost of land, materials and labor. Although the principal raw materials used in the building industry generally are available from a variety of sources, such materials are subject to periodic price fluctuations. There can be no assurance that the occurrence of any of the foregoing will not have a material adverse effect on us. The building industry is also subject to the potential for significant variability and fluctuations in real estate values.

•
Construction Loans We may act as a guarantor for construction loans for development Projects. Therefore, we may be obligated to make payments under a construction loan if there is an event of default under the loan.

•
Availability of Financing and Market Conditions Market fluctuations in real estate loans may affect the availability and cost of loans needed to acquire additional Projects or refinance any Projects. There is no assurance that the Company will be able to obtain the required financing to acquire or refinance Projects. Restrictions upon the availability of real estate financing or high interest rates on real estate loans may also adversely affect the ability of the Company to sell the Projects. Based on historical interest rates, current interest rates are low and, as a result, it is likely that the interest rates available for future real estate loans and refinancings will be higher than the current interest rates for such loans, which may have a material and adverse impact on us.

In light of the significant uncertainties inherent in these forward looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Overview
Cottonwood Residential II primarily owns multifamily properties and multifamily real estate-related assets. In addition we, through a subsidiary, provide property and asset management related services to properties and other assets we owns as well as third-party owners and operators of multifamily properties. We conduct our operations through Cottonwood Residential O.P., LP, our Operating Partnership, of which we are the general partner. We are a fully integrated operator and owner of multifamily real estate.
Cottonwood Residential II, Inc. invests in multifamily apartment properties and multifamily real estate-related assets throughout the United States with a particular focus on the following investment objectives:
•	Maintaining stable cash flows and consistent distributions for our stockholders and the holders of Operating Partnership units.
•	Preserving and protecting our capital base.
•	Growing our net asset value consistently over time.
•	Recycling capital efficiently as assets are sold and investment returns are realized and reinvested in new opportunities.
Company Structure
We are structured as an “umbrella partnership real estate investment trust” or “UPREIT” in which all or substantially all of our real estate investments are owned through our Operating Partnership. We use an UPREIT structure because a contributor of property who desires to defer taxable gain on the assignment of its property may generally transfer the property to the Operating Partnership in exchange for limited partnership units of the Operating Partnership and defer taxation or gain recognition until the contributor later exchanges its limited partnership units for shares of our common stock. We believe that using an UPREIT structure gives us an opportunity to acquire desired properties from persons who may not otherwise sell their property interests because of unfavorable tax results.
We are self-managed and administered. As such, there is no outside advisor or manager of the Company or its Projects (and, therefore, no fees are paid to third party managers). Our Board and senior management are responsible for day-to-day operations. Certain Projects may be sub-managed by local property management companies.

Our Investments
We own and operate multifamily rental properties and other related assets. We directly manage our stabilized properties. As of December 31, 2019, we had an ownership interest or structured investment interest in 28 multifamily apartment communities in 10 states with approximately 8,158 units, including approximately 459 units in two multifamily apartment communities in which CROP has a structured investment interest, another 829 units in three multifamily apartment communities under construction and 222 units in one multifamily apartment community planned for development, as detailed below:
Stabilized Properties
The following table summarizes the properties we own and operate as of December 31, 2019:
Property Name	Property Location	Units	Net Rentable Square Feet	Average Unit Size	Year Built	Year Renovated	Occupancy as of 12/31/19	Percent Owned by the OP	Date Initial Interest Acquired by the OP
3800 Main	Houston, TX	319	265,042	831	2016		92.16%	50.00%	12/14/2012
Alpha Mill	Charlotte, NC	267	221,616	830	2007, 2014		94.38%	10.00%	8/3/2016
Cason Estates	Murfreesboro, TN	262	282,352	1,078	2005		96.56%	100.00%	12/31/2012
Cottonwood	Salt Lake City, UT	264	220,180	834	1985		90.15%	100.00%	9/27/2010
Cottonwood Bayview	St. Petersburg, FL	309	248,880	805	2014		98.38%	71.00%	12/22/2016
Cottonwood Reserve	Charlotte, NC	352	359,520	1,021	2004, 2017		96.43%	91.14%	11/7/2014
Cottonwood Ridgeview	Plano, TX	322	372,309	1,156	2004		96.89%	90.45%	6/30/2015
Cottonwood Westside	Atlanta, GA	197	169,366	860	2015		92.89%	10.00%	8/3/2016
Enclave on Golden Triangle	Keller, TX	273	285,989	1,048	2006		94.51%	98.93%	12/27/2013
Fox Point	Salt Lake City, UT	398	334,680	841	1975, 1985	2007	95.48%	52.75%	10/20/2010
Heights at Meridian	Durham, NC	339	337,852	997	2015		96.76%	10.00%	1/8/2019
Melrose	Nashville, TN	220	209,213	951	2015		94.55%	100.00%	8/24/2016
Parc Westborough	Boston, MA	249	250,945	1,008	2016		95.18%	35.65%	5/16/2018
Pavilions	Albuquerque, NM	240	278,832	1,162	1990, 1992		93.33%	96.35%	6/28/2011
Raveneaux	Houston, TX	382	406,786	1,065	2000		95.29%	96.97%	3/31/2016
Regatta	Houston, TX	490	422,149	862	1968-1976	1998	94.89%	100.00%	10/22/2010
Retreat at Peachtree City	Peachtree City, GA	312	305,756	980	1999		93.59%	100.00%	8/15/2014
Scott Mountain	Portland, OR	262	242,974	927	1997, 2000		95.80%	95.80%	10/20/2010
Stonebriar of Frisco	Frisco, TX	306	294,694	963	1999		98.37%	84.19%	9/27/2013
Summer Park	Buford, GA	358	380,934	1,064	2001		96.09%	98.68%	8/19/2014
The Marq Highland Park	Tampa, FL	239	238,748	999	2015		94.98%	10.00%	12/21/2015
Toscana at Valley Ridge	Lewisville, TX	288	212,544	738	2002		96.18%	58.60%	7/30/2015
22 Assets		6,648	6,341,361	955			95.13%	70.93%
Structured Investments
The following table summarizes our structured investments:
Property Name	Property Location	Units	Net Rentable Square Feet	Average Unit Size	Year Built	Occupancy as of 12/31/19	Percent Owned by the OP	Investment Amount	Investment Date
Melrose Phase II	Nashville, TN	139	85,733	617	2018	92.09%	n/a	$3,767,971	8/26/2016
Timber Ridge	Mobile,AL	320	355,507	1,111	1998, 2000	86.17%	30.40%	$1,846,520	11/30/2012
2 Assets		459	441, 240	864

Development Projects
The following table summarizes the development projects we have invested in and, except for Sugarmont, are under contract to develop:
Property Name	Property Location	Units to be Built	Net Rentable Square Feet	Average Unit Size	Estimated Completion	Investment Amount	Percent Owned by the OP	Date Contracted
Sugarmont	Salt Lake City, UT	341	308,313	904	Q4 2020	$21,041,559	61.02%	7/15/2016
Park Avenue	Salt Lake City, UT	234	167,130	714	Q4 2021	$1,201,309	9.00%	8/6/2018
Cottonwood on Broadway	Salt Lake City, UT	254	207,642	817	Q2 2022	$935,732	10.00%	6/24/2016
Highland	Millcreek City, UT	222	167,961(1)	757	Q4 2022	$6,400,000	27.11%	10/25/2018
4 Assets		1,051	851,046	798		$29,578,600
(1)	In addition to the net rentable square footage noted above, Highland will also include 15,000 square feet of retail space.
Results of Operations
Our results of operations for the year ended December 31, 2019 and 2018 are as follows (dollars in thousands):
	For the Years Ended December 31,
	2019	2018
Revenues
Property rental	$85,203	$73,267
Property management and development	12,545	19,447
Advisory services	2,717	1,796
Total revenues	100,465	94,510
Operating expenses
Property operations	35,189	28,274
Property management	14,070	16,695
Depreciation and amortization	32,793	28,590
General and administrative	14,568	13,866
Total operating expenses	96,620	87,425
Income from operations	3,845	7,085
Equity in earnings of unconsolidated real estate entities	1,179	2,396
Interest expense, net of interest income	(38,043)	(31,699)
Loss on debt extinguishment	(2,033)	—
Gain on sale of real estate assets	—	38,466
Gain on sale of unconsolidated real estate entities	6,823	5,374
Expenses from Restructuring Transactions	—	(15,200)
Share based compensation from Restructuring Transactions	—	(7,541)
Other expenses, net	(148)	(508)
Loss before income taxes	(28,377)	(1,627)
Income tax expense	(292)	(2,415)
Net loss	(28,669)	(4,042)
Net loss attributable to noncontrolling interests:
Limited partners	22,194	2,037
Partially owned entities	5,546	2,004
Net loss attributable to common stockholders	$(929)	$(1)
For the year ended December 31, 2019 and 2018, we incurred net losses of $28.7 million and $4.0 million, respectively. The change was primarily driven by net gains from transaction activity that occurred in 2018 as a result of the restructuring transaction during 3Q18. Property management revenues also declined in 2019 compared to 2018 as a result of the disposition fees earned from the restructuring transaction in 2018 and management fees earned in 2018 from the disposed assets included in the restructuring transaction. Aside from 2018 restructuring transaction activity, we saw growth in net income from our real estate investments in 2019 compared to 2018 and savings on property management expenses due to reduced overhead. We experienced an increase in interest expense due to increased borrowing costs from higher interest rates during certain months in 2019 and increased leverage resulting from our refinancing activities. The increase in interest expense was also driven by increased borrowings on our 6% note program to foreign investors as well as a reduction in interest being capitalized on development investments as they were placed in service.
Funds from Operations (FFO)
We believe funds from operations (“FFO”) is a meaningful supplemental non-GAAP operating metric. Our consolidated financial statements are presented under historical cost accounting which, among other things, requires depreciation of real estate investments to be calculated on a straight-line basis. As a result, our operating results imply that the value of our real estate investments will decrease evenly over a set time period. However, we believe that the value of real estate investments will fluctuate over time based on market conditions and as such, depreciation under historical cost accounting may be less informative. FFO is a standard REIT industry metric defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO, as defined by NAREIT, is calculated as net income or loss (computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”)), excluding (i) gains or losses from sales of depreciable real property, (ii) impairment write-downs on depreciable real property, plus (iii) real estate-related depreciation and amortization, and (iv) similar adjustments for noncontrolling interests. For clarification, GAAP presents activity associated with the limited partners of our operating partnership as noncontrolling interests. For purposes of FFO, we have included the activity associated with the limited partners of the operating partnership.
We also believe that Core FFO is a meaningful non-GAAP supplemental disclosure of our operating results. Core FFO further adjusts FFO in order for our operating results to reflect the specific characteristics of our business for items we believe are not related to our core operations. Our adjustments to FFO to arrive at Core FFO include removing the impact of (i) restructuring expenses, (ii) amortization of debt issuance costs, (iii) amortization of debt premiums/discounts, (iv) unrealized (gains) losses from changes in the fair value of real estate-related securities, (v) non-cash share based compensation, and (vi) other one-time non-recurring events.
Our definition of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

The following table presents a reconciliation of Core FFO to net loss attributable to common stockholders:
(Dollars in thousands)	Year Ended December 31,
	2019	2018
Net income attributable to common stockholders	$(929)	$(1)
Adjustments:
Net income (loss) attributable to limited partners	(22,194)	(2,037)
Gain on sale of real estate assets	—	(38,466)
Gain on sale of unconsolidated real estate assets	(6,823)	(5,374)
Depreciation of real estate assets	32,793	28,590
Depreciation and amortization of unconsolidated real estate assets	4,471	5,211
Amount attributable to noncontrolling interests partially owned entities for above adjustments	(11,074)	(7,373)
Funds from Operations	(3,756)	(19,450)
Expenses from restructuring transactions	—	15,201
Amortization of debt issuance costs	1,413	1,186
Accretion of discount on preferred stock	5,560	5,136
Mark to market adjustments on interest rate caps	1,648	603
Defeasance, acquisition, and other transaction costs	1,234	1,964
Share based compensation	1,811	7,541
Core Funds From Operations	$7,910	$12,181

Weighted average common stock	187,740	50
Net loss attributable to common stockholders per common share	$(4.95)	$—
Weighted average operating partnership units (OP units)	14,928,148	14,387,490
Core FFO per OP unit	$0.53	$0.85
Distribution rate / OP unit	$0.89	$0.89
Core FFO payout ratio	168%	105%
Core FFO dividend coverage	0.60x	0.96x
Core FFO for the year ended December 31, 2019 decreased by $0.32 per dilutive OP unit compared to the prior year. The main reasons for the decrease were the liquidation of a structured investment in 4Q18, higher interest costs as a result of higher leverage due to refinancing activities related to the restructuring and increased borrowings on our 6% note program to foreign investors. Also contributing to the decrease was a reduction in management and disposition fees. In 2018 we earned disposition fees from the restructuring transaction earned and management fees from the disposed assets.
Same Store Net Operating Income (NOI)
Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for our same store properties held during the period. We believe NOI is a helpful tool in evaluating the operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.
Our same store portfolio includes 20 properties where we have a direct ownership interest. We review our same store portfolio at the beginning of each calendar year, or as significant transactions warrant. Properties are generally added to the same store portfolio if they were owned and stabilized at the beginning of the previous year. In our same store analysis we assume that we own 100% of each asset, even though our ownership of each property varies.

The following table provides the same store operating results for the years indicated (dollars in thousands):
	Year Ended December 31,		Change
	2019	2018	$	%
Same store operating revenues
Gross potential rent (Inc. concessions)	$92,368	$90,245	$2,123	2.4%
Other income	10,044	9,446	598	6.3%
Total gross potential income	102,412	99,691	2,721	2.7%
Total vacancy	(4,931)	(5,674)	743	(13.1)%
Vacancy %	(5.3)%	(6.3)%	1.0%	(15.9)%
Effective gross income	97,481	94,017	3,464	3.7%
Same store operating expenses	41,668	39,522	2,146	5.4%
Same store net operating income	$55,813	$54,495	$1,318	2.4%
Same store revenues increased for the year ended December 31, 2019 compared to 2018. The increase was due to higher rental rates, improved occupancy and increases in other income. Other income increased primarily due to an increase in the number of properties utilizing tech amenity services.
Operating expenses increased for the year ended December 31, 2019 when compared to 2018. The increase is mainly attributed to property taxes, insurance, turnover costs, and utilities. Real estate taxes continue to increase each year due to municipalities in certain counties aggressively pushing assessed values higher due to continued increases in property values. Insurance costs increased in 2019 compared to 2018 due to headwinds experienced in the insurance marketplace. Turnover costs increased from unexpected repairs and maintenance expenses. Utilities increased in 2019 compared to 2018 due to technology amenity charges for cable/internet services provided by an affiliate.
As a result of the changes discussed above, same store net operating income increased by 2.4% for the year ended December 31, 2019 when compared to 2018.
Liquidity and Capital Resources
Our principal demands for funds during the short and long-term are and will be for investments in multifamily real estate-related assets; operating expenses, capital expenditures and general and administrative expenses; payments under debt obligations; redemptions of common and preferred stock; and payments of distributions to stockholders. We will obtain the capital required to make investments in multifamily real estate-related assets and conduct our operations from secured or unsecured financings from banks and other lenders, and from any undistributed funds from our operations, all of which may be adversely effected by the impact of the COVID-19 pandemic as discussed below (see “Subsequent Events”).
We must also redeem the Series 2016 and 2017 Preferred Stock for cash at a redemption price per share equal to $10.00 plus any accrued and unpaid dividends, to the extent there are funds legally available, on January 31, 2021 and 2022, respectively. This date may be extended by two one-year extension options.
We are taxed as a REIT under the Internal Revenue Code. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

Cash Flows
The following table provides a breakdown of the net change in our cash and cash equivalents and restricted cash:
	Year Ended December 31,
(Amounts in Thousands)	2019	2018
Net cash provided by operating activities	$14,419	$8,037
Net cash used in investing activities	(18,899)	(24,782)
Net cash provided by financing activities	11,280	28,834
Net increase in cash, cash equivalents and restricted cash	$6,800	$12,089
Cash flow provided by operating activities was $14.4 million during the 2019 compared to $8.0 million for 2018. The increase in cash flows in 2019 compared to 2018 was driven by increased cash received from higher property rental income in 2019 compared to 2018, partially offset by reduced cash received from property management fees after the restructuring transaction took place in late 2018 and as a result of changes in working capital items.
Cash flow used in investing activities was $18.9 million during 2019, compared to $24.8 million of cash flow used in investing activities during 2018. The decrease in cash flows used in investing activities in 2019 compared to 2018 was mainly due to cash contributions to consolidated developments from non-controlling interests.
Cash flow provided by financing activities was $11.3 million during the 2019 compared to $28.8 million for 2018. The decrease in cash flows in 2019 compared to 2018 was mainly due to 26.2 million of preferred stock issued in 2018 compared to no preferred stock issuances in 2019. This cash inflow was partially offset by net foreign notes issuances, where we issued approximately $14.1 million more net foreign notes in 2019 compared to 2018 as well as the issuance of $5.7 million of common stock in 2019 compared to no common stock issuances in 2018.
Distributions
The CRII Board has historically authorized distributions to CRII common stockholders and Common Limited OP Units on a monthly basis that accrue daily to holders of record as of the close of business on each day. The current distribution rate is $0.89 per unit per year. Distributions are paid monthly, the month after declaration.
Distributions declared to common stockholders (includes Series B shares) and Common Limited OP Unit holders during 2019 and 2018 were as follows:
Year	Total Distributions to Common Stockholders and Limited Partners (dollars in thousands)	Distributions Declared Per Common Share and Common Limited OP Unit(1)
2019	$13,245	$0.89
2018	$13,486	$0.89
(1)	Assumes the share/unit was issued and outstanding each day during the period presented.

Subsequent Events
We had the following activity subsequent to December 31, 2019:
Financing
Mortgage Notes - We refinanced properties with the following terms (dollars in thousands):
Refinance Date	Collateralized Property	Total Proceeds	Interest Rate(1)	Three Year Interest Rate Cap	Maturity Date
2/3/20	Retreat at Peachtree Summer Park Regatta	$128,700	One-month Libor + 1.99%	One-month Libor index at 3.51%	March 1, 2030
4/8/20	Scott Mountain	$48,373	One-month Libor + 2.19%	One-month Libor index at 2.81%	May 1, 2030
5/28/20	Pavilions	$37,350	One-month Libor + 2.75%	One-month Libor index at 2.75%	June 1, 2030
(1)	Interest only payments for the first five years.
Foreign Notes - We issued approximately $1.0 million in 2017 6.25% Notes and $50.0 thousand in 2019 6% Notes.
Promissory Notes to Related Parties
Our Advisor agreed to provide up to $1.4 million and $2.6 million of advances to Cottonwood Multifamily REIT I and Cottonwood Multifamily REIT II, respectively, as needed via promissory notes. Unpaid principal on the promissory notes bear simple interest from the date advanced at the rate of 6% per annum, or the maximum amount of interest allowed under the State of Utah, whichever is less. These promissory notes mature on December 31, 2020.
LTIP Awards
We issued 181,045 LTIP Units on January 1, 2020 to board members, certain executives and key employees.
Repurchases
We repurchased 38,352 OP Units for $705 thousand, 84,166 shares of Series B Common Stock that had previously been issued to certain executives for $1.8 million, and 44,700 shares of 2016 Preferred stock for $414 thousand.
Sugarmont
The Sugarmont JV funded approximately $21.2 million in additional deficiency notes.
The Sugarmont JV is pursuing litigation to pursue certain claims against the initial general contractor and surety, the timing and outcome of which is unknown at this time. Further, the Sugarmont JV has negotiated a loan modification that, among other things, extends certain dates in the loan agreement. This enables the Sugarmont JV to complete the project as a performing loan and cure the default for failing to complete the project by the date specified in the previous loan agreements and failing to bond, vacate or discharge the exiting liens within 30 days. The required completion date in the amended loan agreement is September 30, 2021 subject to extension under certain conditions to no later than December 31, 2021.
COVID-19 Pandemic
The recent outbreak of the COVID-19 virus that has rapidly spread to a growing number of countries, including the United States, created considerable instability and disruption in the U.S. and world economies. We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business, including how the pandemic will impact our tenants and multifamily apartment communities. The extent to which our results of operations or our overall value will be affected by the COVID-19 virus will largely depend on future developments, which are highly uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of the COVID-19 virus and the actions required to be undertaken to contain the COVID-19 virus or treat its impact.

As a result of shutdowns, quarantines or actual viral health issues, tenants at our multifamily apartment communities may experience reduced wages for a prolonged period of time and may be unable to make their rental payments. Since mid-March 2020, a small percentage of tenants have requested rent deferral due to the impact of the pandemic. We are evaluating each tenant rent relief request on an individual basis, considering a number of factors. Not all tenant requests have ultimately resulted in modified agreements, nor are we forgoing our contractual rights under our lease agreements. We may be unable to evict tenants for a period of time due to federal, state and/or local laws or regulations or lender requirements implemented as a result of the COVID-19 virus outbreak.
The extent to which the COVID-19 pandemic impacts our operations, the personal financial position of our tenants, and the multifamily apartment communities and development projects in which we have invested will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.
On March 27, 2020 the United States Congress passed the Coronavirus Aid, Relief, and Economic Security (CARES) Act into law. The legislation is meant to address the economic uncertainty as a result of the 2020 coronavirus pandemic. On March 27, 2020 the United States Congress passed the Coronavirus Aid, Relief, and Economic Security (CARES) Act into law. The legislation is meant to address the economic uncertainty as a result of the 2020 coronavirus pandemic. We are currently evaluating the impact of the CARES Act provisions, and estimate receiving a potential refund of $3,500 from net operating loss carryback claims of $10,000 allowed under the CARES Act.
Subsequent events have been evaluated through August 3, 2020, the date the consolidated financial statements were issued.

Annex D

Cottonwood Residential II, Inc.
Condensed Consolidated Financial Statements
(Unaudited)
September 30, 2020
With Management's Discussion and Analysis of Financial Condition and Results of Operations

D-i

Cottonwood Residential II, Inc.

Condensed Consolidated Balance Sheets
(Amounts in Thousands, Except Share Data)
	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Real estate assets, net	$681,182	$675,821
Investments in unconsolidated real estate entities	89,475	73,015
Cash and cash equivalents	45,110	44,568
Restricted cash	16,317	8,127
Related party notes	13,691	9,208
Related party receivables	692	1,485
Deficiency notes	19,770	10,130
Other assets	38,838	38,378
Total assets	$905,075	$860,732
Liabilities, Equity, and Noncontrolling Interests
Liabilities
Mortgage notes, net	$620,214	$568,451
Preferred stock, net	142,634	139,986
Foreign notes, net	46,424	44,829
Accounts payable and accrued liabilities	26,813	19,293
Other liabilities	1,115	1,101
Total liabilities	837,200	773,660
Commitments and contingencies (Note 11)
Equity and Noncontrolling Interests
Stockholders’ equity
Common stock, $0.01 par value per share; 1,000,000,000 shares authorized, 213,484 and 297,650 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	2	3
Additional paid-in capital	3,554	5,355
Cumulative distributions	(333)	(166)
Accumulated deficit	(1,447)	(930)
Total stockholders’ equity	1,776	4,262
Noncontrolling interests
Limited partners	(58,411)	(35,634)
Partially owned entities	124,510	118,444
Total noncontrolling interests	66,099	82,810
Total equity and noncontrolling interests	67,875	87,072
Total liabilities, equity and noncontrolling interests	$905,075	$860,732
See accompanying notes.

Cottonwood Residential II, Inc.

Condensed Consolidated Statements of Operations
(Amounts in Thousands)
(Unaudited)
	For the Nine Months Ended September 30,
	2020	2019
Revenues
Rental and other property revenues	$64,644	$63,834
Property management and development	13,343	8,746
Advisory services	3,796	1,807
Total revenues	81,783	74,387
Operating expenses
Property operations	25,804	27,012
Property management	11,310	10,226
Depreciation and amortization	24,521	24,767
General and administrative	10,321	11,019
Total operating expenses	71,956	73,024
Income from operations	9,827	1,363
Equity in earnings of unconsolidated real estate entities	485	303
Interest expense, net of interest income	(26,262)	(28,758)
Loss on debt extinguishment	(3,048)	—
Gain on sale of unconsolidated real estate assets	—	6,823
Other income (expenses), net	(993)	(615)
Loss before income taxes	(19,991)	(20,884)
Income tax benefit (loss)	4,353	—
Net loss	(15,638)	(20,884)
Net loss attributable to noncontrolling interests:
Limited partners	12,895	15,427
Partially owned entities	2,226	4,811
Net loss attributable to common stockholders	$(517)	$(646)
See accompanying notes.

Cottonwood Residential II, Inc.

Condensed Consolidated Statements of Equity
For the Nine Months Ended September 30, 2020 and 2019
(Amounts in Thousands, Except Share Data)
(Unaudited)
	Cottonwood Residential II, Inc. Stockholders’ Equity						Noncontrolling Interests
	Common Stock		Additional Paid-In- Capital	Cumulative Distributions	Accumulated Deficit	Total Stockholders' Equity	Limited Partners	Partially Owned Entities	Total Equity and Noncontrolling Interests
	Shares	Amount
Balance at December 31, 2019	297,650	$3	$5,355	$(166)	$(930)	$4,262	$(35,634)	$118,444	$87,072
Development contributions from noncontrolling interests	—	—	—	—	—	—	—	15,118	15,118
Redemption of common stock	(84,166)	(1)	(1,801)	—	—	(1,802)	—	—	(1,802)
Repurchase of OP Units	—	—	—	—	—	—	(2,136)	—	(2,136)
Share based compensation	—	—	—	—	—	—	2,238	—	2,238
Other	—	—	—	—	—	—	93	—	93
Net loss	—	—	—	—	(517)	(517)	(12,895)	(2,226)	(15,638)
Distributions	—	—	—	(167)	—	(167)	(10,077)	(6,826)	(17,070)
Balance at September 30, 2020	213,484	$2	$3,554	$(333)	$(1,447)	$1,776	$(58,411)	$124,510	$67,875
	Cottonwood Residential II, Inc. Stockholders’ Equity						Noncontrolling Interests
	Common Stock		Additional Paid-In- Capital	Cumulative Distributions	Accumulated Deficit	Total Stockholders' Equity	Limited Partners	Partially Owned Entities	Total Equity and Noncontrolling Interests
	Shares	Amount
Balance at December 31, 2018	50	$—	$1	$—	$(1)	$—	$2,989	$65,018	$68,007
Acquisition of consolidated real estate assets	—	—	—	—	—	—	—	28,866	28,866
Development contributions from noncontrolling interests	—	—	—	—	—	—	—	23,839	23,839
Advisor contributions from noncontrolling interests	—	—	—	—	—	—	—	6,457	6,457
Issuance of common stock, net of issuance costs	292,741	3	5,289	—	—	5,292	—	—	5,292
Repurchase of OP Units	—	—	—	—	—	—	(13,859)	—	(13,859)
Share based compensation	—	—	—	—	—	—	1,681	—	1,681
Other	—	—	—	—	—	—	137	—	137
Net loss	—	—	—	—	(646)	(646)	(15,427)	(4,811)	(20,884)
Distributions	—	—	—	(100)	—	(100)	(9,808)	(4,949)	(14,857)
Balance at September 30, 2019	292,791	$3	$5,290	$(100)	$(647)	$4,546	$(34,287)	$114,420	$84,679
See accompanying notes.

Cottonwood Residential II, Inc.

Condensed Consolidated Statements of Cash Flows
(Amounts in Thousands)
(Unaudited)
	For the Nine Months Ended September 30,
	2020	2019
Operating activities
Net loss	$(15,638)	$(20,884)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	24,521	24,767
Amortization of deferred financing costs	4,981	4,694
Gain on sale of unconsolidated real estate entities	—	(6,823)
Share based compensation	2,238	1,681
Other operating	(11)	(16)
Equity in earnings of unconsolidated real estate entities	(485)	(303)
Distributions from unconsolidated real estate entities - return on capital	2,859	3,517
Changes in operating assets and liabilities:
Other assets	(1,617)	7,411
Accounts payable, accrued and other liabilities	7,520	3,426
Net cash provided by operating activities	24,368	17,470
Cash flows from investing activities
Acquisition of interests in consolidated real estate assets, net of cash and restricted cash acquired	—	(1,675)
Capital expenditures and development activities	(26,728)	(8,059)
Contributions to developments from noncontrolling interests	15,118	14,948
Investment in unconsolidated real estate entities	(17,675)	(3,192)
Distributions from unconsolidated real estate entities - return of capital	—	11,140
Related party receivables	907	(53)
Related party notes	(4,483)	(8,328)
Issuance of deficiency notes	(9,640)	(446)
Contributions to Advisor from noncontrolling interests	—	6,457
Sponsored offering costs	(3,237)	(8,984)
Other investing activities	(36)	(99)
Net cash (used in) provided by investing activities	(45,774)	1,709
See accompanying notes.

Cottonwood Residential II, Inc.

Condensed Consolidated Statements of Cash Flows (continued)
(Amounts in Thousands)
(Unaudited)
	For the Nine Months Ended September 30,
	2020	2019(1)
Cash flows from financing activities
Principal payments on mortgage notes	(606)	(684)
Proceeds from mortgage notes, net of issuance costs	210,475	59,898
Repayment of mortgage notes	(161,882)	(55,036)
Loss on debt extinguishment	3,048	(1,384)
Redemption of preferred stock	(946)	(770)
Issuance of foreign notes, net of issuance costs	947	20,104
Issuance of common stock	—	5,565
Redemption of common stock	(1,802)	—
Repurchase of OP Units	(2,136)	(13,859)
Distributions to common stockholders	(167)	(100)
Distributions to noncontrolling interest holders	(16,915)	(14,833)
Other financing activity	122	503
Net cash provided by (used in) financing activities	30,138	(596)
Net increase in cash, cash equivalents and restricted cash	8,732	18,583
Cash, cash equivalents, and restricted cash at the beginning of period	52,695	45,895
Cash, cash equivalents, and restricted cash at the end of period	$61,427	$64,478
Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents(1)	$45,110	$42,706
Restricted cash(1)	16,317	21,772
Total cash, cash equivalents and restricted cash	$61,427	$64,478
(1)	As of January 1, 2019, our cash and cash equivalents balance was $33,052 and our restricted cash balance was $12,843.
See accompanying notes.

Cottonwood Residential II, Inc.

Notes to Condensed Consolidated Financial Statements
(Amounts in Thousands, Except Property, Share and Unit Data)
September 30, 2020
1. Organization and Business
Cottonwood Residential II, Inc. (“CR II”) is a Maryland real estate investment trust (“REIT”) dedicated to acquiring, developing, managing and investing in multifamily apartment properties located throughout the United States. Cottonwood Residential O.P., L.P. is our Operating Partnership and together with its subsidiaries holds the Company's real estate interests and conducts the ongoing operations of the Company. CR II is the general partner, and owns interests in, our Operating Partnership. As used herein, the term “Company”, “we”, “our” or “us” includes CR II, our Operating Partnership and its subsidiaries, unless the context indicates otherwise.
At September 30, 2020, we held controlling and noncontrolling investments in 28 multifamily apartment properties representing approximately 8,200 apartment units and managed 20 properties for third parties, bringing the total number of properties which we owned interests in or managed to 48, representing approximately 14,000 units located in 13 states. This number includes structured investment interests in two properties as well as investments in four development projects.
We perform advisory services for Cottonwood Multifamily REIT I, Inc. (“CMRI”), Cottonwood Multifamily REIT II, Inc. (“CMRII”) and Cottonwood Communities, Inc. (“CCI”). These are separate sponsored real estate programs that we have joint ventured with and have small ownership interests in. We own 50.005% of Cottonwood Communities Advisors, LLC (the “Advisor”), with the remaining being owned by our senior executives. We also invested $2,000 of promotional interests in CMRI, CMRII and CCI in an entity and receive a 5% cumulative but not compounded return on this contribution. Executives are entitled to receive a percentage membership interest in this entity should certain performance thresholds be met. In such case, our percentage interest will be reduced.
2. Basis of Presentation and Principles of Consolidation
We are a private company. The interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and, with few exceptions, prepared in a similar manner to those of public companies subject to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial information. These interim consolidated financial statements, including the notes thereto, are unaudited and exclude some of the disclosures required in audited financial statements. The consolidated balance sheet as of December 31, 2019 has been derived from our audited financial statements as of that date, but does not include all of the information and footnotes required by GAAP for complete financial statements.
The accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the period ending December 31, 2019. The interim condensed consolidated financial statements have not been reviewed by our independent auditors.
In the opinion of management, the accompanying consolidated financial statements contain all adjustments and eliminations, consisting only of normal recurring adjustments necessary for a fair presentation in conformity with GAAP.
Revenue Recognition
We primarily lease multifamily residential apartment units under operating leases generally due on a monthly basis with terms of approximately one year or less, which are recorded as operating leases. Rental and other property revenues is recognized in accordance with the lease guidance discussed in the following section. As of September 30, 2020, this revenue represented 79% of our total revenue for the year.
Our non-lease related revenue consists of income earned primarily from our property management and asset management businesses. Property management and development revenue is derived primarily from our property management services, development and construction work, and internet services. Advisory services revenue is derived from services provided to our externally advised REITs and based on a percent of gross asset value, as defined in the advisory services agreements.

Non-lease revenues are recognized in accordance with Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“Topic 606”) (“ASU 2014-09”), as subsequently amended, as a result of the adoption of this standard on January 1, 2020, using the modified retrospective approach. The guidance requires that revenue (outside of the scope of lease revenue accounting rules) is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. While ASU 2014-09 requires additional disclosure regarding the nature and timing of our non-lease revenue transactions, the adoption of this ASU did not have a material impact on our consolidated financial statements or our accounting policies and did not result in an opening adjustment to retained earnings. We elected the available practical expedients to the ASU’s requirement for disclosure on remaining performance obligations, which allow an entity to avoid disclosing the amount of the remaining performance obligations for contracts with an original expected duration of less than one year or those that meet the practical expedient in Topic 606 that permits the entity to recognize revenue as invoiced.
Leases
On January 1, 2020, we adopted Accounting Standards Codification (“ASC”) No. 842, Leases (“Topic 842”), using the modified retrospective transition approach and elected certain practical expedients allowed by the new standard. This standard established new principles, presentation and disclosure requirements for lease accounting for both the lessee and lessor. Under the new standard, lessors are generally required to account for leases in a similar manner as previous lease accounting guidance; however, certain aspects of the new standard are aligned with ASC 606 mentioned above. Lessees are required to record most leases on the balance sheet and recognize lease expense in the income statement in a manner similar to previous practice. The new standard requires a lessee to recognize a lease liability for the obligation to make lease payments and a right-of-use asset for the right to use the underlying asset for all leases with terms of more than twelve months. Expenses related to leases determined to be operating leases are recognized on a straight-line basis, while expenses related to leases determined to be financing leases are recognized based on an effective interest method in which interest and amortization are presented separately in the income statement.
Comparative periods presented in these consolidated financial statements continue to apply guidance in ASC 840, Leases, and have not been recast as we adopted the new standard using the modified retrospective transition approach effective as of January 1, 2020. The adoption of the new lease standard has not resulted in a significant change in the accounting for our rental revenues as our leases will continue to be accounted for as operating leases. We have elected available practical expedients that provide lessors an option not to separate lease and non-lease components when certain criteria are met, and instead, allow for those components to be accounted for as a single lease component. Beginning with the effective date of the adoption of the new standard, rental revenues and non-lease property revenues meet the criteria to be aggregated into a single lease component and are reported in the line item, “Rental and other property revenues”.
We are the lessee of office and other operating leases which are immaterial to us. Our existing leases as of January 1, 2020 have continued to be accounted for as operating leases; however, if contracts are modified subsequent to the adoption of the new standard, the Company is required to reassess the contracts using guidance provided under ASC Topic 842.

3. Real Estate Assets
The following table summarizes the carrying amounts of our consolidated real estate assets:
	September 30, 2020	December 31, 2019
Land	$103,372	$103,372
Construction in progress(1)	38,227	15,570
Depreciable property:
Buildings and improvement	624,672	624,671
Furniture, fixtures, and equipment	29,211	26,302
Intangible assets	17,976	17,976
	813,458	787,891
Less: Accumulated depreciation and amortization	(132,276)	(112,070)
Real estate assets, net	$681,182	$675,821
(1)	Includes construction in progress for our development projects and capitalized costs for improvements not yet placed in service at our stabilized properties.
Asset Acquisitions
In January 2019, we acquired a controlling interest and consolidated Heights at Meridian through the purchase of a 10% ownership interest. The Heights at Meridian interest was purchased for approximately $3,200 in cash. We had no ownership of or investment in Heights at Meridian prior to the acquisition. Acquired assets were recorded at relative fair value as asset acquisitions as follows:
		Allocated Amounts
Property	Consolidation Date	Land	Building	Property Improvements	Intangible	Net Other
Heights at Meridian	January 8, 2019	$5,855	$52,920	$4,153	$1,658	$942
4. Investments in Unconsolidated Real Estate Entities
Stabilized Properties
We had equity method investments in five stabilized properties at September 30, 2020 and 2019, respectively. There were no gains from the sale of equity method investments during the nine months ended September 30, 2020. During the nine months ended September 30, 2019, we recognized gains of $6,823 from the sale of two equity method investments.
Other Projects and Investments
During the nine months ended September 30, 2020 and 2019, we had equity method investments in development projects and other real estate related investments. These investments have various capital commitments, promotes and preferred returns as outlined in their respective governing documents. The increase in our investments in unconsolidated real estate entities during the nine months ended September 30, 2020 was largely driven by additional investments we made towards the Sugarmont development project.
5. Transactions with Related Parties
Related Party Notes
On September 30, 2020, we had $13,691 in notes to executives of the Company and sponsored real estate programs.
We have an executive compensation plan whereby the Operating Partnership can lend money to executives of the Company for them to purchase interests in affiliated real estate and business related entities of the Operating Partnership. The loans cover the executives' equity investment and additional capital commitments, if necessary, for their interests in the respective entities. Half of the loans are nonrecourse and secured by the executive’s interest in the respective entity, the other half are recourse and secured by certain collateral. Nonrecourse loans cannot exceed 50% of the applicable executive’s investment in the applicable entity. The nonrecourse loans and recourse loans bear interest at a rate of 5.75% and 4.75%, respectively. They mature no later than June 30, 2024.
As of September 30, 2020, the Operating Partnership had issued the following loans under this arrangement:
Affiliated Entity	Investment Type	Location	Note Amount
Cottonwood Communities Advisor	Advisor entity	Salt Lake City, UT	$6,457
Park Avenue Investor Entity	Development project	Salt Lake City, UT	2,800
Broadway Investor Entity	Development project	Salt Lake City, UT	1,714
			$10,971
On April 20, 2020, Cottonwood Communities Advisor issued unsecured revolving notes to CMRI and CMRII. The terms of these notes are as follows:
Note	Maturity Date	Interest Rate	Aggregate Principal Amount	Amount Drawn as of September 30, 2020
Cottonwood Multifamily REIT I, Inc.	December 31, 2020	6% per annum	$1,400	$996
Cottonwood Multifamily REIT II, Inc.	December 31, 2020	6% per annum	2,600	1,724
			$4,000	$2,720
Related Party Receivables
As of September 30, 2020, we had receivables of $692 from entities for which we sponsor, manage or have an affiliation with. These receivables are generally short term in nature and cover operating and other obligations on behalf of these entities.
Other Transactions with Related Parties
We own a de minimis number of shares in CMRI, CMRII, CCI and Cottonwood Multifamily Opportunity Fund. We receive asset management fees from these funds. We received $3,796 and $1,807 of asset management fees from these funds for the nine months ended September 30, 2020 and 2019, respectively.
6. Deficiency Notes
Sugarmont is a development in Salt Lake City, UT that we invested in through a joint venture with a third-party developer (the “Sugarmont JV”). The project commenced in July 2016. Due to continued delays, the Sugarmont JV terminated the initial general contractor and engaged a replacement general contractor in 2019.
As of September 30, 2020, we had invested approximately $38,600 in the Sugarmont JV, which included approximately $15,877 in deficiency notes that were converted into capital under the terms of the joint venture agreement. The deficiency notes include our joint venture partner’s required share of capital contributions and bear interest at 10% for the first 90 days and 18% thereafter. They can be converted to capital at any time after 180 days of making the deficit loan. As of September 30, 2020, we had approximately $19,770 of deficiency notes outstanding.
7. Debt
Mortgage Notes
Our mortgage notes are summarized as follows:
	September 30, 2020	December 31, 2019
Fixed rate mortgage notes	$193,256	$252,275
Variable rate mortgage notes	432,955	321,317
Total mortgage notes	626,211	573,592
Debt financing costs	(5,997)	(5,141)
Mortgage notes, net	$620,214	$568,451

Each mortgage note is collateralized or cross-collateralized by real estate. The mortgage notes outstanding at September 30, 2020 mature at various dates from 2022 through 2030, with a weighted average remaining term of approximately 6.3 years. The weighted average interest rate of our fixed rate mortgage notes was 4.03% and 4.14% at September 30, 2020 and December 31, 2019, respectively. The weighted average interest rate of our variable rate mortgage notes was 2.80% and 3.92% at September 30, 2020 and December 31, 2019, respectively.
Principal payments on mortgage notes for years subsequent to September 30, 2020, are as follows:
Year	Total
2020	$—
2021	—
2022	15,381
2023	83,575
2024	139,145
2025	—
Thereafter	388,110
$626,211
Foreign Notes
Our Operating Partnership has issued notes to foreign investors outside of the United States. These notes are unsecured and subordinate to all debt of the Operating Partnership. Each note has two 1-year extension options during which the interest rate will increase 0.25% each additional period.
Information on the foreign notes are as follows:
	Offering Size	Interest Rate	Maturity Date	September 30, 2020	December 31, 2019
2017 6.25% Notes	$5,000	6.25%	December 31, 2021	$5,000	$4,000
2017 6% Notes	35,000	6.00%	December 31, 2022	20,918	20,918
2019 6% Notes	25,000	6.00%	December 31, 2023	22,725	22,675
Unamortized debt financing costs				(2,219)	(2,764)
	$65,000			$46,424	$44,829
8. Preferred Stock
As of September 30, 2020, we had two series of preferred stock outstanding, the Series 2016 Preferred Stock and the 2017 Preferred Stock. The preferred stock receive a fixed preferred dividend based on a cumulative, but not compounded, annual return, have a fixed redemption date and are classified as liabilities on the consolidated balance sheets. We have the option to extend redemption of preferred stock for two 1-year extension periods, subject to an increase in the preferred dividend rate. Both offerings also allow us to redeem the preferred stock early for cash at $10.20 per share plus all accrued and unpaid dividends. Dividends to preferred stockholders are classified as interest expense on the consolidated statement of operations.
Information on the outstanding series of preferred stock are as follows:
				Shares Outstanding at
	Dividend Rate	Extension Dividend Rate	Redemption Date	September 30, 2020	December 31, 2019
Series 2016 Preferred Stock	6.5%	7.0%	January 31, 2021	14,179,943	14,277,566
Series 2017 Preferred Stock	7.5%	8.0%	January 31, 2022	258,550	258,550
During the nine months ended September 30, 2020 and 2019, we incurred $6,939 and $7,026 in dividends on our Series 2016 Preferred Stock and we incurred $145 and $148 in dividends on our Series 2017 Preferred Stock, respectively. We also redeemed 97,622 shares of Series 2016 Preferred Stock for $946 during the nine months ended September 30, 2020 and 82,600 shares of Series 2016 Preferred Stock for $770 during the nine months ended September 30, 2019.

9. Stockholders' Equity
The Company's capital structure, authorized and outstanding shares as of September 30, 2020 and December 31, 2019 are summarized below:
		Shares Outstanding at
Class	Shares Authorized	September 30, 2020	December 31, 2019
Preferred Stock Total	100,000,000	14,438,493	14,536,116
Series 2016 Preferred Stock (Note 8)	14,500,000	14,179,943	14,277,566
Series 2017 Preferred Stock (Note 8)	5,000,000	258,550	258,550
Common Stock Total	1,100,000,000	213,484	297,650
Voting Common Stock	50	50	50
Non-Voting Common Stock	2,000,000	213,434	213,434
Non-Voting Series B Common Stock	100,000	—	84,166
The Series 2016 Preferred Stock and the Series 2017 Preferred Stock have priority over common stock. The Series 2016 Preferred Stock has a priority that is equal to the Series 2017 Preferred Stock, except with respect to the earlier redemption date for the Series 2016 Preferred Stock. Refer to Note 8 for information on our preferred stock instruments.
Voting Common Stock
At September 30, 2020 and December 31, 2019, 50 voting shares of Common Stock were outstanding and were owned by an affiliate of the Company.
Non-Voting Common Stock
At September 30, 2020, there were 213,434 shares of non-voting Common Stock outstanding. During 2020 we redeemed the shares designated as Series B Common Stock for $1,802. At December 31, 2019, there were 297,600 shares of non-voting Common Stock outstanding, of which 84,166 shares were Series B Common Stock.
10. Noncontrolling Interests
Noncontrolling Interests - Limited Partners
Common Limited OP Units and LTIP Units are Operating Partnership units not owned by CR II and collectively referred to as “Noncontrolling Interests – Limited Partners” on the consolidated balance sheets and consolidated statement of operations.
Common Limited OP Units - Common Limited OP Units share in the profits, losses and cash distributions of the Operating Partnership as defined in the partnership agreement, subject to certain special allocations.
LTIP Units - Certain executives and key employees receive Time-Based LTIP Unit Awards (“Time Awards”) and Performance-Based LTIP Unit Awards (“Performance Awards”), together “LTIP Units”, as a form of share based compensation. LTIP Units are partnership interests in the Operating Partnership constituting profits interests and have no voting rights in the Company.
Vesting of Time Awards is based on continued service. Vesting of Performance Awards is based on internal rate of return hurdles over a specified period. Time Awards receive the same distributions on a per unit basis as holders of OP Units. During the performance period the Performance Awards receive 10% of distributions on a per unit basis as holders of OP Units. At the end of the performance period additional LTIP Units are issued to cover unpaid distributions on actual LTIP Units earned.
Vested awards that receive the requisite allocation of book income through the operation of tax rules automatically convert into OP Units on a one-for-one basis and may in turn be converted into shares of Common Stock of CR II upon certain events.
As of September 30, 2020 there were 352,277 unvested Time Awards and 250,618 unvested Performance Awards outstanding. Share based compensation was $2,238 and $1,681 for the nine months ended September 30, 2020 and 2019, respectively.

Noncontrolling Interests - Partially Owned Entities
As of September 30, 2020, noncontrolling interests in partially owned entities held ownership interests in entities ranging from 1% to 91%, with the average being 46%.
11. Commitments and Contingencies
Legal Proceedings
We are subject to a variety of legal actions for personal injury, property damage, or other matters arising in the ordinary course of its business, most of which are covered by liability insurance. Various claims of employment and resident discrimination are also periodically brought, most of which also are covered by insurance. While the resolution of these matters cannot be predicted with certainty, we believe the final outcome of such legal proceedings and claims will not have a material adverse effect on our liquidity, financial position or results of operations.
Environmental
As an owner of real estate, we are subject to various federal, state and local environmental laws. Compliance with existing laws has not had a material adverse effect on us. However, we cannot predict the impact of new or changed laws or regulations on our properties or on properties that we may acquire in the future.
COVID-19 Pandemic
One of the most significant risks and uncertainties facing the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel coronavirus (COVID-19) pandemic. During the nine months ended September 30, 2020, we did not experience significant disruptions in our operations from the COVID-19 pandemic; however we continue to closely monitor the impact of the COVID-19 pandemic on all aspects of our business, including how the pandemic will impact our tenants and multifamily communities.
12. Subsequent Events
We had the following activity subsequent to September 30, 2020:
Repurchases
We repurchased 33,449 OP Units for $656 and 30,000 shares of 2016 Preferred stock for $284.
Sugarmont
On, November 23, 2020, we exercised our right to remove our joint venture partner in the Sugarmont JV as manager and developer of the project and took over those roles in accordance with the Sugarmont JV, LLC Agreement.
On January 22, 2021, we withdrew all notices of dilution, as discussed in Note 6, in anticipation of upcoming arbitration with our joint venture partner.
Related Party Notes
As discussed in Note 5 above, the Operating Partnership had outstanding loans to senior executives of $2,800 related to the Park Avenue development project and $1,714 related to the Broadway development project as of September 30, 2020. The executives paid interest (at a blended rate of 5.25%) to the Operating Partnership on these loans every quarter since the inception of the loans. On October 1, 2020, the executives exchanged these notes for preferred, capital and residual interests in the entities that own these development projects and the notes were retired.

Financing
Mortgage Notes - We refinanced the Cason Estates property with the following terms:
Refinance Date	Collateralized Property	Total Proceeds	Interest Rate(1)	Three Year Interest Rate Cap	Maturity Date
10/30/20	Cason Estates	$33,594	One-month Libor + 2.71%	One-month Libor index at 1.50%	November 1, 2030
(1)	Interest only payments for the first five years.
Merger with Cottonwood Communities, Inc.
On January 26, 2021, CCI entered into merger agreements to acquire CMRI, CMRII, and us. All of the mergers are stock-for-stock transactions whereby CMRI, CMRII and us will be merged into a wholly owned subsidiary of CCI (collectively, the “Mergers”). None of the Mergers are contingent upon the closing of any of the other Mergers; however, under certain circumstances, CMRI and CMRII may opt not to close if our merger does not occur.
If approved by the stockholders and the unitholders, as applicable, and the other closing conditions are met or waived, the mergers will combine four portfolios of multifamily apartment communities and other real estate-related investments located predominantly in growth markets across the United States and create a $1.5 billion multifamily REIT.

Cottonwood Residential II, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

September 30, 2020
References herein to “Company,” “we,” us,” and “our” refer to Cottonwood Residential II, Inc. together with its subsidiaries. The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes.
Cottonwood Residential II, Inc. owns multifamily communities and multifamily real estate-related assets primarily located in the Southeast, Southwest and Mid-Atlantic regions of the United States. In addition we provide property and asset management related services to properties, externally advised REITs and other assets we own as well as third-party owners and operators of other multifamily communities. We are a REIT, conducting our operations through Cottonwood Residential O.P., LP, our Operating Partnership, of which we are the general partner. We are a fully integrated operator and owner of multifamily real estate. We invest with a particular focus on the following objectives:
•	Maintaining stable cash flows and consistent distributions for our stockholders and the holders of Operating Partnership units.
•	Preserving and protecting our capital base.
•	Growing our net asset value consistently over time.
•	Recycling capital efficiently as assets are sold and investment returns are realized and reinvested in new opportunities.
As of September 30, 2020, we had direct ownership interests in 22 apartment communities, structured investments in 2 additional communities and had 4 development communities under construction. Our apartment communities were located across 10 states as of September 30, 2020. We also managed approximately 13,400 apartment units across 13 states, including 7,107 units owned by CRII and its affiliates.
Forward-Looking Statements
This report contains forward-looking statements that involve risks and uncertainties. These statements are only predictions and are not guarantees. Actual events and results of operations could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “expect,” “could,” “intend,” “anticipate,” “plan,” “estimate,” “believe,” “potential,” or the negative of such terms or other comparable terminology. The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results may differ significantly from the results discussed in the forward-looking statements.
The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:
•
Covid-19 The COVID-19 pandemic, together with the resulting measures imposed to contain the virus, has had a negative impact on the economy and business activity globally. The extent to which the COVID-19 pandemic impacts our operations, the personal financial position of our tenants and the development projects in which we have invested remains uncertain and cannot be predicted with confidence, and will depend on the ultimate scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.

•
Property Manager Performance The performance of the property manager of our multifamily rental communities is critical to our success. In some cases, we may hire local property managers to manage the day-to-day operations. There can be no assurance that we or any local property manager will be able to successfully manage our rental communities.

•
REIT Status The failure to maintain REIT status could have adverse effects on our business. REIT qualification is complex and if we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify.

•
Sources of Distributions We may make distributions from any source of cash, including working capital, proceeds from an offering, and/or refinancing proceeds. To the extent we fund distributions from sources other than our cash flow from operations, we will have less funds available for investment in multifamily apartment communities and multifamily real estate-related assets.

•
Conflicts of Interest Our senior officers are engaged in other activities and intend to continue to engage in such activities in the future, including other real estate ventures. They will, therefore, have conflicts of interest in allocating management time, services and functions between various existing enterprises and future enterprises they may organize, as well as other business ventures in which they may be or may become involved. Our Chief Executive Officer, President and Chief Legal Officer are subject to employment agreements with us that, among other things, require the majority of their time to be spent on our behalf.

•
Data Security We collect and retain certain personal information provided by our residents, employees and investors. Any breach of our data security measures and loss of this information may result in legal liability and costs (including damages and penalties), as well as damage to our reputation, that could materially and adversely affect us, including our business and financial performance.

•
General Risks of Real Estate Our economic success depends upon the results of the operations of our multifamily communities, which are subject to those risks typically associated with an investment in real estate. Fluctuations in land values, occupancy rates, rent schedules and operating expenses can adversely affect operating results or render the sale or refinancing of our communities difficult or unattractive. Such factors include, among others, the continued enforceability of tenant leases, vacancy rates for rental real property, financial resources of the tenants, rent levels and sales levels in the local areas where the Projects are located, adverse changes in local population trends, market conditions, neighborhood values, local economic and social conditions, supply and demand for property such as the Projects, competition from similar properties, interest rates, real estate tax rates, governmental rules, regulations and fiscal policies, including the effects of inflation and enactment of unfavorable real estate, rent control, environmental or zoning laws, hazardous material laws, uninsured losses and other risks.

•
General Economic Risks Volatility in capital and credit markets, or other unfavorable changes in economic conditions, either nationally or regionally in one or more of the markets in which we operate, could adversely impact us;

•
General Risks of Structured Investments We make structured investments in certain entities owning multifamily properties in the form of preferred equity investments or mezzanine loans. In such situations, our position may be subordinate to other debts and liabilities of the entities to which we provide such structured investment. While we anticipate that, in most cases where we elect to provide a Structured Investment, we will maintain certain voting rights and control over the entities in which we make Structured Investments, we will likely not maintain complete control over the operation or management of the underlying multifamily properties. Thus, we will not be able to make all of the decisions regarding the applicable multifamily property. Other risks associated with the Structured Investments include, among others, reliance on third party property management, the heightened risk due to debt maturity issues of the debtor, risk of bankruptcy of the debtor, limitations on remedies, our limited experience in originating and servicing loans and the fluctuation of the real estate industry and values of property. There can be no assurance that we will receive a return of our investment in such situations or that we will eventually consummate an acquisition of an ownership interest in the multifamily property involved in such an investment. Further, we will not be able to ensure that such multifamily property is operated or managed in a manner consistent with our investment objectives.

•
General Risks of Investment in the Projects Our economic success depends upon the results of the operations of our Projects, which will be subject to those risks typically associated with an investment in real estate. Fluctuations in land values, occupancy rates, rent schedules and operating expenses can adversely affect operating results or render the sale or refinancing of the Projects difficult or unattractive.

Such factors include, among others, the continued enforceability of tenant leases, vacancy rates for rental real property, financial resources of the tenants, rent levels and sales levels in the local areas where the Projects are located, adverse changes in local population trends, market conditions, neighborhood values, local economic and social conditions, supply and demand for property such as the Projects, competition from similar properties, interest rates, real estate tax rates, governmental rules, regulations and fiscal policies, including the effects of inflation and enactment of unfavorable real estate, rent control, environmental or zoning laws, hazardous material laws, uninsured losses and other risks.
•
Lack of Asset Class Diversification Our Projects consisting primarily of multifamily rental properties. While we have invested in a significant number of Projects across several geographical locations and markets, we have not invested in a diverse set of asset classes. Therefore, each of our investments could be subject to the same or similar rental property related risks and a decline in real estate values in general or a change in economic conditions which affects real property investment and rental markets could have a substantial adverse effect on our financial performance.

•
Real Estate Market and Capitalization Rates The value of real estate is generally based on capitalization rates. Capitalization rates generally trend with interest rates. Consequently, if interest rates go up, so do capitalization rates. Based on historical interest rates, current interest rates are low, as are the current capitalization rates. However, if interest rates rise in the future, it is likely that capitalization rates will also rise, and as a result, the value of real estate will decrease. If capitalization rates increase, the Projects will likely achieve lower sales prices than anticipated, resulting in reduced returns.

•
Construction Risks Construction entails risks that are beyond the our control or that of any general contractor. Completion of new construction, renovations or redevelopment may be delayed or prevented by factors such as adverse weather, strikes or energy shortages, shortages or increased costs of material for construction, inflation, environmental, zoning, title or other legal matters and unknown contingencies. Changes in construction plans and specifications, delays due to compliance with governmental requirements or imposition of fees not yet levied, or other delays could cause construction costs to exceed budgeted amounts. We will need to provide funds to pay any construction costs in excess of amounts borrowed. In the event that construction costs exceed funds available, our ability to complete the work to be done on a Project will depend upon the our ability to supply additional funds. There can be no assurance that we will have adequate funds available for that purpose. Any delays in construction may have an adverse impact on the our cash flow and long-term success.

•
Building Industry Market Conditions The building industry is cyclical and is significantly affected by changes in national and local economic and other conditions, such as employment levels, availability of financing, interest rates, consumer confidence and demand. Because of the long-term financial commitment involved in purchasing real estate, general economic uncertainties tend to result in more caution on the part of real estate buyers, which tends to result in fewer sales. Such uncertainties could adversely affect our performance. In addition, builders are subject to various risks, many of which are outside the control of the builder, including conditions of supply and demand in local markets, weather conditions and natural disasters, such as earthquakes and wildfires, delays in construction schedules, cost overruns, changes in government regulations, increases in real estate taxes and other local government fees and availability and cost of land, materials and labor. Although the principal raw materials used in the building industry generally are available from a variety of sources, such materials are subject to periodic price fluctuations. There can be no assurance that the occurrence of any of the foregoing will not have a material adverse effect on us. The building industry is also subject to the potential for significant variability and fluctuations in real estate values.

•
Construction Loans We may act as a guarantor for construction loans for development Projects. Therefore, we may be obligated to make payments under a construction loan if there is an event of default under the loan.

•
Availability of Financing and Market Conditions Market fluctuations in real estate loans may affect the availability and cost of loans needed to acquire additional Projects or refinance any Projects. There is no assurance that the Company will be able to obtain the required financing to acquire or refinance Projects. Restrictions upon the availability of real estate financing or high interest rates on real estate loans may also adversely affect the ability of the Company to sell the Projects. Based on historical interest rates, current interest rates are low and, as a result, it is likely that the interest rates available for future real estate loans and refinancings will be higher than the current interest rates for such loans, which may have a material and adverse impact on us.
In light of the significant uncertainties inherent in these forward looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Moreover, you should interpret many of the risks identified in this report, as well as the risks set forth above, as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic.
Overview
Cottonwood Residential II primarily owns multifamily properties and multifamily real estate-related assets. In addition we, through a subsidiary, provide property and asset management related services to properties and other assets we owns as well as third-party owners and operators of multifamily properties. We conduct our operations through Cottonwood Residential O.P., LP, our Operating Partnership, of which we are the general partner. We are a fully integrated operator and owner of multifamily real estate.
Cottonwood Residential II, Inc. invests in multifamily apartment properties and multifamily real estate-related assets throughout the United States with a particular focus on the following investment objectives:
•	Maintaining stable cash flows and consistent distributions for our stockholders and the holders of Operating Partnership units.
•	Preserving and protecting our capital base.
•	Growing our net asset value consistently over time.
•	Recycling capital efficiently as assets are sold and investment returns are realized and reinvested in new opportunities.
Company Structure
We are structured as an “umbrella partnership real estate investment trust” or “UPREIT” in which all or substantially all of our real estate investments are owned through our Operating Partnership. We use an UPREIT structure because a contributor of property who desires to defer taxable gain on the assignment of its property may generally transfer the property to the Operating Partnership in exchange for limited partnership units of the Operating Partnership and defer taxation or gain recognition until the contributor later exchanges its limited partnership units for shares of our common stock. We believe that using an UPREIT structure gives us an opportunity to acquire desired properties from persons who may not otherwise sell their property interests because of unfavorable tax results.
We are self-managed and administered. As such, there is no outside advisor or manager of the Company or its Projects (and, therefore, no fees are paid to third party managers). Our Board and senior management are responsible for day-to-day operations. Certain Projects may be sub-managed by local property management companies.

Our Investments
We own and operate multifamily rental properties and other related assets. We directly manage our stabilized properties. As of September 30, 2020, we had an ownership interest or structured investment interest in 28 multifamily apartment communities in 10 states with approximately 8,186 units, including approximately 459 units in two multifamily apartment communities in which CROP has a structured investment interest, another 829 units in three multifamily apartment communities under construction and 250 units in one multifamily apartment community planned for development, as detailed below:
Stabilized Properties
The following table summarizes the properties we own and operate as of September 30, 2020:
Property Name	Property Location	Units	Net Rentable Square Feet	Average Unit Size	Year Built	Year Renovated	Occupancy as of 09/30/20	Percent Owned	Date Initial Interest Acquired
3800 Main	Houston, TX	319	265,042	831	2016		94.98%	50.00%	12/14/2012
Alpha Mill	Charlotte, NC	267	221,616	830	2007, 2014		92.51%	10.00%	8/3/2016
Cason Estates	Murfreesboro, TN	262	282,352	1,078	2005		95.80%	100.00%	12/31/2012
Cottonwood	Salt Lake City, UT	264	220,180	834	1985		92.80%	100.00%	9/27/2010
Cottonwood Bayview	St. Petersburg, FL	309	248,880	805	2014		96.44%	71.00%	12/22/2016
Cottonwood Reserve	Charlotte, NC	352	359,520	1,021	2004, 2017		92.86%	91.14%	11/7/2014
Cottonwood Ridgeview	Plano, TX	322	372,309	1,156	2004		96.27%	90.45%	6/30/2015
Cottonwood Westside	Atlanta, GA	197	169,366	860	2015		93.40%	10.00%	8/3/2016
Enclave on Golden Triangle	Keller, TX	273	285,989	1,048	2006		96.70%	98.93%	12/27/2013
Fox Point	Salt Lake City, UT	398	334,680	841	1975, 1985	2007	94.97%	52.75%	10/20/2010
Heights at Meridian	Durham, NC	339	337,852	997	2015		95.28%	10.00%	1/8/2019
Melrose	Nashville, TN	220	209,213	951	2015		93.64%	100.00%	8/24/2016
Parc Westborough	Boston, MA	249	250,945	1,008	2016		95.98%	35.65%	5/16/2018
Pavilions	Albuquerque, NM	240	278,832	1,162	1990, 1992		93.75%	96.35%	6/28/2011
Raveneaux	Houston, TX	382	406,786	1,065	2000		94.24%	96.97%	3/31/2016
Regatta	Houston, TX	490	422,149	862	1968-1976	1998	92.23%	100.00%	10/22/2010
Retreat at Peachtree City	Peachtree City, GA	312	305,756	980	1999		97.12%	100.00%	8/15/2014
Scott Mountain	Portland, OR	262	242,974	927	1997, 2000		95.04%	95.80%	10/20/2010
Stonebriar of Frisco	Frisco, TX	306	294,694	963	1999		96.41%	84.19%	9/27/2013
Summer Park	Buford, GA	358	380,934	1,064	2001		95.25%	98.68%	8/19/2014
The Marq Highland Park	Tampa, FL	239	238,748	999	2015		97.49%	10.00%	12/21/2015
Toscana at Valley Ridge	Lewisville, TX	288	212,544	738	2002		95.83%	58.60%	7/30/2015
22 Assets		6,648	6,341,361	955			94.95%	70.93%
Structured Investments
The following table summarizes our structured investments:
Property Name	Property Location	Units	Net Rentable Square Feet	Average Unit Size	Year Built	Occupancy as of 09/30/20	Percent Owned by the OP	Investment Amount	Investment Date
Melrose Phase II	Nashville, TN	139	85,733	617	2018	75.54%	n/a	$3,767,971	8/26/2016
Timber Ridge	Mobile, AL	320	355,507	1,111	1998, 2000	95.10%	30.40%	$1,846,520	11/30/2012
2 Assets		459	441,240	864
Development Projects
The following table summarizes the development projects we have invested in and, except for Sugarmont, are under contract to develop:
Property Name	Property Location	Units to be Built	Net Rentable Square Feet	Average Unit Size	Estimated Completion	Investment Amount	Percent Owned by the OP	Date Contracted
Sugarmont	Salt Lake City, UT	341	308,313	904	Q2 2021	$38,598,000	77.40%	7/15/2016
Park Avenue	Salt Lake City, UT	234	167,130	714	Q4 2021	$1,918,000	9.00%	8/6/2018
Cottonwood on Broadway	Salt Lake City, UT	254	207,642	817	Q2 2022	$1,811,000	10.00%	6/24/2016
Highland	Millcreek, UT	250	186,305(1)	757	Q4 2022	$6,400,000	27.11%	10/25/2018
4 Assets		1,079	869,390	798		$48,727,000
(1)	In addition to the net rentable square footage noted above, Highland will also include 15,000 square feet of retail space.

As of September 30, 2020, we managed approximately 13,400 apartment units located in 13 states, including the 7,107 units owned by us and our affiliates reflected above as stabilized properties and structured investments.
Results of Operations
Our results of operations for the three and nine months ended September 30, 2020 and 2019 are as follows (dollars in thousands):
	For the Nine Months Ended September 30,
	2020	2019
Revenues
Rental and other property revenues	$64,644	$63,834
Property management and development	13,343	8,746
Advisory services	3,796	1,807
Total revenues	81,783	74,387
Operating expenses
Property operations	25,804	27,012
Property management	11,310	10,226
Depreciation and amortization	24,521	24,767
General and administrative	10,321	11,019
Total operating expenses	71,956	73,024
Income from operations	9,827	1,363
Equity in earnings of unconsolidated real estate entities	485	303
Interest expense, net of interest income	(26,262)	(28,758)
Loss on debt extinguishment	(3,048)	—
Gain on sale of unconsolidated real estate assets	—	6,823
Other income (expenses), net	(993)	(615)
Loss before income taxes	(19,991)	(20,884)
Income tax benefit (loss)	4,353	—
Net loss	(15,638)	(20,884)
Net loss attributable to noncontrolling interests:
Limited partners	12,895	15,427
Partially owned entities	2,226	4,811
Net loss attributable to common stockholders	$(517)	$(646)
For the nine months ended September 30, 2020 and 2019, we incurred net losses of $15.6 million and $20.9 million, respectively. The change was primarily driven by the addition of development fees on new development activities commencing in 2020 and an increase in advisory income due to the growth in the advisory platform during 2020. In addition, we recognized an income tax benefit during nine months ended September 30, 2020 related to CARES Act refunds received during the period.
Funds from Operations (FFO)
We believe funds from operations (“FFO”) is a meaningful supplemental non-GAAP operating metric. Our consolidated financial statements are presented under historical cost accounting which, among other things, requires depreciation of real estate investments to be calculated on a straight-line basis. As a result, our operating results imply that the value of our real estate investments will decrease evenly over a set time period. However, we believe that the value of real estate investments will fluctuate over time based on market conditions and as such, depreciation under historical cost accounting may be less informative. FFO is a standard REIT industry metric defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO, as defined by NAREIT, is calculated as net income or loss (computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”)), excluding (i) gains or losses from sales of depreciable real property, (ii) impairment write-downs on depreciable real property, plus (iii) real estate-related depreciation and amortization, and (iv) similar adjustments for noncontrolling interests. For clarification, GAAP presents activity associated with the limited partners of our operating partnership as noncontrolling interests. For purposes of FFO, we have included the activity associated with the limited partners of the operating partnership.

We also believe that Core FFO is a meaningful non-GAAP supplemental disclosure of our operating results. Core FFO further adjusts FFO in order for our operating results to reflect the specific characteristics of our business for items we believe are not related to our core operations. Our adjustments to FFO to arrive at Core FFO include removing the impact of (i) restructuring expenses, (ii) amortization of debt issuance costs, (iii) amortization of debt premiums/discounts, (iv) unrealized (gains) losses from changes in the fair value of real estate-related securities, (v) non-cash share based compensation, and (vi) other one-time non-recurring events.
Our definition of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.
The following table presents a reconciliation of Core FFO to net loss attributable to common stockholders:
(Dollars in thousands)	Nine Months Ended September 30,
	2020	2019
Net loss attributable to common stockholders	$(517)	$(646)
Adjustments:
Net loss attributable to limited partners	(12,895)	(15,427)
Depreciation of real estate assets and amortization of intangibles	24,521	24,767
Depreciation and amortization of unconsolidated real estate assets	4,281	3,544
Depreciation and amortization attributable to non-controlling interests	(7,617)	(8,594)
Gain on sale of unconsolidated real estate assets	—	(6,823)
Funds from Operations	7,773	(3,179)
Amortization of debt issuance costs	503	377
Accretion of discount on preferred stock	4,271	4,137
Mark to market adjustments on interest rate caps	233	1,572
Defeasance, acquisition, and other one-time costs	3,793	359
Share based compensation	1,358	1,358
Tax refunds from implementation of CARES Act provisions	(3,401)	—
Release of income tax valuation allowance	(1,215)	—
Core Funds From Operations	$13,315	$4,624

Weighted average common stock	249,424	150,670
Net loss attributable to common stockholders per common share	$(2.07)	$(4.29)
Weighted average operating partnership units (OP units)	15,517,165	14,814,962
Core FFO per OP unit	$0.86	$0.31
Distribution rate / OP unit	$0.67	$0.67
Core FFO payout ratio	78%	216%
Core FFO dividend coverage	1.28x	0.46x
Core FFO for the nine months ended September 30, 2020 increased by $0.55 per dilutive unit compared to the same period in the prior year. The main reasons for the increase were growth in property level NOI due to higher rents, increased revenue from structured investments (mainly due to interest on our deficiency notes for Sugarmont), an increase in development fees related to developments that commenced in 4Q19, an increase in advisory fees due to the growth in our advisory platform in 2020 and a decreased in debt service as a result of lower effective interest rates on floating rate debt.
Same Store Net Operating Income (NOI)
Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for our same store properties held during the period. We believe NOI is a helpful tool in evaluating the operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.
Our same store portfolio includes 21 properties where we have a direct ownership interest. We review our same store portfolio at the beginning of each calendar year, or as significant transactions warrant. Properties are generally added to the same store portfolio if they were owned and stabilized at the beginning of the previous year. In our same store analysis we assume that we own 100% of each asset, even though our ownership of each property varies.
The following table provides the same store operating results for the periods indicated (dollars in thousands):
	Nine Months Ended September 30,		Change
	2020	2019	$	%
Same store operating revenues
Gross potential rent (Inc. concessions)	$74,513	$73,236	$1,277	1.7%
Other income	7,722	7,828	(106)	(1.4)%
Total gross potential income	82,235	81,063	1,172	1.4%
Total vacancy	(4,130)	(3,846)	(284)	7.4%
Vacancy %	(5.5)%	(5.3)%	(0.2)%	3.8%
Effective gross income	78,105	77,217	888	1.2%
Same store operating expenses	33,905	33,372	533	1.6%
Same store net operating income	$44,199	$43,846	$353	0.8%
Same store NOI increased $353.0 thousand, or 0.8%, for the nine months ended September 30, 2020 compared to the same period in 2019. Rents increased 1.7%, but were offset by increased vacancy loss (as a result of higher vacancy and increased credit loss), reduced income from fewer application fees and the waiver of late fees in response to relief for tenants impacted by the COVID-19 pandemic. Effective gross income increased 1.2% when compared to the same period in 2019. The increase in operating expenses of 1.6% was primarily driven by an increase in real estate taxes primarily due to higher assessed valuations and an increase in utility costs.
COVID-19 Pandemic and Multifamily Real Estate Outlook
One of the most significant risks and uncertainties facing CRII and the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel COVID-19 virus pandemic. We continue to closely monitor the impact of the COVID-19 pandemic on all aspects of our business, including how the pandemic will impact our tenants and multifamily apartment communities. Some of our tenants have suffered difficulties with their personal financial situations as a result of job loss or reduced income and a small percent of the multifamily tenants at our stabilized multifamily apartment communities have sought rent deferrals. Not all tenant requests will ultimately result in rent deferrals and rent deferrals to date have not had a significant impact on our operations. To date, the impact of COVID-19 on our stabilized multifamily apartment communities has been minimal. Collections and rent relief requests to date may not be indicative of collections or requests in any future period. Our results of operations have also been partially impacted as a result of waiving late fees in the early months of the pandemic and the suspension of evictions at our properties. In addition, although the development projects in which we have invested are currently proceeding on schedule, as a result of shutdowns, quarantines or actual viral health issues, construction and completion of the development projects in which we have invested may be delayed or may incur additional costs.
The extent to which the COVID-19 pandemic impacts our operations, the personal financial position of our tenants, and the multifamily apartment communities and development projects in which we have invested will depend on future developments, which remain uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. However, notwithstanding the challenging economic circumstances created by the COVID-19 pandemic, we believe our focus on multifamily assets and the quality of the assets in our portfolio makes us better positioned relative to other classes of real estate to withstand many of the adverse impacts of the COVID-19 pandemic as housing is a basic need, rather than a discretionary expense. We note that our stabilized multifamily apartment communities on a combined basis averaged approximately 95% occupancy as of September 30, 2020. Further, we have no debt maturing on our mortgage notes until August 2022.

Liquidity and Capital Resources
Our principal demands for funds during the short and long-term are and will be for investments in multifamily real estate-related assets; operating expenses, capital expenditures and general and administrative expenses; payments under debt obligations; redemptions of common and preferred stock; and payments of distributions to stockholders. We will obtain the capital required to make investments in multifamily real estate-related assets and conduct our operations from secured or unsecured financings from banks and other lenders, and from any undistributed funds from our operations, all of which may be adversely effected by the impact of the COVID-19 pandemic as discussed above.
We must also redeem the Series 2016 and 2017 Preferred Stock for cash at a redemption price per share equal to $10.00 plus any accrued and unpaid dividends, to the extent there are funds legally available, on January 31, 2021 and 2022, respectively. This date may be extended by two one-year extension options.
We are taxed as a REIT under the Internal Revenue Code. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
Cash Flows
The following table provides a breakdown of the net change in our cash and cash equivalents and restricted cash:
	Nine Months Ended September 30,
(Amounts in Thousands)	2020	2019
Net cash provided by operating activities	$24,368	$17,470
Net cash (used in) provided by investing activities	(45,774)	1,709
Net cash provided by (used in) financing activities	30,138	(596)
Net (decrease) increase in cash and cash equivalents and restricted cash	$8,732	$18,583
Cash flow provided by operating activities was $24.4 million during the nine months ended September 30, 2020, compared to $17.5 million of cash flow provided by operating activities for the nine months ended September 30, 2019. The increase in cash flows verses the comparative period in the prior year was primarily due to increased development and advisory fees as well as tax refunds received due to the CARES Act.
Cash flow used in investing activities was $45.8 million during the nine months ended September 30, 2020, compared to $1.7 million of cash flow provided by investing activities for the nine months ended September 30, 2019. The significant increase in cash flows used in investing activities compared to the minor amount of cash flow provided by investing activities in the comparative period in the prior year was primarily due to investment in development projects.
Cash flows provided by financing activities were $30.1 million during the nine months ended September 30, 2020, driven mainly by the net proceeds we received from mortgage notes refinanced during the year (levering up on various mortgage notes), which was partially offset by the repayment of the previous mortgage notes as well as by distributions paid to noncontrolling interest holders. Cash flows used by financing activities were $596 thousand during the nine months ended September 30, 2019, due mainly to the issuance of our foreign notes and common stock, which were offset by distributions to noncontrolling interest holders and from the repurchase of OP Units.
Distributions
The CRII Board has historically authorized distributions to CRII common stockholders and Common Limited OP Units on a monthly basis that accrue daily to holders of record as of the close of business on each day. The current distribution rate is $0.89 per unit per year. Distributions are paid monthly, the month after declaration.

Distributions declared to common stockholders (includes Series B shares) and Common Limited OP Unit holders during 2019 and the first, second and third quarters of 2020 are as follows:
Period	Total Distributions to Common Stockholders and Limited Partners (dollars in thousands)	Distributions Declared Per Common Share and Common Limited OP Unit(1)
First Quarter 2019	$3,284	$0.2225
Second Quarter 2019	3,296	$0.2225
Third Quarter 2019	3,327	$0.2225
Fourth Quarter 2019	3,338	$0.2225
First Quarter 2020	3,427	$0.2225
Second Quarter 2020	3,414	$0.2225
Third Quarter 2020	3,403	$0.2225
(1)	Assumes the share/unit was issued and outstanding each day during the period presented
Subsequent Events
We had the following activity subsequent to September 30, 2020:
Repurchases
We repurchased 33,449 OP Units for $656 thousand and 30,000 shares of 2016 Preferred stock for $284 thousand.
Sugarmont
On, November 23, 2020, we exercised our right to remove our joint venture partner in the Sugarmont JV as manager and developer of the project and took over those roles in accordance with the Sugarmont JV, LLC Agreement.
On January 22, 2021, we withdrew all notices of dilution, as discussed in Note 6 to the Condensed Consolidated Financial Statements, in anticipation of upcoming arbitration with our joint venture partner.
Related Party Notes
As discussed in Note 5 to the Condensed Consolidated Financial Statements, the Operating Partnership had outstanding loans to executives of $2.8 million related to the Park Avenue development project and $1.7 million related to the Broadway development project as of September 30, 2020. The executives paid interest (at a blended rate of 5.25%) to the Operating Partnership on these loans every quarter since the inception of the loans. On October 1, 2020, the executives exchanged these notes for preferred, capital and residual interests in the entities that own these development projects and the notes were retired.
Financing
Mortgage Notes - We refinanced the Cason Estates property with the following terms:
Refinance Date	Collateralized Property	Total Proceeds (in thousands)	Interest Rate(1)	Three Year Interest Rate Cap	Maturity Date
10/30/20	Cason Estates	$33,594	One-month Libor + 2.71%	One-month Libor index at 1.50%	November 1, 2030
(1)	Interest only payments for the first five years.

Merger with Cottonwood Communities, Inc.
On January 26, 2021, CCI entered into merger agreements to acquire CMRI, CMRII, and us. All of the mergers are stock-for-stock transactions whereby CMRI, CMRII and us will be merged into a wholly owned subsidiary of CCI (collectively, the “Mergers”). None of the Mergers are contingent upon the closing of any of the other Mergers; however, under certain circumstances, CMRI and CMRII may opt not to close if our merger does not occur.
If approved by the stockholders and the unitholders, as applicable, and the other closing conditions are met or waived, the mergers will combine four portfolios of multifamily apartment communities and other real estate-related investments located predominantly in growth markets across the United States and create a $1.5 billion multifamily REIT.

Annex E
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 10-K
☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2019
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Transition period from      to
Commission file number: 333-215272
Cottonwood Communities, Inc.
(Exact name of Registrant as specified in its charter)
Maryland	61-1805524
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
6340 South 3000 East, Suite 500, Salt Lake City, UT 84121
(Address of principal executive offices) (Zip code)
(801) 278-0700
(Registrant's telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbols	Name of each exchange on which registered
None	None	None
Securities registered pursuant to Section 12(g) of the Act: None
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes  ☐ No ☒
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes  ☐ No ☒
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐ No ☒
The aggregate market value of the common stock held by non-affiliates of the registrant: No established market exists for the registrant’s common stock. On August 13, 2018 the registrant launched its ongoing initial public offering of its shares of common stock pursuant to a Registration Statement on Form S-11 (File No. 333-215272), which shares are being offered at $10.00 per share, with discounts available for certain categories of purchasers. There were 5,039,447 shares of common stock held by non-affiliates at June 30, 2019, the last business day of the registrant’s most recently completed second fiscal quarter.
As of March 20, 2020, there were 10,025,160 and 2,500 shares of the registrant's Class A common stock and Class T common stock outstanding, respectively.

Cottonwood Communities, Inc.
Form 10-K
For the Year Ended December 31, 2019

Part I
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This Annual Report on Form10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). Forward looking statements include statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from those expressed or implied by these forward-looking statements.
The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:
•
We have a limited operating history and, other than as described herein, have not identified any assets in which there is a reasonable probability we will invest. We depend on our advisor to identify suitable investments and to manage our investments. There is no assurance that we will be able to successfully achieve our investment objectives.

•
We have paid distributions from offering proceeds and may continue to fund distributions with offering proceeds. We have not established a limit on the amount of proceeds from our offering that we may use to fund distributions. To the extent we fund distributions from sources other than our cash flow from operations, we will have less funds available for investment in multifamily apartment communities and multifamily real estate-related assets and the overall return to our stockholders may be reduced. Distributions may also be paid from other sources such as borrowings, advances or the deferral of fees and expense reimbursements. During the early stages of our operations, these distributions may constitute a return of capital.

•
Our officers and certain of our directors are also officers and directors of our sponsor, our advisor or its affiliates. As a result, our officers and affiliated directors are subject to conflicts of interest.

•
Our ability to raise money and achieve our investment objectives depends on the ability of the dealer manager to successfully market our offering. If we raise substantially less than the maximum offering amount, we may not be able to invest in a diverse portfolio of assets and the value of an investment in us may vary more widely with the performance of certain investments.

•	We pay certain fees and expenses to our advisor and its affiliates. These fees were not negotiated at arm’s length and therefore may be higher than fees payable to unaffiliated third parties.
•
Development projects in which we invest will be subject to potential development and construction delays which could result in increased costs and risks and may hinder our operating results and ability to make distributions.

•
We may incur significant debt in certain circumstances. Our use of leverage increases the risk of an investment in us. Loans we obtain may be collateralized by some or all of our investments, which will put those investments at risk of forfeiture if we are unable to pay our debts. Principal and interest payments on these loans reduce the amount of money that would otherwise be available for other purposes.

•
Volatility in the debt markets could affect our ability to obtain financing for investments or other activities related to real estate assets and the diversification or value of our portfolio, potentially reducing cash available for distribution to our stockholders or our ability to make investments. In addition, if any of the loans we obtain have variable interest rates, volatility in the debt markets could negatively impact such loans.

•
If we fail to continue to qualify as a REIT, it would adversely affect our operations and our ability to make distributions to our stockholders because we will be subject to United States federal income tax at regular corporate rates with no ability to deduct distributions made to our stockholders.

Additional risks related to our business are discussed under the heading “Risk Factors” in our Registration Statement on Form S-11 (File No. 333-215272) and associated supplements. In light of the significant uncertainties inherent in these forward looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
ITEM 1.	BUSINESS
References herein to the “Company,” “we,” “us,” or “our” refer to Cottonwood Communities, Inc., a Maryland corporation, and its subsidiaries unless the context specifically requires otherwise.
General Description of Business and Operations
Cottonwood Communities, Inc. is a Maryland corporation formed on July 27, 2016 to invest primarily in multifamily apartment communities and multifamily real estate-related assets throughout the United States. We will seek to invest at least 65% of our assets in stabilized multifamily apartment communities and up to 35% in mortgage loans, preferred equity investments, mezzanine loans or equity investments in property or land which will be developed into a multifamily apartment community (including, by way of example, an existing multifamily apartment community that may require redevelopment capital for strategic repositioning within its market). We do not expect to be able to achieve the balance of these allocations until we have raised substantial proceeds in the Offering (as defined below). Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego what we believe to be a good investment because it does not precisely fit our expected portfolio composition.
Our investment objectives are to:
•	preserve, protect and return invested capital;
•	pay stable cash distributions to stockholders;
•	realize capital appreciation in the value of our investments over the long term; and
•	provide a real estate investment alternative with lower expected volatility relative to public real estate companies whose securities trade daily on a stock exchange.
There is no assurance that we will attain our investment objectives. Our charter places numerous limitations on us with respect to the manner in which we may invest our funds. In most cases these limitations cannot be changed unless our charter is amended, which may require the approval of our stockholders.
We are offering $750,000,000 in shares of common stock (the “Offering”), consisting of $675,000,000 in shares of common stock offered in our primary offering and $75,000,000 in shares of common stock offered pursuant to our distribution reinvestment plan (the “DRP Offering”) at a purchase price of $10.00 per share (with discounts available to certain categories of purchasers) in both the primary and the DRP Offering. Our common stock has two classes, Class A and Class T. The share classes have a different selling commission structure; however, these offering-related expenses are being paid by our advisor without reimbursement by us. We are offering to sell any combination of Class A and Class T common stock in the Offering, with a dollar value up to the maximum offering amount.
On November 8, 2019, we launched a private placement offering exempt from registration under the Securities Act pursuant to which we are offering a maximum of $50,000,000 in shares of Series 2019 Preferred Stock to accredited investors at a purchase price of $10.00 per share (the “Private Offering”). Offering-related expenses in the Private Offering are paid by us.
We operate under the direction of our board of directors. Our board of directors has retained CC Advisors III, LLC (our “advisor”) to conduct our operations and manage our portfolio of real estate investments, subject to the supervision of the board of directors. Our advisor is an affiliate of our sponsor. We have no paid employees.
We intend to qualify as a REIT beginning with the taxable year ending December 31, 2019. We utilize an UPREIT organizational structure to hold all or substantially all of our assets through Cottonwood Communities O.P., LP (the “Operating Partnership”). We are the general partner of the Operating Partnership.
As of December 31, 2019, we have raised gross proceeds of $1,198,000 from the sale of Series 2019 Preferred Stock in the Private Offering and $88,062,000 from the sale of our common stock in the Offering. We own a multifamily apartment community in West Palm Beach, Florida; have issued a B Note secured by a deed of trust on a multifamily development project in Allen, Texas; have made a preferred equity investment in a multifamily development project in Ybor City, Florida; and have entered into an agreement to provide a preferred equity investment for a multifamily development project in Denver, Colorado.
Economic Dependency
We are dependent on our advisor and its affiliates and the dealer manager for certain services that are essential to us, including the sale of our shares in our ongoing public and private offering; the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of our investment portfolio; and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, we will be required to obtain such services from other sources.
Competitive Market Factors
The success of our investment portfolio depends, in part, on our ability to invest in multifamily apartment communities that provide attractive and stable returns. We face competition from various entities for investment opportunities in multifamily apartment community properties, including other REITs, pension funds, insurance companies, investment funds and companies, partnerships, and developers. Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Although we believe that we are well-positioned to compete effectively in each facet of our business, there is competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.
Furthermore, we face competition from other multifamily apartment communities for tenants. This competition could reduce occupancy levels and revenues at our multifamily apartment communities, which would adversely affect our operations. We expect to face competition from many sources. We will face competition from other multifamily apartment communities both in the immediate vicinity and in the larger geographic market where our apartment communities will be located. Overbuilding of multifamily apartment communities may occur. If so, this will increase the number of apartment units available and may decrease occupancy and apartment rental rates.
Compliance with Federal, State and Local Environmental Law
Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could reduce the amounts available for distribution to our stockholders.
We intend to subject our multifamily apartment communities to an environmental assessment prior to acquisition; however, we may not be made aware of all the environmental liabilities associated with a property prior to its purchase. There may be hidden environmental hazards that may not be discovered prior to acquisition. The costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our properties, or the failure to properly remediate a contaminated property, could adversely affect our ability to sell or rent the property or to borrow using the property as collateral.
Employees
We have no paid employees. The employees of our advisor or its affiliates provide management, acquisition, advisory and certain administrative services for us.

Principal Executive Office
Our principal executive offices are located at 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121. Our website address is www.cottonwoodcommunities.com.
Available Information
Access to copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other filings with the SEC, including amendments to such filings, may be obtained free of charge at our website, www.cottonwoodcommunities.com, or through the SEC’s website, http://www.sec.gov. These filings are available promptly after we file them with, or furnish them to, the SEC.
Item 1A.	Risk Factors
We have omitted risk factors from this Annual Report on Form 10-K pursuant to rules applicable to smaller reporting companies. We have disclosed under the heading “Risk Factors” in our Registration Statement on Form S-11 (File No. 333-215272) and associated supplements risk factors which materially affect our business, financial condition or results of operations.
Item 1B.	Unresolved Staff Comments
None.
Item 2.	Properties
At December 31, 2019, we owned a multifamily apartment community in West Palm Beach, Florida; have issued a B Note secured by a deed of trust on a multifamily development project in Allen, Texas; have made a preferred equity investment in a multifamily development project in Ybor City, Florida; and have entered into an agreement to provide a preferred equity investment for a multifamily development project in Denver, Colorado. Additional information is provided below.
Cottonwood West Palm
On May 30, 2019, we acquired Cottonwood West Palm, a 245-unit, elevator-serviced, concrete and stucco community in West Palm Beach, Florida for approximately $67,000,000, excluding closing costs. Cottonwood West Palm is a 245-unit multifamily community that was completed in 2018. The occupancy rate of Cottonwood West Palm at December 31, 2019 was 92.2%. The effective monthly rental rate per unit as of December 31, 2019, calculated as the monthly contractual base rental income, net of free rent, divided by the units leased was $1,726. The property is located five miles west of Palm Beach International Airport and is comprised of a mix of one-, two-, and three-bedroom units with an average size of 1,122 square feet and total rentable square feet of 274,889. Property amenities include gated access, a heated resort-style pool with cabanas, fitness center, 5,500-square-foot clubroom, business center and dog park. We have a Master Credit Facility Agreement with Berkadia Commercial Mortgage, LLC, for which we have an advance of $35,995,000 secured by Cottonwood West Palm. The advance carries an interest-only term of 10 years and bears a fixed interest rate of 3.93%.
Dolce B Note
On July 31, 2019, we invested in a B note secured by a deed of trust on a development project for an amount of up to $10,000,000 (which commitment could rise to $10,500,000 in certain circumstances) (the “Dolce B Note”). The borrower is an unaffiliated third party. The borrower is using the proceeds from the Dolce B Note, additional financing in the amount of $45,500,000 (the “Dolce A Note”) and $17,900,000 in common equity to develop Dolce Twin Creeks, Phase II, a 366-unit multifamily project in Allen, Texas that includes medical office space.
The Dolce B Note bears interest at a rate of 9.50% plus 1-month LIBOR and is being drawn in stages as needed throughout the construction of the project. As of December 31, 2019, $1,794,000 had been drawn. The Dolce B Note includes a 1-month LIBOR floor equal to 2.50%, resulting in an interest rate floor equal to 12.00% and matures on December 31, 2021 with two six-month extension options. Prior to maturity, the borrower is required to make monthly interest only payments with principal due at maturity. Prepayment is permitted in whole but not in part subject to certain prepayment fees.

Lector85 Investment
On August 15, 2019, we entered into an agreement to make a preferred equity investment of up to $9,900,000 in Lector85, a multifamily community in Ybor City, Florida (the “Lector85 Investment”). In connection with our investment we entered a joint venture agreement with Milhaus, LLC (“Milhaus”), the sponsor of the development.
Milhaus is using the Lector85 Investment, along with a $34,000,000 construction loan and equity of $9,300,000 to develop Lector85, a 254-unit multifamily project in Ybor City, FL that includes retail space. The Lector85 Investment is expected to be drawn upon in stages as needed throughout the construction of the Project. As of December 31, 2019, $4,689,000 had been drawn.
The Lector85 Investment has an annual preferred return of 13% that will be reduced to 10% annually upon the later to occur of (i) the stabilization of the development project, or (ii) the one-year anniversary of the receipt of all temporary certificates of occupancy for the development project, subject to certain financial covenants being satisfied. The investment also has a special preferred return of $200,000 to be paid upon redemption. Subject to one twelve-month extension option, the redemption date is no earlier than two years after the receipt of all temporary certificates of occupancy for the development project (the “Redemption Lockout Date”) but no later than the earlier of (i) the payment in full of the construction loan, if the loan is repaid after the Redemption Lockout Date, or (ii) the construction loan maturity date, if the loan is not refinanced prior to the Redemption Lockout Date.
2980 Huron Investment
On October 25, 2019, we entered into a joint venture (the “Huron Joint Venture”) to provide a preferred equity investment in an entity that has purchased and intends to develop 0.84 acres in the Union Station North neighborhood in downtown Denver, Colorado (the “2980 Huron Project”). The 2980 Huron Project is a proposed 13-story, 299-unit high-rise multifamily apartment community that will feature several amenities, including a pool deck, fitness center, aqua lounge and a co-working space and lounge. We expect construction on the 2980 Huron Project to commence in summer 2020 and to be completed in late 2022.
Our joint venture partner is CA Residential, a real estate investment and development firm. CA Residential is the managing member of the Huron Joint Venture; however, we have approval rights with respect to major decisions involving the 2980 Huron Project. We expect CA Residential or its affiliates to provide services to the 2980 Huron Project for which they will earn fees separate and in addition to any payments associated with their equity interest.
Pursuant to the joint venture agreement, CA Residential will use our $20,000,000 preferred equity investment, $17,500,000 in common equity and a $65,400,000 secured construction loan to fund the project. Our contributions will only be made following the contribution of the full $17,500,000 of common equity, and then will be made as project costs are incurred. As of December 31, 2019, CA Residential had not drawn on the 2980 Huron Investment.
Pursuant to the terms of the joint venture agreement, our preferred equity investment has an annual preferred return of 12%, compounded monthly, and matures on the earlier of: (i) the sale of the 2980 Huron Project (ii) the maturity of the construction loan; and (iii) such earlier date as may be provided in the transaction documents, all subject to a one-year extension provided certain conditions are satisfied. In addition, we will receive an underwriting fee in the amount of 1% of our preferred equity investment at origination and will receive an exit fee in the amount of 0.5% of the investment amount on repayment.
Item 3. Legal Proceedings
From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business. Management is not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by government authorities.
Item 4. Mine Safety Disclosures
Not applicable.

Part II.
Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
Market Information
There is currently no public market for our shares and we currently have no plans to list our shares on a securities exchange.
To assist FINRA members and their associated persons that participate in our ongoing initial public offering, we disclose in each annual report distributed to stockholders a per share estimated value of our shares developed in a manner reasonably designed to ensure it is reliable, the method by which it was developed and the date of the estimated valuation. For these purposes, the estimated value per share of our common stock is the net investment amount of our shares, which net investment amount is based on the “amount available for investment/net investment amount” percentage shown in our estimated use of proceeds table for our initial public offering. As of December 31, 2019, this estimated value per share is $10.00 per share of our common stock, which is also the current purchase price for shares of our common stock in our initial public offering. No later than May 17, 2021 (which date is 150 days following the second anniversary of the date we broke escrow in our initial public offering) we will provide a net asset value (“NAV”) per share. This value will be based on valuations of our assets and liabilities performed at least annually, by, or with the material assistance or confirmation of, a third-party valuation expert or service. Once we announce an NAV per share, we generally expect to update the NAV per share annually.
Until we report an NAV per share, this initial reported value will likely differ from the price at which a stockholder could resell his or her shares primarily because we established the offering price of our shares on an arbitrary basis and the selling price bears no relationship to our book or asset values or to any other established criteria for valuing shares.
As of March 20, 2020, there were 1,914 and 5 holders of record of our Class A common stock and Class T common stock, respectively.
Distribution Policy
We generally expect to pay distributions to holders of our common and preferred stock based on daily record dates on a monthly basis. We have not established a minimum distribution level for holders of our common stock, and our charter does not require that we make distributions to our common stockholders, which distributions will be authorized and declared in the sole discretion of our board of directors. Pursuant to the terms of the Articles Supplementary for our Series 2019 Preferred Stock, holders of our Series 2019 Preferred Stock are entitled to a fixed preferred dividend based on a cumulative, but not compounded, annual return of 5.5% (based on $10.00 per share). We may also issue stock dividends.
To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our common stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
Our board of directors considers many factors before authorizing a cash distribution, including current and projected cash flow from operations, capital expenditure needs, general financial conditions and REIT qualification requirements. We expect to have little, if any, cash flow from operations available for cash distributions until we make substantial investments. It is therefore likely that, at least during the early stages of our development, and from time to time during our operational stage, our board will declare cash distributions that will be paid in advance of our receipt of cash flow that we expect to receive during a later period. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation. In these instances, where we do not have sufficient cash flow to cover our distributions, we expect to use the proceeds from our initial public offering, the proceeds from the issuance of securities in the future or proceeds from borrowings to pay distributions. We may borrow funds, issue new securities or sell assets to make and cover our declared distributions, all or a portion of which could be deemed a return of capital. We may also fund such distributions from third-party borrowings. If we fund cash distributions from borrowings, sales of assets or the proceeds from our initial public offering, we will have less funds available for the acquisition of real estate and real estate-related assets and the overall return to our stockholders may be reduced. Further, to the extent cash distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholders may recognize capital gain. Our organizational documents do not limit the amount of distributions we can fund from sources other than from cash flows from operations.
In addition to cash distributions, our board of directors may declare stock dividends. Although there are a number of factors that we will consider in connection with such a declaration, such stock dividends are most likely to be declared if our board of directors believes that (i) our portfolio has appreciated in value from its aggregate acquisition cost or (ii) additional sales of common stock in our initial public offering at the current offering prices would dilute the value of a share to our then existing stockholders. Especially given the investment opportunities at this time and during an ongoing public offering, distributions in shares of our common stock may be in the long-term best interests of our stockholders.
Unregistered Sale of Equity Securities
On November 8, 2019, we launched the Private Offering, a best-efforts private placement offering exempt from registration pursuant to Rule 506(b) of Regulation D of the Securities Act. Information about the Private Offering and recent sales of the Series 2019 Preferred Stock in the Private Offering has previously been included in our Quarterly Report on Form 10-Q for the period ending September 30, 2019 and under Item 3.02 in our Current Reports on Form 8-K. Refer to Item 9B — “Other Information” for additional information on recent sales.
Equity Compensation Plans
On March 25, 2020, we entered an Amended and Restated Limited Partnership Agreement of our Operating Partnership effective as of February 1, 2020, pursuant to which we intend to grant LTIP Units to certain of our executive officers and registered persons associated with the dealer manager for the Offering.
Use of Proceeds
On August 13, 2018, our Registration Statement on Form S-11 (File No. 333-215272), covering our offering of up to $750,000,000 in shares of common stock through a primary offering of $675,000,000 and a distribution reinvestment plan (“DRP”) offering of $75,000,000, was declared effective under the Securities Act. We commenced our initial public offering on August 13, 2018 upon retaining Orchard Securities, LLC as the dealer manager of our offering. Initially we were offering unclassified shares of our common stock in the primary offering at $10.00 per share (with discounts available to certain categories of purchasers) and unclassified shares of our common stock in the DRP Offering at $10.00 per share, all without any upfront costs or expenses charged to the investor. Effective October 15, 2019, pursuant to a post-effective amendment to our Registration Statement on Form S-11 filed October 9, 2019, we commenced offering two classes of shares of common stock: Class A and Class T, both at $10.00 per share (with discounts available to certain categories of purchasers of our Class A shares). The share classes have a different selling commission structure; however, these offering-related expenses are being paid by our advisor without reimbursement by us. We are offering to sell any combination of our Class A and Class T common stock, with a dollar value up to the maximum offering amount. We reserve the right to reallocate shares between the primary offering and our distribution reinvestment plan offering. We expect our primary offering to last until August 13, 2020 (unless extended by our board of directors for an additional year or as otherwise permitted by applicable securities laws). We may sell shares under the DRP Offering beyond the termination of the primary offering until we have sold all the shares under the plan.
As of December 31, 2019, we had sold 8,851,759 shares of Class A common stock in the Offering for aggregate gross offering proceeds of approximately $88,062,000, including 40,160 shares of Class A common stock in the DRP Offering of approximately $401,603. As of December 31, 2019, organization and offering costs of approximately $10,104,000 have been incurred by our advisor in connection with the Offering. With the exception of costs associated with any equity incentive awards granted by us to registered persons associated with the dealer manager for the Offering, our advisor is obligated to pay all organization and offering costs in connection with the Offering on our behalf without reimbursement by us.
Proceeds from the Offering will be used to invest directly or indirectly in multifamily apartment communities and multifamily real estate-related assets, including potential development projects, located throughout the United States. As of December 31, 2019, we had used the proceeds from the Private Offering, the Offering and debt financing to invest approximately $74,125,000 in a multifamily community, a B-Note investment and a preferred equity investment.

Share Repurchase Program
On June 18, 2018, our board of directors adopted a share repurchase program that allows holders of common stock to request, on a quarterly basis, that we repurchase all or any portion of their shares. We may choose to repurchase all, some or none of the shares that have been requested to be repurchased at our discretion, subject to limitations in the share repurchase plan. The total amount of aggregate repurchased shares will be limited to 5% of the weighted average number of shares of common stock outstanding during the prior calendar year. In addition, during any calendar year, we may redeem only the number of shares that we could purchase with the amount of net proceeds from the sale of shares under our distribution reinvestment plan during the prior calendar year.
Except for Exceptional Repurchases (as defined in the share repurchase program), the repurchase price is subject to the following discounts, depending on how long a redeeming stockholder has held each share:
Share Purchase Anniversary	Repurchase Price as a Percentage of Estimated Value(1)
Less than 1 year	No repurchase allowed
1 year - 2 years	85%
3 years - 4 years	90%
5 years and thereafter	95%
A stockholder’s death or complete disability, less than 2 years	95%
A stockholder’s death or complete disability, 2 years or more	100%
(1)
For the purposes of the share repurchase program, the “estimated value per share” will initially be equal to the purchase price per share at which the original purchaser or purchasers of the shares bought its shares from us, and the purchase price per share will be adjusted to reflect any stock dividends, combinations, splits, recapitalizations or any similar transaction with respect to the shares outstanding.

We plan to establish an estimated net asset value (“NAV”) per share of our common stock based on valuations of our assets and liabilities no later than May 17, 2021 and annually thereafter. Upon our establishment of an estimated NAV per share, the estimated NAV per share will be the estimated value per share pursuant to the share repurchase program.
No common stock shares were redeemed during the years ended December 31, 2019 and 2018.
Our board of directors may, in its sole discretion, amend, suspend or terminate our share repurchase program for any reason upon 15 days’ notice to our stockholders.
Item 6.	Selected Financial Data
The disclosures for selected financial data have been omitted as permitted under rules applicable to smaller reporting companies. Please refer to the information set forth under Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto that start on page F-38 of this report.
Item 7.	Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Annual Report on Form10-K. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those in this discussion as a result of various factors, including but not limited to those discussed under “Cautionary Note Regarding Forward Looking Statements” at the beginning of this Annual Report on Form 10-K and “Risk Factors” in our Registration Statement on Form S-11 (File No. 333-215272).
Overview
Cottonwood Communities, Inc. is a Maryland corporation formed on July 27, 2016 to invest primarily in multifamily apartment communities and multifamily real estate-related assets throughout the United States. We will seek to invest at least 65% of our assets in stabilized multifamily apartment communities and up to 35% in mortgage loans, preferred equity investments, mezzanine loans or equity investments in property or land which will be developed into a multifamily apartment community (including, by way of example, an existing multifamily apartment community that may require redevelopment capital for strategic repositioning within its market). We do not expect to be able to achieve the balance of these allocations until we have raised substantial proceeds in the Offering (as defined below). Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego what we believe to be a good investment because it does not precisely fit our expected portfolio composition.
Our investment objectives are to:
•	preserve, protect and return invested capital;
•	pay stable cash distributions to stockholders;
•	realize capital appreciation in the value of our investments over the long term; and
•	provide a real estate investment alternative with lower expected volatility relative to public real estate companies whose securities trade daily on a stock exchange.
There is no assurance that we will attain our investment objectives. Our charter places numerous limitations on us with respect to the manner in which we may invest our funds. In most cases these limitations cannot be changed unless our charter is amended, which may require the approval of our stockholders.
We are offering $750,000,000 in shares of common stock (the “Offering”), consisting of $675,000,000 in shares of common stock offered in our primary offering and $75,000,000 in shares of common stock offered pursuant to our distribution reinvestment plan (the “DRP Offering”) at a purchase price of $10.00 per share (with discounts available to certain categories of purchasers) in both the primary and the DRP Offering. Our common stock has two classes, Class A and Class T. The share classes have a different selling commission structure; however, these offering-related expenses are being paid by our advisor without reimbursement by us. We are offering to sell any combination of Class A and Class T common stock in the Offering, with a dollar value up to the maximum offering amount.
On November 8, 2019, we launched the Private Offering, a private placement offering exempt from registration under the Securities Act for which we are offering a maximum of $50,000,000 in shares of Series 2019 Preferred Stock to accredited investors at a purchase price of $10.00 per share. Offering-related expenses in the Private Offering are paid by us.
We operate under the direction of our board of directors. Our board of directors has retained our advisor to conduct our operations and manage our portfolio of real estate investments, subject to the supervision of the board of directors. Our advisor is an affiliate of our sponsor. We have no paid employees..
We intend to qualify as a REIT beginning with the taxable year ending December 31, 2019. We utilize an UPREIT organizational structure to hold all or substantially all of our assets through the Operating Partnership. We are the general partner of the Operating Partnership.
As of December 31, 2019, we have raised gross proceeds of $1,198,000 from the sale of Series 2019 Preferred Stock in the Private Offering and $88,062,000 from the sale of our common stock in the Offering. We have primarily used the net proceeds to make investments in real estate related assets as further described below under Our Investments.
Multifamily Real Estate Outlook
We believe that current market dynamics and underlying fundamentals suggest the positive trends in United States multifamily housing will continue. Steady job growth, low unemployment, increased rentership rates, increasing household formation and aligned demographics provide the backdrop for strong renter demand. We believe that other factors impacting the prime United States renter demographic such as delayed major life decisions, increased levels of student debt and tight credit standards in the single-family home mortgage market also support the value proposition for owning multifamily apartment communities.
In December 2019, a novel strain of coronavirus, COVID-19, was identified in Wuhan, China. This virus continues to spread globally including in the United States and has resulted in restrictions on travel and quarantines imposed. These restrictions have had a negative impact on the economy and business activity globally and may adversely impact the ability of our tenants, many of whom may be restricted in their ability to work, to pay their rent as and when due. In addition, our property managers may be limited in their ability to properly maintain our properties. The extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including additional actions taken to contain COVID-19 or treat its impact, among others. Our business and financial results could be materially and adversely impacted.

Our Investments
Cottonwood West Palm
On May 30, 2019, we acquired Cottonwood West Palm, a 245-unit, elevator-serviced, concrete and stucco community in West Palm Beach, Florida for approximately $67,000,000, excluding closing costs. Cottonwood West Palm is a 245-unit multifamily community that was completed in 2018. The occupancy rate of Cottonwood West Palm at December 31, 2019 was 92.2%. The effective monthly rental rate per unit as of December 31, 2019, calculated as the monthly contractual base rental income, net of free rent, divided by the units leased was $1,726. The property is located five miles west of Palm Beach International Airport and is comprised of a mix of one-, two-, and three-bedroom units with an average size of 1,122 square feet and total rentable square feet of 274,889. Property amenities include gated access, a heated resort-style pool with cabanas, fitness center, 5,500-square-foot clubroom, business center and dog park.
Dolce B Note
On July 31, 2019, we invested in a B note secured by a deed of trust on a development project for an amount of up to $10,000,000 (which commitment could rise to $10,500,000 in certain circumstances) (the “Dolce B Note”). The borrower is an unaffiliated third party. The borrower is using the proceeds from the Dolce B Note, additional financing in the amount of $45,500,000 (the “Dolce A Note”) and $17,900,000 in common equity to develop Dolce Twin Creeks, Phase II, a 366-unit multifamily project in Allen, Texas that includes medical office space.
The Dolce B Note bears interest at a rate of 9.50% plus 1-month LIBOR and is being drawn in stages as needed throughout the construction of the project. As of December 31, 2019, $1,794,000 had been drawn. The Dolce B Note includes a 1-month LIBOR floor equal to 2.50%, resulting in an interest rate floor equal to 12.00% and matures on December 31, 2021 with two six-month extension options. Prior to maturity, the borrower is required to make monthly interest only payments with principal due at maturity. Prepayment is permitted in whole but not in part subject to certain prepayment fees.
Lector85 Investment
On August 15, 2019, we entered into an agreement to make a preferred equity investment of up to $9,900,000 in Lector85, a multifamily community in Ybor City, Florida (the “Lector85 Investment”). In connection with our investment we entered a joint venture agreement with Milhaus, LLC (“Milhaus”), the sponsor of the development.
Milhaus is using the Lector85 Investment, along with a $34,000,000 construction loan and equity of $9,300,000 to develop Lector85, a 254-unit multifamily project in Ybor City, FL that includes retail space. The Lector85 Investment is expected to be drawn upon in stages as needed throughout the construction of the Project. As of December 31, 2019, $4,689,000 had been drawn.
The Lector85 Investment has an annual preferred return of 13% that will be reduced to 10% annually upon the later to occur of (i) the stabilization of the development project, or (ii) the one-year anniversary of the receipt of all temporary certificates of occupancy for the development project, subject to certain financial covenants being satisfied. The investment also has a special preferred return of $200,000 to be paid upon redemption. Subject to one twelve-month extension option, the redemption date is no earlier than two years after the receipt of all temporary certificates of occupancy for the development project (the “Redemption Lockout Date”) but no later than the earlier of (i) the payment in full of the construction loan, if the loan is repaid after the Redemption Lockout Date, or (ii) the construction loan maturity date, if the loan is not refinanced prior to the Redemption Lockout Date.
2980 Huron Investment
On October 25, 2019, we entered into a joint venture (the “Huron Joint Venture”) to provide a preferred equity investment in an entity that has purchased and intends to develop 0.84 acres in the Union Station North neighborhood in downtown Denver, Colorado (the “2980 Huron Project”). The 2980 Huron Project is a proposed 13-story, 299-unit high-rise multifamily apartment community that will feature several amenities, including a pool deck, fitness center, aqua lounge and a co-working space and lounge. We expect construction on the 2980 Huron Project to commence in summer 2020 and to be completed in late 2022.
Our joint venture partner is CA Residential, a real estate investment and development firm. CA Residential is the managing member of the Huron Joint Venture; however, we have approval rights with respect to major decisions involving the 2980 Huron Project. We expect CA Residential or its affiliates to provide services to the 2980 Huron Project for which they will earn fees separate and in addition to any payments associated with their equity interest.

Pursuant to the joint venture agreement, CA Residential will use our $20,000,000 preferred equity investment, $17,500,000 in common equity and a $65,400,000 secured construction loan to fund the project. Our contributions will only be made following the contribution of the full $17,500,000 of common equity, and then will be made as project costs are incurred. As of December 31, 2019, CA Residential had not drawn on the 2980 Huron Investment.
Pursuant to the terms of the joint venture agreement, our preferred equity investment has an annual preferred return of 12%, compounded monthly, and matures on the earlier of: (i) the sale of the 2980 Huron Project (ii) the maturity of the construction loan; and (iii) such earlier date as may be provided in the transaction documents, all subject to a one-year extension provided certain conditions are satisfied. In addition, we will receive an underwriting fee in the amount of 1% of our preferred equity investment at origination and will receive an exit fee in the amount of 0.5% of the investment amount on repayment.
Results of Operations
We commenced real estate operations on May 30, 2019 with the acquisition of Cottonwood West Palm and, as a result, do not have a full year of real estate operations for discussion. The following table sets forth information regarding our consolidated results of operations:
Year Ended December 31, 2019
Revenues
Rental and other property revenues	$2,797,475
Real estate note investment interest	44,777
Total revenues	2,842,252
Expenses
Property operations expense	1,428,925
Reimbursable operating expenses to related parties	541,652
Asset management fee to related party	811,395
Depreciation and amortization	2,738,190
General and administrative expenses	876,808
Total operating expenses	6,396,970
Other income (expense)
Equity in earnings of unconsolidated real estate entity	272,805
Interest income	492,542
Interest expense	(916,626)
Total other expense	(151,279)
Total expenses before asset management fee waiver	(6,548,249)
Asset management fee waived by Advisor	409,803
Net expenses after asset management fee waiver	(6,138,446)
Net loss	$(3,296,194)
Non-GAAP Financial Measures
Funds from operations, or FFO, is a measure of the operating performance of a REIT and of our company. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for our share of unconsolidated partnerships and joint ventures.
Our management also uses Core FFO as a measure of our operating performance. Core FFO excludes certain non-cash or non-routine items that we do not believe are reflective of our ongoing operating performance. Core FFO excludes from FFO deferred issuance costs related to real estate note investments, preferred stock and debt that are amortized over the term of these financial instruments. We have excluded the amortization of these items in our calculation of Core FFO to more appropriately reflect the impact of these costs on our operating performance as they are not reflective of charges actually incurred during the period. We believe excluding these items provides investors with a useful supplemental metric that directly addresses our ongoing operating performance.

Our calculation of Core FFO may differ from the methodology used for calculating Core FFO by other REITs and, accordingly, our Core FFO may not be comparable. We utilize FFO and Core FFO as measures of our operating performance, and believe these measures are also useful to investors because they facilitate an understanding of our operating performance after adjusting for non-cash expenses and other items not indicative of ongoing operating performance.
Neither FFO nor Core FFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO and Core FFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor Core FFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.
A reconciliation of FFO and Core FFO to net loss is as follows:
Year Ended December 31, 2019
Net loss	$(3,296,194)
Adjustments:
Depreciation and amortization	2,738,190
FFO	(558,004)
Adjustments:
Amortization of real estate note investment issuance costs	19,904
Accretion of discount on preferred stock	4,047
Amortization of debt issuance costs	62,248
Core FFO	$(471,805)

FFO per share - basic and diluted	$(0.12)
Core FFO per share - basic and diluted	$(0.10)
Weighted average shares outstanding	4,711,343
Liquidity and Capital Resources
Our principal demands for funds during the short and long-term are and will be for the acquisition of multifamily apartment communities and investments in multifamily real estate-related assets; operating expenses, capital expenditures and general and administrative expenses; payments under debt obligations; redemptions of common and preferred stock; and payments of distributions to stockholders. We will obtain the capital required to purchase multifamily apartment communities and make investments in multifamily real estate-related assets and conduct our operations from the proceeds of the Private Offering, the Offering, from secured or unsecured financings from banks and other lenders, and from any undistributed funds from our operations. As of December 31, 2019, we own a multifamily apartment community in West Palm Beach, Florida, have issued a B Note secured by a deed of trust on a multifamily development project in Allen, Texas, have made a preferred equity investment in a multifamily development project in Ybor City, Florida, and have entered into an agreement to provide a preferred equity investment in an entity that has purchased and intends to develop a parcel of land in Denver, Colorado. Our assets at December 31, 2019 also consisted of $47,549,804 of cash and cash equivalents.
If we are unable to raise substantial funds during our offering stage, we will make fewer investments resulting in less diversification in terms of the type, number, and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses regardless of whether we are able to raise substantial funds. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions. We do not expect to establish a permanent reserve from our offering proceeds for maintenance and repairs of real properties. However, to the extent that we have insufficient funds for such purposes, we may establish reserves from gross offering proceeds, out of cash flow from operations, or from net cash proceeds from the sale of properties.

We target an aggregate loan-to-cost or loan-to-value ratio of 45% to 65% at the REIT level; provided, however, that we may obtain financing that is less than or exceeds such ratio in the discretion of our board of directors if the board of directors deems it to be in our best interest to obtain such financing. Although there is no limit on the amount we can borrow to acquire a single real estate investment, we may not leverage our assets with debt financing such that our borrowings are in excess of 300% of our net assets, unless a majority of our conflicts committee finds substantial justification for borrowing a greater amount and such excess borrowings are disclosed in our next quarterly report, along with the conflicts committee’s justification for such excess. Examples of such a substantial justification include obtaining funds for the following: (i) to repay existing obligations, (ii) to pay sufficient distributions to maintain REIT status, or (iii) to buy an asset where an exceptional acquisition opportunity presents itself and the terms of the debt agreement and the nature of the asset are such that the debt does not increase the risk that we would become unable to meet our financial obligations as they became due. We anticipate that all financing obtained to acquire stabilized multifamily apartment communities will be non-recourse to the Operating Partnership and us (however, it is possible that some of these loans will require us to enter into guaranties with respect to certain non-recourse carve-outs). We may obtain recourse debt in connection with certain development transactions.
At December 31, 2019, we had a Master Credit Facility Agreement with Berkadia Commercial Mortgage, LLC (the “Credit Facility”), for which we have an advance of $35,995,000 secured by Cottonwood West Palm. There is no limit on the amount that we can draw on the Credit Facility so long as we maintain the loan-to-value ratio and other requirements set forth in the loan documents. We may obtain additional lines of credit or enter into other financing arrangements that may be secured by one or more of our assets. We may use the proceeds from any line of credit or financing to bridge the acquisition of, or acquire, multifamily apartment communities and multifamily real estate-related assets if our board of directors determines that we require such funds to acquire the multifamily apartment communities or real estate-related assets.
We must also redeem the Series 2019 Preferred Stock for cash at a redemption price per share equal to $10.00 plus any accrued and unpaid dividends, to the extent there are funds legally available, on December 31, 2023. This date may be extended by two one-year extension options.
In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to pay offering costs in connection with the Private Offering as well as make certain payments to our advisor and our affiliated property manager pursuant to the terms of our advisory and property management agreements.
We intend to make an election to be taxed as a REIT under the Internal Revenue Code commencing with the year ended December 31, 2019. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
Cash Flows
The following table provides a breakdown of the net change in our cash and cash equivalents and restricted cash:
	Year Ended December 31, 2019	Year Ended December 31, 2018
Net cash used in operating activities	$(459,142)	$(3,725)
Net cash used in investing activities	(38,130,062)	—
Net cash provided by financing activities	82,925,023	3,209,900
Net increase in cash and cash equivalents and restricted cash	$44,335,819	$3,206,175
Cash flows used in operating activities were $459,142 for the year ended December 31, 2019, primarily as a result of seven months of real estate activity from the acquisition of Cottonwood West Palm and interest income from our real estate note investment offset by the impact of changes in operating assets and liabilities. Significant operating cash outflows included reimbursable operating costs from related parties, legal and professional services, and real estate taxes.

Cash flows used in investing activities were $38,130,062 for the year ended December 31, 2019, primarily due to our purchase of Cottonwood West Palm and draws on the Dolce B-Note and Lector85 Investment.
Cash flows provided by financing activities were $82,925,023 for the year ended December 31, 2019, primarily due to the net proceeds we received from the issuance of Series 2019 Preferred Stock and common stock, reduced by distributions to common stockholders.
There were minimal operating activities and no investing activities for the year ended December 31, 2018. Financing activities as of December 31, 2018 included $3,209,900 of proceeds from the Offering.
Distributions
During our offering stage, when we may raise capital more quickly than we acquire income-producing assets, and for some period after our offering stage, we will not be able to make distributions solely from our cash flow from operating activities. Further, because we may receive income from our investments at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our existence and from time to time during our operational stage, we will declare distributions in anticipation of cash flows that we expect to receive during a later period and we will make these distributions in advance of our actual receipt of these funds.
The following table summarizes the distributions attributable to our common stock that were declared and paid, along with information about cash flow provided by (used in) operating during the year ended December 31, 2019.
			Distributions Paid(3)
Period	Distributions Declared(1)	Distributions Declared Per Share(1)(2)	Cash	Reinvested (DRP)	Total	Cash Provided By (Used In) Operating Activities
First Quarter 2019	$117,486	0.06216279	$40,024	$18,021	$58,045	$(19,449)
Second Quarter 2019	477,731	0.09442300	271,447	69,565	341,012	384,310
Third Quarter 2019	767,563	0.10825698	562,887	124,224	687,111	(172,410)
Fourth Quarter 2019	1,006,812	0.11374146	728,114	189,793	917,907	(651,593)
Total	$2,369,592		$1,602,472	$401,603	$2,004,075	$(459,142)
(1)
Distributions for the periods from January 1, 2019 through February 28, 2019 and March 19, 2019 through December 31, 2019 were based on daily record dates and were calculated at a rate of $0.00136986 per share per day. A daily distribution in the amount of 0.02465753 per share was declared for stockholders of record as of March 18, 2019.

(2)	Assumes share was issued and outstanding each day during the period presented.
(3)
Distributions are paid on a monthly basis and include distributions declared for daily record dates starting December 18, 2018. In general, distributions for all record dates of a given month are paid on or about the fifth business day of the following month.

For the year ended December 31, 2019, we made aggregate distributions of $2,004,075, including $1,602,472 distributions paid in cash and $401,603 of distributions reinvested through our distribution reinvestment plan. Our net loss for the year ended December 31, 2019 was $3,296,194. Cash flows used in operating activities for the year ended December 31, 2019 was $459,142. We funded our total distributions paid, which includes net cash distributions and distributions reinvestment by stockholders, with prior period cash provided by operating activities when available and offering proceeds. Generally, for purposes of determining the source of our distributions paid, we assume first that we use cash flow from operating activities from the relevant or prior periods to fund distribution payments. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have less funds available for the acquisition of real estate investments, the overall return to our stockholders may be reduced and subsequent investors will experience dilution. In addition, to the extent distributions exceed cash flow from operating activities, a stockholder's basis in our stock will be reduced and, to the extent distributions exceed a stockholder's basis, the stockholder may recognize capital gain.
We expect our board of directors to continue to authorize and declare distributions based on daily record dates and to pay these distributions on a monthly basis. We have not established a minimum distribution level for our common stockholders, and our charter does not require that we make distributions to our common stockholders. See “Subsequent Events” for information on distributions payable to our Series 2019 Preferred Stock. We may also issue stock dividends. The timing and amount of distributions will be determined by our board of directors in its sole discretion and may vary from time to time.

Critical Accounting Policies
A critical accounting policy is one that is both important to our financial condition and results of operations and that involves some degree of uncertainty. The preparation of our financial statements may require significant management judgments, assumptions and estimates about matters that are inherently uncertain. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses. We consider our accounting policy over investments in real estate to be critical. See Note 2 of the consolidated financial statements in this Annual Report on Form 10-K for further description of this policy.
Subsequent Events
We evaluate subsequent events up until the date the consolidated financial statements are issued.
One Upland Acquisition
On March 19, 2020, our wholly owned subsidiary completed the acquisition of a multifamily apartment community located in the Greater Boston area (“One Upland”), from KJ Boston Venture LLC, an unaffiliated party.
One Upland was constructed in 2016 and encompasses 303,840 rentable square feet. Amenities include a swimming pool, clubhouse, outdoor amphitheater, and a dog park.
The contract purchase price was $103,600,000, excluding closing costs. We funded the purchase with an initial draw of $50,000,000 from our new $67,600,000 credit facility and proceeds from our offerings.
Status of the Offering
As of March 20, 2020, we had sold 10,025,160 shares of our Class A common stock and 2,500 shares of our Class T common stock in the Offering for aggregate gross offering proceeds of $99,763,225. Included in these amounts were 63,893 shares of common stock sold pursuant to the DRP Offering for aggregate gross offering proceeds of $638,926.
Status of the Private Offering
As of March 20, 2020, we had sold 830,099 shares of Series 2019 Preferred Stock for aggregate gross offering proceeds of $8,263,329. In connection with the sale of these shares in the Private Offering, the Company paid aggregate selling commissions of $537,633 and placement fees of $162,403.
Distributions Paid - Common Stock
Distributions paid to holders of our common stock subsequent to December 31, 2019 were as follows:
Period	Date Paid	Daily Distribution Rate	Annualized Rate(1)	Amount
December 1, 2019 - December 31, 2019	January 10, 2020	$0.00136986	5.0%	$365,517
January 1, 2020 - January 31, 2020	February 10, 2020	$0.00136612	5.0%	$382,935
February 1 - February 29, 2020	March 9, 2020	$0.00136612	5.0%	$375,939
(1)	Annualized rate is based on the $10.00 purchase price and assumes distributions are paid every day for a year at the daily distribution rate.

Distributions Declared - Common Stock
Our board of directors have declared cash distributions to holders of our common stock as follows:
Period	Daily Distribution Rate	Annualized Rate(1)	Expected Payment
March 1 - March 31, 2020	$0.00136612	5.0%	April 2020
April 1 - April 30, 2020	$0.00136612	5.0%	May 2020
May 1 - May 31, 2020	$0.00136612	5.0%	June 2020
(1)	Annualized rate is based on the $10.00 purchase price and assumes distributions are paid every day for a year at the daily distribution rate.
Holders of our common stock may choose to receive cash distributions or purchase additional shares through our distribution reinvestment plan.
Dividends Paid - Preferred Stock
Dividends paid to holders of our preferred stock subsequent to December 31, 2019 were as follows:
Period	Date Paid	Daily Dividend Rate	Annualized Rate(1)	Amount
December 1, 2019 - December 31, 2019	January 10, 2020	$0.00150685	5.5%	$1,569
January 1, 2020 - January 31, 2020	February 10, 2020	$0.00150273	5.5%	$7,361
February 1 - February 29, 2020	March 09, 2020	$0.00150273	5.5%	$17,466
(1)	Annualized rate is based on the $10.00 purchase price and assumes dividends are paid every day for a year at the daily dividend rate.
Dividends Declared - Preferred Stock
Pursuant to the terms of the preferred stock, our board of directors have declared cash dividends to holders of our preferred stock as follows:
Period	Daily Dividend Rate	Annualized Rate(1)	Expected Payment
March 1 - March 31, 2020	$0.00150273	5.5%	April 2020
April 1 - April 30, 2020	$0.00150273	5.5%	May 2020
May 1 - May 31, 2020	$0.00150273	5.5%	June 2020
(1)	Annualized rate is based on the $10.00 purchase price and assumes dividends are paid every day for a year at the daily dividend rate.
Amended and Restated Limited Partnership Agreement
On March 25, 2020, we entered the Amended and Restated Limited Partnership Agreement of Cottonwood Communities O.P., LP to be effective as of February 1, 2020 (the “Amended OP Agreement”). The Amended OP Agreement establishes the terms of a new series of partnership units designated as LTIP Units, which we intend to issue annually as equity awards to certain of our executive officers and registered persons associated with the dealer manager for the Offering. In addition, the Amended OP Agreement reflects certain other amendments to the original agreement to permit the admission of limited partners to the Operating Partnership in addition to the current sole limited partner, Cottonwood Communities Investor, LLC.
Grant of LTIP Unit Awards
On March 25, 2020, we entered LTIP Unit Award Agreements with Enzio Cassinis, our Chief Executive Officer and President, and Adam Larson, our Chief Financial Officer, as well as certain other executive officers and registered persons associated with the dealer manager for the Offering, with respect to the grant of LTIP Unit awards as recommended by our compensation committee and approved by our board of directors. Including grants to our named executive officers, we awarded an aggregate of $124,380 time-based LTIP Units that will vest approximately one-quarter of the awarded amount on January 1, 2021, 2022, 2023 and 2024. In addition, we awarded performance-based LTIP Units in an aggregate target amount of $373,120. The actual amount of each award will be determined at the conclusion of the performance period and will depend on the internal rate of return as defined in the award agreement. The earned LTIP Units will become fully vested on the first anniversary of the last day of the performance period, subject to continued employment with the advisor or its affiliates.
The awards are granted effective March 25, 2020, and the number of units will be valued by reference to the estimated value per share of our common stock, currently $10.00. LTIP Unit awards, whether vested or unvested, will entitle the participant to receive current distributions from the Operating Partnership equivalent to the dividends that would be payable with respect to the number of shares of our common stock underlying the LTIP Unit award.
Amendment to Lector85 Joint Venture Agreement
On March 20, 2020, we entered an amendment to our joint venture agreement with Milhaus related to our Lector85 Investment to remove the minimum cumulative return upon redemption, sale or similar transaction of 35%.
Item 7A.	Quantitative and Qualitative Disclosures About Market Risk
Quantitative and qualitative disclosures about market risk have been omitted as permitted under rules applicable to smaller reporting companies.
Item 8.	Financial Statements and Supplementary Data
The financial statements required by this item and the report of the independent accountants thereon required by Item14(a)(2) appear as a separate section of this Annual Report on Form 10-K. See the accompanying Index to the Consolidated Financial Statements on page F-38.
Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.
Item 9A.	Controls and Procedures
Evaluation of Disclosure Controls and Procedures
We maintain disclosure controls and procedures (as that term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that information required to be disclosed in our reports under the Exchange Act are recorded, processed, and summarized and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. An evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this annual report on Form 10-K was made under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer. Based upon this evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures (a) are effective to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is timely recorded, processed, summarized and reported and (b) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.
Changes in Internal Controls over Financial Reporting
There have been no changes in our internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that occurred during our most recent quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Management's Report on Internal Control Over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed under the supervision of our

Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our consolidated financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America (generally accepted accounting principles).
Our internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets of Cottonwood Communities, Inc.; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and directors; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on its consolidated financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.
Management conducted an assessment of the effectiveness of Cottonwood Communities, Inc.'s internal control over financial reporting as of December 31, 2019, based on the framework established in Internal Control Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Based on this assessment, management has determined that Cottonwood Communities, Inc.'s internal control over financial reporting as of December 31, 2019, was effective.
Item 9B.	Other Information
Unregistered Sales of Equity Securities - Preferred Offering
On November 8, 2019, we launched the Private Offering. The exemption from registration for sales in the Private Offering is available to us because the shares are being offered and sold solely to accredited investors without the use of general solicitation.
During the period from March 17, 2020 to March 24, 2020, we issued and sold 85,900 shares of our Series 2019 Preferred Stock in the Private Offering and received aggregate proceeds of $859,000. In connection with the sale of these shares in the Private Offering, we paid aggregate selling commissions of $60,130 and placement fees of $16,321. As of March 24, 2020, there were 854,999 shares of the Series 2019 Preferred Stock outstanding.
Amended and Restated Limited Partnership Agreement
On March 25, 2020, we entered the Amended and Restated Limited Partnership Agreement of Cottonwood Communities O.P., LP to be effective as of February 1, 2020 (the “Amended OP Agreement”). The Amended OP Agreement establishes the terms of a new series of partnership units designated as LTIP Units, which we intend to issue annually as equity awards to certain of our executive officers and registered persons associated with the dealer manager for the Offering. In addition, the Amended OP Agreement reflects certain other amendments to the original agreement to permit the admission of limited partners to the Operating Partnership in addition to the current sole limited partner, Cottonwood Communities Investor, LLC.
LTIP Units
LTIP Units are a separate series of units of limited partnership interests in the Operating Partnership which we expect to grant as equity awards to certain of our executive officers and registered persons associated with the dealer manager for the Offering. LTIP Units will be valued by reference to the value of shares of our common stock, and will be subject to such conditions and restrictions as the compensation committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants will forfeit their LTIP Units. Unless otherwise provided, LTIP Unit awards, whether vested or unvested, will entitle the participant to receive current distributions from the Operating Partnership equivalent to the dividends that would be payable with respect to the number of shares of our common stock underlying the LTIP Unit award.
LTIP Units are structured as “profits interests” for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP Units to produce a tax deduction for us based on current U.S. federal income tax law. As profits interests, LTIP Units initially will not have full parity, on a per unit basis, with our Operating Partnership's common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP Units can over time achieve full parity with common units and therefore accrete to an economic value for the participant equivalent to common units. If such parity is achieved, LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for shares of common stock on a one-for-one basis or for the cash value of such shares, at our election. However, there are circumstances under which LTIP Units will not achieve parity with common units, and until such parity is reached, the value that a participant could realize for a given number of LTIP Units will be less than the value of an equal number of shares of common stock and may be zero.
Grant of LTIP Units
On March 25, 2020, we entered LTIP Unit Award Agreements with Enzio Cassinis, our Chief Executive Officer and President, and Adam Larson, our Chief Financial Officer, as well as certain other executive officers and registered persons associated with the dealer manager for the Offering, with respect to the grant of LTIP Unit awards as recommended by our compensation committee and approved by our board of directors. Annually, we expect to make additional grants of LTIP Unit awards to these individuals on the same terms and conditions.
The board of directors, upon the recommendation of the compensation committee, approved awards of time-based LTIP Units to Mr. Cassinis in the amount of $45,000 and to Mr. Larson in the amount of $33,750. Each award will vest approximately one-quarter of the awarded amount on January 1, 2021, 2022, 2023 and 2024.
The board of directors, upon the recommendation of the compensation committee, approved awards of performance-based LTIP Units to Mr. Cassinis in the target amount of $135,000 and to Mr. Larson in the target amount of $101,250. The actual amount of each award will be determined at the conclusion of the performance period and will depend on the internal rate of return as defined in the award agreement. The earned LTIP Units will become fully vested on the first anniversary of the last day of the performance period, subject to continued employment with the advisor or its affiliates.
Additional awards of $136,870 performance-based LTIP Units and $45,630 time-based LTIP Units were granted to certain other executive officers and registered persons associated with the dealer manager for the Offering. The awards are granted effective March 25, 2020, and the number of units will be valued by reference to the estimated value per share of our common stock, currently $10.00.
The time-based and performance-based awards were designed to align the executive officers’ interests with those of our stockholders and to encourage the retention of our executive officers.
Second Amended and Restated Dealer Manager Agreement
On March 25, 2020, we entered a Second Amended and Restated Dealer Manager Agreement effective as of February 20, 2020, to include a provision allowing our advisor to pay directly or reimburse the dealer manager for the Offering for the additional items of underwriting compensation referenced in our prospectus to the extent our prospectus indicates that they will be paid by our advisor, and to the extent permitted pursuant to prevailing rules and regulations of the Financial Industry Regulatory Authority.
One Upland Acquisition
On March 19, 2020, our wholly owned subsidiary completed the acquisition of a multifamily apartment community located in the Greater Boston area (“One Upland”), from KJ Boston Venture LLC, an unaffiliated party. In connection with the acquisition we entered a property management agreement with Cottonwood Communities Management, LLC in the form required pursuant to the Three-Party Agreement (Property Management). As previously disclosed, as property manager, Cottonwood Communities Management, LLC will receive from us a property management fee in an amount up to 3.5% of the annual gross revenues of One Upland.
One Upland encompasses 303,840 rentable square feet and has 262 units and amenities, including a swimming pool, clubhouse, outdoor amphitheater, and a dog park. One Upland was constructed in 2016 and as of February 14, 2020 was 91.22% occupied.
The contract purchase price was $103,600,000, excluding closing costs. We funded the purchase with an initial draw of $50,000,000 from our new $67,600,000 credit facility and proceeds from our offerings.

One Upland Credit Facility
On March 19, 2020, in conjunction with the acquisition of One Upland, we, through a wholly owned subsidiary of our operating partnership, entered a secured Revolving Loan and Security Agreement with J.P. Morgan Chase Bank, N.A., an unaffiliated lender (the “JP Morgan Credit Facility”).
Pursuant to the terms of the JP Morgan Credit Facility, we may obtain advances secured against One Upland up to the amount of $67,600,000, subject to certain debt service coverage ratio requirements. Upon the closing of One Upland, our initial advance was $50,000,000. The JP Morgan Credit Facility has an initial maturity date of March 19, 2023 with the option to extend for two one-year periods subject to the satisfaction of certain conditions set forth in the loan agreement. The advances will carry an interest-only term and bear floating interest rates of 1-month LIBOR plus a spread ranging from 1.50% to 1.75%, depending on certain debt yield metrics set forth in the loan agreement and as evidenced by a Promissory Note. As of this date, the outstanding advances carry an interest rate of 1-month LIBOR plus 1.50%. We have the right to prepay all or a portion of the JP Morgan Credit Facility at any time subject to certain conditions contained in the loan documents.
We may finance other future acquisitions through the JP Morgan Credit Facility. The aggregate loan-to-value ratio for all advances made with respect to the JP Morgan Credit Facility cannot exceed 65% at the time any advance is made. The limit on the amount that we can borrow under the JP Morgan Credit Facility is $125,000,000 so long as we maintain the loan-to-value and debt coverage ratios, and other requirements set forth in the JP Morgan Credit Facility loan documents. Each advance will be cross-collateralized with the other advances. The JP Morgan Credit Facility permits us to sell the multifamily apartment communities that are secured by the JP Morgan Credit Facility individually provided that certain loan-to-value and debt coverage ratios, and other requirements, are met.
Item 10.	Directors, Executive Officers and Corporate Governance
Our directors and executive officers are set forth below:
Name*	Age**	Positions
Enzio Cassinis	42	Chief Executive Officer and President
Adam Larson	38	Chief Financial Officer
Susan Hallenberg	52	Chief Accounting Officer and Treasurer
Gregg Christensen	50	Chief Legal Officer
Paul Fredenberg	43	Chief Investment Officer
Daniel Shaeffer	49	Chairman of the Board and Director
Chad Christensen	46	Director
R. Brent Hardy	48	Independent Director
Gentry Jensen	48	Independent Director
John Lunt	47	Independent Director
*	The address of each executive officer and director listed is 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121.
**	As of December 31, 2019
Enzio Cassinis has been Chief Executive Officer and President of the Company since October 2018. In addition to serving as the Company’s Chief Executive Officer and President, Mr. Cassinis serves as the Chief Executive Officer and President of Cottonwood Multifamily REIT I, Inc. (“CWMF REIT I”) and Cottonwood Multifamily REIT II, Inc. (“CWMF REIT II”), two Cottonwood-sponsored real estate investment trusts that raised $50 million in offerings that were qualified as “Tier 2” offerings pursuant to Regulation A promulgated under the Securities Act (a “Regulation A Offering”). He also serves as the Chief Executive Officer for the Company’s advisor.
From June 2013 through September 2018, Mr. Cassinis served in various roles at Cottonwood Residential, Inc. Most recently, he served as the Senior Vice President of Corporate Strategy, where he was responsible for financial planning and analysis, balance sheet management and capital and venture formation activity. Prior to joining Cottonwood Residential, Inc. in June 2013, Mr. Cassinis was Vice President of Investment Management at Archstone, one of the largest apartment operators and developers in the U.S. and Europe. There, he negotiated transactions in both foreign and domestic markets with transaction volume exceeding several billion dollars in total capitalization. Prior to Archstone, Mr. Cassinis worked as an attorney with Krendl, Krendl, Sachnoff & Way, PC (now Kutak Rock LLP) from February 2003 to May 2006, focusing his practice on corporate law and merger and acquisition transactions.
Mr. Cassinis earned a Master of Business Administration and Juris Doctorate (Order of St. Ives) from the University of Denver, and a Bachelor of Science in Business Administration from the University of Colorado at Boulder and is a CFA® charterholder.
Adam Larson has been Chief Financial Officer of the Company since October 2018. In addition to serving as the Company’s Chief Financial Officer, Mr. Larson also serves as the Chief Financial Officer of CWMF REIT I, CWMF REIT II and the Company’s advisor.
Through September 2018, Mr. Larson was the Senior Vice President of Asset Management of Cottonwood Residential, Inc. In this role he provided strategic guidance with respect to asset management, financial planning and analysis, and property operations. Prior to joining Cottonwood Residential, Inc. in June 2013, Mr. Larson worked in the Investment Banking Division at Goldman Sachs advising clients on mergers and acquisitions and other capital raising activities in the Real Estate, Consumer/Retail and Healthcare sectors. Mr. Larson previously worked at Barclays Capital, Bonneville Real Estate Capital and Hitachi Consulting.
Mr. Larson holds an MBA from the University of Chicago Booth School Of Business, and a BS in Business Management from Brigham Young University where he also served as Student Body President.
Susan Hallenberg has been an officer of the Company since December 2016, and served as principal accounting officer and principal financial officer of the Company in her role as Chief Financial Officer from December 2016 through September 2018. Ms. Hallenberg continues to serve as principal accounting officer of the Company in her position as Chief Accounting Officer and Treasurer, which positions she has held since October 2018. Ms. Hallenberg also serves as Chief Accounting Officer and Treasurer of CWMF REIT I and CWMF REIT II. She is also Chief Financial Officer and Treasurer of Cottonwood Multifamily Opportunity Fund, Inc. (“CWMF Opp Fund”), a Cottonwood-sponsored real estate investment trust that raised $50 million in a Regulation A Offering. Ms. Hallenberg is also the Chief Financial Officer and Treasurer of Cottonwood Residential II, Inc. and its predecessor entity, positions she has held since May 2005.
Prior to joining the Cottonwood, Ms. Hallenberg served as Acquisitions Officer for Phillips Edison & Company, a real estate investment company. She also served as Vice President for Lend Lease Real Estate Investments, where her responsibilities included financial management of a large mixed-use real estate development project and the underwriting, financing and reporting on multifamily housing development opportunities in the Western United States using tax credit, tax-exempt bond, and conventional financing. She also worked for Aldrich Eastman & Waltch for two years as an Assistant Portfolio Controller. Ms. Hallenberg started her career at Ernst & Young where she worked in the firm’s audit department for four years.
Ms. Hallenberg holds a BA in Economics/Accounting from The College of the Holy Cross.
Gregg Christensen has served as our Chief Legal Officer since December 2016. He served as one of our Directors from December 2016 to June 2018. Mr. Christensen also has served as the Executive Vice President, Secretary, General Counsel and a Director of Cottonwood Residential II, Inc. and its predecessor entities since 2007. He holds similar officer positions with CWMF REIT I, CWMF REIT II and CWMF Opp Fund. In addition, he serves as a director of CWMF REIT I, CWMF REIT II and CWMF Opp Fund. Mr. Christensen oversees and coordinates all legal aspects of Cottonwood Residential II, Inc. and its affiliates, including our company, and is also actively involved in operations, acquisitions, and due diligence activities for us and our affiliates.
Prior to joining Cottonwood Residential, Inc., Mr. Christensen was a principal, managing director and general counsel of Cherokee & Walker, an investment company focused on real estate investments and private equity investments in real estate related companies. Previously, Mr. Christensen practiced law with Nelson & Senior in Salt Lake City. His areas of practice included real estate and corporate law. He is a member of the Utah State Bar, as well as the Bar of the United States District Court for the District of Utah. Mr. Christensen has been involved in real estate development, management, acquisition, disposition and financing for more than 23 years.

Mr. Christensen holds an Honors Bachelor of Arts Degree in English from the University of Utah and a Juris Doctorate Degree from the University of Utah, S.J. Quinney College of Law. Gregg Christensen and Chad Christensen are brothers.
Paul Fredenberg has been Chief Investment Officer of the Company since October 2018. In addition to serving as the Company’s Chief Investment Officer, Mr. Fredenberg serves as the Chief Investment Officer of CWMF REIT I, CWMF REIT II, and our advisor, positions he has held since October 2018.
Through September 2018, Mr. Fredenberg served as the Senior Vice President of Acquisitions of Cottonwood Residential, Inc. a position he had held since September 2005. As Senior Vice President of Acquisitions, he focused exclusively on sourcing and evaluating new multifamily investment opportunities for Cottonwood Residential, Inc. Prior to joining Cottonwood in 2005, Mr. Fredenberg worked in the Investment Banking division of Wachovia Securities advising clients on mergers and acquisitions activities across multiple industries. He has also held investment banking and management consulting positions at Piper Jaffray and the Arbor Strategy Group.
Mr. Fredenberg holds an MBA from the Wharton School at the University of Pennsylvania, an MA in Latin American Studies from the University of Pennsylvania, and a BA in Economics from the University of Michigan, Ann Arbor.
Daniel Shaeffer has served as one of our Directors since July 2016 and as our Chairman of the Board since October 2018. He was formerly our Chief Executive Officer from December 2016 through September 2018. Mr. Shaeffer also has served as the Chief Executive Officer and a Director of Cottonwood Residential II, Inc. and its predecessor entities since 2004. He is also a director of CWMF REIT I, CWMF REIT II and CWMF Opp Fund. In addition, he serves as Chief Executive Officer of CWMF Opp Fund. Mr. Shaeffer’s primary responsibilities include overseeing acquisitions, capital markets and strategic planning for Cottonwood Residential II, Inc. and its affiliates.
Before co-founding Cottonwood Capital, LLC, a predecessor to Cottonwood Residential II, Inc., in 2004, Mr. Shaeffer worked as a senior equities analyst with Wasatch Advisors of Salt Lake City. Prior to joining Wasatch Advisors, Mr. Shaeffer was a Vice President of Investment Banking at Morgan Stanley. Mr. Shaeffer began his career with Ernst & Young working in the firm’s audit department. Mr. Shaeffer has been involved in real estate development, management, acquisition, disposition and financing for more than 14 years.
Mr. Shaeffer holds an International MBA from the University of Chicago Graduate School of Business and a BS in Accounting from Brigham Young University and is a Certified Public Accountant.
The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Shaeffer, in light of his day-to-day company-specific operational experience, significant finance and market experience, and his real estate experience, to serve as a director on the board of directors.
Chad Christensen has served as one of our Directors since July 2016 and was formerly our President and Chairman of the Board from December 2016 through September 2018. Mr. Christensen also has served as the President and a Director of Cottonwood Residential II, Inc. and its predecessor entities since 2004. He is also a director of CWMF REIT I, CWMF REIT II and CWMF Opp Fund. In addition, he serves as President and Chairman of the Board of CWMF Opp Fund. Mr. Christensen oversees financial and general operations for Cottonwood Residential II, Inc. and its affiliates. Mr. Christensen is also actively involved in acquisitions, marketing and capital raising activities for Cottonwood Residential II, Inc. and its affiliates
Before co-founding Cottonwood Capital, LLC, a predecessor to Cottonwood Residential II, Inc., in 2004, Mr. Christensen worked with the Stan Johnson Company, a national commercial Real Estate Brokerage firm in Tulsa, Oklahoma. Early in his career, Mr. Christensen founded Paramo Investment Company, a small investment management company. Mr. Christensen has been involved in real estate development, management, acquisition, disposition and financing for more than 16 years.
Mr. Christensen holds a MBA from The Wharton School at the University of Pennsylvania with an emphasis in Finance and Real Estate and a BA in English from the University of Utah. Mr. Christensen also holds an active real estate license. Chad Christensen and Gregg Christensen are brothers.
The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Christensen, in light of his day-to-day company-specific operational experience, significant finance and market experience, and his real estate experience, to serve as a director on the board of directors.

R. Brent Hardy is one of our independent directors, a position he has held since June 2018. Since April 2018, Mr. Hardy has served as Managing Director and Senior Vice President of Asset Management at Merit Hill Capital, a real estate investment firm focused on acquiring and managing a portfolio of self-storage facilities across the United States. Mr. Hardy has been in the commercial real estate development, construction and asset management business for over 20 years. From September 2001 to April 2018, Mr. Hardy was Senior Vice President of Construction & Capital Asset Management at Extra Space Storage, the second largest operator of self-storage facilities in the United States and a New York Stock Exchange traded REIT. At Extra Space Storage, Mr. Hardy directed global construction, property development and long term asset preservation efforts and oversaw the “Certificate of Occupancy” and “Property Redevelopment and Expansion” programs. He contributed to the overall planned growth of the company, implementing essential asset management systems and processes to effectively oversee the firms portfolio of over 1450 assets nationwide. Mr. Hardy was also responsible for facility planning and design, property rebranding and corporate procurement efforts and was heavily involved in corporate responsibility, portfolio efficiency and innovation, and the implementation of energy management and sustainability programs. Prior to commencing his career with Extra Space Storage, Mr. Hardy spent several years with various firms in real estate, construction and operations management.
Mr. Hardy graduated from the University of Utah with a B.A. degree in Political Science and a minor in Spanish.
Our board of directors selected Mr. Hardy as an independent director for reasons including his over 20 years of experience in the commercial real estate development, construction and asset management industries and his strategic business abilities and skills in responding to operational challenges and opportunities within an organization. In particular, our board of directors believes Mr. Hardy’s experience in asset management at Extra Space Storage during a period of growth at the company and the depth and breadth of Mr. Hardy’s exposure to complex real estate, strategic and corporate issues throughout his career would make him a valuable asset to our board of directors. Having worked at a public REIT gives him additional perspective and insight into public companies such as ours.
Gentry Jensen is one of our independent directors, a position he has held since June 2018. Since 2011, Mr. Jensen has served as the Chief Executive Officer of Penumbra Brands, LLC, a leading provider of protective, technologically differentiated accessories for mobile devices. From 2009 to 2011, he served as District Manager of Schindler Elevator Corporation and from 2005 through 2009, he worked in commercial real estate lending, development, brokerage and property management as Chief Operating Officer of Hawkins Capital, President of Wentworth Development, and Chief Operating Officer of NAI Utah Commercial Real Estate. From 2002 through 2004, Mr. Jensen was an associate in asset management and portfolio construction modeling with JP Morgan Private Bank in New York. Prior to entering the business world, Mr. Jensen served on active duty as a Navy SEAL, completing overseas deployments in Eastern Europe and throughout Asia.
Mr. Jensen holds an MBA in Finance from the Wharton School at the University of Pennsylvania and a BS, with Merit, in Systems Engineering from the United States Naval Academy.
Our board of directors selected Mr. Jensen as an independent director for reasons including his executive leadership experience with multiple companies and as a Navy SEAL, his professional and educational background and his prior experience in commercial real estate brokerage and property management.
John Lunt is one of our independent directors, a position he has held since June 2018. In January 2003, Mr. Lunt founded Lunt Capital Management, Inc., a registered investment advisor, and since January 2003, he has served as its President. The firm builds and manages investment strategies used by financial advisors around the United States and provides research and advice for investments across asset classes, including U.S. equities, international equities, fixed income, real estate, commodities and currencies. Mr. Lunt co-created the methodology for eight index strategies calculated by S&P Dow Jones Indices. He is a charter member of the ETF Strategists Roundtable for key influencers associated with ETF management, and writes regularly about financial markets for ETFTrends.com. From 2001 to June 2014, he served on the board of the Utah Retirement Systems, a $20 billion pension fund, and from 2004 to 2007, he served as board President. Since February 2013, Mr. Lunt has served on the investment advisory committee for the $10 billion Utah Educational Savings Plan (My529) and since August 2017, he served as Chairman of the committee. Since September 2014, he has served as a member of the Board of Trustees for the $2 billion Utah School & Institutional Trust Funds Office. He has been a featured speaker at investment conferences around the United States, and has written extensively about financial markets.

Mr. Lunt graduated Magna Cum Laude with University Honors from Brigham Young University with a B.A. degree in Economics, and he later received an MBA in Finance and International Business from New York University. Mr. Lunt completed the Program for Advanced Trustee Studies at Harvard Law School and finished a number of courses at the New York Institute of Finance on trading and portfolio management.
Our board of directors selected Mr. Lunt as an independent director for reasons including his executive leadership experience, his professional and educational background, his network of relationships with finance and investment professionals and his extensive background and experience in public markets and in real estate and finance transactions and investments. In addition, his experience as founder and President of Lunt Capital Management and his service as a director of various pension funds provide him an understanding of the issues facing companies that make investments in real estate and oversee those investments.
Code of Ethics
We have adopted a Code of Conduct and Ethics that applies to all of our executive officers and directors including but not limited to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our Code of Conduct and Ethics is available on our website at cottonwoodcommunities.com. Any amendment to, or a waiver from, a provision of the Code of Conduct and Ethics that would require disclosure under Item 5.05 of Form 8-K will be posted on our website.
Audit Committee
Audit Committee members are “independent”, consistent with the qualifications set forth in Rule 10A-3 under the Exchange Act, applicable to boards of directors in general and audit committees in particular. Mr. Lunt is qualified as an audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act.
Among other things, the audit committee will assist the board in overseeing:
•	our accounting and financial reporting processes;
•	the integrity and audits of our financial statements;
•	our compliance with legal and regulatory requirements;
•	the qualifications and independence of our independent registered public accounting firm; and
•	the performance of our internal auditors and our independent registered public accounting firm.
The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, and considering and approving the audit and non-audit services and fees provided by the independent registered public accounting firm. The members of the audit committee are Messrs. Hardy, Jensen and Lunt.
Item 11.	Executive Compensation
Executive Officer Compensation
We are externally advised by CCI Advisors III, LLC and we do not have any paid employees. Our compensation committee, which is composed of all of our independent directors, discharges our board of directors’ responsibilities relating to the compensation of our executives. Except for grants of LTIP Units under our Amended and Restated Limited Partnership Agreement of our Operating Partnership, our executive officers do not receive any compensation directly from us. No awards were granted to our executive officers for the year ended December 31, 2019. Our executive officers are officers and/or employees of, or hold an indirect ownership interest in, our advisor, and/or its affiliates, and our executive officers are compensated by these entities, in part, for their services to us or our subsidiaries. See Part III, Item 13, “Certain Relationships and Related Transactions, and Director Independence - Report of the Conflicts Committee - Certain Transactions with Related Persons” for a discussion of the fees paid to our advisor and its affiliates.

Non-Employee Director Compensation
Any member of our board of directors who is also an employee of our advisor or sponsor does not receive additional compensation for serving on our board of directors. Each independent director receives an annual retainer of $10,000. We pay independent directors for attending board and committee meetings as follows:
•	$500 in cash for each board meeting attended (including if by teleconference); and
•	$500 in cash for each committee meeting attended (if at a different time or place than a board meeting and including if by teleconference).
We also will reimburse our directors for their travel expenses incurred in connection with their attendance at board and committee meetings.
The following table sets forth the compensation earned by our directors for the fiscal year ended December 31, 2019:
Name	Fees Earned or Paid in Cash	Total
Chad Christensen	$—	$—
Daniel Shaeffer	—	—
R. Brent Hardy	12,000	12,000
Gentry Jensen	12,000	12,000
John Lunt	12,000	12,000
Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
As of March 20, 2020, there were 10,025,160 and 2,500 shares of our Class A and Class T common stock issued and outstanding, respectively. The following table sets forth, as of March 20, 2020, the amount of our common stock beneficially owned by (i) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) our directors, (iii) our executive officers, and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes securities that a person has the right to acquire within 60 days.
Name of Beneficial Owner(1)	Number of Common Shares Beneficially Owned	Percent of Common Shares Beneficially Owned
Enzio A. Cassinis, Chief Executive Officer and President	—	—
Adam Larson, Chief Financial Officer	—	—
Susan Hallenberg, Chief Accounting Officer and Treasurer	—	—
Paul Fredenberg, Chief Investment Officer	—	—
Gregg Christensen, Chief Legal Officer and Secretary(2)	20,000	0.2%
Daniel Shaeffer, Chairman of the Board and Director(2)	20,000	0.2%
Chad Christensen, Director(2)	20,000	0.2%
R. Brent Hardy, Independent Director	—	—
Gentry Jensen, Independent Director	—	—
John Lunt, Independent Director	—	—
All directors and executive officers as a group	20,000	0.2%
(1)	The address of each beneficial owner listed is 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121.
(2)
Gregg Christensen, Daniel Shaeffer, and Chad Christensen are three of the five directors that comprise the board of directors of Cottonwood Residential II, Inc., the general partner of Cottonwood Residential O.P., LP. Cottonwood Residential O.P., LP owns 20,000 shares of the common stock outstanding of the Company. As members of the board of directors of Cottonwood Residential II, Inc., Messrs. Shaeffer, Christensen and Christensen will have the voting and investment control of the shares of our common stock held by Cottonwood Residential O.P., LP.

Item 13.	Certain Relationships and Related Transactions, and Director Independence
Director Independence
Our charter provides that a majority of the directors must be independent directors. We currently have three independent directors of our five-member board of directors. A majority of the directors on any committees established by the board must also be independent. Our board of directors has three standing committees: the audit committee, the conflicts committee and the compensation committee.
Under our charter, an independent director is a person who is not associated and has not been associated within the last two years, directly or indirectly, with our sponsor or advisor or any of their affiliates. A director is deemed to be associated with us or our advisor if he or she owns an interest in, is employed by, is an officer or director of, or has any material business or professional relationship with us, our advisor or any of their affiliates, performs services (other than as a director) for us, is a director for more than three REITs organized by the sponsor or advised by the advisor, or has any material business or professional relationship with the sponsor, advisor or any of their affiliates. A business or professional relationship will be deemed material if the gross income derived by the director from us, the advisor or any of their affiliates exceeds 5% of (1) the director’s annual gross revenue derived from all sources during either of the last two years or (2) the director’s net worth on a fair market value basis. An indirect relationship shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the sponsor, advisor or any of their affiliates or the company.
In addition, although our shares are not listed for trading on any national securities exchange, a majority of our directors, and all of the members of the audit committee, the conflicts committee, and the compensation committee are “independent” as defined by the New York Stock Exchange. The New York Stock Exchange standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board of directors has affirmatively determined that Messrs. Hardy, Jensen and Lunt each satisfies the New York Stock Exchange independence standards.
Report of the Conflicts Committee
Review of Our Policies
The conflicts committee has reviewed our policies and determined that they are in the best interest of our stockholders. Set forth below is a discussion of the basis for that determination.
Offering Policy. We are offering up to $750,000,000 in shares in the Offering, consisting of up to $675,000,000 of shares of common stock in our primary offering and up to $75,000,000 in shares of common stock pursuant to the DRP Offering at a purchase price of $10.00 per share (with discounts available to certain categories of purchasers) in both the primary and the DRP Offering. Our common stock has two classes, Class A and Class T. We are offering to sell any combination of our Class A and Class T common stock in the Offering, with a dollar value up to the maximum offering amount. Shares in the Offering are being sold without any upfront costs or expenses paid by us.
On November 8, 2019, we launched the Private Offering, a private placement offering exempt from registration under the Securities Act for which we are offering a maximum of $50,000,000 in shares of our Series 2019 Preferred Stock to accredited investors at a purchase price of $10.00 per share. Shares in the Private Offering have upfront costs and expenses paid by us from gross offering proceeds.
As of December 31, 2019, we have raised $1,198,000 and $88,062,000 of Series 2019 Preferred Stock and common stock, respectively. We have primarily used the net proceeds to make investments in real estate related assets as further described below under Our Investments. For the year ended December 31, 2019, we had no costs associated with raising capital for the Offering as our advisor has agreed to pay all offering related expenses on our behalf without reimbursement by us. Our cost of raising capital in the Private Offering represented 33% of the capital raised through December 31, 2019.
We believe the Private Offering and the Offering are in the best interest of our stockholders because it provides us with the best chance to acquire a diverse portfolio of assets, thereby reducing risk in our portfolio.

Acquisition and Investment Policies. We intend to use the proceeds of the Private Offering and the Offering to invest directly or indirectly in multifamily apartment communities and multifamily real estate-related assets located throughout the United States. The investments will be comprised primarily of stabilized multifamily apartment communities and land which will be developed into multifamily apartment communities. The strategy may also include mortgage or mezzanine loans to, or preferred equity investments in, entities that have been formed for the purpose of acquiring or developing multifamily apartment communities. We will seek to acquire, develop and actively manage these investments, with the objective of providing a stable source of income for our stockholders and maximizing potential returns upon disposition of the assets through capital appreciation.
We will seek to invest at least 65% of our assets in stabilized multifamily apartment communities and up to 35% in mortgage loans, preferred equity investments, mezzanine loans or equity investments in a property or land which will be developed into a multifamily apartment community (including, by way of example, an existing multifamily apartment community that may require redevelopment capital for strategic repositioning within its market). We do not expect to be able to achieve the balance of these allocations until we have raised substantial proceeds in the Offering. Prior to that time, we will balance the goal of achieving our portfolio allocation targets with the goal of carefully evaluating and selecting investment opportunities to maximize risk-adjusted returns. Notwithstanding the foregoing, the actual portfolio allocation may from time to time be outside the target levels provided above due to factors such as a large inflow of capital over a short period of time, the advisor’s or board of directors’ assessment of the relative attractiveness of opportunities, an increase or decrease in the relative value of an investment or limitations or requirements relating to our intention to be treated as a REIT for U.S. federal income tax purposes. Furthermore, our board of directors may revise the targeted portfolio allocation from time to time, if it determines that a different portfolio composition is in our stockholders’ best interests.
We will target properties located in major metropolitan areas in the United States that have, in the opinion of the advisor and our board of directors, attractive investment dynamics for multifamily apartment owners. We do not intend to designate specific geographic allocations for the portfolio. Our advisor intends to target regions where it sees the best opportunities that support our investment objectives and will attempt to acquire multifamily apartment communities in diverse locations so that we are not overly concentrated in a single area (though we are not precluded from owning multiple properties in a particular area).
As of December 31, 2019, we own a multifamily community in West Palm Beach, Florida, have issued a B Note secured by a deed of trust on a multifamily development project in Allen, Texas, have made a preferred equity investment in a multifamily development project in Ybor City, Florida and have entered into an agreement to make a preferred equity investment in a multifamily development project in Denver, Colorado.
Borrowing Policies. We intend to finance the purchase of multifamily apartment communities with proceeds of the Offering and the Private Offering and loans obtained from third-party lenders. We anticipate the use of moderate leverage to enhance total cash flow to our stockholders. We will target an aggregate loan-to-cost or loan-to-value ratio of 45% to 65% at the REIT level; provided, however, that we may obtain financing that is less than or exceeds such ratio in the discretion of our board of directors if the board of directors deems it to be in our best interest to obtain such financing. Although there is no limit on the amount we can borrow to acquire a single real estate investment, we may not leverage our assets with debt financing such that our borrowings are in excess of 300% of our net assets, unless a majority of our conflicts committee finds substantial justification for borrowing a greater amount and such excess borrowings are disclosed in our next quarterly report, along with the conflicts committee’s justification for such excess. Examples of such a substantial justification include obtaining funds for the following: (i) to repay existing obligations, (ii) to pay sufficient distributions to maintain REIT status, or (iii) to buy an asset where an exceptional acquisition opportunity presents itself and the terms of the debt agreement and the nature of the asset are such that the debt does not increase the risk that we would become unable to meet our financial obligations as they became due. We anticipate that all financing obtained to acquire stabilized multifamily apartment communities will be non-recourse to our operating partnership and us (however, it is possible that some of these loans will require us to enter into guaranties with respect to certain non-recourse carve-outs). We may obtain recourse debt in connection with certain development transactions.
We may obtain a line of credit or other financing that will be secured by one or more of our assets. We may use the proceeds from any line of credit or financing to bridge the acquisition of, or acquire, multifamily apartment communities and multifamily real estate-related assets if our board of directors determines that we require such funds to acquire the multifamily apartment communities or real estate-related assets. On May 30, 2019, we entered into a Master Credit Facility Agreement with Berkadia Commercial Mortgage, LLC (the “Credit Facility”) and obtained an advance secured against Cottonwood West Palm in the amount of $35,995,000. In addition, we have launched the Private Offering pursuant to which may issue up to $50,000 in shares of Series 2019 Preferred Stock which have fixed redemption date and is classified as a liability on the consolidated balance sheet. As of December 31, 2019, we had issued 119,800 Series 2019 Preferred Stock.
Disposition Policies. Our advisor will underwrite long-term hold periods for our investments (generally, five to ten years for stabilized operating communities and equity investments in developments, and three to four years for preferred equity or mezzanine debt investments). Our advisor will seek to avoid investment return profiles for stabilized multifamily apartment communities that depend primarily on significant appreciation, and will evaluate development opportunities that align with the overall strategic objectives of our business. We believe that holding our target assets for a long period of time will enable us to execute our business plan, generate stable cash-on-cash returns and drive long-term cash flow and net asset value growth.
From time to time, at the discretion of our board of directors and advisor, we may elect to sell an investment before the end of its underwritten hold period if our advisor believes that will maximize value for us. Our advisor and property manager will closely monitor market conditions and any decision to sell an investment (earlier or later than, or in-line with, underwritten expectations) will depend on a variety of factors. For example, the hold period may be influenced by events such as an anticipated change in the regulatory landscape in the jurisdiction in which the investment is located or an unfavorable expected shift in the investment’s sub-market that may limit future potential upside for the investment. Similarly, the current value or status of the investment’s business plan may influence an investment’s hold period. For example, the advisor may consider current market values relative to underwritten values as well as the opportunity cost of selling the investment immediately or holding the investment for a longer period of time relative to the status of any value creation plan that was established at acquisition.
Liquidation Policy. We currently anticipate holding and managing our investments until August 13, 2028 at the latest. Our charter requires that if we do not list our shares of common stock on a national securities exchange by August 13, 2028, we must either seek stockholder approval of the liquidation of the company; or postpone the decision of whether to liquidate the company if a majority of the board of directors determines that liquidation is not then in the best interests of our stockholders.
We are not, however, required to provide our stockholders a liquidity event by a specified date or at all. If a majority of the board of directors does determine that liquidation is not then in the best interests of our stockholders, our charter requires that the board of directors revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the board of directors again determined that liquidation would not be in the best interest of our stockholders. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and would not require the board of directors to revisit the issue of liquidation, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our assets. The precise timing of such sales would take into account the prevailing real estate and finance markets, the economic conditions in the submarkets where our properties are located and the debt markets generally as well as the federal income tax consequences to our stockholders.
Allocation Policy. We rely on our advisor to identify suitable investments. Many investment opportunities that are suitable for us may also be suitable for Cottonwood Residential O.P., LP and Cottonwood Residential II, Inc. or other programs sponsored by such persons and affiliates of such persons.
It is the intent of our advisor and us that, our advisor and its affiliates will allocate potential investments between us and other entities that are sponsored by our advisor and its affiliates in a manner designed to meet each entity’s investment objectives by considering the investment portfolios of each entity, the cash available for investment by each entity and diversification objectives.
Policies Regarding Operating Expenses. Commencing upon the earlier to occur of four full fiscal quarters after (i) the acquisition of our first real estate investment, or (ii) six months after the commencement of the Offering, we are required to limit our total operating expenses to the greater of 2% of our average invested assets or 25% of our net income for the four most recently completed fiscal quarters, as these terms are defined in our charter, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. For the four consecutive quarters ended December 31, 2019, total operating expenses represented approximately 5% and 345.2% of our average invested assets and our net loss, respectively.

Our Policy Regarding Transactions with Related Persons
Our charter requires the conflicts committee to review and approve all transactions between us and our advisor, and any of our officers or directors or any of their affiliates. Prior to entering into a transaction with a related party, a majority of the board of directors (including a majority of the conflicts committee) not otherwise interested in the transaction must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Conduct and Ethics lists examples of types of transactions with related parties that would create prohibited conflicts of interest and requires our officers and directors to be conscientious of actual and potential conflicts of interest with respect to our interests and to seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. Our executive officers and directors are required to report potential and actual conflicts to the Compliance Officer, currently our Chief Legal Officer, or directly to the audit committee chair, as appropriate.
Certain Transactions with Related Persons
The conflicts committee has reviewed the material transactions between our affiliates and us since the beginning of the Offering in August 2018 as well as any such currently proposed material transactions. The following describes all transactions during the fiscal year ended December 31, 2019 and currently proposed transactions involving us, our directors, our sponsor or advisor or any of their affiliates and the conflicts committee’s report on their fairness.
As further described below, we have entered into agreements with certain affiliates pursuant to which they provide services to us. Cottonwood Residential II, Inc. acts as our sponsor and is managed by its board of directors, three of the five members of which are Daniel Shaeffer, Chad Christensen, and Gregg Christensen. Daniel Shaeffer and Chad Christensen are our affiliated directors and Gregg Christensen is one of our executive officers. Cottonwood Communities Management, LLC (“CC Management”), our advisor through February 28, 2019 and our property manager, is wholly owned by Cottonwood Capital Management, Inc. (“Cottonwood Capital Management”), an indirect wholly owned subsidiary of Cottonwood Residential O.P., LP (“CROP”), the operating partnership of our sponsor. Effective March 1, 2019, following the restructuring by our sponsor of the entity through which we receive our advisory services (as described in additional detail below under “Restructuring of Our Advisor”), CC Advisors III, LLC (“CC Advisors III”), acts as our advisor. CC Advisors III is indirectly owned by Cottonwood Capital Management and two entities in which all of our officers and affiliated directors have an ownership interest.
Advisory Agreement
Our advisor provides day-to-day management of our business. Among the services provided by our advisor under the terms of the advisory agreement are the following:
•	finding, presenting and recommending investment opportunities to us consistent with our investment policies and objectives;
•	making certain real estate-related debt investment decisions for us, subject to the limitations in our charter and the direction and oversight of our board of directors;
•	structuring the terms and conditions of our investments, sales and joint ventures;
•	acquiring properties and other investments on our behalf in compliance with our investment objectives and policies;
•	arranging for financing and refinancing of properties and our other investments;
•	entering into leases and service contracts for our real properties;
•	supervising and evaluating each loan servicer’s and property manager’s performance;
•	reviewing and analyzing the operating and capital budgets of properties underlying our investments and properties we may acquire;
•	entering into servicing contracts for our loans;
•	assisting us in obtaining insurance;
•	generating an annual budget for us;
•	reviewing and analyzing financial information for each of our assets and the overall portfolio;

•
formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of our properties and other investments;

•	performing investor-relations services;
•	maintaining our accounting and other records and assisting us in filing all reports required to be filed with the SEC, the IRS and other regulatory agencies;
•	engaging and supervising the performance of our agents, including our registrar and transfer
•	performing any other services reasonably requested by us.
Our advisor is subject to the supervision of the board of directors and only has such authority as we may delegate to it as our agent. We entered the advisory agreement on August 13, 2018. On March 28, 2019, we amended the advisory agreement to remove the provision of property management services as described below under “Restructuring of Our Advisor.” Under the terms of the advisory agreement, we pay the following fees to our advisor.
Contingent Acquisition Fee. After our common stockholders have received, together as a collective group, aggregate distributions sufficient to provide a return of their invested capital, plus a cumulative, noncompounded annual return on their investment (the “Required Return”), the advisor will receive a contingent acquisition fee that is a percentage of the cost of investments acquired or originated by us, or the amount to be funded by us to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments plus significant capital expenditures related to the development, construction or improvement of the investment as follows: 1% contingent acquisition fee if stockholders receive a 6% Required Return; and 2% additional contingent acquisition fee if stockholders receive a 13% Required Return.
If the advisor is terminated within the first ten years of operations for any reason other than the advisor’s fraud, willful misconduct or gross negligence, the advisor will receive a 3% contingent acquisition fee.
No contingent acquisition fees were incurred for the years ended December 31, 2019 and 2018.
Acquisition Expense Reimbursement. Subject to limitations in the charter, the advisor will be reimbursed for all out-of-pocket expenses incurred in connection with the selection and acquisition of real estate assets, whether or not the acquisition is consummated. Acquisition expenses reimbursed to our advisor during the years ended December 31, 2019 and 2018 were not significant, as we have generally incurred and paid such expenses directly.
Contingent Financing Fee. After our common stockholders have received, together as a collective group, aggregate distributions sufficient to provide a return of their invested capital plus a Required Return of 13%, our advisor will receive a contingent financing fee of 1% of the original principal amount of any financing obtained or assumed by us. Notwithstanding the foregoing, if our advisor is terminated within the first ten years of our operations for any reason other than the advisor’s fraud, willful misconduct or gross negligence, the payment of the contingent financing fee will be immediately due and payable. No contingent financing fees were incurred for the years ended December 31, 2019 and 2018.
Asset Management Fee. The advisor will receive an annual asset management fee, paid monthly, of 1.25% of the gross book value of our assets prior to establishment of net asset value. The advisor will receive an annual asset management fee of 1.25% of gross asset value thereafter. We incurred asset management fees of $811,395 for the year ended December 31, 2019. Our advisor has agreed to waive its asset management fee each month in an amount equivalent to the 6.0% discount provided to those who purchase Class A shares through certain distribution channels as specified in the prospectus for the Offering. This is to ensure that we receive proceeds equivalent to those received for sales of shares outside of these channels. As a result, the asset management fee waived by our advisor for the year ended December 31, 2019 was $409,803. No asset management fees were incurred for the year ended December 31, 2018.
Other Fees and Reimbursable Expenses. We will reimburse the advisor or its affiliates for all actual expenses paid or incurred by the advisor or its affiliates in connection with the services provided to us; provided, however, that we will not reimburse the advisor or its affiliates for salaries, wages and related benefits of personnel who perform investment advisory services for us or serve as our executive officers. In addition, subject to the approval of the board of directors we may reimburse the advisor or its affiliates for costs and fees associated with providing services to us that we would otherwise engage a third party to provide. Reimbursable company operating expenses were $541,652 for the year ended December 31, 2019. There were no reimbursable company operating expenses for the year ended December 31, 2018.
The conflicts committee considers our relationship with our advisor to be fair. The conflicts committee believes that the amounts payable to our advisor under the advisory agreement are similar to those paid by other similarly structured, externally advised REITs and that this compensation is necessary in order for our advisor to provide the desired level of services to us and our stockholders.
Property Management Agreement
For property management services, we paid Cottonwood Communities Management, our advisor and property manager through February 28, 2019 and our current property manager following the restructuring of our advisor as described below, a property management fee in an amount up to 3.5% of the annual gross revenues of the multifamily apartment communities that it manages for us. A majority of the board of directors, including a majority of the conflicts committee has approved the form of property management agreement with our property manager as being fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. The conflicts committee believes that these arrangements with Cottonwood Communities Management are fair. We incurred property management fees of $97,877 for the year ended December 31, 2019. No property management fees were incurred in 2018.
Promotional Interest
An affiliate of our advisor, Cottonwood Communities Advisors Promote, LLC (“CC Advisors Promote”) will receive a promotional interest equal to 15% of net income and cash distributions from the Operating Partnership after our stockholders, together as a collective group, receive aggregate distributions sufficient to provide a return of their capital, plus a 6% cumulative, noncompounded annual return on their capital. In addition, CC Advisors Promote will be entitled to a separate one-time payment upon (1) the listing of our common stock on a national securities exchange or (2) the occurrence of certain events that result in the termination or non-renewal of the advisory agreement, in each case for an amount that CC Advisors Promote would have been entitled to receive, as described above, if the Operating Partnership had disposed of all of its assets at the market value of the shares of common stock as of the date of the event triggering the payment. If the event triggering the payment is the termination or non-renewal of the advisory agreement other than in connection with a liquidity event, the payment will be in the form of an interest-bearing promissory note that generally will not be paid until stockholders have received the return contemplated above.
Previously this promotional interest was held by Cottonwood Communities Investor, LLC (“CC Investor”), the sole limited partner in the Operating Partnership. In connection with the restructuring of our advisor, as described below, CC Investor transferred this promotional interest to CROP who in turn transferred the interest to CC Advisor Promote effective March 1, 2019. CC Investor will not be required to make any capital contributions to the Operating Partnership to obtain the promotional interest. The conflicts committee believes the promotional interest is fair as it provides an appropriate incentive for our advisor and its affiliates to achieve our investment objectives.
Restructuring of Our Advisor
On March 28, 2019, we entered various amendments to existing agreements and new agreements with our advisor and property manager, CC Management, and its affiliates, as a result of the determination by our sponsor to restructure the ownership of the entity that provides our advisory services. Effective March 1, 2019, our advisory services are provided by a recently formed affiliate of our sponsor, CC Advisors III. Property management services will continue to be provided by CC Management under separate property management agreements to be entered at the time we acquire a property. In addition, a new entity, CC Advisors Promote owns the promotional interest in us previously held by CC Investor.
In order to implement these restructuring changes, we entered the following agreements: First Amendment to the Advisory Agreement, among us, CC Management and the Operating Partnership (the “Advisory Agreement Amendment”); First Amendment to the Three-Party Agreement among us, CC Management, and the Operating Partnership (the “Three-Party Agreement Amendment”); and Three-Party Agreement (Property Management) among us, CC Management and the Operating Partnership (the “Three-Party Agreement (Property Management)”). The

Advisory Agreement Amendment removed property management services from the advisory agreement so that property management services remain with CC Management and the advisory agreement and related external advisory services could be transferred to CC Advisors III. The Three-Party Agreement Amendment and the Three- Party Agreement (Property Management) reflect changes necessary to address the fact that advisory services and property management will be provided by separate entities going forward. We have since entered a new Advisory Agreement dated August 13, 2019 with CC Advisors III and an Amended and Restated Three-Party Agreement with CC Advisors III that incorporates the amendments entered in connection with the restructuring transaction.
In addition, as general partner of the Operating Partnership, we consented to the assignment of the promotional interest held by CC Investor, the sole limited partner of the Operating Partnership, to CROP and then to CC Advisors Promote. Finally, following the consent of the conflicts committee, we also entered into the Assignment of the Advisory Service Contracts among us, CC Management, Cottonwood Capital Management, Cottonwood Communities Advisors, LLC (“CC Advisors”) and CC Advisors III pursuant to which CC Management assigned and transferred all of its rights, obligations and interests in the advisory agreement, the three party agreement, and the dealer manager agreement to Cottonwood Capital Management; which in turn assigned and transferred all of its rights, obligations and interests in the agreements to CC Advisors; which in turn assigned and transferred all of its rights, obligations and interests in the agreements CC Advisors III. As a result, effective March 1, 2019, CC Advisors III will provide all of the services under the advisory agreement and will be responsible for the payment of all organization and offering expenses in the Offering (with the exception of costs associated with any equity incentive awards granted by us to registered persons associated with the dealer manager for the Offering),without reimbursement by us.
There are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.
The conflicts committee has determined that the policies set forth in this Report of the Conflicts Committee are in the best interest of our stockholders because they increase the likelihood of achieving our investment objectives.
March 25, 2020	The Conflicts Committee of the Board of Directors:
Gentry Jensen (Chairman), R. Brent Hardy, and John Lunt
Item 14.	Principal Accounting Fees and Services
Independent Auditors
During the years ended December 31, 2019 and 2018, KPMG LLP served as our independent auditor.
Audit and Non-Audit Fees
Aggregate fees that we were billed for the fiscal years ended December 31, 2019 and 2018 by our independent registered public accounting firm, KPMG, were as follows:
	For the Year Ended December 31,
	2019	2018
Audit fees(a)	$240,855	$146,377
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$240,855	$146,377
(a)	Audit fees include amounts billed to us related to annual financial statement audit work, quarterly financial statement reviews and review of SEC registration statements.
The Audit Committee of our Board of Directors was advised that there were no services provided by KPMG that were unrelated to the audit of the annual fiscal year-end financial statements and the review of interim financial statements that could impair KPMG from maintaining its independence as our independent auditor.
Audit Committee Pre-Approval Policies and Procedures
In order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence, the audit committee charter imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent registered public accounting firm, as well as all permitted non-audit services. In determining whether or not to pre-approve services, the audit committee considers whether the service is a permissible service under the rules and regulations promulgated by the SEC. The audit committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by our independent registered public accounting firm, provided any such approval is presented to and approved by the full audit committee at its next scheduled meeting.
All services rendered KPMG for the years ended December 31, 2019 and 2018 were pre-approved in accordance with the policies and procedures described above.
Part IV
Item 15.	Exhibits, Financial Statement Schedules
(a) (1) Financial Statements
See the accompanying Index to Financial Statement Schedule on page F-38.
(a) (2) Consolidated Financial Statement Schedules
None.
(a) (3) Exhibits
Exhibit Number	Exhibit Description
3.1	Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-11(No. 333-215272) filed June 27, 2018)
3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed December 22, 2016)
3.3	Articles Supplementary - Class A Common Stock (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed August 19, 2019)
3.4	Articles Supplementary - Class T Common Stock (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed August 19, 2019)
3.5	Articles of Amendment (incorporated by reference to Exhibit 3.3 to the Company's Current Report on Form 8-K filed August 19, 2019)
3.6	Articles Supplementary - Preferred Stock (incorporated by reference to Exhibit 3.6 to the Company’s Quarterly Report on Form 10-Q filed November 13, 2019)
4.1
Form of Subscription Agreement (incorporated by reference to Appendix A to the prospectus filed as part of the Company’s Pre-Effective Amendment no. 1 to its Post-Effective Amendment no. 3 on Form S-11 filed October 9, 2019)

4.2
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed June 27, 2018)

4.3	Amended and Restated Distribution Reinvestment Plan (incorporated by reference to Exhibit 4.5 to the Company's Quarterly Report on Form 10-Q filed August 13, 2019)
10.1
Advisory Agreement among Cottonwood Communities, Inc. and Cottonwood Communities O.P., LP and CC Advisors III, LLC dated August 13, 2019 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed November 13, 2019)

10.2
Dealer Manager Agreement by and among the Company, Cottonwood Communities Management, LLC and Orchard Securities, LLC dated August 13, 2018 (incorporated by reference to Exhibit 10.4 on Form 10-Q (No. 333-215272) filed September 26, 2018)

10.3
Amendment No. 1 to Dealer Manager Agreement by and among the Company, Cottonwood Communities Management, LLC and Orchard Securities, LLC dated March 18, 2019 (incorporated by reference to Exhibit 1.2 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed May 3, 2019)

Exhibit Number	Exhibit Description
10.4
Amended and Restated Dealer Manager Agreement (including the Form of Selected Dealer Agreement), by and among the Company, CC Advisors III, LLC and Orchard Securities, LLC, dated October 15, 2019 (incorporated by reference to Exhibit 1.1 to the Company's Current Report on Form 8-K filed October 16, 2019)

10.5	Managing Broker-Dealer Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed November 13, 2019)
10.6
Amended and Restated Three-Party Agreement, by and among the Company, Cottonwood Communities O.P., LP and CC Advisors III, LLC, dated October 14, 2019 (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed October 16, 2019)

10.7
Three-Party Agreement (Property Management) by and among the Company, Cottonwood Communities O.P., LP and Cottonwood Communities Management, LLC dated March 1, 2019 (incorporated by reference to Exhibit 10.2 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed May 3, 2019)

10.8	Agreement of Limited Partnership of Cottonwood Communities O.P., LP dated August 13, 2018 (incorporated by reference to Exhibit 10.3 on Form 10-Q (No. 333-215272) filed September 26, 2018)
10.9
First Amendment to Limited Partnership Agreement of Cottonwood Communities O.P., LP dated March 28, 2019 (incorporated by reference to Exhibit 10.5 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed May 3, 2019)

10.10
Second Amendment to the Limited Partnership Agreement of Cottonwood Communities O.P., LP (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed November 13, 2019)

10.11
Assignment of Promotional Interest by and among Cottonwood Residential O.P., LP, Cottonwood Communities Investor, LLC and Cottonwood Communities Advisors Promote, LLC dated March 1, 2019 (incorporated by reference to Exhibit 10.8 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed May 3, 2019)

10.12
Master Credit Facility Agreement by and between CC West Palm, LLC and Berkadia Commercial Mortgage, LLC dated May 30, 2019 (incorporated by reference to Exhibit 10.5 on Form 8-K (No. 333-215272) filed June 4, 2019)

10.13
Consolidated, Amended and Restated Multifamily Note by and between CC West Palm, LLC and Berkadia Commercial Mortgage, LLC dated May 30, 2019 (incorporated by reference to Exhibit 10.6 on Form 8-K (No. 333-215272) filed June 4, 2019)

10.14	Property Management Agreement (Luma) between CC West Palm, LLC and Cottonwood Communities Management, LLC effective as of May 30, 2019
21.1*	Subsidiaries of the Company
31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1*	Certification of Chief Executive Officer pursuant to 18 U.S.C. 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002
32.2*	Certification of Chief Financial Officer pursuant to 18 U.S.C. 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002
99.1	Share Repurchase Program (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed May 22, 2018)
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase
101.DEF*	XBRL Taxonomy Extension Definition Linkbase
101.LAB*	XBRL Taxonomy Extension Label Linkbase
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase
*	Filed herewith
Item 16.	Form 10-K Summary
None.

SIGNATURES
Pursuant to the requirements of Section 13 or Section 15(d ) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
COTTONWOOD COMMUNITIES, INC.

March 25, 2020	/s/ Enzio Cassinis
Date	Enzio Cassinis, Chief Executive Officer
(Principal Executive Officer)
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.
March 25, 2020	/s/ Adam Larson
Date	Adam Larson, Chief Financial Officer
(Principal Financial Officer)

March 25, 2020	/s/ Susan Hallenberg
Date	Susan Hallenberg, Chief Accounting Officer and Treasurer
(Principal Accounting Officer)

March 25, 2020	/s/ Enzio Cassinis
Date	Enzio Cassinis, Chief Executive Officer and President
(Principal Executive Officer)

March 25, 2020	/s/ Daniel Shaeffer
Date	Daniel Shaeffer, Chairman of the Board and Director

March 25, 2020	/s/ Chad Christensen
Date	Chad Christensen, Director

March 25, 2020	/s/ R. Brent Hardy
Date	R. Brent Hardy, Independent Director

March 25, 2020	/s/ Gentry Jensen
Date	Gentry Jensen, Independent Director

March 25, 2020	/s/ John Lunt
Date	John Lunt, Independent Director

SUPPLEMENTAL INFORMATION TO BE FURNISHED WITH REPORTS FILED PURSUANT TO SECTION 15(d) OF THE ACT BY REGISTRANTS WHICH HAVE NOT REGISTERED SECURITIES PURSUANT TO SECTION 12 OF THE ACT
In connection with our 2019 Annual Meeting of Stockholders, a proxy statement was delivered to more than ten of our stockholders and copies of such materials have been furnished to the SEC.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Cottonwood Communities, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Cottonwood Communities, Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/KPMG LLP
We have served as the Company’s auditor since 2016.
Denver, Colorado
March 25, 2020

Cottonwood Communities, Inc.
Consolidated Balance Sheets
	December 31,
	2019	2018
Assets
Real estate assets, net	$63,905,651	$—
Investment in unconsolidated real estate entity	4,961,868	—
Real estate note investment, net	2,059,309	—
Cash and cash equivalents	47,549,804	3,406,175
Restricted cash	192,190	—
Other assets	707,524	317,279
Total assets	119,376,346	3,723,454
Liabilities and equity
Liabilities
Credit facility, net	34,990,146	—
Preferred stock, net	809,478	—
Related party payables	287,561	128,617
Accounts payable, accrued expenses and other liabilities	992,689	29,146
Total liabilities	37,079,874	157,763
Commitments and contingencies (Note 12)
Stockholders' equity
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 8,851,759 and 366,654 shares issued and outstanding at December 31, 2019 and 2018, respectively	88,518	3,667
Additional paid-in capital	87,973,949	3,662,233
Accumulated distributions	(2,369,592)	—
Accumulated deficit	(3,396,403)	(100,209)
Total stockholders' equity	82,296,472	3,565,691
Total liabilities and stockholders' equity	$119,376,346	$3,723,454
See accompanying notes to consolidated financial statements

Cottonwood Communities, Inc.
Consolidated Statements of Operations
	Year Ended December 31,
	2019	2018
Revenues
Rental and other property revenues	$2,797,475	$—
Real estate note investment interest	44,777	—
Total revenues	2,842,252	—
Expenses
Property operations expense	1,428,925	—
Reimbursable operating expenses to related parties	541,652	—
Asset management fee to related party	811,395	—
Depreciation and amortization	2,738,190	—
General and administrative expenses	876,808	100,209
Total operating expenses	6,396,970	100,209
Other income (expense)
Equity in earnings of unconsolidated real estate entity	272,805	—
Interest income	492,542	—
Interest expense	(916,626)	—
Total other expense	(151,279)	—
Total expenses before asset management fee waiver	(6,548,249)	(100,209)
Asset management fee waived by Advisor	409,803	—
Net expenses after asset management fee waiver	(6,138,446)	(100,209)
Net loss	$(3,296,194)	$(100,209)

Weighted-average shares outstanding	4,711,343	32,053
Net loss per common share - basic and diluted	$(0.70)	$(3.13)
See accompanying notes to consolidated financial statements

Cottonwood Communities, Inc.
Consolidated Statements of Stockholders' Equity
	Common Stock		Additional Paid-In Capital	Accumulated Distributions	Accumulated Deficit	Total Equity
	Shares	Amount
Balance at December 31, 2017	20,000	$200	$199,800	$—	$—	$200,000
Issuance of common stock	346,654	3,467	3,462,433	—	—	3,465,900
Net loss	—	—	—	—	(100,209)	(100,209)
Balance at December 31, 2018	366,654	$3,667	$3,662,233	$—	$(100,209)	$3,565,691
Issuance of common stock	8,485,105	84,851	84,311,716	—	—	84,396,567
Distributions to investors	—	—	—	(2,369,592)	—	(2,369,592)
Net loss	—	—	—	—	(3,296,194)	(3,296,194)
Balance at December 31, 2019	8,851,759	$88,518	$87,973,949	$(2,369,592)	$(3,396,403)	$82,296,472
See accompanying notes to consolidated financial statements

Cottonwood Communities, Inc.
Consolidated Statements of Cash Flows
	For the Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(3,296,194)	$(100,209)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,738,190	—
Equity in earnings	(272,805)	—
Amortization of real estate note investment issuance cost	19,904	—
Amortization of debt issuance costs	62,248	—
Noncash interest expense on preferred stock	4,047	—
Changes in operating assets and liabilities:
Other assets	(5,153)	(61,279)
Related party payables	158,944	128,617
Accounts payable, accrued expenses and other liabilities	131,677	29,146
Net cash used in operating activities	(459,142)	(3,725)
Cash flows from investing activities:
Acquisition of real estate	(31,171,298)	—
Capital improvements to real estate	(190,488)	—
Investment in unconsolidated real estate entity	(4,689,063)	—
Issuance of real estate note investment including issuance costs	(2,079,213)	—
Net cash used in investing activities	(38,130,062)	—
Cash flows from financing activities:
Proceeds from issuance of preferred stock, net of issuance costs	805,431	—
Proceeds from issuance of common stock	83,722,064	3,209,900
Distributions to common stockholders	(1,602,472)	—
Net cash provided by financing activities	82,925,023	3,209,900
Net increase in cash and cash equivalents and restricted cash	44,335,819	3,206,175
Cash and cash equivalents and restricted cash, beginning of period	3,406,175	200,000
Cash and cash equivalents and restricted cash, end of period	$47,741,994	$3,406,175

Reconciliation of cash and cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$47,549,804	$3,406,175
Restricted cash	192,190	—
Total cash and cash equivalents and restricted cash	$47,741,994	$3,406,175

Supplemental disclosure of cash flow information:
Cash paid for interest	$726,949	$—

Supplemental disclosure of non-cash investing and financing activities:
Credit facility entered into in conjunction with acquisition of real estate	$35,995,000	$—
Assumption of liabilities in connection with acquisition of real estate	452,639	—
Proceeds receivable for issuance of common stock	528,900	256,000
Issuance of common stock through dividend reinvestment program	401,603	—
Common stock distributions declared but not yet paid	365,517	—
See accompanying notes to consolidated financial statements

Cottonwood Communities, Inc.
Notes to Consolidated Financial Statements
1. Organization and Business
Cottonwood Communities, Inc. (the “Company,” we,” “our,” or “us”) is a Maryland corporation formed on July 27, 2016 that intends to qualify as a real estate investment trust (“REIT”) beginning with the taxable year ending December 31, 2019. The Company is the sole general partner of Cottonwood Communities O.P., LP, a Delaware limited partnership (the “Operating Partnership”). Cottonwood Communities Investor, LLC, a wholly owned subsidiary of Cottonwood Residential O.P., LP (“CROP”), is the sole limited partner of the Operating Partnership. Unless the context indicates otherwise, the “Company,” “we,” “our” or “us” refers to Cottonwood Communities, Inc. and its consolidated subsidiaries, including the Operating Partnership. We were formed to invest in multifamily apartment communities and real estate related assets located throughout the United States. Substantially all of our business is conducted through the Operating Partnership.
We are offering $750,000,000 in shares in the Offering, consisting of $675,000,000 of shares of common stock offered in our primary offering and $75,000,000 in shares of common stock pursuant to the DRP Offering at a purchase price of $10.00 per share (with discounts available to certain categories of purchasers) in both the primary and DRP Offering. Common stock has two classes, Class A and Class T. The share classes have a different selling commission structure; however, these offering-related expenses are being paid by our advisor without reimbursement by us. We are offering to sell any combination of Class A and Class T common stock in the Offering, with a dollar value up to the maximum offering amount.
On November 8, 2019, we launched the Private Offering, a private placement offering exempt from registration under the Securities Act for which we are offering a maximum of $50,000,000 in shares of Series 2019 Preferred Stock to accredited investors at a purchase price of $10.00 per share. Offering-related expenses in the Private Offering are paid by us from gross offering proceeds.
We are externally managed and have no employees. From August 13, 2018 to March 1, 2019, Cottonwood Communities Management, LLC, an affiliate of CROP, acted as our advisor and our property manager. Effective March 1, 2019, CC Advisors III, LLC (our “advisor”), also an affiliate of CROP, became our advisor. Cottonwood Communities Management, LLC (our “property manager”) continues to act as property manager for our multifamily apartment communities.
As of December 31, 2019, we have raised $1,198,000 and $88,062,000 of Series 2019 Preferred Stock and common stock, respectively. We own a multifamily apartment community in West Palm Beach, Florida, have issued a B Note secured by a deed of trust on a multifamily development project in Allen, Texas, have made a preferred equity investment in a multifamily development project in Ybor City, Florida, and have entered into an agreement to provide a preferred equity investment in an entity that has purchased and intends to develop a parcel of land in Denver, Colorado (see Note 12).
Subsequent to December 31, 2019, and as described in Note 14, we have entered into a purchase and sale agreement to acquire a multifamily apartment community in the Greater Boston area.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of management, the accompanying consolidated financial statements contain all adjustments and eliminations, consisting only of normal recurring adjustments necessary for a fair presentation in conformity with GAAP.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Investments in Real Estate
In accordance with the guidance for business combinations, we determine whether the acquisition of a property qualifies as a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the property acquired does not constitute a business, we account for the transaction as an asset acquisition. When substantially all of the fair value of the gross assets to be acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the asset or set of assets is not a business. All property acquisitions to date have been accounted for as asset acquisitions.
We account for asset acquisitions by allocating the total cost to the individual assets acquired and liabilities assumed on a relative fair value basis. Transaction costs associated with the acquisition of a property are capitalized as incurred and are allocated to land, building, furniture, fixtures and equipment and intangible assets on a relative fair value basis. Real estate assets and liabilities include land, building, furniture, fixtures and equipment, other personal property, in-place lease intangibles and debt. The fair values are determined using methods similar to those used by independent appraisers, and include using replacement cost estimates less depreciation, discounted cash flows, market comparisons, and direct capitalization of net operating income.
Real Estate Assets, Net
We state real estate assets at cost, less accumulated depreciation and amortization. We capitalize costs related to the development, construction, improvement, and significant renovation of properties, which include capital replacements such as scheduled carpet replacement, new roofs, HVAC units, plumbing, concrete, masonry and other paving, pools and various exterior building improvements.
We compute depreciation on a straight-line basis over the estimated useful lives of the related assets. Intangible assets are amortized to depreciation and amortization over the remaining lease term. The useful lives of our real estate assets are as follows (in years):
Land improvements	5-15
Buildings	30
Building improvements	5-15
Furniture, fixtures and equipment	5-15
Intangible assets	Over lease term
We expense ordinary maintenance and repairs to operations as incurred. We capitalize significant renovations and improvements that improve and/or extend the useful life of an asset and amortize over their estimated useful life, generally five to 15 years.
Impairment of long-lived assets
Long-lived assets include real estate assets, acquired intangible assets, and real estate note investments. Intangible assets are amortized on a straight-line basis over their estimated useful lives. On an annual basis, we assess potential impairment indicators of long-lived assets. We also review for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Indicators that may cause an impairment review include, but are not limited to, significant under-performance relative to historical or projected future operating results and significant market or economic trends. When we determine the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators, we determine recoverability by comparing the carrying amount of the asset to the net future undiscounted cash flows the asset is expected to generate. We recognize, if appropriate, an impairment charge equal to the amount by which the carrying amount exceeds the fair value of the asset.
Investment in Unconsolidated Real Estate Entity
Real estate investments where we have significant noncontrolling influence are accounted for under the equity method. Our equity method investment in an unconsolidated real estate entity is recorded at cost, adjusted for our share of equity in earnings for each period, and reduced by distributions.

We assess potential impairment of investments in unconsolidated real estate entities whenever events or changes in circumstances indicate that the fair value of the investment is less than its carrying value. To the extent impairment has occurred, and is not considered temporary, the impairment is measured as the excess of the carrying amount of the investment over the fair value of the investment. No impairment losses were recognized for the year ended December 31, 2019 related to the Company's investment in an unconsolidated real estate entity.
Evaluation of Acquisition, Construction and Development Investments
We evaluate our note investments at the time of origination to determine whether these arrangements represent, in economic substance, an investment in real estate or a loan using the guidance for acquisition, development, and construction (“ADC”) arrangements. This includes evaluating the risks and rewards of each arrangement and the characteristics of an owner of real estate versus those of a lender.
Real Estate Note Investment
We carry our real estate note investment at amortized cost with an assessment made for impairment in the event recoverability of the principal amount becomes doubtful. If, upon testing for impairment, the fair value result of the real estate note investment or its collateral is lower than the carrying amount of the note, an allowance is recorded to lower the carrying amount to fair value, with a loss recorded in earnings. The amortized cost of our real estate note investment on the consolidated balance sheets consists of drawn amounts on the notes, net of unamortized costs and fees directly associated with the origination of the note. Costs we incur associated with originating real estate note investments are deferred and amortized on a straight-line basis, which approximates the effective interest method, over the term of the corresponding real estate note investment as an adjustment to interest income and are reflected on our consolidated statements of operations as real estate note investment interest. Interest income on our real estate note investment is recognized on an accrual basis over the life of the note and is being collected monthly.
Cash and Cash Equivalents
We consider all cash on deposit, money market funds and short-term investments with original maturities of three months or less to be cash and cash equivalents. Cash and cash equivalents consist of amounts the Company has on deposit with major commercial financial institutions.
Restricted Cash
Restricted cash includes residents' security deposits, utility deposits, and escrow deposits held by the lender for property related items.
Preferred Stock
Series 2019 Preferred Stock is described in Note 8. The instrument is classified as a liability on the consolidated balance sheet due to the mandatory redemption feature of the instrument on a fixed date for a fixed amount. Preferred stock distributions are recorded as interest expense.
Debt Financing Costs
Debt financing costs are presented as a direct deduction from the carrying amount of the associated liability, which includes our credit facility and preferred stock. Debt financing costs are amortized over the life of the related liability through interest expense.
Rental and Other Property Revenues
Revenue related to leases is recognized on an accrual basis when due from residents. Rental payments are generally due on a monthly basis and recognized on a straight-line basis over the noncancellable lease term because collection of the lease payments was probable at lease commencement.
Our leases with residents may also provide that the resident reimburse us for certain costs, primarily the resident’s share of utilities expenses, incurred by the apartment community. These services represent non-lease components in a contract as we transfer a service to the lessee other than the right to use the underlying asset. We have elected the practical expedient under the GAAP leasing standard to not separate lease and non-lease components from our lease contracts as the timing and pattern of revenue recognition for the non-lease component and related lease component are the same and the combined single lease component would be classified as an operating lease.
Income Taxes
We intend to qualify as a REIT and to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, beginning with the year ending December 31, 2019.
To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our taxable income to our stockholders. As a REIT, we generally are not subject to federal corporate income tax on that portion of our taxable income that is currently distributed to stockholders.
If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants relief under certain statutory provisions. Such an event could materially and adversely affect our net income and net cash available for distribution to stockholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.
Organization and Offering Costs
Organization costs include all expenses incurred in connection with our formation, including but not limited to legal fees and other costs to incorporate the Company. Offering costs include all expenses incurred in connection with any offering of our shares, including legal, accounting, printing, mailing and filing fees, escrow charges and transfer agent fees, dealer manager fees and selling commissions. All organization and offering costs in connection with the Offering are paid by our advisor. We will not incur any liability for or reimburse our advisor for any of these organizational and offering costs related to the Offering. As of December 31, 2019, organization and offering costs incurred by our advisor in connection with the Offering were approximately $10,104,000. Organization and offering costs for the Private Offering are borne by us. As of December 31, 2019, organization and offering costs incurred by us in connection with the Private Offering were approximately $393,000.
3. Real Estate Assets, Net
The following table summarizes the carrying amounts of our consolidated real estate assets:
December 31, 2019
Building and building improvements	$52,466,583
Land and land improvements	10,658,155
Furniture, fixtures and equipment	2,015,778
Intangible assets	1,503,325
66,643,841
Less: Accumulated depreciation and amortization	(2,738,190)
Real estate assets, net	$63,905,651
We had no real estate assets as of December 31, 2018.
Asset acquisitions
On May 30, 2019, we acquired Cottonwood West Palm (formerly “Luma at West Palm Beach”), a multifamily community in West Palm Beach, Florida for $66,923,500. Acquired assets and liabilities were recorded at relative fair value as an asset acquisition (Note 2).
The following table summarizes the purchase price allocation of the real estate assets acquired during the year ended December 31, 2019:
	Allocated Amounts
Property	Building	Land	Land Improvements	Personal Property	Intangible	Total
Cottonwood West Palm	$52,276,096	$9,379,895	$1,278,260	$2,015,778	$1,503,325	$66,453,354

The weighted-average amortization period for the intangible lease assets acquired in connection with the Cottonwood West Palm acquisition was 0.5 years. As such, the intangible lease assets acquired from the Cottonwood West Palm acquisition have been fully amortized by December 31, 2019.
Approximately $190,000 of building improvements were capitalized subsequent to the acquisition of Cottonwood West Palm.
4. Investment in Unconsolidated Real Estate
Lector85 Investment
At December 31, 2019, we had issued approximately $4,689,000 of our $9,900,000 preferred equity investment (the “Lector 85 Investment”) in a joint venture with Milhaus, LLC (“Milhaus”). Milhaus is using the Lector85 Investment, a $34,000,000 construction loan and equity of $9,300,000 to develop Lector85, a 254-unit multifamily project in Ybor City, Florida that includes retail space. The Lector85 Investment is being drawn in stages as needed throughout the construction of the project.
The primary terms of the Lector85 Investment are:
Preferred Return(1)	Latest Redemption Date(2)
13%	August 15, 2024
(1)
Rate will be reduced to an annualized rate of 10% upon either project stabilization, or one year following receipt of the project’s final certificate of occupancy, (whichever occurs later) and subject to satisfaction of loan-to-value and debt service coverage ratio covenants.

(2)
Subject to one twelve-month extension option, the Lector85 Investment cannot be redeemed earlier than two years after the receipt of all temporary certificate of occupancies. After that, it must be redeemed no later than the earlier of (i) the payment in full of the construction loan or (ii) the construction loan maturity date, which is August 15, 2022, subject to a two year extension option.

The investment also has a special preferred return of $200,000 to be paid upon redemption.
The Lector85 Investment is accounted for under the equity method of accounting. Equity in earnings for our Lector85 Investment is determined under the hypothetical liquidation book value (“HLBV”) method, where income is recorded based on changes in what would be received should the entity liquidate all of its assets (as valued in accordance with GAAP) and distribute the resulting proceeds to its creditors and investors based on the contractually defined liquidation priorities. The HLBV method is a balance sheet focused approach commonly applied to equity investments where cash distribution percentages vary at different points in time and are not directly linked to an equity holder’s ownership percentage.
Our equity investment agreement for the Lector85 Investment has liquidation rights and priorities that are sufficiently different from the ownership percentages such that the HLBV method was deemed appropriate. The difference between the calculated liquidated distribution amounts at the beginning and the end of the reporting period, after adjusting for capital contributions and distributions, is used to derive our share of income or loss from the equity investment for the period. Equity in earnings from the Lector85 Investment was $272,805 for the year ended December 31, 2019.
5. Real Estate Note Investment
Dolce B-Note
At December 31, 2019, we had issued approximately $1,794,000 of a $10,000,000 B note to a developer (the “Dolce B Note”). The developer is using the proceeds from the Dolce B Note, additional financing in the amount of $45,500,000 (the “Dolce A Note”) and $17,900,000 in common equity to develop Dolce Twin Creeks, Phase II, a 366-unit multifamily project in Allen Texas that includes medical office space. The Dolce B Note is being drawn in stages as needed throughout the construction of the project. The primary terms of the Dolce B Note are:
Annual Interest	Interest Floor	Maturity
9.5% + 1-mo libor	12%	December 31, 2021
The developer is required to make monthly interest only payments with principal due at maturity, with two six month extension options. Prepayment is permitted in whole but not in part subject to certain prepayment fees, with certain exceptions.

Net interest income from the Dolce B Notes was $44,777 for the year ended December 31, 2019. No allowance was recorded on the Dolce B Note for the year ended December 31, 2019.
6. Credit Facility
On May 30, 2019, we entered into a Master Credit Facility Agreement with Berkadia Commercial Mortgage, LLC (the “Credit Facility”) and obtained an advance secured against Cottonwood West Palm in the amount of $35,995,000. The advance carries an interest-only term of 10 years and bears a fixed interest rate of 3.93%. We have the right to prepay all or a portion of the Facility at any time subject to certain fees and conditions contained in the loan documents. The Credit Facility is presented net of the origination fees that were incurred to obtain the financing.
We may finance other future acquisitions through the Credit Facility. The aggregate loan-to-value ratio for all advances made cannot exceed 65% at the time any advance is made. There is no limit on the amount that we can borrow so long as we maintain loan-to-value ratio and other requirements as set forth in the agreement. Each advance will be cross-collateralized with the other advances. We are permitted to sell the multifamily apartment communities that are secured by the Credit Facility individually, provided that certain debt coverage ratios and other requirements are met. We are in compliance with all debt covenants as of December 31, 2019.
7. Fair Value of Financial Instruments
We estimate the fair value of our financial instruments using available market information and valuation methodologies we believe to be appropriate. As of December 31, 2019, the fair values of cash and cash equivalents, restricted cash, other assets, related party payables, and accounts payable, accrued expenses and other liabilities approximate their carrying values due to the short-term nature of these instruments.
Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability. Fair value measurements are categorized into one of three levels of the fair value hierarchy based on the lowest level of significant input used. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Considerable judgment and a high degree of subjectivity are involved in developing these estimates. These estimates may differ from the actual amounts that we could realize upon settlement.
The fair value hierarchy is as follows:
Level 1 - Quoted (unadjusted) prices in active markets for identical assets or liabilities.
Level 2 - Other observable inputs, either directly or indirectly, other than quoted prices included in Level 1, including:
•	Quoted prices for similar assets/liabilities in active markets;
•	Quoted prices for identical or similar assets/liabilities in non-active markets (e.g., few transactions, limited information, non-current prices, high variability over time);
•	Inputs other than quoted prices that are observable for the asset/liability (e.g., interest rates, yield curves, volatilities, default rates); and
•	Inputs that are derived principally from or corroborated by other observable market data.
Level 3 - Unobservable inputs that cannot be corroborated by observable market data.

The table below includes the carrying value and fair value for our financial instruments for which it is practicable to estimate fair value:
	As of December 31, 2019		As of December 31, 2018
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Asset:
Real estate note investment	$1,793,771	$1,793,771	$—	$—

Financial Liability:
Credit Facility	$35,995,000	$37,410,000	$—	$—
Series 2019 Preferred Stock	$1,198,000	$1,198,000	$—	$—
Our real estate note investment, Credit Facility and preferred stock are categorized as Level 3 in the fair value hierarchy.
8. Preferred Stock
The Series 2019 Preferred Stock receives a fixed preferred dividend based on a cumulative, but not compounded, annual return of 5.5% (based on $10.00 per share), has a fixed redemption date and is classified as a liability on the consolidated balance sheets. We have the option to extend redemption of preferred stock for two one-year extension periods, subject to an increase in the preferred dividend rate. We can also redeem the preferred stock early for cash at $10.00 per share plus all accrued and unpaid dividends beginning on January 1, 2022 or upon the occurrence of certain special events. Dividends to preferred stockholders are classified as interest expense on the consolidated statement of operations. Information on the outstanding series of preferred stock are as follows:
	Dividend Rate	Extension Dividend Rate	Redemption Date	Shares Outstanding at December 31, 2019	Dividends for the Year Ended December 31, 2019
Series 2019 Preferred Stock	5.5%	6.0%	December 31, 2023	119,800	$1,569
The Series 2019 Preferred Stock ranks senior to common stock with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the company.
9. Stockholders' Equity
Our charter authorizes the issuance of up to 1,100,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock at $0.01 par value per share and 100,000,000 are designated as preferred stock at $0.01 par value per share.
Common Stock
Effective August 13, 2019, we established two classes of common stock by designating 500,000,000 shares of common stock as Class A and 500,000,000 shares of common stock as Class T. In addition, on August 13, 2019, the currently issued and outstanding shares of common stock were renamed as Class A common stock. Both classes have identical rights and privileges. Holders of our Class A and Class T common stock are entitled to receive such distributions as may be declared from time to time by our board of directors out of legally available funds, subject to any preferential rights of outstanding preferred stock. With respect to each authorized and declared distribution, each outstanding share of common stock shall be entitled to receive the same amount. Stockholders are also entitled to one vote per share on all matters submitted to a vote, including the election of directors. As of December 31, 2019, we had outstanding Class A shares of 8,851,759, which includes 20,000 shares owned by CROP and 40,160 issued through our distribution reinvestment program. No Class T shares were issued and outstanding as of December 31, 2019.
Preferred Stock
The board of directors is authorized, without approval of common stockholders, to provide for the issuance of preferred stock, in one or more classes or series, with such rights, preferences and privileges as the board of directors approves. Effective November 8, 2019, we classified and designated 5,000,000 shares of our authorized but unissued preferred stock as shares of Series 2019 Preferred Stock. The Series 2019 Preferred Stock ranks senior to common stock with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the company. Holders of our Series 2019 Preferred Stock have no voting rights. See Note 8 for additional information regarding these shares.
Common Stock Distributions
Distributions on our common stock are determined by the board of directors based on our financial condition and other relevant factors. Common stockholders may choose to receive cash distributions or purchase additional shares through our distribution reinvestment plan. We have paid distributions from offering proceeds and from cash flows from operations, and we may continue to fund distributions with offering proceeds. For the year ended December 31, 2019, we paid aggregate distributions of $2,004,075, including $1,602,472 distributions paid in cash and $401,603 of distributions reinvested through our distribution reinvestment plan. Accrued distributions declared but not yet paid as December 31, 2019 were $365,517. Distributions were $0.50 per common share for the year ended December 31, 2019.
For the year ended December 31, 2019, 100% (unaudited) of distributions to stockholders were reported as a return of capital or, to the extent they exceed a stockholder’s adjusted tax basis, as gains from the sale or exchange of property.
10. Related-Party Transactions
Advisory Agreement
Our advisor is responsible for making decisions related to the structuring, acquisition, management, financing and disposition of our assets in accordance with our investment objectives, guidelines, policies and limitations. Our advisor also manages day-to-day operations, retains property managers, and performs other duties. These activities are all subject to oversight by our board of directors. Per the terms of our advisory agreement, our advisor is entitled to receive the fees for these services which are mentioned below.
Asset Management Fee
Our advisor receives an annual asset management fee, paid monthly, in an amount equal to 1.25% of gross assets, as defined in the advisory agreement, as of the last day of the prior month. We incurred asset management fees of $811,395 for the year ended December 31, 2019. No asset management fees were incurred for the year ended December 30, 2018. Our advisor has agreed to waive its asset management fee each month in an amount equivalent to the 6.0% discount provided to those who purchase Class A shares through certain distribution channels as specified in the prospectus for the Offering. This is to ensure that we receive proceeds equivalent to those received for sales of shares outside of these channels. As a result, the asset management fee waived by our advisor for the year ended December 31, 2019 was $409,803.
Contingent Acquisition Fee
After common stockholders have received, or are deemed to have received (with respect to a merger or a listing), together as a collective group, aggregate distributions sufficient to provide a return of their invested capital, plus a cumulative, noncompounded annual return on their investment (a “Required Return”), our advisor will receive a contingent acquisition fee from us that is a percentage of the cost of investments acquired or originated by us, or the amount to be funded by us to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments plus significant capital expenditures related to the development, construction or improvement of the investment as follows: 1% contingent acquisition fee if stockholders receive a 6% Required Return; and 2% additional contingent acquisition fee if stockholders receive a 13% Required Return. The contingent acquisition fee is immediately payable when each Required Return has been met. The fee is based on all assets we have acquired even if no longer in our portfolio. To the extent we acquire any assets after satisfying the return threshold, the contingent acquisition fee will be immediately payable at the closing of the acquisition.
If our advisor agreement is terminated before August 13, 2028 for any reason other than our advisor’s fraud, willful misconduct or gross negligence, our advisor will receive a 3% contingent acquisition fee less the amount of any prior payments of contingent acquisition fees to our advisor. No contingent acquisition fees were incurred for the years ended December 31, 2019 and 2018.

Contingent Financing Fee
After our common stockholders have received, or are deemed to have received (with respect to a merger or a listing), together as a collective group, aggregate distributions sufficient to provide a return of their invested capital, plus a Required Return of 13%, our advisor will receive from us a contingent financing fee of 1% of the original principal amount of any financing obtained or assumed by us.
The contingent financing fee is payable upon satisfying the return threshold with respect to any financing obtained or assumed by us prior to satisfaction of the return threshold and at the closing of new financing following satisfaction of the return threshold. If our advisor agreement is terminated before August 13, 2028 for any reason other than the advisor’s fraud, willful misconduct or gross negligence, the payment of the contingent financing fee will be immediately due and payable. No contingent financing fees were incurred for the years ended December 31, 2019 and 2018.
Acquisition Expense Reimbursement
Subject to the limitations contained in our charter, our advisor receives reimbursement from us for all out-of-pocket expenses incurred in connection with the selection and acquisition or origination of investments, whether or not we ultimately acquire the property or other real estate-related investment. Acquisition expenses reimbursed to our advisor during the years ended December 31, 2019 and 2018 were not significant, as we have generally incurred and paid such expenses directly.
Reimbursable Operating Expenses
We reimburse our advisor or its affiliates for all actual expenses paid or incurred by our advisor or its affiliates in connection with the services provided to us, including our allocable share of our advisor’s or its affiliates’ overhead, such as rent, personnel costs, utilities, cybersecurity and IT costs; provided, however, that we will not reimburse our advisor or its affiliates for salaries, wages and related benefits of personnel who perform investment advisory services for us or serve as our executive officers. In addition, subject to the approval of our board of directors we may reimburse our advisor or its affiliates for costs and fees associated with providing services to us that we would otherwise engage a third party to provide. Reimbursable company operating expenses were $541,652 for the year ended December 31, 2019. There were no reimbursable company operating expenses for the year ended December 31, 2018.
Commencing with the quarter ending June 30, 2020, our advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors.
Property Management Fee
Our property manager operates under the terms of separate property management agreements for each community. Our property manager receives from us a property management fee in an amount up to 3.5% of the annual gross revenues of the multifamily apartment communities that it manages. We incurred property management fees of $97,877 for the year ended December 31, 2019. No property management fees were incurred in 2018. Property management fees are presented within property operations expense on the consolidated statements of operations.
Promotional Interest
Cottonwood Communities Advisors Promote, LLC, an affiliated entity, will receive from the Operating Partnership a promotional interest equal to 15% of net income and cash distributions, but only after our common stockholders, together as a collective group, receive in the aggregate, cumulative distributions from us sufficient to provide a return of their invested capital plus a 6% cumulative, non-compounded annual return on their invested capital. Cottonwood Communities Advisors Promote, LLC, will not be required to make any capital contributions to our Operating Partnership in order to obtain the promotional interest.
In addition, Cottonwood Communities Advisors Promote, LLC will be entitled to a separate one-time payment upon (1) the listing of our common stock on a national securities exchange or (2) the occurrence of certain events that result in the termination or non-renewal of our advisory agreement, in each case for an amount that Cottonwood Communities Advisors Promote, LLC would have been entitled to receive as if our Operating Partnership had disposed of all of its assets at the market value of our shares of common stock as of the date of the event triggering the payment.
A separate one-time payment following the termination or non-renewal of our advisory agreement for reasons unrelated to a liquidity event for our common stockholders will be in the form of an interest-bearing promissory note that is payable only after our common stockholders have actually received distributions in the amount required before Cottonwood Communities Advisors Promote, LLC can receive the promotional interest. Provided, however, if the promissory note has not been repaid prior to a liquidity event for our common stockholders, the promissory note shall be paid in full on the date of or immediately prior to the liquidity event.
Independent Director Compensation
We pay each of our independent directors an annual retainer of $10,000. We also pay our independent directors for attending meetings as follows: (i) $500 for each board meeting attended and (ii) $500 for each committee meeting attended (if held at a different time or place than a board meeting). All directors receive reimbursement of reasonable out of pocket expenses incurred in connection with attendance at meetings of the board of directors.
11. Economic Dependency
Under various agreements, we have engaged or will engage our advisor or its affiliates to provide certain services that are essential to us, including asset management services and other administrative responsibilities for the Company including accounting services and investor relations. Because of these relationships, we are dependent upon our advisor. If these companies were unable to provide us with the respective services, we would be required to find alternative providers of these services.
12. Commitments and Contingencies
As of December 31, 2019, we had remaining commitments on our Lector85 Investment and Dolce B-Note of up to approximately $5,211,000 and $8,206,000, respectively. See Note 4 and Note 5 for additional information regarding these investments.
2980 Huron Investment
On October 25, 2019, we entered into a joint venture (the “Huron Joint Venture”) to provide a preferred equity investment in an entity that has purchased and intends to develop 0.84 acres in the Union Station North neighborhood in downtown Denver, Colorado (the “2980 Huron Project”). The 2980 Huron Project is a proposed 13-story, 299-unit high-rise multifamily apartment community that will feature several amenities, including a pool deck, fitness center, aqua lounge and a co-working space and lounge. We expect construction on the 2980 Huron Project to commence in summer 2020 and to be completed in late 2022.
Our joint venture partner is CA Residential, a real estate investment and development firm. CA Residential is the managing member of the Huron Joint Venture; however, we have approval rights with respect to major decisions involving the 2980 Huron Project. We expect CA Residential or its affiliates to provide services to the 2980 Huron Project for which they will earn fees separate and in addition to any payments associated with their equity interest.
Pursuant to the joint venture agreement, CA Residential will use our $20,000,000 preferred equity investment, $17,500,000 in common equity and a $65,400,000 secured construction loan to fund the project. Our contributions will only be made following the contribution of the full $17,500,000 of common equity, and then will be made as project costs are incurred. As of December 31, 2019, CA Residential had not drawn on the 2980 Huron Investment.
Pursuant to the terms of the joint venture agreement, our preferred equity investment has an annual preferred return of 12%, compounded monthly, and matures on the earlier of: (i) the sale of the 2980 Huron Project (ii) the maturity of the construction loan; and (iii) such earlier date as may be provided in the transaction documents, all subject to a one-year extension provided certain conditions are satisfied. In addition, we will receive an underwriting fee in the amount of 1% of our preferred equity investment at origination and will receive an exit fee in the amount of 0.5% of the investment amount on repayment.
Litigation
As of December 31, 2019, we were not subject to any material litigation nor were we aware of any material litigation threatened against us.

Distribution Reinvestment Plan
We have adopted a distribution reinvestment plan whereby common stockholders may elect to have us apply their dividends and other distributions to the purchase of additional shares of common stock. Participants in the plan will acquire common stock at the per share price effective on the date of purchase (initially $10.00).
Share Repurchases
Series 2019 Preferred Stock
Upon the request of a holder of Series 2019 Preferred Stock, we may, at the sole discretion of the board of directors, repurchase their shares at the following prices, which are dependent on how long a redeeming stockholder has held each share:
Share Purchase Anniversary	Repurchase Price
Less than 1 year	$8.80
1 year	$9.00
2 years	$9.20
3 years	$9.40
4 years	$9.60
5 years	$9.80
A stockholder’s death or complete disability, 2 years or more	$10.00
No Series 2019 Preferred Stock shares were redeemed during the year ended December 31, 2019.
Common Stock
Our board of directors has adopted a share repurchase program that permits holders of common stock to request, on a quarterly basis, that we repurchase all or any portion of their shares. We may choose to repurchase all, some or none of the shares that have been requested to be repurchased at our discretion, subject to limitations in the share repurchase plan. The total amount of aggregate repurchased shares will be limited to 5% of the weighted average number of shares of common stock outstanding during the prior calendar year. In addition, during any calendar year, we may redeem only the number of shares that we could purchase with the amount of net proceeds from the sale of shares under our distribution reinvestment plan during the prior calendar year.
The repurchase price is subject to the following discounts, depending on how long a redeeming stockholder has held each share:
Share Purchase Anniversary	Repurchase Price as a Percentage of Estimated Value(1)
Less than 1 year	No repurchase allowed
1 year - 2 years	85%
3 years - 4 years	90%
5 years and thereafter	95%
A stockholder’s death or complete disability, less than 2 years	95%
A stockholder’s death or complete disability, 2 years or more	100%
(1)
For the purposes of the share repurchase program, the “estimated value per share” will initially be equal to the purchase price per share at which the original purchaser or purchasers of the shares bought its shares from us, and the purchase price per share will be adjusted to reflect any stock dividends, combinations, splits, recapitalizations or any similar transaction with respect to the shares outstanding.

We plan to establish an estimated net asset value (“NAV”) per share of our common stock based on valuations of our assets and liabilities no later than May 17, 2021 and annually thereafter. Upon our establishment of an estimated NAV per share, the estimated NAV per share will be the estimated value per share pursuant to the share repurchase program.
No shares were redeemed during the years ended December 31, 2019 and 2018.
Our board of directors may, in its sole discretion, amend, suspend or terminate our share repurchase program for any reason upon 15 days’ notice to our stockholders.

13. Quarterly Financial Information (Unaudited)
The following table presents our quarterly results:
	For the Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Revenues
Rental and other property revenues	$—	$367,542	$1,180,972	$1,248,961
Real estate note investment interest	—	—	16,699	28,078
Total revenues	—	367,542	1,197,671	1,277,039
Expenses
Property operations expense	—	222,641	661,181	545,103
Reimbursable operating expenses to related parties	125,000	125,485	148,906	142,261
Asset management fee to related party	19,783	137,942	296,126	357,544
Depreciation and amortization	—	445,951	1,270,577	1,021,662
General and administrative expenses	118,160	134,198	210,700	413,750
Total operating expenses	262,943	1,066,217	2,587,490	2,480,320
Other income (expense)
Equity in earnings of unconsolidated real estate entity	—	—	—	272,805
Interest income	31,432	130,599	137,543	192,968
Interest expense	—	(134,636)	(388,186)	(393,804)
Total other income (expense)	31,432	(4,037)	(250,643)	71,969
Total expenses before asset management fee waiver	(231,511)	(1,070,254)	(2,838,133)	(2,408,351)
Asset management fee waived by Advisor	—	—	310,484	99,319
Net expenses after asset management fee waiver	(231,511)	(1,070,254)	(2,527,649)	(2,309,032)
Net loss	$(231,511)	$(702,712)	$(1,329,978)	$(1,031,993)
Net loss per common share - basic and diluted	$(0.26)	$(0.18)	$(0.22)	$(0.12)
	For the Three Months Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
Total revenues	$—	$—	$—	$—
General and administrative expenses	963	1,109	—	98,137
Net loss	$(963)	$(1,109)	$—	$(98,137)
Net loss per common share - basic and diluted	$(0.05)	$(0.06)	$—	$(1.45)
14. Subsequent Events
We have evaluated subsequent events up until the date the consolidated financial statements are issued for recognition or disclosure and have determined there are none to be reported or disclosed in the consolidated financial statements other than those mentioned below.
One Upland Acquisition
On March 19, 2020, we acquired One Upland, a multifamily apartment community in the Greater Boston area, from an unaffiliated party.
One Upland was constructed in 2016 and encompasses 303,840 rentable square feet. Amenities include a swimming pool, clubhouse, outdoor amphitheater, and a dog park.

The purchase price was $103,600,000, excluding closing costs. We funded the purchase with an initial draw of $50,000,000 from our new $67,600,000 credit facility and proceeds from our offerings.
Status of the Offering
As of March 20, 2020, we had sold 10,025,160 shares of our Class A common stock and 2,500 shares of our Class T common stock in the Offering for aggregate gross offering proceeds of $99,763,225. Included in these amounts were 63,893 shares of common stock sold pursuant to the DRP Offering for aggregate gross offering proceeds of $638,926.
Status of the Private Offering
As of March 20, 2020, we had sold approximately 830,099 shares of Series 2019 Preferred Stock for aggregate gross offering proceeds of approximately $8,263,329. In connection with the sale of these shares in the Private Offering, the Company paid aggregate selling commissions of $537,633 and placement fees of $162,403.
Distributions Paid - Common Stock
Distributions paid to holders of our common stock subsequent to December 31, 2019 were as follows:
Period	Date Paid	Daily Distribution Rate	Annualized Rate(1)	Amount
December 1, 2019 - December 31, 2019	January 10, 2020	$0.00136986	5.0%	$365,517
January 1, 2020 - January 31, 2020	February 10, 2020	$0.00136612	5.0%	$382,935
February 1 - February 29, 2020	March 9, 2020	$0.00136612	5.0%	$375,939
(1)	Annualized rate is based on the $10.00 purchase price and assumes distributions are paid every day for a year at the daily distribution rate.
Distributions Declared - Common Stock
Our board of directors have declared cash distributions to holders of our common stock as follows:
Period	Daily Distribution Rate	Annualized Rate(1)	Expected Payment
March 1 - March 31, 2020	$0.00136612	5.0%	April 2020
April 1 - April 30, 2020	$0.00136612	5.0%	May 2020
May 1 - May 31, 2020	$0.00136612	5.0%	June 2020
(1)	Annualized rate is based on the $10.00 purchase price and assumes distributions are paid every day for a year at the daily distribution rate.
Holders of our common stock may choose to receive cash distributions or purchase additional shares through our distribution reinvestment plan.
Dividends Paid - Preferred Stock
Dividends paid to holders of our preferred stock subsequent to December 31, 2019 were as follows:
Period	Date Paid	Daily Dividend Rate	Annualized Rate(1)	Amount
December 1, 2019 - December 31, 2019	January 10, 2020	$0.00150685	5.5%	$1,569
January 1, 2020 - January 31, 2020	February 10, 2020	$0.00150273	5.5%	$7,361
February 1 - February 29, 2020	March 9, 2020	$0.00150273	5.5%	$17,466
(1)	Annualized rate is based on the $10.00 purchase price and assumes dividends are paid every day for a year at the daily dividend rate.

Dividends Declared - Preferred Stock
Pursuant to the terms of the preferred stock, our board of directors have declared cash dividends to holders of our preferred stock as follows:
Period	Daily Dividend Rate	Annualized Rate(1)	Expected Payment
March 1 - March 31, 2020	$0.00150273	5.5%	April 2020
April 1 - April 30, 2020	$0.00150273	5.5%	May 2020
May 1 - May 31, 2020	$0.00150273	5.5%	June 2020
(1)	Annualized rate is based on the $10.00 purchase price and assumes dividends are paid every day for a year at the daily dividend rate.
Amendment to Lector85 Joint Venture Agreement
On March 20, 2020, we entered an amendment to our joint venture agreement with Milhaus related to our Lector85 Investment to remove the minimum cumulative return upon redemption, sale or similar transaction of 35%.
Amended and Restated Limited Partnership Agreement
On March 25, 2020, we entered the Amended and Restated Limited Partnership Agreement of Cottonwood Communities O.P., LP to be effective as of February 1, 2020 (the “Amended OP Agreement”). The Amended OP Agreement establishes the terms of a new series of partnership units designated as LTIP Units, which we intend to issue annually as equity awards to certain of our executive officers and registered persons associated with the dealer manager for the Offering. In addition, the Amended OP Agreement reflects certain other amendments to the original agreement to permit the admission of limited partners to the Operating Partnership in addition to the current sole limited partner, Cottonwood Communities Investor, LLC.
Grant of LTIP Unit Awards
On March 25, 2020, we entered LTIP Unit Award Agreements with Enzio Cassinis, our Chief Executive Officer and President, and Adam Larson, our Chief Financial Officer, as well as certain other executive officers and registered persons associated with the dealer manager for the Offering, with respect to the grant of LTIP Unit awards as recommended by our compensation committee and approved by our board of directors. Including grants to our named executive officers, we awarded an aggregate of $124,380 time-based LTIP Units that will vest approximately one-quarter of the awarded amount on January 1, 2021, 2022, 2023 and 2024. In addition, we awarded performance-based LTIP Units in an aggregate target amount of $373,120. The actual amount of each award will be determined at the conclusion of the performance period and will depend on the internal rate of return as defined in the award agreement. The earned LTIP Units will become fully vested on the first anniversary of the last day of the performance period, subject to continued employment with the advisor or its affiliates.
The awards are granted effective March 25, 2020, and the number of units will be valued by reference to the estimated value per share of our common stock, currently $10.00. LTIP Unit awards, whether vested or unvested, will entitle the participant to receive current distributions from the Operating Partnership equivalent to the dividends that would be payable with respect to the number of shares of our common stock underlying the LTIP Unit award.
COVID - 19
In December 2019, a novel strain of coronavirus, COVID-19, was identified in Wuhan, China. This virus continues to spread globally including in the United States and has resulted in restrictions on travel and quarantines imposed. These restrictions have had a negative impact on the economy and business activity globally and may adversely impact the ability of our tenants, many of whom may be restricted in their ability to work, to pay their rent as and when due. In addition, our property managers may be limited in their ability to properly maintain our properties. The extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including additional actions taken to contain COVID-19 or treat its impact, among others. Our business and financial results could be materially and adversely impacted.

Annex F
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark one)
☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2020

OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE TRANSITION PERIOD FROM           TO
Commission file number: 000-56165
Cottonwood Communities, Inc.
(Exact name of Registrant as specified in its charter)
Maryland	61-1805524
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
6340 South 3000 East, Suite 500, Salt Lake City, UT 84121
(Address of principal executive offices) (Zip code)
(801) 278-0700
(Registrant's telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☐	Accelerated filer	☐
Non-Accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐ No ☒
As of November 10, 2020, there were 11,799,847 and 17,516 shares of the registrant’s Class A and Class T common stock outstanding, respectively.

Cottonwood Communities, Inc.

PART 1 - FINANCIAL INFORMATION
Item 1.	Financial Statements
Cottonwood Communities, Inc.
Condensed Consolidated Balance Sheets
	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Real estate assets, net	$162,382,984	$63,905,651
Investments in unconsolidated real estate entities	26,446,293	4,961,868
Real estate note investment, net	6,796,623	2,059,309
Cash and cash equivalents	7,775,107	47,549,804
Restricted cash	281,159	192,190
Related party receivables	61,109	—
Other assets	1,099,839	707,524
Total assets	204,843,114	119,376,346
Liabilities and equity
Liabilities
Credit facilities, net	83,261,231	34,990,146
Preferred stock, net	18,525,195	809,478
Related party payables	319,756	287,561
Accounts payable, accrued expenses and other liabilities	3,923,465	992,689
Total liabilities	106,029,647	37,079,874
Commitments and contingencies (Note 11)
Stockholders' equity
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 11,575,766 shares issued and outstanding at September 30, 2020; 8,851,759 shares issued and outstanding at December 31, 2019	115,758	88,518
Additional paid-in capital	115,125,935	87,973,949
Accumulated distributions	(6,275,555)	(2,369,592)
Accumulated deficit	(10,152,671)	(3,396,403)
Total stockholders' equity	98,813,467	82,296,472
Total liabilities and stockholders' equity	$204,843,114	$119,376,346
See accompanying notes to condensed consolidated financial statements

Cottonwood Communities, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Rental and other property revenues	$3,054,823	$1,180,972	$7,605,791	$1,548,514
Real estate note investment interest	171,746	16,699	360,874	16,699
Total revenues	3,226,569	1,197,671	7,966,665	1,565,213
Expenses
Property operations expense	1,358,507	661,181	3,282,037	883,822
Reimbursable operating expenses to related parties	263,915	148,906	732,998	399,391
Asset management fee to related party	811,233	296,126	1,941,542	453,851
Depreciation and amortization	2,295,445	1,270,577	5,629,247	1,716,528
General and administrative expenses	1,534,590	210,700	2,315,303	463,058
Total operating expenses	6,263,690	2,587,490	13,901,127	3,916,650
Other (expense) income
Equity in earnings of unconsolidated real estate entities	708,067	—	1,273,488	—
Interest income	6,887	137,543	196,821	299,574
Interest expense	(1,045,464)	(388,186)	(2,480,448)	(522,822)
Total other expense	(330,510)	(250,643)	(1,010,139)	(223,248)
Total expenses before asset management fee waiver	(6,594,200)	(2,838,133)	(14,911,266)	(4,139,898)
Asset management fee waived by Advisor	48,543	310,484	188,333	310,484
Net expenses after asset management fee waiver	(6,545,657)	(2,527,649)	(14,722,933)	(3,829,414)
Net loss	$(3,319,088)	$(1,329,978)	$(6,756,268)	$(2,264,201)
Weighted-average shares outstanding	11,225,384	6,091,617	10,412,719	3,613,382
Net loss per common share - basic and diluted	$(0.30)	$(0.22)	$(0.65)	$(0.63)
See accompanying notes to condensed consolidated financial statements

Cottonwood Communities, Inc.
Condensed Consolidated Statements of Stockholders' Equity
(Unaudited)
	Stockholders' Equity
	Common Stock		Additional Paid-In Capital	Accumulated Distributions	Accumulated Deficit	Total Equity
	Shares	Amount
Balance at January 1, 2020	8,851,759	$88,518	$87,973,949	$(2,369,592)	$(3,396,403)	$82,296,472
Issuance of common stock	1,304,712	13,047	12,963,697	—	—	12,976,744
Distributions to investors	—	—	—	(1,183,119)	—	(1,183,119)
Net loss	—	—	—	—	(790,050)	(790,050)
Balance at March 31, 2020	10,156,471	101,565	100,937,646	(3,552,711)	(4,186,453)	93,300,047
Issuance of common stock	709,841	7,098	7,042,267	—	—	7,049,365
Share based compensation	—	—	27,000	—	—	27,000
Distributions to investors	—	—	—	(1,309,923)	—	(1,309,923)
Net loss	—	—	—	—	(2,647,130)	(2,647,130)
Balance at June 30, 2020	10,866,312	108,663	108,006,913	(4,862,634)	(6,833,583)	96,419,359
Issuance of common stock	740,761	7,408	7,365,322	—	—	7,372,730
Common stock repurchases	(31,307)	(313)	(268,300)	—	—	(268,613)
Share based compensation	—	—	22,000	—	—	22,000
Distributions to investors	—	—	—	(1,412,921)	—	(1,412,921)
Net loss	—	—	—	—	(3,319,088)	(3,319,088)
Balance at September 30, 2020	11,575,766	$115,758	$115,125,935	$(6,275,555)	$(10,152,671)	$98,813,467
	Stockholders' Equity
	Common Stock		Additional Paid-In Capital	Accumulated Distributions	Accumulated Deficit	Total Equity
	Shares	Amount
Balance at January 1, 2019	366,654	$3,667	$3,662,233	$—	$(100,209)	$3,565,691
Issuance of common stock	1,523,319	15,233	15,186,682	—	—	15,201,915
Distributions to investors	—	—	—	(58,045)	—	(58,045)
Net loss	—	—	—	—	(231,511)	(231,511)
Balance at March 31, 2019	1,889,973	18,900	18,848,915	(58,045)	(331,720)	18,478,050
Issuance of common stock	3,169,474	31,695	31,525,121	—	—	31,556,816
Distributions to investors	—	—	—	(537,172)	—	(537,172)
Net loss	—	—	—	—	(702,712)	(702,712)
Balance at June 30, 2019	5,059,447	50,595	50,374,036	(595,217)	(1,034,432)	48,794,982
Issuance of common stock	2,030,747	20,307	20,110,906	—	—	20,131,213
Distributions to investors	—	—	—	(767,563)	—	(767,563)
Net loss	—	—	—	—	(1,329,978)	(1,329,978)
Balance at September 30, 2019	7,090,194	$70,902	$70,484,942	$(1,362,780)	$(2,364,410)	$66,828,654
See accompanying notes to condensed consolidated financial statements

Cottonwood Communities, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(6,756,268)	$(2,264,201)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,629,247	1,716,528
Equity in earnings	(1,273,488)	—
Amortization of real estate note investment issuance cost	36,547	—
Amortization of debt issuance costs	154,606	35,570
Noncash interest expense on preferred stock	270,216	—
Share based compensation	49,000	—
Changes in operating assets and liabilities:
Related party receivables	(61,109)	(312,846)
Other assets	(311,215)	1,413
Related party payables	32,195	302,861
Accounts payable, accrued expenses and other liabilities	2,405,626	713,126
Net cash provided by operating activities	175,357	192,451
Cash flows from investing activities:
Acquisitions of real estate	(53,904,597)	(31,171,298)
Capital improvements to real estate	(164,178)	(73,186)
Investments in unconsolidated real estate entities	(20,210,937)	—
Issuance of real estate note investment including issuance costs	(4,773,861)	(1,119,994)
Net cash used in investing activities	(79,053,573)	(32,364,478)
Cash flows from financing activities:
Proceeds from line of credit	12,000,000	—
Repayments of line of credit	(13,500,000)	—
Proceeds from issuance of preferred stock, net of issuance costs	17,445,501	—
Proceeds from issuance of common stock	26,512,608	66,377,134
Common stock repurchases	(268,613)	—
Distributions to common stockholders	(2,997,008)	(874,358)
Net cash provided by financing activities	39,192,488	65,502,776
Net (decrease) increase in cash and cash equivalents and restricted cash	(39,685,728)	33,330,749
Cash and cash equivalents and restricted cash, beginning of period	47,741,994	3,406,175
Cash and cash equivalents and restricted cash, end of period	$8,056,266	$36,736,924
Reconciliation of cash and cash equivalents and restricted cash to the condensed consolidated balance sheets:
Cash and cash equivalents	$7,775,107	$36,549,491
Restricted cash	281,159	187,433
Total cash and cash equivalents and restricted cash	$8,056,266	$36,736,924

Supplemental disclosure of non-cash investing and financing activities:
Credit facilities entered into in conjunction with acquisition of real estate	$49,616,479	$35,995,000
See accompanying notes to condensed consolidated financial statements

Cottonwood Communities, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
1. Organization and Business
Cottonwood Communities, Inc. is a Maryland corporation formed to invest in multifamily apartment communities and real estate related assets located throughout the United States. The Company elected to be taxed as a real estate investment trust or REIT beginning with the taxable year ending December 31, 2019. The Company holds real estate interests and conducts its business through its operating partnership, Cottonwood Communities O.P., LP (the “Operating Partnership”). Unless the context indicates otherwise, the “Company,” “we,” “our” or “us” refers to Cottonwood Communities, Inc. and its consolidated subsidiaries, including the Operating Partnership.
We are externally managed and have no employees. CC Advisors III, LLC is our advisor. Cottonwood Communities Management, LLC is the property manager for our stabilized multifamily apartment communities.
We are offering $750,000,000 in shares of common stock in an initial public offering (the “Offering”), made up of $675,000,000 in shares through our primary offering and $75,000,000 in shares through our distribution reinvestment plan (the “DRP Program”) at a purchase price of $10.00 per share (with discounts available to certain categories of purchasers in the primary offering) in both offerings. Our common stock has two classes, Class A and Class T. The share classes have a different selling commission structure; however, these offering-related expenses are being paid by our advisor. We are offering to sell any combination of Class A and Class T common stock in the Offering, with a dollar value up to the maximum offering amount.
We are also offering a maximum of $50,000,000 in shares of Series 2019 Preferred Stock to accredited investors at a purchase price of $10.00 per share in a private offering (the “Private Offering”). Offering-related expenses in the Private Offering are paid by us.
At September 30, 2020, we owned two multifamily apartment communities, one in West Palm Beach, Florida and the second in the Greater Boston, Massachusetts area; have issued a B Note secured by a deed of trust on a multifamily development project in Allen, Texas; have made two preferred equity investments in multifamily development projects, one in Ybor City, Florida and the second in the Astoria neighborhood of Queens, New York; and have entered into an agreement to provide a preferred equity investment for a multifamily development project in Denver, Colorado.
COVID-19 Pandemic
One of the most significant risks and uncertainties facing the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel coronavirus disease (COVID-19) pandemic. During the nine months ended September 30, 2020, we did not experience significant disruptions in our operations from the COVID-19 pandemic; however we continue to closely monitor the impact of the COVID-19 pandemic on all aspects of our business, including how the pandemic will impact our tenants and multifamily communities.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. The condensed consolidated financial statements, including the condensed notes thereto, are unaudited and exclude some of the disclosures required in audited financial statements. The condensed consolidated balance sheet as of December 31, 2019 has been derived from the Company’s audited financial statements as of that date, but does not include all of the information and footnotes required by GAAP for complete financial statements.
In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments and eliminations, consisting only of normal recurring adjustments necessary for a fair presentation in conformity with GAAP. The accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in our Annual Report on Form 10-K for the period ending December 31, 2019 filed with the SEC.

The accompanying condensed consolidated financial statements include the accounts of the Company and its subsidiaries for which we have a controlling interest. All intercompany balances and transactions have been eliminated in consolidation.
Organization and Offering Costs
All organization and offering costs in connection with the offering of our common stock are paid by our advisor. We will not incur any liability for or reimburse our advisor for any of these organizational and offering costs. As of September 30, 2020, our advisor incurred approximately $13,341,000 in organizational and offering costs from the issuance of common stock.
3. Real Estate Assets, Net
The following table summarizes the carrying amounts of our consolidated real estate assets:
	September 30, 2020	December 31, 2019
Building and building improvements	$134,776,296	$52,466,583
Land and land improvements	28,182,025	10,658,155
Furniture, fixtures and equipment	3,983,344	2,015,778
Intangible assets	3,808,756	1,503,325
	170,750,421	66,643,841
Less: Accumulated depreciation and amortization	(8,367,437)	(2,738,190)
Real estate assets, net	$162,382,984	$63,905,651
Asset acquisition
On March 19, 2020, we acquired Cottonwood One Upland, a multifamily community in the Greater Boston area for $103,600,000, excluding closing costs. We funded the purchase with an initial draw of $50,000,000 from our $67,600,000 credit facility with JP Morgan and proceeds from our offerings. Acquired assets and liabilities were recorded at relative fair value as an asset acquisition.
The following table summarizes the purchase price allocation of the real estate assets acquired during the nine months ended September 30, 2020:
	Allocated Amounts
Property	Building	Land	Land Improvements	Personal Property	Intangible	Total
Cottonwood One Upland	$82,145,536	$14,514,535	$3,009,335	$1,967,566	$2,305,430	$103,942,402
The weighted-average amortization period for the intangible lease assets acquired in connection with the Cottonwood One Upland acquisition was 0.5 years.
4. Investments in Unconsolidated Real Estate Entities
Lector85 Investment
During the nine months ended September 30, 2020, we contributed $5,210,937 to our joint venture with Milhaus, LLC for the development of Lector85, a 254-unit multifamily project in Ybor City, Florida. This constituted the remaining amount of our $9,900,000 commitment. During the three and nine months ended September 30, 2020, we recorded equity in earnings of $328,900 and $894,321, respectively, from the Lector85 Investment under the hypothetical liquidation book value method.
Vernon Boulevard Investment
On July 24, 2020, we and a publicly-traded multifamily REIT (the “Preferred Co-Investor”) made a preferred equity investment in an entity that is developing a three-building multifamily apartment community in the Astoria neighborhood of Queens, New York (the “Project”). Our preferred contribution was $15,000,000 (the “Vernon Boulevard Investment”). The Preferred Co-Investor contributed $40,000,000. In connection with our investment, we entered a joint venture agreement with the Preferred Co-Investor as well as an entity owned by a New York-based real estate development, investment and management firm (the “Developer”) and a foreign fund. The Developer contributed approximately $62,000,000 in common equity and is the manager of the joint venture.
Pursuant to the terms of the joint venture agreement, the Vernon Boulevard Investment has a preferred return of 13% per annum and receives a profit participation upon a liquidity event, pari passu alongside the preferred equity contribution from the Preferred Co-Investor. Decisions of the members require approval of a majority in interest of the preferred equity holders and a majority in interest of the common holders. The Vernon Boulevard Investment has an expected redemption of July 2025 and is senior to the common equity. Additional funding for the Project will come from a $225,000,000 construction loan. The total development cost is estimated to be $342,000,000.
The $15,000,000 investment constitutes the full amount of our commitment. During the three and nine months ended September 30, 2020, we recorded equity in earnings of $379,167 from the Vernon Boulevard Investment under the hypothetical liquidation book value method.
5. Real Estate Note Investment
During the three and nine months ended September 30, 2020, we issued approximately $1,488,000 and $4,942,000, respectively, of our $10,000,000 B note with the developer of Dolce Twin Creeks, Phase II, a 366-unit multifamily project in Allen Texas, bringing the total amount issued to approximately $6,736,000.
Net interest income from the Dolce B Note was $171,746 and $360,874 for the three and nine months ended September 30, 2020, respectively. No allowance was recorded on the Dolce B Note during this period.
6. Credit Facilities
We have a credit facility agreement with Berkadia Commercial Mortgage, LLC (the “Berkadia Credit Facility”), for which we have an advance of $35,995,000 secured by Cottonwood West Palm. The advance is interest-only until maturity and bears a fixed interest rate of 3.93%. The advance matures on May 30, 2029 and can be prepaid subject to certain fees and conditions. There is no limit on the amount that we can draw on the Berkadia Credit Facility so long as we maintain the loan-to-value ratio and other requirements set forth in the loan documents.
On March 19, 2020, in conjunction with the acquisition of Cottonwood One Upland, we entered a secured revolving credit facility agreement with J.P. Morgan Chase Bank, N.A., an unaffiliated lender (the “JP Morgan Credit Facility”). Pursuant to the terms of the JP Morgan Credit Facility, we may obtain advances secured against Cottonwood One Upland up to the amount of $67,600,000, subject to certain debt service coverage ratio requirements. Upon the closing of Cottonwood One Upland, our initial advance was $50,000,000. During the three months ended September 30, 2020, our total borrowings on this credit facility decreased to $48,500,000.
The JP Morgan Credit Facility has an initial maturity date of March 19, 2023 with the option to extend for two one-year periods subject to the satisfaction of certain conditions set forth in the loan agreement. The advances carry an interest-only term and bear floating interest rates of 1-month LIBOR plus a spread ranging from 1.50% to 1.75%, depending on certain debt yield metrics set forth in the loan agreement and as evidenced by a promissory note. We have the right to prepay all or a portion of the JP Morgan Credit Facility at any time subject to certain conditions contained in the loan documents.
We may finance other future acquisitions through the JP Morgan Credit Facility. The aggregate loan-to-value ratio for all advances made with respect to the JP Morgan Credit Facility cannot exceed 65% at the time any advance is made. The limit on the amount that we can borrow under the JP Morgan Credit Facility is $125,000,000 so long as we maintain the loan-to-value and debt coverage ratios, and other requirements set forth in the JP Morgan Credit Facility loan documents. Each advance will be cross-collateralized with the other advances. The JP Morgan Credit Facility permits us to sell the multifamily apartment communities that are secured by the JP Morgan Credit Facility individually provided that certain loan-to-value and debt coverage ratios, and other requirements, are met.
We were in compliance with all covenants associated with our outstanding credit facilities as of September 30, 2020.
7. Fair Value of Financial Instruments
We estimate the fair value of our financial instruments using available market information and valuation methodologies we believe to be appropriate. As of September 30, 2020 and December 31, 2019, the fair values of cash and cash equivalents, restricted cash, other assets, related party payables, and accounts payable, accrued expenses and other liabilities approximate their carrying values due to the short-term nature of these instruments.
Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability. Fair value measurements are categorized into one of three levels of the fair value hierarchy based on the lowest level of significant input used. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Considerable judgment and a high degree of subjectivity are involved in developing these estimates. These estimates may differ from the actual amounts that we could realize upon settlement.
The fair value hierarchy is as follows:
Level 1 - Quoted (unadjusted) prices in active markets for identical assets or liabilities.
Level 2 - Other observable inputs, either directly or indirectly, other than quoted prices included in Level 1, including:
•	Quoted prices for similar assets/liabilities in active markets;
•	Quoted prices for identical or similar assets/liabilities in non-active markets (e.g., few transactions, limited information, non-current prices, high variability over time);
•	Inputs other than quoted prices that are observable for the asset/liability (e.g., interest rates, yield curves, volatilities, default rates); and
•	Inputs that are derived principally from or corroborated by other observable market data.
Level 3 - Unobservable inputs that cannot be corroborated by observable market data.
The table below includes the carrying value and fair value for our financial instruments for which it is practicable to estimate fair value:
	As of September 30, 2020		As of December 31, 2019
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Asset:
Real estate note investment	$6,735,530	$6,735,530	$1,793,771	$1,793,771

Financial Liability:
Berkadia Credit Facility	$35,995,000	$39,603,000	$35,995,000	$37,410,000
JP Morgan Credit Facility	$48,500,000	$48,500,000	$—	$—
Series 2019 Preferred Stock	$20,561,909	$20,561,909	$1,198,000	$1,198,000
Our real estate note investment, Berkadia Credit Facility, JP Morgan Credit Facility and Series 2019 Preferred Stock are categorized as Level 3 in the fair value hierarchy.
8. Preferred Stock
The Series 2019 Preferred Stock has a fixed redemption date and is classified as a liability on the condensed consolidated balance sheet. Dividends to preferred stockholders, paid at an annual rate of 5.5%, are classified as interest expense on the condensed consolidated statement of operations.
During the nine months ended September 30, 2020 we raised approximately $19,364,000 of Series 2019 Preferred Stock. We incurred approximately $451,000 in dividends on our Series 2019 Preferred Stock for the nine months ended September 30, 2020. We had 2,063,146 and 119,800 shares of Series 2019 Preferred Stock outstanding as of September 30, 2020 and December 31, 2019, respectively.

9. Stockholders' Equity
During the three months ended September 30, 2020 and 2019 we raised approximately $7,373,000 and $20,131,000 of common stock and paid approximately $1,091,000 and $563,000 in distributions to common stockholders, respectively. During the nine months ended September 30, 2020 and 2019 we raised approximately $27,399,000 and $66,890,000 of common stock and paid approximately $2,997,000 and $874,000 in distributions to common stockholders, respectively. As of September 30, 2020, we had 11,575,766 of common stock outstanding, of which 11,558,254 was Class A common stock and 17,512 was Class T common stock.
LTIP Unit Awards
On March 25, 2020, we amended the agreement of our Operating Partnership effective February 1, 2020 to establish LTIP Units, a new series of partnership units, and to permit the admission of additional limited partners.
We also entered into LTIP Unit Award Agreements with certain executive officers and a person associated with the dealer manager for our Offering, awarding 12,438 time-based LTIP Units and a target total of 37,312 performance-based LTIP Units. The time-based LTIP Units vest over a four year period at a rate of 25% each on January 1 of the following years: 2021, 2022, 2023 and 2024. The actual amount of each performance-based award is determined at the conclusion of the performance period, which is December 31, 2022 and will depend on the internal rate of return as defined in the award agreement. The earned performance-based LTIP Units will become fully vested on the first anniversary of the last day of the performance period, subject to continued employment with the advisor or its affiliates.
The number of units was awarded at the estimated value per share of our common stock of $10.00. Time based LTIP Units, whether vested or unvested, receive the same distribution per unit as common stockholders. Performance based LTIP units receive 10% of that amount per unit on the total target units during the performance period, whereupon the participant receives an additional grant of LTIP Units the equivalent of 90% of distributions that would have been paid on the earned units during the performance period. Share based compensation for these awards during the three and nine months ended September 30, 2020 was approximately $22,000 and $49,000, respectively.
10. Related-Party Transactions
Asset management fees to our advisor for the three months ended September 30, 2020 and 2019 were $811,233 and $296,126, respectively. Asset management fees to our advisor for the nine months ended September 30, 2020 and 2019 were $1,941,542 and $453,851, respectively. Asset management fees waived by our advisor during the three and nine months ended September 30, 2020 were $48,543 and $188,333, respectively. There were $310,484 of asset management fees waived during the three and nine months ended September 30, 2019.
Acquisition expenses reimbursed to our advisor for the three and nine months ended September 30, 2020 and 2019 were not significant, as we have generally incurred and paid such expenses directly.
Reimbursable company operating expenses to our advisor or its affiliates for the three months ended September 30, 2020 and 2019 were $263,915 and $148,906, respectively. Reimbursable company operating expenses to our advisor or its affiliates for the nine months ended September 30, 2020 and 2019 were $732,998 and $399,391, respectively.
Property management fees to our property manager for the three months ended September 30, 2020 and 2019 were $108,067 and $38,753, respectively. Property management fees to our property manager for the nine months ended September 30, 2020 and 2019 were $269,525 and $53,297, respectively. Property management fees to our property manager are classified as property operations expense on the condensed consolidated statements of operations.
11. Commitments and Contingencies
Dolce B Note
As of September 30, 2020, we had a remaining commitment of up to approximately $3,264,000 on the Dolce B-Note.
2980 Huron Investment
On October 25, 2019, we entered into a joint venture to provide $20,000,000 of preferred equity in an entity that has purchased and intends to develop 0.84 acres in the Union Station North neighborhood in downtown Denver,

Colorado (the “2980 Huron Project”). Our contributions will only be made following the contribution of the full $17,500,000 of common equity by our joint venture partner. As of September 30, 2020, no draws have been made on our $20,000,000 commitment and we do not have commencement or completion dates for the 2980 Huron Project.
Pursuant to the joint venture agreement, our obligation to advance the funds for our preferred equity membership interest is subject to the satisfaction of certain conditions which have not been satisfied. Further, our contractual obligation to fund our preferred equity investment has expired. We can provide no assurance we will ultimately advance funds for the 2980 Huron Investment.
Litigation
As of September 30, 2020, we were not subject to any material litigation nor were we aware of any material litigation threatened against us.
Distribution Reinvestment Plan
We have adopted a distribution reinvestment plan whereby stockholders may elect to have us apply their dividends and other distributions to the purchase of additional shares of common stock. Participants in the plan will acquire common stock at the per share price effective on the date of purchase (currently $10.00).
Share Repurchase Programs
Series 2019 Preferred Stock
Upon the request of a holder of Series 2019 Preferred Stock, we may, at the sole discretion of the board of directors, repurchase their shares at the following prices, which are dependent on how long a redeeming stockholder has held each share:
Share Purchase Anniversary	Repurchase Price
Less than 1 year	$8.80
1 year	$9.00
2 years	$9.20
3 years	$9.40
4 years	$9.60
5 years	$9.80
A stockholder’s death or complete disability, 2 years or more	$10.00
No Series 2019 Preferred Stock shares were redeemed during the three or nine months ended September 30, 2020.
Common Stock
Our board of directors has adopted a share repurchase program that permits holders of common stock to request, on a quarterly basis, that we repurchase all or any portion of their shares. We may choose to repurchase all, some or none of the shares that have been requested to be repurchased at our discretion, subject to limitations in the share repurchase plan. The total amount of aggregate repurchased shares will be limited to 5% of the weighted average number of shares of common stock outstanding during the prior calendar year. In addition, during any calendar year, we may redeem only the number of shares that we could purchase with the amount of net proceeds from the sale of shares under our distribution reinvestment plan during the prior calendar year.

The repurchase price is subject to the following discounts, depending on how long a redeeming stockholder has held each share:
Share Purchase Anniversary	Repurchase Price as a Percentage of Estimated Value (1)
Less than 1 year	No repurchase allowed
1 year - 2 years	85%
3 years - 4 years	90%
5 years and thereafter	95%
A stockholder’s death or complete disability, less than 2 years	95%
A stockholder’s death or complete disability, 2 years or more	100%
(1)
For the purposes of the share repurchase program, the “estimated value per share” will initially be equal to the purchase price per share at which the original purchaser or purchasers of the shares bought its shares from us, and the purchase price per share will be adjusted to reflect any stock dividends, combinations, splits, recapitalizations or any similar transaction with respect to the shares outstanding.

We plan to establish an estimated net asset value (“NAV”) per share of our common stock based on valuations of our assets and liabilities no later than May 17, 2021 and annually thereafter. Upon our establishment of an estimated NAV per share, the estimated NAV per share will be the estimated value per share pursuant to the share repurchase program.
During the three and nine months ended September 30, 2020, we redeemed 31,307 and 0 shares of Class A and Class T common stock, respectively, pursuant to our share redemption program for $268,613, which was an average repurchase price of $8.58.
Our board of directors may, in its sole discretion, amend, suspend or terminate our share repurchase program for any reason upon 15 days’ notice to our stockholders.
12. Subsequent Events
We evaluate subsequent events up until the date the condensed consolidated financial statements are issued and have determined there are none to be reported or disclosed in the condensed consolidated financial statements other than those mentioned below.
Status of the Private Offering
As of November 10, 2020, we had sold 2,620,480 shares of Series 2019 Preferred Stock for aggregate gross offering proceeds of $26,088,409. In connection with the sale of these shares in the Private Offering, the Company paid aggregate selling commissions of $1,704,428 and placement fees of $506,930.
Status of the Offering
As of November 10, 2020, we had sold 11,799,847 shares of our Class A common stock and 17,516 shares of our Class T common stock in the Offering for aggregate gross offering proceeds of $117,566,430. Included in these amounts were 140,781 shares of common stock sold pursuant to the DRP Program for aggregate gross offering proceeds of $1,407,811.
Dividends Paid - Series 2019 Preferred Stock
Subsequent to September 30, 2020 and through the date of this report, we paid $190,539 of dividends to holders of record of Series 2019 Preferred Stock at an effective annual rate of 5.5% on the $10.00 purchase price, assuming distributions are paid every day for a year at the daily distribution rate.
Dividends Declared - Series 2019 Preferred Stock
On November 11, 2020, our board of directors declared cash distributions at a daily distribution rate of $0.00150273 for December 2020 and declared cash distributions at a daily distribution rate of $0.00150685 for January and February 2021, or 5.5% annually on the $10.00 purchase price, to holders of record of our Series 2019 Preferred Stock for the months of December 2020, January 2021 and February 2021.
Distributions Paid - Common Stock
Subsequent to September 30, 2020 and through the date of this report, we paid $962,567 of distributions to our common stockholders at an effective annual rate of 5.0% on the $10.00 purchase price, assuming distributions are paid every day for a year at the daily distribution rate.

Distributions Declared - Common Stock
Our board of directors has authorized cash distributions on the outstanding shares of our common stock based on daily record dates as follows:
Authorization Date	Period	Daily Distribution Amount	Annualized Rate(1)	Expected Payment
October 25, 2020	November 1, 2020 – November 30, 2020	$0.00136612	5%	December 2020
November 11, 2020	December 1, 2020 – December 31, 2020	$0.00136612	5%	January 2021
November 11, 2020	January 1, 2021 – January 31, 2021	$0.00136986	5%	February 2021
November 11, 2020	February 1, 2021 – February 28, 2021	$0.00136986	5%	March 2021
(1)	Annualized rate is based on the $10.00 purchase price and assumes distributions are paid every day for a year at the daily distribution amount.
Holders of our common stock may choose to receive cash distributions or purchase additional shares.
Item 2.	Management's Discussion and Analysis of Financial Condition and Results of Operations
References herein to “Company,” “we,” us,” and “our” refer to Cottonwood Communities, Inc. together with its subsidiaries. The following discussion of our financial condition and results of operations should be read in conjunction with our condensed consolidated financial statements and the related notes.
Forward-Looking Statements
This Quarterly Report on Form10-Q contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). Forward looking statements include statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from those expressed or implied by these forward-looking statements.
The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:
•
The COVID-19 pandemic, together with the resulting measures imposed to contain the virus, has had a negative impact on the economy and business activity globally. The extent to which the COVID-19 pandemic impacts our operations, the personal financial position of our tenants and the development projects in which we have invested remains uncertain and cannot be predicted with confidence, and will depend on the ultimate scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.

•	We depend on our advisor to identify suitable investments and to manage our investments. There is no assurance that we will be able to successfully achieve our investment objectives.
•
We have paid distributions from offering proceeds and may continue to fund distributions with offering proceeds. We have not established a limit on the amount of proceeds from our offering that we may use to fund distributions. To the extent we fund distributions from sources other than our cash flow from operations, we will have less funds available for investment in multifamily apartment communities and multifamily real estate-related assets and the overall return to our stockholders may be reduced. Distributions may also be paid from other sources such as borrowings, advances or the deferral of fees and expense reimbursements. During the early stages of our operations, these distributions may constitute a return of capital.

•
Some of our officers and certain of our directors are also officers and directors of our sponsor, our advisor or its affiliates. As a result, our officers and affiliated directors are subject to conflicts of interest.

•
Our ability to raise money and achieve our investment objectives depends on the ability of the dealer manager to successfully market our offering. If we raise substantially less than the maximum offering amount, we may not be able to invest in a diverse portfolio of assets and the value of an investment in us may vary more widely with the performance of certain investments.

•	We pay certain fees and expenses to our advisor and its affiliates. These fees were not negotiated at arm’s length and therefore may be higher than fees payable to unaffiliated third parties.
•
Development projects in which we invest will be subject to potential development and construction delays which could result in increased costs and risks and may hinder our operating results and ability to make distributions.

•
We may incur significant debt in certain circumstances. Our use of leverage increases the risk of an investment in us. Loans we obtain may be collateralized by some or all of our investments, which will put those investments at risk of forfeiture if we are unable to pay our debts. Principal and interest payments on these loans reduce the amount of money that would otherwise be available for other purposes.

•
Volatility in the debt markets could affect our ability to obtain financing for investments or other activities related to real estate assets and the diversification or value of our portfolio, potentially reducing cash available for distribution to our stockholders or our ability to make investments. In addition, if any of the loans we obtain have variable interest rates, volatility in the debt markets could negatively impact such loans.

•
If we fail to continue to qualify as a REIT, it would adversely affect our operations and our ability to make distributions to our stockholders because we will be subject to United States federal income tax at regular corporate rates with no ability to deduct distributions made to our stockholders.

Additional risks related to our business are discussed under the heading “Risk Factors” in our Registration Statement on Form S-11 (File No. 333-215272) and associated supplements. In light of the significant uncertainties inherent in these forward looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Moreover, you should interpret many of the risks identified in this report, as well as the risks set forth above, as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic.
Overview
Cottonwood Communities, Inc. invests in multifamily apartment communities and multifamily real estate-related assets throughout the United States. We seek to invest at least 65% of our assets in stabilized multifamily apartment communities and up to 35% in mortgage loans, preferred equity investments, mezzanine loans or equity investments in property or land which will be developed into a multifamily apartment community (including, by way of example, an existing multifamily apartment community that may require redevelopment capital for strategic repositioning within its market).
Our investment objectives are to:
•	preserve, protect and return invested capital;
•	pay stable cash distributions to stockholders;
•	realize capital appreciation in the value of our investments over the long term; and
•	provide a real estate investment alternative with lower expected volatility relative to public real estate companies whose securities trade daily on a stock exchange.
On August 13, 2018, we commenced a best-efforts initial public offering (the “Offering”) that consists of $750,000,000 in shares of common stock, made up of $675,000,000 in shares through our primary offering and $75,000,000 in shares through the distribution reinvestment plan (the “DRP Program”) at a purchase price of $10.00 per share (with discounts available to certain categories of purchasers in the primary offering) in both offerings. Effective October 15, 2019, we commenced offering two classes of our common stock: Class A and Class T. The share classes have a different selling commission structure; however, these offering-related expenses are being paid by our advisor. We are offering to sell any combination of Class A and Class T common stock in the Offering, with a dollar value up to the maximum offering amount.
On November 8, 2019, we launched a best-efforts private placement offering pursuant to which we are offering a maximum of $50,000,000 in shares of Series 2019 Preferred Stock to accredited investors at a purchase price of $10.00 per share (the “Private Offering”). Offering-related expenses in the Private Offering are paid by us.
We elected to be taxed as a REIT beginning with our taxable year ended December 31, 2019. We utilize an UPREIT organizational structure to hold all or substantially all of our assets through the Operating Partnership. We are the general partner of the Operating Partnership.
As of September 30, 2020, we have raised gross proceeds of $20,561,909 from the sale of Series 2019 Preferred Stock in the Private Offering and $115,461,306 from the sale of our common stock in the Offering. We have primarily used the net proceeds to make investments in real estate related assets as further described below under Our Investments.
COVID-19 Pandemic and Multifamily Real Estate Outlook
The COVID-19 pandemic has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The United States has reacted with various containment and mitigation efforts including quarantines, mandated business and school closures and travel restrictions. As a result, the COVID-19 pandemic is negatively impacting the real estate industry. The fluidity of the COVID-19 pandemic continues to preclude any prediction as to the ultimate adverse impact the pandemic may have on our business, financial condition, results of operations and cash flows.
Some of our tenants have suffered difficulties with their personal financial situations as a result of job loss or reduced income and a small percent of the multifamily tenants at our stabilized multifamily apartment communities have sought rent deferrals. Not all tenant requests will ultimately result in rent deferrals and rent deferrals to date have not had a significant impact on our operations. To date, the impact of COVID-19 on our stabilized multifamily apartment communities has been minimal. As of the end of October 2020, we had received tenant payments equal to 93.8% of the monthly tenant charges billed for the three months ended September 30, 2020. Collections and rent relief requests to date may not be indicative of collections or requests in any future period. Our results of operations have also been partially impacted as a result of waiving late fees and the suspension of evictions at our properties. In addition, although the development projects in which we have invested are currently proceeding on schedule, as a result of shutdowns, quarantines or actual viral health issues, construction and completion of the development projects in which we have invested may be delayed or may incur additional costs which would have an adverse impact on our income from real estate note and investment returns.
The extent to which the COVID-19 pandemic or any other pandemic, epidemic or disease impacts our operations, the personal financial position of our tenants, and the development projects in which we have invested remains uncertain and cannot be predicted with confidence and will depend on the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. However, notwithstanding the challenging economic circumstances created by the COVID-19 pandemic, we believe our focus on multifamily assets and the quality of the assets in our portfolio makes us better positioned relative to other classes of real estate to withstand many of the adverse impacts of the COVID-19 pandemic as housing is a basic need, rather than a discretionary expense. Further, we believe that factors impacting the prime United States renter demographic such as delayed major life decisions, increased levels of student debt and tight credit standards in the single-family home mortgage market continue to support the value proposition for owning multifamily apartment communities and related investments. We note that our stabilized multifamily apartment communities on a combined basis averaged higher than 90% occupancy as of September 30, 2020. Further, we have no debt maturing until March 2023 and are conservatively leveraged on our stabilized multifamily apartment communities with a total secured debt-to-total assets ratio of 41.2%.

Our Investments
At September 30, 2020, we had the following investments in multifamily apartment communities:
Investment Type	Multifamily Community Name	Status	Location	Units
Wholly-Owned	Cottonwood West Palm	Stabilized community	West Palm Beach, FL	245
Wholly-Owned	Cottonwood One Upland	Stabilized community	Greater Boston, MA	262
B Note	Dolce Twin Creeks, Phase II	Development project	Allen, TX	366
Preferred Equity	Lector85	Development project	Ybor City, FL	254
Preferred Equity	Vernon Boulevard	Development project	Queens, NY	534
We have also entered into an agreement to potentially provide a preferred equity investment for the 2980 Huron Project, a multifamily development in Denver, Colorado.
Investment Activity
On March 19, 2020, we acquired Cottonwood One Upland for $103,600,000, excluding closing costs. We funded the purchase with an initial draw of $50,000,000 from our $67,600,000 credit facility and proceeds from our offerings. Cottonwood One Upland was constructed in 2016 and encompasses 303,840 rentable square feet. Amenities include a swimming pool, clubhouse, outdoor amphitheater, and a dog park.
During the three and nine months ended September 30, 2020, we issued approximately $1,488,000 and $4,942,000, respectively, of our $10,000,000 B note commitment with the developer of Dolce Twin Creeks, Phase II, bringing the total amount issued to approximately $6,736,000.
During the three months ended March 31, 2020, we issued approximately $5,211,000 to our joint venture with Milhaus, LLC for the development of Lector85, a 254-unit multifamily project in Ybor City, Florida. This constituted the remaining amount of our $9,900,000 commitment and as such, no additional funding was required subsequent to March 31, 2020.
On July 24, 2020, we and a publicly-traded multifamily REIT (the “Preferred Co-Investor”) made a preferred equity investment in an entity that is developing a three-building multifamily apartment community in the Astoria neighborhood of Queens, New York (the “Project”). Our preferred contribution was $15,000,000 (the “Vernon Boulevard Investment”). The Preferred Co-Investor contributed $40,000,000. In connection with our investment, we entered a joint venture agreement with the Preferred Co-Investor as well as an entity owned by a New York-based real estate development, investment and management firm (the “Developer”) and a foreign fund. The Developer contributed approximately $62,000,000 in common equity and is the manager of the joint venture.
Pursuant to the terms of the joint venture agreement, the Vernon Boulevard Investment has a preferred return of 13% per annum and receives a profit participation upon a liquidity event, pari passu alongside the preferred equity contribution from the Preferred Co-Investor. Decisions of the members require approval of a majority in interest of the preferred equity holders and a majority in interest of the common holders. The Vernon Boulevard Investment has an expected redemption of July 2025 and is senior to the common equity. Additional funding for the Project will come from a $225,000,000 construction loan. The total development cost is estimated to be $342,000,000.
The Project is located on a 2.5 acre waterfront site and is expected to have 534 units with approximately 500 net rentable square feet of retail space. The Project will feature a central courtyard/green space and rooftop amenities including a 3,962-square-foot pool deck, outdoor barbecues and lounge areas. Indoor amenities will include a golf room, a music room, an arcade and party room, coworking spaces, and a communal lounge with unobstructed views of the East River and Manhattan skyline. The Project is located within a few blocks of the Astoria Ferry station and less than a mile from the nearest subway station. Construction has commenced on the Project with the majority of the foundation work already complete. The first units are scheduled for delivery in the second quarter of 2022.

Results of Operations
We commenced real estate operations on May 30, 2019 with the acquisition of Cottonwood West Palm and, as a result, we have omitted a comparison of the periods for the nine months ended September 30, 2020 as we do not believe this comparison is meaningful. Our results of operations for the three months ended September 30, 2020 and 2019 are as follows:
	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019
Revenues
Rental and other property revenues	$3,054,823	$1,180,972
Real estate note investment interest	171,746	16,699
Total revenues	3,226,569	1,197,671
Expenses
Property operations expense	1,358,507	661,181
Reimbursable operating expenses to related parties	263,915	148,906
Asset management fee to related party	811,233	296,126
Depreciation and amortization	2,295,445	1,270,577
General and administrative expenses	1,534,590	210,700
Total operating expenses	6,263,690	2,587,490
Other (expense) income
Equity in earnings of unconsolidated real estate entities	708,067	—
Interest income	6,887	137,543
Interest expense	(1,045,464)	(388,186)
Total other expense	(330,510)	(250,643)
Total expenses before asset management fee waiver	(6,594,200)	(2,838,133)
Asset management fee waived by Advisor	48,543	310,484
Net expenses after asset management fee waiver	(6,545,657)	(2,527,649)
Net loss	$(3,319,088)	$(1,329,978)

Weighted-average shares outstanding	11,225,384	6,091,617
Net loss per common share - basic and diluted	$(0.30)	$(0.22)
We incurred net losses of $3,319,088 and $1,329,978 for the three months ended September 30, 2020 and 2019, respectively. The change was primarily driven by additional operating activity and asset management fees resulting from the acquisition of One Upland in March 2020. General and administrative expenses for the three months ended September 30, 2020 also increased compared to the same period in the prior year primarily due to non-recurring legal and financial advisor costs in connection with our evaluation of a strategic transaction. These increases in net losses were partially offset by $708,067 of equity in earnings related to our Vernon Boulevard and Lector85 investments which were funded after September 30, 2019.
We expect our results of operations in future periods to fluctuate as we continue to deploy capital in strategic real estate investments. Changes in occupancy, fluctuations due to changes in the variable interest rate on our JP Morgan Credit Facility and impacts of the COVID-19 pandemic as discussed above could also affect our operating results
As of September 30, 2020, West Palm was occupied at a rate of 91.8% and One Upland was occupied at a rate of 93.9%.
Funds from Operations
Funds from operations, or FFO, is a measure of the operating performance of a REIT and of our company. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for our share of unconsolidated partnerships and joint ventures.

Our management also uses Core FFO as a measure of our operating performance. Core FFO is further adjusted from FFO for the following items included in the determination of GAAP net income: amortization of issuance costs associated with real estate note investments and debt, accretion of discounts on preferred stock, acquisition fees and expenses, and amortization of above or below intangible lease assets and liabilities. Our calculation of Core FFO may differ from the methodology used for calculating Core FFO by other REITs and, accordingly, our Core FFO may not be comparable. We believe these measures are useful to investors because they facilitate an understanding of our operating performance after adjusting for non-cash expenses and other items not indicative of ongoing operating performance.
Neither FFO nor Core FFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO and Core FFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor Core FFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.
The following table presents the calculation of FFO and Core FFO:
	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019
Net loss	$(3,319,088)	$(1,329,978)
Adjustments:
Real estate-related depreciation and amortization	2,295,445	1,270,577
FFO	(1,023,643)	(59,401)
Adjustments:
Amortization of real estate note investment issuance costs	12,218	—
Accretion of discount on preferred stock	133,597	—
Amortization of debt issuance costs	58,637	26,677
Acquisition fees and expenses	1,187,131	11,852
Accretion of below market leases	(22,310)	—
Core FFO	$345,630	$(20,872)

FFO per share - basic and diluted	$(0.09)	$(0.01)
Core FFO per share - basic and diluted	$0.03	$0.00
Weighted average shares outstanding	11,225,384	6,091,617
Policies Regarding Operating Expenses
Commencing with the quarter ended March 31, 2020, our advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors.
Our conflicts committee determined that the relationship of our total operating expenses and its net assets was justified for the four fiscal quarters ended September 30, 2020 given the costs of operating a public company and the early stage of our operations and approved total operating expenses in excess of the operating expense reimbursement obligation in the third quarter of 2020.
Liquidity and Capital Resources
Our principal demands for funds during the short and long-term are and will be for the acquisition of multifamily apartment communities and investments in multifamily real estate-related assets; operating expenses, capital expenditures and general and administrative expenses; payments under debt obligations; redemptions of common and preferred stock; and payments of distributions to stockholders. We will obtain the capital required to purchase multifamily apartment communities and make investments in multifamily real estate-related assets and conduct our operations from the proceeds of the Private Offering, the Offering, from our credit facilities, other secured or unsecured financings from banks and other lenders, and from any undistributed funds from our operations, all of which may be adversely effected by the impact of the COVID-19 pandemic as discussed above.
At September 30, 2020, we had the Berkadia Credit Facility, secured by Cottonwood West Palm, and the JP Morgan Credit Facility, secured by Cottonwood One Upland, for which we have advances of $35,995,000 and $48,500,000, respectively. There is no limit on the amount that we can draw on the Berkadia Credit Facility so long as we maintain the loan-to-value ratio and other requirements as set forth in the loan documents. We may obtain advances secured against One Upland up to $67,600,000 on the JP Morgan Credit Facility, as well as finance other future acquisitions up to $125,000,000. We can draw upon or pay down these credit facilities at our discretion, subject to loan-to-value requirements, debt service coverage ratios and other covenants and restrictions as set forth in the loan documents.
We must also redeem the Series 2019 Preferred Stock for cash at a redemption price per share equal to $10.00 plus any accrued and unpaid dividends, to the extent there are funds legally available, on December 31, 2023. This date may be extended by two one-year extension options.
In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to pay offering costs in connection with the Private Offering as well as make certain payments to our advisor and our affiliated property manager pursuant to the terms of our advisory and property management agreements.
We elected to be taxed as a REIT under the Internal Revenue Code beginning with our taxable year ended December 31, 2019. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
Cash Flows
The following table provides a breakdown of the net change in our cash and cash equivalents and restricted cash:
	Nine Months Ended September 30,
	2020	2019
Net cash provided by operating activities	$175,357	$192,451
Net cash used in investing activities	(79,053,573)	(32,364,478)
Net cash provided by financing activities	39,192,488	65,502,776
Net (decrease) increase in cash and cash equivalents and restricted cash	$(39,685,728)	$33,330,749
Cash flows provided by operating activities were $175,357 during the nine months ended September 30, 2020, primarily as a result of tenant receipts, interest income received on the Dolce B-Note, and interest received for cash on deposit combined with the deferral of payment on accounts payable, accrued expenses, and other liabilities. Cash flows provided by operating activities during the nine months ended September 30, 2019 were $192,451, primarily as a result of four months of real estate income since the acquisition of Cottonwood West Palm combined with the deferral of payment on accounts payable, accrued expenses and other liabilities.
Cash flows used in investing activities were $79,053,573 during the nine months ended September 30, 2020, due to our purchase of Cottonwood One Upland, the Vernon Boulevard Investment, the Lector85 Investment, and the Dolce B-Note, as well as cash invested in capital improvements. Cash flows used in investing activities were $32,364,478 during the nine months ended September 30, 2019, primarily due to our purchase of Cottonwood West Palm and draws on the Dolce B-Note.
Cash flows provided by financing activities were $39,192,488 during the nine months ended September 30, 2020, driven mainly by the net proceeds we received from the issuance of our common stock and our Series 2019 Preferred Stock, offset partially by distributions paid to common stockholders and net repayments made on our JP Morgan Credit Facility. Cash flows provided by financing activities were $65,502,776 during the nine months ended September 30, 2019, due to the net proceeds we received from the issuance of our common stock, which were offset partially by distributions paid to common stockholders.

Distributions
Distributions declared, distributions paid and cash flow used in operating activities were as follows:
			Distributions Paid(3)
Three Months Ended	Distributions Declared(1)	Distributions Declared Per Share(1)(2)	Cash	Reinvested (DRP)	Total	Cash Provided By (Used In) Operating Activities
March 31, 2020	$1,183,119	0.11648918	$888,805	$237,326	$1,126,131	$571,878
June 30, 2020	1,309,923	0.12054900	1,017,593	274,570	1,292,163	(32,296)
September 30, 2020	1,412,921	0.12205853	1,090,610	293,235	1,383,845	(364,225)
Total	$3,905,963		$2,997,008	$805,131	$3,802,139	$175,357
(1)	Distributions for the periods from January 1, 2020 through September 30, 2020 were based on daily record dates and were calculated at a rate of $0.00136612 per share per day.
(2)	Assumes share was issued and outstanding each day during the period presented.
(3)	Distributions are paid on a monthly basis. In general, distributions for all record dates of a given month are paid on or about the fifth business day of the following month.
For the three months ended September 30, 2020, we paid aggregate distributions of $1,383,845, including $1,090,610 distributions paid in cash and $293,235 of distributions reinvested through our distribution reinvestment plan. For the nine months ended September 30, 2020, we paid aggregate distributions of $3,802,139, including $2,997,008 distributions paid in cash and $805,131 of distributions reinvested through our distribution reinvestment plan. Our net loss for the nine months ended September 30, 2020 was $6,756,268. Cash flows provided by operating activities for the nine months ended September 30, 2020 was $175,357. We funded our total distributions paid, which includes net cash distributions and distributions reinvested by shareholders, with $571,878 prior period cash provided by operating activities and $3,230,261 of offering proceeds. Generally, for purposes of determining the source of our distributions paid, we assume first that we use cash flow from operating activities from the relevant or prior periods to fund distribution payments. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have less funds available for the acquisition of real estate investments, the overall return to our stockholders may be reduced and subsequent investors will experience dilution. In addition, to the extent distributions exceed cash flow from operating activities, a stockholder's basis in our stock will be reduced and, to the extent distributions exceed a stockholder's basis, the stockholder may recognize capital gain.
Critical Accounting Policies
Please refer to Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the period ending December 31, 2019 for discussions of our critical accounting policies. As of September 30, 2020, our critical accounting policies have not changed from those described in that report.
Subsequent Events
Status of the Private Offering
As of November 10, 2020, we had sold 2,620,480 shares of Series 2019 Preferred Stock for aggregate gross offering proceeds of $26,088,409. In connection with the sale of these shares in the Private Offering, the Company paid aggregate selling commissions of $1,704,428 and placement fees of $506,930.
Status of the Offering
As of November 10, 2020, we had sold 11,799,847 shares of our Class A common stock and 17,516 shares of our Class T common stock in the Offering for aggregate gross offering proceeds of $117,566,430. Included in these amounts were 140,781 shares of common stock sold pursuant to the DRP Program for aggregate gross offering proceeds of $1,407,811.
Dividends Paid - Series 2019 Preferred Stock
Subsequent to September 30, 2020 and through the date of this report, we paid $190,539 of dividends to holders of record of Series 2019 Preferred Stock at an effective annual rate of 5.5% on the $10.00 purchase price, assuming distributions are paid every day for a year at the daily distribution rate.

Dividends Declared - Series 2019 Preferred Stock
On November 11, 2020, our board of directors declared cash distributions at a daily distribution rate of $0.00150273 for December 2020 and declared cash distributions at a daily distribution rate of $0.00150685 for January and February 2021, or 5.5% annually on the $10.00 purchase price, to holders of record of our Series 2019 Preferred Stock for the months of December 2020, January 2021 and February 2021.
Distributions Paid - Common Stock
Subsequent to September 30, 2020 and through the date of this report, we paid $962,567 of distributions to our common stockholders at an effective annual rate of 5% on the $10.00 purchase price, assuming distributions are paid every day for a year at the daily distribution rate.
Distributions Declared - Common Stock
Our board of directors has authorized cash distributions on the outstanding shares of our common stock based on daily record dates as follows:
Authorization Date	Period	Daily Distribution Amount	Annualized Rate(1)	Expected Payment
October 25, 2020	November 1, 2020 – November 30, 2020	$0.00136612	5%	December 2020
November 11, 2020	December 1, 2020 – December 31, 2020	$0.00136612	5%	January 2021
November 11, 2020	January 1, 2021 – January 31, 2021	$0.00136986	5%	February 2021
November 11, 2020	February 1, 2021 – February 28, 2021	$0.00136986	5%	March 2021
(1)	Annualized rate is based on the $10.00 purchase price and assumes distributions are paid every day for a year at the daily distribution amount.
Holders of our common stock may choose to receive cash distributions or purchase additional shares.
Item 3.	Quantitative and Qualitative Disclosure about Market Risk
Quantitative and qualitative disclosures about market risk have been omitted as permitted under rules applicable to smaller reporting companies.
Item 4.	Controls and Procedures
Evaluation of Disclosure Controls and Procedures
Under the direction of our Chief Executive Officer and Chief Financial Officer, we evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of September 30, 2020. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of September 30, 2020, our disclosure controls and procedures were effective.
Internal Control Over Financial Reporting
There have been no changes in our internal control over financial reporting that occurred during the quarter ended September 30, 2020 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
PART 2 - OTHER INFORMATION
Item 1.	Legal Proceedings
From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business. As of September 30, 2020, we were not involved in any material legal proceedings.

Item 1A.	Risk Factors
We have omitted risk factors from this Quarterly Report on Form 10-Q pursuant to rules applicable to smaller reporting companies. See the prospectus for the Offering, as amended to date for risk factors which materially affect our business, financial condition or results of operations.
Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds
Unregistered Sales of Equity Securities
Information about the Private Offering and sales of the Series 2019 Preferred Stock in the Private Offering during the period covered by this Report has been previously furnished under Item 3.02 in Current Reports on Form 8-K as filed with the SEC.
Use of Proceeds
On August 13, 2018, our Registration Statement on Form S-11 (File No. 333-215272), covering our offering of up to $750,000,000 in shares of common stock through a primary offering of $675,000,000 and a distribution reinvestment plan (“DRP”) offering of $75,000,000, was declared effective under the Act. We commenced our initial public offering on August 13, 2018 upon retaining Orchard Securities, LLC as the dealer manager of our offering. Initially we were offering unclassified shares of our common stock in the primary offering at $10.00 per share (with discounts available to certain categories of purchasers) and unclassified shares of our common stock in the DRP Offering at $10.00 per share, all without any upfront costs or expenses charged to the investor. Effective October 15, 2019, pursuant to a post-effective amendment to our Registration Statement on Form S-11 filed October 9, 2019, we commenced offering two classes of shares of common stock: Class A and Class T, both at $10.00 per share (with discounts available to certain categories of purchasers of our Class A shares). The share classes have a different selling commission structure; however, any offering-related expenses are being paid by our advisor without reimbursement by us. We are offering to sell any combination of our Class A and Class T common stock, with a dollar value up to the maximum offering amount. We reserve the right to reallocate shares between the primary offering and the DRP Offering. We expect our primary offering to last until August 13, 2021 (unless extended as permitted by applicable securities laws). We may sell shares under the DRP Offering beyond the termination of the primary offering until we have sold all the shares under the plan.
As of September 30, 2020, we had sold 11,589,561 and 17,512 shares of Class A and Class T common stock, respectively, in the Offering for aggregate gross offering proceeds of approximately $115,461,000, including 120,673 combined shares of Class A or Class T common stock in the DRP Offering for aggregate gross offering proceeds of $1,206,734.
As of September 30, 2020, organization and offering costs of approximately $13,341,000 have been incurred by our advisor in connection with the Offering. Our advisor is obligated to pay all organization and offering costs in connection with the Offering on our behalf.
Proceeds from the Offering will be used to invest directly or indirectly in multifamily apartment communities and multifamily real estate-related assets, including potential development projects, located throughout the United States. As of September 30, 2020, we had used the proceeds from the Offering, the Private Offering, and debt financing to invest approximately $202,795,000 in our multifamily apartment community investments.
Share Repurchase Program
Information regarding the shares available for repurchase under our share repurchase program and the price at which we repurchase shares is found in Note 11 to our condensed consolidated financial statements in Part I of this report.
As of September 30, 2020, we redeemed 31,307 and 0 shares of Class A and Class T common stock, respectively, in the Offering pursuant to our share redemption program for $268,613, which was an average repurchase price of $8.58. During the nine months ended September 30, 2020, we fulfilled all redemption requests eligible for redemption under our share repurchase program and received in good order. We funded redemptions under our share repurchase program with the proceeds from our distribution reinvestment plan.
The total amount of aggregate repurchased shares will be limited to 5% of the weighted average number of shares of common stock outstanding during the prior calendar year. In addition, during any calendar year, we may redeem only the number of shares that we could purchase with the amount of net proceeds from the sale of shares under our distribution reinvestment plan during the prior calendar year. Following the redemptions during the nine months ended September 30, 2020, we have $132,990 available for redemption of shares eligible for redemption for the remainder of 2020.
Item 3.	Defaults Upon Senior Securities
None
Item 4.	Mine Safety Disclosures
Not applicable
Item 5.	Other Information
None

Item 6.	Exhibits
Exhibit Number	Exhibit Description
3.1	Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-11(No. 333-215272) filed June 27, 2018)
3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed December 22, 2016)
3.3	Articles Supplementary - Class A Common Stock (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed August 19, 2019)
3.4	Articles Supplementary - Class T Common Stock (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed August 19, 2019)
3.5	Articles of Amendment (incorporated by reference to Exhibit 3.3 to the Company's Current Report on Form 8-K filed August 19, 2019)
3.6	Article Supplementary – Preferred Stock (incorporated by reference to Exhibit 3.6 to the Company’s Quarterly Report on Form 10-Q filed November 13, 2019)
4.1	Form of Subscription Agreement (incorporated by reference to Appendix A to the prospectus filed in the Company’s Registration Statement on Form S-11 (No. 333-215272) filed June 27, 2018)
4.2
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed June 27, 2018)

4.3	Amended and Restated Distribution Reinvestment Plan (incorporated by reference to Exhibit 4.5 to the Company's Quarterly Report on Form 10-Q filed August 13, 2019)
31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1*	Certification of Chief Executive Officer pursuant to 18 U.S.C. 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002
32.2*	Certification of Chief Financial Officer pursuant to 18 U.S.C. 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002
99.1	Share Repurchase Program (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed May 22, 2018)
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase
101.DEF*	XBRL Taxonomy Extension Definition Linkbase
101.LAB*	XBRL Taxonomy Extension Label Linkbase
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase
*	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
COTTONWOOD COMMUNITIES, INC.

By:	/s/ Enzio Cassinis
Enzio Cassinis, Chief Executive Officer

By:	/s/ Adam Larson
Adam Larson, Chief Financial Officer
Dated: November 13, 2020

Annex G
Cottonwood Multifamily REIT I, Inc.

Consolidated Financial Statements

Years Ended December 31, 2019 and 2018

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Cottonwood Multifamily REIT I, Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Cottonwood Multifamily REIT I, Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of operations, equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/KPMG LLP
We have served as the Company’s auditor since 2018.
Denver, Colorado
April 29, 2020

Cottonwood Multifamily REIT I, Inc.

Consolidated Balance Sheets
(Amounts in thousands, except share and par value data)
	December 31,
	2019	2018
Assets
Investments in joint ventures	$31,478	$35,810
Cash and cash equivalents	260	962
Related party receivables	13	—
Other assets	46	24
Total assets	$31,797	$36,796
Liabilities and equity
Liabilities:
Accounts payable and accrued liabilities	327	290
Related party payables	1,044	131
Total liabilities	1,371	421
Commitments and contingencies (Note 7)
Equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 4,941,345 and 4,984,700 shares issued and outstanding at December 31, 2019 and 2018, respectively	49	50
Additional paid in capital	49,365	49,802
Accumulated distributions	(8,693)	(5,836)
Accumulated deficit	(10,295)	(7,641)
Total equity	30,426	36,375
Total liabilities and equity	$31,797	$36,796
See accompanying notes to consolidated financial statements

Cottonwood Multifamily REIT I, Inc.

Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
	Year Ended December 31,
	2019	2018
Equity in losses of joint ventures	$(1,323)	$(385)
Asset management fee to related party	(1,054)	(934)
Other expenses	(277)	(292)
Net loss	$(2,654)	$(1,611)
Net loss per basic and diluted common shares	$(0.53)	$(0.32)
Weighted average common shares outstanding, basic and diluted	4,974,184	4,992,167
See accompanying notes to consolidated financial statements

Cottonwood Multifamily REIT I, Inc

Consolidated Statements of Equity
(Amounts in thousands, except share data)
	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Distributions	Accumulated Deficit	Total Equity
Balance at December 31, 2017	4,997,000	$50	$49,925	$(2,973)	$(6,030)	$40,972
Common stock repurchases	(12,300)	—	(123)	—	—	(123)
Distributions to investors	—	—	—	(2,863)	—	(2,863)
Net loss	—	—	—	—	(1,611)	(1,611)
Balance at December 31, 2018	4,984,700	$50	$49,802	$(5,836)	$(7,641)	$36,375
Common stock repurchases	(43,355)	(1)	(437)	—	—	(438)
Distributions to investors	—	—	—	(2,857)	—	(2,857)
Net loss	—	—	—	—	(2,654)	(2,654)
Balance at December 31, 2019	4,941,345	$49	$49,365	$(8,693)	$(10,295)	$30,426
See accompanying notes to consolidated financial statements

Cottonwood Multifamily REIT I, Inc

Consolidated Statements of Cash Flows
(Amounts in thousands)
	Year Ended December 31,
	2019	2018
Operating activities
Net loss	$(2,654)	$(1,611)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in losses of joint ventures	1,323	385
Distributions of capital from joint ventures	3,009	2,875
Changes in operating assets and liabilities:
Related party receivables	(13)	25
Other assets	(21)	(25)
Accrued interest on related party bridge loan	—	(756)
Accounts payable and accrued liabilities	38	29
Related party payables	913	(1,008)
Net cash provided by (used in) operating activities	2,595	(86)
Investing activities
Distributions of capital from joint ventures related to increased borrowings	—	3,747
Net cash provided by investing activities	—	3,747
Financing activities
Common stock repurchases	(438)	(123)
Distributions to common stockholders	(2,859)	(2,867)
Net cash used in financing activities	(3,297)	(2,990)
Net (decrease) increase in cash and cash equivalents	(702)	671
Cash and cash equivalents at beginning of period	962	291
Cash and cash equivalents at end of period	$260	$962
See accompanying notes to consolidated financial statements

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Note 1—Organization and Business
Cottonwood Multifamily REIT I, Inc. (the “Company”) is a Maryland corporation formed on June 22, 2015 to invest in multifamily apartment communities and real estate related assets in the United States primarily through joint ventures with Cottonwood Residential O.P., LP (“CROP”). Substantially all of the Company’s business is conducted through Cottonwood Multifamily REIT I O.P., LP (the “Operating Partnership”), a Delaware limited partnership. The Company is a limited partner and the sole member of the general partner of the Operating Partnership. As used herein, the term “Company”, “we”, “our” or “us” includes the Company, the Operating Partnership and its subsidiaries, unless the context indicates otherwise.
A subsidiary of CROP, Cottonwood Capital Property Management II, LLC (“our sponsor”), sponsored the formation of the Company and the offering of up to $50 million in shares of common stock at a purchase price of $10.00 per share through a Tier 2 Regulation A plus offering with the SEC (“our Offering”). The SEC qualified the offering in May 2016. We completed our Offering in April 2017, raising the full $50 million.
Our sponsor paid all of the selling commissions and managing broker-dealer fees and the organizational and offering expenses related to our Offering. We have an asset management agreement whereby we pay an affiliate of our sponsor an asset management fee. Our sponsor is also the sole property manager for the properties acquired by the joint ventures.
Restructuring of Asset Manager
As a result of the determination by CROP to restructure the ownership of our asset manager, effective March 1, 2019, our asset management agreement was assigned to a newly formed affiliate of CROP, CC Advisors I, LLC (“CC Advisors I”). As our new asset manager, CC Advisors I is responsible for the asset management services rendered to us. Property management services will continue to be provided by Cottonwood Capital Property Management II, LLC.
CROP will continue to have an indirect ownership interest in the new asset manager, CC Advisors I; however, two additional entities in which employees of CROP and its affiliates have an ownership interest will also have an indirect ownership interest in our new asset manager. As our asset manager will be an affiliate of CROP, our new asset manager will rely on the expertise and experience of CROP to provide our asset management services. In addition, as part of the restructuring, a new entity, Cottonwood Communities Advisors Promote, LLC (“CC Advisors Promote”), owns the promotional interest in us previously held by CROP. The fees and services to be provided to us remain unchanged following these changes.
The following chart illustrates our corporate structure and ownership percentages as of December 31, 2019:

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)

The Company is structured as an umbrella partnership REIT and contributed all net proceeds from our Offering to the Operating Partnership. In return for those contributions, the Company received Operating Partnership Units (“OP Units”) in the Operating Partnership equal to the number of shares of common stock (“Common Stock”) the Company issued, maintaining a one-for-one relationship in OP Units issued to the Company and Common Stock issued by the Company. Therefore, holders of Common Stock share in the profits, losses and cash distributions of the Operating Partnership in the same proportion as their ownership in the Company.
Note 2—Summary of Significant Accounting Policies
Principles of Consolidation and Basis of Presentation
The consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
The joint ventures are variable interest entities (“VIEs”). Generally, VIEs are legal entities in which the equity investors do not have the characteristics of a controlling financial interest or the equity investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. All VIEs for which we are the primary beneficiary are consolidated. Qualitative and quantitative factors are considered in determining

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
whether we are the primary beneficiary of a VIE, including, but not limited to, which activities most significantly impact economic performance, which party controls such activities, the amount and characteristics of our investments, the obligation or likelihood for us or other investors to provide financial support, and the management relationship of the property.
The Company and the Operating Partnership are consolidated. Control of the joint ventures is shared equally between CROP and us. We are not considered the primary beneficiary of the joint ventures as our sponsor, who is a subsidiary of CROP, is most closely associated with joint venture activities through their asset and property management agreements. As a result, our investments in joint ventures are recorded under the equity method of accounting on the consolidated financial statements.
Certain amounts in the prior year consolidated financial statements and supporting footnote disclosures have been reclassified to conform to the current year presentation. Specifically, related party assets and liabilities have been separately presented on the consolidated balance sheets and consolidated statements of cash flows. Such reclassifications did not impact previously reported net loss or accumulated deficit.
Use of Estimates
We make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated financial statements as well as the amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.
Organization and Offering Costs
Organization costs include all expenses incurred in connection our formation, including but not limited to legal fees and other costs to incorporate the Company. Offering costs include all expenses incurred in connection with the offering, including managing broker-dealer fees and selling commissions. All organization and offering costs were paid by our sponsor. We will not incur any liability for or reimburse our sponsor for any of these organizational and offering costs. Total offering costs incurred by our sponsor in connection with our Offering were approximately $6,176. Organizational costs incurred by our sponsor were not significant.
Investments in Joint Ventures
Under the equity method of accounting, our investments in joint ventures are stated at cost, adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings or losses is generally recognized based on our ownership interest in the earnings or losses of the joint ventures. For the purposes of presentation in the consolidated statements of cash flows, we follow the “look through” approach for classification of distributions from unconsolidated real estate assets. Under this approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital (e.g., a liquidating dividend or distribution of the proceeds from the entity’s sale of assets), in which case it is reported as an investing activity.
We assess potential impairment of investments in joint ventures whenever events or changes in circumstances indicate that the fair value of the investment is less than its carrying value. To the extent impairment has occurred, and is not considered temporary, the impairment is measured as the excess of the carrying amount of the investment over the fair value of the investment. We have not recognized impairment on any of our joint venture investments.
Cash and Cash Equivalents
We maintain our cash in demand deposit accounts at major commercial banks. Balances in individual accounts at times exceeds FDIC insured amounts. We have not experienced any losses in such accounts.
Income Taxes
We elected to be taxed as a REIT as of January 1, 2016. As a REIT, we are not subject to federal income tax with respect to that portion of our income that meet certain criteria and is distributed annually to shareholders. To

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
continue to qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our taxable income, excluding net capital gains, to shareholders. We have adhered to, and intend to continue to adhere to, these requirements to maintain REIT status.
If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for four subsequent taxable years. As a qualified REIT, we are still subject to certain state and local taxes and may be subject to federal income and excise taxes on undistributed taxable income. For the years ended December 31, 2019 and 2018, 100% (unaudited) of all distributions to stockholders qualified as a return of capital.
Note 3—Investments in Joint Ventures
Our investment activity in our joint ventures is as follows:
	Alpha Mill	Cottonwood Westside	The Marq Highland Park	Total
2017 carrying value	$14,686	$14,331	$13,801	$42,818
Equity in losses	(56)	(301)	(28)	(385)
Distributions	(3,225)	(561)	(2,837)	(6,623)
2018 carrying value	$11,405	$13,469	$10,936	$35,810
Equity in losses	(440)	(522)	(361)	(1,323)
Distributions	(1,016)	(840)	(1,153)	(3,009)
2019 carrying value	$9,949	$12,107	$9,422	$31,478
Operational information for the properties owned by our joint ventures for the years ended December 31, 2019 and 2018 is as follows:
Year Ended December 31, 2019	Alpha Mill	Cottonwood Westside	The Marq Highland Park	Total	Equity in Earnings (Losses) at 90%
Revenues
Rental and other operating income	$4,476	$3,619	$4,656	$12,751	$11,476
Operating expenses
Rental operations expense	1,312	1,482	1,772	4,566	4,109
Advertising and marketing	60	57	57	174	157
General and administrative	85	67	63	215	194
Property management fees	157	126	163	446	401
Total operating expenses	1,614	1,732	2,055	5,401	4,861
Net operating income	2,862	1,887	2,601	7,350	6,615
Interest on Fannie Mae facility	1,410	992	1,210	3,612	3,251
Depreciation and amortization	1,708	1,364	1,676	4,748	4,273
Mark to market adjustments on interest rate caps	217	105	107	429	386
Other non operating expense	16	5	10	31	28
Net loss	$(489)	$(579)	$(402)	$(1,470)	$(1,323)

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Year Ended December 31, 2018	Alpha Mill	Cottonwood Westside	The Marq Highland Park	Total	Equity in Earnings (Losses) at 90%
Revenues
Rental and other operating income	$4,385	$3,592	$4,695	$12,672	$11,405
Operating expenses
Rental operations expense	1,233	1,477	1,700	4,410	3,969
Advertising and marketing	53	49	59	161	145
General and administrative	79	65	57	201	181
Property management fees	153	127	164	444	400
Total operating expenses	1,518	1,718	1,980	5,216	4,695
Net operating income	2,867	1,874	2,715	7,456	6,710
Interest on Fannie Mae facility	1,341	982	1,157	3,480	3,132
Depreciation and amortization	1,680	1,342	1,658	4,680	4,212
Mark to market adjustments on interest rate caps	(113)	(84)	(81)	(278)	(250)
Other non operating expenses (income)	21	(30)	10	1	1
Net loss	$(62)	$(336)	$(29)	$(427)	$(385)
Summarized balance sheet information for the properties owned by the joint ventures is as follows:
December 31, 2019	Alpha Mill	Cottonwood Westside	The Marq Highland Park	Total
Real estate assets, net	$46,574	$38,436	$38,952	$123,962
Other assets	870	814	938	2,622
Fannie Mae facility	36,265	25,655	32,260	94,180
Other liabilities	333	230	312	875
Equity	10,846	13,365	7,318	31,529
December 31, 2018	Alpha Mill	Cottonwood Westside	The Marq Highland Park	Total
Real estate assets, net	$48,139	$39,693	$40,484	$128,316
Other assets	929	1,107	1,074	3,110
Fannie Mae facility	36,265	25,655	32,260	94,180
Other liabilities	340	268	297	905
Equity	12,463	14,877	9,001	36,341
The excess of cost over our share of net assets of our investments in joint ventures is $3,103 at December 31, 2019 and 2018, and relates to acquisition date accounting differences.
Note 4—Stockholders’ Equity
Our charter authorizes the issuance of up to 1,000,000,000 shares of common stock at $0.01 par value per share and 100,000,000 shares of preferred stock at $0.01 par value per share.
Voting Common Stock
Holders of our common stock are entitled to receive dividends when authorized by the board of directors, subject to any preferential rights of outstanding preferred stock. Holders of common stock are also entitled to one vote per share on all matters submitted to a shareholder vote, including election of directors to the board, subject to certain restrictions. As of December 31, 2019, and 2018, we had outstanding shares of 4,941,345 and 4,984,700, respectively. Our sponsor owns 1,021 shares.

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Preferred Stock
The board of directors is authorized, without approval of common shareholders, to provide for the issuance of preferred stock, in one or more classes or series, with such rights, preferences and privileges as the board of directors approves. No preferred stock was issued and outstanding as of December 31, 2019 and 2018.
Distributions
Distributions are determined by the board of directors based on the Company’s financial condition and other relevant factors. Should cash flows from operations not cover distributions, we may look to third party borrowings, including CROP or its affiliates, to fund distributions. We may also use funds from the sale of assets or from the maturity, payoff or settlement of debt investments for distributions not covered by operating cash. Distributions for the years ended December 31, 2019 and 2018 were $2,857 and $2,863, respectively.
Note 5—Joint Venture Distributions
Cash from operations of the individual joint ventures after payment of property management fees shall be distributed to provide a preferred return of up to 8% on invested capital in the joint venture. Profits will then be allocated 50% to the Operating Partnership and CROP (in proportion to their respective interests in the joint venture) and 50% to CC Advisors Promote until CC Advisors Promote has received an amount equal to 20% of all distributions. Profits after the above distributions will be allocated 80% to the Operating Partnership and CROP (in proportion to their respective interests in the joint venture) and 20% to CC Advisors Promote. Refer to Note 1 for changes in the entities receiving this promote effective March 1, 2019.
Note 6—Related Party Transactions
Our affiliated directors and officers hold key positions at CROP and its affiliates, including at our property manager and asset manager. They are not compensated by us but are responsible for the management and affairs of the Company.
Promotional Interest
CC Advisors Promote, which certain officers and our affiliated directors have an indirect ownership interest in, will receive a 20% promotional interest after an 8% preferred return on invested capital.
Asset Management Fee
CC Advisors I, which certain officers and our affiliated directors have an indirect ownership interest in, provides asset management services for the Company subject to the board of directors’ supervision. As compensation for those services, CC Advisors I receives a fee of 0.75% of gross assets, defined initially as the gross book value of our assets and subsequently as gross asset value once NAV is established. For the years ended December 31, 2019 and 2018, we incurred asset management fees of $1,054 and $934, respectively. Refer to Note 1 for a discussion of the entities receiving these asset management fees.
Property Management Fee
Our sponsor provides property management services for multifamily apartment communities acquired by the joint ventures and receives a fee of 3.5% of gross revenues of each property managed for these services. Our sponsor is also reimbursed for expenses incurred on behalf of their management duties in accordance with the property management agreement. During the years ended December 31, 2019 and 2018, property management fees charged to the three properties were $446 and $444, respectively.
Construction Management Fee
Our sponsor will receive for its services in supervising any renovation or construction project in excess of $5 in or about each property a construction management fee equal to 5% of the cost of the amount that is expended. Construction management fees were not significant for the years ended December 31, 2019 and 2018.

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Property Management Corporate Service Fee
Our sponsor allocates a flat fee each month to each of the joint ventures which is intended to fairly allocate the overhead costs incurred by our sponsor and its affiliated entities with respect to the management of all assets. This fee may vary depending on the number of assets managed and the actual overhead expenses incurred. Our sponsor will have the right to retain any excess between actual costs and the amount of the fee charged. Property management corporate service fees were not significant for the years ended December 31, 2019 and 2018.
Insurance Fee
A licensed insurance broker affiliated with our sponsor receives 20% of the brokerage fee charged with respect to the placement of all insurance policies for the multifamily apartment communities. Insurance fees were not significant for the years ended December 31, 2019 and 2018.
Note 7—Commitments and Contingencies
Economic Dependency
Under various agreements, we have engaged or will engage our sponsor or affiliates of our sponsor to provide certain services that are essential to us, including asset management services and other administrative responsibilities that include accounting services and investor relations. As a result of these relationships, we are dependent upon our sponsor. In the event that our sponsor is unable to provide us with the respective services, we would be required to find alternative providers of these services.
Liquidity Strategy
Our board of directors will try to determine which liquidity strategy would result in the greatest value for shareholders. A liquidity event will occur no later than December 31, 2023, which may be extended for two one-year periods in the sole discretion of our board of directors and an additional two one-year periods by a majority vote of the shareholders. If no extension is approved, an orderly sale of the Company’s assets will begin within a one-year period from the decision not to extend. If all extensions are approved, the final termination date would be December 31, 2027. The precise timing of sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to shareholders.
In the event that a listing occurs on or before the termination date, we will continue perpetually unless dissolved pursuant to a vote of the shareholders or any applicable provision of the Maryland General Corporation Law. A listing shall mean the commencement of trading of our common stock on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of the board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders. A listing shall also be deemed to occur on the effective date of a merger in which the consideration received by the shareholders is securities of another entity that are listed on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders.
Right of First Refusal
If we or CROP desire to transfer all or a portion of membership interests in a joint venture, the non-transferring member shall have the option to purchase the transferring member’s membership interest on the same terms the transferring member intends to sell its interest to a third-party.
Share Repurchase Program
We have a share repurchase program that may enable stockholders to sell back to us up to 3% of the weighted average number of shares of common stock outstanding during the prior calendar year at the sole discretion and option of the board of directors. The board of directors may amend, suspend, or terminate the repurchase plan at any time in its sole discretion, upon 30 days’ written notice to the shareholders, if it believes that such action is in the best interest of the shareholders.

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
The repurchase price is subject to the following discounts, depending upon when the shares are repurchased:
Share Purchase Anniversary	Repurchase Price As a Percentage of Estimated Value(1)
Less than 1 year	No repurchase allowed
1 year	80%
2 years	85%
3 years	90%
4 years and thereafter	95%
In the event of a shareholder’s death or complete disability	95%
(1)
Estimated value equals Net Asset Value (“NAV”) as determined and disclosed by the board of directors. On December 13, 2019, the board of directors determined the value of our shares of common stock at $12.21 per share as of September 30, 2019, based on our net asset value. See the Form 1-U filed with the SEC on December 16, 2019 for additional information on our most recent NAV. Previously, on November 2, 2018, the board of directors determined the value of our shares of common stock at $11.31 per share as of September 30, 2018, based on our net asset value. See the Form 1-U filed with the SEC on November 5, 2018 for additional information on our prior NAV.

The purchase price will further be reduced by amounts distributed to shareholders as a result of the sale of one or more of assets constituting a return of capital. During the year ended December 31, 2019, we repurchased 43,355 shares of our common stock for an average purchase price of approximately $10.09.
Note 8—Subsequent Events
We have evaluated subsequent events up until the date the consolidated financial statements are issued for recognition or disclosure and have determined there are none to be reported or disclosed in the consolidated financial statements other than as mentioned below.
COVID-19
The recent outbreak of the COVID-19 virus that has rapidly spread to a growing number of countries, including the United States, has created considerable instability and disruption in the U.S. and world economies. The extent to which our results of operations or our overall value will be affected by the COVID-19 virus will largely depend on future developments, which are highly uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of the COVID-19 virus and the actions required to be undertaken to contain the COVID-19 virus or treat its impact. As a result of shutdowns, quarantines or actual viral health issues, tenants at the multifamily apartment communities of the properties owned by our joint ventures may experience reduced wages for a prolonged period of time and may be unable to make their rental payments. In the last month, our joint ventures have experienced a limited number of requests for rent deferrals. Our joint ventures may be unable to evict tenants due to federal, state and/or local laws or regulations or lender requirements implemented as a result of the COVID-19 virus outbreak. In addition, property managers may be limited in their ability to properly maintain the multifamily apartment communities owned by our joint ventures. Market fluctuations may affect our ability to obtain necessary funds for our operations from current lenders or new borrowings. The occurrence of any of the foregoing events or any other related matters could materially and adversely affect our financial performance and our overall value.
Affiliate Loan
On April 20, 2020 we borrowed $579 from Cottonwood Communities Advisors, LLC, the parent entity of CC Advisors I, LLC, our asset manager. In connection with the borrowing we executed a promissory note in favor of Cottonwood Communities Advisors, LLC. Pursuant to the promissory note, we agreed to repay any advances, up to an aggregate principal amount of $1,000, plus any interest on the unpaid principal advanced under the note, by September 30, 2020. The unpaid principal under the promissory note bears simple interest from the date advanced at the rate of 6% per annum. We may prepay the unpaid principal balance under the promissory note, in whole or in part, together with all interest then accrued under the note, at any time, without premium or penalty. Cottonwood Communities Advisors, LLC may upon written demand require us to prepay outstanding amounts under the promissory note, in whole or in part, provided that funds are available from the Fannie Mae facility. The promissory note is unsecured.

Annex H
Cottonwood Multifamily REIT I, Inc.
Consolidated Financial Statements (Unaudited)

September 30, 2020
1245 Brickyard Road, Suite 250
Salt Lake City, Utah 84106
(801) 278-0700

Consolidated Financial Statements

Cottonwood Multifamily REIT I, Inc.

Consolidated Balance Sheets
(Amounts in thousands, except share and par value data)
	September 30, 2020	December 31, 2019
	(Unaudited)	(Audited)
Assets
Investments in joint ventures	$28,064	$31,478
Cash and cash equivalents	500	260
Related party receivables	—	13
Other assets	21	46
Total assets	$28,585	$31,797
Liabilities and equity
Liabilities:
Accounts payable and accrued liabilities	330	327
Related party payables	1,409	1,044
Promissory notes to advisor	996	—
Total liabilities	2,735	1,371
Commitments and contingencies (Note 7)
Equity:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 4,904,045 shares issued and outstanding at September 30, 2020; 4,941,345 shares issued and outstanding at December 31, 2019	49	49
Additional paid in capital	48,948	49,365
Accumulated distributions	(10,820)	(8,693)
Accumulated deficit	(12,327)	(10,295)
Total equity	25,850	30,426
Total liabilities and equity	$28,585	$31,797
See accompanying notes to consolidated financial statements.

Cottonwood Multifamily REIT I, Inc.

Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
	Nine Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Equity in losses of joint ventures	$(739)	$(1,159)
Asset management fee to related party	(833)	(788)
Other expenses	(460)	(174)
Net loss	$(2,032)	$(2,121)

Net loss per basic and diluted common shares	$(0.41)	$(0.43)
Weighted average common shares outstanding, basic and diluted	4,932,091	4,979,694
See accompanying notes to consolidated financial statements.

Cottonwood Multifamily REIT I, Inc.

Consolidated Statements of Equity
(Amounts in thousands, except share data)
	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Distributions	Accumulated Deficit	Total Equity
Balance at December 31, 2019 (Audited)	4,941,345	$49	$49,365	$(8,693)	$(10,295)	$30,426
Common stock repurchases	(37,300)	—	(417)	—	—	(417)
Distributions to investors	—	—	—	(2,127)	—	(2,127)
Net loss	—	—	—	—	(2,032)	(2,032)
Balance at September 30, 2020 (Unaudited)	4,904,045	$49	$48,948	$(10,820)	$(12,327)	$25,850
	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Distributions	Accumulated Deficit	Total Equity
Balance at December 31, 2018 (Audited)	4,984,700	$50	$49,802	$(5,836)	$(7,641)	$36,375
Common stock repurchases	(21,710)	—	(207)	—	—	(207)
Distributions to investors	—	—	—	(2,145)	—	(2,145)
Net loss	—	—	—	—	(2,121)	(2,121)
Balance at September 30, 2019 (Unaudited)	4,962,990	$50	$49,595	$(7,981)	$(9,762)	$31,902
See accompanying notes to consolidated financial statements.

Cottonwood Multifamily REIT I, Inc.

Consolidated Statements of Cash Flows
(Amounts in thousands)
	Nine Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Operating activities
Net loss	$(2,032)	$(2,121)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in losses of joint ventures	739	1,159
Distributions of capital from joint ventures	2,675	2,206
Changes in operating assets and liabilities:
Related party receivables	13	—
Other assets	25	9
Accounts payable and accrued liabilities	5	(11)
Related party payables	365	554
Net cash provided by operating activities	1,790	1,796

Financing activities
Promissory notes to advisor	996	—
Common stock repurchases	(417)	(207)
Distributions to common stockholders	(2,129)	(2,147)
Net cash used in financing activities	(1,550)	(2,354)

Net increase (decrease) in cash and cash equivalents	240	(558)
Cash and cash equivalents at beginning of period	260	962
Cash and cash equivalents at end of period	$500	$404
See accompanying notes to consolidated financial statements.

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share and par value data)
September 30, 2020
Note 1 - Organization and Business
Cottonwood Multifamily REIT I, Inc. (the “Company”) is a Maryland corporation formed on June 22, 2015 to invest in multifamily apartment communities and real estate related assets in the United States primarily through joint ventures with Cottonwood Residential O.P., LP (“CROP”). Substantially all of the Company’s business is conducted through Cottonwood Multifamily REIT I O.P., LP (the “Operating Partnership”), a Delaware limited partnership. The Company is a limited partner and the sole member of the general partner of the Operating Partnership. As used herein, the term “Company”, “we”, “our” or “us” includes the Company, the Operating Partnership and its subsidiaries, unless the context indicates otherwise.
A subsidiary of CROP, Cottonwood Capital Property Management II, LLC (“our sponsor”), sponsored the formation of the Company and the offering of up to $50 million in shares of common stock at a purchase price of $10.00 per share through a Tier 2 Regulation A plus offering with the SEC (“our Offering”). The SEC qualified the offering in May 2016. We completed our Offering in April 2017, raising the full $50 million.
Our sponsor paid all of the selling commissions and managing broker-dealer fees and the organizational and offering expenses related to our Offering. We have an asset management agreement whereby we pay an affiliate of our sponsor an asset management fee. Our sponsor is also the sole property manager for the properties acquired by the joint ventures.
COVID-19
One of the most significant risks and uncertainties facing the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel coronavirus disease (COVID-19) pandemic. During the nine months ended September 30, 2020, the multifamily apartment communities owned by our joint ventures did not experience significant disruptions in our operations from the COVID-19 pandemic; however we continue to closely monitor the impact of the COVID-19 pandemic on all aspects of our business, including how the pandemic will impact our tenants at the multifamily apartment communities owned by our joint ventures and multifamily communities.
Note 2 - Summary of Significant Accounting Policies
Principles of Consolidation and Basis of Presentation
The consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
In our opinion, all adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows have been included. Interim results are not necessarily indicative of operating results for any other interim period or for the entire year. The December 31, 2019 consolidated financial statements and certain related disclosures in this report are derived from the December 31, 2019 audited financial statements on Form 1-K and should be read in conjunction with the consolidated financial statements and notes found therein.
The joint ventures are variable interest entities (“VIEs”). Generally, VIEs are legal entities in which the equity investors do not have the characteristics of a controlling financial interest or the equity investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. All VIEs for which we are the primary beneficiary are consolidated. Qualitative and quantitative factors are considered in determining whether we are the primary beneficiary of a VIE, including, but not limited to, which activities most significantly impact economic performance, which party controls such activities, the amount and characteristics of our investments, the obligation or likelihood for us or other investors to provide financial support, and the management relationship of the property.
The Company and the Operating Partnership are consolidated. Control of the joint ventures is shared equally between CROP and us. We are not considered the primary beneficiary of the joint ventures as our sponsor, who is a subsidiary of CROP, is most closely associated with joint venture activities through their asset and property management agreements. As a result, our investments in joint ventures are recorded under the equity method of accounting on the consolidated financial statements.
Use of Estimates
We make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated financial statements as well as the amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.
Organization and Offering Costs
Organization costs include all expenses incurred in connection with our formation, including but not limited to legal fees and other costs to incorporate the Company. Offering costs include all expenses incurred in connection with the offering, including managing broker-dealer fees and selling commissions. All organization and offering costs were paid by our sponsor. We will not incur any liability for or reimburse our sponsor for any of these organizational and offering costs. Total offering costs incurred by our sponsor in connection with our Offering were approximately $6,176. Organizational costs incurred by our sponsor were not significant.
Investments in Joint Ventures
Under the equity method of accounting, our investments in joint ventures are stated at cost, adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings or losses is generally recognized based on our ownership interest in the earnings or losses of the joint ventures. For the purposes of presentation in the consolidated statements of cash flows, we follow the “look through” approach for classification of distributions from unconsolidated real estate assets. Under this approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital (e.g., a liquidating dividend or distribution of the proceeds from the entity’s sale of assets), in which case it is reported as an investing activity.
We assess potential impairment of investments in joint ventures whenever events or changes in circumstances indicate that the fair value of the investment is less than its carrying value. To the extent impairment has occurred, and is not considered temporary, the impairment is measured as the excess of the carrying amount of the investment over the fair value of the investment. We have not recognized impairment on any of our joint venture investments.
Cash and Cash Equivalents
We maintain our cash in demand deposit accounts at major commercial banks. Balances in individual accounts at times exceeds FDIC insured amounts. We have not experienced any losses in such accounts.
Income Taxes
We elected to be taxed as a REIT as of January 1, 2016. As a REIT, we are not subject to federal income tax with respect to that portion of our income that meet certain criteria and is distributed annually to shareholders. To continue to qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our taxable income, excluding net capital gains, to shareholders. We have adhered to, and intend to continue to adhere to, these requirements to maintain REIT status.
If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for four subsequent taxable years. As a qualified REIT, we are still subject to certain state and local taxes and may be subject to federal income and excise taxes on undistributed taxable income. For the nine months ended September 30, 2020 and 2019, 100% (unaudited) of all distributions to stockholders qualified as a return of capital.

Recent Accounting Pronouncements
The following table provides a brief description of recent accounting pronouncements that could have a material effect on our consolidated financial statements:
Standard	Description	Required date of adoption	Effect on the Financial Statements or Other Significant Matters
ASU 2016-02, Leases
The ASU amends existing accounting standards for lease accounting and establishes the principles for lease accounting for both the lessee and lessor. The amendment requires lessees to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendment also requires certain quantitative and qualitative disclosures about leasing arrangements.
January 1, 2021
The standard must be adopted using a modified retrospective transition and provides for certain practical expedients. Transition will require application of the new guidance at the beginning of the earliest comparative period presented. We do not expect adoption to have a significant impact on the consolidated financial statements, as leases are generally 12 months or less with the exception of certain retail leases.

Note 3 - Investments in Joint Ventures
Our investment activity in our joint ventures is as follows:
	Alpha Mill	Cottonwood Westside	The Marq Highland Park	Total
2019 carrying value	$9,949	$12,107	9,422	$31,478
Equity in losses	(192)	(343)	(204)	(739)
Distributions	(934)	(686)	(1,055)	(2,675)
September 30, 2020 carrying value	$8,823	$11,078	$8,163	$28,064
	Alpha Mill	Cottonwood Westside	The Marq Highland Park	Total
2018 carrying value	$11,405	$13,469	$10,936	$35,810
Equity in losses	(441)	(421)	(297)	(1,159)
Distributions	(632)	(651)	(923)	(2,206)
September 30, 2019 carrying value	$10,332	$12,397	$9,716	$32,445
Operational information for the properties owned by our joint ventures for the nine months ended September 30, 2020 is as follows:
Nine Months Ended September 30, 2020	Alpha Mill	Cottonwood Westside	The Marq Highland Park	Total at 100%	Equity in Earnings (Losses) at 90%
Revenues
Rental and other operating income	$3,348	$2,661	$3,501	$9,510	$8,559

Operating expenses
Rental operations expense	1,032	1,140	1,409	3,581	3,223
Advertising and marketing	43	39	49	131	118
General and administrative	58	48	44	150	135
Property management fees	118	95	123	336	302
Total operating expenses	1,251	1,322	1,625	4,198	3,778

Nine Months Ended September 30, 2020	Alpha Mill	Cottonwood Westside	The Marq Highland Park	Total at 100%	Equity in Earnings (Losses) at 90%
Net operating income	2,097	1,339	1,876	5,312	4,781

Non-operating expenses
Interest on Fannie Mae facility	920	655	802	2,377	2,139
Depreciation and amortization	1,298	1,032	1,268	3,598	3,238
Mark-to-market adjustments on interest rate caps	22	16	17	55	50
Other non-operating expenses	70	17	16	103	93
Net loss	$(213)	$(381)	$(227)	$(821)	$(739)
Operational information for the properties owned by our joint ventures for the nine months ended September 30, 2019 is as follows:
Nine Months Ended September 30, 2019	Alpha Mill	Cottonwood Westside	The Marq Highland Park	Total at 100%	Equity in Earnings (Losses) at 90%
Revenues
Rental and other operating income	$3,344	$2,719	$3,501	$9,564	$8,608

Operating expenses
Rental operations expense	1,043	1,127	1,351	3,521	3,169
Advertising and marketing	44	43	39	126	113
General and administrative	64	49	44	157	141
Property management fees	117	95	123	335	302
Total operating expenses	1,268	1,314	1,557	4,139	3,725

Net operating income	2,076	1,405	1,944	5,425	4,883

Non-operating expenses
Interest on Fannie Mae facility	1,063	747	911	2,721	2,449
Depreciation and amortization	1,278	1,021	1,255	3,554	3,199
Mark-to-market adjustments on interest rate caps	211	102	103	416	374
Other non-operating expenses	14	3	5	22	20
Net loss	$(490)	$(468)	$(330)	$(1,288)	$(1,159)
Summarized balance sheet information for the properties owned by our joint ventures (of which we own 90%) is as follows:
September 30, 2020	Alpha Mill	Cottonwood Westside	The Marq Highland Park	Total
Real estate assets, net	$45,382	$37,431	$37,734	$120,547
Other assets	1,076	1,199	1,418	3,693
Fannie Mae facility	36,265	25,655	32,260	94,180
Other liabilities	598	752	975	2,325
Equity	9,595	12,223	5,917	27,735

December 31, 2019	Alpha Mill	Cottonwood Westside	The Marq Highland Park	Total
Real estate assets, net	$46,574	$38,436	$38,952	$123,962
Other assets	870	814	938	2,622
Fannie Mae facility	36,265	25,655	32,260	94,180
Other liabilities	333	230	312	875
Equity	10,846	13,365	7,318	31,529
The excess of cost over our share of net assets of our investments in joint ventures is approximately $3,100 at September 30, 2020 and December 31, 2019, and relates to acquisition date accounting differences.
Note 4 - Stockholders' Equity
Our charter authorizes the issuance of up to 1,000,000,000 shares of common stock at $0.01 par value per share and 100,000,000 shares of preferred stock at $0.01 par value per share.
Voting Common Stock
Holders of our common stock are entitled to receive dividends when authorized by the board of directors, subject to any preferential rights of outstanding preferred stock. Holders of common stock are also entitled to one vote per share on all matters submitted to a shareholder vote, including election of directors to the board, subject to certain restrictions. As of September 30, 2020, we had 4,904,045 shares outstanding. Our sponsor owns 1,021 of the outstanding shares.
Preferred Stock
The board of directors is authorized, without approval of common shareholders, to provide for the issuance of preferred stock, in one or more classes or series, with such rights, preferences and privileges as the board of directors approves. No preferred stock was issued and outstanding as of September 30, 2020.
Distributions
Distributions are determined by the board of directors based on the Company’s financial condition and other relevant factors. Should cash flows from operations not cover distributions, we may look to third party borrowings, including from CROP or its affiliates, to fund distributions. We may also use funds from the sale of assets or from the maturity, payoff or settlement of debt investments for distributions not covered by operating cash. Distributions for the nine months ended September 30, 2020 and 2019 were $2,127 and $2,145, respectively.
Note 5 - Joint Venture Distributions
Cash from operations of the Company's individual joint ventures after payment of property management fees shall be distributed to provide a preferred return of up to 8% on invested capital in the joint venture. Profits will then be allocated 50% to the Operating Partnership and CROP (in proportion to their respective interests in the joint venture) and 50% to CC Advisors Promote until CC Advisors Promote has received an amount equal to 20% of all distributions. Profits after the above distributions will be allocated 80% to the Operating Partnership and CROP (in proportion to their respective interests in the joint venture) and 20% to CC Advisors Promote.
Note 6 - Related Party Transactions
Our affiliated directors and officers hold key positions at CROP and its affiliates, including at our property manager and asset manager. They are not compensated by us but are responsible for the management and affairs of the Company.
Promotional Interest
CC Advisors Promote, which certain officers and our affiliated directors have an indirect ownership interest in, will receive a 20% promotional interest after an 8% preferred return on invested capital.

Asset Management Fee
CC Advisors I, which certain officers and our affiliated directors have an indirect ownership interest in, provides asset management services for the Company subject to the board of directors’ supervision. As compensation for those services, CC Advisors I receives a fee of 0.75% of gross assets, defined initially as the gross book value of our assets and subsequently as gross asset value once NAV is established. For the nine months ended September 30, 2020 and 2019, we incurred asset management fees of $833 and $788, respectively.
Property Management Fee
Our sponsor provides property management services for multifamily apartment communities acquired by the joint ventures and receives a fee of 3.5% of gross revenues of each property managed for these services. Our sponsor is also reimbursed for expenses incurred on behalf of their management duties in accordance with the property management agreement. For the nine months ended September 30, 2020 and 2019, property management fees charged to the three properties were $336 and $335, respectively.
Construction Management Fee
Our sponsor will receive for its services in supervising any renovation or construction project in excess of $5 in or about each property a construction management fee equal to 5% of the cost of the amount that is expended. Construction management fees were not significant for the nine months ended September 30, 2020 and 2019.
Property Management Corporate Service Fee
Our sponsor allocates a flat fee each month to each of the joint ventures which is intended to fairly allocate the overhead costs incurred by our sponsor and its affiliated entities with respect to the management of all assets. This fee may vary depending on the number of assets managed and the actual overhead expenses incurred. Our sponsor will have the right to retain any excess between actual costs and the amount of the fee charged. Property management corporate service fees were not significant for the nine months ended September 30, 2020 and 2019.
Insurance Fee
A licensed insurance broker affiliated with our sponsor receives 20% of the brokerage fee charged with respect to the placement of all insurance policies for the multifamily apartment communities. Insurance fees were not significant for the nine months ended September 30, 2020 and 2019.
Promissory Notes to Advisor
On April 20, 2020, we borrowed $579 from Cottonwood Communities Advisors, LLC, the parent entity of CC Advisors I, LLC, our asset manager. In connection with the borrowing, we executed a promissory note in favor of Cottonwood Communities Advisors, LLC. Pursuant to the promissory note, we agreed to repay any advances, up to an aggregate principal amount of $1,000, plus any interest on the unpaid principal advanced under the note, by September 30, 2020. On June 30, 2020, we amended and restated our promissory note and agreed to repay any advances, up to an aggregate principal amount of $1,400, plus any interest on the unpaid principal advanced under the note, by December 31, 2020. The unpaid principal under the promissory note bears simple interest from the date advanced at the rate of 6% per annum, or the maximum amount of interest allowed under the laws of the State of Utah, whichever is less. We may prepay the unpaid principal balance under the promissory note, in whole or in part, together with all interest then accrued under the note, at any time, without premium or penalty. Cottonwood Communities Advisors, LLC may upon written demand require us to prepay outstanding amounts under the promissory note, in whole or in part, provided that funds are available from the Fannie Mae facility. The promissory note is unsecured. As of September 30, 2020, the outstanding principal balance on the promissory note was $996.
Note 7 - Commitments and Contingencies
Economic Dependency
Under various agreements, we have engaged or will engage our sponsor or affiliates of our sponsor to provide certain services that are essential to us, including asset management services and other administrative responsibilities that include accounting services and investor relations. As a result of these relationships, we are dependent upon our sponsor. In the event that our sponsor is unable to provide us with the respective services, we would be required to find alternative providers of these services.

Liquidity Strategy
Our board of directors will try to determine which liquidity strategy would result in the greatest value for shareholders. A liquidity event will occur no later than December 31, 2023, which may be extended for two one-year periods in the sole discretion our board of directors and an additional two one-year periods by a majority vote of the shareholders. If no extension is approved, an orderly sale of the Company’s assets will begin within a one-year period from the decision not to extend. If all extensions are approved, the final termination date would be December 31, 2027. The precise timing of sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to shareholders.
In the event that a listing occurs on or before the termination date, we will continue perpetually unless dissolved pursuant to a vote of the shareholders or any applicable provision of the Maryland General Corporation Law. A listing shall mean the commencement of trading of our common stock on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of the board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders. A listing shall also be deemed to occur on the effective date of a merger in which the consideration received by the shareholders is securities of another entity that are listed on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders.
Right of First Refusal
If we or CROP desire to transfer all or a portion of membership interests in a joint venture, the non-transferring member shall have the option to purchase the transferring member’s membership interest on the same terms the transferring member intends to sell its interest to a third-party.
Share Repurchase Program
We have a share repurchase program that may enable stockholders to sell back to us up to 3% of the weighted average number of shares of common stock outstanding during the prior calendar year at the sole discretion and option of the board of directors. The board of directors may amend, suspend, or terminate the repurchase plan at any time in its sole discretion, upon 30 days’ written notice to the shareholders, if it believes that such action is in the best interest of the shareholders.
The repurchase price is subject to the following discounts, depending upon when the shares are repurchased:
Share Purchase Anniversary	Repurchase Price as a Percentage of Estimated Value(1)
Less than 1 year	No repurchase allowed
1 year	80%
2 years	85%
3 years	90%
4 years and thereafter	95%
In the event of a shareholder’s death or complete disability	95%
(1)
Estimated value equals Net Asset Value (“NAV”) as determined and disclosed by the board of directors. On December 13, 2019, the board of directors determined the value of our shares of common stock at $12.21 per share as of September 30, 2019, based on our net asset value. See the Form 1-U filed with the SEC on December 16, 2019 for additional information on our most recent NAV. Previously, on November 2, 2018, the board of directors determined the value of our shares of common stock at $11.31 per share as of September 30, 2018, based on our net asset value. See the Form 1-U filed with the SEC on November 5, 2018 for additional information on our prior NAV.

The purchase price will further be reduced by amounts distributed to shareholders as a result of the sale of one or more assets constituting a return of capital. During the nine months ended September 30, 2020, we repurchased 37,300 shares of our common stock for an average purchase price of approximately $11.19.
Note 8 - Subsequent events
We have evaluated subsequent events up until the date the consolidated financial statements are issued for recognition or disclosure and have determined there are none to be reported or disclosed in the consolidated financial statements other than as mentioned below.

On December 30, 2020, we amended and restated our promissory note and agreed to repay any advances, up to an aggregate principal amount of $2,000, plus any interest on the unpaid principal advanced under the note, by June 30, 2021.
On January 26, 2021, we (Cottonwood Multifamily REIT I, Inc. (“CMRI”)), Cottonwood Multifamily REIT I O.P., LP (“CMRI OP”), Cottonwood Communities, Inc. (“CCI”), Cottonwood Communities O.P., LP (“CCOP”) and Cottonwood Communities GP Subsidiary, LLC, a wholly owned subsidiary of CCI (“Merger Sub”), entered into an Agreement and Plan of Merger (the “CMRI Merger Agreement”).
On January 26, 2021, CCI, CCOP and Merger Sub also entered into merger agreements to acquire each of Cottonwood Residential II, Inc. (“CRII”) and Cottonwood Multifamily REIT II, Inc. (“CMRII”). All of the mergers are stock-for-stock transactions whereby each of CMRI, CRII and CMRII will be merged into a wholly owned subsidiary of CCI (collectively, the “Mergers”). None of the Mergers are contingent upon the closing of any of the other Mergers; however, under certain circumstances, CMRI may opt not to close if the CRII merger does not occur. CMRII has a similar option.
If approved by the stockholders of each of CMRI, CRII and CMRII and, in the case of CRII, the unitholders of its operating partnership, and the other closing conditions are met or waived, the Mergers will combine four portfolios of multifamily apartment communities and other real estate-related investments located predominantly in growth markets across the United States and create a $1.5 billion multifamily REIT.
See the Form 1-U filed with the SEC on February 1, 2021 for additional information regarding the CMRI Merger Agreement.

Annex I
Cottonwood Multifamily REIT II, Inc.

 Consolidated Financial Statements

Years Ended December 31, 2019 and 2018

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Cottonwood Multifamily REIT II, Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Cottonwood Multifamily REIT II, Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of operations, equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/KPMG LLP
We have served as the Company’s auditor since 2018.
Denver, Colorado
April 29, 2020

Cottonwood Multifamily REIT II, Inc.

Consolidated Balance Sheets
(Amounts in thousands, except share and par value data)
	December 31,
	2019	2018
Assets
Investments in joint ventures	$40,668	$17,117
Cash and cash equivalents	141	27,873
Related party receivables	—	9
Other assets	38	1,488
Total assets	$40,847	$46,487
Liabilities and equity
Liabilities:
Accounts payable and accrued liabilities	339	239
Related party payables	697	1
Total liabilities	$1,036	$240
Commitments and contingencies (Note 7)
Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 4,969,990 and 4,993,600 shares issued and outstanding at December 31, 2019 and 2018, respectively	50	50
Additional paid in capital	49,676	49,891
Accumulated distributions	(4,813)	(2,195)
Accumulated deficit	(5,102)	(1,499)
Total equity	39,811	46,247
Total liabilities and equity	$40,847	$46,487
See accompanying notes to consolidated financial statements.

Cottonwood Multifamily REIT II, Inc.

Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
	Year Ended December 31,
	2019	2018
Revenues
Interest income	$14	$53
Expenses
Equity in losses of joint ventures	(2,350)	(1,055)
Asset management fee to related party	(745)	(384)
Other expenses	(522)	(102)
Net loss	$(3,603)	$(1,488)
Net loss per basic and diluted common shares	$(0.72)	$(0.38)
Weighted average common shares outstanding, basic and diluted	4,982,816	3,923,879
See accompanying notes to consolidated financial statements.

Cottonwood Multifamily REIT II, Inc

Consolidated Statements of Equity
(Amounts in thousands, except share data)
	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Distributions	Accumulated Deficit	Total Equity
Balance at December 31, 2017	1,623,701	$16	$16,221	$(133)	$(11)	$16,093
Issuance of common stock	3,377,299	34	33,739	—	—	33,773
Common stock repurchases	(7,400)	—	(69)	—	—	(69)
Distributions to investors	—	—	—	(2,062)	—	(2,062)
Net loss	—	—	—	—	(1,488)	(1,488)
Balance at December 31, 2018	4,993,600	$50	$49,891	$(2,195)	$(1,499)	$46,247
Common stock repurchases	(23,610)	—	(215)	—	—	(215)
Distributions to investors	—	—	—	(2,618)	—	(2,618)
Net loss	—	—	—	—	(3,603)	(3,603)
Balance at December 31, 2019	4,969,990	$50	$49,676	$(4,813)	$(5,102)	$39,811
See accompanying notes to consolidated financial statements.

Cottonwood Multifamily REIT II, Inc

Consolidated Statements of Cash Flows
(Amounts in thousands)
	Year Ended December 31,
	2019	2018
Operating activities
Net loss	$(3,603)	$(1,488)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in losses of joint ventures	2,350	1,055
Distributions of capital from joint ventures	2,965	513
Changes in operating assets and liabilities:
Related party receivables	9	(9)
Other assets	46	(808)
Accounts payable and accrued liabilities	101	17
Related party payables	695	(5)
Net cash provided by (used in) operating activities	2,563	(725)
Investing activities
Investments in joint ventures	(27,461)	(18,685)
Deposit for investment in joint venture	—	(680)
Net cash used in investing activities	(27,461)	(19,365)
Financing activities
Issuance of common stock	—	34,043
Common stock repurchases	(215)	(69)
Distributions to common stockholders	(2,619)	(1,907)
Net cash (used in) provided by financing activities	(2,834)	32,067
Net (decrease) increase in cash and cash equivalents	(27,732)	11,977
Cash and cash equivalents at beginning of period	27,873	15,896
Cash and cash equivalents at end of period	$141	$27,873
See accompanying notes to consolidated financial statements.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Note 1 - Organization and Business
Cottonwood Multifamily REIT II, Inc. (the “Company”) is a Maryland corporation formed on June 10, 2016 to invest in multifamily apartment communities and real estate related assets in the United States primarily through joint ventures with Cottonwood Residential O.P., LP (“CROP”). Substantially all of the Company’s business is conducted through Cottonwood Multifamily REIT II O.P., LP (the “Operating Partnership”), a Delaware limited partnership. The Company is a limited partner and the sole member of the general partner of the Operating Partnership. As used herein, the term “Company”, “we”, “our” or “us” includes the Company, the Operating Partnership and its subsidiaries, unless the context indicates otherwise.
A subsidiary of CROP, Cottonwood Capital Property Management II, LLC (“our sponsor”), sponsored the formation of the Company and the offering of up to $50 million in shares of common stock at a purchase price of $10.00 per share through a Tier 2 Regulation A plus offering with the SEC (“our Offering”). We completed our Offering in August 2018, raising the full $50 million.
Our sponsor paid all of the selling commissions and managing broker-dealer fees and the organizational and offering expenses related to our Offering. We have an asset management agreement whereby we pay an affiliate of our sponsor an asset management fee. Our sponsor is also the sole property manager for the properties acquired by the joint ventures.
Restructuring of Asset Manager
As a result of the determination by CROP to restructure the ownership of our asset manager, effective March 1, 2019, our asset management agreement was assigned to a newly formed affiliate of CROP, CC Advisors II, LLC (“CC Advisors II”). As our new asset manager, CC Advisors II is responsible for the asset management services rendered to us. Property management services will continue to be provided by Cottonwood Capital Property Management II, LLC.
CROP will continue to have an indirect ownership interest in the new asset manager, CC Advisors II; however, two additional entities in which employees of CROP and its affiliates have an ownership interest will also have an indirect ownership interest in our new asset manager. As our asset manager will be an affiliate of CROP, our new asset manager will rely on the expertise and experience of CROP to provide our asset management services. In addition, as part of the restructuring, a new entity, Cottonwood Communities Advisors Promote, LLC (“CC Advisors Promote”), owns the promotional interest in us previously held by CROP. The fees and services to be provided to us remain unchanged following these changes.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
The following chart illustrates our corporate structure and ownership percentages as of December 31, 2019:

Note 2 - Summary of Significant Accounting Policies
Principles of Consolidation and Basis of Presentation
The consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
The joint ventures are variable interest entities (“VIEs”). Generally, VIEs are legal entities in which the equity investors do not have the characteristics of a controlling financial interest or the equity investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. All VIEs for which we are the primary beneficiary are consolidated. Qualitative and quantitative factors are considered in determining whether we are the primary beneficiary of a VIE, including, but not limited to, which activities most significantly impact economic performance, which party controls such activities, the amount and characteristics of our investments, the obligation or likelihood for us or other investors to provide financial support, and the management relationship of the property.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
The Company and the Operating Partnership are consolidated. Control of the joint ventures is shared equally between CROP and us. We are not considered the primary beneficiary of the joint ventures as our sponsor, who is a subsidiary of CROP, is most closely associated with joint venture activities through their asset and property management agreements. As a result, our investments in joint ventures are recorded under the equity method of accounting on the consolidated financial statements.
Certain amounts in the prior year consolidated financial statements and supporting footnote disclosures have been reclassified to conform to the current year presentation. Specifically, related party assets and liabilities have been separately presented on the consolidated balance sheets and consolidated statements of cash flows. Such reclassifications did not impact previously reported net loss or accumulated deficit.
Use of Estimates
We make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated financial statements as well as the amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.
Organization and Offering Costs
Organization costs include all expenses incurred in connection our formation, including but not limited to legal fees and other costs to incorporate the Company. Offering costs include all expenses incurred in connection with the offering, including managing broker-dealer fees and selling commissions. All organization and offering costs are paid by our sponsor. We will not incur any liability for or reimburse our sponsor for any of these organizational and offering costs. Total offering costs incurred by our sponsor in connection with our Offering were approximately $6,448. Organizational costs incurred by our sponsor were not significant.
Investments in Joint Ventures
Under the equity method of accounting, our investments in joint ventures are stated at cost, adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings or losses is generally recognized based on our ownership interest in the earnings or losses of the joint ventures. For the purposes of presentation in the consolidated statements of cash flows, we follow the “look through” approach for classification of distributions from unconsolidated real estate assets. Under this approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital (e.g., a liquidating dividend or distribution of the proceeds from the entity’s sale of assets), in which case it is reported as an investing activity.
We assess potential impairment of investments in joint ventures whenever events or changes in circumstances indicate that the fair value of the investment is less than its carrying value. To the extent impairment has occurred, and is not considered temporary, the impairment is measured as the excess of the carrying amount of the investment over the fair value of the investment. We have not recognized impairment on any of our joint venture investments.
Cash and Cash Equivalents
We maintain our cash in demand deposit accounts at major commercial banks. Balances in individual accounts at times exceeds FDIC insured amounts. We have not experienced any losses in such accounts.
Income Taxes
We elected to be taxed as a REIT beginning with the taxable year ending December 31, 2018. As a REIT, we are not subject to federal income tax with respect to that portion of our income that meet certain criteria and is distributed annually to shareholders. To continue to qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our taxable income, excluding net capital gains, to shareholders. We have adhered to, and intend to continue to adhere to, these requirements to maintain REIT status.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for four subsequent taxable years. As a qualified REIT, we are still subject to certain state and local taxes and may be subject to federal income and excise taxes on undistributed taxable income. For the years ended December 31, 2019 and 2018, 100% (unaudited) of all distributions to stockholders qualified as a return of capital.
Note 3 - Investments in Joint Ventures
On January 8, 2019, we acquired a 90% interest in a joint venture with CROP that purchased Heights at Meridian. On June 29, 2018, we acquired a 99% interest in a joint venture with CROP that owns a 65% tenant in common interest in Parc Westborough. A wholly owned subsidiary of CROP owns the remaining 35% tenant in common interest.
Our investment activity in our joint venture is as follows:
	Parc Westborough	Heights at Meridian	Total
2017 carrying value	$—	$—	$—
Investment in Parc Westborough	18,685	—	18,685
Equity in losses	(1,055)	—	(1,055)
Distributions	(513)	—	(513)
2018 carrying value	$17,117	$—	$17,117
Investment in Heights at Meridian	—	28,866	28,866
Equity in losses	(475)	(1,875)	(2,350)
Distributions	(850)	(2,115)	(2,965)
2019 carrying value	$15,792	$24,876	$40,668
Operational information for the properties owned by our joint ventures for the year ended December 31, 2019 is as follows:
	Parc Westborough	Heights at Meridian(2)	Total	Equity in Earnings (Losses)(1)
Revenues
Rental and other operating income	$5,604	$5,527	$11,131	$8,580

Operating expenses
Rental operations expense	2,176	1,818	3,994	3,036
Advertising and marketing	48	28	76	56
General and administrative	96	117	213	167
Property management fees	196	193	389	300
Total operating expenses	2,516	2,156	4,672	3,559
Net operating income	3,088	3,371	6,459	5,021
Interest on Fannie Mae facility	1,474	1,593	3,067	2,382
Depreciation and amortization	2,038	3,847	5,885	4,774
Mark to market adjustments on interest rate cap	111	—	111	71
Other non operating expenses	204	14	218	144
Net loss	$(739)	$(2,083)	$(2,822)	$(2,350)
(1)	Represents equity in earnings (losses) attributable to our 64.35% and 90% joint venture interest in Parc Westborough and Heights at Meridian, respectively.
(2)	Operational information for Heights at Meridian is for the period from January 8, 2019, the date of acquisition by the joint venture, to December 31, 2019.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Operational information for Parc Westborough for the period from June 29, 2018, the date of acquisition by the joint venture, to December 31, 2018 is as follows:
	Parc Westborough	Equity in Earnings (Losses) at 64.35%
Revenues
Rental and other operating income	$2,844	$1,830
Operating expenses
Rental operations expense	979	630
Advertising and marketing	42	27
General and administrative	62	40
Property management fees	100	64
Total operating expenses	1,183	761
Net operating income	1,661	1,069
Interest on Fannie Mae facility	732	471
Depreciation and amortization	2,327	1,497
Mark to market adjustments on interest rate cap	211	136
Other non operating expenses	31	20
Net loss	$(1,640)	$(1,055)
Summarized balance sheet information for the properties owned by our joint ventures, of which we are partial owners through our joint venture interests, is as follows at December 31, 2019:
December 31, 2019	Parc Westborough	Heights at Meridian	Total
Real estate assets, net	$60,829	$61,168	$121,997
Other assets	1,332	737	2,069
Fannie Mae facility	38,010	33,750	71,760
Other liabilities	488	385	873
Equity	23,663	27,770	51,433
The excess of cost over our share of net assets of our investments in joint ventures is approximately $450 at December 31, 2019 and relates to acquisition date accounting differences.
Summarized balance sheet information for Parc Westborough (of which we own 64.35%) is as follows at December 31, 2018:
December 31, 2018	Total
Real estate assets, net	$62,767
Other assets	1,453
Fannie Mae facility	38,010
Other liabilities	487
Equity	25,723
The excess of cost over our share of net assets of our investment in Parc Westborough is $564 at December 31, 2018 and relates to acquisition date accounting differences.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Note 4 - Stockholders’ Equity
Our charter authorizes the issuance of up to 1,000,000,000 shares of common stock at $0.01 par value per share and 100,000,000 shares of preferred stock at $0.01 par value per share.
Voting Common Stock
Holders of our common stock are entitled to receive dividends when authorized by the board of directors, subject to any preferential rights of outstanding preferred stock. Holders of common stock are also entitled to one vote per share on all matters submitted to a shareholder vote, including election of directors to the board, subject to certain restrictions. As of December 31, 2019, and 2018, the Company had issued 4,969,990 shares and 4,993,600 shares, respectively. Our sponsor owns 2,375 shares.
Preferred Stock
The board of directors is authorized, without approval of common shareholders, to provide for the issuance of preferred stock, in one or more classes or series, with such rights, preferences and privileges as the board of directors approves. No preferred stock was issued and outstanding as of December 31, 2019 and 2018.
Distributions
Distributions are determined by the board of directors based on the Company’s financial condition and other relevant factors. Should cash flows from operations not cover distributions, we may look to third party borrowings, including CROP or its affiliates, to fund distributions. We may also use funds from the sale of assets or from the maturity, payoff or settlement of debt investments for distributions not covered by operating cash. Distributions for the years ended December 31, 2019 and 2018 were $2,618 and $2,062, respectively.
Note 5 - Joint Venture Distributions
Cash from operations of the Company’s individual joint ventures after payment of property management fees shall be distributed to provide a preferred return of up to 8% on invested capital in the joint venture. Profits will then be allocated 50% to the Operating Partnership and CROP (in proportion to their respective interests in the joint venture) and 50% to CC Advisors Promote until CC Advisors Promote has received an amount equal to 20% of all distributions. Profits after the above distributions will be allocated 80% to the Operating Partnership and CROP (in proportion to their respective interests in the joint venture) and 20% to CC Advisors Promote. Refer to Note 1 for changes in the entities receiving this promote effective March 1, 2019.
Note 6 - Related Party Transactions
Our affiliated directors and officers hold key positions at CROP and its affiliates, including at our property manager and asset manager. They are not compensated by us but are responsible for the management and affairs of the Company.
Promotional Interest
CC Advisors Promote, which certain officers and our affiliated directors have an indirect ownership interest in, will receive a 20% promotional interest after an 8% preferred return on invested capital.
Asset Management Fee
CC Advisors II, which certain officers and our affiliated directors have an indirect ownership interest in, provides asset management services for the Company subject to the board of directors’ supervision. As compensation for those services, CC Advisors II receives a fee of 0.75% of gross assets, defined initially as the gross book value of our assets and subsequently as gross asset value once NAV is established. For the years ended December 31, 2019 and 2018, we incurred asset management fees of $745 and $384, respectively. Refer to Note 1 for a discussion of the entities receiving these asset management fees.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Property Management Fee
Our sponsor provides property management services for the multifamily apartment communities acquired by the joint ventures and receives a fee of 3.5% of gross revenues of each property managed for these services. Our sponsor is also reimbursed for expenses incurred on behalf of their management duties in accordance with the property management agreement. During the years ended December 31, 2019 and 2018, property management fees were $389 and $100, respectively.
Construction Management Fee
Our sponsor will receive for its services in supervising any renovation or construction project in excess of $5 in or about each property a construction management fee equal to 5% of the cost of the amount that is expended. Construction management fees were not significant for the years ended December 31, 2019 and 2018.
Property Management Corporate Service Fee
Our sponsor allocates a flat fee each month to each of the joint ventures which is intended to fairly allocate the overhead costs incurred by our sponsor and its affiliated entities with respect to the management of all assets. This fee may vary depending on the number of assets managed and the actual overhead expenses incurred. Our sponsor will have the right to retain any excess between actual costs and the amount of the fee charged. Property management corporate service fees were not significant for the years ended December 31, 2019 and 2018.
Insurance Fee
A licensed insurance broker affiliated with our sponsor receives 20% of the brokerage fee charged with respect to the placement of all insurance policies for the multifamily apartment communities. Insurance fees were not significant for the years ended December 31, 2019 and 2018.
Note 7 - Commitments and Contingencies
Economic Dependency
Under various agreements, we have engaged or will engage our sponsor or affiliates of our sponsor to provide certain services that are essential to us, including asset management services and other administrative responsibilities that include accounting services and investor relations. As a result of these relationships, we are dependent upon our sponsor. In the event that our sponsor is unable to provide us with the respective services, we would be required to find alternative providers of these services.
Liquidity Strategy
Our board of directors will try to determine which liquidity strategy would result in the greatest value for shareholders. A liquidity event will occur no later than December 31, 2024, which may be extended for two one-year periods in the sole discretion of our board of directors and an additional two one-year periods by a majority vote of the shareholders. If no extension is approved, an orderly sale of the Company’s assets will begin within a one-year period from the decision not to extend. If all extensions are approved, the final termination date would be December 31, 2028. The precise timing of sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to shareholders.
In the event that a listing occurs on or before the termination date, we will continue perpetually unless dissolved pursuant to a vote of the shareholders or any applicable provision of the Maryland General Corporation Law. A listing shall mean the commencement of trading of our common stock on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of the board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders. A listing shall also be deemed to occur on the effective date of a merger in which the consideration received by the shareholders is securities of another entity that are listed on any

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders.
Right of First Refusal
If we or CROP desire to transfer all or a portion of membership interests in a joint venture, the non-transferring member shall have the option to purchase the transferring member’s membership interest on the same terms the transferring member intends to sell its interest to a third-party.
Share Repurchase Program
We have a share repurchase program that may enable stockholders to sell back to us up to 3% of the weighted average number of shares of common stock outstanding during the prior calendar year at the sole discretion and option of the board of directors. The board of directors may amend, suspend, or terminate the repurchase plan at any time in its sole discretion, upon 30 days’ written notice to the shareholders, if it believes that such action is in the best interest of the shareholders.
The repurchase price is subject to the following discounts, depending upon when the shares are repurchased:
Share Purchase Anniversary	Repurchase Price As a Percentage of Estimated Value(1)
Less than 1 year	No repurchase allowed
1 year	80%
2 years	85%
3 years	90%
4 years and thereafter	95%
In the event of a shareholder’s death or complete disability	95%
(1)
Estimated value equals Net Asset Value (“NAV”) as determined and disclosed by the board of directors. On December 13, 2019, the board of directors determined the value of our shares of common stock at $10.46 per share as of September 30, 2019, based on our net asset value. See the Form 1-U filed with the SEC on December 17, 2019 for additional information on our most recent NAV. Prior to December 2019, our estimated value per share was equal to the purchase price of shares in our offering.

The purchase price will further be reduced by amounts distributed to shareholders as a result of the sale of one or more of assets constituting a return of capital. During the year ended December 31, 2019, we repurchased 23,610 shares of our common stock for an average purchase price of approximately $9.12.
Note 8 - Subsequent Events
We have evaluated subsequent events up until the date the consolidated financial statements are issued for recognition or disclosure and have determined there are none to be reported or disclosed in the consolidated financial statements other than as mentioned below.
COVID-19
The recent outbreak of the COVID-19 virus that has rapidly spread to a growing number of countries, including the United States, has created considerable instability and disruption in the U.S. and world economies. The extent to which our results of operations or our overall value will be affected by the COVID-19 virus will largely depend on future developments, which are highly uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of the COVID-19 virus and the actions required to be undertaken to contain the COVID-19 virus or treat its impact. As a result of shutdowns, quarantines or actual viral health issues, tenants at the multifamily apartment communities of the properties owned by our joint ventures may experience reduced wages for a prolonged period of time and may be unable to make their rental payments. In the last month, our joint ventures have experienced a limited number of requests for rent deferrals. Our joint ventures may be unable to evict tenants due to federal, state and/or local laws or regulations or lender requirements implemented as a result of the COVID-19 virus outbreak. In addition, property managers may be limited in their ability to properly maintain the multifamily apartment communities owned by our joint ventures. Market fluctuations may affect our ability to obtain necessary funds for our operations from current lenders or new borrowings. The occurrence of any of the foregoing events or any other related matters could materially and adversely affect our financial performance and our overall value.
Affiliate Loan
On April 20, 2020 we borrowed $945 from Cottonwood Communities Advisors, LLC, the parent entity of CC Advisors II, LLC, our asset manager. In connection with the borrowing we executed a promissory note in favor of Cottonwood Communities Advisors, LLC. Pursuant to the promissory note, we agreed to repay any advances, up to an aggregate principal amount of $1,600, plus any interest on the unpaid principal advanced under the note, by September 30, 2020. The unpaid principal under the promissory note bears simple interest from the date advanced at the rate of 6% per annum. We may prepay the unpaid principal balance under the promissory note, in whole or in part, together with all interest then accrued under the note, at any time, without premium or penalty. Cottonwood Communities Advisors, LLC may upon written demand require us to prepay outstanding amounts under the promissory note, in whole or in part, provided that funds are available from the Fannie Mae facility. The promissory note is unsecured.

Annex J
Cottonwood Multifamily REIT II, Inc.
Consolidated Financial Statements (Unaudited)
September 30, 2020
1245 Brickyard Road, Suite 250
Salt Lake City, Utah 84106

(801) 278-0700

Consolidated Financial Statements

Cottonwood Multifamily REIT II, Inc.

Consolidated Balance Sheets
(Amounts in thousands, except share and par value data)
	September 30, 2020	December 31, 2019
	(Unaudited)	(Audited)
Assets
Investments in joint ventures	$38,491	$40,668
Cash and cash equivalents	302	141
Other assets	16	38
Total assets	$38,809	$40,847
Liabilities and equity
Liabilities:
Accounts payable and accrued liabilities	284	339
Related party payables	933	697
Promissory notes to advisor	1,725	—
Total liabilities	2,942	1,036
Commitments and contingencies (Note 7)
Equity:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 4,881,490 shares issued and outstanding at September 30, 2020; 4,969,990 shares issued and outstanding at December 31, 2019	49	50
Additional paid in capital	48,915	49,676
Accumulated distributions	(6,756)	(4,813)
Accumulated deficit	(6,341)	(5,102)
Total equity	35,867	39,811
Total liabilities and equity	$38,809	$40,847

Cottonwood Multifamily REIT II, Inc.

Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
	Nine Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Revenues
Interest income	$—	$14
Expenses
Equity in losses of joint ventures	(221)	(2,212)
Asset management fee to related party	(611)	(552)
Other expenses	(407)	(392)
Net loss	$(1,239)	$(3,142)

Net loss per basic and diluted common shares	$(0.25)	$(0.63)
Weighted average common shares outstanding, basic and diluted	4,934,151	4,985,675
See accompanying notes to consolidated financial statements.

Cottonwood Multifamily REIT II, Inc.

Consolidated Statements of Equity
(Amounts in thousands, except share data)
	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Distributions	Accumulated Deficit	Total Equity
Balance at December 31, 2019 (Audited)	4,969,990	$50	$49,676	$(4,813)	$(5,102)	$39,811
Common stock repurchases	(88,500)	$(1)	(761)	—	—	(762)
Distributions to investors	—	—	—	(1,943)	—	(1,943)
Net loss	—	—	—	—	(1,239)	(1,239)
Balance at September 30, 2020 (Unaudited)	4,881,490	$49	$48,915	$(6,756)	$(6,341)	$35,867
	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Distributions	Accumulated Deficit	Total Equity
Balance at December 31, 2018 (Audited)	4,993,600	$50	$49,891	$(2,195)	$(1,499)	$46,247
Common stock repurchases	(10,110)	—	(89)	—	—	(89)
Distributions to investors	—	—	—	(1,965)	—	(1,965)
Net loss	—	—	—	—	(3,142)	(3,142)
Balance at September 30, 2019 (Unaudited)	4,983,490	$50	$49,802	$(4,160)	$(4,641)	$41,051
See accompanying notes to consolidated financial statements.

Cottonwood Multifamily REIT II, Inc.

Consolidated Statements of Cash Flows
(Amounts in Thousands)
	Nine Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Operating activities
Net loss	$(1,239)	$(3,142)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in losses of joint ventures	221	2,212
Distributions of capital from joint ventures	1,956	2,463
Changes in operating assets and liabilities:
Related party receivables	—	9
Other assets	22	68
Accounts payable and accrued liabilities	(51)	48
Related party payables	236	138
Net cash provided by operating activities	1,145	1,796

Investing activities
Investments in joint ventures	—	(27,461)
Net cash used in investing activities	—	(27,461)

Financing activities
Promissory notes to advisor	1,725	—
Common stock repurchases	(762)	(89)
Distributions to common stockholders	(1,947)	(1,965)
Net cash used in financing activities	(984)	(2,054)

Net increase (decrease) in cash and cash equivalents	161	(27,719)
Cash and cash equivalents at beginning of period	141	27,873
Cash and cash equivalents at end of period	$302	$154
See accompanying notes to consolidated financial statements.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share and par value data)

September 30, 2020
Note 1 - Organization and Business
Cottonwood Multifamily REIT II, Inc. (the “Company”) is a Maryland corporation formed on June 10, 2016 to invest in multifamily apartment communities and real estate related assets in the United States primarily through joint ventures with Cottonwood Residential O.P., LP (“CROP”). Substantially all of the Company’s business is conducted through Cottonwood Multifamily REIT II O.P., LP (the “Operating Partnership”), a Delaware limited partnership. The Company is a limited partner and the sole member of the general partner of the Operating Partnership. As used herein, the term “Company”, “we”, “our” or “us” includes the Company, the Operating Partnership and its subsidiaries, unless the context indicates otherwise.
A subsidiary of CROP, Cottonwood Capital Property Management II, LLC (“our sponsor”), sponsored the formation of the Company and the offering of up to $50 million in shares of common stock at a purchase price of $10.00 per share through a Tier 2 Regulation A plus offering with the SEC (our “Offering”). We completed our Offering in August 2018, raising the full $50 million.
Our sponsor paid all of the selling commissions and managing broker-dealer fees and the organizational and offering expenses related to our Offering. We have an asset management agreement whereby we pay an affiliate of our sponsor an asset management fee. Our sponsor is also the sole property manager for the properties acquired by the joint ventures.
COVID-19
One of the most significant risks and uncertainties facing the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel coronavirus disease (COVID-19) pandemic. During the nine months ended September 30, 2020, the multifamily apartment communities owned by our joint ventures did not experience significant disruptions in our operations from the COVID-19 pandemic; however we continue to closely monitor the impact of the COVID-19 pandemic on all aspects of our business, including how the pandemic will impact our tenants at the multifamily apartment communities owned by our joint ventures and multifamily communities.
Note 2 - Summary of Significant Accounting Policies
Principles of Consolidation and Basis of Presentation
The consolidated financial statements are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
In our opinion, all adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows have been included. Interim results are not necessarily indicative of operating results for any other interim period or for the entire year. The December 31, 2019 consolidated financial statements and certain related disclosures in this report are derived from the December 31, 2019 audited financial statements on Form 1-K and should be read in conjunction with the consolidated financial statements and notes found therein.
The joint ventures are variable interest entities (“VIEs”). Generally, VIEs are legal entities in which the equity investors do not have the characteristics of a controlling financial interest or the equity investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. All VIEs for which we are the primary beneficiary are consolidated. Qualitative and quantitative factors are considered in determining whether we are the primary beneficiary of a VIE, including, but not limited to, which activities most significantly impact economic performance, which party controls such activities, the amount and characteristics of our investments, the obligation or likelihood for us or other investors to provide financial support, and the management relationship of the property.
The Company and the Operating Partnership are consolidated. Control of the joint ventures is shared equally between CROP and us. We are not considered the primary beneficiary of the joint ventures as our sponsor, who is a subsidiary of CROP, is most closely associated with joint venture activities through their asset and property management agreements. As a result, our investments in joint ventures are recorded under the equity method of accounting on the consolidated financial statements.
Use of Estimates
We make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated financial statements as well as the amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.
Organization and Offering Costs
Organization costs include all expenses incurred in connection with our formation, including but not limited to legal fees and other costs to incorporate the Company. Offering costs include all expenses incurred in connection with the offering, including managing broker-dealer fees and selling commissions. All organization and offering costs were paid by our sponsor. We will not incur any liability for or reimburse our sponsor for any of these organizational and offering costs. Total offering costs incurred by our sponsor in connection with our Offering were approximately $6,448. Organizational costs incurred by our sponsor were not significant.
Investments in Joint Ventures
Under the equity method of accounting, our investments in joint ventures are stated at cost, adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings or losses is generally recognized based on our ownership interest in the earnings or losses of the joint ventures. For the purposes of presentation in the consolidated statements of cash flows, we follow the “look through” approach for classification of distributions from unconsolidated real estate assets. Under this approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital (e.g., a liquidating dividend or distribution of the proceeds from the entity’s sale of assets), in which case it is reported as an investing activity.
We assess potential impairment of investments in joint ventures whenever events or changes in circumstances indicate that the fair value of the investment is less than its carrying value. To the extent impairment has occurred, and is not considered temporary, the impairment is measured as the excess of the carrying amount of the investment over the fair value of the investment. We have not recognized impairment on any of our joint venture investments.
Cash and Cash Equivalents
We maintain our cash in demand deposit accounts at major commercial banks. Balances in individual accounts at times exceed FDIC insured amounts. We have not experienced any losses in such accounts.
Income Taxes
We elected to be taxed as a REIT as of January 1, 2018. As a REIT, we are not subject to federal income tax with respect to that portion of our income that meet certain criteria and is distributed annually to shareholders. To continue to qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our taxable income, excluding net capital gains, to stockholders. We have adhered to, and intend to continue to adhere to, these requirements to maintain REIT status.
If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for four subsequent taxable years. As a qualified REIT, we are still subject to certain state and local taxes and may be subject to federal income and excise taxes on undistributed taxable income. For the nine months ended September 30, 2020 and 2019, 100% (unaudited) of all distributions to stockholders qualified as a return of capital.

Recent Accounting Pronouncements
The following table provides a brief description of recent accounting pronouncements that could have a material effect on our consolidated financial statements:
Standard	Description	Required date of adoption	Effect on the Financial Statements or Other Significant Matters
ASU 2016-02, Leases
The ASU amends existing accounting standards for lease accounting and establishes the principles for lease accounting for both the lessee and lessor. The amendment requires lessees to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendment also requires certain quantitative and qualitative disclosures about leasing arrangements.
January 1, 2021
The standard must be adopted using a modified retrospective transition and provides for certain practical expedients. Transition will require application of the new guidance at the beginning of the earliest comparative period presented. We do not expect adoption to have a significant impact on the consolidated financial statements, as leases are generally 12 months or less with the exception of certain retail leases.

Note 3 - Investments in Joint Ventures
On January 8, 2019, we acquired a 90% interest a joint venture with CROP that purchased Heights at Meridian. On June 29, 2018, we acquired a 99% interest in a joint venture with CROP that owns a 65% tenant in common interest in Parc Westborough. A wholly owned subsidiary of CROP owns the remaining 35% tenant in common interest.
Our investment activity in our joint ventures is as follows:
	Parc Westborough	Heights at Meridian	Total
2019 carrying value	$15,792	$24,876	$40,668
Equity in losses	49	(270)	(221)
Distributions	(761)	(1,195)	(1,956)
September 30, 2020 carrying value	$15,080	$23,411	$38,491
	Parc Westborough	Heights at Meridian	Total
2018 carrying value	$17,117	$—	$17,117
Investment in Heights at Meridian	—	28,866	28,866
Equity in losses	(396)	(1,816)	(2,212)
Distributions	(711)	(1,751)	(2,462)
September 30, 2019 carrying value	$16,010	$25,299	$41,309
Operational information for the properties owned by our joint ventures for the nine months ended September 30, 2020 is as follows:
Nine Months Ended September 30, 2020	Parc Westborough	Heights at Meridian	Total at 100%	Equity in Earnings (Losses)(1)
Revenues
Rental and other operating income	$4,328	$4,225	$8,553	$6,588

Nine Months Ended September 30, 2020	Parc Westborough	Heights at Meridian	Total at 100%	Equity in Earnings (Losses)(1)
Operating expenses
Rental operations expense	1,625	1,396	3,021	2,302
Advertising and marketing	34	23	57	43
General and administrative	70	81	151	118
Property management fees	153	148	301	232
Total operating expenses	1,882	1,648	3,530	2,695

Net operating income	2,446	2,577	5,023	3,893

Non-operating expenses
Interest on Fannie Mae facility	674	1,219	1,893	1,531
Depreciation and amortization	1,538	1,655	3,193	2,479
Mark-to-market adjustments on interest rate caps	1	—	1	—
Other non-operating expenses	157	3	160	104
Net loss	$76	$(300)	$(224)	$(221)
(1)	Represents equity in earnings (losses) attributable to our 64.35% and 90% joint venture interest in Parc Westborough and Heights at Meridian, respectively.
Operational information for the properties owned by our joint ventures for the nine months ended September 30, 2019 is as follows:
Nine Months Ended September 30, 2019	Parc Westborough	Heights at Meridian(2)	Total at 100%	Equity in Earnings (Losses)(1)
Revenues
Rental and other operating income	$4,193	$4,097	$8,290	$6,385

Operating expenses
Rental operations expense	1,644	1,368	3,012	2,289
Advertising and marketing	35	23	58	43
General and administrative	75	86	161	126
Property management fees	147	143	290	223
Total operating expenses	1,901	1,620	3,521	2,681

Net operating income	2,292	2,477	4,769	3,704

Non-operating expenses
Interest on Fannie Mae facility	1,144	1,184	2,328	1,802
Depreciation and amortization	1,526	3,297	4,823	3,949
Mark-to-market adjustments on interest rate caps	110	—	110	71
Other non-operating expenses	127	14	141	94
Net loss	$(615)	$(2,018)	$(2,633)	$(2,212)
(1)	Represents equity in earnings (losses) attributable to our 64.35% and 90% joint venture interest in Parc Westborough and Heights at Meridian, respectively.
(2)	Operational information for Heights at Meridian is for the period from January 8, 2019, the date of acquisition by the joint venture, to September 30, 2019.

Summarized balance sheet information for the properties owned by our joint ventures, of which we are partial owners through our joint venture interests, is as follows:
September 30, 2020	Parc Westborough	Heights at Meridian	Total
Real estate assets, net	$59,340	$59,556	$118,896
Other assets	1,596	1,153	2,749
Fannie Mae facility	38,010	33,750	71,760
Other liabilities	369	817	1,186
Equity	22,557	26,142	48,699
December 31, 2019	Parc Westborough	Heights at Meridian	Total
Real estate assets, net	$60,829	$61,168	$121,997
Other assets	1,332	737	2,069
Fannie Mae facility	38,010	33,750	71,760
Other liabilities	488	385	873
Equity	23,663	27,770	51,433
The excess of cost over our share of net assets of our investments in joint ventures is approximately $450 at September 30, 2020 and December 31, 2019, and relates to acquisition date accounting differences.
Note 4 - Stockholders' Equity
Our charter authorizes the issuance of up to 1,000,000,000 shares of common stock at $0.01 par value per share and 100,000,000 shares of preferred stock at $0.01 par value per share.
Voting Common Stock
Holders of our common stock are entitled to receive dividends when authorized by the board of directors, subject to any preferential rights of outstanding preferred stock. Holders of common stock are also entitled to one vote per share on all matters submitted to a shareholder vote, including election of directors to the board, subject to certain restrictions. As of September 30, 2020, we had 4,881,490 shares outstanding. Our sponsor owns 2,375 of the outstanding shares.
Preferred Stock
The board of directors is authorized, without approval of common shareholders, to provide for the issuance of preferred stock, in one or more classes or series, with such rights, preferences and privileges as the board of directors approves. No preferred stock was issued and outstanding as of September 30, 2020.
Distributions
Distributions are determined by the board of directors based on the Company’s financial condition and other relevant factors. Should cash flows from operations not cover distributions, we may look to third party borrowings, including from CROP or its affiliates, to fund distributions. We may also use funds from the sale of assets or from the maturity, payoff or settlement of debt investments for distributions not covered by operating cash. Distributions for the nine months ended September 30, 2020 and 2019 were $1,943 and $1,965, respectively.
Note 5 - Joint Venture Distributions
Cash from operations of the Company's individual joint ventures after payment of property management fees shall be distributed to provide a preferred return of up to 8% on invested capital in the joint venture. Profits will then be allocated 50% to the Operating Partnership and CROP (in proportion to their respective interests in the joint venture) and 50% to CC Advisors Promote until CC Advisors Promote has received an amount equal to 20% of all distributions. Profits after the above distributions will be allocated 80% to the Operating Partnership and CROP (in proportion to their respective interests in the joint venture) and 20% to CC Advisors Promote.

Note 6 - Related-Party Transactions
Our affiliated directors and officers hold key positions at CROP and its affiliates, including at our property manager and asset manager. They are not compensated by us but are responsible for the management and affairs of the Company.
Promotional Interest
CC Advisors Promote, which certain officers and our affiliated directors have an indirect ownership interest in, will receive a 20% promotional interest after an 8% preferred return on invested capital.
Asset Management Fee
CC Advisors II, which certain officers and our affiliated directors have an indirect ownership interest in, provides asset management services for the Company subject to the board of directors’ supervision. As compensation for those services, CC Advisors II receives a fee of 0.75% of gross assets, defined initially as the gross book value of our assets and subsequently as gross asset value once NAV is established. For the nine months ended September 30, 2020 and 2019, we incurred asset management fees of $611 and $552, respectively.
Property Management Fee
Our sponsor provides property management services for multifamily apartment communities acquired by the joint ventures and receives a fee of 3.5% of gross revenues of each property managed for these services. Our sponsor is also reimbursed for expenses incurred on behalf of their management duties in accordance with the property management agreement. During the nine months ended September 30, 2020 and 2019, property management fees were $301 and $290, respectively.
Construction Management Fee
Our sponsor will receive for its services in supervising any renovation or construction project in excess of $5 in or about each property a construction management fee equal to 5% of the cost of the amount that is expended. Construction management fees were not significant for the nine months ended September 30, 2020 and 2019.
Property Management Corporate Service Fee
Our sponsor allocates a flat fee each month to each of the joint ventures which is intended to fairly allocate the overhead costs incurred by our sponsor and its affiliated entities with respect to the management of all assets. This fee may vary depending on the number of assets managed and the actual overhead expenses incurred. Our sponsor will have the right to retain any excess between actual costs and the amount of the fee charged. Property management corporate service fees were not significant for the nine months ended September 30, 2020 and 2019.
Insurance Fee
A licensed insurance broker affiliated with our sponsor receives 20% of the brokerage fee charged with respect to the placement of all insurance policies for the multifamily apartment communities. Insurance fees were not significant for the nine months ended September 30, 2020 and 2019.
Promissory Notes to Advisor
On April 20, 2020, we borrowed $945 from Cottonwood Communities Advisors, LLC, the parent entity of CC Advisors II, LLC, our asset manager. In connection with the borrowing, we executed a promissory note in favor of Cottonwood Communities Advisors, LLC. Pursuant to the promissory note, we agreed to repay any advances, up to an aggregate principal amount of $1,600, plus any interest on the unpaid principal advanced under the note, by September 30, 2020. On June 30, 2020, we amended and restated our promissory note and agreed to repay any advances, up to an aggregate principal amount of $2,600, plus any interest on the unpaid principal advanced under the note, by December 31, 2020. The unpaid principal under the promissory note bears simple interest from the date advanced at the rate of 6% per annum, or the maximum amount of interest allowed under the laws of the State of Utah, whichever is less. We may prepay the unpaid principal balance under the promissory note, in whole or in part, together with all interest then accrued under the note, at any time, without premium or penalty. Cottonwood

Communities Advisors, LLC may upon written demand require us to prepay outstanding amounts under the promissory note, in whole or in part, provided that funds are available from the Fannie Mae facility. The promissory note is unsecured. As of September 30, 2020, the outstanding principal balance on the promissory note was $1,725.
Note 7 - Commitments and Contingencies
Economic Dependency
Under various agreements, we have engaged or will engage our sponsor or affiliates of our sponsor to provide certain services that are essential to us, including asset management services and other administrative responsibilities that include accounting services and investor relations. As a result of these relationships, we are dependent upon our sponsor. In the event that our sponsor is unable to provide us with the respective services, we would be required to find alternative providers of these services.
Liquidity Strategy
Our board of directors will try to determine which liquidity strategy would result in the greatest value for shareholders. A liquidity event will occur no later than December 31, 2024, which may be extended for two one-year periods in the sole discretion our board of directors and an additional two one-year periods by a majority vote of the shareholders. If no extension is approved, an orderly sale of the Company’s assets will begin within a one-year period from the decision not to extend. If all extensions are approved, the final termination date would be December 31, 2028. The precise timing of sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to shareholders.
In the event that a listing occurs on or before the termination date, we will continue perpetually unless dissolved pursuant to a vote of the shareholders or any applicable provision of the Maryland General Corporation Law. A listing shall mean the commencement of trading of our common stock on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of the board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders. A listing shall also be deemed to occur on the effective date of a merger in which the consideration received by the shareholders is securities of another entity that are listed on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders.
Right of First Refusal
If we or CROP desire to transfer all or a portion of membership interests in a joint venture, the non-transferring member shall have the option to purchase the transferring member’s membership interest on the same terms the transferring member intends to sell its interest to a third party.
Share Repurchase Program
We have a share repurchase program that may enable stockholders to sell back to us up to 3% of the weighted average number of shares of common stock outstanding during the prior calendar year at the sole discretion and option of the board of directors. The board of directors may amend, suspend, or terminate the repurchase plan at any time in its sole discretion, upon 30 days’ written notice to the shareholders, if it believes that such action is in the best interest of the shareholders.

The repurchase price is subject to the following discounts, depending upon when the shares are repurchased:
Share Purchase Anniversary	Repurchase Price as a Percentage of Estimated Value(1)
Less than 1 year	No repurchase allowed
1 year	80%
2 years	85%
3 years	90%
4 years and thereafter	95%
In the event of a shareholder’s death or complete disability	95%
(1)
Estimated value equals Net Asset Value (“NAV”) as determined and disclosed by the board of directors. On December 13, 2019, the board of directors determined the value of our shares of common stock at $10.46 per share as of September 30, 2019, based on our net asset value. See the Form 1-U filed with the SEC on December 17, 2019 for additional information on our most recent NAV. Prior to December 2019, our estimated value per share was equal to the purchase price of shares in our offering.

The purchase price will further be reduced by amounts distributed to shareholders as a result of the sale of one or more assets constituting a return of capital. During the nine months ended September 30, 2020, we repurchased 88,500 shares of our common stock for an average purchase price of approximately $8.61.
Note 8 - Subsequent events
We have evaluated subsequent events up until the date the consolidated financial statements are issued for recognition or disclosure and have determined there are none to be reported or disclosed in the consolidated financial statements other than as mentioned below.
On December 30, 2020, we amended and restated our promissory note to update the maturity date to June 30, 2021. The other terms of the note were unchanged compared to those disclosed previously in Note 6.
On January 26, 2021, we (Cottonwood Multifamily REIT II, Inc. (“CMRII”)), Cottonwood Multifamily REIT II O.P., LP (“CMRII OP”), Cottonwood Communities, Inc. (“CCI”), Cottonwood Communities O.P., LP (“CCOP”) and Cottonwood Communities GP Subsidiary, LLC, a wholly owned subsidiary of CCI (“Merger Sub”), entered into an Agreement and Plan of Merger (the “CMRII Merger Agreement”).
On January 26, 2021, CCI, CCOP and Merger Sub also entered into merger agreements to acquire each of Cottonwood Residential II, Inc. (“CRII”) and Cottonwood Multifamily REIT I, Inc. (“CMRI”). All of the mergers are stock-for-stock transactions whereby each of CMRII, CRII and CMRI will be merged into a wholly owned subsidiary of CCI (collectively, the “Mergers”). None of the Mergers are contingent upon the closing of any of the other Mergers; however, under certain circumstances, CMRII may opt not to close if the CRII merger does not occur. CMRI has a similar option.
If approved by the stockholders of each of CMRII, CRII and CMRI and, in the case of CRII, the unitholders of its operating partnership, and the other closing conditions are met or waived, the Mergers will combine four portfolios of multifamily apartment communities and other real estate-related investments located predominantly in growth markets across the United States and create a $1.6 billion multifamily REIT.
See the Form 1-U filed with the SEC on February 1, 2021 for additional information regarding the CMRII Merger Agreement.

PART II
Information Not Required in the Prospectus
Item 20. Indemnification of Directors and Officers
Subject to the significant conditions set forth below, Cottonwood Communities, Inc. (the “Company”, “we”, “our” or the “registrant”) has included in its charter a provision limiting the liability of its directors and officers to the Company and its stockholders for money damages. In addition to the limitations set forth below, under Maryland law such exculpation is not permitted for any liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.
Subject to the significant conditions set forth below, the charter also provides that the Company shall indemnify a director, officer or the advisor or any of its affiliates against any and all losses or liabilities reasonably incurred by them (other than when sued by or in right of the Company) in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company in such capacity.
Under the Company’s charter, the Company shall not indemnify a director, the advisor or any of the advisor’s affiliates (each an “Indemnitee”) for any liability or loss suffered by an Indemnitee, nor shall it exculpate an Indemnitee, unless all of the following conditions are met: (i) an Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company; (ii) the Indemnitee was acting on behalf of or performing services for the Company; (iii) such liability or loss was not the result of (A) negligence or misconduct by the Indemnitee, excluding an Independent Director, or (B) gross negligence or willful misconduct by an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from its common stockholders. Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission (the “SEC”) and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
The charter provides that the advancement of Company funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if (in addition to the procedures required by Maryland law) all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third party who is not a common stockholder or the legal action is initiated by a common stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Indemnitee undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, if the Indemnitee is found not to be entitled to indemnification.
It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.
The Company will also purchase and maintain insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

Item 21. Exhibits and Financial Statement Schedules.
(a) The following is a list of exhibits filed as part of this registration statement.
Ex.	Description
2.1
Agreement and Plan of Merger, dated as of January 26, 2021, by and among the Company, Cottonwood Communities O.P., LP, Cottonwood Communities GP Subsidiary, LLC, Cottonwood Residential O.P., LP and Cottonwood Residential II, Inc., incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed February 1, 2021

2.2
Agreement and Plan of Merger, dated as of January 26, 2021, by and among the Company, Cottonwood Communities O.P, LP, Cottonwood Communities GP Subsidiary, LLC, Cottonwood Multifamily REIT I O.P., LP and Cottonwood Multifamily REIT I, Inc., incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed February 1, 2021

2.3
Agreement and Plan of Merger, dated as of January 26, 2021, by and among the Company, Cottonwood Communities O.P., LP, Cottonwood Communities GP Subsidiary, LLC, Cottonwood Multifamily REIT II O.P., LP and Cottonwood Multifamily REIT II, Inc., incorporated by reference to Exhibit 2.3 to the Company’s Current Report on Form 8-K filed February 1, 2021

3.1
Articles of Amendment and Restatement, incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed June 27, 2018

3.2	Bylaws, incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed December 22, 2016
3.3	Articles Supplementary for the Class A shares of common stock, incorporated by reference to Exhibit 3.1 on Form 8-K (No. 333-215272) filed August 19, 2019
3.4	Articles Supplementary for the Class T shares of common stock, incorporated by reference to Exhibit 3.2 on Form 8-K (No. 333-215272) filed August 19, 2019
3.5	Articles of Amendment, incorporated by reference to Exhibit 3.3 on Form 8-K (No. 333-215272) filed August 19, 2019
3.6	Article Supplementary – Preferred Stock, incorporated by reference to Exhibit 3.6 to the Company’s Quarterly Report on Form 10-Q filed November 13, 2019
4.1
Form of Subscription Agreement, incorporated by reference to Appendix A to the prospectus included in the Company’s Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed April 20, 2020

4.2
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates), incorporated by reference to Exhibit 4.2 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed June 27, 2018

4.3
Amended and Restated Distribution Reinvestment Plan, incorporated by reference to Appendix B to the prospectus included in the Company’s Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed April 20, 2020

5.1	Opinion of DLA Piper LLP (US) re legality**
8.1	Opinion of DLA Piper LLP (US) as to tax issues regarding reorganization**
8.2	Opinion of Goodwin Procter LLP as to tax issues regarding reorganization**
8.3	Opinion of DLA Piper LLP (US) regarding REIT qualification of Cottonwood Communities, Inc.**
8.4	Opinion of DLA Piper LLP (US) regarding REIT qualification of Cottonwood Residential II, Inc.**
10.1	Advisory Agreement, by and among the Company, Cottonwood Communities O.P., LP and CC Advisors III, LLC, dated August 13, 2020**
10.2
Second Amended and Restated Dealer Manager Agreement (including the Form of Selected Dealer Agreement), by and among the Company, CC Advisors III, LLC and Orchard Securities, LLC, dated February 20, 2020, incorporated by reference to Exhibit 1.4 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-184476) filed April 20, 2020

10.3
Voting Agreement, by and among the Company, Daniel Schaeffer, Chad Christenson, Gregg Christenson, Eric Marlin, Cottonwood Residential Holdings, LLC and High Traverse Holdings, LLC, dated January 26, 2021, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 1, 2021

Ex.	Description
10.4
Second Amended and Restated Three-Party Agreement by and among the Company, Cottonwood Communities O.P., LP and CC Advisors III, LLC, dated January 26, 2021, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed February 1, 2021

10.5	Managing Broker-Dealer Agreement, incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed November 13, 2019
10.6
Amended and Restated Agreement of Limited Partnership of Cottonwood Communities O.P., LP dated February 1, 2021, incorporated by reference to Exhibit 10.5 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-184476) filed April 20, 2020

10.7
Assignment of Promotional Interest by and among Cottonwood Residential O.P., LP, Cottonwood Communities Investor, LLC and Cottonwood Communities Advisors Promote, LLC dated March 1, 2019, incorporated by reference to Exhibit 10.8 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed May 3, 2019

10.8
Master Credit Facility Agreement by and between CC West Palm, LLC and Berkadia Commercial Mortgage, LLC dated May 30, 2019, incorporated by reference to Exhibit 10.5 on Form 8-K (No. 333-215272) filed June 4, 2019

10.9
Consolidated, Amended and Restated Multifamily Note by and between CC West Palm, LLC and Berkadia Commercial Mortgage, LLC dated May 30, 2019, incorporated by reference to Exhibit 10.6 on Form 8-K (No. 333-215272) filed June 4, 2019

10.10
Property Management Agreement (Luma) between CC West Palm, LLC and Cottonwood Communities Management, LLC effective as of May 30, 2019, incorporated by reference to Exhibit 10.14 on Form 10-K (No. 333-215272) filed March 25, 2020

10.11
Revolving Loan and Security Agreement (One Upland) between KRE JAG One Upload Owner LLC and JPMorgan Chase Bank, N.A. dated March 19, 2020, incorporated by reference to Exhibit 10.16 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-184476) filed April 20, 2020

10.12
Promissory Note between KRE JAG One Upland Owner LLC and JPMorgan Chase Bank, N.A. dated March 19, 2020, incorporated by reference to Exhibit 10.17 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-184476) filed April 20, 2020

10.13
Property Management Agreement between KRE JAG One Upland Owner LLC and Cottonwood Communities Management, LLC dated March 19, 2020, incorporated by reference to Exhibit 10.18 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-184476) filed April 20, 2020

10.14
Form of Performance-Based LTIP Unit Award Agreement, incorporated by reference to Exhibit 10.19 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-184476) filed April 20, 2020

10.15
Form of Time-Based LTIP Unit Award Agreement, incorporated by reference to Exhibit 10.20 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-184476) filed April 20, 2020

21.1	Subsidiaries of the Company**
23.1	Consent of KPMG LLP, independent registered public accounting firm, regarding Cottonwood Communities, Inc.**
23.2	Consent of KPMG LLP, independent registered public accounting firm, regarding Cottonwood Residential II, Inc.**
23.3	Consent of Ernst & Young LLP, independent registered public accounting firm, regarding Cottonwood Residential II, Inc.**
23.4	Consent of KPMG LLP, independent registered public accounting firm, regarding Cottonwood Multifamily REIT I, Inc.**
23.5	Consent of KPMG LLP, independent registered public accounting firm, regarding Cottonwood Multifamily REIT II, Inc.**
23.6	Consent of DLA Piper LLP (US) (included in Exhibits 5.1, 8.1, 8.3 and 8.4)**
23.7	Consent of Goodwin Procter LLP (included in Exhibit 8.2)**
24.1	Power of Attorney (included on signature page of registration statement)**

Ex.	Description
99.1	Share Redemption Program, incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed May 22, 2018
99.2	Consent of Piper Sandler & Co.**
101.INS	XBRL Instance Document**
101.SCH	XBRL Taxonomy Extension Schema Document**
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document**
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document**
101.LAB	XBRL Taxonomy Extension Label Linkbase Document**
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document**
*	To be filed by amendment.
**	Filed herewith.
Item 22. Undertakings
(a) The Company undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(b) The Company undertakes (i) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (ii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(c) The Company undertakes that, for the purpose of determining liability under the Act to any purchaser, if the Company is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(d) For the purpose of determining liability of the Company under the Act to any purchaser in the initial distribution of the securities, the Company undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424, (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company, (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company, and (iv) any other communication that is an offer in the offering made by the Company to the purchaser.

(e) The undersigned Company hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(f) The Company undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(g) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(h) The undersigned Company hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(i) The undersigned Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on February 3, 2021.
COTTONWOOD COMMUNITIES, INC.

By:	/s/ Enzio Cassinis
Enzio Cassinis Chief Executive Officer and President
We, the undersigned officers and directors of Cottonwood Communities, Inc., hereby severally constitute Enzio Cassinis, Gregg Christensen, Adam Larson and Susan Hallenberg and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, including any registration statement filed pursuant to Rule 462(b), and generally to do all such things in our names and in our capacities as officers and directors to enable Cottonwood Communities, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Name	Title	Date
/s/ Enzio Cassinis	Chief Executive Officer, President and Director (principal executive officer)	February 3, 2021
Enzio Cassinis

/s/ Susan Hallenberg	Chief Accounting Officer and Treasurer (principal accounting officer)	February 3, 2021
Susan Hallenberg

/s/ Adam Larson	Chief Financial Officer (principal financial officer)	February 3, 2021
Adam Larson

/s/ Chad Christensen	Director	February 3, 2021
Chad Christensen

/s/ Daniel Shaeffer	Chairman of the Board and Director	February 3, 2021
Daniel Shaeffer

/s/ R. Brent Hardy	Director	February 3, 2021
R. Brent Hardy

/s/ Gentry Jensen	Director	February 3, 2021
Gentry Jensen

/s/ John Lunt	Director	February 3, 2021
John Lunt